As filed with the Securities and Exchange Commission (via EDGAR) on
November 12, 1997
                                                  Registration No. 333 -
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                          SECURITIES AND EXCHANGE COMMISSION
                                WASHINGTON, D.C. 20549
                            ------------------------------
                                       FORM S-4
               REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                            ------------------------------
                              AMERUS LIFE HOLDINGS, INC.
                (Exact name of registrant as specified in its charter)
                            ------------------------------

            Iowa                                            6719                                 42-1459712
(State or other jurisdiction                     (Primary Standard Industrial                 (I.R.S. Employer
of incorporation or organization)                   Identification Number)               Classification Code Number)
                                                      699 Walnut Street
                                                   Des Moines, Iowa 50309
                                                      (515) 362-3600
(Name, address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                                  Joseph Haggerty, Esq.
                                                      General Counsel
                                                 AmerUs Life Holdings,Inc.
                                                      699 Walnut Street
                                                   Des Moines, Iowa 50309
                                                       (515) 362-3600
              (Address, including zip code, and telephone number, including area code, of agent for service)
                                                  ------------------------------
                                                 COPIES OF ALL COMMUNICATIONS TO:
         Jeffrey W. Tindell, Esq.                     Richard G. Clemens, Esq.                J. Mark Klamer, Esq.
Skadden, Arps, Slate, Meagher & Flom LLP                   Sidley & Austin                        Bryan Cave LLP
            919 Third Avenue                         One First National Plaza            211 North Broadway, Suite 3600
         New York, New York  10022                   Chicago, Illinois  60603              St. Louis, Missouri  63102
              (212) 735-3000                               (312) 853-7642                         (314) 259-2000
                                                  ------------------------------


APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
PUBLIC: As promptly as practicable after this Registration Statement becomes effective and all the conditions to the proposed merger ("Merger") of a subsidiary of the Registrant with and into AmVestors Financial Corporation ("AmVestors"), as described in the enclosed Joint Proxy Statement/Prospectus, have been satisfied or waived (but in no event earlier than the 20th business day following the date on which the enclosed Joint Proxy Statement/Prospectus has been given or sent to stockholders of AmVestors).
If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

                           CALCULATION OF REGISTRATION FEE

------------------------------------------------------------------------------------------------------------------------------------
   TITLE OF EACH CLASS OF          AMOUNT TO BE REGISTERED  PROPOSED MAXIMUM          PROPOSED MAXIMUM AG-       AMOUNT OF
SECURITIES TO BE REGISTERED (1)    (2)                      OFFERING PRICE PER UNIT   GREGATE OFFERING PRICE     REGISTRATION FEE(3)
------------------------------------------------------------------------------------------------------------------------------------
Class A Common Stock, no par value     16,100,326             Not Applicable           Not Applicable           $121,349.71
------------------------------------------------------------------------------------------------------------------------------------

(1) This Registration Statement relates to shares of Class A common stock, no par value, of the Registrant ("AmerUs Common Stock") to be issued in connection with the Merger upon conversion of shares of common stock, no par value, of AmVestors ("AmVestors Common Stock"), or issuable upon exercise of outstanding warrants and options being assumed by the Registrant in connection with the Merger, as well as public reofferings or resales of certain of such shares.

(2) Represents the number of AmerUs Common Stock issuable in connection with the Merger, determined on the basis of an assumed exchange ratio of
    0.7407 shares of AmerUs Common Stock for each outstanding share of AmVestors Common Stock (including shares issuable upon exercise of outstanding warrants and options of AmVestors being assumed by the Registrant in connection with the Merger), plus additional shares of AmerUs Common Stock issuable under certain circumstances as described in the Merger Agreement.

(3) The registration fee has been computed pursuant to Rules 457(c) and 457(f)(1) under the Securities Act of 1933, as amended (the "Securities Act"), based on $20.47, the average of the high and low prices per share as reported on the New York Stock Exchange Composite Tape for AmVestors Common Stock on November 5, 1997, multiplied by 19,760,578, the maximum number of shares of AmVestors Common Stock convertible in connection with the Merger. Pursuant to Rule 457(b) under the Securities Act, $57,158.39 of the fee was paid previously in accordance with Exchange Act Rules 14a-6(i)(1) and 0-11. This fee has been calculated pursuant to Section 6(b) of the Securities Act, as one thirty-third of one percent of $404,499,031.60.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a), OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

    The Registrant has departed from certain Items required by Form S-4 in certain respects by virtue of the "Plain English" format of the Joint Proxy Statement/Prospectus.

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                 SUBJECT TO COMPLETION, DATED NOVEMBER 12, 1997

                    [AMERUS LIFE HOLDINGS, INC. LETTERHEAD]

                  STOCK ISSUANCE--YOUR VOTE IS VERY IMPORTANT

Dear Shareholder:

    You are cordially invited to attend a Special Meeting of Shareholders of AmerUs Life Holdings, Inc. to be held on December 18, 1997, at the offices of AmerUs Life Insurance Company at 611 Fifth Avenue, Des Moines, Iowa. The meeting will start at 10:00 a.m., local time.

    At this important meeting, you will be asked to approve a stock issuance by AmerUs in connection with a proposed acquisition of AmVestors Financial Corporation by AmerUs under a merger agreement dated September 19, 1997. The stock issuance you are being asked to approve is required to complete the merger. The full text of the merger agreement is included at the back of this document as Annex I.

    Your Board of Directors believes that the merger will benefit AmerUs in a number of ways. Among other things, the merger, along with the recent acquisition of Delta, will significantly increase AmerUs' position in the asset accumulation business. This business involves securing and actively managing policyholders' funds through insurance and annuity products. The merger also provides opportunities presented by the combined companies' increased resources, such as the potential for cross-selling products in the multiple distribution systems and the expense reductions available from the combining of similar functions. YOUR BOARD UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS OF AMERUS APPROVE THE STOCK ISSUANCE AT THE SPECIAL MEETING SO THAT THE MERGER MAY BE COMPLETED.

    If the merger is completed, AmerUs expects to issue shares of its Class A common stock (generally intended to be valued at not less than $20) for each share of AmVestors common stock outstanding immediately prior to completion of the merger, as illustrated in the table on page 1 of this document.

    Based on assumptions described in this document, the stockholders of AmVestors are expected to receive between approximately 33.3% and 35.5% of the total outstanding shares of common stock of AmerUs following the merger.

    Your Board has received a written opinion from Donaldson, Lufkin & Jenrette Securities Corporation, its financial advisor, dated September 19, 1997, to the effect that as of such date the exchange ratio in the merger was fair from a financial point of view to AmerUs.

    The Merger will not be completed unless the issuance of shares by AmerUs is approved by the affirmative vote of a majority of votes cast at the Special Meeting, assuming a quorum is present. American Mutual Holding Company beneficially owns shares of AmerUs common stock sufficient to approve the issuance of shares. AmerUs has been advised that the Board of Directors of American Mutual Holding Company has passed a resolution to cause all such shares to be voted in favor of the proposed stock issuance.

    Whether or not you plan to attend the Special Meeting, please take the time to vote by completing and returning the enclosed proxy card to us. A postage paid envelope is enclosed for your convenience. If you sign, date and return your proxy card without indicating how you want to vote, your proxy will be counted as a vote in favor of the stock issuance. Even if you plan to attend the meeting, please complete and return your proxy.

    This document provides you with detailed information about the proposed merger and related stock issuance. We encourage you to read this entire document carefully.

Sincerely,
---------------------------------------

Roger K. Brooks
Chairman, President and Chief Executive Officer

 NEITHER THE SEC NOR ANY STATE SECURITIES REGULATORS HAVE APPROVED THE AMERUS CLASS A COMMON STOCK TO BE ISSUED UNDER THIS JOINT PROXY STATEMENT/PROSPECTUS OR DETERMINED IF THIS JOINT PROXY STATEMENT/PROSPECTUS IS ACCURATE OR ADEQUATE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

Joint Proxy Statement/Prospectus dated November 12, 1997 and first mailed to shareholders on November 12, 1997.

                  [AMVESTORS FINANCIAL CORPORATION LETTERHEAD]

Dear Stockholder:

    You are cordially invited to attend a Special Meeting of Stockholders of AmVestors Financial Corporation to be held on December 18, 1997, at the Kansas City Airport Marriott, 775 Brasilia Street, Kansas City, Missouri. The meeting will start at 10:00 a.m., local time.

    At this important meeting, you will be asked to approve a merger agreement between AmVestors Financial Corporation and AmerUs Life Holdings, Inc. The merger agreement was executed on September 19, 1997, and provides for AmerUs' acquisition of AmVestors. If the merger agreement is approved and certain other conditions are met, AmVestors will become a subsidiary of AmerUs Life Holdings, Inc. and AmVestors stockholders will become AmerUs shareholders. The full text of the merger agreement is included at the back of this document as Annex I.

    If the merger is completed, AmVestors stockholders will receive, for each share of AmVestors common stock, between .6724 shares and .7407 shares of AmerUs Class A common stock (generally intended to value each share of AmVestors common stock at not less than $20.00), depending on the average last reported sales price of the AmerUs Class A common stock on the Nasdaq National Market for a specified period prior to closing. THE CALCULATION OF THE AMOUNT RECEIVABLE IS SET FORTH ON PAGE 1 OF THIS DOCUMENT. If such average AmerUs trading price is less than $27.00 per share (thereby resulting in a value of less than $20.00 per share of AmVestors common stock), AmVestors may (but is not obligated to) terminate the merger agreement unless AmerUs adjusts the exchange ratio to achieve a value of $20.00 per share of AmVestors common stock.

    AmerUs also has a Class B common stock, all of which is owned by AmerUs Group. Under the AmerUs Charter, holders of AmerUs Class B common stock have the right to cast a majority of the votes on any matters submitted to shareholders, except where the AmerUs Charter or Iowa law require separate class votes.

    We expect that the stockholders of AmVestors will receive between approximately 33.3% and 35.5% of the total outstanding shares of common stock (representing approximately 24.2% to 25.4% of the total voting power) of AmerUs after the merger.

    Your Board has received a written opinion from Goldman, Sachs & Co., its financial advisor, dated September 19, 1997, to the effect that as of such date the exchange ratio in the merger agreement was fair from a financial point of view to holders of AmVestors common stock.
    Your Board of Directors unanimously approved the merger agreement and believes that the merger with AmerUs is in the best interests of AmVestors and its stockholders. The Board unanimously recommends that you approve the merger agreement at the Special Meeting so that the merger may be completed.

    Whether or not you plan to attend the Special Meeting, please take the time to vote by completing and returning the enclosed proxy card to us. A postage paid envelope is enclosed for your convenience. If you sign, date and return your proxy card without indicating how you want to vote, your proxy will be counted as a vote in favor of the merger agreement. If you fail to return a proxy, or fail to vote at the meeting or abstain this will have the effect of a vote against the merger. Even if you plan to attend the meeting, please complete and return your proxy.

    Pursuant to Kansas law, holders of AmVestors common stock do not have appraisal rights with respect to the merger.

    This document provides you with detailed information about the proposed merger and related stock issuance. In addition, you may obtain information about AmVestors from documents that AmVestors has filed with the Securities and Exchange Commission. We encourage you to read this entire document carefully.

Sincerely,
--------------------------------------------

Ralph W. Laster, Jr.
Chairman and Chief Executive Officer

                            YOUR VOTE IS IMPORTANT.
          PLEASE COMPLETE, SIGN, DATE AND RETURN YOUR PROXY PROMPTLY.

 NEITHER THE SEC NOR ANY STATE SECURITIES REGULATORS HAVE APPROVED THE AMERUS CLASS A COMMON STOCK TO BE ISSUED UNDER THIS JOINT PROXY STATEMENT/PROSPECTUS OR DETERMINED IF THIS JOINT PROXY STATEMENT/PROSPECTUS IS ACCURATE OR ADEQUATE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

    Joint Proxy Statement/Prospectus dated November 12, 1997 and first mailed to stockholders on November 12, 1997.

PRELIMINARY COPIES            [AMERUS LIFE HOLDINGS, INC. LETTERHEAD]
CONFIDENTIAL, FOR USE
OF THE COMMISSION ONLY

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

    Notice is hereby given that a Special Meeting of Shareholders of AmerUs Life Holdings, Inc. will be held on December 18, 1997, at the offices of AmerUs Life Insurance Company at 611 Fifth Avenue, Des Moines, Iowa. The meeting will start at 10:00 a.m., local time.

    The Special Meeting will be held for the following purposes:

    1. To consider and vote upon a proposal to issue shares of Class A common stock, no par value, of AmerUs in accordance with a merger agreement which provides for the acquisition of AmVestors Financial Corporation.

    2. To consider and act upon such other business as may properly come before the Special Meeting or any adjournment or postponement thereof.

    If the merger is completed, AmerUs will issue shares of its Class A common stock (generally intended to be valued at not less than $20) for each share of AmVestors common stock outstanding immediately prior to completion of the merger, as illustrated in the table on page 1 of this document.

    Based upon the assumptions described in this document, the number of shares of AmerUs Class A common stock issued in the merger is expected to be between approximately 11.6 million and 12.8 million shares, (excluding shares underlying certain convertible securities), and except as provided in the next sentence, should not exceed 14.7 million shares. If a specified average trading price of AmerUs Class A common stock during the period defined in the merger agreement is less than $27, AmVestors may (but is not required to) terminate the merger agreement unless AmerUs agrees to provide additional shares of AmerUs Class A common stock necessary to achieve a value of $20 per share of AmVestors common stock. If the stock issuance is approved and if AmVestors seeks to terminate the merger agreement in accordance with the prior sentence, your Board of Directors may increase the shares being issued in excess of the number stated above in order to achieve the value of $20 per share of AmerUs Class A common stock. The exact number of shares to be issued in the merger is not likely to be known by you at the time of the Special Meeting.

    Only holders of AmerUs common stock of record as of the close of business on November 5, 1997 (the "Record Date") are entitled to notice of and to vote at the Special Meeting or any adjournment or postponement thereof.

    The Merger will not be completed unless the issuance of shares by AmerUs is approved by the affirmative vote of a majority of votes cast at the Special Meeting, assuming a quorum is present. American Mutual Holding Company beneficially owns shares of AmerUs common stock sufficient to approve the issuance of shares. AmerUs has been advised that the Board of Directors of American Mutual Holding Company has passed a resolution to cause all such shares to be voted in favor of the proposed stock issuance.

    Whether or not you plan to be present at the Special Meeting, please complete, date, and sign the enclosed proxy and return it in the enclosed envelope. If you plan to attend the meeting, please mark the appropriate space on the enclosed proxy.

By order of the Board of Directors,
---------------------------------------

James A. Smallenberger
Senior Vice President and Secretary

November 12, 1997

   YOUR VOTE IS IMPORTANT. PLEASE COMPLETE, SIGN, DATE AND RETURN YOUR PROXY
                                   PROMPTLY.

PRELIMINARY COPIES         [AMVESTORS FINANCIAL CORPORATION LETTERHEAD]
CONFIDENTIAL, FOR USE
OF THE COMMISSION ONLY

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

    Notice is hereby given that a Special Meeting of Stockholders of AmVestors Financial Corporation will be held on December 18, 1997, at the Kansas City Airport Marriott, 775 Brasilia Street, Kansas City, Missouri. The meeting will start at 10:00 a.m., local time.

    The Special Meeting will be held for the following purposes:

     1. To consider and vote upon a proposal to approve and adopt an Agreement and Plan of Merger dated as of September 19, 1997, as amended (the "Merger Agreement"). The Merger Agreement provides for, among other things, the merger of a wholly-owned subsidiary of AmerUs Life Holdings, Inc. into AmVestors Financial Corporation, with AmVestors surviving the merger as a wholly-owned subsidiary of AmerUs (the "Merger").

     2. To consider and act upon such other business as may properly come before the Special Meeting or any adjournment or postponement thereof (including adjournment of the Special Meeting to allow for additional solicitation of stockholder votes in order to obtain a quorum or to obtain the required vote in favor of the Merger Agreement).

    Only holders of AmVestors common stock of record as of the close of business on November 11, 1997 are entitled to notice of and to vote at the Special Meeting or any adjournment or postponement thereof.

    The Merger will not be completed unless the Merger Agreement is adopted and approved by the affirmative vote of a majority of stockholders entitled to vote at the Special Meeting.

    Whether or not you plan to be present at the Special Meeting, please complete, date, and sign the enclosed proxy and return it in the enclosed envelope. If you plan to attend the meeting, please mark the appropriate space on the enclosed proxy.

    YOUR BOARD UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS OF AMVESTORS ADOPT AND APPROVE THE MERGER AGREEMENT AT THE SPECIAL MEETING SO THAT THE MERGER MAY BE COMPLETED.

By order of the Board of Directors,
---------------------------------------

Lynn F. Hammes
Secretary

November 12, 1997

   YOUR VOTE IS IMPORTANT. PLEASE COMPLETE, SIGN, DATE AND RETURN YOUR PROXY
                                   PROMPTLY.

                               TABLE OF CONTENTS

DESCRIPTION                                           PAGE
-------------------------------------------------     -----
WHAT AMVESTORS STOCKHOLDERS WILL RECEIVE IN THE
  MERGER.........................................           1
QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE
  STOCK ISSUANCE.................................           2
SUMMARY..........................................           3
RISK FACTORS.....................................          15
INTRODUCTION.....................................          22
THE COMPANIES....................................          22
THE AMERUS SPECIAL MEETING.......................          24
  General........................................          24
  Matters to be Considered.......................          24
  Record Date; Quorum............................          25
  Vote Required..................................          25
  Proxies........................................          25
  Solicitation of Proxies........................          25
THE AMVESTORS SPECIAL MEETING....................          26
  General........................................          26
  Matters to be Considered.......................          26
  Record Date; Stock Entitled to Vote; Quorum....          26
  Vote Required..................................          27
  Revocability of Proxies........................          27
  Solicitation of Proxies........................          28
  Adjournment of the AmVestors Special Meeting...          28
THE MERGER.......................................          29
  General........................................          29
  Background of the Merger.......................          29
  Certain AmVestors Projected Financial
    Information and Assumptions..................          32
  AmerUs' Reasons for the Merger and the Stock
    Issuance; Recommendation of the AmerUs
    Board........................................          33
  Opinion of the Financial Advisor to the AmerUs
    Board........................................          34
  AmVestors' Reasons for the Merger;
    Recommendation of the AmVestors Board........          40
  Opinion of the Financial Advisor to the
    AmVestors Board..............................          42
  Regulatory Approvals...........................          47
  Form of the Merger.............................          48
  Merger Consideration...........................          48
  Effective Time.................................          49
  Exchange Procedures............................          49
  Nasdaq Listing.................................          50
  Certain U.S. Federal Income Tax Considerations
    of the Merger................................          50
  Treatment of AmVestors Stock Options...........          52
  Resales of AmerUs Class A Common Stock.........          53
  Accounting Treatment...........................          53
  No Dissenters' Rights..........................          53
  Certain Transactions; Interests of Certain
    Persons in the Merger........................          54
  Conduct of Business if Merger Not
    Consummated..................................          56
CERTAIN PROVISIONS OF THE MERGER AGREEMENT.......          57

DESCRIPTION                                           PAGE
-------------------------------------------------     -----
  Certain Representations and Warranties.........          57
  Conduct of Business Pending the Merger.........          57
  Exercise of Call of AmVestors Convertible
    Debentures...................................          58
  Indemnification................................          59
  Conditions to the Merger.......................          59
  No Solicitation................................          61
  Termination....................................          62
  Fees and Expenses..............................          63
  Amendment......................................          64
  Extension; Waiver..............................          64
AMERUS LIFE HOLDINGS, INC. SUMMARY CONSOLIDATED
  FINANCIAL AND OPERATING DATA...................          65
AMVESTORS FINANCIAL CORPORATION SUMMARY
  CONSOLIDATED HISTORICAL FINANCIAL DATA.........          68
AMERUS LIFE HOLDINGS, INC., DELTA LIFE
  CORPORATION AND AMVESTORS FINANCIAL CORPORATION
  UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
  FINANCIAL INFORMATION..........................          69
CAPITALIZATION...................................          76
COMPARATIVE STOCK PRICES.........................          77
DESCRIPTION OF AMERUS CAPITAL STOCK..............          78
COMPARISON OF SHAREHOLDER RIGHTS.................          82
MANAGEMENT BEFORE AND AFTER THE MERGER...........          92
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
  AND MANAGEMENT.................................          96
AMERUS OWNERSHIP STRUCTURE.......................         101
ADDITIONAL INFORMATION REGARDING AMERUS..........         102
  Business.......................................         102
  Management's Discussion and Analysis of Results
    of Operations and Financial Condition of
    AmerUs.......................................         137
  Executive Compensation.........................         154
  Glossary.......................................         161
REGISTRATION OF SECURITIES.......................         169
EXPERTS..........................................         169
STOCKHOLDER PROPOSALS............................         170
WHERE YOU CAN FIND MORE INFORMATION..............         170
AMERUS CONSOLIDATED FINANCIAL STATEMENTS.........         F-1
AMERUS CONSOLIDATED FINANCIAL STATEMENT
  SCHEDULES......................................         S-1

                                LIST OF ANNEXES

Annex I    Amended and Restated Agreement and Plan
           of Merger
Annex II   Opinion of Donaldson, Lufkin & Jenrette
           Securities Corporation
Annex III  Opinion of Goldman, Sachs & Co.

 The securities issuable under this Joint Proxy Statement/Prospectus have not been approved or disapproved by the Iowa Commissioner of Insurance nor has the Iowa Commissioner of Insurance ruled upon the accuracy or adequacy of this Joint Proxy Statement/Prospectus.

             WHAT AMVESTORS STOCKHOLDERS WILL RECEIVE IN THE MERGER

    The number of shares of AmerUs Class A common stock into which one share of AmVestors common stock would be converted in the merger is referred to in this document as the "merger consideration" or the "exchange ratio". In the merger, AmerUs expects to issue between 0.6724 and 0.7407 shares of its Class A common stock for each share of AmVestors common stock held by AmVestors stockholders immediately before completion of the merger, determined as follows:

    - if the average last reported sales price for a share of AmerUs Class A common stock over the 20 trading day period ending on the tenth trading day prior to completion of the merger (the "average trading price") is greater than or equal to $27.00 and less than or equal to $29.75, each AmVestors share will be converted into a fraction of a share of AmerUs Class A common stock equal to $20.00 divided by such average trading price;

    - if such average trading price is more than $29.75, each AmVestors share will be converted into 0.6724 shares of AmerUs Class A common stock;

    - if such average trading price is less than $27.00, each AmVestors share will be converted into 0.7407 shares of AmerUs Class A common stock;

    - if such average trading price is less than $27.00, the AmVestors Board may terminate the Merger Agreement unless AmerUs adjusts the exchange ratio to the fraction of a share of AmerUs Class A Common Stock equal to $20.00 divided by such AmerUs average trading price (resulting in a $20.00 per share value for AmVestors common stock). The AmVestors Board is not required to exercise this termination right and does not currently intend to resolicit stockholder approval should it decide not to exercise such right. THEREFORE, AMVESTORS STOCKHOLDERS COULD RECEIVE CONSIDERATION IN THE MERGER VALUING THEIR SHARES OF AMVESTORS COMMON STOCK AT LESS THAN $20.00 PER SHARE.

    The actual value of the shares of AmerUs Class A common stock issued in the merger cannot be determined at this time since it is based upon the market price of such shares at the time the merger is completed. The last reported sales price on November 11, 1997 for AmerUs shares as reported by Nasdaq was $31 11/16. If the average trading price were $31 11/16, the exchange ratio would be 0.6724 with a market value of 21.31. The closing price for AmVestors shares as reported on the New York Stock Exchange composite tape on November 11, 1997 was $20 3/4. You should obtain current market prices for these stocks. For information concerning the exchange ratio based on the anticipated closing date of December 19, 1997, please call 1-800-301-8755 after the projected price measuring date of December 5, 1997.

EXAMPLE: If you hold 100 shares of AmVestors common stock (worth approximately
         $2,075 at $20 3/4 per share), the number of shares of AmerUs Class A common stock you would receive in the merger would vary depending on the AmerUs average trading price, for example:

 IF THE AMERUS                         AND YOU WOULD RECEIVE THIS   FOR AN APPROXIMATE
    AVERAGE                              NUMBER OF AMERUS SHARES      VALUE (BASED ON
 TRADING PRICE     THEN THE EXCHANGE    (PLUS CASH FOR FRACTIONAL   SUCH AMERUS AVERAGE
      IS:              RATIO IS:                AMOUNTS):           TRADING PRICE) OF:
----------------  -------------------  ---------------------------  -------------------
   $   31.75               .6724                       67                $   2,135
   $   29.75               .6723                       67                $   2,000
   $   28.00               .7143                       71                $   2,000
   $   27.00               .7407                       74                $   2,000
   $   25.00               .7407                       74                $   1,852*

--------------

* Subject to AmVestors' right to terminate the Merger Agreement unless AmerUs adjusts the exchange ratio to achieve a $20.00 per share value for AmVestors Common Stock.

    If the stock issuance is approved, the AmerUs Board would have the authority to increase the number of shares being issued to achieve the value of $20 per share. AmerUs shareholders should note that the exact number of shares to be issued in the merger is not likely to be known at the time of the Special Meetings.

         QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE STOCK ISSUANCE

Q: WHY ARE THE TWO COMPANIES PROPOSING THE MERGER?

A: AmerUs and AmVestors provide a variety of life insurance and annuity products. The merger would give shareholders a stake in a combined enterprise with greater financial resources and increased product and geographic diversification. Management of AmerUs and AmVestors believe the two companies have compatible business and operating strategies. The merger would also provide an opportunity for improved efficiency and reduced expenses.

Q: WHAT WILL HAPPEN TO MY DIVIDENDS?

A: AmVestors currently pays a quarterly dividend of $0.03 per share. AmerUs currently pays a quarterly dividend of $0.10 per share. In the merger, AmVestors stockholders will receive fewer shares of AmerUs than they own of AmVestors. However, if the current AmerUs dividend rate is maintained, an AmVestors stockholder who retains shares issued in the merger will receive a substantial increase in quarterly dividends. The ability of AmerUs, like AmVestors, to pay dividends is dependent upon the receipt of dividends and other funds from its insurance subsidiaries (see "RISK FACTORS--Holding Company Structure; Limitation on Dividends") and upon compliance with certain credit agreements (see "Additional Information Regarding AmerUs--Management's Discussion and Analysis of Results of Operations and Financial Condition of AmerUs--Liquidity and Capital Resources").

Q: WILL I OWE ANY FEDERAL INCOME TAX AS A RESULT OF THE MERGER?

A: In general, you will not recognize any gain or loss for U.S. federal income tax purposes as a result of the merger, except to the extent of any gain with respect to any cash payment you receive instead of any fractional share of AmerUs Class A common stock.

Q: WHEN DO YOU EXPECT THE MERGER TO BE COMPLETED?

A: The companies are working to complete the merger as soon as possible. In addition to shareholder approvals, certain regulatory approvals must be obtained and other conditions met. The merger is expected to be completed as soon as possible following approval of all merger-related proposals at the AmerUs and AmVestors special shareholder meetings.

Q: WHAT DO I NEED TO DO NOW?

A: Just mail your signed proxy card in the enclosed return envelope as soon as possible so that your shares will be represented at your special meeting. The AmVestors and AmerUs special meetings will take place on December 18, 1997.

Q: SHOULD I SEND IN MY STOCK CERTIFICATE NOW?

A: No. If the merger is completed, we will send AmVestors stockholders written instructions for exchanging their stock certificates. AmerUs shareholders will keep their certificates.

Q: WHO CAN HELP ANSWER QUESTIONS?

A:  If you have more questions about the merger you should contact:

AMERUS SHAREHOLDERS
        AMERUS LIFE HOLDINGS, INC.
        699 WALNUT STREET
        DES MOINES, IA 50309
        (515) 362-3600
        ATTENTION: SUSAN BOE

AMVESTORS STOCKHOLDERS
        AMVESTORS FINANCIAL CORPORATION
        555 SOUTH KANSAS AVENUE
        TOPEKA, KS 66603
        (785) 232-6945
        ATTENTION: LYNN F. HAMMES

                                    SUMMARY

    THIS SUMMARY HIGHLIGHTS SELECTED INFORMATION FROM THIS DOCUMENT AND MAY NOT CONTAIN ALL OF THE INFORMATION THAT IS IMPORTANT TO YOU. TO UNDERSTAND THE MERGER MORE FULLY AND FOR A COMPLETE DESCRIPTION OF THE LEGAL TERMS OF THE MERGER, YOU SHOULD READ CAREFULLY THIS ENTIRE DOCUMENT AND THE DOCUMENTS WE HAVE REFERRED TO YOU. SEE "WHERE YOU CAN FIND MORE INFORMATION."

    THROUGHOUT THIS DOCUMENT THE TERM "MERGER" REFERS TO THE MERGER OF A WHOLLY-OWNED SUBSIDIARY OF AMERUS LIFE HOLDINGS, INC. INTO AMVESTORS FINANCIAL CORPORATION, WITH AMVESTORS SURVIVING THE MERGER AS A WHOLLY-OWNED SUBSIDIARY OF AMERUS LIFE HOLDINGS, INC. THE TERM "MERGER AGREEMENT" REFERS TO THE AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER DATED AS OF SEPTEMBER 19, 1997, AS AMENDED AND RESTATED AS OF OCTOBER 8, 1997, A COPY OF WHICH IS INCLUDED AT THE BACK OF THIS DOCUMENT AS ANNEX I.

                                 THE COMPANIES

AMERUS LIFE HOLDINGS, INC.
699 Walnut Street
Des Moines, Iowa 50309
(515) 362-3600

    AmerUs Life Holdings, Inc. ("AMERUS") is an insurance holding company engaged in the business of marketing, underwriting and distributing a broad range of individual life insurance and annuity products in 49 states and the District of Columbia. AmerUs is part of the nation's first mutual insurance holding company structure, under which American Mutual Holding Company ("AMHC") is the parent corporation of AmerUs. As of November 5, 1997, the record date for the AmerUs special meeting, AMHC beneficially owned approximately 72% of the common stock of AmerUs.

    The principal subsidiaries of AmerUs are AmerUs Life Insurance Company and Delta Life Corporation. AmerUs acquired Delta Life Corporation on October 23, 1997 for $162.9 million in cash. Delta specializes in the sale of individual single and flexible premium deferred annuities. As of June 30, 1997, Delta had approximately 52,000 annuity contracts outstanding, assets of $2.0 billion, total stockholders' equity of $107.4 million, and reserves of approximately $1.8 billion. AmerUs also owns a 34% interest in a joint venture with Ameritas Life Insurance Corp., through which AmerUs markets variable life insurance and variable annuity products.

    For further information about AmerUs and its business see "ADDITIONAL INFORMATION REGARDING AMERUS."

AMVESTORS FINANCIAL CORPORATION
555 South Kansas Avenue
Topeka, Kansas 66603
(785) 232-6945

    AmVestors Financial Corporation ("AMVESTORS") is an insurance holding company engaged predominantly in the sale of deferred annuity products in 47 states and the District of Columbia. AmVestors' principal subsidiaries are American Investors Life Insurance Company, Inc. and Financial Benefit Life Insurance Company.

    For further information about AmVestors and its business see "THE COMPANIES-- AmVestors Financial Corporation" and "WHERE YOU CAN FIND MORE INFORMATION."

                  AMERUS OWNERSHIP STRUCTURE AFTER THE MERGER

    The following chart illustrates the general organization of AmerUs immediately following completion of the Merger, assuming the Merger Consideration is 0.6724 shares of AmerUs Class A Common Stock and all warrants and options to purchase AmVestors Common Stock are rolled over into warrants and options to purchase shares of AmerUs Class A Common Stock. The percentages shown do not include shares of AmerUs Class A Common Stock which may be issued upon exercise of warrants and options following the Merger. In addition, the percentage of AmerUs Common Stock owned by AmerUs Group would be increased if, as expected, AmerUs Group acquires additional shares of AmVestors Common Stock prior to completion of the Merger.

    AmerUs has two classes of common stock. In the Merger, AmVestor stockholders would receive AmerUs Class A common stock, the same class held by other public shareholders. AMHC beneficially owns all outstanding shares of AmerUs Class B common stock. Under the AmerUs Charter, shares of AmerUs Class B common stock carry with them the right to cast a number of votes generally intended to ensure that AMHC has the right to cast at least 50.1% of the votes entitled to be cast with respect to capital stock of AmerUs. See "DESCRIPTION OF AMERUS CAPITAL STOCK." See "ADDITIONAL INFORMATION REGARDING AMERUS--Business--Certain Transactions and Relationships" for information concerning the relationship between AMHC, AmerUs Group and AmerUs.

                                    [GRAPH]

                             REASONS FOR THE MERGER

    For AmerUs, the Merger is consistent with its strategy of seeking growth through strategic acquisitions and alliances. In particular, the Merger will expand the presence of AmerUs in the rapidly growing asset accumulation market. In addition, the Merger will enhance the breadth and diversity of its distribution networks and is expected to permit cross-selling of products in multiple distribution systems and cost savings from combining similar functions, including anticipated expense savings and operation efficiencies estimated at between $6-8 million (pre-tax) during 1998, with additional savings expected thereafter.

    For AmVestors, the Merger presents an opportunity for its stockholders to participate, through a tax-free reorganization, in a combined company with greater financial resources, diversification and ability to compete in a consolidating life insurance/annuity products industry, and also an opportunity to realize a premium over historic market prices for their shares.

                        RECOMMENDATIONS TO SHAREHOLDERS

    The Board of Directors of AmerUs unanimously recommends that the shareholders of AmerUs approve the proposed stock issuance at the AmerUs Special Meeting so that the Merger may be completed.

    The Board of Directors of AmVestors unanimously recommends that the stockholders of AmVestors approve the Merger Agreement at the AmVestors Special Meeting so that the Merger may be completed.

                                   THE MERGER

    In the Merger, AmVestors will merge with a subsidiary of AmerUs and become a subsidiary of AmerUs. The former stockholders of AmVestors will become shareholders of AmerUs. For a description of what AmVestors stockholders will receive in the Merger, see page 1 of this document. Based on the current market price for AmerUs Class A common stock (a $31 11/16 per share last reported sales price as of the trading day immediately preceding the date of this Joint Proxy Statement/Prospectus), the aggregate dollar value of the AmerUs Class A common stock to be paid by AmerUs in connection with the Merger to holders of AmVestors common stock including holders of existing warrants and options to acquire AmVestors common stock, would be approximately $421 million. The actual value will depend upon market prices at the time of the Closing. We encourage you to read the Merger Agreement because it is the legal document that governs the Merger and the Stock Issuance.

                           OWNERSHIP AFTER THE MERGER

    Based on the assumptions described in this document, we expect that following the Merger the stockholders of AmVestors would receive between approximately 33.3% and 35.5% of the total outstanding shares of common stock (representing approximately 24.2% to 25.4% of the total voting power) of AmerUs. Based upon its ownership interest as of November 5, 1997, immediately after completion of the Merger AMHC would beneficially own a minimum of between 46.6% and 48.2% of the outstanding common stock of AmerUs. In any event, AMHC would have the right to cast at least a majority of the votes entitled to be cast at a meeting of shareholders except where the AmerUs Charter or Iowa law require separate class votes.

                      CONDITIONS TO COMPLETING THE MERGER

    Completion of the Merger depends upon satisfaction of a number of conditions, including the following:

        (1) approval by shareholders of AmerUs of the issuance of Class A common stock in the Merger;

        (2) approval by stockholders of AmVestors of the Merger Agreement;

        (3) receipt of all required regulatory approvals, including from insurance regulators for the states of Iowa, Kansas and Florida;

        (4) absence of any governmental or legal actions prohibiting completion of the Merger;

        (5) receipt of opinions from legal advisors to AmerUs and AmVestors relating to the U.S. federal income tax treatment of the Merger described below; and

        (6) absence of events between the date of the Merger Agreement and completion of the Merger which have or could have a material adverse effect (as defined in the Merger Agreement) on AmerUs or AmVestors.

    Certain of the conditions may be waived by the party entitled to assert it. AmVestors intends to resolicit shareholder approval for any waiver of the six conditions referred to above. After consultation with AmerUs Group, the controlling shareholder of AmerUs, the AmerUs Board will determine whether to resolicit shareholder approval for any waiver of any of such conditions and in any event will make appropriate disclosures. However, AmerUs will not waive receipt of the opinions relating to the U.S. federal income tax treatment of the Merger.

                      TERMINATION OF THE MERGER AGREEMENT

    The Merger Agreement may be terminated at any time by agreement of AmerUs and AmVestors. In addition, either AmerUs or AmVestors may terminate the Merger Agreement in certain circumstances including if:

        (1) completion of the Merger has not occurred by June 30, 1998 (subject to a 90 day extension period if the failure to complete the Merger is due to an inability to obtain the required governmental approvals); or

        (2) the other party breaches its representations, warranties or obligations under the Merger Agreement and that breach cannot be remedied; or

        (3) the shareholders of AmerUs do not approve the issuance of Class A common stock in the Merger or the stockholders of AmVestors do not approve the Merger Agreement.

    In addition, AmerUs may terminate the Merger Agreement in certain circumstances including if:

        (1) the AmVestors Board withdraws
    its recommendation to stockholders that
    the Merger Agreement be adopted and approved; or

        (2) the AmVestors Board recommends to stockholders a tender offer, merger or similar proposal made by a third party.

    AmVestors may terminate the Merger Agreement in certain circumstances including if:

        (1) the AmVestors Board determines that termination is necessary to satisfy the Board's fiduciary duties in order to enter into a superior transaction with another party; or
        (2) the average trading price for AmerUs Class A common stock is less than $27 per share (and AmerUs does not agree to provide additional shares to achieve a value of $20 per share of AmVestors common stock).

    If the Merger Agreement is terminated, under certain circumstances AmVestors may be obligated to pay AmerUs $10.8 million, plus certain expenses of AmerUs associated with the proposed transaction.

                 CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

    We have structured the Merger so that it will qualify as a reorganization for U.S. federal income tax purposes. Assuming that the Merger qualifies as a reorganization, neither AmerUs, AmVestors, nor their stockholders will recognize any gain or loss for U.S. federal income tax purposes in the Merger (except for any gain recognized with respect to the receipt of any cash payment received in lieu of a fractional share of AmerUs Class A common stock). We have conditioned the Merger on our receipt of legal opinions that the Merger will be treated as a reorganization for U.S. federal income tax purposes. No ruling has been (or will be) sought from the Internal Revenue Service as to the U.S. federal income tax consequences of the Merger.

    TAX MATTERS ARE VERY COMPLICATED AND THE TAX CONSEQUENCES OF THE MERGER TO YOU MAY DEPEND ON THE FACTS OF YOUR OWN SITUATION. YOU SHOULD CONSULT YOUR OWN TAX ADVISOR TO UNDERSTAND FULLY THE TAX CONSEQUENCES OF THE MERGER TO YOU.

                            COMPARATIVE STOCK PRICES

    AmerUs Class A common stock is listed and traded on the Nasdaq National Market ("NASDAQ") under the symbol "AMRS." AmVestors common stock is listed and traded on the New York Stock Exchange under the symbol "AMV." On September 19, 1997, the last trading day ending prior to the public announcement of the proposed Merger, the last reported sales price of AmerUs Class A common stock quoted on the Nasdaq was $28 3/4 and the closing price of AmVestors common stock on the New York Stock

Exchange was $24 15/16. On November 11, 1997, the last reported sales price of AmerUs Class A common stock quoted on Nasdaq was $31 11/16. On the same date, the closing price of AmVestors common stock reported on the New York Stock Exchange composite tape was $20 3/4.

    AmerUs has agreed to file an application to list on Nasdaq the shares of AmerUs Class A common stock to be issued in the Merger.

                              ACCOUNTING TREATMENT

    The Merger will be accounted for under the "purchase" method of accounting. This means that the assets and liabilities of AmVestors will be recorded on AmerUs' books at their fair market values. The excess of the Merger consideration over the net fair market value of AmVestors' assets and liabilities will be recorded as goodwill. After the Merger, the assets, liabilities and results of operations of the two companies will be consolidated.

                         REQUIRED REGULATORY APPROVALS

    The Hart-Scott-Rodino Act prohibits AmerUs and AmVestors from completing the Merger until each has furnished certain information to the Antitrust Division of the Department of Justice and the Federal Trade Commission ("FTC") and a required waiting period has expired. AmerUs and AmVestors each filed the required notification and report forms with the Antitrust Division and the FTC. The required waiting period is scheduled to expire on December 10, 1997 (assuming no request for additional information is received).

    In addition, the issuance of AmerUs stock in the Merger will require approval of insurance regulatory authorities in Iowa. Completion of the Merger will require approval by regulatory authorities in the states of Kansas and Florida.

                             NO DISSENTERS' RIGHTS

    Neither holders of AmerUs stock or AmVestors stock may demand appraisal of or receive appraisal payments for their shares in connection with the Merger or the stock issuance.

               CERTAIN TRANSACTIONS/INTERESTS OF CERTAIN PERSONS

    In considering the recommendations of the AmVestors' Board, stockholders of AmVestors should be aware that members of its management will receive benefits as a result of the Merger that will be in addition to benefits received by its stockholders generally. Among other things, certain directors or executive officers of AmVestors may become employed by AmerUs or receive incentive and/or severance payments. Mr. Ralph W. Laster, Jr., the Chairman and Chief Executive Officer of AmVestors, will be appointed to the AmerUs Board and Mr. Mark V. Heitz, President and General Counsel of AmVestors, has entered into an employment agreement with AmerUs to serve as the President of AmVestors (as the surviving corporation in the Merger). Certain executive officers and directors of AmVestors also may receive cash payments or shares of AmerUs Class A common stock on account of stock options held by them relating to the purchase of AmVestors common stock. Mr. Laster would receive approximately $2 million if he elects to cash out his AmVestors options, $2.15 million on payment of incentive arrangements and $1.69 million on payment of severance compensation as a result of the Merger.

                 AMVESTORS REDEMPTION OF CONVERTIBLE DEBENTURES

    As part of the Merger, AmVestors agreed to redeem its outstanding convertible debentures. On or before November 7, 1997, the outstanding debentures were converted into approximately 3.8 million shares of AmVestors common stock. Holders of such shares on the AmVestors Meeting Record Date are entitled to vote at the AmVestors Special Meeting.

                        COMPARISON OF SHAREHOLDER RIGHTS

    After the Merger, the voting rights of the former stockholders of AmVestors will differ in certain important respects once the Merger is completed and they become shareholders of AmerUs. For example, under Iowa law and the AmerUs Charter, AMHC will retain the right to cast at least a majority of the votes entitled to be cast at a meeting of AmerUs shareholders, even if AMHC does not own a majority of the outstanding shares of the AmerUs common stock, except where the AmerUs Charter or Iowa law require separate class votes. In addition, the former stockholders of AmVestors will not be entitled to cumulative voting in the election of members of the Board of Directors of AmerUs. A more extensive discussion is set forth in the body of this document.

                         OPINIONS OF FINANCIAL ADVISORS

    In deciding to approve the Merger Agreement, among the factors that the AmerUs Board considered was the opinion of its financial advisor, Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ"), to the effect that as of September 19, 1997 the exchange ratio provided for in the Merger Agreement was fair from a financial point of view to AmerUs. The full text of DLJ's written opinion, which sets forth assumptions made and limitations on the review undertaken by DLJ, is included at the back of this document as Annex II. DLJ's opinion was provided for the information and assistance of the AmerUs Board and is not a recommendation as to how AmerUs shareholders should vote at the AmerUs Special Meeting. Payment of a substantial amount of DLJ's fees is contingent upon consummation of a transaction, such as the Merger. SHAREHOLDERS OF AMERUS ARE URGED TO, AND SHOULD, READ DLJ'S OPINION IN ITS ENTIRETY.

    Similarly, in deciding to approve the Merger Agreement, one of the factors that the AmVestors Board considered was the opinion of its financial advisor, Goldman, Sachs & Co. ("GOLDMAN SACHS"), to the effect that as of September 19, 1997 the exchange ratio provided for in the Merger Agreement was fair from a financial point of view to the holders of AmVestors common stock. The full text of Goldman Sachs' written opinion, which sets forth assumptions made and limitations on the review undertaken by Goldman Sachs, is included at the back of this document as Annex III. Goldman Sachs' opinion was provided for the information and assistance of the AmVestors Board in connection with its consideration of the transaction contemplated by the Merger Agreement and is not a recommendation as to how any holder of AmVestors common stock should vote at the AmVestors Special Meeting. Payment of a substantial amount of Goldman Sachs' fees is contingent upon consummation of a transaction, such as the Merger. STOCKHOLDERS OF AMVESTORS ARE URGED TO, AND SHOULD, READ GOLDMAN SACHS' OPINION IN ITS ENTIRETY.

                                  RISK FACTORS

    In considering whether to approve the proposals presented at the respective Special Meetings of AmerUs and AmVestors, shareholders of AmerUs and stockholders of AmVestors should carefully consider the risks associated with the Merger and with ownership of AmerUs shares following the Merger. These risks are described in detail in the section entitled "RISK FACTORS" which follows this Summary.

             AMERUS SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA

    The following information is being provided to assist you in analyzing the financial aspects of the Merger. The summary consolidated financial data below as of or for the six months ended June 30, 1997 and 1996 and each of the five years ended December 31, 1996 are derived from the consolidated financial statements of AmerUs. The consolidated financial statements as of or for each of the four years ended December 31, 1996 have been audited by KPMG Peat Marwick LLP, independent auditors. The summary consolidated financial data provided below as of or for the six months ended June 30, 1997 and 1996 and as of or for the year ended December 31, 1992 are derived from the unaudited consolidated financial statements of AmerUs.

    The information presented below is only a summary and should be read in conjunction with: "ADDITIONAL INFORMATION REGARDING AMERUS--Management's Discussion and Analysis of Results of Operations and Financial Condition of AmerUs"; "CONSOLIDATED FINANCIAL STATEMENTS"; and the other financial data included elsewhere in this document.

                                                    AS OF OR FOR THE SIX
                                                     MONTHS ENDED JUNE         AS OF OR FOR THE YEAR ENDED DECEMBER 31,(A)
                                                            30,
                                                    --------------------  -----------------------------------------------------
                                                     1997(B)     1996      1996(B)     1995       1994       1993       1992
                                                    ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                                   (DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)
CONSOLIDATED INCOME STATEMENT DATA:
Total revenues....................................  $   164.0  $   361.7  $   505.1  $   643.4  $   552.4  $   571.6  $   534.2
Total benefits and expenses.......................      124.1      272.7      388.1      532.9      526.3      515.8      476.9
Net income........................................       29.0       56.5       74.2       69.3        6.7       31.2       38.7
Earnings per share (C)............................       1.25       2.44       3.20       2.99     --         --         --
Dividends declared per common share...............        .10     --         --         --         --         --         --
                                                    ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                    ---------  ---------  ---------  ---------  ---------  ---------  ---------
CONSOLIDATED BALANCE SHEET DATA:
Total assets......................................  $ 4,450.5  $ 4,271.5  $ 4,384.2  $ 4,371.9  $ 4,036.9  $ 4,030.7  $ 3,707.6
Total liabilities.................................    3,829.5    3,769.0    3,926.7    3,832.0    3,618.6    3,524.8    3,286.4
Company-obligated mandatorily redeemable preferred
  securities......................................       86.0     --         --         --         --         --         --
Total shareholders' equity (D)....................      535.0      502.5      457.5      539.9      418.3      505.9      421.2

--------------

(A) The merger of the two predecessor entities of AmerUs, which was consummated in 1994, has been accounted for as a pooling of interests transaction.

(B) AmerUs formed the Closed Block on June 30, 1996 as a part of the AmerUs Reorganization. Revenues and expenses associated with the Closed Block are shown net as a single line item. Accordingly, the individual income statement components for the first six months of 1997 are not comparable with the first six months of 1996, prior to the establishment of the Closed Block. See "ADDITIONAL INFORMATION REGARDING AMERUS--Business--The AmerUs Reorganization--Establishment and Operation of the Closed Block", "--Management's Discussion and Analysis of Results of Operations and Financial Condition of AmerUs--Results of Operations--Six Months Ended June 30, 1997 Compared to Six Months Ended June 30, 1996", and "--Management's Discussion and Analysis of Results of Operations and Financial Condition of AmerUs--Results of Operations--1996 Compared to 1995."

(C) Retroactively reflects the pro forma effect of the issuance in the initial public offering of 18.16 million shares of AmerUs Class A common stock at the beginning of the respective periods.

(D) Amounts reported prior to June 30, 1996 reflect policyowners' equity. From December 31, 1993, results reflect the impact of SFAS 115, "Accounting for Certain Investments in Debt and Equity Securities."

           AMVESTORS SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA

    The following information is being provided to assist you in analyzing the financial aspects of the Merger. The summary consolidated financial data below are derived from the consolidated financial statements of AmVestors, with the data as of and for the five years ended December 31, 1996 being derived from AmVestors' audited consolidated financial statements and the data as of and for the six months ended June 30, 1996 and 1997 being derived from AmVestors' unaudited quarterly financial statements. The income statement data and balance sheet data are derived from unaudited interim financial statements which reflect all adjustments which are, in the opinion of management, necessary to a fair presentation of the interim financial statements and consist of normal, recurring adjustments. The results of operations for the interim periods presented are not necessarily indicative of the results expected for the full fiscal year. The consolidated financial statements as of December 31, 1996 and 1995 and for each of the three years ended December 31, 1996 have been audited by Deloitte & Touche LLP, independent auditors. The financial data as of December 31, 1994, 1993 and 1992 and for each of the two years ended December 31, 1993 has been derived from AmVestors' audited consolidated financial statements.

    The information presented below is only a summary. More comprehensive financial information is included in reports and other documents filed by AmVestors with the Securities and Exchange Commission ("SEC"). Such reports and other documents may be inspected and copies may be obtained from the offices of the SEC. AmVestors' Annual Report on Form 10-K for the year ended December 31, 1996 and AmVestors' Quarterly Report on Form 10-Q, as amended, for the quarter ended June 30, 1997 are each incorporated by reference into this document. See "WHERE YOU CAN FIND MORE INFORMATION."

                                          AS OF OR FOR THE
                                          SIX MONTHS ENDED                       AS OF OR FOR THE
                                              JUNE 30,                       YEAR ENDED DECEMBER 31,
                                        --------------------  ------------------------------------------------------
                                          1997       1996       1996       1995        1994       1993       1992
                                        ---------  ---------  ---------  ---------  ----------  ---------  ---------
                                                        (DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)
INCOME STATEMENT DATA:
Total revenue.........................  $   117.7  $    98.7  $   216.0  $   166.7  $    149.7  $   162.5  $   175.7
Benefits and expenses.................       97.6       83.0      181.1      141.5       130.4      134.7      156.0
Net earnings..........................       11.2        9.7       20.9       16.6        13.7       18.0       16.8
Earnings per share:
  Primary.............................        .81        .80       1.63       1.60        1.32       2.59       2.87
  Fully diluted.......................        .73        .79       1.54       1.60        1.32       2.46       2.56
Dividends declared per share of common
  stock...............................  $   .0525  $   .0975  $   .1425  $   .0750      --         --         --
BALANCE SHEET DATA:
Total assets..........................  $ 3,438.3  $ 3,210.4  $ 3,345.5  $ 2,476.2  $  2,260.0  $ 2,114.7  $ 2,090.1
Total liabilities.....................    3,224.5    3,029.9    3,141.1    2,301.8     2,155.8    2,014.4    2,040.6
Stockholders' equity..................      213.8      180.5      204.4      174.4       104.2      100.3       49.5

              SELECTED UNAUDITED PRO FORMA COMBINED FINANCIAL DATA

    The following table sets forth selected unaudited pro forma combined financial data (the "SELECTED PRO FORMA DATA"). The Selected Pro Forma Data are presented to reflect the effects of the Merger and the recent acquisition by AmerUs of Delta. In the case of the income statement data, the table below assumes that the Merger and acquisition of Delta took place as of January 1, 1996 for purposes of the unaudited pro forma combined income statement data for the six months ended June 30, 1997 and the year ended December 31, 1996. In the case of the balance sheet data, the table assumes that the Merger and acquisition of Delta took place as of June 30, 1997 and December 31, 1996. The unaudited pro forma combined income statement data do not give effect to AmerUs' anticipated cost savings resulting from the acquisition of Delta or the Merger.

    The information below should be read in conjunction with the "AMERUS LIFE HOLDINGS, INC., DELTA LIFE CORPORATION AND AMVESTORS FINANCIAL CORPORATION UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION" and related notes appearing elsewhere in this document.

                                                                                                                UNAUDITED
                                                       AMERUS                      AMVESTORS                    PRO FORMA
                                                     HISTORICAL                   HISTORICAL                     COMBINED
                                                    AS OF OR FOR                 AS OF OR FOR                  AS OF OR FOR
                                             ---------------------------  ---------------------------  ----------------------------
                                             SIX MONTHS     YEAR ENDED    SIX MONTHS     YEAR ENDED     SIX MONTHS     YEAR ENDED
                                             ENDED JUNE    DECEMBER 31,   ENDED JUNE    DECEMBER 31,    ENDED JUNE    DECEMBER 31,
                                              30, 1997         1996        30, 1997         1996         30, 1997         1996
                                             -----------  --------------  -----------  --------------  ------------  --------------
                                                                             (DOLLARS IN MILLIONS)
Income Statement Data:
  Total Revenues...........................   $   164.0    $      505.1    $   117.7    $      216.0   $      302.1   $      765.0
  Total Benefits and Expenses..............       124.1           388.1         97.6           181.1          251.4          632.2
  Net Income...............................        29.0            74.2         11.2            20.9           35.0           82.7
Balance Sheet Data:
  Total Assets.............................   $ 4,450.5    $    4,384.2    $ 3,438.3    $    3,345.5   $   10,028.5   $    9,778.5
  Total Liabilities........................     3,829.5         3,926.7      3,224.5         3,141.1        9,059.6        8,973.1
  Company-Obligated Mandatorily
    Redeemable Preferred Securities........        86.0         --            --             --                86.0        --
  Total Shareholders' Equity...............       535.0           457.5        213.8           204.4          882.9          805.4

                           COMPARATIVE PER SHARE DATA

    The following table summarizes the per share information for AmerUs Class A common stock and AmVestors common stock on a historical, pro forma combined, and pro forma equivalent basis for the periods indicated below. The AmVestors pro forma equivalents are calculated by multiplying the pro forma combined per share amounts by the respective exchange ratio. The historical data for the six months ended June 30, 1997 and the pro forma data for the six months ended June 30, 1997 are unaudited. The data presented as pro forma per share assumes that the Merger is completed. This data is not necessarily indicative of the results of the future operations of the consolidated organization or the actual results that would have occurred if the Merger had been consummated prior to the periods indicated.

                                               AMERUS        AMVESTORS     AMERUS/ AMVESTORS
                                             HISTORICAL     HISTORICAL                               AMVESTORS
                                            -------------  -------------   PRO FORMA COMBINED        PRO FORMA
                                                 SIX            SIX                                EQUIVALENT(1)
                                               MONTHS         MONTHS      --------------------  --------------------
                                                ENDED          ENDED        SIX MONTHS ENDED      SIX MONTHS ENDED
                                               JUNE 30        JUNE 30
                                                1997           1997           JUNE 30 1997          JUNE 30 1997
                                            -------------  -------------  --------------------  --------------------
Exchange Ratio............................                                   0.6724     0.7407     0.6724     0.7407
Book value per share at end of period.....    $   23.10      $   16.08       $25.48      25.64     $17.13      18.99
Cash dividends declared per AmerUs
  share...................................          .10         --              .10        .10        .07        .07
Cash dividends declared per AmVestors
  share...................................       --             0.0525       --         --         --         --
Earnings per share:
  Primary.................................         1.25            .81          .99        .95        .67        .70
  Fully diluted...........................         1.25            .73          .99        .95        .67        .70

                                                                                AMERUS/
                                               AMERUS        AMVESTORS         AMVESTORS             AMVESTORS
                                             HISTORICAL     HISTORICAL         PRO FORMA             PRO FORMA
                                            -------------  -------------        COMBINED           EQUIVALENT(1)
                                                YEAR           YEAR       --------------------  --------------------
                                                ENDED          ENDED           YEAR ENDED            YEAR ENDED
                                             DECEMBER 31    DECEMBER 31     DECEMBER 31 1996      DECEMBER 31 1996
                                                1996           1996
                                            -------------  -------------  --------------------  --------------------
Exchange Ratio............................                                   0.6724     0.7407     0.6724     0.7407
Book value per share at end of period.....    $   19.76      $   15.58    $   23.25      23.47  $   15.63  $   17.39
Cash dividends declared per AmerUs
  share...................................       --             --           --         --         --         --
Cash dividends declared per AmVestors
  share...................................       --             0.1425       --         --         --         --
Earnings per share:
  Primary.................................         3.20           1.63         2.35       2.26       1.58       1.67
  Fully diluted...........................         3.20           1.54         2.35       2.26       1.58       1.67

--------------
(1) The AmVestors pro forma equivalent represents the AmerUs/AmVestors pro forma combined book value, dividends and earnings per common share multiplied by the respective exchange ratio of AmerUs Class A Common Stock for each share of AmVestors Common Stock so that the AmVestors pro forma equivalent amounts represent the respective values of one share of AmVestors Common Stock.

(2) In the event that the holders of AmVestors' stock options and stock warrants elect not to rollover and instead elect to receive cash, the impact on pro forma earnings per share would be less than $.02 per share. The total amount of funds required to cash out the stock options and the warrants would range from $18.9 million up to $22.6 million for the exchange ratio of .7407 and .6724, respectively, assuming an AmerUs Class A Common Stock price per share of $27 and $31.75, respectively.

                              RECENT DEVELOPMENTS

AMERUS

    The following table sets forth certain financial data relating to AmerUs for the third quarter of 1997:

                       CONSOLIDATED INCOME STATEMENT DATA
                       (millions, except per share data)

                                                                             FOR THE THREE MONTHS      FOR THE NINE
                                                                                                       MONTHS ENDED
                                                                             ENDED SEPTEMBER 30,      SEPTEMBER 30,
                                                                             --------------------  --------------------
                                                                               1997       1996      1997(A)     1996
                                                                             ---------  ---------  ---------  ---------
Revenues(B)................................................................  $    88.4  $    67.2  $   252.4  $   428.8

Benefits and Expenses(C)...................................................  $    66.3  $    55.4  $   190.4  $   328.0

Net Income.................................................................  $    16.5  $     6.5  $    45.5  $    62.9

Earnings per Share.........................................................  $     .71  $     .28  $    1.96  $    2.72

------------------

(A) AmerUs formed the Closed Block on June 30, 1996 as part of the AmerUs Reorganization. Revenues and expenses associated with the Closed Block are shown net as a single line item. Accordingly, the individual income statement components for the first nine months of 1997 are not comparable with the first nine months of 1996, prior to the establishment of the Closed Block. See "ADDITIONAL INFORMATION REGARDING AMERUS--Business--The AmerUs Reorganization-Establishment and Operation of the Closed Block",--Management's Discussion and Analysis of Results of Operations and Financial Condition of AmerUs--Results of Operations--Six Months Ended June 30, 1997 Compared to Six Months Ended June 30, 1996", and "--Management's Discussion and Analysis of Results of Operations and Financial Conditions of AmerUs--Results of Operations--1996 Compared to 1995."

(B) Revenues include realized gains (losses) on investments of $5.0 million, and $(1.8) million for the three months ended September 30, 1997 and 1996, respectively, and $14.5 million and $62.6 million for the nine months ended September 30, 1997 and 1996, respectively.

(C) Included in the third quarter expenses for 1996 was a $5.0 million provision for a litigation reserve.

AMVESTORS

    The following table sets forth certain financial data relating to AmVestors for the third quarter of 1997:

                       CONSOLIDATED INCOME STATEMENT DATA
                       (millions, except per share data)

                                                                          FOR THE THREE MONTHS      FOR THE NINE
                                                                                                    MONTHS ENDED
                                                                          ENDED SEPTEMBER 30,      SEPTEMBER 30,
                                                                          --------------------  --------------------
                                                                            1997       1996       1997       1996
                                                                          ---------  ---------  ---------  ---------
Revenues(1).............................................................  $    68.4  $    57.7  $   186.1  $   156.4

Benefits and Expenses...................................................  $    55.9  $    47.6  $   153.5  $   130.6

Net Income..............................................................  $     7.2  $     5.3  $    18.4  $    15.0

Earnings per Share......................................................  $    0.45  $    0.36  $    1.17  $    1.15

------------------

(1) Revenues include realized gains on investments of $8.1 million and $2.3 million for the three months ended September 30, 1997 and 1996, respectively, and $12.0 million and $4.8 million for the nine months ended September 30, 1997 and 1996, respectively.

                           FORWARD LOOKING STATEMENTS

    We have made forward-looking statements in this document (and, in the case of AmVestors, in documents that are incorporated by reference) that are subject to risk and uncertainties. Forward-looking statements include the information concerning future results of operations, cost savings and synergies of AmerUs and AmVestors after the Merger set forth under "QUESTIONS AND ANSWERS ABOUT THE MERGER", "SUMMARY", "THE MERGER," "THE COMPANIES" "ADDITIONAL INFORMATION REGARDING AMERUS--Management's Discussion and Analysis of Results of Operations and Financial Condition of AmerUs," and "AMERUS LIFE HOLDINGS, INC., DELTA LIFE CORPORATION AND AMVESTORS FINANCIAL CORPORATION UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION" and those preceded by, followed by or that otherwise include the words "believes", "expects", "anticipates", "intends", "estimates", or similar expressions. For those statements, we claim the protection of the "safe harbor" section of the Private Securities Litigation Reform Act of 1995. You should understand that the following important factors, in addition to those discussed elsewhere in this document and in the documents which have been incorporated by reference, could affect the future results of AmerUs and AmVestors, and could cause those results to differ materially from those expressed in our forward-looking statements:

    - heightened competition, including the entry of new competitors and the development of new products by competitors;

    - adverse state and federal legislation and regulation, including increases in minimum capital and reserves, and other financial viability requirements or application of the federal securities laws to the distribution of certain insurance and annuity products;

    - the failure to develop multiple distribution channels in order to obtain new customers or failure to retain existing customers;

    - the inability to carry out marketing and sales plans, including, among others, changes to certain products and acceptance of the revised products in the market;

    - loss of key executives;

    - changes in interest rates causing a reduction of investment income;

    - general economic and business conditions which are less favorable than expected;

    - unanticipated changes in industry trends;

    - inaccuracies in assumptions regarding future morbidity, persistency, mortality and interest rates used in calculating reserve amounts;

    - adverse changes in ratings assigned by rating agencies;

    - changes in tax laws which negatively affect demand for AmerUs' or AmVestors' products; and

    - with respect to cost savings that are expected to be realized from, and costs associated with, the following possibilities: (a) the expected cost savings to be realized through combining certain functions of AmerUs, AmVestors and Delta to eliminate redundancies and better serve AmerUs' customers cannot be fully realized because the changes are not made or unanticipated added costs are incurred; and (b) costs or difficulties related to the integration of the businesses of AmerUs, AmVestors and Delta are greater than expected.

                                  RISK FACTORS

    IN CONSIDERING WHETHER TO APPROVE AND ADOPT THE MERGER AGREEMENT, THE STOCKHOLDERS OF AMVESTORS AND SHAREHOLDERS OF AMERUS SHOULD CONSIDER, IN ADDITION TO THE OTHER INFORMATION CONTAINED IN THIS JOINT PROXY
STATEMENT/PROSPECTUS, THE FOLLOWING MATTERS. CERTAIN CAPITALIZED TERMS USED IN THIS SECTION ARE DEFINED IN OTHER SECTIONS OF THIS JOINT PROXY
STATEMENT/PROSPECTUS.

THE NUMBER OF SHARES OF CLASS A AMERUS COMMON STOCK THAT AMVESTORS STOCKHOLDERS
  WILL RECEIVE IN THE MERGER IS NOT FIXED

    To accomplish the Merger, AmerUs will issue to AmVestors stockholders a certain number of shares of its Class A common stock for each share of AmVestors common stock held by Amvestors stockholders immediately prior to completion of the Merger, determined as follows:

    - if the average trading price for a share of AmerUs Class A common stock over the 20 trading day period ending on the tenth trading day prior to completion of the Merger is greater than or equal to $27.00 and less than or equal to $29.75, each AmVestors share will be converted into the fraction of a share of AmerUs Class A common stock equal to $20.00 divided by such average trading price;

    - if such average trading price is more than $29.75, each AmVestors share will be converted into 0.6724 shares of AmerUs Class A common stock;

    - if such average trading price is less than $27.00, each AmVestors share will be converted into 0.7407 shares of AmerUs Class A common stock;

    - if such average trading price is less than $27.00, the AmVestors Board may terminate the Merger Agreement unless AmerUs agrees to provide additional shares of AmerUs Class A common stock necessary to achieve a value of $20.00 per share of AmVestors common stock. The AmVestors Board is not required to exercise this termination right. Therefore, AmVestors stockholders could receive consideration in the Merger valuing their shares of AmVestors common stock at less than $20.00 per share. If the stock issuance is approved, the AmerUs Board would have the authority to increase the number of shares to be issued in order to achieve the value of $20.00 per share.

    In the trading range between $29.75 and $27.00 a higher average trading price of AmerUs Class A common stock during the 20 trading day period will result in fewer AmerUs shares being issued to AmVestors stockholders. If the special shareholder meetings are held before the 20 trading day period has occurred, AmVestors stockholders will not know precisely how many shares of AmerUs Class A common stock they will receive in the Merger and AmerUs shareholders will not know precisely how many shares will be issued in the stock issuance.

UNCERTAINTIES IN INTEGRATING OPERATIONS AND ACHIEVING COST SAVINGS

    As a result of the Merger and the acquisition of Delta, AmerUs will substantially increase in size. The success of the Merger and the acquisition of Delta depends on the ability of AmerUs to combine operations, integrate departments, systems and procedures and obtain cost savings following the Merger. While management of AmerUs and AmVestors intend to work diligently to integrate and rationalize the operations following the Merger and the acquisition of Delta, there can be no assurance as to the timing or extent of cost savings and efficiencies that will be achieved. It is not certain that the anticipated benefits of the Merger and the acquisition of Delta will be realized.

NECESSITY OF RECEIVING GOVERNMENTAL APPROVALS

    In order to complete the Merger, the insurance regulatory agency in Kansas must approve the Merger, the insurance regulatory agency in Iowa must approve the stock issuance and the insurance regulatory agencies in Florida and Kansas must approve the redomestication of Financial Benefit Life Insurance Company ("FBL") from Florida to Kansas. In addition, the waiting period required under the Hart-Scott-Rodino Act must have expired. Various other approvals or conditions also must be satisfied.

No assurance can be given that the required approvals will be obtained and all the conditions necessary to complete the Merger will be satisfied. See "THE MERGER--Regulatory Approvals."

HOLDING COMPANY STRUCTURE; LIMITATIONS ON DIVIDENDS

    AmerUs is an insurance holding company whose assets consist primarily of all of the outstanding stock of AmerUs Life and Delta, and if the Merger is completed, of AmVestors. AmerUs' ongoing ability to pay dividends to its shareholders and meet its other obligations depends primarily upon receipt of sufficient funds from its subsidiaries in the form of dividends or interest payments.

    The payment of dividends to AmerUs by its insurance subsidiaries is regulated under state insurance laws. Under Iowa law, AmerUs Life may pay dividends only from the earned surplus arising from its business. It must receive the prior approval of the Iowa Commissioner to pay a dividend if such dividend would exceed certain statutory limitations. As a result of an extraordinary dividend paid in December 1996, AmerUs Life is not able to pay any dividends until December 1997 without the prior approval of the Iowa Commissioner. As of September 30, 1997, AmerUs Life had requested and received approval for the payment of $10 million in dividends. The payment of dividends by Delta Life to Delta is regulated under Tennessee law, which has statutory limitations similar to Iowa's. Based on these limitations and 1996 results, Delta Life could pay $8.7 million in dividends in 1997. The payment of dividends by AmVestors' insurance subsidiaries to AmVestors is regulated under Kansas and Florida law. Kansas has statutory limitations similar to Iowa. Under Florida law, the aggregate dividends that FBL may pay without prior regulatory approval is limited to $3.8 million (and similar restrictions would apply to FBL under Kansas law following the planned redomestication). Based upon these limitations and 1996 results, AmVestors' insurance subsidiaries could pay $13.9 million in dividends in 1997 without obtaining prior regulatory approval. AmVestors' insurance subsidiaries paid $2.2 million in 1997 dividends through September 30, 1997.

    If AmerUs Life, Delta or AmVestors cannot pay dividends or interest to AmerUs in the future, it could have a material adverse effect on AmerUs and the market value of the AmerUs Class A common stock. See "ADDITIONAL INFORMATION REGARDING AMERUS--Business--Supervision and Regulation" and "DESCRIPTION OF AMERUS CAPITAL STOCK."

    Under the terms of its existing credit agreement with its banks, AmerUs is prohibited from paying cash dividends on AmerUs' capital stock in excess of an amount equal to 3% of AmerUs' consolidated net worth as of the last day of the preceding fiscal year. AmerUs has also pledged to its lenders approximately 49.9% of the outstanding common stock of AmerUs Life owned by AmerUs, 100% of the outstanding common stock of Delta and a $50 million 9% note payable to AmerUs by AmerUs Life. See "ADDITIONAL INFORMATION REGARDING AMERUS--Business--Certain Transactions and Relationships."

    In connection with the 8.85% Capital Securities, Series A, issued in February 1997 by AmerUs Capital I, AmerUs' subsidiary trust, AmerUs has agreed not to declare or pay any dividends on AmerUs' capital stock, including the AmerUs Class A common stock, during any period of time in which dividends on the Capital Securities are suspended, except for stock dividends. Other dividends in respect of AmerUs' capital stock cannot be paid until all accrued dividends on the Capital Securities have been paid.

CONTROL BY AMHC; ANTI-TAKEOVER EFFECTS OF IOWA LAW AND AMERUS CHARTER AND BYLAWS

    Under Iowa law and the AmerUs Charter, AMHC, as a mutual insurance holding company, is required to own, directly or indirectly, shares of capital stock of AmerUs Life which carry the right to cast a majority of the votes entitled to be cast by all of the outstanding shares of AmerUs Life's capital stock. Consequently, AMHC may, without the approval of the other shareholders of AmerUs, elect all of the directors of AmerUs and approve matters submitted for shareholder approval. In addition, unless AMHC is demutualized, an action beyond AmerUs' control, AmerUs cannot be the subject of a successful takeover bid. Certain provisions in AmerUs' Charter and Bylaws may delay, defer or prevent a takeover attempt that a shareholder might consider in his or her best interests. These provisions include supermajority voting rights for AmerUs Class B common stock, the ability of the board of directors to issue so-called "blank check" preferred stock and a classified board of directors. Such provisions may adversely affect the prevailing market price of the AmerUs Class A common stock. See "DESCRIPTION OF AMERUS CAPITAL STOCK," "COMPARISON OF SHAREHOLDER RIGHTS" and "ADDITIONAL INFORMATION REGARDING AMERUS--Business--Supervision and Regulation."

RELATIONSHIP WITH AMHC; POTENTIAL CONFLICTS OF INTEREST

    AMHC is a mutual holding company which is operated for the benefit of its members. The members of AMHC are policyowners of AmerUs Life. AMHC (or certain of its wholly-owned subsidiaries) have entered into agreements with AmerUs and/or AmerUs Life in which AmerUs and/or AmerUs Life will provide to such subsidiaries certain management, data processing, legal and other services, or such subsidiaries will provide services to AmerUs and/or AmerUs Life. AmerUs management believes the terms of such agreements are fair and reasonable. However, none of these contracts were the result of arms' length negotiations between independent parties. These agreements may be modified in the future. Additional agreements or transactions may be entered into between AMHC or subsidiaries of AMHC and AmerUs and its subsidiaries. See "ADDITIONAL INFORMATION REGARDING AMERUS-- Business--Certain Transactions and Relationships."

    As a result of these arrangements, there may be a number of potential conflicts of interest between AmerUs and AMHC. In an effort to address such potential conflicts, and as required by regulations of the Iowa Commissioner, three of AmerUs' outside directors are not directors of AMHC or any of AMHC's subsidiaries. These outside directors comprise AmerUs' Intercompany Transactions Committee which reviews intercompany transactions involving potential conflicting interests. However, there can be no assurance that decisions made by AMHC will not adversely affect AmerUs. See "ADDITIONAL INFORMATION REGARDING AMERUS--Business--Certain Transactions and Relationships" and "MANAGEMENT BEFORE AND AFTER THE MERGER."

    The National Association of Insurance Commissioners has formed a working group to review mutual holding company legislation and regulations. The working group's review could address, among other things, potential restrictions on stock ownership by directors and officers, the utilization of non-voting or low voting stock, standards for affiliate transactions, and regulation of potential conflicts of interests. It is unclear what effect, if any, this review would have but it is possible that insurance regulators, including Iowa, could propose additional laws or regulations which would affect current laws such as exist in Iowa and, as a result, might inhibit transactions between affiliates, future stock issuances, the ability of officers and directors to secure significant ownership positions in AmerUs or otherwise restrict the ability of AmerUs to take advantage of new business opportunities.

RESTRICTIONS ON RATIO OF AMERUS STOCK CLASSES

    The AmerUs Charter provides that the number of outstanding shares of AmerUs Class A common stock not beneficially owned by AMHC shall not exceed the number of outstanding shares of AmerUs Class B common stock plus the shares of AmerUs Class A common stock beneficially owned by AMHC by a ratio of more than three to one. As a result, AmerUs' ability to issue additional shares of AmerUs Class A common stock for any reason, including raising additional equity capital, for stock options or in connection with acquisitions may be restricted if such condition should occur. Immediately following completion of the Merger, it is anticipated that such ratio will be between approximately 1.08 to one and 1.15 to one (excluding the effect of shares of AmVestors Common Stock or AmerUs Common Stock acquired by AmerUs Group after the date hereof).

COMPETITIVE ENVIRONMENT

    AmerUs competes with a large number of other insurers and non-insurance financial service companies, such as banks, broker-dealers and mutual funds. Many competitors have greater financial resources and offer alternative products. Other insurers have higher claims-paying ability and financial strength ratings than AmerUs. Competition exists for individual consumers and agents and other distributors of life insurance and annuity products. Banks, with their pre-existing customer bases for financial services products, may pose increasing competition in the future to life insurers.

    Congress is considering changing the laws which regulate banks, insurance companies and other financial institutions. These changes may permit banks to own insurance companies and vice versa. None of these proposals has yet been enacted. It is not possible to predict whether any of these proposals will be enacted or, if enacted, their potential effect on AmerUs.

    AmerUs must attract and retain productive agents to sell its life insurance and annuity products. Strong competition exists among insurance companies for agents with demonstrated ability. Competition among insurance companies for such agents is based on the services provided to, and relationships developed with, these agents in addition to compensation and product structure.

IMPORTANCE OF RATINGS

    Ratings with respect to claims-paying ability and financial strength have become an increasingly important factor in establishing the competitive position of insurance companies. Each of the rating agencies reviews its ratings periodically and there can be no assurance that current ratings will be maintained in the future. Claims-paying and financial strength ratings are based upon factors relevant to policyowners and are not directed toward protection of shareholders.

    The following are the ratings as of the date of the Joint Proxy Statement/Prospectus for the various insurance companies of AmerUs and
AmVestors:

COMPANY                                           RATING SERVICE           RATING TYPE              RATING
--------------------------------------------  ----------------------  ---------------------  --------------------
AmerUs Life.................................  Duff & Phelps           claims-paying          AA- (very high)
AmerUs Life.................................  Standard & Poor's       claims-paying          A (good)
AmerUs Life.................................  A. M. Best              financial condition    A (excellent)
AmerUs Life.................................  Moody's                 financial strength     A2 (good)

Financial Benefit Life*.....................  A. M. Best              financial condition    B+ (very good)
Financial Benefit Life*.....................  Standard & Poor's       claims-paying          BBBq (adequate)

American Investors Life*....................  Duff & Phelps           claims-paying          A (high)
American Investors Life*....................  A. M. Best              financial condition    A- (excellent)

Delta Life..................................  Duff & Phelps           claims-paying          A+ (high)
Delta Life..................................  A. M. Best              financial condition    A (excellent)

--------------

* Subsidiary of AmVestors

    Following announcement of the Merger, certain of the rating agencies issued statements regarding their ratings. Duff & Phelps reaffirmed its AA-(very high) claims-paying ability rating of AmerUs Life. Duff & Phelps said it views the Merger as having long term positive implications. Standard & Poor's has placed its claims-paying rating of AmerUs Life on Credit Watch with negative implications. Standard & Poor's stated that its action results from several operational uncertainties. A. M. Best reaffirmed the A (excellent) rating of AmerUs Life stating that expanded economies of scale for new business systems and product support systems should enable it to improve earnings. Following announcement of the acquisition of Delta, Moody's indicated that AmerUs Life, rated A2 (good) for financial strength, was under review for possible downgrade. Moody's has not issued any further statement with respect to AmerUs Life's financial strength rating since announcement of the Merger.

    Also following the announcement of the Merger, Duff & Phelps placed the A
(high) claims-paying ability rating of American Investors Life on "rating watch up," reflecting potential benefits of the Merger. A. M. Best affirmed its ratings for American Investors Life and Financial Benefit Life. Moody's placed the Ba3 (questionable) subordinated debt rating of AmVestors on review for possible upgrade.

    Also following the announcement of the Merger, A. M. Best reaffirmed the A- (excellent) rating for American Investors Life and the B+ (very good) rating for Financial Benefit Life.

    Future downgrades in the ratings of AmerUs' life subsidiaries could significantly affect sales of life insurance and annuity products and could have a material adverse effect on the results of operations of AmerUs after the Merger. See "ADDITIONAL INFORMATION REGARDING AMERUS--Business" and "--Management's Discussion and Analysis of Results of Operations and Financial Condition of AmerUs."

INTEREST RATE FLUCTUATIONS; RISK OF IMPACT OF FORCED LIQUIDATION OF INVESTMENT
  PORTFOLIO

    Severe interest rate fluctuations could adversely affect the ability of AmerUs' life insurance subsidiaries to pay policyowner benefits with operating and investment cash flows, cash on hand and other cash sources. See "ADDITIONAL INFORMATION REGARDING AMERUS--Management's Discussion and Analysis of Results of Operations and Financial Condition of AmerUs."

    Interest rate fluctuations may also have an impact on policyowner behavior. If AmerUs does not maintain competitive interest rates with those credited in the marketplace, increased policy terminations may be experienced. While policyholders may pay surrender charges to terminate policies, such terminations would reduce AmerUs' future income.

    AmerUs' actual cash flows from investments may differ from those anticipated at the time of investment. Some of AmerUs' corporate bonds have provisions which could cause AmerUs to reinvest these proceeds at lower interest rates if such bonds were prepaid prior to their stated maturities. AmerUs' collateralized mortgage obligations and other asset-backed securities are purchased based on assumptions regarding rates of prepayments. If actual prepayments are earlier or later than anticipated at the time of purchase, AmerUs may not receive cash flows when expected or needed. These prepayment rates are influenced by interest rates available for new mortgages as well as general economic conditions.

    Most of AmerUs' insurance and annuity products provide for guaranteed minimum yields. Accordingly, a significant drop in market rates of interest could have a material impact on AmerUs' future results of operations.

FUTURE POLICY BENEFITS EXPOSURE

    The liability established by AmerUs for future life insurance and annuity policy benefits is based upon assumptions concerning a number of factors. Such factors include interest rates, mortality, duration of the policies and expenses. Actual experience will likely differ from assumed experience. If AmerUs' provision for future policy benefits proves inadequate, future earnings will be adversely affected.

REGULATORY AND RELATED RISKS

    AmerUs' life insurance subsidiaries are subject to regulation by state regulators under the insurance laws of states in which they conduct business. AmerUs, AmerUs Group and AMHC are regulated by the Iowa Insurance Division. In addition, American is regulated by the Kansas Department of Insurance and FBL is regulated by the Florida Department of Insurance (and would be regulated by the Kansas Department of Insurance following the planned redomestication). Delta is regulated by the Tennessee Department of Insurance. The purpose of such regulation is primarily to provide safeguards for policyowners rather than to protect the interests of shareholders. The insurance laws of the various states establish regulatory agencies with broad administrative powers including the authority to grant or revoke operating licenses and to regulate sales practices, investments, deposits of securities, the form and content of financial statements and insurance policies, accounting practices and the maintenance of specified reserves and capital. In addition, the Iowa Commissioner has adopted rules regulating the issuance of stock by AmerUs in equity offerings. Additionally, upon the occurrence of a change of control, certain states in which AmVestors' insurance subsidiaries do business require that insurance companies submit new applications to qualify to do business in such states. There can be no assurances that the new applications of AmVestors' insurance subsidiaries will be approved to permit them to continue to operate in these states. The inability to operate in these states could have a material adverse impact on the sales of such subsidiaries. See "ADDITIONAL INFORMATION REGARDING AMERUS-- Business--Supervision and Regulation."

    Insurance regulators have in recent years investigated allegations of improper sales practices by insurance agents, including churning and misleading sales presentations. The National Association of Insurance Commissioners has adopted a model law and regulation which would standardize the form and content of any illustrations provided to prospective purchasers of individual life insurance products. The model law has been enacted in a number of states. AmerUs expects that similar laws will eventually be enacted in additional states in which AmerUs sells individual life insurance products. There can be no assurance as to whether any such changes will have a material adverse impact on sales of such products by the industry as a whole or by AmerUs.

    Certain of AmerUs' insurance and annuity products are innovative and relatively new. The regulatory framework at the state and federal level applicable to such products is evolving. The changing regulatory framework could affect the design of such products and AmerUs' ability to sell certain products. For example, in August 1996, the SEC requested information and comments about the structure of equity index insurance products, the manner in which they are marketed and the federal securities law issues raised by equity index insurance products. It is possible that the SEC may propose new regulations or policies with respect to equity index insurance products which may affect the marketing of such products or impose requirements that some or all such products be registered with the SEC. See "ADDITIONAL INFORMATION REGARDING AMERUS--Business--Supervision and Regulation."

RISKS OF CLASS ACTION LITIGATION

    In recent years, a number of life insurance companies, including AmerUs Life, have been named defendants in class action lawsuits arising out of their business practices. Although AmerUs has denied all allegations against it and has vigorously defended against the class action lawsuits which have been brought against its life insurance subsidiaries, there can be no assurance that any such litigation will not have a material adverse effect on the life insurance industry generally or on AmerUs. See "ADDITIONAL INFORMATION REGARDING AMERUS--Management's Discussion and Analysis of Results of Operations and Financial Condition of AmerUs" and "--Business--Legal Proceedings."

ADVERSE TAX LEGISLATION AND ADMINISTRATIVE PRONOUNCEMENTS

    Congress has from time to time considered legislation that would reduce or eliminate the benefits to policyowners of the deferral of taxation on the increase of value within certain annuities and life insurance products. Other proposals affect the taxation of annuities and life insurance products and insurance companies. A new federal tax law reduces the rate of taxation on certain long-term capital gains for individuals. This legislation, along with other possible proposals or administrative pronouncements, including those relating to the dividends received deduction, the applicability of the equity add-on tax, and ordinary versus capital gain treatment for corporations, could adversely affect the taxation of AmerUs or the sale of annuities and life insurance products. Similarly, there can be no certainty as to what, if any, future laws or administrative pronouncements on these issues might be enacted or promulgated or whether any such laws or pronouncements would have any adverse effects on AmerUs.

RISKS RELATING TO THE CLOSED BLOCK

    In connection with the reorganization undertaken by AmerUs in June 1996 (the "AMERUS REORGANIZATION"), AmerUs Life was required to allocate specific assets for the benefit of insurance policies and annuities existing at the time of the AmerUs Reorganization that pay dividends or provide interest credits. This is known as a "Closed Block." The Closed Block is designed to give reasonable assurance to policyowners that, after the AmerUs Reorganization, assets will be available to maintain policy dividends and interest credits in effect prior to the AmerUs Reorganization if the same experience and performance continues. The investment performance of the assets in the Closed Block and the performance of the policies covered by the Closed Block will affect future dividends and interest credits. Any excess of cumulative favorable experience for Closed Block policies over unfavorable experience will be available for distribution over time to Closed Block policyowners and will not be available to AmerUs Life or AmerUs. Unless the Iowa Commissioner consents to an earlier termination, the Closed Block will continue to be in effect until the date on which none of the policies in the Closed Block remains in force.

    AmerUs will continue to pay guaranteed benefits under all policies, including the policies included in the Closed Block in accordance with their terms. If the assets allocated to the Closed Block, the investment cash flows from those assets and the revenues from the policies included in the Closed Block including investment income thereon prove to be insufficient to pay the benefits guaranteed under the policies included in the Closed Block, AmerUs will be required to make such payments from its general funds. AmerUs bears the costs of operating and managing the Closed Block and, accordingly, such costs were not funded as part of the assets allocated to the Closed Block. Any increase in such costs in the future would be borne by AmerUs. See "ADDITIONAL INFORMATION REGARDING AMERUS-- Business--The AmerUs Reorganization--Establishment and Operation of the Closed Block."

RISKS RELATING TO YEAR 2000 COMPLIANCE

    Many existing computer software programs and operating systems were designed such that the year 1999 is the maximum date that many computer systems will be able to process. AmerUs has formed a working group to address potential problems posed by this limitation in systems software to assure that AmerUs is prepared for the year 2000. If modifications and conversion to deal with year 2000 issues are not completed on a timely basis or are not fully effective, such issues may have a material adverse effect on the results of operations of AmerUs. See "ADDITIONAL INFORMATION REGARDING AMERUS--Management's Discussion and Analysis of Results of Operations and Financial Condition of AmerUs--Year 2000 Compliance."

AMERUS CLASS A COMMON STOCK ELIGIBLE FOR FUTURE SALE

    Sales of substantial amounts of AmerUs Class A common stock (including shares of AmerUs Class B common stock converted into AmerUs Class A common stock), or the perception that such sales could occur, could have an adverse effect on the price of the AmerUs Class A common stock. As of the date of this Joint Proxy Statement/Prospectus, AMHC beneficially owns 11,706,511 shares of Amerus Class A common stock. All of the shares of AmerUs Class A common stock which are currently beneficially owned by AMHC are eligible for sale under SEC rules, subject to certain volume and timing limitations. AmerUs Group has advised AmerUs that it intends to acquire additional shares of either AmerUs Common Stock or AmVestors Common Stock which would be converted into AmerUs Class A Common Stock. However, there can be no assurance that such purchases would be made, or if made, that such shares would not be resold.

LIMITED TRADING HISTORY FOR AMERUS CLASS A COMMON STOCK; POSSIBLE VOLATILITY OF
  AMERUS CLASS A COMMON STOCK PRICE

    From January 28, 1997 (the date on which the AmerUs Class A common stock began trading on Nasdaq) through November 11, 1997, the per share bid price of the AmerUs Class A common stock has fluctuated from a low of $19 1/8 to a high of $35-1/2. In the future, the market price for the AmerUs Class A common stock may be significantly affected by AmerUs' operating results, the ability of AmerUs to successfully integrate the Merger and the acquisition of Delta and fluctuations in the stock market generally, as well as general economic conditions.

                                  INTRODUCTION

    This Joint Proxy Statement/Prospectus is being furnished to shareholders of AmerUs Life Holdings, Inc. ("AMERUS") in connection with the solicitation of proxies by the Board of Directors of AmerUs (the "AMERUS BOARD") for use at the special meeting of AmerUs shareholders (the "AMERUS SPECIAL MEETING") to be held at the offices of AmerUs Life Insurance Company at 611 Fifth Avenue, Des Moines, Iowa, on December 18, 1997 at 10:00 a.m., and at any adjournments or postponements thereof.

    This Joint Proxy Statement/Prospectus also is being furnished to stockholders of AmVestors Financial Corporation ("AMVESTORS") in connection with the solicitation of proxies by the Board of Directors of AmVestors (the "AMVESTORS BOARD") for use at the special meeting of AmVestors stockholders (the "AMVESTORS SPECIAL MEETING") to be held at the Kansas City Airport Marriott, 775 Brasilia Street, Kansas City, Missouri, on December 18, 1997, at 10:00 a.m., local time, and at any adjournments or postponements thereof.

    This Joint Proxy Statement/Prospectus also constitutes a prospectus with respect to shares of Class A common stock, no par value, of AmerUs ("AMERUS CLASS A COMMON STOCK") issuable (the "STOCK ISSUANCE") in connection with the merger of AFC Corp., a wholly owned subsidiary of AmerUs ("MERGER SUB"), with and into AmVestors pursuant to the Amended and Restated Agreement and Plan of Merger, dated as of September 19, 1997, as amended and restated on October 8, 1997 (the "MERGER AGREEMENT"). As a result of the Merger, AmVestors would become a wholly owned subsidiary of AmerUs and all outstanding shares of common stock, no par value, of AmVestors ("AMVESTORS COMMON STOCK") would be converted into shares of AmerUs Class A Common Stock. AmerUs also has outstanding shares of Class B common stock, no par value ("AMERUS CLASS B COMMON STOCK", and together with AmerUs Class A Common Stock, "AMERUS COMMON STOCK").

                                 THE COMPANIES

AMERUS LIFE HOLDINGS, INC.

    AmerUs is an insurance holding company engaged through its subsidiaries in the business of marketing, underwriting and distributing a broad range of individual life insurance and annuity products to individuals and businesses in 49 states and the District of Columbia. AmerUs' primary product offerings consist of whole life, universal life and term life insurance policies and fixed annuities. In connection with a joint venture (the "AMERITAS JOINT VENTURE") with Ameritas Life Insurance Corp. ("AMERITAS"), AmerUs' subsidiary, AmerUs Life Insurance Company ("AMERUS LIFE") markets fixed annuities issued by Ameritas Variable Life Insurance Company ("AVLIC") and sells AVLIC's variable life insurance and variable annuity products. As of June 30, 1997, AmerUs had approximately 424,000 life insurance policies and annuity contracts outstanding and individual life insurance in force, net of reinsurance, of approximately $25.9 billion. As of June 30, 1997, AmerUs had total assets of $4.5 billion and total shareholders' equity of $535 million.

    AmerUs' principal subsidiaries are AmerUs Life and Delta Life Corporation ("DELTA"). AmerUs Life was originally incorporated in 1896 as a mutual insurance company under the name Central Life Assurance Society of the United States ("CENTRAL LIFE"). On June 30, 1996, AmerUs Life was converted into a stock life insurance company as part of the AmerUs Reorganization. As part of the AmerUs Reorganization, all of the shares of capital stock of AmerUs Life were issued to American Mutual Holding Company, an Iowa mutual insurance holding company ("AMHC"), which subsequently contributed such shares to its wholly-owned subsidiary, AmerUs Group Co. ("AMERUS GROUP"), which in turn contributed such shares to AmerUs. See "ADDITIONAL INFORMATION REGARDING AMERUS--Business--The AmerUs Reorganization."

    On October 23, 1997, AmerUs acquired all of the outstanding capital stock of Delta for $162.9 million in cash. As of June 30, 1997, Delta had approximately 52,000 annuity contracts outstanding, had assets of $2.0 billion, had total stockholders' equity of $107.4 million, and had reserves of approximately

$1.8 billion. See "ADDITIONAL INFORMATION REGARDING AMERUS--Business--Recent Developments--Acquisition of Delta Life Corporation."

    For additional information concerning AmerUs, see "ADDITIONAL INFORMATION REGARDING AMERUS," and "CONSOLIDATED FINANCIAL STATEMENTS."

AMVESTORS FINANCIAL CORPORATION.

    AmVestors is an insurance holding company whose subsidiaries are American Investors Life Insurance Company, Inc. ("AMERICAN"), American Investors Sales Group, Inc., AmVestors Acquisition Subsidiary, Inc., successor through merger with Financial Benefit Group, Inc., AmVestors CBO II, Inc., AmVestors Investment Group, Inc., Annuity International Marketing Corporation, FBL, Annuity Warehouse, Inc. f/k/a, The Insurance Mart, Inc. and Rainbow Card Pack Publication, Inc. AmVestors was incorporated in 1986 to serve as a holding company for all of the common stock of American, a Kansas domiciled insurance company admitted in 47 states and the District of Columbia. Its business focuses on the sale of deferred annuity products, which accounted for 97%, 96% and 97% of all premiums received by it in 1996, 1995 and 1994, respectively. Other products offered include single premium immediate annuities and flexible premium universal life policies. AmVestors designs its products and directs its marketing efforts towards the savings and retirement market. As of June 30, 1997, AmVestors had approximately 113,000 life insurance policies and annuity contracts outstanding and individual life insurance in force, net of reinsurance, of approximately $75.8 million and annuity contracts in force with reserves of $2.9 billion. As of the same date, AmVestors had total assets of $3.4 billion and total stockholders' equity of $213.8 million. For additional information concerning AmVestors, see "WHERE YOU CAN FIND MORE INFORMATION" and "SUMMARY--AMVESTORS SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA."

AFC CORP.

    AFC Corp., a wholly owned subsidiary of AmerUs ("MERGER SUB"), was incorporated in Kansas for purposes of the Merger. Merger Sub engages in no other business. The Merger Sub's principal executive office is located at 699 Walnut Street, Des Moines, Iowa 50309, and its telephone number is (515) 362-3600.

                           THE AMERUS SPECIAL MEETING

GENERAL

    This Joint Proxy Statement/Prospectus is provided to the shareholders of AmerUs in connection with the solicitation of proxies by the AmerUs Board for use at the AmerUs Special Meeting to be held on December 18, 1997 at 10:00 a.m., local time, at the offices of AmerUs Life Insurance Company at 611 Fifth Avenue, Des Moines, Iowa and at any adjournments or postponements thereof. A form of proxy is being provided to the shareholders of AmerUs with this Joint Proxy Statement/Prospectus in connection with the solicitation of proxies by the AmerUs Board for use at the AmerUs Special Meeting.

MATTERS TO BE CONSIDERED

    At the AmerUs Special Meeting, shareholders will be asked to (i) approve the Stock Issuance pursuant to the Merger, and (ii) vote upon such other business as may properly come before the AmerUs Special Meeting or any adjournments or postponements thereof. The AmerUs Board knows of no business that will be presented for consideration at the AmerUs Special Meeting other than the matters described in this Joint Proxy Statement/Prospectus. The aggregate number of shares of AmerUs Class A Common Stock issued in connection with the Stock Issuance immediately following the Merger is expected to be between approximately 11.6 million and 12.8 million shares (based upon an Average AmerUs Share Price of $27.00 and $29.75, respectively, and in each case assuming that treasury shares are eliminated and all options and warrants are rolled over into options to acquire shares of AmerUs Class A Common Stock). Unless AmerUs agrees to pay the Adjusted Merger Consideration (as defined below), the aggregate number of shares of AmerUs Class A Common Stock issuable in connection with the Merger should not be more than 14.7 million shares (which would occur if the Average AmerUs Share Price is $27.00 or less, and assuming conversion of the AmVestors Convertible Debentures and exercise of all outstanding options and warrants to purchase AmVestors Common Stock). See "THE MERGER--Merger Consideration". If the Average AmerUs Trading Price is less than $27.00, the AmVestors Board may terminate the Merger Agreement unless AmerUs agrees to provide additional shares of AmerUs Class A Common Stock necessary to achieve a value of $20 per share of AmVestors Common Stock. If the Stock Issuance is approved, the AmerUs Board would have the authority to increase the shares being issued in order to achieve the value of $20 per share. AmerUs shareholders should note that the exact number of shares to be issued in the Merger is not likely to be known at the time of the AmerUs Special Meeting. The AmVestors Board is not required to exercise this termination right. Therefore, AmVestors stockholders could receive consideration in the Merger valuing their shares of AmVestors Common Stock at less than $20 per share.

    The vote on the Stock Issuance is being taken because AmerUs, as a company whose shares are listed and traded on Nasdaq, must comply with a Nasdaq rule requiring shareholder approval if AmerUs issues common stock in connection with the acquisition of the stock or assets of another company that has or will have voting power equal to or in excess of 20% of the voting power outstanding before such issuance or the number of shares of common stock to be issued is or will be equal to or in excess of 20% of the number of shares of common stock outstanding before such issuance. The Stock Issuance would result in the issuance of AmerUs Class A Common Stock in excess of 20% of the number of shares of AmerUs Common Stock outstanding before the Stock Issuance. The AmerUs Board has determined that the Merger and the Stock Issuance are advisable and in the best interests of AmerUs and its shareholders and has approved the Merger and the Stock Issuance by unanimous vote of those directors voting. ACCORDINGLY, THE AMERUS BOARD RECOMMENDS THAT SHAREHOLDERS VOTE FOR APPROVAL OF THE STOCK ISSUANCE. See "THE MERGER--Background of the Merger" and "--AmerUs' Reasons for the Merger and the Stock Issuance; Recommendation of the AmerUs Board."

    SHAREHOLDERS ARE REQUESTED TO PROMPTLY COMPLETE, DATE, SIGN AND RETURN THE ACCOMPANYING PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

RECORD DATE; QUORUM

    Only shareholders of record of AmerUs Common Stock at the close of business on November 5, 1997 (the "AMERUS MEETING RECORD DATE") will be entitled to receive notice of, and to vote at, the AmerUs Special Meeting and any adjournments or postponements thereof. As of the AmerUs Meeting Record Date, there were issued and outstanding 18,155,989 shares of AmerUs Class A Common Stock and 5,000,000 shares of Class B Common Stock. A majority of the outstanding shares of AmerUs Common Stock entitled to vote must be represented in person or by proxy at the AmerUs Special Meeting in order for a quorum to be present. If such a quorum is not present, a majority of shares so represented may adjourn or postpone the AmerUs Special Meeting to a future date.

VOTE REQUIRED

    The approval of the Stock Issuance requires the affirmative vote of the majority of the votes cast by the holders of outstanding shares of AmerUs Common Stock present at a meeting duly held at which a quorum is present. Shares which are present but not voted, either by abstention or non-vote (including broker non-vote), will be counted for establishing a quorum but will not be counted to determine whether the Stock Issuance is approved. Each share of AmerUs Common Stock will be entitled to one vote.

    As of the AmerUs Meeting Record Date, AmerUs' directors and executive officers and their affiliates may be deemed to be beneficial owners of 16,783,210 shares of AmerUs Common Stock representing approximately 72% of the outstanding AmerUs Common Stock. As of the AmerUs Meeting Record Date, AMHC beneficially owned 16,706,511 of such shares of AmerUs Common Stock (the "AMHC SHARES"). On September 19, 1997, the Board of Directors of AMHC approved resolutions authorizing appropriate officers and its affiliates to cause the AMHC Shares to be voted in favor of the Stock Issuance. Since the AMHC Shares constitute a majority of the outstanding shares of AmerUs Common Stock as of the record date for the AmerUs Special Meeting, the vote of shares beneficially owned by AMHC would be sufficient to approve the Stock Issuance, regardless of whether any other AmerUs shareholder votes in favor of the Stock Issuance. See "SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT--AmerUs Common Stock."

PROXIES

    Shares represented by properly executed proxies received in time for the AmerUs Special Meeting will be voted at the AmerUs Special Meeting, including at any adjournment or postponement thereof, in the manner specified by the holder thereof. Proxies which are properly executed but which do not contain voting instructions will be voted in favor of approval of the Stock Issuance. If a quorum is not present at the AmerUs Special Meeting, the persons appointed as proxies will not have the discretion to vote or act to adjourn or postpone the AmerUs Special Meeting according to their judgment.

    The grant of a proxy on the enclosed AmerUs form does not preclude a shareholder from voting in person. A shareholder may revoke a proxy at any time prior to its exercise by submitting a new proxy at a later date, by filing with the Secretary of AmerUs a duly executed revocation of proxy bearing a later date or by voting in person at the meeting, including at any adjournment or postponement thereof. Attendance at the AmerUs Special Meeting will not of itself constitute revocation of a proxy.

SOLICITATION OF PROXIES

    AmerUs will bear the cost of solicitation of proxies from its shareholders, except that AmerUs and AmVestors will share equally the cost of printing this Joint Proxy Statement/Prospectus. In addition to solicitation by mail, the directors, officers and employees of AmerUs and its subsidiaries may solicit proxies, without receiving additional compensation therefor, by telephone, telefax or telegram or in person. Arrangements will also be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation materials to the beneficial owners of stock held of record by such persons, and AmerUs will reimburse such brokerage houses, custodians, nominees and fiduciaries for the reasonable out-of-pocket expenses in connection therewith.

                         THE AMVESTORS SPECIAL MEETING

GENERAL

    This Joint Proxy Statement/Prospectus is being furnished to the stockholders of AmVestors in connection with the solicitation of proxies by the AmVestors Board for use at the AmVestors Special Meeting to be held on December 18, 1997 at 10:00 a.m., local time, at the Kansas City Airport Marriott, 775 Brasilia Street, Kansas City, Missouri, and at any adjournments or postponements thereof. Each copy of this Joint Proxy Statement/Prospectus mailed to stockholders is accompanied by a proxy card furnished in connection with the solicitation of proxies by the AmVestors Board for use at the AmVestors Special Meeting.

MATTERS TO BE CONSIDERED

    At the AmVestors Special Meeting, stockholders will be asked to (i) approve the Merger Agreement and the transactions contemplated thereby, and (ii) vote upon such other business as may properly come before the AmVestors Special Meeting or any adjournments or postponements thereof (including, without limitation, adjournment of the AmVestors Special Meeting in order to allow for additional solicitation of stockholder votes in order to obtain a quorum or in order to obtain more votes in favor of the Merger Agreement). The AmVestors Board knows of no business that will be presented for consideration at the AmVestors Special Meeting other than the matters described in this Joint Proxy Statement/ Prospectus.

    The AmVestors Board has determined that the Merger and the Merger Agreement are advisable and in the best interests of AmVestors and its stockholders and has approved the Merger and the Merger Agreement by unanimous vote of those directors voting. ACCORDINGLY, THE AMVESTORS BOARD RECOMMENDS THAT AMVESTORS STOCKHOLDERS VOTE FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT. See "THE MERGER--Background of the Merger" and "--AmVestors' Reasons for the Merger; Recommendation of the AmVestors Board."

    STOCKHOLDERS ARE REQUESTED TO PROMPTLY COMPLETE, DATE, SIGN AND RETURN THE ACCOMPANYING PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE. FAILURE TO RETURN A PROPERLY EXECUTED PROXY CARD OR TO VOTE AT THE SPECIAL MEETING WILL HAVE THE SAME EFFECT AS A VOTE AGAINST THE MERGER AGREEMENT.

RECORD DATE; STOCK ENTITLED TO VOTE; QUORUM

    Only the holders of record of AmVestors Common Stock as of the close of business on November 11, 1997 (the "AMVESTORS MEETING RECORD DATE") will be entitled to notice of and to vote at the AmVestors Special Meeting. At the close of business on November 10, 1997, there were 12,215,888 shares of AmVestors Common Stock outstanding and entitled to vote, held by approximately 3,800 stockholders of record. Directors and executive officers of AmVestors and its affiliates (as a group) were entitled to vote 767,991 shares of AmVestors Common Stock, or approximately 4.5% of the outstanding votes entitled to be cast at the AmVestors Special Meeting; all such persons have indicated to AmVestors their intention to vote their shares of AmVestors Common Stock FOR the approval and adoption of the Merger Agreement and the transactions contemplated thereby. Holders of record of AmVestors Common Stock as of the close of business on the AmVestors Meeting Record Date are entitled to one vote per share on any matter voted on at the AmVestors Special Meeting.

    The presence, either in person or by proxy, of the holders of a majority of the outstanding shares of AmVestors Common Stock as of the AmVestors Meeting Record Date is necessary to constitute a quorum at the AmVestors Special Meeting. Broker non-votes and abstentions count for the purpose of determining a quorum at the AmVestors Special Meeting. If a quorum is not obtained, or if fewer shares are likely to be voted in favor of approval and adoption of the Merger Agreement than the number required for approval, it is expected that the AmVestors Special Meeting will be adjourned for the purpose of allowing additional time for soliciting and obtaining additional proxies or votes or for any other purpose, including obtaining necessary regulatory approvals, and, at any subsequent reconvening of the AmVestors Special Meeting, all proxies will be voted in the same manner as such proxies would have been voted at the original convening of the meeting (except for any proxy which has been effectively revoked or withdrawn), notwithstanding that such proxy may have been effectively voted on the same or any other matter at a previous meeting.

    STOCKHOLDERS SHOULD NOT FORWARD ANY COMMON STOCK CERTIFICATES WITH THEIR PROXY CARDS. IN THE EVENT THE MERGER IS CONSUMMATED, STOCK CERTIFICATES SHOULD BE DELIVERED IN ACCORDANCE WITH INSTRUCTIONS SET FORTH IN A LETTER OF TRANSMITTAL, WHICH WILL BE SENT TO STOCKHOLDERS BY CHASEMELLON SHAREHOLDER SERVICES LLC, IN ITS CAPACITY AS THE EXCHANGE AGENT, PROMPTLY AFTER THE EFFECTIVE TIME.

VOTE REQUIRED

    The affirmative vote of the holders of at least a majority of the outstanding shares of AmVestors Common Stock entitled to vote on the matters to be acted upon is required to approve and adopt the Merger Agreement and the transactions contemplated thereby. The failure to submit a proxy card (or vote in person at the AmVestors Special Meeting) or the abstention from voting by a stockholder (including broker non-votes) shall have the same effect as a vote against the Merger Agreement. Brokers who hold shares of AmVestors Common Stock as nominees will not have discretionary authority to vote shares with respect to the Merger Agreement absent instructions from the beneficial owner thereof. The proxy holders named in the enclosed proxy card will vote all shares of the AmVestors Common Stock represented by proxy cards that are properly signed and returned by stockholders in accordance with the instructions contained therein. You may specify your voting choices by marking the appropriate boxes on the proxy card. Shares as to which an executed proxy card is returned and the stockholder has abstained from voting on any matter are considered shares present at the AmVestors Special Meeting for purposes of determining a quorum and are included in determining whether the proposals presented at the Special Meeting are approved (I.E., an abstention would have the effect of a vote against the Merger Agreement and the transactions contemplated thereby, and against such other business as may have properly come before the AmVestors Special Meeting, including adjournment or postponement thereof). On the other hand, brokers do not have discretionary authority to vote on the approval and adoption of the Merger Agreement as to shares held in street name, and therefore, if an executed proxy card is returned by a broker holding shares of AmVestors Common Stock in street name such shares will be considered present at the AmVestors Special Meeting for purposes of determining a quorum but will not be voted with respect to such matter (which has the effect of voting against the proposal). IF STOCKHOLDERS PROPERLY SIGN AND RETURN THEIR PROXY CARD, BUT DO NOT SPECIFY THEIR VOTING CHOICES, THEIR SHARES WILL BE VOTED FOR ALL PROPOSALS AND TO APPROVE AND ADOPT THE MERGER AGREEMENT AS RECOMMENDED BY THE AMVESTORS BOARD.

    The AmVestors Board is not aware of any matters other than those set forth in the Notice of AmVestors Special Meeting of stockholders that may be brought before the AmVestors Special Meeting. If any other matters properly come before the AmVestors Special Meeting, including a motion to adjourn the AmVestors Special Meeting for the purpose of soliciting additional proxies, the persons named in the accompanying proxy will vote the shares represented by all properly executed proxies on such matters in their discretion, except that shares represented by proxies which have been voted "against" the Merger Agreement will not be used to vote "for" adjournment of the AmVestors Special Meeting for the purpose of allowing additional time for soliciting additional votes "for" the Merger Agreement. See "--Revocability of Proxies."

REVOCABILITY OF PROXIES

    A stockholder may revoke a proxy at any time prior to its exercise by (i) delivering to Lynn F. Hammes, Secretary, AmVestors Financial Corporation, 555 South Kansas Avenue, Topeka, Kansas 66603, a written notice of revocation prior to the AmVestors Special Meeting, (ii) delivering, prior to the AmVestors Special Meeting, a duly executed proxy bearing a later date, or (iii) attending the AmVestors

Special Meeting and voting in person. The presence of a stockholder at the AmVestors Special Meeting will not in and of itself automatically revoke such stockholder's proxy.

SOLICITATION OF PROXIES

    AmVestors will bear the costs of solicitation of proxies from its stockholders, except that AmVestors and AmerUs will share equally the cost of printing this Joint Proxy Statement/Prospectus. In addition to solicitation of proxies by mail, directors, officers and employees of AmVestors and its subsidiaries, without receiving additional compensation therefor, may solicit proxies by telephone, telefax, telegram or in person. Arrangements also will be made with brokerage firms and other custodians, nominees and fiduciaries for the forwarding of solicitation materials to the beneficial owners of stock held of record by such persons and AmVestors will reimburse such brokerage firms, custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in connection therewith.

    Beacon Hill Partners, Inc. ("BEACON HILL"), a professional soliciting organization, will assist in the solicitation of proxies by AmVestors. Beacon Hill's fee for solicitation of the proxies is estimated to be $7,500 plus reimbursement for out-of-pocket costs and expenses.

    In addition, directors, officers and employees of AmerUs and its subsidiaries may solicit proxies from AmVestors stockholders, without receiving additional compensation therefor, by telephone, mail, telefax, telegram or in person.

ADJOURNMENT OF THE AMVESTORS SPECIAL MEETING

    A vote (i) in person by a stockholder for adjournment of the AmVestors Special Meeting, or (ii) for the last proposal on the proxy card authorizing the named proxies to vote the shares covered by such proxy in their discretion with respect to such other business as may properly come before the AmVestors Special Meeting, which would allow such named proxies in their discretion to vote to adjourn the AmVestors Special Meeting, would allow for additional solicitation of stockholder votes in order to obtain a quorum or in order to obtain more votes in favor of the Merger Agreement. The AmVestors Board unanimously recommends that the stockholders vote in person in favor of any adjournment of the AmVestors Special Meeting so suggested by the AmVestors Board in order to solicit additional votes in order to obtain a quorum or to obtain more votes in favor of the Merger Agreement, or in favor of the last proposal on its respective proxy card. See "--Vote Required" for the effect of abstentions and broker non-votes with respect to a vote on a proposal to adjourn the AmVestors Special Meeting and on such other proposals.

                                   THE MERGER

GENERAL

    The discussion in this Joint Proxy Statement/Prospectus of the Merger and the description of the Merger Agreement's principal terms are subject to and qualified in their entirety by reference to the Merger Agreement, a copy of which is attached to this Joint Proxy Statement/Prospectus as Annex I.

BACKGROUND OF THE MERGER

    The AmVestors Board has from time to time considered various corporate strategies designed to increase long-term stockholder value in recognition of the increasing importance of scale in the financial services industry. In 1993 the AmVestors Board set a goal to double assets under management over the next three years, to $4.0 billion by December 31, 1996. In connection therewith, AmVestors embarked on a strategy of growth which included pursuing acquisitions of annuity companies, such as its acquisition of Financial Benefit Group, Inc. ("FBG") in April 1996, and blocks of annuity contracts. In addition, AmVestors continued its emphasis on selling the full range of fixed rate individual annuity products through existing agency relationships, and expanding such relationships. By December 31, 1996, AmVestors had approximately $3.3 billion of assets under management, well below its $4.0 billion goal, and senior management at AmVestors became concerned with AmVestors' lack of sufficient resources to successfully pursue an acquisition-based growth strategy. At the meetings of the AmVestors Board on March 27, 1997 and June 10, 1997, this issue was discussed, among other things, and the AmVestors Board concluded that while AmVestors had experienced annual growth in premiums during 1993-1996 and year-to-date 1997, because of its relative size, its prospects for continued growth in an increasingly consolidating and competitive industry warranted consideration of the feasibility of strategic alternatives in order to significantly enhance stockholder value. At its March 27, 1997 meeting, the AmVestors Board retained Goldman Sachs & Co. ("GOLDMAN SACHS") as financial advisor and Bush-O'Donnell & Co., Inc. ("BUSH-O'DONNELL") as special advisor to advise AmVestors' management in its exploration of strategic alternatives.

    Soon after the March 27, 1997 AmVestors Board meeting, another insurance company expressed interest to AmVestors regarding a potential strategic combination and preliminary discussions were held between management of AmVestors and such other life insurance company. Such company entered into a confidentiality agreement with AmVestors and conducted preliminary due diligence of AmVestors during May 1997, but such discussions did not result in a specific transaction proposal and such company indicated that it was no longer interested in a transaction and withdrew.

    On June 10, 1997, the AmVestors Board met with Goldman Sachs and legal counsel and discussed the withdrawal of the other insurance company and authorized Goldman Sachs to begin a general solicitation of interest in the market on behalf of AmVestors in an acquisition of or other strategic transaction with AmVestors.

    Beginning June 11, 1997, Goldman Sachs began such solicitation and made initial contact with 65 potential acquirors on behalf of AmVestors. Approximately half of these companies expressed interest in receiving confidential information, including AmerUs. Following execution of confidentiality agreements, including customary standstill and certain other provisions, these potential acquirors were sent an offering memorandum and actuarial appraisal of AmVestors insurance subsidiaries. AmerUs executed such a confidentiality agreement on June 19, 1997 and received an offering memorandum and actuarial appraisal. Subsequently, these potential acquirors were invited by Goldman Sachs on behalf of AmVestors to submit written, non-binding indications of interest, in accordance with certain procedures, to acquire or combine with AmVestors. Five of these companies (including AmerUs) submitted formal indications of interest, and were invited to conduct detailed due diligence of AmVestors. After a review of the offering memorandum and an initial analysis of the value of AmVestors prepared by AmerUs management, AmerUs submitted a non-binding indication of interest on July 11, 1997.

    On July 22, 1997, AmVestors publicly announced that it had retained Goldman Sachs to assist it in exploring its strategic alternatives. On August 1, 1997, Goldman Sachs distributed final bid instructions to four of these companies, each of which was invited to continue due diligence on AmVestors and following that to indicate the terms and conditions on which they might propose to enter into a business combination with AmVestors. At this time, AmerUs retained Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ") to assist it in evaluating a transaction with AmVestors.

    Pursuant to the procedures established, on July 28 and 29, 1997 certain representatives of AmerUs and their advisors conducted initial due diligence on AmVestors and met with the senior management of AmVestors including Mr. Ralph W. Laster, Jr., Chairman and Chief Executive Officer of AmVestors, and Mr. Mark V. Heitz, President and General Counsel of AmVestors. The AmerUs representatives included Mr. Michael E. Sproule, Executive Vice President and Chief Financial Officer, Mr. Michael G. Fraizer, Senior Vice President and Treasurer of AmerUs, and certain other officers of AmerUs.

    Between August 1 and August 28, 1997 each of the four companies that had been invited to conduct further due diligence on AmVestors communicated to Goldman Sachs various terms and conditions on which they might propose to enter into a business combination with AmVestors.

    Following an extensive evaluation of the operations and financial condition of AmVestors based upon the materials provided and the results of due diligence, AmerUs on August 26, 1997, submitted its initial firm proposal for a strategic combination of AmerUs and AmVestors. Under the proposal, each share of AmVestors Common Stock would be converted into the right to receive a number of shares of AmerUs Class A Common Stock valued at $19.00. In addition, AmVestors shareholders would have had the right to elect to receive $19.00 in cash for each share, provided that not more than 30% of the total consideration would be paid in cash. Collar provisions which would allow AmVestors shareholders to share in the upside potential of AmerUs stock were also offered.

    On August 28, 1997 the AmVestors Board met, together with Goldman Sachs and legal counsel, to discuss the results of the solicitation process and the initial AmerUs proposal. At such meeting, the AmVestors Board reviewed with Goldman Sachs the possible terms of a business combination which were communicated by the companies that conducted further due diligence on AmVestors. The AmVestors Board considered with respect to such companies and the terms which they had communicated, among other factors, the type and amount of consideration proposed and such companies' respective financial status, prospects and reputation. Based upon such considerations, including its belief that the initial AmerUs proposal was likely to yield to AmVestors stockholders the most attractive amount and type of consideration, the AmVestors Board authorized management of AmVestors to pursue further negotiations with AmerUs. Pursuant to subsequent telephone negotiations between AmVestors and AmerUs, the terms and conditions of the AmerUs proposal were modified to include a variable number of shares of AmerUs Class A Common Stock, subject to a maximum and minimum number, based upon a range of trading prices which would be used to determine the number of shares of AmerUs Class A Common Stock into which each share of AmVestors Common Stock would be converted.

    Subsequent to AmerUs' initial proposal and prior to execution of the definitive Merger Agreement, another company, (one of the companies first solicited in June which did not submit a preliminary indication of interest) expressed interest in a possible strategic transaction with AmVestors. After entering into a confidentiality agreement, this company conducted detailed due diligence of AmVestors, but did not submit a definitive proposal.

    On August 29, 1997, Goldman Sachs on behalf of AmVestors informed AmerUs that AmVestors was interested in a stock transaction and might consider a similar but enhanced offer. Various telephone discussions ensued between AmerUs, AmVestors, and representatives of their respective financial advisors during the following weekend. The participants included Mr. Roger K. Brooks, Chairman, Chief Executive Officer and President of AmerUs, Mr. Joseph K. Haggerty, Senior Vice President and General Counsel of AmerUs, Messrs. Sproule, Laster and Heitz as well as Mr. James O'Donnell, a director of AmVestors and a partner in Bush-O'Donnell and representatives of their respective financial advisors. On September 3, 1997, Messrs, Brooks, Sproule, Laster, Heitz, O'Donnell and representatives of the respective financial advisors met to discuss the merits of the proposal providing for a modified collar on the exchange ratios and total stock consideration. The parties were unable to reach agreement at this time. Subsequently, on September 5, 1997, AmerUs offered a per share consideration with a variable number of shares of AmerUs Class A Common Stock, subject to a maximum and minimum number, intended to be valued at at least $20.00, and a $19.00 cash alternative for up to 30% of the total consideration. Over the next several days, the details were refined by the representatives of the parties. In further negotiations, the Termination for Price (as defined below) was agreed upon, and the $19.00 cash alternative was eliminated.

    The AmerUs Board has provided AmerUs management with general authority to consider and negotiate potential acquisitions, with the understanding that all such actions would be subject to review and approval of the AmerUs Board. Consistent with this practice, AmerUs management did not seek specific authority to enter into negotiations concerning this transaction. On September 11, 1997, AmerUs management initially contacted certain AmerUs directors to inform them of the possibility of a transaction, the status of the negotiations and to solicit questions and advice. On September 13, 1997, each of the directors of AmerUs was sent material concerning the potential transactions with AmVestors including a review of the proposed transaction and an overview of AmVestors and its financial results, sales and distribution, investment portfolio and management, the projected expense savings and summary appraisal analysis. From September 8 through September 18, 1997, AmVestors, AmerUs and their respective financial advisors and counsel held several meetings in person and by telephone to negotiate the various terms and conditions of the definitive Merger Agreement and to conduct due diligence with respect to each other. These discussions led to the definitive Merger Agreement.

    On September 17, 1997, a special meeting of the AmerUs Board was held to discuss various aspects of the proposed merger with AmVestors. Members of AmerUs management discussed with the AmerUs Board the proposal to acquire AmVestors including (1) a description of AmVestors' business, financial condition, distribution systems, investment portfolio and management; (2) details of potential expense savings and effects on earnings; and (3) a summary of major terms of the proposed Merger Agreement. Representatives of DLJ and Fox-Pitt, Kelton Inc. ("FOX-PITT, KELTON"), a special advisor retained by AmerUs in September 1997, also reviewed their analysis of the proposed transaction, including its financial terms. At the conclusion of the meeting, the AmerUs Board authorized management to finalize the documentation for the proposed transaction in preparation for a special AmerUs Board meeting scheduled for September 19, 1997.

    On September 19, 1997, the AmVestors Board held a full day special special meeting to review, with the advice and assistance of its financial and legal advisors, the proposed Merger Agreement and the transactions contemplated thereby. At such meeting, AmVestors' management and financial and legal advisors made presentations to the AmVestors Board concerning such matters. After further discussions with Goldman Sachs and the management of AmVestors, and having compared the terms communicated by the three other companies that had conducted further due diligence on AmVestors to those contained in the proposed Merger Agreement, the AmVestors Board determined that the Merger Consideration offered by AmerUs represented the highest price per share likely to be obtained for AmVestors stockholders. Goldman Sachs rendered to the AmVestors Board its written opinion to the effect that, as of such date, the Exchange Ratio pursuant to the Merger Agreement was fair from a financial point of view to the holders of AmVestors Common Stock. Following the AmVestors Board's review of the Merger Agreement and the transactions contemplated thereby, including the Merger, the AmVestors Board unanimously approved the proposed Merger Agreement and transactions contemplated thereby, including the Merger, and authorized the execution and delivery of the Merger Agreement.

    On September 19, 1997, the AmerUs Board held a special meeting and considered the proposed Merger Agreement and the transactions contemplated thereby, including the Stock Issuance. The Chairman reviewed developments since the AmerUs Board meeting held on September 17, 1997. Members of AmerUs management and its legal advisors made presentations concerning key elements of the proposed transaction, including the financial assessment of AmVestors, pro forma merger analysis, results of due diligence and legal considerations for the AmerUs Board in discharging its fiduciary responsibilities in connection with the proposed transaction, and the terms and conditions of the Merger Agreement which had been negotiated. The AmerUs Board was advised of the financial aspects of the

Merger by DLJ and was also provided a written opinion from DLJ that the Exchange Ratio was fair to AmerUs from a financial point of view. Fox-Pitt, Kelton, an investment banking firm which served as a financial advisor to AmerUs in connection with the acquisition of Delta, did not submit a written opinion or report to the Board, but did verbally review with the Board their observations about AmVestors, including a comparison of its operation to Delta's, the reasons underlying the success of the AmerUs offer and the potentially favorable market reaction to the transaction. Based upon the information presented, the AmerUs Board unanimously approved the Merger Agreement and determined that the Merger and the Stock Issuance were in the best interests of AmerUs shareholders, and recommended that the AmerUs shareholders vote for the Stock Issuance.

    Early in the evening on Friday, September 19, 1997, the Merger Agreement was executed and delivered by all parties thereto, and on September 22, 1997, AmVestors and AmerUs issued a joint press release announcing the Merger Agreement.

CERTAIN AMVESTORS PROJECTED FINANCIAL INFORMATION AND ASSUMPTIONS

    During the course of due diligence of certain parties, including AmerUs, relating to potential strategic transactions with AmVestors, AmVestors made available to such parties certain financial projections and estimates prepared by AmVestors management.

    AmVestors management utilized a top down approach to project financial results using the following key assumptions. The projections assumed that annuity premiums received would rise from approximately $514.4 million in 1997 to approximately $943.5 million in 2001. The projections were calculated assuming level interest rates utilizing the December 31, 1996 yield curve. Projected yields, calculated by dividing the sum of investment income and realized gains by average cash and invested assets in the models, were assumed to decline from 7.80% in 1997 to 7.66% in 2001 for FBL and to rise from 7.39% in 1997 to 7.47% in 2001 for American. Realized gains include the difference between AmVestors' expected returns (based on historical results) on convertible stocks and bonds and the coupon/dividend income from these securities. The projections assume that throughout 1997 American and FBL's holdings of convertible securities are increased to approximately 5% of invested assets. Generally, no allowance has been made for default losses. AmVestors has not experienced a default loss since 1991.

    AmVestors' current interest crediting strategy is utilized as the beginning crediting strategy for the projections. The projections assume that credited rates are reduced 25 basis points on American's business in 1998. The average credited interest rates generated in the models by the assumed crediting strategy were assumed to rise from 4.89% in 1997 to 5.23% in 2001 for FBL and to decline from 5.59% in 1997 to 5.35% in 2001 for American.

    Surrender assumptions contained in the projections represent management's best estimate of full, partial and free withdrawals. These assumptions were developed with full consideration to historical results of the existing inforce business.

    The average surrender rates, calculated as a percentage of average policy reserves, were assumed to decline from 17.90% in 1997 to 16.92% in 2001 for FBL and to decline from 16.09% in 1997 to 15.48% in 2001 for American (including deaths, full, partial and free surrenders).

    Total fixed maintenance costs were assumed to be constant. All projections assume a 35% effective federal tax rate in all years.

    Based upon the foregoing assumptions and qualifications, the projected total assets for AmVestors were estimated to rise from approximately $3.6 billion in 1997 to approximately $5.2 billion in 2001, total revenue was estimated to rise from approximately $238.1 million in 1997 to approximately $343.0 million in 2001, and net earnings were estimated to rise from approximately $24.6 million in 1997 to approximately $37.2 million in 2001.

    AmVestors does not as a matter of course make public any projections as to future performance or earnings, and the projections set forth above are included in this Joint Proxy Statement/Prospectus only because the information was provided to AmerUs. The projections were not prepared with a view to public disclosure or compliance with the published guidelines of the American Institute of Certified Public Accountants regarding prospective financial information. AmVestors' internal operating projections are, in general, prepared solely for internal use in connection with budgeting and other management decisions and are subjective in many respects and thus susceptible to various interpretations and periodic revisions based on actual experience and business developments. The projections were based on a number of material assumptions specified therein and summarized above. These assumptions are beyond the control of AmVestors, AmerUs and Merger Sub or their respective financial advisors, and require a degree of economic forecasting that is inherently uncertain and subjective. None of AmVestors, AmerUs or Merger Sub or their respective financial advisors assumes any responsibility for the accuracy of any of the projections. Neither AmVestors' independent auditors, nor any other independent accountants or financial advisors, have compiled, examined or performed any procedures with respect to the prospective financial information contained herein, nor have they expressed any opinion or any form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the prospective financial information. The inclusion of the foregoing projections should not be regarded as an indication that AmVestors, AmerUs or Merger Sub or any other person who received such information considers it an accurate prediction of future events. AmerUs and Merger Sub can provide no assurance whatsoever as to either the accuracy or completeness of such projected financial statements or as to whether the assumptions identified by AmVestors management relating thereto were reasonable. Neither AmVestors nor AmerUs intends to update, revise or correct such projections if they become inaccurate (even in the short term).

AMERUS' REASONS FOR THE MERGER AND THE STOCK ISSUANCE; RECOMMENDATION OF THE
  AMERUS BOARD

    At a meeting of the AmerUs Board (with one member absent) held on September 19, 1997, members of AmerUs' management and representatives of DLJ and Fox-Pitt, Kelton made presentations concerning the business and prospects of AmVestors and the potential combination of AmVestors and AmerUs. The AmerUs Board also received presentations concerning, and reviewed the terms of, the Merger Agreement with members of AmerUs' management, its legal counsel and financial advisors. At the meeting, the AmerUs Board unanimously determined that the Stock Issuance and the Merger, upon the terms and conditions set forth in the Merger Agreement, are fair to, and in the best interests of, the shareholders of AmerUs. Accordingly, the AmerUs Board has unanimously approved the Stock Issuance and the Merger Agreement and unanimously recommends that the holders of outstanding shares of AmerUs Common Stock vote for approval of the Stock Issuance at the AmerUs Special Meeting. See "--Background of the Merger."

    In reaching its determination, the AmerUs Board consulted with AmerUs' management, as well as its financial advisors and legal counsel, and considered the following material factors:

    (i) The expectation that the Merger would provide important strategic benefits, including:

        (a) expansion of AmerUs' presence in the rapidly growing asset accumulation business, which involves seeking and actively managing policyholder funds through insurance and annuity products;

        (b) enhancement of the breadth and diversity of AmerUs' distribution network;

        (c) increased potential for significant cross-selling efficiencies and expense savings opportunities; and

        (d) the complementary fit with the recent acquisition of Delta.

    (ii) The opportunity for earnings accretion (as described under "--Opinion of the Financial Advisor to the AmerUs Board--Pro Forma Merger Analysis") and reduction in expenses, including anticipated cost savings of $6-8 million in 1998 and additional amounts thereafter.

    (iii) The expectation that because of the issuance of additional shares of AmerUs Class A Common Stock to acquire AmVestors (with the number outstanding and held by the public estimated at between approximately 17.9 and 19.1 million vs. 6.4 million for AmerUs as of September 19, 1997), the AmerUs Class A Common Stock would have increased market float and greater liquidity.

    (iv) The presentations of DLJ delivered to the AmerUs Board on September 17 and 19, 1997, including DLJ's comparison of the calculated values of the Merger Consideration of $20 per share to the median values described below under each of the sections "Opinion of Financial Advisor to the AmerUs Board--Transaction Analysis and Public Company Analysis" and DLJ analyses set forth under "Opinion of Financial Advisor to the AmerUs Board--Stock Trading History, Pro Forma Merger Analysis and Contribution Analysis"; and DLJ's written opinion to the effect that as of such date the Exchange Ratio was fair to AmerUs from a financial point of view. A copy of such opinion is attached to this Joint Proxy Statement/Prospectus as Annex II. See "--Opinion of the Financial Advisor to the AmerUs Board."

    (v) The terms and conditions of the Merger Agreement (including the fact that under certain circumstances, AmVestors must pay AmerUs a termination fee of up to $10.8 million in connection with the termination of the Merger Agreement (See "THE MERGER AGREEMENT--Termination", "--Fees and Expenses")), which the AmerUs Board, based on presentations by its legal and financial advisors, deemed to be generally favorable to AmerUs, as well as the belief that approval of the Merger Agreement and the Stock Issuance was consistent with the AmerUs Board's fiduciary duties as described by its legal advisors.

    (vi) AmVestors projected financial information and assumptions, substantially as described in the preceding section.

    (vii) The analysis and recommendation of the Merger by AmerUs' management, including, without limitation, a discussion of the foregoing factors.

    From the information and advice provided by management and its advisers on the operational and strategic benefits of the acquisition in the annuity market and the potential for a positive financial impact, the AmerUs Board believes that the acquisition of AmVestors is a financially and operationally sound step in its overall strategy of growing the company and increasing its resources and that it is in the best interests of AmerUs and its shareholders.

    The foregoing discussion of information and factors considered and given weight by the AmerUs Board is not intended to be exhaustive. In view of the wide variety of factors considered in connection with its evaluation of the terms of the Merger, the AmerUs Board did not find it practicable to, and did not, quantify or otherwise attempt to assign relative weights to the specific factors considered in reaching their determinations. In addition, individual members of the AmerUs Board may have given different weights to different factors. For additional information concerning anticipated cost savings and estimated number of shares held by the public referenced above, see "AMERUS LIFE HOLDINGS, INC., DELTA LIFE CORPORATION AND AMVESTORS FINANCIAL CORPORATION PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION".

    THE AMERUS BOARD UNANIMOUSLY RECOMMENDS THAT HOLDERS OF AMERUS COMMON STOCK VOTE FOR APPROVAL OF THE STOCK ISSUANCE.

OPINION OF THE FINANCIAL ADVISOR TO THE AMERUS BOARD

    In its role as financial advisor to AmerUs, DLJ was asked by AmerUs to render its opinion to the AmerUs Board as to the fairness from a financial point of view to AmerUs of the consideration to be paid by AmerUs pursuant to the terms of the Merger Agreement. AmerUs engaged DLJ to provide its fairness opinion based upon DLJ's qualifications, expertise and reputation as well as DLJ's prior investment banking relationship and familiarity with AmerUs. On September 19, 1997, DLJ delivered its written opinion (the "DLJ OPINION") to the effect that as of the date of such opinion and based upon and subject to the assumptions, limitations and qualifications set forth in such opinion, the Exchange Ratio was fair to AmerUs from a financial point of view.

    A COPY OF THE DLJ OPINION IS ATTACHED HERETO AS ANNEX II. AMERUS SHAREHOLDERS ARE URGED TO READ THE OPINION IN ITS ENTIRETY FOR ASSUMPTIONS MADE, PROCEDURES FOLLOWED, OTHER MATTERS CONSIDERED AND LIMITS OF THE REVIEW BY DLJ.

    The DLJ Opinion was prepared for the AmerUs Board and is directed only to the fairness from a financial point of view to AmerUs, and does not constitute a recommendation to any AmerUs shareholder as to how to vote at the AmerUs Special Meeting. The DLJ Opinion does not constitute an opinion as to the price at which AmerUs Class A Common Stock will actually trade at any time. The type and amount of Merger Consideration was determined in arms' length negotiations between AmerUs and AmVestors, in which negotiations DLJ advised AmerUs. No restrictions or limitations were imposed by the AmerUs Board upon DLJ with respect to the investigations made or the procedures followed by DLJ in rendering its opinion.

    In arriving at its opinion, DLJ reviewed the Merger Agreement. DLJ also reviewed financial and other information that was publicly available or furnished to it by AmerUs and AmVestors, including information provided during discussions with their respective managements. Included in the information provided during discussions with the respective managements were certain financial projections of AmVestors for the period beginning January 1, 1997 and ending December 31, 2001 prepared by the management of AmVestors, as well as certain financial projections of AmerUs, pro forma for the acquisition of Delta, for the period beginning January 1, 1997 and ending December 31, 1999 prepared by the management of AmerUs. In addition, DLJ compared certain financial and securities data of AmerUs and AmVestors with various other companies whose securities are traded in public markets, reviewed the historical stock prices and trading volumes of AmerUs Class A Common Stock and AmVestors Common Stock, reviewed prices and premiums paid in certain other business combinations and conducted such other financial studies, analyses and investigations as DLJ deemed appropriate for purposes of rendering the DLJ Opinion.

    In rendering its opinion, DLJ relied upon and assumed the accuracy and completeness of all of the financial and other information that was available to it from public sources, that was provided to it by AmerUs and AmVestors or their respective representatives, or that was otherwise reviewed by it. In particular, DLJ relied upon the estimates of the management of AmerUs of the operating synergies achievable as a result of the Merger. With respect to the financial projections supplied to it by AmVestors, DLJ assumed that they were reasonably prepared on the basis reflecting the best currently available estimates and judgments of the management of AmVestors as to the future operating and financial performance of AmVestors. With respect to the financial projections supplied to it by AmerUs, DLJ assumed that they were reasonably prepared on the basis reflecting the best currently available estimates and judgments of the management of AmerUs as to the future operating and financial performance of AmerUs. DLJ did not assume any responsibility for making an independent evaluation of any assets or liabilities or for making any independent verification of any of the information reviewed by it.

    The DLJ Opinion is necessarily based on economic, market, financial and other conditions as they existed on, and on the information made available to DLJ as of September 19, 1997. It should be understood that, although subsequent developments may affect the DLJ Opinion, DLJ does not have any obligation to update, revise or reaffirm the DLJ Opinion.

    The following is a summary of the presentation made by DLJ to the AmerUs Board at its September 19, 1997 meeting.

    TRANSACTION ANALYSIS. DLJ reviewed publicly available information for selected transactions completed since 1992 involving the acquisition of annuity companies (the "SELECTED ANNUITY TRANSACTIONS") and the acquisition of life insurance and annuity companies (the "SELECTED LIFE AND ANNUITY TRANSACTIONS") (together, the "SELECTED TRANSACTIONS"). In reviewing the Selected Transactions, several factors were considered, including: (i) the lack of publicly available information for subsidiary and private company transactions which represent a significant portion of the relevant merger and acquisition activity; and (ii) the lack of directly comparable transactions. The Selected Transactions were not intended to represent the complete list of annuity company transactions or life insurance and annuity company transactions which have occurred. Such transactions were used in this analysis because the companies involved were deemed by DLJ to operate in similar businesses or have similar financial characteristics to AmVestors.

    DLJ reviewed the consideration paid in the Selected Transactions in terms of the price paid for the common stock in the Selected Transactions as a multiple of GAAP operating earnings for the latest reported twelve month period ("LTM") ended prior to the announcement of such transactions and as a multiple of shareholders' equity for the latest fiscal quarter ("LFQ") ended prior to the announcement of such transactions. In analyzing acquisitions of life insurance and annuity companies, the purchase price paid may be described in terms of multiples of the price paid for common stock to GAAP operating earnings and to shareholders' equity. Variances in multiples for different transactions may reflect such considerations as the consistency, quality and growth of earnings and the company's capitalization, asset quality and return on capital. Since GAAP operating earnings and shareholders' equity already reflect the cost of a company's debt or preferred stock financing, analyses of multiples of GAAP operating earnings or shareholders' equity are usually based on the price paid for the company's common stock, which excludes the cost of assuming, repaying or redeeming such debt or preferred stock financing. Comparing the multiples of the Merger Consideration to the GAAP operating earnings and stockholders' equity of AmVestors with multiples paid by acquirers in other transactions indicates whether the valuation being placed on AmVestors is within the range of values paid for other life insurance and annuity companies.

    The low, average and high multiples of price paid for common stock to LTM GAAP operating earnings were 7.7x, 16.4x and 36.6x, respectively, for the Selected Annuity Transactions and 10.4x, 17.0x and 26.9x, respectively, for the Selected Life and Annuity Transactions. Based on Merger Consideration of $20.00 per share, the implied multiple of Merger Consideration to AmVestors' GAAP operating earnings for the LTM ended June 30, 1997 was 13.6x. This multiple is between the low and average multiples of both the Selected Annuity Transactions and the Selected Life and Annuity Transactions. The low, average and high multiples of price paid for common stock to stockholders' equity as of the end of the LFQ ended prior to the announcement of the transaction were 0.9x, 1.4x and 2.7x, respectively, for the Selected Annuity Transactions and 0.9x, 1.5x and 2.7x, respectively, for the Selected Life and Annuity Transactions. Based on Merger Consideration of $20.00 per share, the implied multiple of Merger Consideration to AmVestors' stockholders' equity as of June 30, 1997 was 1.3x. This multiple is between the low and average multiples of both the Selected Annuity Transactions and the Selected Life and Annuity Transactions.

    DLJ determined the percentage premium of the offer prices (represented by the purchase price per share in cash transactions and the price of the constituent securities multiplied by the exchange ratio in the case of stock-for-stock mergers) over the public market trading prices one day, one week and one month prior to the announcement date for selected transactions involving annuity companies where the acquired company's stock was publicly traded (the "SELECTED PUBLIC ANNUITY TRANSACTIONS") and for selected transactions involving life insurance and annuity companies where the acquired company's stock was publicly traded (the "SELECTED PUBLIC LIFE AND ANNUITY TRANSACTIONS"). The average premiums of offer prices to public market trading prices one day, one week and one month prior to the announcement date were 15.4%, 17.2% and 26.9%, respectively, for the Selected Public Annuity Transactions and 17.0%, 18.4% and 26.2%, respectively, for the Selected Public Life and Annuity Transactions. Merger Consideration of $20.00 per share represents discounts to the trading prices of AmVestors Common Stock one day, one week and one month prior to September 17, 1997 of 24.4%, 15.0% and 11.9%, respectively. These discounts are lower than the corresponding average premiums of the Selected Public Annuity Transactions and the Selected Public Life and Annuity Transactions. Merger Consideration of $20.00 per share represents premiums to the trading prices of AmVestors Common Stock one day, one week and one month prior to the July 22, 1997 announcement that AmVestors was exploring strategic alternatives, including a sale, of 1.9%, 2.2% and 11.1%, respectively. These premiums are lower than the corresponding average premiums of the Selected Public Annuity Transactions and the Selected Public Life and Annuity Transactions.

    PUBLIC COMPANY ANALYSIS. To provide comparative market information, DLJ compared selected historical and projected operating and financial ratios of AmVestors to the corresponding data and ratios of selected annuity companies whose securities are publicly traded. Such companies included American Annuity Group Inc., Life USA Holding Inc. and Presidential Life Corp. (the "SELECTED SMALL CAPITALIZATION ANNUITY COMPANIES") as well as Liberty Financial Companies, Nationwide Financial Services, Inc., ReliaStar Financial Corp. and SunAmerica, Inc. (the "SELECTED LARGE CAPITALIZATION ANNUITY COMPANIES") (together, the "SELECTED ANNUITY COMPANIES").

    Such analysis included, among other things, the ratios of stock price to GAAP operating earnings per share ("EPS") for the LTM ended June 30, 1997, estimated GAAP operating EPS for 1997 and 1998 (as compiled by Institutional Brokers Estimating Service for the Selected Annuity Companies) and shareholders' equity per share as of June 30, 1997. Closing stock prices as of September 17, 1997 were used in this analysis. The ratios described in this paragraph have been designed to reflect the value attributable in the public equity markets to various valuation measures of annuity companies. Measures utilized in the public marketplace to value the stock of publicly traded companies in the annuity industry are based on, among other things, a company's historical and projected GAAP operating earnings as well as shareholders' equity. The multiples of stock price to GAAP operating EPS reflect the value attributed to a company by public equity market investors based on the company's historical and projected earnings. The multiples of stock price to shareholders' equity per share reflect the values attributed to a company by public equity market investors based on the company's net worth. Variances in multiples for different companies may reflect such considerations as the consistency, quality and growth of earnings and the company's capitalization, asset quality and return on capital. Since GAAP operating earnings and shareholders' equity already reflect the cost of a company's debt or preferred stock financing, analyses of multiples of GAAP operating earnings or shareholders' equity are usually based on the price paid for the company's common stock, which excludes debt or preferred stock financing. Comparing the multiples of the Merger Consideration to the GAAP operating EPS and shareholders' equity of AmVestors with the multiples at which the Selected Annuity Companies trade indicates whether the valuation being placed on AmVestors pursuant to the Merger Consideration is within the range of values at which the Selected Annuity Companies trade.

    The low, average and high multiples of public stock price to GAAP operating EPS for the LTM ended June 30, 1997 were 14.0x, 14.4x and 15.0x, respectively, for the Selected Small Capitalization Annuity Companies and 14.7x, 16.8x and 21.7x, respectively, for the Selected Large Capitalization Annuity Companies. Based on Merger Consideration of $20.00 per share, the implied multiple of offer price to AmVestors' GAAP operating EPS for the LTM ended June 30, 1997 was 13.6x. This multiple is lower than the low multiples of both the Selected Small Capitalization Annuity Companies and the Selected Large Capitalization Annuity Companies. The low, average and high multiples of public stock price to estimated 1997 GAAP operating EPS were 13.8x, 14.7x and 15.4x, respectively, for the Selected Small Capitalization Annuity Companies and 14.3x, 16.2x and 20.5x, respectively, for the Selected Large Capitalization Annuity Companies. Based on Merger Consideration of $20.00 per share, the implied multiple of offer price to AmVestors' estimated 1997 GAAP operating EPS was 12.4x. This multiple is lower than the low multiples of both the Selected Small Capitalization Annuity Companies and the Selected Large Capitalization Annuity Companies. The low, average and high multiples of public stock price to estimated 1998 GAAP operating EPS were 12.6x, 13.1x and 13.8x, respectively, for the Selected Small Capitalization Annuity Companies and 12.9x, 14.1x and 17.3, respectively, for the Selected Large Capitalization Annuity Companies. Based on Merger Consideration of $20.00 per share, the implied multiple of offer price to AmVestors' estimated GAAP operating EPS for 1998 was 10.9x. This multiple is lower than the low multiples of both public stock price to estimated 1998 GAAP operating EPS of the Selected Small Capitalization Annuity Companies and the Selected Large Capitalization Annuity Companies. The low, average and high multiples of public stock price to stockholders' equity per share as of June 30, 1997 were 1.54x, 1.92x and 2.24x, respectively, for the Selected Small Capitalization Annuity Companies and 1.46x, 2.47x and 3.75x, respectively, for the Selected Large Capitalization Annuity Companies. Based on Merger Consideration of $20.00 per share, the implied multiple of offer price to AmVestors' stockholders' equity per share as of June 30, 1997 was 1.30x. This multiple is lower than the low multiples of both the Selected Small Capitalization Annuity Companies and the Selected Large Capitalization Annuity Companies.

    No company or transaction used in the transaction analysis or the public company analysis described above was directly comparable to the proposed Merger or AmVestors. Accordingly, an analysis of the results of the foregoing was not simply mathematical nor necessarily precise; rather, it involved complex considerations and judgments concerning differences in financial and operating characteristics of companies and other factors that could affect the transaction values and trading prices. For example, many qualitative factors are involved in valuing a company or analyzing a transaction in the life insurance and annuity industries, including assessments of the quality of management, the attractiveness of the company's target market, the economics of the products being sold and the company's market position relative to its competitors. Other factors that could affect the transaction values or trading prices include differences in distribution, products, geographic or demographic customer concentration, size, accounting practices, asset portfolio quality, interest rate sensitivity and other factors. These factors may affect the transaction values or trading prices in each case by affecting in varying degrees investors' expectations of such factors as the company's risk and future operating profitability.

    STOCK TRADING HISTORY. To provide contextual data and comparative market data, DLJ examined the history of the trading prices and their relative relationships for AmVestors Common Stock for various periods ended prior to September 17, 1997. DLJ also reviewed the daily closing prices of AmVestors Common Stock and compared the AmVestors stock prices with the indices of the Selected Annuity Companies. In addition, DLJ reviewed the trading history of AmVestors Common Stock relative to indices of the Selected Annuity Companies in order to assess the relative stock price performance of AmVestors and such indices.

    PRO FORMA MERGER ANALYSIS. DLJ analyzed certain pro forma financial effects resulting from the Merger. In conducting its analysis, DLJ relied upon certain assumptions described above and financial projections provided by the managements of AmVestors and AmerUs. DLJ analyzed the pro forma effect of the Merger on the EPS, stockholders' equity per share, leverage ratios and ownership of AmerUs. AmerUs' management has indicated that it believes that the Merger will offer consolidation opportunities which will result in revenue enhancements and expense savings (together, "SYNERGIES") relative to the stand-alone projected revenues and expenses of AmVestors and AmerUs. DLJ incorporated estimates of such synergies provided by the management of AmerUs in its analysis, although DLJ did not express any opinion as to the likelihood of such synergies being realized. The results of the pro forma merger analysis are not necessarily indicative of future operating results or financial position. Based on these assumptions and on a range of Average AmerUs Share Prices and assuming all AmVestors options and warrants are converted into comparable AmerUs securities, AmerUs' shareholders would realize EPS accretion in 1998 and 1999, and AmerUs' shareholders would realize shareholders' equity per share accretion as of June 30, 1997. Based on these assumptions and assuming all AmVestors options and warrants are converted into comparable AmerUs securities and assuming Average AmerUs Share Prices of $27.00 and $29.75 per share, AmerUs' ratios of debt and preferred stock to total capitalization as of June 30, 1997 would be 26.2% assuming the Merger is completed. Based on these assumptions and assuming all AmVestors options and warrants are converted into comparable AmerUs securities and assuming Average AmerUs Share Prices of $27.00 and $29.75 per share, AmerUs' shareholders would have pro forma aggregate ownership of the combined company of 63.5% and 65.6%, respectively. There can be no assurance as to whether the assumptions regarding financial sources set forth in this paragraph will occur, and such assumptions are used only for purposes of illustration.

    CONTRIBUTION ANALYSIS. DLJ analyzed AmVestors' and AmerUs' relative contributions to the combined company with respect to pro forma ownership, 1998 estimated GAAP net income, 1999 estimated GAAP net income, total assets and total shareholders' equity as of June 30, 1997 and compared this with the relative ownership of AmerUs shareholders in the combined company after the Merger. Such analysis was considered on a percentage contribution basis and was made, where appropriate, with respect to estimated GAAP operating earnings for 1998 and 1999, as projected by AmVestors' and AmerUs' managements and not reflecting any accounting adjustments related to the Merger or any synergies expected to result from the Merger.

    AmVestors' relative contribution to the combined company with respect to pro forma ownership is 34.4% of the total assuming an average AmerUs share price of $29.75. AmVestors' relative contribution to the combined company with respect to 1998 and 1999 estimated GAAP net income is 31.7% and 30.3%, respectively, of the total. AmVestors' relative contribution to total assets was 34.8% of the total. AmVestors' relative contribution to shareholders' equity as of June 30, 1997 was 30.5% of the total. The results of these contribution analyses are not necessarily indicative of the contributions that the respective businesses may actually make in the future.

    The summary set forth above does not purport to be a complete description of the analyses performed by DLJ, but describes, in summary form, the principal elements of the presentation made by DLJ to the AmerUs Board on September 19, 1997. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. Each of the analyses conducted by DLJ was carried out in order to provide a different perspective on the Merger and add to the total mix of information available. DLJ did not form a conclusion as to whether any individual analysis, considered in isolation, supported or failed to support an opinion as to fairness, from a financial point of view. Rather, in reaching its conclusion, DLJ considered the results of the analyses in light of each other and did not place particular reliance or weight on any individual analysis and ultimately reached its opinion based on the results of all analyses taken as a whole. Accordingly, notwithstanding the separate factors summarized above, DLJ believes that its analyses must be considered as a whole and that selected portions of its analyses and the factors considered by it, without considering all analyses and factors, may create an incomplete view of the evaluation process underlying the DLJ Opinion. In performing its analyses, DLJ made numerous assumptions with respect to industry performance, business and economic conditions and other matters. The analyses performed by DLJ are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses.

    The AmerUs Board selected DLJ as its financial advisor because it is a nationally recognized investment banking firm that has substantial experience in transactions similar to the Merger and is familiar with AmerUs, its business and the life insurance and annuity industries, as well as the fact that DLJ, as part of its investment banking services, is regularly engaged in the valuation of businesses and securities in connection with mergers, acquisitions, underwritings, sales and distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. Pursuant to the terms of an engagement letter dated September 15, 1997 between AmerUs and DLJ, AmerUs is to pay DLJ $500,000 for the rendering of the DLJ Opinion and will pay DLJ, upon consummation of the Transaction, cash compensation equal to $3,000,000, less the $500,000 payable pursuant to the rendering of the DLJ opinion. AmerUs also agreed to reimburse DLJ for all out-of-pocket expenses (including the reasonable fees and out-of-pocket expenses of counsel) incurred by DLJ in connection with its engagement and to indemnify DLJ and certain related persons against certain liabilities in connection with its engagement, including liabilities under the federal securities laws. The terms of the fee arrangement with DLJ, which DLJ and AmerUs believe are customary in transactions of this nature, were negotiated at arms' length between AmerUs and DLJ and the AmerUs Board was aware of such arrangement, including the fact that a significant portion of the aggregate fee payable to DLJ is contingent upon consummation of the Merger.

    In the ordinary course of business, DLJ may actively trade the securities of both AmerUs and AmVestors for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities. DLJ has performed investment banking and other services for AmerUs in the past and has received usual and customary compensation for such services. In January 1997, DLJ co-managed an initial public offering of AmerUs common stock and received usual and customary underwriters compensation. In addition, in April 1996, DLJ advised FBG, in its sale to AmVestors and received usual and customary compensation for such services.

    Fox-Pitt, Kelton also presented orally its observations about the AmVestors transaction to the Board. Fox-Pitt, Kelton compared the distinctive distribution systems of both AmVestors and Delta. While noting their differences it believed them to be complimentary. Fox-Pitt, Kelton also stated that the relative size of AmVestors in the increasingly competitive and consolidating annuity market, combined with the recent acquisitions in the fixed annuity company sector by other potential purchasers, limited the number of potential acquirers. However, the combination of AmVestors, Delta and AmerUs Life created a competitive basis for the future because of the increased size of the combined operations and because AmVestors has a demonstrated track record of growth in the fixed annuity sector of the market. Lastly, Fox-Pitt Kelton indicated it believed that the market would react favorably to the transaction because of the recent market performance of AmVestors and because the transaction reaffirmed the publicly stated acquisition strategy of AmerUs.

AMVESTORS' REASONS FOR THE MERGER; RECOMMENDATION OF THE AMVESTORS BOARD

    The AmVestors Board has unanimously approved the Merger Agreement and the transactions contemplated thereby. The AmVestors Board believes that the Merger will permit the stockholders of AmVestors to participate, through a tax-free reorganization, in a combined company with greater financial resources, diversification and ability to compete in a consolidating life insurance/annuity products industry.

    In reaching its conclusion for such approval, the AmVestors Board consulted with AmVestors senior management and financial and legal advisors and considered many factors (at the September 19, 1997 Board meeting and at previous AmVestors Board meetings), including, but not limited to, the following:

         (i) the presentations by management of AmVestors regarding the financial condition, results of operations, business and prospects of AmVestors;

        (ii) the Merger Consideration's premium over the $17.25 per share closing market price of AmVestors Common Stock on June 10, 1997, the date of the decision of the AmVestors Board to explore strategic alternatives (assuming the per share value of the Merger Consideration equals the minimum of $20.00, the Merger Consideration represents a 16% premium in comparison to such price (see "-- Opinion of the Financial Advisor to the AmVestors Board");

        (iii) the determination of the value of the Merger Consideration is such that (A) such value has the potential to increase over $20.00 per share of AmVestors Common Stock in the event that the AmerUs Stock Price is greater than $29.75 and (B) such value has the potential to decrease but cannot fall below $20.00 per share of AmVestors Common Stock without affording AmVestors the right to terminate the Merger Agreement and abandon the Merger (see "--Merger Consideration");

        (iv) certain pro forma financial information regarding the Merger, including the potential realization by AmVestors stockholders of a significant increase in rate of annual cash dividend without increasing their current investment (from $0.12 per AmVestors share to $0.27 per AmerUs share, pro forma);

        (v) the terms and conditions of the Merger Agreement, including but not limited to the representations, warranties and covenants thereof, the ability of AmVestors to consider unsolicited third party offers in the exercise of its fiduciary duties and to terminate the Agreement in certain circumstances, and the obligation of AmVestors to pay to AmerUs its expenses and/or a $10.8 million "breakup fee" in certain circumstances where the Merger is not consummated (see "CERTAIN PROVISIONS OF THE MERGER AGREEMENT--Conditions to the Merger", "--No Solicitation" and "--Termination");

        (vi) the opinion received by the AmVestors Board from Goldman Sachs on September 19, 1997 to the effect that, as of such date, the Exchange Ratio pursuant to the Merger Agreement was fair from a financial point of view to the holders of AmVestors Common Stock (see "--Opinion of the Financial Advisor to the AmVestors Board");

       (vii) the compatibility of the business and operating strategies of AmVestors and AmerUs offering AmVestors stockholders the opportunity to recognize potential increased profits and growth resulting in increased stockholder value. Except as set forth below with respect to the potential efficiencies and cost savings that reasonably could be expected to be achieved as a result of the Merger (which the senior management of AmVestors and AmerUs estimate will aggregate approximately $6-8 million in 1998 and additional amounts thereafter), the AmVestors Board did not consider it practicable to, nor did it attempt to, quantify all of the benefits that reasonably could be expected to be realized by the stockholders of AmVestors as a result of their continuing interest in the surviving company. Nonetheless, the AmVestors Board considered that there would be a number of such benefits, including but not limited to (A) the financial and managerial strength of both AmVestors and AmerUs and the consequent ability to enhance the on-going growth potential of the business,
    (B) the potential for growth of the AmVestors business as a result of the possibility of cross-marketing AmVestors products to the AmerUs policyholder base and (C) the potential effect of the Merger on the perception by the ratings agencies of the business;

       (viii) the potential efficiencies and synergies to be realized (including anticipated expense savings and operation efficiencies resulting from, among other things, removal of duplicative administrative and support functions and facilities, estimated at between $6-8 million in 1998 and additional amounts thereafter) by combining the operations of AmVestors and AmerUs.

        (ix) the historical market prices and trading information with respect to the shares of AmerUs Class A Common Stock and AmVestors Common Stock, respectively, compared to each other and to industry composites and the S&P 500;

        (x) the treatment of the Merger as a "tax-free reorganization" for federal income tax purposes (see "--Certain U.S. Federal Income Tax Considerations of the Merger");

        (xi) the regulatory approvals required to consummate the Merger (see "--Regulatory Approvals") and the prospects for receiving such approvals;

       (xii) the interest of certain officers and directors of AmVestors and the fact that such officers and directors could have interests in the Merger that are different from other AmVestors' stockholders (see "--Certain Transactions; Interests of Certain Persons in the Merger");

       (xiii) the AmVestors' management review and due diligence of AmerUs' financial condition, results of operations, business and prospects and AmerUs' ability to consummate the transaction on a timely basis;

       (xiv) the potential effects arising from the fact that AmerUs' corporate parent, AMHC, is an Iowa mutual insurance holding company and indirectly owns approximately 72% of the voting securities of AmerUs, including but not limited to possible adverse effects on liquidity and realization of control premiums (see "RISK FACTORS--Holding Company Structure; Limitation on Dividends", "--Control by AMHC; Anti-Takeover Effects of Iowa Law and AmerUs Charter and Bylaws" and
    "--Relationship with AMHC; Potential Conflicts of Interest");

       (xv) if the AmerUs offer were rejected, the likelihood of negotiating an alternative transaction on as favorable a basis with another party within a reasonable time frame; and

       (xvi) that the Merger is conditioned upon approval by the holders of a majority of the outstanding shares of AmVestors Common Stock.

    Based on their analysis, the AmVestors Board determined that the Merger is in the best interests of AmVestors' stockholders. The foregoing discussion of the information and factors considered by the AmVestors Board is not intended to be exhaustive, and such were considered collectively by the AmVestors Board in connection with its review of the Merger Agreement and the transactions contemplated thereby. In view of the variety of factors considered in connection with its evaluation, the AmVestors Board did not find it practicable to, and did not, quantify or otherwise rank in importance the specific factors considered in reaching its determination. In general, however, the discussions among the members of the AmVestors Board evidenced the view that, except as described below, the factors enumerated above were regarded as supporting the AmVestors Board determination to approve the

Merger and the Merger Agreement. The factors set forth in paragraphs (ix) and
(xi) were part of the general mix of information considered by the AmVestors Board and while important, were not necessarily regarded as having critical importance to its decision-making process. The factors noted in paragraphs (ii),
(v), (vi), (viii), (x), (xii), (xiv) and (xvi) were regarded as important to the AmVestors Boards' evaluation of the transaction, with the factor noted in paragraph (xiv) being viewed negatively as described. Finally, the factors set forth in paragraphs (i), (iii), (iv), (vii), (xiii) and (xv) were considered highly important to the AmVestors Board and factored heavily in its decision to recommend approval of the Merger and the Merger Agreement. Notwithstanding the foregoing, individual members of the AmVestors Board may have attributed different levels of significance to different factors.

    The AmVestors Board has reserved the right, under certain circumstances, to withdraw, modify or amend the foregoing recommendation in the exercise of its fiduciary duties. See "CERTAIN PROVISIONS OF THE MERGER AGREEMENT--No Solicitation".

    THE AMVESTORS BOARD HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND THE MERGER AS BEING IN THE BEST INTERESTS OF STOCKHOLDERS OF AMVESTORS AND UNANIMOUSLY RECOMMENDS THAT SUCH STOCKHOLDERS VOTE "FOR" APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE MERGER.

OPINION OF THE FINANCIAL ADVISOR TO THE AMVESTORS BOARD

    On September 19, 1997, Goldman Sachs delivered its written opinion to the AmVestors Board to the effect that as of the date of such opinion the Exchange Ratio pursuant to the Merger Agreement was fair from a financial point of view to the holders of shares of AmVestors Common Stock.

    THE FULL TEXT OF THE WRITTEN OPINION OF GOLDMAN SACHS DATED SEPTEMBER 19, 1997, WHICH SETS FORTH ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN IN CONNECTION WITH THE OPINION, IS ATTACHED AS ANNEX III TO THIS JOINT PROXY STATEMENT/PROSPECTUS AND IS INCORPORATED HEREIN BY REFERENCE. STOCKHOLDERS OF AMVESTORS ARE URGED TO, AND SHOULD, READ SUCH OPINION IN ITS ENTIRETY.

    In connection with its opinion, Goldman Sachs reviewed, among other things,
(i) the Merger Agreement; (ii) an actuarial appraisal, dated May 13, 1997, of AmVestors' insurance operations prepared by Actuarial Resources Corporation (the "APPRAISAL"); (iii) Annual Reports to Stockholders and Annual Reports on Form 10-K of AmVestors for the five years ended December 31, 1996; (iv) certain interim reports to stockholders and Quarterly Reports on Form 10-Q of AmVestors and AmerUs; (v) the Registration Statement on Form S-1 of AmerUs, dated January 28, 1997; (vi) Statutory Annual Statements filed by American Investors Life Insurance Company, Financial Benefit Life Insurance Company and AmerUs Life Insurance Company (including the predecessor companies Central Life Assurance Company and American Mutual Life Insurance Company) with the Insurance Departments of the States under the laws of which they are respectively organized for the five years ended December 31, 1996; (vii) certain interim statutory reports filed by American Investors Life Insurance Company, Financial Benefit Life Insurance Company and AmerUs Life Insurance Company with such Insurance Departments; (viii) certain other communications from AmVestors and AmerUs to their respective stockholders; (ix) certain information regarding the reserves of AmerUs; and (x) certain internal financial analyses and forecasts for AmVestors and AmerUs that were prepared by their respective managements. Goldman Sachs held discussions with members of the senior management of AmVestors and AmerUs regarding the strategic rationale for, and the potential benefits of, the transaction contemplated by the Merger Agreement and the past and current business operations, financial condition, and future prospects of their respective companies. Goldman Sachs also discussed the pro forma impact of the Merger, as well as the pending acquisition by AmerUs of Delta with the management of AmerUs (the "PRO FORMA INFORMATION"), as well as certain other financial analyses provided to Goldman Sachs by AmerUs regarding Delta. In addition, Goldman Sachs reviewed the reported price and trading activity for the AmVestors Common Stock and AmerUs Common Stock, compared certain financial and stock market information for AmVestors and AmerUs with similar information for certain other companies the securities of which are publicly traded, reviewed

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the financial terms of certain recent business combinations in the life insurance and annuities industries specifically and in other industries generally and performed such other studies and analyses as it considered appropriate.

    Goldman Sachs relied upon the accuracy and completeness of all of the financial and other information reviewed by it, including the information furnished by AmVestors and AmerUs relating to reserves and related items, and Goldman Sachs assumed such accuracy and completeness for purposes of rendering its opinion. In that regard, Goldman Sachs assumed, with the consent of AmVestors, that the financial estimates of AmVestors were reasonably prepared and reflect the best currently available judgments of AmVestors and that such estimates will be realized in the amounts and the times contemplated thereby. Goldman Sachs also assumed, with the consent of AmerUs, that the financial estimates of AmerUs were reasonably prepared and reflect the best currently available judgments of AmerUs and that such estimates will be realized in the amounts and the times contemplated thereby. Goldman Sachs is not an actuarial firm, and Goldman Sachs' services did not include actuarial determinations or evaluations by Goldman Sachs or an attempt to evaluate actuarial assumptions. In addition, Goldman Sachs has not made an independent evaluation or appraisal of the assets and liabilities of AmVestors, AmerUs or Delta or any of their subsidiaries and, except for the Appraisal and certain information related to the reserves of AmVestors and AmerUs, Goldman Sachs has not been furnished with any such evaluation or appraisal.

    Goldman Sachs' opinion was provided for the information and assistance of the AmVestors Board in connection with its consideration of the transaction contemplated by the Merger Agreement and such opinion does not constitute a recommendation as to how any holder of shares of AmVestors Common Stock should vote with respect to such transaction. Goldman Sachs' opinion was necessarily based upon financial, economic, market and other conditions as they existed and could be evaluated on the date of such opinion. Goldman Sachs expressed no opinion as to the value of the AmerUs Class A Common Stock when issued to the holders of shares of AmVestors Common Stock pursuant to the Merger Agreement or to the prices at which AmerUs Class A Common Stock will trade subsequent to the Merger.

    The following is a summary of certain of the financial analyses used by Goldman Sachs in connection with providing its written opinion to the AmVestors Board on September 19, 1997.

        (i) HISTORICAL STOCK TRADING ANALYSIS. Goldman Sachs reviewed the daily historical closing prices and trading volumes for shares of AmVestors Common Stock during the period from September 16, 1996 to September 16, 1997. In addition, Goldman Sachs reviewed the volume of shares of AmVestors Common Stock traded at a range of prices between the periods from June 10, 1994 to June 10, 1997 and from June 10, 1997 to September 16, 1997; this review indicated weighted average market prices of shares of AmVestors Common Stock of $14.01 and $22.01, respectively, for the periods reviewed. Goldman Sachs also reviewed the daily historical closing prices and trading volumes for shares of AmerUs Class A Common Stock for the period from January 30, 1997 to September 16, 1997.

        (ii) INDEXED STOCK PRICE HISTORIES. Goldman Sachs reviewed the daily indexed historical trading prices for shares of AmVestors Common Stock during the period from June 10, 1997 to September 16, 1997, as compared to the S&P 500 and composite indexes comprised of (i) the following annuity companies: American Annuity, Conseco, Hartford Life, Life USA, National Western Life, Nationwide Financial, Presidential Life, SunAmerica and Western National (the "ANNUITY COMPOSITE"); and (ii) the following small-cap life insurance companies: American Heritage, Guarantee Life, Kansas City Life, Liberty Corp, Penncorp Financial and Protective Life (the "SELECTED SMALL-CAP LIFE COMPANIES"). Goldman Sachs also reviewed (a) the weekly indexed historical prices for shares of AmVestors Common Stock during the period from September 16, 1994 to September 12, 1997, as compared to the S&P 500, the Annuity Composite (not including Hartford Life, Nationwide Financial and Western National), and the Selected Small-Cap Life Companies (not including Guarantee Life), (b) the daily indexed historical stock price for shares of AmerUs Class A Common Stock during the period from January 29, 1997 to September 16, 1997, as compared to the S&P 500, shares of AmVestors Common Stock, the Annuity Composite (not including Hartford Life and Nationwide Financial) and the Selected Small-Cap Life Companies, and (c) historical forward price-to-earnings ratios for shares of AmerUs Class A Common Stock for the period from January 29, 1997 to September 16, 1997, as compared to shares of AmVestors Common Stock, the Annuity Composite (not including Hartford Life and Nationwide Financial) and the Selected Small-Cap Life Companies.

        (iii) SELECTED COMPANIES ANALYSIS. Goldman Sachs reviewed and compared certain financial information relating to AmVestors and AmerUs to corresponding financial information, ratios and public market multiples for the Selected Small-Cap Life Companies and for selected publicly traded large-capitalization life insurance companies and annuity companies. The selected large-capitalization life insurance companies were American General, Equitable, AFLAC, Lincoln National, UNUM, Torchmark, Jefferson-Pilot, Provident, ReliaStar and Unitrin (the "SELECTED LARGE-CAP LIFE COMPANIES"). The selected annuity companies were (i) SunAmerica, Conseco, Hartford Life and Nationwide Financial (the "LARGE-CAP ANNUITY COMPANIES"); and (ii) American Annuity, Presidential Life, ARM Financial Group, Life USA and National Western Life (the "SMALL-CAP ANNUITY COMPANIES" and, together with the Large-Cap Annuity Companies, the Small-Cap Life Companies and the Large-Cap Life Companies, the "SELECTED COMPANIES").

        The multiples of AmVestors and AmerUs were calculated using a price of $24.88 per share of AmVestors Common Stock and a price of $28.63 per share of AmerUs Class A Common Stock, the closing prices of such shares on the NYSE and Nasdaq, respectively, on September 17, 1997. The multiples and ratios for AmVestors, AmerUs and the Selected Companies were based on the most recent publicly available information.

        Goldman Sachs considered, among other multiples and ratios, (i) estimated price-to-earnings ratios for 1997 (the "1997 P/E RATIO") and 1998 (the "1998 P/E RATIO"), in each case based on median Institutional Brokers Estimate System ("IBES") earnings estimates as of September 17, 1997 (the "IBES ESTIMATES"), (ii) earnings per share ("EPS") growth rates for the period between 1997 and 1998 based on the IBES Estimates (the "ONE YEAR EPS GROWTH RATE"), (iii) IBES projected five year EPS growth rates (the "FIVE YEAR EPS GROWTH RATE"), (iv) price as a multiple of book value adjusted to exclude the effect of FAS 115 (the "PRICE/BOOK RATIO"), (v) return on average (A) common equity ("ROACE") and (B) assets ("ROAA"), in each case for the twelve months ended June 30, 1997, excluding realized gains, accounting changes and one-time charges, (vi) the dividend yield (the "DIVIDEND YIELD"), and (vii) the debt to capital ratio (the "DEBT/CAPITAL RATIO"), giving preferred stock and capital securities 50% credit as equity. Goldman Sachs' analyses indicated that (a) 1997 P/E Ratios ranged from 15.4x to 19.3x for the Selected Large-Cap Annuity Companies with a median of 17.7x, from 13.7x to 15.2x for the Selected Small-Cap Annuity Companies with a median of 14.2x, from 11.5x to 16.9x for the Selected Small-Cap Life Companies with a median of 14.6x, and from 14.4x to 20.7x for the Selected Large-Cap Life Companies with a median of 16.0x, compared with 1997 P/E Ratios of 15.5x for AmVestors and 14.0x for AmerUs, (b) 1998 P/E Ratios ranged from 13.2x to 16.7x for the Selected Large-Cap Annuity Companies with a median of 14.7x, from 11.1x to 14.0x for the Selected Small-Cap Annuity Companies with a median of 12.8x, from 9.0x to 15.2x for the Selected Small-Cap Life Companies with a median of 13.1x, and from 12.6x to 17.7x for the Selected Large-Cap Life Companies with a median of 14.4x, compared with 1998 P/E Ratios of 13.6x for AmVestors and of 12.4x for AmerUs, (c) One Year EPS Growth Rates ranged from 15.2% to 22.2% for the Selected Large-Cap Annuity Companies with a median of 17.3%, from 8.8% to 22.8% for the Selected Small-Cap Annuity Companies with a median of 11.4%, from 8.7% to 28.1% for the Selected Small-Cap Life Companies with a median of 12.6%, and from 9.9% to 25.0% for the Selected Large-Cap Life Companies with a median of 14.3%, compared with One Year EPS Growth Rates of 14.4% for AmVestors and of 12.2% for AmerUs, (d) Five Year EPS Growth Rates ranged from 15.0% to 16.5% for the Selected Large-Cap Annuity Companies with a median of 16.0%, from 10.0% to 12.5% for the Selected Small-Cap Annuity Companies with a median of 12.0%, from 9.0% to 15.0% for the Selected Small-Cap Life Companies with a median of 13.0%, and from 10.0% to 15.5% for the Selected Large-Cap Life Companies with a median of 13.5%, compared with Five Year EPS Growth Rates of 13.3% for AmVestors and of 10.0% for AmerUs, (e) Price/Book Ratios ranged from 2.12x to 4.98x for the Selected Large-Cap Annuity Companies with a median of 2.85x, from .94x to 2.24x for the Selected Small-Cap Annuity Companies with a median of 1.97x, from 1.09x to 2.48x for the Selected Small-Cap Annuity Companies with a median of 1.62x, and from 1.69x to 3.53x for the Selected Large-Cap Life Companies with a median of 2.49x, compared with Price/Book Ratios of 1.66x for AmVestors and of 1.32x for AmerUs, (f) ROACE ranged from 11.9% to 20.7% for the Selected Large-Cap Annuity Companies with a median of 16.7%, from 7.6% to 16.4% for the Selected Small-Cap Annuity Companies with a median of 13.4%, from 7.3% to 15.7% for the Selected Small-Cap Life Companies with a median of 8.9%, and from 4.5% to 31.6% for the Selected Large-Cap Life Companies with a median of 13.4%, compared with ROACE of 8.7% for AmVestors and of 9.4% for AmerUs,
    (g) ROAA ranged from .36% to 1.66% for the Selected Large-Cap Annuity Companies with a median of .90%, from .36% to 1.89% for the Selected Small-Cap Annuity Companies with a median of .93%, from 1.08% to 1.83% for the Selected Small-Cap Life Companies with a median of 1.39%, and from .43% to 3.50% for the Selected Large-Cap Life Companies with a median of 1.32%, compared with ROAA of .78% for AmVestors and of 1.05% for AmerUs, (h) Dividend Yields ranged from .7% to 1.1% for the Selected Large-Cap Annuity Companies with a median of .9%, from 0.0% to 1.5% for the Selected Small-Cap Annuity Companies with a median of .4%, and from .6% to 2.1% for the Selected Small-Cap Life Companies with a median of 1.7%, and from .5% to 3.8% for the Selected Large-Cap Life Companies with a median of 1.6%, compared with Dividend Yields of .5% for AmVestors and of 1.4% for AmerUs,
    (i) Debt/Capital Ratios ranged from 16.2% to 37.2% for the Selected Large-Cap Annuity Companies with a median of 32.3%, from 0.0% to 20.4% for the Selected Small-Cap Annuity Companies with a median of 14.5%, from 0.0% to 36.2% for the Selected Small-Cap Life Companies with a median of 19.2%, and from 6.9% to 67.9% for the Selected Large-Cap Life Companies with a median of 25.8%, compared with Debt/Capital Ratios of 24.6% for AmVestors and of 18.5% for AmerUs.

        (iv) STANDALONE NET PRESENT VALUE ANALYSIS. Goldman Sachs performed a standalone net present value analysis per share of AmVestors Common Stock assuming (i) 1997 net income (excluding realized gains and losses and other extraordinary items) per share of $1.61 (fully diluted) based on management estimates, (ii) that dividends grow at the rates indicated for EPS and are all reinvested in AmVestors Common Stock, (iii) EPS growth rates of between 8% and 20% after 1997, (iv) sale of a share of AmVestors Common Stock after five years at a hypothetical price to earnings ratio of 10.2x the following year's earnings, and (v) that such price per share of AmVestors Common Stock is discounted at rates between 8% and 16%. This analysis indicated a range of values per share of AmVestors Common Stock of between $11.07 and $24.06. The 13.3% EPS growth scenario (the five year growth rate that reflects IBES estimates) indicated a range of values between $13.40 and $19.15.

        (v) SELECTED TRANSACTIONS ANALYSIS. Goldman Sachs analyzed certain information relating to certain selected transactions in the life industry and annuities industries consummated or announced since January 1, 1996 (the "SELECTED TRANSACTIONS"). Such analysis indicated that for the Selected Transactions, with several data points being unavailable, aggregate equity consideration as a multiple of (i) last 12 months net income ranged from 2.8x to 37.4x, with a mean of 17.8x and a median of 16.5x, (ii) tangible GAAP book value ranged from 1.0x to 5.2x, with a mean of 1.9x and a median of 1.4x, and (iii) statutory surplus ranged from 0.3x to 12.0x, with a mean of 3.9x and a median of 3.6x. Goldman Sachs also analyzed certain information relating to the following selected annuity transactions (some of which were among the Selected Transactions) over $100 million (the "SELECTED ANNUITY TRANSACTIONS"): American General Corporation/Western National Corp. (remaining 55% stake), Metropolitan Life Insurance Co./Security First Group (London Insurance Group), AmerUs Life Holdings/Delta Life, ING Group N.V./Equitable of Iowa Cos., SunAmerica Life Insurance/John Alden Financial (Annuity Operations), Conseco, Inc./American Life Holdings, Inc.

    (remaining 62%), General Electric Capital Corp./First Colony Corp., Knightsbridge Capital Fund I/ United Companies Life Insurance, Sun America, Inc./Ford Life Insurance, Conseco Capital Partners II, L.P./Statesman Group, Inc., and General Electric Capital Corp./United Pacific Life Insurance. Such analysis indicated that for the Selected Annuity Transactions consummated or announced since April 5, 1993, with several data points being unavailable, aggregate equity consideration as a multiple of (a) last 12 months net income (excluding realized gains and losses and other extraordinary items) was a mean of 14.5x and a median of 15.0x, (b) tangible GAAP book value was a mean of 1.9x and a median of 1.6x, and (c) previous year statutory surplus was a mean of 2.9x and a median of 3.0x. Goldman Sachs noted that, based on a transaction price of $20.00, the consideration to be received by AmVestors stockholders pursuant to the Merger Agreement implied multiples of aggregate equity consideration to last 12 months net income, last 12 months net income (excluding realized gains and losses other than on trading securities and certain convertible securities), tangible GAAP book value and statutory surplus of 16.0x, 14.0x, 1.41x and 2.63x, respectively.

        (vi) SUMMARY PRO FORMA MERGER ANALYSIS. Goldman Sachs prepared a summary pro forma analysis of the Merger and the acquisition of Delta by AmerUs. Such analysis was based upon, among other things, a transaction price of $20.00, IBES estimates of EPS for AmerUs Class A Common Stock in 1997 and 1998, and upon estimates provided by AmerUs management regarding synergies and other earnings enhancements expected to result from the Merger. Goldman Sachs' analysis indicated that the Merger and the acquisition of Delta would be accretive to shares of AmerUs Class A Common Stock on an EPS basis in 1998 and 1999, and on a book value per share basis.

        (vii) CONTRIBUTION ANALYSIS. Goldman Sachs reviewed certain historical operating and financial information (including, among other things, earnings, operating earnings, assets and shareholders' equity, and statutory capital) for AmVestors, AmerUs and the pro forma combined entity resulting from the Merger, based on publicly available information for each of AmVestors and AmerUs. Goldman Sachs' analysis was based on a transaction price of $20.00 and a price per share of AmerUs Class A Common Stock of $28.63. The analysis indicated that AmVestors stockholders would own 35.5% of the outstanding total equity of the combined entity after the Merger. Goldman Sachs also analyzed the relative income statement and balance sheet contribution of AmVestors and AmerUs to the combined entity on a pro forma basis for fiscal year 1996. This analysis indicated that AmVestors would have contributed 28.3% to combined revenues, 36.4% to combined operating earnings (excluding realized gains and losses and other extraordinary items), 34.6% to combined assets, 24.9% to combined shareholders' equity, and 26.2% to combined statutory capital.

    The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Goldman Sachs' opinion. In arriving at its fairness determination, Goldman Sachs considered the results of all such analyses. No company or transaction used in the above analyses as a comparison is directly comparable to AmVestors or AmerUs or the contemplated transaction. The analyses were prepared solely for purposes of Goldman Sachs providing its opinion to the AmVestors Board as to the fairness of the Exchange Ratio pursuant to the Merger Agreement and do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by such analyses. Because such analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of AmVestors, AmerUs, Goldman Sachs or any other person assumes responsibility if future results are materially different from those forecast.

    As described above, Goldman Sachs' opinion to the AmVestors Board was one of many factors taken into consideration by the AmVestors Board in making its determination to approve the Merger Agreement. The foregoing summary does not purport to be a complete description of the analysis performed by Goldman Sachs and is qualified by reference to the written opinion of Goldman Sachs set forth in Annex III hereto.

    Goldman Sachs, as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements, and valuations for estate, corporate and other purposes. Goldman Sachs is familiar with AmVestors, having acted as its financial advisor in connection with, and having participated in certain of the negotiations leading to, the Merger Agreement. Goldman Sachs has also provided certain investment banking services to AmerUs from time to time, including having acted as its financial advisor on the formation of a mutual holding company in 1996, having acted as lead manager of its initial public offering of AmerUs Class A Common Stock in January 1997 and as lead manager of an issuance of the Capital Securities of AmerUs Capital I, an affiliate of AmerUs in February 1997, and Goldman Sachs may provide investment banking services to AmerUs in the future. AmVestors selected Goldman Sachs as its financial advisor because it is a nationally recognized investment banking firm that has substantial experience in transactions similar to the Merger.

    Goldman Sachs provides a full range of financial, advisory and brokerage services and in the course of its normal trading activities may from time to time effect transactions and hold positions in the securities or options on securities of AmVestors and/or AmerUs for its own account and for the account of customers.

    Pursuant to a letter agreement dated April 17, 1997 (the "GOLDMAN SACHS ENGAGEMENT LETTER"), AmVestors engaged Goldman Sachs to act as its financial advisor in connection with the Merger. Pursuant to the terms of the Goldman Sachs Engagement Letter, AmVestors has agreed to pay Goldman Sachs upon consummation of the Merger a transaction fee of $3.5 million plus 4% of the amount by which the aggregate consideration paid in the Merger exceeds $362.5 million. AmVestors has agreed to reimburse Goldman Sachs for its reasonable out-of-pocket expenses, including attorney's fees, and to indemnify Goldman Sachs against certain liabilities, including certain liabilities under the federal securities laws.

REGULATORY APPROVALS

    Under the HSR Act and the rules promulgated thereunder by the Federal Trade Commission (the "FTC"), the Merger may not be consummated until notifications have been given and certain information has been furnished to the FTC and the Antitrust Division of the Department of Justice (the "ANTITRUST DIVISION") and specified waiting period requirements have been satisfied. AmVestors and AmerUs filed notification and report forms under the HSR Act with the FTC and the Antitrust Division on November 10, 1997. The latest required waiting periods for such filings under the HSR Act are due to expire on December 10, 1997 (assuming no request for additional information is received). However, at any time before or after the Effective Time of the Merger, and notwithstanding that the HSR Act waiting period has expired, the FTC, the Antitrust Division or any state could take such action under the antitrust laws as it deems necessary or desirable in the public interest. Such action could include seeking to enjoin the consummation of the Merger or seeking divestiture of AmVestors or businesses of AmerUs or AmVestors acquired as a result of the Merger.

    Under Kansas insurance laws and related regulations, the acquisition of control of a domestic insurer must receive prior approval by the state's insurance department. Kansas law provides that a transaction will be approved if the insurance department finds that the transaction would, among other things, not violate the law or be contrary to the interest of the insureds of any participating domestic insurer. Applications for approval of the Merger and all related transactions were submitted to the Kansas Insurance Department on October 28, 1997. At the suggestion of the Florida Insurance Commissioner, AmVestors has filed a document to cause the redomestication of FBL from Florida to Kansas. Filings of pre-acquisition notification have been made in certain states where insurance holding systems acts contain anti-competition provisions pertaining to the lines of business in which AmVestors or any of its insurance subsidiaries compete. In addition, certain states' insurance licensing laws require relicensing of AmVestors insurance subsidiaries after consummation of the Merger.

    Under Iowa insurance laws and related regulations, the offering of stock by AmerUs must receive prior approval by the Iowa Commissioner of Insurance. An application for approval of the stock issuance will be submitted by AmerUs to the Iowa Commissioner of Insurance.

    The Merger Agreement generally provides for a ninety day extension beyond the Outside Date (as defined below) if the Merger shall not have occurred as a result of a failure to receive governmental approvals.

FORM OF THE MERGER

    If the approval of the AmVestors stockholders and the approval of the AmerUs shareholders are obtained and all other conditions to the Merger are satisfied or waived, Merger Sub will be merged with and into AmVestors, with AmVestors being the surviving corporation after the Merger and a wholly owned subsidiary of AmerUs. The date on which the closing of the Merger shall occur is referred to herein as the "CLOSING DATE."

MERGER CONSIDERATION

    The Merger Agreement provides that, as of the Effective Time, each outstanding share of AmVestors Common Stock (other than any held in treasury by AmVestors) shall be converted into the right to receive (x) if the Average AmerUs Share Price (as defined below) is greater than or equal to $27.00 but less than or equal to $29.75, the number of shares of AmerUs Class A Common Stock determined by dividing $20.00 by the Average AmerUs Share Price and rounding the result to the nearest one ten-thousandth of a share; (y) if the Average AmerUs Share Price is less than $27.00, 0.7407 shares of AmerUs Class A Common Stock (subject to AmVestors' termination right described below); and (z) if the Average AmerUs Share Price is greater than $29.75, 0.6724 shares of AmerUs Class A Common Stock (as applicable, the "MERGER CONSIDERATION" or "EXCHANGE RATIO"). The "AVERAGE AMERUS SHARE PRICE" means the average of the last reported sales prices per share of AmerUs Class A Common Stock as quoted by Nasdaq for the 20 consecutive trading days (the "VALUATION PERIOD") ending on the trading day (the "PRICE MEASURING DATE") which is ten trading days prior to the Closing Date.

    In the event that the Average AmerUs Share Price on the Price Measuring Date is less than $27.00, AmVestors shall have the option to deliver a written notice to AmerUs on the trading day following the Price Measuring Date providing for the termination of the Merger Agreement subject to the next sentence (the "TERMINATION NOTICE"). If AmVestors properly delivers a Termination Notice, the Merger Agreement shall terminate at the close of business on the fifth trading day following the Price Measuring Date unless prior to such time AmerUs shall have delivered a written notice to AmVestors whereby AmerUs agrees to adjust the consideration into which each share of AmVestors Common Stock is convertible from the Merger Consideration as determined above to the adjusted Merger Consideration ("ADJUSTED MERGER CONSIDERATION") determined by dividing $20.00 by the Average AmerUs Share Price as of the Price Measuring Date and rounding the result to the nearest one ten-thousandth of a share (termination of the Merger Agreement under such circumstances is referred to herein as the "TERMINATION FOR PRICE"). If AmVestors did not deliver a Termination Notice under the circumstances described in this paragraph, the Merger Consideration would be valued (based upon the Average AmerUs Trading Price) at less than $20.00. SINCE AMVESTORS' DECISION WHETHER TO EXERCISE ITS RIGHT TO DELIVER A TERMINATION NOTICE IS DEPENDENT, TO SOME EXTENT, ON CIRCUMSTANCES EXISTING AT THE TIME OF SUCH DECISION, THERE CAN BE NO ASSURANCE AT THIS TIME AS TO WHETHER OR NOT AMVESTORS WOULD ELECT TO EXERCISE SUCH RIGHT.

    The Merger Consideration generally is intended to provide shares of AmerUs Class A Common Stock valued at not less than $20.00, based upon the Average AmerUs Share Price, provided that the Merger Consideration would be valued at less than $20.00 per share if the Average AmerUs Trading Price is less than $27.00 and the AmVestors Board does not terminate the Merger Agreement as

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described above. Therefore, a higher Average AmerUs Share Price up to $29.75 would result in fewer shares of AmerUs Class A Common Stock constituting the Merger Consideration, and a lower Average AmerUs Share Price down to $27.00 would result in more shares of AmerUs Class A Common Stock constituting the Merger Consideration. If the Average AmerUs Share Price were equal to $31 11/16 per share, the last sales price of AmerUs Class A Common Stock as reported on Nasdaq, on November 11, 1997, the Merger Consideration would be equal to 0.6724 of one share of AmerUs Class A Common Stock. The aggregate number of shares of AmerUs Class A Common Stock issued in connection with the Stock Issuance immediately following the Merger is expected to be between approximately 11.6 million and 12.8 million shares (based upon an Average AmerUs Share Price of $27 and $29.75, respectively, and in each case assuming that all options and warrants are rolled over into options to acquire shares of AmerUs Class A Common Stock). Unless AmerUs agrees to pay the Adjusted Merger Consideration, the aggregate number of shares of AmerUs Class A Common Stock issued and issuable should not be more than 14.7 million shares (which would occur if the Average AmerUs Share Price is $27.00 or less assuming conversion of the AmVestors Convertible Debentures and exercise of all outstanding options and warrants to purchase AmVestors Common Stock). If the Stock Issuance is approved, the AmerUs Board would have the authority to agree to pay the Adjusted Merger Consideration. If such authority were exercised, the total number of shares of AmerUs Class A Common Stock issued and issuable in the Merger could exceed 14.7 million, potentially by a significant amount.

    AmerUs and AmVestors anticipate that the Closing Date will occur as promptly as practicable following satisfaction or waiver of each of the conditions to the Merger, including approval of the Merger Agreement by the holders of the requisite number of shares of AmVestors Common Stock and approval of the Stock Issuance by the requisite number of shares of AmerUs Common Stock. If the Special Meetings occur prior to the end of the Valuation Period, the number of shares of AmerUs Class A Common Stock constituting the Merger Consideration will not be known at the time the vote on the approval of the Merger Agreement is held. The Merger Agreement provides that the Valuation Period will end ten trading days prior to the Closing Date, and therefore the number of shares of AmerUs Class A Common Stock constituting the Merger Consideration will be fixed at that time. The market price of AmerUs Class A Common Stock and hence the value of the Merger Consideration are expected to fluctuate with the performance of AmerUs and general market conditions. The last sales price of AmerUs Class A Common Stock on the Closing Date may be higher or lower than the Average AmerUs Share Price, and as a result, the value of the Merger Consideration at the Closing Date may be more or less than $20.00. See "RISK FACTORS."

    If between the date of the Merger Agreement and the Effective Time the outstanding shares of AmerUs Class A Common Stock shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, the Merger Consideration shall be correspondingly adjusted to the extent appropriate to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares.

EFFECTIVE TIME

    The Merger will become effective upon the filing of a Certificate of Merger with the Secretary of State of the State of Kansas. Such filing will be made as promptly as practicable after satisfaction or waiver of the conditions to the Merger.

EXCHANGE PROCEDURES

    From and after the Effective Time, AmerUs shall make available to ChaseMellon Shareholder Services LLC (the "EXCHANGE AGENT"), for the benefit of the holders of shares of AmVestors Common Stock, exchange certificates evidencing such number of shares of AmerUs Class A Common Stock issuable to holders of AmVestors Common Stock in the Merger and, upon request of the Exchange Agent, cash in the amount required to be exchanged for fractional shares of AmVestors Common Stock in the Merger.

    As promptly as practicable after the Effective Time, AmerUs shall cause the Exchange Agent to mail to each holder of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of AmVestors Common Stock (the "CERTIFICATES") (i) a letter of transmittal (which shall be in customary form and shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates evidencing shares of AmerUs Class A Common Stock.

    Upon surrender to the Exchange Agent of a Certificate for cancellation, together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, and such other documents as may be reasonably required pursuant to such instructions, the holder of such certificate shall be entitled to receive in exchange therefor (i) a certificate representing that number of whole shares of AmerUs Class A Common Stock, if any, which such holder has the right to receive and a check in the amount equal to the cash, if any, which such holder has the right to receive in lieu of any fractional shares of AmerUs Class A Common Stock and any dividends or other distributions to which such holder is entitled, and the Certificate so surrendered shall forthwith be canceled.

    No dividends or other distributions declared or made after the Effective Time with respect to AmerUs Class A Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of AmerUs Class A Common Stock represented thereby, and no cash payment in lieu of any fractional shares shall be paid to any such holder, until the holder of such Certificate shall surrender such Certificate. Subject to the effect of escheat, tax or other applicable laws, following surrender of any such Certificate, there shall be paid to the holder of the certificates representing whole shares of AmerUs Class A Common Stock issued in exchange therefor, without interest, (i) promptly, the amount of any cash payable with respect to a fractional share of AmerUs Class A Common Stock to which such holder is entitled and the amount of dividends or other distributions with a record date after the Effective Time and theretofore paid with respect to such whole shares of AmerUs Class A Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions, with a record date after the Effective Time but prior to surrender and a payment date occurring after surrender, payable with respect to such whole shares of AmerUs Class A Common Stock.

    At the Effective Time, the stock transfer books of AmVestors shall be closed and there shall be no further registration of transfers of shares of AmVestors Common Stock thereafter on the records of AmVestors. From and after the Effective Time, the holders of Certificates shall cease to have any rights with respect to the shares of AmVestors Common Stock represented by such Certificates, except as otherwise provided herein or by law. On or after the Effective Time, any Certificates presented to the Exchange Agent or AmerUs for any reason shall be converted into shares of AmerUs Class A Common Stock, and any cash in lieu of fractional shares of AmerUs Class A Common Stock and any dividends or other distributions to which the holders thereof are entitled shall be paid.

NASDAQ LISTING

    AmerUs has agreed to file an application to list the shares of AmerUs Class A Common Stock to be issued in connection with the Merger on Nasdaq, subject to approval of the Stock Issuance by the AmerUs shareholders and the Merger Agreement by the AmVestors stockholders and official notice of issuance. The shares of AmerUs Class A Common Stock are traded on Nasdaq under the symbol "AMRS."

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS OF THE MERGER

    The following summary, based upon current law and subject to the qualifications set forth below and contained therein, sets forth the opinion of Skadden, Arps, Slate, Meagher & Flom LLP, counsel to AmerUs, and Bryan Cave LLP, counsel to AmVestors, as to the material U.S. federal income tax consequences of the Merger to holders of AmVestors Common Stock that hold their shares of AmVestors Common Stock as capital assets. Such opinion is not binding on the IRS. This summary is based upon the Internal Revenue Code of 1986, as amended (the "CODE"), applicable Treasury regulations thereunder and administrative rulings and judicial authority as of the date hereof, all of which are subject to change at any time, possibly with retroactive effect. Any such change could affect the continuing validity of this summary. This summary does not purport to discuss all aspects of U.S. federal income taxation that may be relevant to a particular holder of AmVestors Common Stock in light of such holder's specific circumstances or to certain types of holders subject to special treatment under U.S. federal income tax laws (for example, foreign persons, dealers in securities, banks and other financial institutions, tax-exempt organizations and holders who acquired AmVestors Common Stock pursuant to the exercise of options or otherwise as compensation or through a tax-qualified retirement plan). Tax considerations under state, local and foreign tax laws are not addressed herein. EACH AMVESTORS STOCKHOLDER IS URGED TO CONSULT HIS OR HER TAX ADVISOR AS TO THE SPECIFIC TAX CONSIDERATIONS OF THE MERGER, INCLUDING THE APPLICATION AND EFFECT OF FEDERAL, STATE, LOCAL AND FOREIGN TAX LAWS IN HIS OR HER PARTICULAR CIRCUMSTANCES.

    No ruling has been (or will be) sought from the Internal Revenue Service as to the U.S. federal income tax consequences of the Merger. It is a condition to the consummation of the Merger that AmerUs receive an opinion from its counsel, Skadden, Arps, Slate, Meagher & Flom LLP, and that AmVestors receive an opinion from its counsel, Bryan Cave LLP, substantially to the effect that, based upon certain facts, representations and assumptions, the Merger will be treated for U.S. federal income tax purposes as a reorganization within the meaning of
Section 368(a) of the Code; neither AmerUs nor AmVestors will waive such condition to the consummation of the Merger. In rendering such opinions, counsel may require and rely upon (and may incorporate by reference), representations and covenants, including those contained in certificates of officers of AmerUs, AmVestors, Merger Sub and others. The specific provisions of each such representation and covenant shall be in form and substance reasonably satisfactory to such counsel.

    Subject to the qualifications set forth herein and assuming that the Merger is treated for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, it is the opinion of Skadden, Arps, Slate, Meagher & Flom LLP, counsel to AmerUS, and Bryan Cave LLP, counsel to AmVestors, that the Merger will result in the following U.S. federal income tax consequences:

1. No gain or loss will be recognized by holders of AmVestors Common Stock who exchange their AmVestors Common Stock for AmerUs Class A Common Stock pursuant to the Merger, except with respect to any cash received by such AmVestors stockholders in lieu of the receipt of fractional shares of AmerUs Class A Common Stock.

2. A holder of AmVestors Common Stock who receives cash in lieu of a fractional share of AmerUs Class A Common Stock in the Merger generally will be treated as if the fractional share had been distributed to such holder as part of the Merger and then redeemed by AmerUs in exchange for the cash. This cash payment will be treated as having been received in exchange for the redeemed fractional share under Section 302 of the Code. The receipt of such cash payment generally should result in capital gain or loss equal to the difference between the amount of cash received and the holder's basis in the fractional share of AmerUs Class A Common Stock deemed to be redeemed.

3. Each holder of AmVestors Common Stock who exchanges his or her AmVestors Common Stock for AmerUs Class A Common Stock pursuant to the Merger will have an aggregate tax basis in the AmerUs Class A Common Stock received in the Merger equal to his or her aggregate tax basis in the AmVestors Common Stock exchanged therefor, decreased by the amount of any tax basis allocable to any fractional share interest for which cash is received.

4. Provided that the shares of AmVestors Common Stock are held as a capital asset at the Effective Time, the holding period of AmerUs Class A Common Stock received in the Merger in exchange therefor will include the holding period of such AmVestors Common Stock.

5. AmerUs, AmVestors and Merger Sub will not recognize any gain or loss as a result of the Merger.

    BACKUP WITHHOLDING. To prevent "backup withholding" of U.S. federal income tax on any payments of cash to a holder of AmVestors Common Stock in the Merger, a holder of AmVestors Common

Stock must, unless an exception applies under the applicable law and regulations, provide the payor of such cash with such holder's correct taxpayer identification number ("TIN") on a Substitute Form W-9 and certify under penalties of perjury that such number is correct and that such holder is not subject to backup withholding. A Substitute Form W-9 will be provided to each holder of AmVestors Common Stock in the letter of transmittal to be mailed to each holder after the Effective Time. If the correct TIN and certifications are not provided, a $50 penalty may be imposed on a holder of AmVestors Common Stock by the Internal Revenue Service, and any cash to be received by such holder may be subject to backup withholding at a rate of 31%.

    THE U.S. FEDERAL INCOME TAX CONSIDERATIONS SET FORTH ABOVE ARE BASED UPON PRESENT LAW, ARE FOR GENERAL INFORMATION ONLY AND DO NOT PURPORT TO BE A COMPLETE ANALYSIS OR LISTING OF ALL POTENTIAL TAX EFFECTS WHICH MAY APPLY TO A HOLDER OF AMVESTORS COMMON STOCK. THE TAX EFFECTS AS APPLICABLE TO A PARTICULAR HOLDER OF AMVESTORS COMMON STOCK MAY BE DIFFERENT FROM THE TAX EFFECTS AS APPLICABLE TO OTHER HOLDERS OF AMVESTORS COMMON STOCK, INCLUDING THE APPLICATION AND EFFECT OF FEDERAL, STATE, LOCAL AND FOREIGN TAX LAW, AND THUS, HOLDERS OF AMVESTORS COMMON STOCK ARE URGED TO CONSULT THEIR TAX ADVISORS.

TREATMENT OF AMVESTORS STOCK OPTIONS

    Prior to the Closing, the AmVestors Board (or, if appropriate, any committee administering AmVestors' 1989 Non-Qualified Stock Option Plan (the "NQSO PLAN") or 1996 Incentive Stock Option Plan (the "ISO PLAN," and together with the NQSO Plan, the "AMVESTORS OPTION PLANS") shall adopt such resolutions or take such other actions as may be required to adjust the terms of all outstanding AmVestors options issued pursuant to the AmVestors Option Plans and related agreements (the "AMVESTORS OPTIONS"), to provide that at the Effective Time, each AmVestors Option outstanding (whether or not vested and exercisable) immediately prior to the Effective Time shall at the Effective Time cease to represent a right to acquire shares of AmVestors Common Stock and shall be converted automatically into an option (a "CONTINUING OPTION") to acquire AmerUs Class A Common Stock in an amount and at an exercise price determined as provided in the immediately following sentence (and on substantially the same terms and conditions as were applicable under such AmVestors Option Plan and the agreements evidencing grants thereunder). At the Effective Time, if the holder of an AmVestors Option which is then outstanding and unexercised has not timely elected (with respect to AmVestors Options granted under the NQSO Plan) or has not timely requested (with respect to AmVestors Options granted under the ISO Plan; or if so requested, if such request has been denied by AmVestors) to receive cash for such AmVestors Option as described below, then such AmVestors Option shall, in accordance with the provisions of the NQSO Plan or the ISO Plan, whichever is applicable, become a Continuing Option to acquire (x) the number of shares of AmerUs Class A Common Stock equal to the product of (i) the number of shares of AmVestors Common Stock subject to such AmVestors Option immediately prior to the Effective Time multiplied by (ii) the Merger Consideration (a partial share shall be rounded down to the next lower whole share), with (y) an exercise price equal to the quotient of (i) the original exercise price per share (the "ORIGINAL EXERCISE PRICE") of AmVestors Common Stock subject to such AmVestors Option in effect immediately prior to the Effective Time divided by (ii) the Merger Consideration and rounding the exercise price thus determined to the nearest whole cent (a half cent shall be rounded to the next higher whole cent). In the case of AmVestors Options intended to be incentive stock options, the exercise price, number of shares of AmerUs Class A Common Stock subject to such Continuing Option and terms and conditions or exercise of such Continuing Option shall be determined in order to comply with the requirements of Section 424(a) of the Code.

    Prior to the Closing, AmVestors shall deliver to the holders of AmVestors Options (whether or not vested and exercisable) a notice offering to (i) holders of AmVestors Options issued pursuant to the NQSO Plan the right to elect, and
(ii) holders of AmVestors Options issued pursuant to the ISO Plan the right to request, to receive in consideration for the cancellation of all (but not less than all) of such holder's AmVestors Options, an amount in cash equal to the product of (x) the excess of (i) the Option

Cash Price (as defined below), over (ii) the Original Exercise Price of such AmVestors Option, multiplied by (y) the number of shares subject to such AmVestors Option. AmVestors intends to grant all requests from holders of AmVestors Options issued pursuant to the ISO Plan to receive cash. The "OPTION CASH PRICE" is the product of (A) the last reported sales price per share of AmerUs Class A Common Stock as quoted by Nasdaq on the Closing Date multiplied by (B) the Merger Consideration. Alternatively, with the consent of AmerUs prior to the Closing, holders of AmVestors Options may request to receive in consideration for the cancellation of such holder's AmVestors Options, a number of shares of AmerUs Class A Common Stock (rounded down to the nearest whole share) equal to the amount of cash which otherwise would be payable upon termination of such AmVestors Options as described in the first sentence of this paragraph, divided by the last sales price of AmerUs Class A Common Stock as reported on Nasdaq as of the Effective Time.

    To make the election for cash consideration, any eligible AmVestors Option holder must deposit with the Exchange Agent at least ten trading days prior to the Closing a properly completed notice in accordance with the Merger Agreement. Following the Effective Time, AmVestors shall deliver to each such holder the cash amount so elected. No interest shall be paid on such amount. If the Merger Agreement is terminated before the Effective Time, the option agreements will be returned to each such holder.

RESALES OF AMERUS CLASS A COMMON STOCK

    All shares of AmerUs Class A Common Stock to be issued in connection with the Merger, as well as upon exercise of certain warrants (the "PUBLIC WARRANTS") which were registered under the Securities Act by AmVestors, are being registered under the Securities Act. Such shares will be freely transferable, except that shares received by any person who may be deemed to be an affiliate within the meaning of Rule 145 of the rules and regulations promulgated under the Securities Act (each such person being an "AFFILIATE") of AmVestors may not be resold except in transactions permitted by such Rule 145 or as otherwise permitted under the Securities Act.

    AmVestors has agreed to deliver to AmerUs a list of names and addresses of those persons who were, in AmVestors' reasonable judgment, Affiliates of AmVestors. AmVestors has also agreed to use its reasonable efforts to cause to be delivered to AmerUs, on or prior to the Closing Date, a letter substantially in the form agreed to by AmVestors and AmerUs, executed by each of the Affiliates of AmVestors identified in the foregoing list and by any person who shall have become an Affiliate of AmVestors subsequent to the delivery of such list.

    Prior to the Closing Date, AmVestors shall use its reasonable efforts to deliver to AmerUs a letter identifying all persons who are, at the time the Merger Agreement is submitted for approval to the stockholders of AmVestors, Affiliates of AmVestors (including all directors of AmVestors).

ACCOUNTING TREATMENT

    The Merger will be accounted for by AmerUs under the "purchase" method of accounting in accordance with generally accepted accounting principles. Therefore, the aggregate consideration paid by AmerUs in connection with the Merger will be allocated to AmVestors' assets and liabilities based on their fair market values with any excess being recorded as goodwill. The assets and liabilities and results of operations of AmVestors will be consolidated into the assets and liabilities and results of operations of AmerUs subsequent to the Effective Time.

NO DISSENTERS' RIGHTS

    Pursuant to Section 17-6712(k) of the Kansas General Corporation Code ("KGCC"), holders of the AmVestors Common Stock are not entitled to dissenter appraisal rights in connection with the Merger since (i) the AmVestors Common Stock is registered and traded on the NYSE (and the AmVestors' Articles of Incorporation do not otherwise provide for such appraisal rights in connection with the Merger) and (ii) the shares of AmerUs Class A Common Stock to be issued to holders of AmVestors Common Stock in the Merger are registered on Nasdaq.

    The IBCA (as defined below) does not provide for dissenter appraisal rights to holders of the AmerUs Class A Common Stock in connection with the Stock Issuance.

CERTAIN TRANSACTIONS; INTERESTS OF CERTAIN PERSONS IN THE MERGER

    In considering the recommendation of the AmVestors Board with respect to the Merger, AmVestors stockholders should be aware that certain directors and officers of AmVestors have interests in the Merger different from the interests of other AmVestors stockholders.

    CHANGE IN CONTROL ARRANGEMENT. Mr. Ralph W. Laster, Jr., Chairman of the Board and Chief Executive Officer of AmVestors, and Mr. Mark V. Heitz, President and General Counsel of AmVestors, are parties to an Incentive Agreement and a special Incentive Bonus Arrangement which are intended to provide additional compensation based upon the performance of AmVestors Common Stock ("SARS"). Mr. Laster and Mr. Heitz hold such SARs with respect to 475,000 shares and 345,500 shares, respectively, at a weighted average strike price of $15.487 per share and $15.510 per share, respectively. Pursuant to such arrangements, generally, in the event that AmVestors enters into an agreement providing for a transaction in which AmVestors Common Stock is converted into the right to receive any stock, cash or other property, the holder of a SAR is entitled to receive a payment in cash upon consummation of such transaction equal to the product of the number of shares referenced by such SAR multiplied by the difference between the aggregate fair market value of the stock, cash or other property receivable in exchange for one share of AmVestors Common Stock (generally as determined in good faith by AmVestors Board as of the date of the exchange) minus the strike price. Upon consummation of the Merger, Messrs. Laster and Heitz will receive approximately $2,150,275 and $1,555,334, respectively, pursuant to such terms of the SARs (assuming an exchange ratio which values each share of AmVestors Common Stock at $20).

    EMPLOYMENT AGREEMENTS. Messrs. Laster and Heitz are parties to separate employment agreements with AmVestors that entitle them, upon a change of control of AmVestors, to terminate their employment and be paid, in the case of Mr. Laster, three years of salary (which is $450,000 per year) and in the case of Mr. Heitz, two years of salary (which is $337,500 per year) commencing on the date of termination in consideration for their non-competition obligations under such agreements. Since Mr. Heitz has agreed to enter into an employment agreement with the Surviving Corporation on substantially similar terms upon the Effective Time, Mr. Heitz has agreed to waive his right to any change of control or severance payment under his existing employment agreement with AmVestors. Executive vice presidents of AmVestors are parties to employment agreements with AmVestors that entitle them to payment of twelve months of salary upon any termination by AmVestors of their employment that is not for cause (which the AmVestors Board has determined would include any termination resulting from a change of control). Frank T. Crohn, a director of AmVestors and Chairman of the Boards of FBL, AIMCOR and Annuity Warehouse, Inc. f/k/a The Insurance Mart, and Donna J. Rubertone, President of FBL, are parties to employment agreements with AmVestors that will entitle them to payment of the remainder of the cash compensation under such contract if, following a merger involving AmVestors, Mr. Crohn or Ms. Rubertone, as the case may be, is not designated to the positions and given the duties described in such agreement. Mr. Crohn's and Ms. Rubertone's contracts terminate by their terms on April 7, 1998 and April 7, 1999, respectively.

    BONUS PLAN. Under the AmVestors Bonus Compensation Plan, certain employees, including all of the executive officers, of AmVestors are entitled to payment of a "cash bonus" (payment made in a lump sum) and a "salary bonus" (payment made over time in accordance with normal pay practices), based upon the fulfillment by AmVestors of certain performance objectives. Pursuant to the Bonus Compensation Plan, if any such employee's employment is terminated as a result of a change of control, such employee is entitled to a lump sum payment of the full amount of any cash bonus and salary bonus for which such employee is eligible (whether or not performance objectives were obtained) for the remainder of the calendar year in which the termination occurred. For 1997 compensation, the maximum bonus potential for executive officers of AmVestors under the Bonus Compensation Plan ranges from 35% to 75% of base salary.

    SEVERANCE COMPENSATION PLAN. Pursuant to a severance compensation plan established by the AmVestors Board (the "SEVERANCE COMPENSATION PLAN"), employees and officers of AmVestors may become entitled to certain severance compensation in the event of termination of their employment without cause (whether by AmVestors or by any successor to the business of AmVestors, including succession by merger), which occurs within one year after such transaction. The standard severance payment under the Severance Compensation Plan is two weeks of salary ("BASE SEVERANCE") plus an additional two weeks of salary for each full year of service, with officers of AmVestors being entitled to receive the greater of (i) additional weeks of Base Severance (up to 18 weeks) based upon the seniority of the officer position held or (ii) the amount of severance provided under his or her employment agreement with AmVestors (if any). In addition, Mr. Laster has discretionary authority to offer to any employee of AmVestors, in addition to other severance compensation, an additional severance payment (a "DISCRETIONARY SEVERANCE PAYMENT"). Executive vice presidents have been granted Discretionary Severance Payments equal to one year's salary to be paid in the event their employment is terminated as a result of the Merger. From the date of the Merger Agreement, Mr. Laster may not make any additional Discretionary Severance Payments to any employee in excess of $30,000 or amounting to more than $300,000 in aggregate.

    LIABILITY INSURANCE COVERAGE. Pursuant to the Merger Agreement, AmerUs and Merger Sub have agreed to maintain directors' and officers' liability insurance for the current and former directors and officers of AmVestors for a period of six years after the Effective Time.

    BOARD SEAT; EMPLOYMENT AFTER CLOSING. AmerUs has requested, and Mr. Laster has agreed, that, after the Effective Time, Mr. Laster will serve as a director of AmerUs. It is expected that Mr. Laster will be appointed to fill an existing vacancy on the AmerUs Board and that he will be nominated at the next annual meeting for a two-year term as director expiring in 2000. As a director of AmerUs, Mr. Laster will be entitled to receive the compensation payable to AmerUs directors as described under "MANAGEMENT BEFORE AND AFTER THE MERGER -- Compensation of Directors." Assuming Mr. Heitz does not elect to receive cash for outstanding options, upon consummation of the Merger Mr. Heitz would become the beneficial owner of up to 204,786 shares of AmerUs Class A Common Stock including options to acquire 148,140 shares of AmerUs Class A Common Stock, some or all of which may be sold from time to time pursuant to the Registration Statement of which this Joint Proxy Statement/Prospectus forms a part. Mr. Heitz and AmerUs have agreed to enter into an employment agreement whereby, upon the Effective Time, Mr. Heitz would become the President and Chief Executive Officer of AmVestors (the Surviving Corporation) on substantially the same terms as Mr. Heitz's current employment agreement with AmVestors. Assuming Mr. Laster does not elect to receive cash for outstanding options, upon consummation of the Merger Mr. Laster would become the beneficial owner of up to 255,037 shares of AmerUs Class A Common Stock including options to acquire 185,175 shares of AmerUs Class A Common Stock, some or all of which may be sold from time to time pursuant to the Registration Statement of which this Joint Proxy Statement/Prospectus forms a part. Except for the arrangements specifically set forth in this Joint Proxy Statement/Prospectus and the Merger Agreement, AmerUs has made no commitments with respect to the retention of AmVestors employees after the Merger.

    AFFILIATION WITH SPECIAL ADVISOR. Mr. James V. O'Donnell, a director of AmVestors, is President of Bush-O'Donnell, AmVestors' special advisor in connection with the Merger. Pursuant to the terms of an engagement letter dated April 22, 1997 between AmVestors and Bush-O'Donnell, AmVestors has agreed to pay Bush-O'Donnell a fee for its services of $350,000 plus .4% of the amount by which the aggregate Merger Consideration exceeds $362.5 million.

    STOCK OPTIONS. On October 20, 1997, R. Rex Lee, M.D., a director of AmVestors, exercised options resulting in the net acquisition of 63,675 shares of AmVestors Common Stock and subsequently sold such shares to AmerUs Group for $20 per share plus payment, upon consummation of the Merger, of an amount per share equal to the amount (the "ADDITIONAL AMOUNT") by which the lesser of (i) the Merger Consideration or (ii) $20.625, exceeds $20. In the event the Merger Agreement is terminated pursuant to Article IX thereof, AmerUs will pay Dr. Lee a per share amount equal to the closing price of AmVestors Common Stock on the fifth trading day following the first public announcement of such termination less $20, up to the Additional Amount. As of October 22, 1997, Dr. Lee retained beneficial ownership of 5,000 shares of AmVestors Common Stock.

    In connection with the exercise of options by Mark V. Heitz in October, 1997 AmVestors loaned Mr. Heitz $250,000 for payment of taxes realized by Mr. Heitz on such exercise. Such loan bears interest at the prime rate and is payable in full on December 31, 1997.

    Each officer of AmVestors who holds AmVestor Options under the ISO Plan will become fully vested in such options and each director or officer of AmVestors who holds AmVestors Options will be entitled to elect to convert such AmVestors Options into Continuing Options of AmerUs or receive (or for options under the ISO Plan, request) cash payment for the value thereof (or, with respect to certain AmVestors Options, at the holder's election and with AmerUs' consent, shares of AmerUs Class A Common Stock equivalent to such value). See "--Treatment of AmVestors Stock Options." The following table sets forth information with respect to the cash amounts payable to executive officers of AmVestors upon consummation of the Merger for AmVestors Options held by them, assuming (i) that such officers elect or request to receive cash for such options and (ii) an exchange ratio which values each share of AmVestors Common Stock at $20 per share.

                                                                                         AGGREGATE CASH PAYMENTS
                                                                                       ---------------------------
                                                                                                        OPTIONS
                                                                                         CURRENTLY        WITH
                                                                                          VESTED      ACCELERATED
                                                                                          OPTIONS       VESTING
                                                                                       -------------  ------------
Ralph W. Laster, Jr..................................................................  $   1,781,792   $  221,331
Mark V. Heitz........................................................................      1,389,980      221,331
Timothy S. Reimer....................................................................        556,919      461,956
Thomas M. Fogt.......................................................................            -0-      243,206
Lynn F. Hammes.......................................................................        450,645      307,480
James R. Stanley.....................................................................        505,544      243,206

    The AmVestors Board was informed of the interests described herein prior to approving the Merger Agreement and the Merger.

CONDUCT OF BUSINESS IF MERGER NOT CONSUMMATED

    If the Merger is not consummated, AmVestors will continue its current operations. However, for reasons discussed under the caption, "--Background of the Merger," AmVestors may continue to explore strategic alternatives, including a business combination or the sale of AmVestors.

                   CERTAIN PROVISIONS OF THE MERGER AGREEMENT

    The following summary of certain provisions of the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, a copy of which is attached hereto as Annex I.

CERTAIN REPRESENTATIONS AND WARRANTIES

    The Merger Agreement contains various representations and warranties of AmerUs and AmVestors and Merger Sub relating to, among other things, the following matters (which representations and warranties are subject, in certain cases, to specified exceptions): (i) due organization, existence and good standing, and similar corporate matters; (ii) the capital structure of each party; (iii) the authorization, execution, delivery and enforceability by each party of the Merger Agreement; (iv) the absence on the part of each party of any conflict with such party's organizational documents or with applicable law, or with certain contracts, or governmental or regulatory authorization, consent or approval required to consummate the Merger; (v) reports and other documents filed with the SEC and the accuracy of the information contained therein; (vi) the accuracy of the information supplied in this Joint Proxy Statement/ Prospectus; (vii) the absence of certain changes or events; (viii) the absence of material pending or threatened litigation; (ix) the absence of changes to, and the qualification, operation and liability under, certain employee benefit plans; (x) certain tax matters; (xi) compliance with applicable laws; (xii) title to property and validity of leases; (xiii) the preparation and filing of financial statements and required reports; (xiv) the determination and adequacy of reserves by insurance subsidiaries; (xv) title to investments; and (xvi) validity of contracts entered into by the Acquired Companies (as defined in the Merger Agreement) and AmerUs and its subsidiaries. In addition, the Merger Agreement contains certain representations and warranties of AmVestors relating to, among other things, (i) absence of threats of cancellation by policyholders;
(ii) compliance of covenants in the Indenture (as defined below) by AmVestors;
(iii) no control share acquisition by AmVestors under the Kansas takeover statute; (iv) the right to use all material patents, trademarks or copyrights and material computer software, programs and similar systems for use in connection with the business, and (v) maintenance of insurance. The Merger Agreement also contains a representation and warranty of AmerUs relating to the absence of operations by Merger Sub.

CONDUCT OF BUSINESS PENDING THE MERGER

    AmVestors has agreed that it will and will cause the Acquired Companies to conduct its and their respective businesses only in the ordinary course and consistent with past practice (except as otherwise provided in the Merger Agreement or except as may be consented to by AmerUs in writing) and to use all commercially reasonable efforts permitted by the Merger Agreement to and cause each of the Acquired Companies to (i) preserve intact its present business organization, field force, reputation, and policyholder, annuitant or customer relations, (ii) keep available the services of its present key officers, directors, employees, agents, consultants, and other similar representatives,
(iii) maintain all Permits (as defined in the Merger Agreement) to do business in each jurisdiction in which it has such Permits, (iv) maintain in full force and effect all material contracts, documents, and arrangements disclosed to AmerUs, except to the extent they are terminated in the ordinary course of business, (v) maintain all of its assets and properties in current working order and condition, ordinary wear and tear excepted, (vi) continue all current marketing and selling activities relating to its business, operations, or affairs in accordance with its current marketing plan and applicable law, and
(vii) with respect to AmVestors Insurance Subsidiaries (as defined in the Merger Agreement), maintain the rating classification, or its equivalent, assigned as of the date of the Merger Agreement to it by A.M. Best Company Inc. AmVestors also agreed to maintain, and to cause each of the Acquired Companies to maintain, their respective books and records in the usual manner and consistent with past practice and will not permit a material change in any applicable underwriting, investment, actuarial, financial reporting, or accounting practice or policy of each Acquired Company or in any assumption underlying such a practice or policy, or in any method of calculating any bad debt, contingency, or other reserve for financial reporting purposes or for other accounting purposes (including without limitation, any practice, policy, assumption, or method relating to or affecting the determination of insurance or annuities in force, premium or investment income, reserve liabilities, or operating ratios with respect to expenses, losses, or lapses). AmVestors also agreed to (i) prepare properly and file duly and validly all reports and all tax returns required to be filed with any governmental or regulatory authorities with respect to its business, operations, or affairs and (ii) pay in full and when due all taxes indicated by such tax returns or otherwise levied or assessed upon it or any of its assets and properties, and withhold or collect and pay to the proper taxing authorities or hold in separate bank accounts for such payment all taxes that it is required to so withhold or collect and pay, unless reasonable reserves therefor have been established and reflected in its books and records. AmVestors agreed not to make any tax election with respect to such tax returns without the consent of AmerUs, which consent shall not be unreasonably withheld. AmVestors shall not and shall not permit any Acquired Company to settle any material audit, make or change any material tax election or file any amended tax return (except as previously disclosed to AmerUs). At least 10 days prior to filing any income tax return or other material tax return relating to AmVestors or any Acquired Company, AmVestors shall deliver a copy of such tax return to AmerUs for AmerUs' review and comment. AmVestors agreed to refrain from making, filing, or entering into (whether before or after the closing) any election, consent, or agreement with respect to any Acquired Company or any of their respective assets and properties. AmVestors agreed to cause (i) all reserve liabilities with respect to insurance and annuity contracts established or reflected in the books and records of AmVestors Insurance Subsidiaries to be (A) established in accordance with the methods for establishing liabilities and reserving methods followed by AmVestors Insurance Subsidiaries in the preparation of the AmVestors' Annual Report and (B) adequate (under generally accepted actuarial principles consistently applied) to cover the total amount of all reasonably anticipated matured and unmatured benefits, dividends, losses, claims, expenses, and other liabilities of AmVestors Insurance Subsidiaries under all insurance and annuity contracts pursuant to which AmVestors Insurance Subsidiaries have or will have any liability (including without limitation any liability arising under or as a result of any reinsurance, coinsurance, or other similar contract) and (ii) AmVestors Insurance Subsidiaries to continue to own assets that qualify as legal reserve assets under all applicable insurance laws in an amount at least equal to their required reserve liabilities. AmVestors agreed to use all commercially reasonable efforts to maintain in full force and effect until the Closing substantially the same levels of coverage as the insurance afforded under existing contracts previously disclosed to AmerUs pursuant to the Merger Agreement. Any and all benefits under such contracts paid or payable to any Acquired Company prior to the Closing with respect to the business, operations, affairs, or assets and properties of such Acquired Company shall be paid to such Acquired Company. AmVestors agreed to continue to and will cause the other Acquired Companies to comply, in all material respects, with all laws applicable to its business, operations, or affairs. AmVestors agreed to not and will cause the other Acquired Companies not to incur any liabilities outside of the ordinary course of their respective businesses and consistent with past practices.

EXERCISE OF CALL OF AMVESTORS CONVERTIBLE DEBENTURES

    AmVestors agreed to cause notices of redemption to be mailed to all registered holders of 3% convertible debentures due 2003 of AmVestors (the "AMVESTORS CONVERTIBLE DEBENTURES") issued pursuant to the Indenture dated July 12, 1996, between AmVestors and Bank of New York, as successor trustee (the "INDENTURE") prior to September 26, 1997, in accordance with applicable provisions of the Indenture, and shall use its commercially reasonable efforts to cause the redemption of all outstanding AmVestors Convertible Debentures in accordance with the applicable provisions of the Indenture (the "REDEMPTION"). On September 24, 1997, AmVestors issued a written notice of redemption of all the outstanding AmVestors Convertible Debentures on November 14, 1997 (the "REDEMPTION DATE"), at a redemption price (the "REDEMPTION PRICE") equal to 100% of their principal amount plus Accrued Current Interest (as defined in the Indenture). All the outstanding AmVestors Convertible Debentures were converted into shares of AmVestors Common Stock prior to the close of business on November 7, 1997 at a conversion price of $17.125 per share.

INDEMNIFICATION

    AmerUs has agreed in the Merger Agreement that it will, to the fullest extent permitted by law, cause the Surviving Corporation to honor, and will itself honor, all AmVestors' obligations to indemnify each current or former director and officer of AmVestors or any of its Subsidiaries (each such indemnified person, an "INDEMNIFIED PARTY" and collectively, the "INDEMNIFIED PARTIES") for acts or omissions by such Indemnified Parties occurring prior to the Effective Time to the extent that such obligations of AmVestors exist on the date of the Merger Agreement, whether pursuant to AmVestors' Certificate of Incorporation (the "AMVESTORS CHARTER"), By-Laws (the "AMVESTORS BY-LAWS") or individual indemnity agreements. Any amendment, repeal or other modification to the AmVestors Charter or the AmVestors By-Laws will not affect the obligations of AmerUs and shall not adversely affect the rights of Indemnified Parties under the Merger Agreement, unless such modification is required by law. AmerUs and AmVestors also agreed that, for a period of six years after the Effective Time (as defined in the Merger Agreement) (it being understood that AmVestors has prepaid all premiums for such policies through February 17, 2000), AmerUs shall cause to be maintained in effect the current policies of directors' and officers' liability insurance maintained by AmVestors (provided that AmerUs may substitute therefor policies containing terms with respect to coverage and amounts identical or more extensive to the coverage and amounts currently provided by AmVestors' policy) with respect to claims arising from or related to facts or events which occurred at or prior to the Effective Time; PROVIDED, HOWEVER, that AmerUs shall not be obligated to make annual premium payments for such insurance to the extent such premiums exceed 150% of the annual premiums paid as of the date of the Merger Agreement by AmVestors for such insurance (such 150% amount, the "MAXIMUM PREMIUM"), and that, to the extent such insurance coverage cannot be obtained at all, or can only be obtained at an annual premium in excess of the Maximum Premium, AmerUs shall maintain the most advantageous policies of directors' and officers' insurance obtainable for an annual premium equal to the Maximum Premium.

CONDITIONS TO THE MERGER

    The respective obligation of AmerUs, AmVestors and Merger Sub to effect the Merger is subject to the satisfaction or waiver of various conditions, including: (i) approval of the stockholders of AmVestors and approval of the shareholders of AmerUs, (ii) the shares of AmerUs Class A Common Stock issuable to AmVestors' stockholders in the Merger and employees pursuant to the Merger Agreement shall have been approved for listing on Nasdaq, subject to official notice of issuance, (iii) the waiting periods (and any extensions thereof) applicable to the transactions contemplated by the Merger Agreement under the HSR Act shall have been terminated or shall have expired, (iv) no temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect, (v) the Registration Statement (as defined in the Merger Agreement) shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order instituted by the SEC or state regulatory authorities, and AmerUs shall have received all state securities or "blue sky" authorizations necessary to issue the AmerUs Class A Common Stock,
(vi) AmVestors, each Acquired Company, AmerUs and each AmerUs subsidiary shall have obtained or made, as appropriate, all material consents, approvals, orders, authorizations, registrations, declarations, permits or filings to be obtained or made in connection with the Merger Agreement and the transactions contemplated by the Merger Agreement or for the conduct of their businesses as currently conducted or as expected to be conducted, all of which shall be in full force and effect, in each case without the abrogation or diminishment of the permits currently held by AmVestors or the imposition of significant restrictions upon the transactions contemplated thereby or the conduct of the business of the Surviving Corporation, (vii) there shall not be instituted, pending, or threatened, any action, suit, investigation, or other proceeding in, before, or by any governmental entity or other person (x) challenging the acquisition by AmerUs or Merger Sub of any shares of AmVestors Common Stock, seeking to restrain or prohibit the consummation of the Merger or any of the other transactions contemplated by the Merger Agreement or seeking to obtain any damages that are material in relation to AmVestors and its subsidiaries taken as a whole, (y) seeking to prohibit or limit the ownership or operation by AmVestors, any Acquired Company, AmerUs or any

AmerUs subsidiary of any material portion of the business or assets of AmVestors, any Acquired Company, AmerUs or any AmerUs subsidiary or to compel AmVestors, any Acquired Company, AmerUs or any AmerUs subsidiary to dispose of or hold separate any material portion of the business or assets of AmVestors, any Acquired Company, AmerUs or any AmerUs subsidiary, as a result of the transactions contemplated by the Merger Agreement, or (z) which otherwise is reasonably likely to have a Material Adverse Effect on AmVestors or on AmerUs. As used in the Merger Agreement, "MATERIAL ADVERSE EFFECT" shall mean, with respect to any person, a material adverse effect on (I) the organization, existence, assets, liabilities, business, sales force, new sales, prospects, operations, condition (financial or otherwise), or results of operations of such person, together with any subsidiaries thereof, taken as a whole, or (II) the ability of such person to perform its material obligations under the Merger Agreement, provided that the term Material Adverse Effect shall not include any changes or effects on the organization, existence, assets, liabilities, business, sales force, new sales, prospects, operations, condition (financial or otherwise), or results of operations on AmerUs, together with any subsidiaries thereof, taken as a whole, caused by changes in general economic conditions or changes generally affecting AmerUs' industry.

    The obligations of AmerUs and Merger Sub to effect the Merger are further subject to the satisfaction or waiver by AmerUs of conditions including that:
(i) the representations and warranties of AmVestors set forth in the Merger Agreement that are qualified as to materiality shall be true and correct, and the representations and warranties of AmVestors set forth in the Merger Agreement that are not so qualified shall be true and correct in all material respects, in each case as of the date of the Merger Agreement and as of the Closing Date as though made on and as of the Closing Date, except to the extent any such representation or warranty expressly relates to an earlier date (in which case as of such date), (ii) AmVestors shall have performed in all material respects all obligations required to be performed by it under the Merger Agreement at or prior to the Closing Date, (iii) AmVestors shall have delivered to AmerUs a certificate executed by the Secretary of AmVestors certifying as to AmVestors' authorization to consummate the Merger and as to certain fees incurred by AmVestors in connection with the Merger, and certificates of officers and directors of AmVestors that may reasonably be required by counsel in connection with the delivery of their tax opinions, (iv) AmerUs shall have received an opinion dated the Closing Date from Skadden, Arps, Slate, Meagher & Flom LLP, substantially to the effect that, on the basis of facts, representations and assumptions set forth in such opinion (including facts set forth in certificates of officers), the Merger will be treated for United States Federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, (v) there shall not have occurred since the date of the Merger Agreement any event, change, effect or development which, individually or in the aggregate, has had or is reasonably likely to have, a Material Adverse Effect on AmVestors, and (vi) AmVestors shall have delivered to AmerUs specified certified certificates of good standing from each of specified jurisdictions with respect to each of the permits issued to an Acquired Company by such jurisdiction, including insurance permits from the state insurance commission of Kansas, with respect to American, and of Florida, with respect to FBL.

    The obligation of AmVestors to effect the Merger is further subject to the satisfaction or waiver by AmVestors on or prior to the Closing Date of conditions including: (i) the representations and warranties of AmerUs and Merger Sub set forth in the Merger Agreement that are qualified as to materiality shall be true and correct, and the representations and warranties of AmerUs and Merger Sub set forth in the Merger Agreement that are not so qualified shall be true and correct in all material respects, in each case as of the date of the Merger Agreement and as of the Closing Date as though made on and as of the Closing Date, except to the extent any such representation or warranty expressly relates to an earlier date, (ii) AmerUs and Merger Sub shall have performed in all material respects all obligations required to be performed by them under the Merger Agreement at or prior to the Closing Date, (iii) AmerUs shall have delivered to AmVestors a certificate executed by the Secretary of AmerUs certifying as to AmerUs' authorization to consummate the Merger and certificates of officers and directors of AmerUs, AmVestors and Merger Sub that may reasonably be required by counsel in connection with the delivery of their tax opinions, (iv) AmVestors shall have received an opinion dated the Closing Date from Bryan Cave LLP, substantially to the effect that, on the basis of facts, representations and assumptions set forth in such opinion (including facts set forth in the certificates of officers), the Merger will be treated for United States Federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, and to provide assurance to stockholders of AmVestors that they will not recognize gain in the Merger, except to the extent cash is received in exchange for fractional shares,
(v) there shall not have occurred since the date of the Merger Agreement any event, change, effect or development which, individually or in the aggregate, has had or is reasonably likely to have, a Material Adverse Effect on AmerUs. Notwithstanding any other provision of the Merger Agreement, it is understood and agreed that for all purposes of the Merger Agreement, except as described in the following sentence, no term, representation, warranty, covenant, agreement or other provision thereunder shall be deemed to apply to or include Delta or the effect of the acquisition of Delta on AmerUs. In addition, the Merger Agreement provides that in the event AmerUs acquires Delta, there shall not have occurred any event, change, effect or development which, individually or in the aggregate, has had or is reasonably likely to have, a Material Adverse Effect on AmerUs.

NO SOLICITATION

    Under the Merger Agreement, AmVestors agreed, and agreed to cause each Acquired Company to, immediately cease and cause to be terminated any existing activities, discussions, or negotiations by AmVestors, any Acquired Company or any officer, director or employee of, investment banker, attorney, accountant or other advisor or representative of, AmVestors or any Acquired Company, with parties conducted heretofore with respect to any of the foregoing. The Merger Agreement provides that AmVestors shall not, nor shall AmVestors authorize or permit any of the Acquired Companies, or any of its or their officers, directors, employees, representatives or agents, to, directly or indirectly, encourage, solicit, participate in, initiate or continue discussions or negotiations with, or provide any information to, any person (other than AmerUs or Merger Sub) with respect to, or take any action to facilitate any inquiries or the making of, or enter into any agreement (including any preliminary agreement) relating to, or approve any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal (as defined below), provided that, at any time prior to the approval of the Merger Agreement and the Merger by AmVestors' stockholders at the AmVestors Special Meeting, AmVestors may furnish information and access, in each case only in response to requests which were not solicited on or after the date of the Merger Agreement, to any person pursuant to a customary confidentiality agreement, and may participate in discussions and negotiate with such person concerning an Acquisition Proposal, if the AmVestors Board determines in its good faith judgment, following consultation with outside counsel, that (i) such person shall have submitted a Competitive Proposal (as defined below) which was not solicited on or after the date of the Merger Agreement, and (ii) that it is required to do so in order to comply with its fiduciary duties to stockholders under applicable law. The Merger Agreement provides that the AmVestors Board shall notify AmerUs orally (within one business day), and in writing (as promptly as practicable) of all inquiries and proposals that it may receive relating to any Acquisition Proposal and the material terms and conditions thereof, that it and any Acquired Company or any of its or their officers, directors, employees, representatives or agents may receive relating to any Acquisition Proposal and thereafter keep AmerUs promptly advised of any material developments with respect thereto.

    The Merger Agreement provides that the AmVestors Board shall not withdraw or modify, or propose to withdraw or modify, its recommendation of the Merger Agreement and the transactions contemplated hereby or approve or recommend, or propose to approve or recommend, any Acquisition Proposal, provided that, if the AmVestors Board determines in its good faith judgment, following consultation with outside counsel and an independent financial advisor, that (i) such Person shall have submitted a Superior Proposal (as defined below) which was not solicited on or after the date of the Merger Agreement, and (ii), that it is required to do so in order to comply with its fiduciary duties to stockholders under applicable law, the AmVestors Board may (x) withdraw or modify, or propose to withdraw or modify, its recommendation of the transactions contemplated by the Merger Agreement on account of such Superior Proposal or (y) approve or recommend such Superior Proposal or terminate the Merger

Agreement (and concurrently with or after such termination, cause AmVestors to enter into any agreement with respect to such Superior Proposal) but in each case of the foregoing (x) and (y) only after providing at least five business days prior written notice to AmerUs (A) advising AmerUs that the AmVestors Board has received or become aware of a Superior Proposal, (B) specifying the material terms and conditions of such Superior Proposal, and (C) identifying the person making the Superior Proposal, and (D) stating that it intends to withdraw its recommendation or approve or recommend such Superior Proposal.

    Such provision of the Merger Agreement does not, however, prohibit the AmVestors Board from disclosing to AmVestors' stockholders a position permitted thereby in accordance with Rules 14d-9 and 14e-2 promulgated under the Exchange Act with respect to any tender offer for shares of capital stock of AmVestors.

    An "ACQUISITION PROPOSAL" means any proposal, offer or expression of interest from any person involving a merger, consolidation or other business combination with AmVestors or any other Acquired Company or any proposal, offer or expression of interest to acquire or cause to be acquired in any manner, directly or indirectly, including, without limitation, through any reinsurance or coinsurance transaction, all or a significant portion of the business, assets, or capital stock of AmVestors or any other Acquired Company, other than the transactions contemplated by the Merger Agreement.

    A "SUPERIOR PROPOSAL" means any bona fide Acquisition Proposal from any person and which is otherwise on terms that the AmVestors Board determines in its good faith reasonable judgment, following consultation with outside counsel and an independent financial advisor, to be more favorable to AmVestors' stockholders than the Merger and for which financing, to the extent required, is then committed or which, in the good faith judgment of the AmVestors Board, based upon the advice of its financial advisors, is reasonably capable of being obtained by such third party on commercially reasonable terms.

    A "COMPETITIVE PROPOSAL" means any bona fide Acquisition Proposal from any Person that the AmVestors Board determines in its good faith reasonable judgment, could reasonably be expected to lead to a transaction which is financially superior to the Merger.

TERMINATION

    The Merger Agreement may be terminated at any time prior to the Effective Time, upon notice by the terminating party to the other party:

        (a) at any time before the Closing, by mutual written agreement of the parties; or

        (b) at any time by AmVestors if any of the AmerUs' or Merger Sub's covenants or representations and warranties shall have been breached, or shall not have been performed or complied with, in any material respect, at or before the Closing Date and such breach, non-performance, or non-compliance has not been cured or eliminated within 30 calendar days after written notice thereof has been given to AmerUs, or if a condition to AmVestors' obligations thereunder cannot be satisfied prior to the Outside Date (as defined below);

        (c) at any time by AmerUs if any of AmVestors' covenants or representations and warranties shall have been breached, or shall not have been performed or complied with, in any material respect, before the Closing Date and such breach, non-performance, or non-compliance has not been cured or eliminated within 30 calendar days after written notice thereof has been given to AmVestors, or if a condition to AmerUs' obligations thereunder cannot be satisfied prior to the Outside Date;

        (d) by AmerUs or AmVestors, if the Merger Agreement and the Merger shall have failed to receive the requisite approval of (i) the stockholders of AmVestors at the AmVestors Special Meeting, or (ii) the shareholders of AmerUs at the AmerUs Special Meeting;

        (e) at any time after June 30, 1998 (the "OUTSIDE DATE") by AmVestors or AmerUs, if the transactions contemplated by the Merger Agreement have not been consummated on or before such date, provided, that the Merger Agreement shall be extended not more than ninety days thereafter if the Merger shall not have occurred as a result of the failure to receive any governmental approvals, and such failure to obtain approval is not caused by a breach of the Merger Agreement (or any representation, warranty, covenant, or agreement included therein) by the party electing to terminate pursuant to this clause (e);

        (f) by AmVestors in accordance with the provisions described under "--No Solicitation";

        (g) by AmerUs if the AmVestors Board shall have withdrawn or modified its recommendation of the Merger Agreement or the transactions contemplated thereby or approves or recommends any Acquisition Proposal; or

        (h) by AmVestors in accordance with the Termination for Price.

FEES AND EXPENSES

    Except as described below, all fees and expenses, including any transfer taxes or fees payable to any broker, investment banker or financial advisor, incurred in connection with the Merger, the Merger Agreement and the transactions contemplated by the Merger Agreement shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated, except that expenses incurred in connection with SEC filing fees, the printing and mailing of the Joint Proxy Statement/ Prospectus shall be shared equally by AmerUs and AmVestors.

    In the event the Merger Agreement is terminated by AmVestors in accordance with the provisions described under "--No Solicitation", or by AmerUs if the AmVestors Board shall have withdrawn or modified its recommendation of the Merger Agreement or the transactions contemplated thereby or approves or recommends any Acquisition Proposal, AmVestors shall pay to AmerUs by wire transfer of immediately available funds (A) within two business days following such termination the amount of $10.8 million, plus (B) within two business days following receipt of a written demand therefor, an amount equal to all reasonable out-of-pocket expenses incurred by AmerUs in connection with the Merger Agreement and the transactions contemplated thereby.

    In the event the Merger Agreement is terminated (x) by either AmVestors or AmerUs, if the Merger Agreement and the Merger shall have failed to receive the requisite approval of the stockholders of AmVestors at the AmVestors Special Meeting, or (y) by either AmVestors or AmerUs at any time after the Outside Date if the transactions contemplated by the Merger Agreement have not been consummated on or before such date (provided in the case of clause (y) that AmVestors' stockholders shall not have voted upon the approval of the Merger Agreement at the AmVestors Special Meeting prior to the Outside Date and such failure to vote was not primarily due to AmerUs' actions or inactions), (i) AmVestors shall pay to AmerUs by wire transfer of immediately available funds within two business days following receipt of a written demand therefor, an amount equal to all reasonable out-of-pocket expenses incurred by AmerUs in connection with the Merger Agreement and the transactions contemplated thereby and in addition (ii) if AmVestors, at any time within 24 months following the date of such termination, approves, enters into an agreement with respect to, or there is filed or publicly announced, (A) a merger, consolidation or other business combination involving AmVestors or any other Acquired Company or (B) any direct or indirect (including through any reinsurance or coinsurance transaction) acquisition by any Person of all or a significant portion of the business or assets of AmVestors or any other Acquired Company or of the capital stock of any Acquired Company, or (C) any transaction which would result in the direct or indirect acquisition by any person of the power to direct the voting or disposition of shares of capital stock of AmVestors representing 50% or more of the total voting power of all outstanding shares of capital stock of AmVestors, or otherwise resulting in a change in control of AmVestors, AmVestors shall pay to AmerUs by wire transfer of immediately available funds the amount of $10.8 million.

    In the event the Merger Agreement is terminated by either AmVestors or AmerUs if the Merger Agreement and the Merger shall have failed to receive the requisite approval of the stockholders of AmVestors at the AmVestors Special Meeting and, prior to the AmVestors Special Meeting, (x) the AmVestors Board withdrew or modified its recommendation of the Merger Agreement or the transactions contemplated thereby or approved or recommended any Acquisition Proposal, and (y) AmerUs had not terminated the Merger Agreement, AmVestors shall pay to AmerUs by wire transfer of immediately available funds (A) within two business days following such termination the amount of $10.8 million, plus
(B) within two business days following receipt of a written demand therefor, an amount equal to all reasonable out-of-pocket expenses incurred by AmerUs in connection with the Merger Agreement and the transactions contemplated thereby.

AMENDMENT

    The Merger Agreement may be amended by the parties at any time before or after the approval of the Merger by the AmVestors stockholders and approval of the Stock Issuance by the AmerUs shareholders; PROVIDED, HOWEVER, that after such approvals are obtained, there shall be made no amendment that by law requires further approval by such stockholders without the further approval of such stockholders. The Merger Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

EXTENSION; WAIVER

    At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, or (b) waive any inaccuracies in the representations and warranties contained in the Merger Agreement or in any document delivered pursuant to the Merger Agreement, or (c) waive compliance with any of the covenants or conditions contained in the Merger Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to the Merger Agreement to assert any of its rights under the Merger Agreement or otherwise shall not constitute a waiver of such rights.

                           AMERUS LIFE HOLDINGS, INC.
               SUMMARY CONSOLIDATED FINANCIAL AND OPERATING DATA

    The summary consolidated financial data below as of or for the six months ended June 30, 1997 and 1996 and each of the five years ended December 31, 1996 are derived from the consolidated financial statements of AmerUs. The consolidated financial statements as of or for each of the four years ended December 31, 1996 have been audited by KPMG Peat Marwick LLP, independent auditors. The summary consolidated financial data provided below as of or for the six months ended June 30, 1997 and 1996 and as of or for the year ended December 31, 1992 are derived from the unaudited consolidated financial statements of AmerUs. In the opinion of management, the unaudited financial data presents fairly the consolidated financial statements for the periods presented in conformity with GAAP.

    The foregoing give effect to the AmerUs Reorganization as if it had been completed prior to the periods presented. In the opinion of management, the financial information presented for all interim periods reflects all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of such data. Results for the six month periods ended June 30, 1997 and 1996 are not necessarily indicative of results that may be expected for any other interim period or the year as a whole. This data should be read in conjunction with (i) "ADDITIONAL INFORMATION REGARDING AMERUS-- Management's Discussion and Analysis of Results of Operations and Financial Condition of AmerUs," (ii) the audited consolidated financial statements of AmerUs as of December 31, 1996 and 1995, and for each of the years in the three-year period ended December 31, 1996, which financial statements have been audited by KPMG Peat Marwick LLP, independent auditors, together with the related notes and the report thereon, (iii) the unaudited consolidated financial statements of AmerUs as of June 30, 1997 and 1996 and for the six-months ended June 30, 1997 and 1996 and (iv) other financial data and the unaudited Pro Forma Condensed Combined Financial Statements appearing elsewhere in this Joint Proxy Statement/Prospectus.

                                                    AS OF OR FOR THE SIX
                                                     MONTHS ENDED JUNE         AS OF OR FOR THE YEAR ENDED DECEMBER 31,(A)
                                                            30,
                                                    --------------------  -----------------------------------------------------
                                                     1997(B)     1996      1996(B)     1995       1994       1993       1992
                                                    ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                                   (DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)
CONSOLIDATED INCOME STATEMENT DATA:
Revenues:
  Insurance premiums..............................  $    20.9  $   123.1  $   138.5  $   244.1  $   237.9  $   226.4  $   192.9
  Product charges.................................       20.3       29.3       49.3       57.3       56.3       57.4       57.2
  Net investment income...........................       99.2      143.6      228.7      285.2      275.7      269.9      273.1
  Realized gains (losses) on investments..........        9.5       64.4       66.0       51.4      (19.9)      15.5       10.1
  Other revenues..................................        0.6        1.3        2.7        5.4        2.4        2.4        0.9
  Contribution from the Closed Block (B)..........       13.5     --           19.9     --         --         --         --
                                                    ---------  ---------  ---------  ---------  ---------  ---------  ---------
Total revenues....................................      164.0      361.7      505.1      643.4      552.4      571.6      534.2
Benefits and expenses:
  Total policyowner benefits......................       83.9      188.1      261.9      374.6      369.9      364.3      334.8
  Total expenses..................................       40.0       58.3       99.9      108.9      111.4      106.0      100.0
  Dividends to policyowners.......................        0.2       26.3       26.3       49.4       45.0       45.5       42.1
                                                    ---------  ---------  ---------  ---------  ---------  ---------  ---------
Total benefits and expenses.......................      124.1      272.7      388.1      532.9      526.3      515.8      476.9
                                                    ---------  ---------  ---------  ---------  ---------  ---------  ---------
Income before income tax expense and equity in
 earnings of unconsolidated subsidiary............       39.9       89.0      117.0      110.5       26.1       55.8       57.3
Income tax expense................................       11.6       32.8       43.8       41.2       19.4       21.4       18.6
                                                    ---------  ---------  ---------  ---------  ---------  ---------  ---------
Income before equity in earnings of unconsolidated
 subsidiary.......................................       28.3       56.2       73.2       69.3        6.7       34.4       38.7
Equity in earnings of unconsolidated subsidiary...        0.7        0.3        1.0     --         --         --         --
Cumulative effect of a change in accounting
 principle, net of tax............................     --         --         --         --         --           (3.2)    --
                                                    ---------  ---------  ---------  ---------  ---------  ---------  ---------
Net income........................................  $    29.0  $    56.5  $    74.2  $    69.3  $     6.7  $    31.2  $    38.7
                                                    ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                    ---------  ---------  ---------  ---------  ---------  ---------  ---------
Earnings per share (C)............................  $    1.25  $    2.44  $    3.20  $    2.99     --         --         --
Dividends declared per common share...............  $     .10     --         --         --         --         --         --

CONSOLIDATED BALANCE SHEET DATA:
Total invested assets.............................  $ 2,877.2  $ 3,824.1  $ 2,901.7  $ 3,965.0  $ 3,491.7  $ 3,639.3  $ 3,274.8
Total assets......................................    4,450.5    4,271.5    4,384.2    4,371.9    4,036.9    4,030.7    3,707.6
Total liabilities.................................    3,829.5    3,769.0    3,926.7    3,832.0    3,618.6    3,524.8    3,286.4
Company-obligated mandatorily redeemable preferred
 securities.......................................       86.0     --         --         --         --         --         --
Total shareholders' equity (D)....................      535.0      502.5      457.5      539.9      418.3      505.9      421.2

OTHER OPERATING DATA:
Adjusted operating income (E).....................  $    23.8  $    19.8  $    37.6  $    38.5  $    27.5  $    24.2  $    32.1
Adjusted operating income per share...............  $    1.03  $     .86  $    1.62  $    1.66     --         --         --
Individual life insurance inforce, net of
 reinsurance......................................  $  25,875  $  25,218  $  25,725  $  25,157  $  25,282  $  24,698  $  23,947
Number of employees...............................        407        405        412        406        457        489        505

STATUTORY DATA:
Statutory premiums and deposits:
  Individual life.................................  $   158.7  $   155.5  $   312.7  $   307.1  $   296.4  $   286.3  $   270.2
  Annuities (F)...................................       25.4       54.3       81.4      197.1      187.8       90.4       65.2

------------------

(A) The merger of the two predecessor entities of AmerUs, which was consummated in 1994, has been accounted for as a pooling of interests transaction.

(B) AmerUs formed the Closed Block on June 30, 1996 as a part of the AmerUs Reorganization. Invested assets allocated to the Closed Block are classified as Closed Block assets. Revenues and expenses associated with the Closed Block are shown net as a single line item. Accordingly, the individual income statement components for the first six months of 1997 are not comparable with the first six months of 1996, prior to the establishment of the Closed Block. See "ADDITIONAL INFORMATION REGARDING AMERUS--Business--The AmerUs Reorganization--Establishment and Operation of the Closed Block," "--Management's Discussion and Analysis of Results of Operations and Financial Condition of AmerUs--Results of Operations--Six Months Ended June 30, 1997 Compared to Six Months Ended June 30, 1996," and "--Management's Discussion and Analysis of Results of Operations and Financial Condition of AmerUs--Results of Operations--1996 Compared to 1995."

(C) Retroactively reflects the pro forma effect of the issuance of 18.16 million shares of AmerUs Class A Common Stock and 5.0 million shares of AmerUs Class B Common Stock at the beginning of the respective periods.

(D) Amounts reported prior to June 30, 1996 reflect policyowners' equity. From December 31, 1993, results reflect the impact of SFAS 115, "Accounting for Certain Investments in Debt and Equity Securities."

(E) Adjusted operating income adjusts net income for the after-tax effect of realized gains or losses on investments less that portion of the amortization of deferred policy acquisition costs on such amounts, the mutual life insurance equity add-on tax, costs directly related to the AmerUs Reorganization, and the cumulative effect of accounting changes of SFAS 106. See "ADDITIONAL INFORMATION REGARDING AMERUS--Management's Discussion and Analysis of Results of Operations and Financial Condition of AmerUs."

(F) Effective May 1996, substantially all new sales of individual deferred annuities are made through the Ameritas Joint Venture. See "SEE ADDITIONAL INFORMATION REGARDING AMERUS--Business--Ameritas Joint Venture."

                        AMVESTORS FINANCIAL CORPORATION

                   SUMMARY CONSOLIDATED HISTORICAL FINANCIAL DATA

    Set forth below is a summary of selected consolidated historical financial data with respect to AmVestors for the periods indicated, with the data as of and for the five years ended December 31, 1996 being derived from AmVestors' audited consolidated financial statements and the data as of and for the six months ended June 30, 1996 and 1997 being derived from AmVestors' unaudited quarterly financial statements. In the opinion of AmVestors' management all necessary adjustments, consisting only of normal recurring adjustments, have been made for the fair presentation of the data. The consolidated financial statements as of December 31, 1996 and 1995 and for each of the three years ended December 31, 1996 have been audited by Deloitte & Touche LLP, independent auditors. More comprehensive financial information is included in reports and other documents filed by AmVestors with the SEC, and the following summary is qualified in its entirety by reference to such reports and other documents and all of the financial information (including any related notes) contained therein. Such reports and other documents may be inspected and copies may be obtained from the offices of the SEC. See "WHERE YOU CAN FIND MORE INFORMATION."

                                                   AS OF OR FOR THE
                                                   SIX MONTHS ENDED                      AS OF OR FOR THE
                                                       JUNE 30,                      YEARS ENDED DECEMBER 31,
                                                 --------------------  -----------------------------------------------------
                                                   1997       1996       1996       1995       1994       1993       1992
                                                 ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                               (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
INCOME STATEMENT AND OTHER DATA:
Revenue:
  Insurance premiums and policy charges........  $     9.1  $     6.3  $    14.3  $     8.5  $     6.3  $     6.6  $     7.5
  Net investment income........................      103.1       89.2      191.5      156.5      142.0      138.5      141.2
  Net investment gains.........................        3.9        2.5        7.9        0.2        0.8       17.0       20.5
  Income from disposal of private placement
    securities.................................     --         --         --         --         --         --            5.8
  Other revenues...............................        1.6        0.7        2.3        1.5        0.6        0.4        0.7
                                                 ---------  ---------  ---------  ---------  ---------  ---------  ---------
Total Revenue..................................      117.7       98.7      216.0      166.7      149.7      162.5      175.7
                                                 ---------  ---------  ---------  ---------  ---------  ---------  ---------
Benefits and expenses:
  Benefits, claims and interest credited to
    policyholders..............................       76.5       66.8      143.8      118.9      112.3      113.8      128.1
  Amortization of deferred cost of policies
    produced...................................        8.3        7.4       15.3       12.4        9.0        9.4       16.4
  Amortization of deferred cost of policies
    purchased..................................        3.6        2.1        6.5     --         --         --         --
  General insurance expenses...................        7.5        5.5       12.6        8.4        7.6        8.8        8.7
  Premium and other taxes, licenses and fees...        1.7        1.2        2.9        1.8        1.5        2.7        2.8
                                                 ---------  ---------  ---------  ---------  ---------  ---------  ---------
Total benefits and expenses....................       97.6       83.0      181.1      141.5      130.4      134.7      156.0
                                                 ---------  ---------  ---------  ---------  ---------  ---------  ---------
Operating earnings.............................       20.1       15.7       34.9       25.2       19.3       27.8       19.7
Interest expense...............................        2.9        0.7        3.5        0.1     --            1.0        2.4
                                                 ---------  ---------  ---------  ---------  ---------  ---------  ---------
Earnings before income tax expense and
 extraordinary item............................       17.2       15.0       31.4       25.1       19.3       26.8       17.3
Income tax expense.............................        6.0        5.2       10.3        8.5        5.6        8.6        0.1
                                                 ---------  ---------  ---------  ---------  ---------  ---------  ---------
Earnings before extraordinary item.............       11.2        9.8       21.1       16.6       13.7       18.2       17.2
Extraordinary item.............................     --           (0.1)      (0.2)    --         --           (0.2)      (0.4)
                                                 ---------  ---------  ---------  ---------  ---------  ---------  ---------
Net earnings...................................  $    11.2  $     9.7  $    20.9  $    16.6  $    13.7  $    18.0  $    16.8
                                                 ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                 ---------  ---------  ---------  ---------  ---------  ---------  ---------
Earnings before extraordinary item per share of
 common stock:
  Primary......................................  $     .81  $     .80  $    1.65  $    1.60  $    1.32  $    2.62  $    2.94
  Fully diluted................................        .73        .79       1.56       1.60       1.32       2.49       2.62
Earnings per share of common stock:
  Primary......................................  $     .81  $     .80  $    1.63  $    1.60  $    1.32  $    2.59  $    2.87
  Fully diluted................................        .73        .79       1.54       1.60       1.32       2.46       2.56
Dividends per share of common stock............  $   .0525  $   .0975  $   .1425  $   .0750     --         --         --

                                                   AS OF OR FOR THE
                                                   SIX MONTHS ENDED                      AS OF OR FOR THE
                                                       JUNE 30,                      YEARS ENDED DECEMBER 31,
                                                 --------------------  -----------------------------------------------------
                                                   1997       1996       1996       1995       1994       1993       1992
                                                 ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                               (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
OTHER OPERATING DATA:
Operating earnings excluding net investment
 gains (losses) and related amortization of
 deferred acquisition costs....................  $    20.3  $    14.8  $    32.7  $    24.4  $    18.7  $    15.5  $     7.9
Net operating earnings excluding net investment
 gains (losses) and related amortization of
 deferred acquisition costs and income taxes...       13.2        9.7       22.3       16.0       13.1       10.7        4.0
Net operating earnings excluding net investment
 gains (losses) and related amortization of
 deferred acquisition costs and income taxes
 per common share:
    Primary....................................  $     .95  $     .80  $    1.74  $    1.54  $    1.26  $    1.54  $     .68
    Fully diluted..............................        .74        .79       1.52       1.53       1.26       1.47        .61
BALANCE SHEET DATA:
Total assets...................................  $ 3,438.3  $ 3,210.4  $ 3,345.5  $ 2,476.2  $ 2,260.0  $ 2,114.7  $ 2,090.1
Total debt.....................................       65.0       35.0       65.0        7.0     --         --           19.9
Stockholders' equity...........................      213.8      180.5      204.4      174.4      104.2      100.3       49.5
Fully diluted book value per share.............      15.87      13.38      14.99      16.43      10.16       9.70       7.50
STATUTORY DATA:
Net statutory premiums.........................  $   273.0  $   234.3  $   447.9  $   416.4  $   269.4  $   219.5  $   169.2
Statutory capital and surplus..................      138.7      130.2      135.2       98.3       87.5       87.1       74.5
Total AVR/MSVR.................................       40.2       37.6       39.2       26.4       23.6       24.4       17.5
Total IMR......................................       14.9       13.6       14.4        6.9       10.6       12.0        7.0

               AMERUS LIFE HOLDINGS, INC., DELTA LIFE CORPORATION
                      AND AMVESTORS FINANCIAL CORPORATION
        UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

    The following unaudited pro forma condensed consolidated financial statements give effect to the acquisition of Delta and the Merger of AmerUs and AmVestors and the issuance of 11.49 million shares of AmerUs Class A Common Stock as the Merger Consideration (assuming the Merger Consideration is .6724, the conversion of all AmVestors Convertible Debentures and rollover of all warrants and options to purchase shares of AmVestors Common Stock) as if the acquisition of Delta and the Merger had occurred as of June 30, 1997 for the purposes of the unaudited pro forma condensed consolidated balance sheet and as of January 1, 1996 for the purposes of the unaudited pro forma condensed consolidated statements of income for the six months ended June 30, 1997 and the year ended December 31, 1996. The acquisition of Delta and the Merger are accounted for under the purchase method of accounting. The unaudited pro forma condensed consolidated statements of income do not give effect to AmerUs' anticipated cost savings resulting from the acquisition of Delta or the Merger.

    The unaudited pro forma condensed consolidated financial statements are based on available information and on assumptions management believes are reasonable and reflect the effects of the transactions described above. Such unaudited pro forma condensed consolidated financial statements are provided for informational purposes only and should not be construed to be indicative of AmerUs' consolidated financial position or results of operations had these transactions been consummated on the dates assumed and do not in any way represent a projection or forecast of AmerUs' consolidated financial position or results of operations for any future date or period. The unaudited pro forma condensed consolidated financial statements should be read in conjunction with the notes thereto, the audited consolidated financial statements of AmerUs, together with the related notes and report thereon, the unaudited consolidated financial statements of AmerUs included elsewhere in this Joint Proxy Statement/Prospectus and with the information set forth under "ADDITIONAL INFORMATION REGARDING AMERUS-- Management's Discussion and Analysis of Results of Operations and Financial Condition of AmerUs" and "-- Business."

                                    UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET AS OF JUNE 30, 1997
                        -----------------------------------------------------------------------------------------------------
                                                                      PRO FORMA                  PRO FORMA       PRO FORMA
                                                                       FOR THE                  ADJUSTMENTS    FOR THE DELTA
                          AMERUS        DELTA      DELTA PRO FORMA      DELTA      AMVESTORS      FOR THE       ACQUISITION
                        HISTORICAL   HISTORICAL    ADJUSTMENTS(A)    ACQUISITION  HISTORICAL     MERGER(B)    AND THE MERGER
                        -----------  -----------  -----------------  -----------  -----------  -------------  ---------------
                                                                    (IN MILLIONS)
ASSETS:
Invested assets:
  Fixed maturities....   $ 2,405.6    $  1464.7          --           $ 3,870.3    $ 2,723.9     $  --          $   6,594.2
  Equity securities...        63.0          1.3          --                64.3         40.9        --                105.2
  Short-term
    investments.......         5.6       --              --                 5.6           .5        --                  6.1
  Investment in
    unconsolidated
    subsidiary........        23.1       --              --                23.1       --            --                 23.1
  Mortgage loans......       230.4        261.8          --               492.2         10.4        --                502.6
  Real estate.........         4.4          4.8          --                 9.2       --            --                  9.2
  Policy loans........        66.1         36.2          --               102.3          6.0        --                108.3
  Other investments...        79.0          3.5          --                82.5         21.9        --                104.4
                        -----------  -----------        -------      -----------  -----------  -------------  ---------------
    Total
      investments.....     2,877.2      1,772.3          --             4,649.5      2,803.6        --              7,453.1
Cash..................         7.7          9.6          --                17.3         86.8          (9.0) (E)          95.1
Accrued investment
  income..............        33.4         12.2          --                45.6         38.4        --                 84.0
Deferred policy
  acquisition costs...       138.5        115.5          (115.5) (F)      138.5        199.4        (199.4) (F)         138.5
Ceded reserves and
  claims..............      --             63.8          --                63.8        230.4        --                294.2
Value of business
  acquired............      --           --               132.3(C)        132.3         37.3         186.7(C)         356.3
Other assets..........        86.3          7.5            (4.4)           89.4         31.0        --                120.4
Closed Block..........     1,307.4       --              --             1,307.4       --            --              1,307.4
Goodwill..............      --           --                52.3(D)         52.3         11.4         115.8(D)         179.5
                        -----------  -----------        -------      -----------  -----------  -------------  ---------------
    Total assets......   $ 4,450.5    $ 1,980.9       $    64.7       $ 6,496.1    $ 3,438.3     $    94.1      $  10,028.5
                        -----------  -----------        -------      -----------  -----------  -------------  ---------------
                        -----------  -----------        -------      -----------  -----------  -------------  ---------------

              The accompanying notes are an integral part of this Unaudited Pro Forma Condensed Consolidated Balance Sheet.

            UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

                                                         AS OF JUNE 30, 1997
                          ----------------------------------------------------------------------------------     PRO FORMA
                                                                      PRO FORMA                  PRO FORMA        FOR THE
                                                                       FOR THE                  ADJUSTMENTS        DELTA
                            AMERUS        DELTA     DELTA PRO FORMA     DELTA      AMVESTORS      FOR THE       ACQUISITION
                          HISTORICAL   HISTORICAL   ADJUSTMENTS(A)   ACQUISITION  HISTORICAL     MERGER(B)    AND THE MERGER
                          -----------  -----------  ---------------  -----------  -----------  -------------  ---------------
                                                            (IN MILLIONS)
LIABILITIES AND
  SHAREHOLDERS' EQUITY:
  Policyowner reserves
    and policyowner
    funds...............   $ 2,065.8    $ 1,830.0         --          $ 3,895.8    $ 3,132.2        --          $   7,028.0
  Other liabilities.....       118.4         19.4            9.2          147.0         27.3          25.0(G)         199.3
  Debt..................        81.5         24.1          162.9(H)       268.5         65.0         (65.0)(B)         268.5
  Closed Block
    liabilities.........     1,563.8       --             --            1,563.8       --            --              1,563.8
                          -----------  -----------  ---------------  -----------  -----------  -------------  ---------------
    Total liabilities...     3,829.5      1,873.5          172.1        5,875.1      3,224.5         (40.0)         9,059.6
                          -----------  -----------  ---------------  -----------  -----------  -------------  ---------------
Company-obligated
  mandatorily redeemable
  preferred securities
  of subsidiary trust
  holding solely Junior
  Subordinated
  Debentures of AmerUs..        86.0       --             --               86.0       --            --                 86.0
                          -----------  -----------  ---------------  -----------  -----------  -------------  ---------------
SHAREHOLDERS' EQUITY:
  Preferred stock.......      --           --             --             --           --            --              --
  Common stock..........        23.2          1.8           (1.8)(A)       23.2         17.0          (5.5)(B)          34.7
  Additional paid-in
    capital.............        51.4         78.3          (78.3)(A)       51.4        100.3         236.1(B)         387.8
  Retained earnings.....       429.4         26.9          (26.9)(A)      429.4         84.4         (84.4)(B)         429.4
  Unrealized
    appreciation of
    available-for-sale
    securities..........        31.0           .4            (.4)(A)       31.0         14.8         (14.8)(B)          31.0
  Treasury stock........      --           --             --             --              (.2)           .2(B)       --
  Leveraged employee
    stock ownership
    trust...............      --           --             --             --             (2.5)          2.5(B)       --
                          -----------  -----------  ---------------  -----------  -----------  -------------  ---------------
    Total shareholders'
      equity............       535.0        107.4         (107.4)         535.0        213.8         134.1            882.9
                          -----------  -----------  ---------------  -----------  -----------  -------------  ---------------
    Total liabilities
      and shareholders'
      equity............   $ 4,450.5    $ 1,980.9      $    64.7      $ 6,496.1    $ 3,438.3     $    94.1      $  10,028.5
                          -----------  -----------  ---------------  -----------  -----------  -------------  ---------------
                          -----------  -----------  ---------------  -----------  -----------  -------------  ---------------

              The accompanying notes are an integral part of this
            Unaudited Pro Forma Condensed Consolidated Balance Sheet

         UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME

                                                     SIX MONTHS ENDED JUNE 30, 1997
                           ----------------------------------------------------------------------------------     PRO FORMA
                                                                       PRO FORMA                  PRO FORMA        FOR THE
                                                                        FOR THE                  ADJUSTMENTS        DELTA
                             AMERUS        DELTA     DELTA PRO FORMA     DELTA      AMVESTORS      FOR THE       ACQUISITION
                           HISTORICAL   HISTORICAL   ADJUSTMENTS(A)   ACQUISITION  HISTORICAL     MERGER(B)    AND THE MERGER
                           -----------  -----------  ---------------  -----------  -----------  -------------  ---------------
                                                (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

REVENUES:

  Premiums and product
    charges..............  $      41.2   $     3.6         --          $    44.8    $     9.1        --         $        53.9
  Net investment income..         99.2        16.7         --              115.9        103.1        --                 219.0
  Realized gains on
    investments..........          9.5         0.1         --                9.6          3.9        --                  13.5
  Other..................          0.6      --             --                0.6          1.6        --                   2.2
  Contribution from the
    Closed Block.........         13.5      --             --               13.5       --            --                  13.5
                           -----------  -----------  ---------------  -----------  -----------  -------------  ---------------

    Total revenues.......        164.0        20.4         --              184.4        117.7        --                 302.1
                           -----------  -----------  ---------------  -----------  -----------  -------------  ---------------

BENEFITS AND EXPENSES:

  Total policyowner
    benefits.............         83.9         2.3         --               86.2         76.5        --                 162.7
  Total expenses.........         40.0        12.7            5.7 (C   )(J       58.4       24.0         6.1 (    )(K           88.5
  Dividends to
    policyowners.........          0.2      --             --                0.2       --            --                    .2
                           -----------  -----------  ---------------  -----------  -----------  -------------  ---------------

  Total benefits and
    expenses.............        124.1        15.0            5.7          144.8        100.5           6.1             251.4
                           -----------  -----------  ---------------  -----------  -----------  -------------  ---------------

Income (loss) before
  income tax expense.....         39.9         5.4           (5.7)          39.6         17.2          (6.1)             50.7

Income tax expense
  (benefit)..............         11.6         2.0           (1.7) (L)       11.9         6.0          (1.5) (L)           16.4
                           -----------  -----------  ---------------  -----------  -----------  -------------  ---------------

Income (loss) before
  equity in earnings of
  unconsolidated
  subsidiary.............         28.3         3.4           (4.0)          27.7         11.2          (4.6)             34.3

Equity in earnings of
  unconsolidated
  subsidiary.............          0.7      --             --                0.7       --            --                   0.7
                           -----------  -----------  ---------------  -----------  -----------  -------------  ---------------

Net income (loss)........  $      29.0   $     3.4      $    (4.0)     $    28.4    $    11.2     $    (4.6)    $        35.0
                           -----------  -----------  ---------------  -----------  -----------  -------------  ---------------
                           -----------  -----------  ---------------  -----------  -----------  -------------  ---------------

Net income per share:
  Historical.............  $      1.25
                           -----------
                           -----------
  Pro forma using
    exchange ratio of
    .6724................                                                                                       $         .99
                                                                                                               ---------------
                                                                                                               ---------------
  Pro forma using
    exchange ratio of
    .7407................                                                                                       $         .95
                                                                                                               ---------------
                                                                                                               ---------------

Shares used in the
  calculation of net
  income per share:
  Historical.............   23,155,989
                           -----------
                           -----------
  Pro forma using
    exchange ratio of
    .6724................                                                                                          35,305,764(M)
                                                                                                               ---------------
                                                                                                               ---------------
  Pro forma using
    exchange ratio of
    .7407................                                                                                          36,661,267(M)
                                                                                                               ---------------
                                                                                                               ---------------

              The accompanying notes are an integral part of this Unaudited Pro Forma Condensed Consolidated Statement of Income.

         UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME

                                                   YEAR ENDED DECEMBER 31, 1996
                        ----------------------------------------------------------------------------------     PRO FORMA
                                                                    PRO FORMA                  PRO FORMA        FOR THE
                                                                     FOR THE                  ADJUSTMENTS        DELTA
                          AMERUS        DELTA     DELTA PRO FORMA     DELTA      AMVESTORS      FOR THE       ACQUISITION
                        HISTORICAL   HISTORICAL   ADJUSTMENTS(A)   ACQUISITION  HISTORICAL     MERGER(B)    AND THE MERGER
                        -----------  -----------  ---------------  -----------  -----------  -------------  ---------------
                                             (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
REVENUES:
  Premiums and product
    charges...........  $     187.8   $    11.0         --          $   198.8    $    14.3     $  --         $       213.1
  Net investment
    income............        228.7        32.2         --              260.9        191.5        --                 452.4
  Realized gains on
    investments.......         66.0         0.1         --               66.1          7.9        --                  74.0
  Other...............          2.7         0.6         --                3.3          2.3        --                   5.6
  Contribution from
    the Closed Block..         19.9      --             --               19.9       --            --                  19.9
                        -----------  -----------  ---------------  -----------  -----------  -------------  ---------------
  Total revenues......        505.1        43.9         --              549.0        216.0        --                 765.0
                        -----------  -----------  ---------------  -----------  -----------  -------------  ---------------
BENEFITS AND EXPENSES:
  Total policyowner
    benefits..........        261.9         6.9         --              268.8        143.8        --                 412.6
  Total expenses......         99.9        24.8           10.4 (C   )(J      135.1       40.8        17.4 (    )(K          193.3
  Dividends to
    policyowners......         26.3                     --               26.3       --            --                  26.3
                        -----------  -----------  ---------------  -----------  -----------  -------------  ---------------
  Total benefits and
    expenses..........        388.1        31.7           10.4          430.2        184.6          17.4             632.2
                        -----------  -----------  ---------------  -----------  -----------  -------------  ---------------
Income (loss) before
  income tax expense
  and appropriate
  items below.........        117.0        12.2          (10.4)         118.8         31.4         (17.4)            132.8
Income tax expense
  (benefit)...........         43.8         4.6           (3.1) (L)       45.3        10.3          (4.7) (L)           50.9
                        -----------  -----------  ---------------  -----------  -----------  -------------  ---------------
Income (loss) before
  equity in earnings
  of unconsolidated
  subsidiary and
  extraordinary
  item................         73.2         7.6           (7.3)          73.5         21.1         (12.7)             81.9
Equity in earnings of
  unconsolidated
  subsidiary..........          1.0      --             --                1.0       --            --                   1.0
                        -----------  -----------  ---------------  -----------  -----------  -------------  ---------------
Income (loss) from
  continuing
  operations..........  $      74.2   $     7.6      $    (7.3)     $    74.5         21.1     $   (12.7)    $        82.9
                        -----------  -----------  ---------------  -----------  -----------  -------------  ---------------
                        -----------  -----------  ---------------  -----------  -----------  -------------  ---------------

Net income per share:
  Historical..........  $      3.20
                        -----------
                        -----------
  Pro forma using
    exchange ratio of
    .6724.............                                                                                       $        2.35
                                                                                                            ---------------
                                                                                                            ---------------
  Pro forma using
    exchange ratio of
    .7407.............                                                                                       $        2.26
                                                                                                            ---------------
                                                                                                            ---------------

Shares used in the
  calculation of net
  income per share:
  Historical..........   23,155,989
                        -----------
                        -----------
  Pro forma using
    exchange ratio of
    .6724.............                                                                                          35,305,764(M)
                                                                                                            ---------------
                                                                                                            ---------------
  Pro forma using
    exchange ratio of
    .7407.............                                                                                          36,661,267(M)
                                                                                                            ---------------
                                                                                                            ---------------

              The accompanying notes are an integral part of this Unaudited Pro Forma Condensed Consolidated Statement of Income.

                          NOTES TO UNAUDITED PRO FORMA
                  CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(A) Giving effect to the acquisition of Delta under purchase accounting, the total purchase cost of Delta will be allocated to the assets and liabilities acquired based on their relative fair values as of the date of acquisition, with any excess of the total purchase cost over the fair value of the assets acquired less the fair value of the liabilities assumed recorded as goodwill. The cost allocations, primarily related to value of business acquired, investments, and goodwill, are based on studies which are not yet completed. Accordingly, the final allocations may differ from the amounts reflected herein, due to interest rate fluctuations, operating experience, and results of operations through the date of closing. Although the final allocations may differ, the pro forma financial statements reflect management's best estimate based on currently available information and the differences between the current and final allocations are not expected to be material.

The allocation of the purchase price is as follows (in millions):

Investments (including cash and short-term investments)...........................................  $ 1,781.9
Receivables and other assets......................................................................       79.1
Value of business acquired........................................................................      132.3
Goodwill..........................................................................................       52.3
Policyowner reserves and funds....................................................................   (1,830.0)
Debt..............................................................................................      (24.1)
Other liabilities.................................................................................      (28.6)
                                                                                                    ---------
                                                                                                        162.9
Cash Consideration................................................................................     (162.9)
                                                                                                    ---------
                                                                                                    $  --
                                                                                                    ---------
                                                                                                    ---------

The historical components of Delta's shareholders' equity have been eliminated in accordance with purchase accounting.

(B) Giving effect to the Merger under purchase accounting, the total purchase cost of AmVestors will be allocated to the assets and liabilities acquired based on their relative fair values as of the date of acquisition, with any excess of the total purchase cost over the fair value of the assets acquired less the fair value of the liabilities assumed recorded as goodwill. The cost allocations, primarily related to value of business acquired, investments, and goodwill, are based on studies which are not yet completed. Accordingly, the final allocations may differ from the amounts reflected herein, due to interest rate fluctuations, operating experience, and results of operations through the date of closing. Although the final allocations may differ, the pro forma financial statements reflect management's best estimate based on currently available information and the differences between the current and final allocations are not expected to be material.

   It has been assumed that the Average AmerUs Trading Price was $30.275 per share (which represents the average of the closing prices of AmerUs common stock the date of the merger announcement, two days preceding and two days succeeding the announcement), and that therefore the Merger Consideration was .6724, that the number of AmVestors common stock outstanding was equal to the number of shares outstanding on June 30, 1997 that the $65 million outstanding principal amount of AmVestors Convertible Debentures were converted at $17.125 per share at the beginning of the respective periods resulting in the issuance of 3,795,620 additional shares of AmVestors Common Stock and that all options and warrants to acquire 2,756,636 shares of AmVestors Common Stock valued at their fair market value are rolled over into options or warrants to acquire shares of AmerUs Class A Common Stock with identical terms as the AmVestors options or warrants. As a result, the total number of shares of AmerUs Class A Common Stock issued as merger consideration was assumed to be 11,491,141.

   In the event that the holders of AmVestors' stock options and stock warrants elect not to rollover and instead elect to receive cash, the impact on pro forma earnings per share would be less than $.02 per share. The total amount of funds required to cash out the stock options and the warrants would range from $18.9 million up to $22.6 million for the exchange ratio of .7407 and .6724, respectively, assuming an AmerUs Class A Common Stock price per share of $27 and $31.75, respectively.

The allocation of the purchase price is as follows (in millions):

Investments (including cash and short-term investments)...........................................  $ 2,881.4
Receivables and other assets......................................................................      299.8
Value of business acquired........................................................................      223.9
Goodwill..........................................................................................      127.2
Policyowner reserves and funds....................................................................   (3,132.2)
Other liabilities.................................................................................      (32.3)
                                                                                                    ---------
                                                                                                        367.8
Merger consideration:
  Issuance of 11,491,141 shares of Class A Common Stock...........................................     (347.9)
  Obligation accrued for value of stock options...................................................      (14.3)
  Obligation accrued for value of stock warrants..................................................       (5.6)
                                                                                                    ---------
    Total merger consideration....................................................................  $  (367.8)
                                                                                                    ---------
                                                                                                    ---------

The historical components of AmVestor's shareholders' equity have been eliminated in accordance with purchase accounting. In addition, common stock is adjusted to reflect the shares issued in conjunction with the merger's exchange of stock amounting to $11.5 million. Additional paid-in capital is also adjusted for the excess of the merger consideration exchanged over the stated value of the AmerUs Common Stock amounting to
$336.4 million.

AmerUs Group has indicated its intention (depending on, among other things, market conditions and other factors) to expend up to an aggregate of $35 million to partially offset its dilution from the Stock
Issuance, through purchases of shares of AmVestors Common Stock in public or private transactions prior to the closing of the Merger and/or through purchases of shares of AmerUs Common Stock in public or private transactions following the shareholders' meetings. Any such purchases would have no effect on the pro forma financial statements or on the ownership of AmVestors by AmerUs after the Merger.

(C) Value of the insurance business acquired reflects the estimated fair value of the business in force and represents the portion of the cost to acquire the company that is allocated to the value of the right to receive future cash flows from the annuity contracts existing as of the assumed date of the acquisition. Amortization is recognized in proportion to expected future gross profits over a 20 year period and is based on the average interest crediting rates which range from 4.1% to 6.0% for 1996 and over the next five years. The estimated amortization for the next five years is as follows (in millions):

1996..............................................................................  $    46.5
1997..............................................................................  $    47.6
1998..............................................................................  $    51.7
1999..............................................................................  $    46.2
2000..............................................................................  $    42.7
2001..............................................................................  $    34.8

(D) Represents the excess of the total purchase price over the fair value of the assets acquired less the fair value of the liabilities assumed.

(E) Represents the transaction costs, primarily investment banking fees paid in connection with the Merger.

(F) Represents the unamortized balance of deferred policy acquisition costs.

(G) Represents various liabilities assumed in connection with the Merger and the net impact on the deferred tax liability as a result of the purchase accounting adjustments as follows (in millions):

Eliminate historical deferred income taxes...........................................................  $   (82.8)
Establish new purchase accounting deferred income taxes..............................................       74.9
Establish liability for stock options................................................................       19.9
Establish liability for employment and severance agreements..........................................        7.5
Establish liability for stock appreciation rights....................................................        3.0
Establish liability for guarantee assessments........................................................        2.5
                                                                                                       ---------
                                                                                                       $    25.0
                                                                                                       ---------
                                                                                                       ---------

(H) Represents the proceeds of bank borrowings as the source of $162.9 million used to acquire Delta.

(I) Includes the amortization of goodwill on a straight-line basis over 30 years and the effects of depreciation adjustments related to the disposition of redundant assets over five year lives (refer to note K for amounts).

(J) Includes the interest expense on the bank borrowings for the acquisition of Delta based on an estimated rate of 6.5%, which represents the current actual borrowing rate of AmerUs (refer to note K for amounts).

(K) Represents the reversal of historical interest expense resulting from the conversion of the subordinated debt.

    The following is a summary of the expense pro forma adjustments related to Delta and AmVestors for the six months ended June 30, 1997, and the year ended December 31, 1996 (in millions):

                                                                              DELTA                   AMVESTORS
                                                                     ------------------------  ------------------------
                                                                      JUNE 30,      DEC 31,     JUNE 30,      DEC 31,
                                                                        1997         1996         1997         1996
                                                                     -----------  -----------  -----------  -----------
Value of business acquired amortization (C)........................   $     4.9    $     8.6    $    19.0    $    37.9
Historical deferred acquisition costs amortization (C).............        (4.4)        (9.0)       (11.9)       (21.8)
Goodwill amortization (I)..........................................          .9          1.8          2.1          4.2
Historical goodwill amortization (I)...............................      --           --              (.2)         (.3)
Depreciation (I)...................................................        (1.0)        (1.6)      --           --
Interest expense for borrowing (J).................................         5.3         10.6       --           --
Interest expense for subordinated debt (K).........................      --           --             (2.9)        (2.6)
                                                                          -----        -----   -----------  -----------
    Total..........................................................   $     5.7    $    10.4    $     6.1    $    17.4
                                                                          -----        -----   -----------  -----------
                                                                          -----        -----   -----------  -----------

(L) Represents the income tax effect on the pro forma adjustments at an effective tax rate of 35%.

(M) Represents application of the treasury stock method to calculate the weighted-average number of shares outstanding for shares used in the calculation of net income per share. A reconciliation of historical and pro forma shares outstanding for pro forma purposes is as follows:

                                                                                        .6724       .7407
                                                                                      ----------  ----------
AmerUs
  outstanding common stock..........................................................  23,155,989  23,155,989
AmVestors*
  outstanding common stock..........................................................   8,938,966   9,846,954
  outstanding stock options.........................................................     474,815     601,845
  outstanding stock warrants........................................................     183,819     245,063
  subordinated debentures...........................................................   2,552,175   2,811,416
                                                                                      ----------  ----------
                                                                                      35,305,764  36,661,267
                                                                                      ----------  ----------
                                                                                      ----------  ----------

--------------
*   after conversion using applicable exchange ratio.

FUTURE COST SAVINGS

    As AmVestors operations are integrated with the existing operations of AmerUs, management expects to achieve annual cost savings of approximately $6-8 million (pre-tax) during 1998 and additional savings beginning at the end of the third quarter from the reduction of overhead expenses and the elimination of redundant expenses. For instance, during 1998, expenses which can be eliminated shortly after completing the acquisition include: (i) expenses associated with the operation and maintenance of an aircraft, (ii) certain executive compensation and related office expenses, (iii) operating costs of FBL at a separate location, (iv) costs associated with filings and listings as a result of being a publicly held entity, (v) duplicative costs of the investment management department, and (vi) tax, license, and other fees paid to various governmental agencies. Late in 1998, management expects to begin to consolidate the administrative and data processing functions in order to achieve greater operational efficiencies. Although there can be no assurance that these projected cost savings will fall within the range provided, the expense savings outlined above represent management's best estimate based on the currently available information. See "SUMMARY--Forward Looking Information".

                                 CAPITALIZATION

    The following table sets forth the unaudited consolidated capitalization of AmerUs at June 30, 1997 on an actual basis and on a pro forma basis as adjusted to reflect the consummation of the acquisition of Delta and the consummation of the Merger and related issuance of 11.49 million shares of AmerUs Class A Common Stock as the Merger Consideration. See "THE MERGER." This table should be read in conjunction with the Consolidated Financial Statements, including the related notes and report thereon and the Unaudited Pro Forma Condensed Consolidated Financial Statements of AmerUs appearing elsewhere in this Joint Proxy Statement/Prospectus.

                                                                             AT JUNE 30, 1997
                                                       -------------------------------------------------------------
                                                                        PRO FORMA                     PRO FORMA FOR
                                                                     ADJUSTMENTS FOR                    THE DELTA
                                                                        THE DELTA                      ACQUISITION
                                                       HISTORICAL    ACQUISITION(A)                   AND THE MERGER
                                                       -----------  -----------------    PRO FORMA    --------------
                                                                                        ADJUSTMENTS
                                                                                          FOR THE
                                                                                         MERGER(B)
                                                                                       -------------
                                                                                       (IN MILLIONS)
Debt.................................................   $    81.5       $   187.0        $  --          $    268.5
                                                       -----------        -------      -------------  --------------
AmerUs-obligated mandatorily-redeemable Capital
 Securities of subsidiary trust holding solely Junior
 Subordinated Debentures of AmerUs...................        86.0          --               --                86.0
                                                       -----------        -------      -------------  --------------
Equity:
  Preferred Stock, no par value, 20,000,000 shares
    authorized; no shares issued and outstanding.....      --              --               --              --
  Class A Common Stock, no par value, 75,000,000
    shares authorized; 18,155,989 shares issued and
    outstanding historical and 29,647,130 shares pro
    forma............................................        18.2          --                 11.5            29.7
  Class B Common Stock, no par value, 50,000,000
    shares authorized; 5,000,000 shares issued and
    outstanding......................................         5.0          --               --                 5.0
  Additional paid-in capital.........................        51.4          --                336.4           387.8
  Retained earnings..................................       429.4          --               --               429.4
  Unrealized appreciation of invested assets, net....        31.0          --               --                31.0
                                                       -----------        -------      -------------  --------------
    Total equity.....................................       535.0          --                347.9           882.9
                                                       -----------        -------      -------------  --------------
Total capitalization.................................   $   702.5       $   187.0        $   347.9      $  1,237.4
                                                       -----------        -------      -------------  --------------
                                                       -----------        -------      -------------  --------------

------------------

(A) Represents the effect of the acquisition of Delta as described herein. See "ADDITIONAL INFORMATION REGARDING AMERUS--Business--Recent
    Developments--Delta Life Corporation."

(B) Represents the issuance of AmerUs Class A Common Stock in connection with the Merger, assuming the Exchange Ratio is 0.6724, conversion of all AmVestors Convertible Debentures and rollover of all warrants and options to purchase shares of AmVestors Common Stock.

                            COMPARATIVE STOCK PRICES

    The AmerUs Class A Common Stock is listed and traded on Nasdaq under the symbol "AMRS." The AmVestors Common Stock is listed and traded on the NYSE under the symbol "AMV." The following table sets forth, for the periods indicated, the high and low sales prices per share of AmerUs Class A Common Stock as quoted on Nasdaq and the high and low sales prices per share of AmVestors Common Stock as reported on the NYSE Composite Tape, and the quarterly dividends per share declared during such quarter.

                                                                 AMERUS                            AMVESTORS
                                                        CLASS A COMMON STOCK (A)                 COMMON STOCK
                                                    ---------------------------------  ---------------------------------
                                                      HIGH        LOW      DIVIDENDS     HIGH        LOW      DIVIDENDS
                                                    ---------  ---------  -----------  ---------  ---------  -----------
1995
  First Quarter...................................     n/a        n/a         n/a             103/4         91/4    0.0750 (b)
  Second Quarter..................................     n/a        n/a         n/a             115/8        10    none
  Third Quarter...................................     n/a        n/a         n/a             127/8        103/4    none
  Fourth Quarter..................................     n/a        n/a        n/a              117/8        107/8    none
1996
  First Quarter...................................     n/a        n/a        n/a              131/4        101/4      0.0750(b)
  Second Quarter..................................     n/a        n/a        n/a              161/2        123/4      0.0225
  Third Quarter...................................     n/a        n/a        n/a              155/8        133/8      0.0225
  Fourth Quarter..................................     n/a        n/a        n/a              15         127/8      0.0225
1997
  First Quarter...................................         24         191/8       none        175/8        143/8      0.0225
  Second Quarter..................................         281/8        211/8        .10        183/4        143/8      0.0300
  Third Quarter...................................         351/2        27        .10         25 /16        18      0.0300
  Fourth Quarter (through November 11, 1997)......         333/8        271/2        .10        21  /16        161/2        none

--------------
(a) The closing of the initial public offering of AmerUs occurred on February 3, 1997.

(b) Annual dividend for the previous year.

    On September 19, 1997, the last trading day ending prior to the public announcement of the execution of the Merger Agreement, the last reported sales price of AmerUs Class A Common Stock on Nasdaq was $28 3/4 and the closing price of AmVestors Common Stock on the NYSE was $24 15/16.

    On November 11, 1997, the last trading day prior to the date of this Joint Proxy Statement/ Prospectus, the last reported sales price of AmerUs Class A Common Stock as quoted on Nasdaq, was $31 11/16 per share and the closing price of AmVestors Common Stock as reported on the NYSE composite tape was $20 3/4 per share. Prior to the Closing Date, AmVestors is permitted under the Merger Agreement and currently expects to continue to declare and pay the $0.03 per share quarterly dividend.

    The market prices for AmerUs Class A Common Stock and AmVestors Common Stock are subject to fluctuation and stockholders are urged to obtain current market quotations. No assurance can be given as to the future prices of or markets for AmerUs Class A Common Stock or AmVestors Common Stock.

    On November 10, 1997, there were approximately 3,800 holders of record of AmVestors Common Stock and approximately 1,250 holders of record of AmerUs Class A Common Stock.

                      DESCRIPTION OF AMERUS CAPITAL STOCK

    THE FOLLOWING DESCRIPTION DOES NOT PURPORT TO BE COMPLETE AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO AMERUS' AMENDED AND RESTATED ARTICLES OF INCORPORATION (THE "AMERUS CHARTER"), THE AMERUS BY-LAWS (THE "AMERUS BY-LAWS") AND TO CERTAIN PROVISIONS OF THE IOWA BUSINESS CORPORATION ACT (THE "IBCA").

GENERAL

    The authorized capital stock of AmerUs consists of 145 million shares, of which 75 million are shares of AmerUs Class A Common Stock, 50 million are shares of Class B Common Stock and 20 million are shares of preferred stock ("AMERUS PREFERRED STOCK"). As of the AmerUs Meeting Record Date, there are 18,155,989 shares of AmerUs Class A Common Stock outstanding, 5,000,000 shares of AmerUs Class B Common Stock outstanding, and no shares of AmerUs Preferred Stock outstanding. As of the AmerUs Meeting Record Date, AMHC beneficially owns 11,706,511 of the AmerUs Class A Common Stock (approximately 64% of the outstanding shares) and 5,000,000 of the AmerUs Class B Common Stock (100% of the outstanding), for an aggregate of approximately 72% of the AmerUs Common Stock. In addition, 1,400,000 and 150,000 shares of AmerUs Class A Common Stock are reserved for issuance under options granted or available for grant under the AmerUs Stock Plan and Director Plan (each as defined below) , respectively, and 5,000,000 shares of AmerUs Class A Common Stock are reserved for issuance upon conversion of AmerUs Class B Common Stock.

COMMON STOCK

    The powers, preferences and rights of the AmerUs Class A Common Stock and the AmerUs Class B Common Stock and the qualifications, limitations or restrictions thereof are identical except as otherwise provided by law and except for provisions described below relating to voting, ownership, conversion, dividends and relative number of shares outstanding described below.

    OWNERSHIP AND NUMBER OF AMERUS CLASS B COMMON STOCK. The AmerUs Class B Common Stock (or any interest therein) may only be owned by AMHC or a mutual insurance holding company or intermediate holding company which is expressly authorized by applicable law to own or have a beneficial interest in the AmerUs Class B Common Stock (a "PERMITTED CLASS B HOLDER"). The AmerUs Charter provides that the number of outstanding shares of AmerUs Class A Common Stock (excluding shares of AmerUs Class A Common Stock owned by AMHC or another Permitted Class B Holder) shall exceed the number of outstanding shares of AmerUs Class B Common Stock plus the shares of AmerUs Class A Common Stock owned by AMHC or another Permitted Class B Holder only as authorized by law and never by a ratio of more than three to one (the "AMERUS CLASS RATIO").

    VOTING. Each share of AmerUs Class A Common Stock entitles its holder to one vote per share on all matters upon which shareholders are entitled to vote. Each share of AmerUs Class B Common Stock entitles its holder to one vote per share on all such matters except that, if on the record date for determining shares eligible to vote, the number of outstanding shares of AmerUs Class A Common Stock (excluding shares owned by a Permitted Class B Holder) and any outstanding shares of AmerUs Preferred Stock having voting rights, if any (excluding shares owned by a Permitted Class B Holder), equals or exceeds the number of outstanding shares of AmerUs Class B Common Stock plus the number of outstanding shares of AmerUs Class A Common Stock owned by a Permitted Class B Holder, the voting rights for each share of AmerUs Class B Common Stock shall be equal to the aggregate number of shares of AmerUs Class A Common Stock (excluding shares owned by a Permitted Class B Holder) and AmerUs Preferred Stock having voting rights, if any, then outstanding (excluding shares owned by a Permitted Class B Holder) plus one divided by the number of outstanding shares of AmerUs Class B Common Stock. Accordingly, even if the number of outstanding shares of AmerUs Class A Common Stock (excluding shares owned by a Permitted Class B Holder) exceeds the number of outstanding shares of AmerUs Class B Stock, the Permitted Class B Holder will always have a majority of the votes. The AmerUs Charter also generally provides that the shares of AmerUs Class B Common Stock plus outstanding shares of AmerUs Class A Common Stock owned by a Permitted Class B Holder shall at all times carry the right to cast at least 50.1% of the votes of the outstanding shares of capital stock of AmerUs.

    Holders of each class of AmerUs Common Stock generally vote together as a single class on all matters. However, the holders of AmerUs Class A Common Stock and the holders of AmerUs Class B Common Stock will vote separately as a class with respect to (i) amendments to the AmerUs Charter that alter or change the powers, preferences or special rights of their respective class of stock so as to affect them adversely, and (ii) certain matters for which class voting is required under Iowa law, including (x) approval of proposed amendments to AmerUs Charter that, among other things, would alter the designation, rights, preferences or limitations of all or part of the shares of their respective class, increase or decrease the aggregate number of authorized shares of such class, effect an exchange or reclassification or create a right of exchange of all or part of the shares of one class into shares of another class, create a new class of shares or increase the rights, preferences, or number of authorized shares of any existing class so that it would have rights or preferences with respect to distribution or to dissolution that are prior, superior, or substantially equal to, the shares of such class; (y) approval of a proposed plan of merger or consolidation if such plan contains any provisions which, if contained in a proposed amendment to the AmerUs Charter, would entitle such class of shares to vote as a class (with certain limited exceptions for shareholders of the surviving corporation); and (z) approval of a plan of share exchange (to be voted upon by each class included in the exchange). In addition, the provision of the AmerUs Charter relating to the AmerUs Class Ratio may not be amended without the approval of holders of both a majority of the AmerUs Common Stock and a majority of the shares of AmerUs Class A Common Stock (excluding shares held by a Permitted Class B Holder).

    The AmerUs Charter does not permit cumulative voting in the election of directors.

    DISTRIBUTIONS. No cash dividends may be declared in any fiscal year on the AmerUs Class B Common Stock until and unless a cash dividend has been declared on the AmerUs Class A Common Stock. Any cash dividends will be declared and paid equally on both classes. The classes of AmerUs Common Stock will rank equally and have equal rights with respect to distributions, including distributions upon liquidation of AmerUs. However, in the case of dividends or other distributions payable on the AmerUs Common Stock in shares of such stock, including distributions pursuant to stock splits or stock dividends, only AmerUs Class A Common Stock will be distributed with respect to AmerUs Class A Common Stock and only AmerUs Class B Common Stock will be distributed with respect to AmerUs Class B Common Stock. In no event will either class of AmerUs Common Stock be split, divided or combined unless the other is split, divided or combined equally.

    OTHER. So long as the number of outstanding shares of AmerUs Class A Common Stock (excluding shares owned by a Permitted Class B Holder) shall exceed the number of outstanding shares of AmerUs Class B Common Stock plus the outstanding shares of AmerUs Class A Common Stock owned by AMHC or another Permitted Class B Holder only as authorized by law and never by a ratio of more than three to one, the AmerUs Class B Common Stock will be convertible at all times into AmerUs Class A Common Stock on a share-for-share basis by surrender of certificates to the transfer agent for AmerUs. Therefore, shareholders who subsequently desire to sell some or all of their shares of AmerUs Class B Common Stock may convert those shares into an equal number of shares of AmerUs Class A Common Stock and sell the shares of AmerUs Class A Common Stock in the public market. AmerUs will be required to reserve shares of AmerUs Class A Common Stock sufficient for issuance upon conversion of AmerUs Class B Common Stock.

    The AmerUs Charter provides that a Permitted Class B Holder has the preemptive rights as described in "COMPARISON OF SHAREHOLDER RIGHTS--Preemptive Rights." The AmerUs Intercompany Agreement also affords the AmerUs Affiliated Group certain equity purchase rights. See "ADDITIONAL INFORMATION REGARDING AMERUS--Business--Certain Transactions and Relationships--AmerUs Intercompany Agreement."

    In the event that AMHC (or any successor mutual insurance holding company) is demutualized and is converted into a stock company pursuant to Iowa law, then immediately upon such conversion each share of the AmerUs Class B Common Stock shall automatically be converted into one share of AmerUs Class A Common Stock. AMHC has advised AmerUs that AMHC has no present plans to demutualize.

    Any conveyance, transfer, assignment, pledge, security interest, lien, encumbrance or hypothecation or alienation by AMHC or any intermediate holding company, in or on any of the shares of AmerUs Common Stock which would result in AMHC not holding the right, directly or indirectly, to cast a majority of the votes entitled to be cast in respect of all outstanding capital stock of AmerUs Life shall be deemed void in inverse chronological order from the date of such transaction to the extent necessary to give AMHC unencumbered direct or indirect ownership of a majority of such voting shares.

PREFERRED STOCK

    The AmerUs Board is authorized, subject to any limitations prescribed by law, from time to time to issue up to an aggregate of 20 million shares of AmerUs Preferred Stock in one or more series, each of such series to have such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights, and such qualifications, limitations or restrictions thereof, as shall be determined by the AmerUs Board in a resolution or resolutions providing for the issue of such AmerUs Preferred Stock; provided, however, that no AmerUs Preferred Stock may have more than one vote per share. As a result, any class or series of AmerUs Preferred Stock could have rights which would adversely affect the rights of the holders of the AmerUs Class A Common Stock. The issuance of a new series of AmerUs Preferred Stock, while providing desirable flexibility in connection with possible acquisitions or other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or discouraging a third party from acquiring, a majority of the outstanding voting stock of AmerUs.

CAPITAL SECURITIES OF AMERUS CAPITAL I

    AmerUs Capital I, a Delaware business trust and a wholly-owned subsidiary of AmerUs, issued $86 million of Capital Securities in 1997 as part of AmerUs' financing plan. The assets of the Trust are invested in Junior Subordinated Debentures of AmerUs, which debt securities have a stated maturity of thirty years. If AmerUs redeems all or a portion of the Junior Subordinated Debentures, the Trust must redeem a corresponding amount of the Capital Securities.

INDEMNIFICATION AND LIMITATION OF LIABILITY

    The AmerUs Charter provides that no director of AmerUs shall be liable to AmerUs or its shareholders for monetary damages for any breach of fiduciary duty as a director, except to the extent otherwise required by the IBCA. This provision does not prevent shareholders from obtaining injunctive or other equitable relief against directors nor does it shield directors from liability under Federal or state securities laws. In addition, the AmerUs Charter provides that AmerUs shall, to the maximum extent permitted by law, indemnify any person who incurs any loss by reason of the fact that he is or was or has agreed to be a director or officer of AmerUs or while a director or officer of AmerUs is or was serving at the request of AmerUs as a director, officer, partner, trustee, employee or agent of any corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, subject to such person having met the standards of conduct required for such indemnification under Iowa law.

TRANSFER AGENT AND REGISTRAR

    The Transfer Agent and Registrar for the AmerUs Class A Common Stock is ChaseMellon Shareholder Services, L.L.C.

AMVESTORS WARRANTS

    As of November 10, 1997, AmVestors has issued and outstanding warrants to acquire up to 896,704 shares of AmVestors Common Stock (the "AMVESTORS WARRANTS"), including the Public Warrants (which are publicly traded on the Nasdaq Small Cap Market under the symbol "AMVWW") to acquire up to

716,318 shares of AmVestors Common Stock. Following the Merger and subject to certain cash-out rights, upon exercise of any AmVestors Warrant, each holder shall have the right to receive a number of shares of AmerUs Class A Common Stock equal to the Merger Consideration. If the Merger Consideration were equal to 0.7407 and no warrants were cashed-out, the AmVestors Warrants would be convertible into an aggregate of 664,188 shares of AmerUs Class A Common Stock. If the Merger Consideration were equal to 0.6724 and no warrants were cashed-out, the AmVestors Warrants would be convertible into an aggregate of 602,943 shares of AmerUs Class A Common Stock. For additional information concerning the AmVestors Warrants, see "WHERE YOU CAN FIND MORE INFORMATION."

                        COMPARISON OF SHAREHOLDER RIGHTS

    THE STATEMENTS SET FORTH UNDER THIS HEADING WITH RESPECT TO THE IBCA, THE AMERUS CHARTER AND THE AMERUS BY-LAWS, AND THE KANSAS GENERAL CORPORATION CODE (THE "KGCC"), THE AMVESTORS ARTICLES OF INCORPORATION (THE "AMVESTORS CHARTER") AND THE AMVESTORS BY-LAWS (THE "AMVESTORS BY-LAWS") ARE BRIEF SUMMARIES THEREOF AND DO NOT PURPORT TO BE COMPLETE AND ARE QUALIFIED IN THEIR ENTIRETY BY REFERENCE TO THE RELEVANT PROVISIONS OF THE IBCA, THE AMERUS CHARTER, THE AMERUS BY-LAWS, THE KGCC, THE AMVESTORS CHARTER AND THE AMVESTORS BY-LAWS, AS APPROPRIATE.

GENERAL

    AmerUs is incorporated under the laws of the State of Iowa. AmVestors is incorporated under the laws of the State of Kansas. If the Merger is consummated, the stockholders of AmVestors will become shareholders of AmerUs. As shareholders of an Iowa corporation, their rights will differ in certain respects from those of stockholders of a Kansas corporation. In addition, the rights of stockholders of AmVestors who become shareholders of AmerUs following the Merger will be governed by the AmerUs Charter and the AmerUs By-Laws rather than the provisions of the AmVestors Charter and the AmVestors By-Laws.

CAPITAL STOCK

    The authorized capital stock of AmerUs consists of 145 million shares, of which 75 million are shares of AmerUs Class A Common Stock, 50 million are shares of AmerUs Class B Common Stock and 20 million are shares of AmerUs Preferred Stock. For further information concerning AmerUs capital stock, see "DESCRIPTION OF AMERUS CAPITAL STOCK."

    The authorized capital stock of AmVestors consists of 27 million shares, of which 2 million are shares of AmVestors Preferred Stock and 25 million are shares of AmVestors Common Stock. Each share of AmVestors Common Stock is entitled to one vote on all matters presented to the stockholders. The holders of AmVestors Common Stock have cumulative voting rights in the election of directors. Thus, each holder of AmVestors Common Stock is entitled to the number of votes equaling the number of shares of AmVestors Common Stock he or she holds multiplied by the number of directors to be elected, and he or she may cast all of such votes for a single director or may distribute them among the number of directors to be voted for, or for any two or more of them.

AMENDMENT OF GOVERNING DOCUMENTS

    CERTIFICATES OF INCORPORATION. Under the IBCA, amendments to the articles of incorporation generally must be recommended by the board of directors and approved by the shareholders. If the proposed amendment would not create dissenters' rights with respect to a voting group entitled to vote, for a proposed amendment to be approved by such voting group, more votes of such group must be cast in favor of the proposed amendment than against, provided a quorum is present. If the proposed amendment would create dissenters' rights in one or more voting groups, the shareholders in such voting groups must approve the amendment by a majority of the votes entitled to be cast on the amendment. In either case, the articles of incorporation or a by-law adopted by the shareholders or the board of directors may require a greater vote. Under the IBCA, unless otherwise provided, certain specified amendments to the articles of incorporation may be made by the board of directors (without shareholder approval). In addition, certain specified amendments affecting the rights of holders of a class of securities must be approved by vote of holders of shares of such class entitled to vote thereon, even though they ordinarily would not have voting rights.

    Under the KGCC, except for certain specified matters, an amendment or change to a corporation's articles of incorporation must be adopted by resolution declaring its advisability by the board of directors of the corporation, followed by a vote of the majority of all outstanding shares entitled to vote thereon at a meeting of stockholders. In addition, certain specified amendments affecting the rights of holders of a class of securities must be approved by vote of the majority of all outstanding shares of such class entitled to vote thereon, even though they ordinarily would not have voting rights.

    The AmerUs Charter reserves the right to amend any provision contained therein in the manner prescribed by statute, but it requires the affirmative vote of at least a majority of all the outstanding shares of AmerUs Class A Common Stock and AmerUs Class B Common Stock and the affirmative vote of at least a majority of the outstanding shares of AmerUs Class A Common Stock (excluding outstanding shares of AmerUs Class A Common Stock owned by any Permitted Class B Holder) to amend or repeal the provision of the AmerUs Charter relating to the AmerUs Class Ratio.

    Under the AmVestors Charter, any proposal to amend or repeal certain provisions of the AmVestors Charter including provisions relating to business combinations (including factors to be considered by the directors when evaluating any offer of another party to make an acquisition proposal), the size of the board of directors, removal of directors and indemnification of directors requires the affirmative vote of not less than two-thirds of the outstanding shares entitled to vote in the election of directors.

    BY-LAWS. Under the IBCA, a corporation's board of directors may amend or repeal the corporation's by-laws, except to the extent otherwise provided in the articles of incorporation or the IBCA ,or a by-law adopted by the shareholders, and except that a by-law adopted or amended by the shareholders which fixes a greater quorum or voting requirement for shareholders or voting groups of shareholders than is required by the articles of incorporation may not be adopted, amended or repealed by the board of directors. A by-law that fixes a greater quorum or voting requirement for the board of directors may be amended or repealed (i) if originally adopted by the shareholders, only by the shareholders, and (ii) if originally adopted by the board of directors, by the board of directors or the shareholders, except that such by-law, if adopted by the shareholders, may provide that it may be amended or repealed only by a specified vote of either the shareholders or the board of directors. A corporation's shareholders may amend or repeal the corporation's by-laws even though the by-laws may also be amended or repealed by the board of directors.

    Under the KGCC, by-laws may be adopted, amended or repealed by the stockholders entitled to vote. When provided by the certificate of incorporation, the board of directors may also adopt, amend or repeal by-laws.

    By their terms, the AmerUs By-Laws may be amended or repealed by the AmerUs Board or by the shareholders of AmerUs, provided, however, that the shareholders may from time to time specify particular provisions of the AmerUs By-Laws which shall not be amended or repealed by the AmerUs Board.

    The AmVestors By-Laws do not provide for the adoption, amendment or repeal of the AmVestors By-Laws by the AmVestors Board.

DIRECTORS

    NUMBER AND ELECTION; CLASSIFICATION. The AmerUs Charter and AmerUs By-Laws provide for the classification of the AmerUs Board into three classes. Each class has a three-year term expiring on the date of the third annual meeting of stockholders succeeding their election. The AmerUs Charter also provides that the number of directors shall be fixed from time to time by the AmerUs Board, but may not consist of less than seven nor more than 21 persons. Currently, the number of AmerUs directors is ten (with one vacancy). The AmerUs Charter provides that there shall be no cumulative voting in the election of directors. The foregoing provisions cannot be altered, amended or repealed without the affirmative vote of the majority of the holders of the outstanding voting securities of AmerUs.

    The AmVestors Charter and AmVestors By-Laws provide for the classification of the AmVestors Board into three classes. Each class has a three-year term expiring on the date of the third annual meeting of stockholders succeeding their election. The AmVestors By-Laws provide that the number of directors shall be fixed from time to time by the AmVestors Board, but may not consist of less than three nor more than 13 persons. Currently, the number of AmVestors directors is 11. The AmVestors By-Laws provide that all directors of AmVestors must be AmVestors stockholders. The AmVestors By-Laws provide that no person shall be qualified to serve as a director of AmVestors who is a director, officer or employee of any life insurance company, or life insurance holding company, unless by a two-thirds vote the AmVestors Board waives this prohibition for that person. No director of AmVestors may concurrently be a director, officer or employee of any life insurance company, or life insurance holding company, unless the AmVestors Board waives this prohibition for that director of AmVestors. The AmVestors Charter provides that cumulative voting rights shall be afforded stockholders at all elections of directors. The foregoing provisions cannot be altered, amended or repealed without the affirmative vote of two-thirds of the holders of the outstanding shares of AmVestors Common Stock entitled to vote in the election of directors, except to increase the number of classes into which the AmVestors Board is divided.

    REMOVAL; VACANCIES. Under the IBCA, any or all directors may be removed, with or without cause, by the shareholders unless the articles of incorporation provide that directors may be removed only for cause, except that (i) if cumulative voting is authorized, a director shall not be removed if the number of votes sufficient to elect that director under cumulative voting is voted against the director's removal and (b) if cumulative voting is not authorized, a director may be removed only if the number of votes cast to remove that director exceeds the number of votes cast not to remove the director. The AmerUs By-Laws provide that directors shall be subject to removal, with or without cause, in the manner prescribed by law. The AmerUs Charter does not provide that directors may be removed only for cause.

    The IBCA provides that, unless the articles of incorporation of a corporation provide otherwise, vacancies on the board of directors, including those resulting from an increase in the number of directors, may be filled by a vote of the board of directors or the shareholders. If the number of directors then in office is less than a quorum, the vacancies may be filled by a vote of a majority of directors then in office. If the vacant office was held by a director elected by a voting group of shareholders, only the holders of shares of that voting group are entitled to fill the vacancy if it is filled by the shareholders. A director elected to fill a vacancy shall hold office until the next meeting of stockholders, and until his successor has been elected and qualified. The AmerUs Charter and the AmerUs By-Laws provide that any vacancy in the AmerUs Board may be filled only by a vote of the AmerUs Board, provided a quorum is present, or by a majority of directors then in office, if less than a quorum is then in office, or by a sole remaining director. In addition, the AmerUs Charter provides that if the number of directors is changed, any increase or decrease shall be apportioned among the three classes by a two-thirds vote of the directors then in office.

    The KGCC provides that any or all directors may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors, except that (a) in the case of a corporation whose board is classified, any or all directors may only be removed for cause by vote of the stockholders and a director may be removed without cause by a shareholder vote only if the certificate of incorporation or the by-laws so provide and (b) in the case of a corporation having cumulative voting for directors, if less than the entire board is to be removed, no director may be removed without cause if the votes cast against such director's removal would be sufficient to elect such director if then cumulatively voted at an election of the entire board of directors, or, if there be classes of directors, at an election of the class of directors of which such director is a part. The AmVestors Charter provides that directors may be removed only for cause by the holders of two-thirds of the outstanding shares of capital stock of AmVestors entitled to vote in the election of directors, or only for cause by a majority of the AmVestors Board. The AmVestors Charter and the AmVestors By-Laws do not provide for the removal of directors without cause by a stockholder vote.

    The KGCC provides that a vacancy on the board of directors shall be filled as the by-laws of the corporation provide and, in the absence of such provision, the vacancy shall be filled (i) by a majority of directors then in office or
(ii) whenever the holders of any class or classes of stock or series thereof are entitled to elect one or more directors by the AmVestors Charter, by a majority of the directors elected by such class or classes or series thereof then in office, or by a sole remaining director so elected. The

AmVestors Charter and the AmVestors By-Laws provide that any vacancies in the board shall be filled by a majority vote of the directors then in office, even if less than a quorum. The AmVestors By-Laws provide that a director elected to fill a vacancy shall hold office until the next election of the class for which such director shall have been chosen, and until his successor has been elected and qualified.

    FIDUCIARY DUTIES. Under the IBCA, a director must perform his duties as a director, including his duties as a member of any committee of the board upon which he may serve, in good faith and with the care which an ordinarily prudent person in a like position would exercise under similar circumstances and in a manner the director reasonably believes to be in the best interests of the corporation. A director shall not be considered to be acting in good faith if he has knowledge concerning the matter in question that would cause such reliance to be unwarranted. A person who so performs his duties shall have no liability by reason of being or having been a director of the corporation.

    The KGCC provides that a director, in determining what is in the best interest of the corporation when considering a tender offer or proposal of acquisition, merger, consolidation, or similar proposal, shall consider any or all of the following community interest factors, in addition to consideration of the effects of any action on stockholders: (a) the effects of the action on the corporation's employees, suppliers, creditors and customers, (b) the effects of the action on the communities in which the corporation operates and (c) the long-term as well as short-term interests of the corporation and its stockholders, including the possibility that these interests may be best served by the continued independence of the corporation. The consideration of any or all of the community interest factors is not a violation of the business judgment rule or of any duty of the director to the stockholders, or a group of stockholders, even if the director reasonably determines that a community interest factor or factors outweigh the financial or other benefits to the corporation or a stockholder or group of stockholders.

    The AmVestors Charter provides that the AmVestors Board, when evaluating any offer of another party to make an Acquisition Proposal (as defined below), shall, in connection with the exercise of its judgment in determining what is in the best interests of AmVestors as a whole, be authorized to give due consideration to such factors as the AmVestors Board determines to be relevant, including, without limitation: (i) the interests of AmVestors' stockholders;
(ii) whether the proposed transaction might violate federal or state laws; (iii) the consideration being offered in the proposed transaction, in relation not only to the then current market price, but also to certain other factors bearing on securities prices and the corporation's financial and future prospects; and
(iv) the effects upon employees, suppliers, customers and the communities. "Acquisition Proposal" means any proposal of any person to (1) make a tender offer or exchange offer for any equity security of AmVestors; (2) merge or consolidate with another corporation, or (3) purchase or otherwise acquire all or substantially all of the properties and assets of AmVestors. This provision of the AmVestors Charter may not be altered, amended or repealed by the stockholders except by a vote of two-thirds of the outstanding shares of AmVestors entitled to vote in the election of directors.

SPECIAL MEETINGS OF SHAREHOLDERS

    Special meetings of the AmerUs shareholders may be called at any time by the AmerUs Board, by the Chairman of the Board or by the Chief Executive Officer of AmerUs, and shall be called by the AmerUs Board upon the written demand, signed, dated and delivered to the Secretary of AmerUs, of the holders of at least ten percent of all the votes entitled to be cast on any issue proposed to be considered at the meeting.

    The AmVestors By-Laws provide that special meetings may be called by the Chairman of the Board or upon the request of stockholders owning at least fifty percent of the outstanding stock of AmVestors entitled to vote at such meeting by the President or the Secretary or the Treasurer.

NOMINATIONS OF DIRECTORS AND BUSINESS PRESENTED AT ANNUAL MEETINGS

    The AmerUs By-Laws generally provide that notice of nominations for the AmerUs Board, other than nominations by the AmerUs Board or a committee thereof, must be received by AmerUs, together with certain other information, not less than 30 days prior to the meeting at which such directors are to be elected. In the event that less than 40 days' notice or prior disclosure of the date of the meeting is given, notice by the shareholders must be received by AmerUs not later than the close of business on the tenth day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made, whichever first occurs.

    The AmerUs By-Laws also generally provide that notice of any business proposed to be brought before an annual meeting of shareholders other than by or at the direction of the AmerUs Board or a committee thereof, must be received by AmerUs, together with certain other information, not less than 30 days prior to the meeting at which such proposal is to be introduced. In the event less than 40 days' notice or prior public disclosure of the date of the meeting is given, notice by the shareholder must be received by AmerUs not later than the close of business on the tenth day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made, whichever first occurs.

    Neither the AmVestors Charter nor the AmVestors By-Laws contain provisions similar to those described in the two preceding paragraphs.

PREEMPTIVE RIGHTS

    Under the IBCA, the shareholders of an Iowa corporation do not have a preemptive right to acquire the corporation's unissued shares, except to the extent the articles of incorporation so provide. The AmerUs Charter provides that so long as AMHC is a mutual insurance holding company within the meaning of the Iowa Code, AMHC or any Permitted Class B Holder shall have the preemptive right to purchase unissued shares of voting stock (including, without limitation, AmerUs Class A Common Stock and AmerUs Class B Common Stock) or any securities convertible into or exchangeable for shares of voting stock or any options, warrants or rights to acquire shares of voting stock ("EQUITY PURCHASE RIGHTS") to the extent required for AMHC or any Permitted Class B Holder to comply with the provision of the AmerUs Charter which states that, except as otherwise permitted in such articles of incorporation, the number of outstanding shares of AmerUs Class A Common Stock (excluding shares of AmerUs Class A Common Stock owned by a Permitted Class B Holder) shall exceed the number of outstanding shares of AmerUs Class B Common Stock plus outstanding shares of AmerUs Class A Common Stock owned by a Permitted Class B Holder only as authorized by law and never by a ratio of more than three to one. AmerUs is authorized and empowered to enter into an agreement with AMHC and/or a Permitted Class B Holder relating to Equity Purchase Rights.

    Kansas law does not provide for preemptive rights to acquire a corporation's unissued stock. However, such right may be expressly granted to the stockholders in a corporation's articles of incorporation. The AmVestors Charter does not provide for preemptive rights.

DIVIDENDS AND DISTRIBUTIONS

    Under the IBCA, a corporation may make distributions to its shareholders subject to restriction by the articles of incorporation and subject to the further limitation that no distribution may be made if, after giving it effect,
(i) the corporation would not be able to pay its debts as they become due in the usual course of business or (ii) the corporation's total assets would be less than the sum of its liabilities plus (unless the articles of incorporation permit otherwise) the amount that would be needed, if the corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those receiving the distribution.

    Other than the restrictions imposed by Kansas law, neither the AmVestors Charter nor the AmVestors By-Laws contain additional restrictions on the declaration or payment of dividends.

    The KGCC provides that the directors of every corporation, subject to any restrictions contained in its articles of incorporation, may declare and pay dividends upon the shares of its capital stock either (1) out of its surplus, or
(2) in case there shall be no such surplus, out of its net profits for the fiscal year in which the dividend is declared or the preceding fiscal year. If the capital of the corporation shall have been diminished by depreciation in the value of its property, or by losses, or otherwise, to an amount less than the aggregate amount of the capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets, the directors of such corporation shall not declare and pay out of such net profits any dividends upon any shares of any classes of its capital stock until the deficiency in the amount of capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets shall have been repaired.

DISSENTERS' RIGHTS

    Under the IBCA, a shareholder is entitled to dissent from, and obtain payment of the fair value of the shareholder's shares in the event of: (a) the consummation of a plan of merger if (i) shareholder approval is required for the merger and the shareholder is entitled to vote thereon or (ii) the corporation is a subsidiary that is merged with its parent; (b) the consummation of a plan of share exchange if the shareholder is entitled to vote on the plan; (c) the consummation of a sale or exchange of all, or substantially all, of the property of the corporation other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange; or (d) an amendment of the articles of incorporation that materially and adversely affects rights in respect of a dissenter's shares. A dissenting shareholder is not entitled to challenge the corporate action creating the shareholder's entitlement to dissent unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.

    The KGCC provides that a stockholder has the right to dissent from any merger or consolidation and receive the fair value of the stockholder's stock on the effective date of the merger or consolidation unless the shares of any class or series of a class of stock which, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders at which the agreement of merger or consolidation is to be acted on, were either (a) registered on a national securities exchange or designated as a national market system security on an interdealer quotation system by Nasdaq or (b) held of record by not less than 2,000 stockholders, unless the articles of incorporation of the corporation issuing such stock shall otherwise provide. Notwithstanding (a) and (b) above, dissenters' rights are available if under the terms of a merger or consolidation, such stockholders are required to accept for such stock anything except (i) stock or stock and cash in lieu of fractional shares of the corporation surviving or resulting from the merger or consolidation; (ii) stock or stock and cash in lieu of fractional shares of any other corporation, which at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders at which the agreement of merger or consolidation is to be acted on, were either registered on a national securities exchange or held of record by not less than 2,000 stockholders or (iii) a combination of stock or stock and cash in lieu of fractional shares as set forth in (i) and (ii) above.

INDEMNIFICATION AND LIMITATION OF LIABILITY

    For information concerning indemnification for certain individuals affiliated with AmerUs, by AmerUs and limitation of liability, see "DESCRIPTION OF AMERUS CAPITAL STOCK."

    The AmVestors By-Laws provide that AmVestors may indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the corporation, by reason of the fact that such person is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, including attorneys' fees, if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation; and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person's conduct was unlawful.

    In addition, the AmVestors By-Laws provide that AmVestors may indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise against expenses actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, including attorneys' fee, if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

    Any indemnification under the above provisions, unless ordered by a court, shall be made by a determination in accordance with the procedures set forth in the KGCC.

    As permitted under the KGCC, the AmVestors Charter provides that no director shall be personally liable to AmVestors or any of its stockholders for monetary damages for breach of duty as a director, provided that such elimination of liability shall not be applicable (i) for a breach of the director's duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under the provisions of Section 17-6424 of the KGCC and amendments thereto or (iv) for any transaction from which the director derived an improper personal benefit. Section 17-6424 of the KGCC provides joint and several director liability for the directors under whose administration any willful or negligent violation of the provisions of the KGCC dealing with (i) the limitations on the powers of a corporation respecting its own stock, (ii) the payment of dividends and (iii) the retirement by a corporation of shares of capital stock of such corporation, occurs.

PROVISIONS APPLICABLE TO BUSINESS COMBINATIONS AND CHANGES IN CONTROL

    Under Iowa law and the AmerUs Charter, AMHC must retain directly or indirectly ownership of shares of AmerUs capital stock which carry the right to cast a majority of the votes entitled to be cast by all outstanding shares of AmerUs capital stock unless AMHC elects to demutualize. See "DESCRIPTION OF AMERUS CAPITAL STOCK." Any merger or acquisition of AmerUs by another entity or the acquisition or attempted acquisition of more than 10% of the stock of AmerUs is subject to regulatory approval by the Iowa Commissioner. See "ADDITIONAL INFORMATION REGARDING AMERUS--Business-- Supervision and Regulation."

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
    Generally under the KGCC, a merger requires the approval of holders of a majority of the outstanding stock of each corporation entitled to vote thereon. However, approval of the stockholders of the surviving corporation is not required if certain criteria are met, including the requirement that either no shares of common stock of the surviving corporation and no shares, securities or obligations convertible into such stock are to be issued or delivered under the plan of merger, or the authorized unissued shares or the treasury shares of common stock of the surviving corporation to be issued or delivered under the plan of merger plus those initially issuable upon conversion of any other shares, securities or obligations to be issued or delivered under such plan do not exceed 20% of the shares of common stock of such constituent corporation outstanding immediately prior to the effective date of the merger.

    In addition to any action required by law, the AmVestors Charter contains a provision that requires the affirmative vote of the holders of at least two-thirds (2/3) of the then outstanding shares of capital stock of AmVestors entitled to vote generally in the election of directors as a condition for Business Combinations (defined below) involving AmVestors and an Interested Stockholder (defined below). For purposes of this provision of the AmVestors Charter, "BUSINESS COMBINATION" is defined to mean: (i) any merger or consolidation involving AmVestors or any of its subsidiaries with or into an Interested Stockholder (as defined below) or any entity that is or after such transaction would be an Affiliate (as defined below) of an Interested Stockholder; (ii) any sale, lease, exchange, pledge, transfer or other disposition by AmVestors or any of its subsidiaries of more than 25% of the fair market value of its total assets; (iii) any sale, lease, exchange, transfer or disposition of more than 25% of the fair market value of the total assets of an Interested Stockholder to AmVestors or any subsidiary; (iv) the issuance or transfer by AmVestors or any subsidiary of any securities of AmVestors or any subsidiary to an Interested Stockholder in exchange for cash, securities or other properties; (v) any merger or consolidation of an Interested Stockholder or any Affiliate of any Interested Stockholder with or into AmVestors or any subsidiary of AmVestors; (vi) any reclassification of securities, or recapitalization of AmVestors, or any merger or consolidation of AmVestors with any of its subsidiaries or any other transaction which would have the effect of increasing the voting power of an Interested Stockholder or any Affiliate of any Interested Stockholder; (vii) the adoption of any plan or proposal for the liquidation or dissolution of AmVestors proposed by or on behalf of an Interested Stockholder or any Affiliate of any Interested Stockholder; and
(viii) any agreement, contract or other arrangement providing for any of the transactions described above. For purposes of this provision of the AmVestors Charter, an "INTERESTED STOCKHOLDER" is defined generally to mean any person who or which is the beneficial owner of five percent (5%) or more of AmVestors' voting stock.

    The requirement of the affirmative vote of the holders of at least two-thirds (2/3) of the then outstanding shares of capital stock of AmVestors entitled to vote generally in the election of directors can be waived in certain circumstances where: (a) the Business Combination is approved by a majority of the directors unaffiliated with the Interested Stockholder or (b) the Business Combination is solely between AmVestors and another corporation 100% of which is owned either directly or indirectly by AmVestors; or (c) certain minimum price and procedural requirements are met. For purposes of this provision of the AmVestors Charter, the term "AFFILIATE" has the same meaning ascribed to such term in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934.

STATE ANTI-TAKEOVER LAWS

    IOWA BUSINESS COMBINATION ACT. AmerUs is subject to Section 490.1109 of the IBCA, which imposes a three-year moratorium on business combinations between an Iowa corporation and an "Interested Shareholder" (defined generally as a person with 15% or more of a corporation's outstanding voting stock). Section 490.1108 of the IBCA provides that in considering acquisition proposals, directors may consider, in addition to the consideration of the effects of any action on shareholders, the effects on the company's employees, suppliers, creditors, customers and the communities in which it operates, as well as the long-term and short-term interests of the company. Consideration of any or all community interest factors is not a violation of the business judgment rule, even if the directors reasonably determine that effects on a community or other factors outweigh the financial or other benefits to the company or a shareholder or group of shareholders. Section 490.624A of the IBCA also includes authorization of "poison pills" which include, without limitation, terms and conditions of stock rights or options issued by a corporation that preclude or limit the exercise, transfer or receipt of stock rights by persons owning or offering to acquire a specified number or percentage of a corporation's outstanding shares.

    Under Iowa law, no business combination (defined to include mergers, sales of assets, sales of outstanding stock, and loans) involving AmerUs and an Interested Shareholder (defined to include any holder of 15% or more of its voting stock) may be entered into within three years of the time the shareholder became an interested shareholder unless: (a) the business combination or the purchase of shares which resulted in the shareholder becoming an interested shareholder is approved by the AmerUs Board before the shareholder became an interested shareholder, (b) upon consummation of the transaction which resulted in the shareholder becoming an interested shareholder, the interested shareholder owned at least eighty-five percent of the voting stock of the corporation outstanding at the time the transaction commenced, excluding, for purposes of determining the number of shares outstanding, those shares owned by persons who are directors and officers, and by employee stock plans in which employee participants do not have rights to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offering; or (c) at or after the shareholder became an interested shareholder, the business combination is approved by the AmerUs Board and approved at an annual or special meeting of shareholders by two-thirds of the outstanding voting stock of AmerUs which is not owned by the interested shareholder.

    The foregoing provisions of state law could have the effect of delaying, deferring or preventing a change in control of AmerUs if the AmerUs Board determines that a change of control is not in the best interests of AmerUs, its shareholders and other constituencies. In addition, the regulatory restrictions on the acquisition of securities of AmerUs may also deter attempts to effect, or prevent the consummation of, a change in control of AmerUs.

    KANSAS BUSINESS COMBINATION ACT. AmVestors is subject to Sections 17-12,100 et seq. of the KGCC, which imposes a three-year moratorium on business combinations between a Kansas corporation and an Interested Stockholder. In general, the KGCC prevents an Interested Stockholder from engaging in a Business Combination with a Kansas corporation for three years following the date such person became an Interested Stockholder. As used in the KGCC, the term "BUSINESS COMBINATION" includes mergers or consolidations with an Interested Stockholder and certain other transactions with an Interested Stockholder and certain other transactions with an Interested Stockholder, including, without limitation: (i) any sale, lease, exchange, mortgage, pledge, transfer or other disposition to or with the Interested Stockholder of assets (except proportionately as a stockholder of the corporation) having an aggregate market value equal to 10% or more of the aggregate market value of all assets of the corporation determined on a consolidated basis or the aggregate market value of all the outstanding stock of the corporation; (ii) any transaction which results in the issuance or transfer by the corporation or by certain subsidiaries thereof of stock of the corporation or such subsidiary to the Interested Stockholder, except pursuant to a transaction which, in general, effects a pro rata distribution to all stockholders of the Corporation; (iii) any transaction involving the corporation or certain subsidiaries thereof which has the effect, directly or indirectly, of increasing the proportionate share of the shares of any class or series, or securities convertible into shares of the corporation or any subsidiary which is owned directly or indirectly by the Interested Stockholders, or (iv) any receipt by the Interested Stockholders of the benefit (except proportionately as a stockholder of the corporation) of any loans, advances, guarantees, pledges, or other financial benefits provided by or through the corporation or certain subsidiaries.

    The three-year moratorium may be avoided if: (i) before such person came an Interested Stockholder, the board of directors approved either the Business Combination or the transaction in which the Interested Stockholder became an Interested Stockholder; or (ii) upon consummation of the transaction which resulted in the stockholder becoming an Interested Stockholder, the stockholder owned at least

85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding shares held by directors who are also officers of the corporation and by certain employee stock ownership plans); or (iii) on or following the date on which such person became an Interested Stockholder, the Business Combination is approved by the board of directors and authorized at an annual or special meeting of stockholders by the affirmative vote of the stockholders of at least 66 2/3% of the outstanding voting stock of the corporation not owned by the Interested Stockholder.

    The Business Combination restrictions described above do not apply if, among other things: (i) the corporation's original articles of incorporation contain a provision expressly electing not to be governed by this provision; (ii) the holders of a majority of the voting stock of the corporation approve an amendment to its articles of incorporation or by-laws expressly electing not to be governed by this provision (effective twelve (12) months after the amendment's adoption), which amendment shall not be applicable to any Business Combination with a person who was an Interested Stockholder at or prior to the time of the amendment; or (iii) the corporation does not have a class of voting stock that is (a) listed on a national securities exchange, (b) authorized for quotation on Nasdaq or a similar quotation system; or (c) held of record by more than 2,000 stockholders.

    This provision of the KGCC also does not apply to certain Business Combinations with an Interested Stockholder when such combination is proposed after the public announcement of, and before the consummation or abandonment of, a merger or consolidation, a sale of 50% or more of the aggregate market value of the assets of the corporation on a consolidated basis or the aggregate market value of all outstanding shares of the corporation, or a tender offer for 50% or more of the outstanding voting shares of the corporation, if the triggering transaction is with or by a person who either was not an Interested Stockholder with board of director approval, and if the transaction is approved or not opposed by a majority of the current directors who were also directors prior to any person becoming an Interested Stockholder during the previous three years. The AmVestors Charter does not contain a provision expressly electing not to be covered by the Business Combinations restrictions of the KGCC, so such restrictions apply to AmVestors.

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
                     MANAGEMENT BEFORE AND AFTER THE MERGER

DIRECTORS AND EXECUTIVE OFFICERS

    The following table sets forth certain information concerning the current directors and executive officers of AmerUs and AmerUs Life.

                                         AGE
                                        AS OF
NAME                               SEPT. 30, 1997     POSITIONS WITH AMERUS, AMERUS LIFE AND DELTA
-------------------------------  -------------------  -----------------------------------------------------------------
John R. Albers.................              65       Director of AmerUs
Roger K. Brooks................              60       Director of AmerUs, AmerUs Life and Delta; Chairman, President
                                                      and Chief Executive Officer of AmerUs and Chairman of AmerUs Life
Malcolm Candlish...............              62       Director of AmerUs
Maureen M. Culhane.............              49       Director of AmerUs and AmerUs Life
Thomas F. Gaffney..............              52       Director of AmerUs
Ilene B. Jacobs................              50       Director of AmerUs and AmerUs Life
Sam C. Kalainov................              67       Director of AmerUs and AmerUs Life
John W. Norris, Jr.............              61       Director of AmerUs
Jack C. Pester.................              62       Director of AmerUs
John A. Wing...................              61       Director of AmerUs and AmerUs Life
Thomas C. Godlasky.............              41       Executive Vice President and Chief Investment Officer of AmerUs
                                                      and AmerUs Life; Director of AmerUs Life and Delta
Gary R. McPhail................              50       President and Chief Executive Officer of AmerUs Life; Director of
                                                      AmerUs Life and Delta
Michael E. Sproule.............              50       Executive Vice President and Chief Financial Officer of AmerUs
                                                      and AmerUs Life; Director of AmerUs Life and Delta
Victor N. Daley................              54       Senior Vice President and Chief Human Resources Officer of AmerUs
                                                      and AmerUs Life
Michael G. Fraizer.............              47       Senior Vice President and Controller/Treasurer of AmerUs and
                                                      AmerUs Life

    Set forth below with respect to each of the directors and executive officers of AmerUs and AmerUs Life is a description of such individual's business experience, principal occupation and employment during at least the last five years:

    John R. Albers served as a director of American Mutual Life Insurance Company ("AMERICAN MUTUAL LIFE"), a predecessor entity to AmerUs (which received its name in 1994 following the merger of the original unaffiliated American Mutual Life Insurance Company ("OLD AML") into Central Life) from November 1983 to June 1996 and has served as director of AmerUs since its formation in August 1996. Since April 1996 Mr. Albers has served as a director of AMAL. Mr. Albers is President and Chief Executive Officer of Fairfield Enterprises, Inc., Dallas, Texas. From August 1988 to April 1995, Mr. Albers was the Chairman, Chief Executive Officer and President of Dr Pepper/Seven-Up Companies, Dallas, Texas. From July 1995 to the present, Mr. Albers has served as a director of First Alert, Inc., Aurora, Illinois. Mr. Albers also serves as a director of AMHC, AmerUs Group Co., and Alex Pharmaceutical Co., Inc., Minneapolis, Minnesota.

    Roger K. Brooks served as a director of American Mutual Life from February 1971 to June 1996 and has served as director of AmerUs since its formation in August 1996. Mr. Brooks was the Chief Executive Officer of American Mutual Life from December 1994 to June 1996, and prior thereto was the Chairman and Chief Executive Officer of American Mutual Life. Since April 1996 Mr. Brooks has served as a director of AMAL. Mr. Brooks also serves as a director of AMHC, AmerUs Group Co. and Delta.

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
    Maureen M. Culhane has served as a director of AmerUs since April 1997. Ms. Culhane is Vice President of Finance and Treasurer of Sara Lee Corporation. From April 1990 to January 1993, Ms. Culhane was a partner at Richards & Tierney and from May 1985 to February 1990 she was a Vice President, Investment Banking Division of Goldman, Sachs & Co.

    Malcolm Candlish served as a director of American Mutual Life from February 1987 to June 1996 and has served as a director of AmerUs since its formation in August 1996. From December 1992 to October 1996 Mr. Candlish was Chairman and Chief Executive Officer of First Alert, Inc., Aurora, Illinois. Since December 1992 Mr. Candlish has been the Chairman and, from May 1996 to October 1996, Mr. Candlish served as the President of First Alert, Inc. From 1989 to 1992, Mr. Candlish was the Chairman, President and Chief Executive Officer of Sealy, Inc., Cleveland, Ohio. Since 1991 Mr. Candlish has served as a director of The Black & Decker Corporation, Towson, Maryland. Mr. Candlish also serves as a director of AMHC and AmerUs Group Co.

    Thomas F. Gaffney served as a director of American Mutual Life from November 1983 to June 1996 and has served as a director of AmerUs since its formation in August 1996. Mr. Gaffney is a Managing Director of Raymond James Capital, Inc., St. Petersburg, FL. From 1990 through July 1997, he was a private investor. From 1987 to 1990, Mr. Gaffney was the Chairman of Oxford Investment Group, Bloomfield Hills, Michigan. Mr. Gaffney also serves as a director of AMHC.

    Ilene B. Jacobs has served as a director of AmerUs since February 1997. Ms. Jacobs is Vice President, Worldwide Human Resources of Digital Equipment Corporation. From July 1996 to March 1997, she was Vice President, Business Development of Digital Equipment Corporation and from March 1985 to July 1996, she was Vice President and Treasurer of Digital Equipment Corporation. Ms. Jacobs is also a director of Little Switzerland, Inc., St. Thomas, Virgin Islands and Arkwright Mutual Insurance Co., Waltham, Massachusetts.

    Sam C. Kalainov served as a director of American Mutual Life from December 1994 to June 1996 and has served as a director of AmerUs since its formation in August 1996. Mr. Kalainov was the Chairman of American Mutual Life from December 1994 until June 1996 and Chairman of AmerUs Life from July 1996 until September 1996. From 1972 to 1983, Mr. Kalainov was a director of Old AML. From 1983 to December 1994, Mr. Kalainov was the Chairman and Chief Executive Officer of Old AML. Mr. Kalainov was an employee of AmerUs through and including December 31, 1996. Mr. Kalainov also serves as a director of AMHC and AmerUs Group Co.

    John W. Norris, Jr. served as a director of American Mutual Life from November 1974 to June 1996 and has served as a director of AmerUs since its formation in August 1996. Mr. Norris is Chairman and Chief Executive Officer of Lennox International, Inc., Dallas, Texas. Mr. Norris also serves as a director of AMHC and AmerUs Group Co.

    Jack C. Pester served as a director of American Mutual Life from December 1994 to June 1996 and has served as a director of AmerUs since its formation in August 1996. From May 1981 to December 1994, Mr. Pester was a director of Old AML. Mr. Pester is a Senior Vice President of The Coastal Corporation, Houston, Texas. Since August 1994 Mr. Pester has also served as a director of KFX, Inc., Denver, Colorado. Mr. Pester also serves as a director of AMHC and AmerUs Group Co.

    John A. Wing served as a director of American Mutual Life from May 1991 to June 1996 and has served as a director of AmerUs since its formation in August 1996. Mr. Wing has been Chairman and Chief Executive Officer of ABN AMRO Chicago Corporation, Chicago, Illinois, since January 1997. Prior to that time he was Chairman and Chief Executive Officer of The Chicago Corporation. Mr. Wing is also a director of The Chicago Board Options Exchange.

    Thomas C. Godlasky was Executive Vice President and Chief Investment Officer of American Mutual Life from January 1995 to June 1996. From February 1988 to January 1995, he was Manager of the Fixed Income and Derivatives Department of Providian Corporation, Louisville, Kentucky. Since April 1996, Mr. Godlasky has served as a director of AVLIC and AIC.

    Gary R. McPhail from July 1995 to November 1996 was Executive Vice President--Marketing and Individual Operations of New York Life Insurance Company, New York, New York, and from June 1990 to July 1995 was President of Lincoln National Sales Corporation, Fort Wayne, Indiana. Since May 1997, Mr. McPhail has served as a director of AMAL, AVLIC and AIC.

    Michael E. Sproule was Executive Vice President and Chief Financial Officer of American Mutual Life from August 1992 to June 1996. From January 1991 through July 1992, he was Executive Vice President and Chief Financial Officer of ICH Corporation, Louisville, Kentucky and from January 1988 to December 1990, he was a Consultant with Tillinghast, New York, New York. Since April 1996, Mr. Sproule has served as a director of AVLIC and AIC.

    Victor N. Daley was Senior Vice President and Chief Human Resources Officer of American Mutual Life from September 1995 to June 1996. From April 1989 to September 1995 Mr. Daley was Senior Vice President and Chief Administrative Officer of Royal Insurance, Charlotte, North Carolina.

    Michael G. Fraizer was Senior Vice President and Controller/Treasurer of American Mutual Life from January 1993 to June 1996. From April 1991 to January 1993, Mr. Fraizer was Senior Vice President and Chief Financial Officer of Iowa Realty Co., Inc. and from April 1977 to April 1991, he was a Partner with McGladrey & Pullen, Des Moines, Iowa.

AMERUS BOARD

    The business of AmerUs is managed under the direction of AmerUs' Board. The AmerUs Board is presently composed of ten directors. The AmerUs Board is divided into three classes. Messrs. Candlish, Kalainov and Norris are in Class I, which class stood for election at the 1997 annual meeting of stockholders and will stand for election at the annual meeting of stockholders to be held in 2000. Messrs. Albers and Gaffney and Ms. Jacobs are in Class II, which class will stand for election at the annual meeting of stockholders to be held in 1998. Messrs. Brooks, Pester and Wing and Ms. Culhane are in Class III, which class will stand for election at the annual meeting of stockholders to be held in 1999.

    Consistent with regulations promulgated by the Iowa Commissioner, three of AmerUs' outside directors (Mr. Wing, Ms. Culhane and Ms. Jacobs) are not directors of AMHC or any of AMHC's other subsidiaries. In addition, two of AmerUs' outside directors, Ms. Culhane and Ms. Jacobs, had no previous affiliation with AmerUs prior to joining AmerUs' Board of Directors in April, 1997 and February, 1997, respectively. At present, all of the members of AmerUs' Board of Directors are outside directors except Messrs. Brooks and Kalainov.

    The AmerUs Board has assigned certain responsibilities to committees. The Audit Committee recommends the appointment of the independent public accountants, reviews the scope of the audits recommended by the independent public accountants, reviews internal audit reports on various aspects of corporate operations and consults with the independent public accountants on a periodic basis on matters relating to internal financial controls and procedures. The Audit Committee is composed of Messrs. Gaffney (Chairman), Pester and Wing and Ms. Culhane.

    The Intercompany Transactions Committee reviews transactions involving potential conflicts of interest between AmerUs and its affiliates. The Intercompany Transactions Committee is composed of Mr. Wing, Ms. Culhane and Ms. Jacobs.

    The Board Operations Committee reviews the organization and operation of the AmerUs Board and recommends nominees for membership on the Board of Directors. The Board Operations Committee is composed of Messrs. Candlish (Chairman), Albers and Pester.

    The Finance and Strategy Committee reviews the management of AmerUs' financial resources and the impact of such management on AmerUs' long-term objectives and plans. The Finance and Strategy Committee is composed of Messrs. Norris (Chairman), Candlish and Gaffney and Ms. Jacobs.

    The Human Resources Committee reviews and approves the compensation of employees above a certain salary level, reviews management proposals relating to incentive compensation and benefit plans and administers compensation plans presently in effect. The Human Resources Committee is composed of Messrs. Albers (Chairman), Candlish and Norris and Ms. Jacobs.

    The Investment Committee oversees AmerUs' investments and investment policy. The Investment Committee is composed of Messrs. Wing (Chairman) and Gaffney and Ms. Culhane.

    The Executive Committee exercises the authority of the AmerUs Board from time to time and exercises the authority of the AmerUs Board between meetings of the AmerUs Board. The Executive Committee is composed of Messrs. Brooks (Chairman), Gaffney and Norris.

COMPENSATION OF DIRECTORS

    For their services on the AmerUs Board, non-employee directors are paid $10,000 per year and $2,000 for each meeting attended. The chairman of each of the Audit, Board Operations, Finance and Strategy, Investment and Human Resources Committees receives an additional $2,000 per year. Members of the Intercompany Transactions Committee receive an additional $16,000 per year for services on such committee.

    Directors are also eligible to participate in AmerUs' Non-Employee Director Stock Plan (the "DIRECTOR PLAN") which the AmerUs Board approved on September 15, 1996. The Director Plan was approved by AmerUs' sole shareholder and became effective on December 4, 1996. To date, no awards have been made under the Director Plan. See "ADDITIONAL INFORMATION REGARDING AMERUS--Executive Compensation--Compensation Pursuant to Stock Plans of AmerUs."

MANAGEMENT AFTER THE MERGER

    AmerUs has requested, and Mr. Ralph W. Laster Jr., Chairman of the Board and Chief Executive Officer of AmVestors has agreed, to serve as a director of AmerUs following the Merger. It is expected that Mr. Laster will be nominated to fill an existing vacancy on the AmerUs Board and that he will be nominated at the next annual meeting for a two-year term expiring in 2000. Mr. Laster has served as Chief Executive Officer of AmVestors since January 1988, and as Chairman of the Board of AmVestors since May 1988 and as a director since 1986. In addition to his duties as Chairman and Chief Executive Officer of AmVestors, Mr. Laster has also served as President and Chief Executive Officer of American since April 1991, as Chief Executive Officer of FBL since April 1996, and as an executive officer of various other subsidiaries of AmVestors.

    Mr. Mark V. Heitz has served as the President and General Counsel of AmVestors since 1986, and will become President and Chief Executive Officer of AmVestors. Mr. Heitz also serves as a director of AmVestors, President and General Counsel of American, and as an executive officer of various other subsidiaries of AmVestors. See "THE MERGER--Certain Transactions; Interests of Certain Persons in the Merger."

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

AMERUS COMMON STOCK
  OWNERSHIP BY PRINCIPAL HOLDERS

    The following table sets forth the beneficial ownership as of September 3, 1997 of AmerUs Class A Common Stock and AmerUs Class B Common Stock of each person known by AmerUs to own beneficially more than 5% of each such class:

                                                                            NUMBER OF SHARES
                 NAME AND ADDRESS                       CLASS OF STOCK     BENEFICIALLY OWNED    PERCENT OF CLASS
---------------------------------------------------  --------------------  -------------------  -------------------
AmerUs Group Co....................................        Class A Common        11,706,511                 64%
699 Walnut Street
Des Moines, IA 50309

AmerUs Group Co....................................        Class B Common         5,000,000                100%
699 Walnut Street
Des Moines, IA 50309

American Mutual....................................        Class A Common        11,706,511(1)              64%
Holding Company
699 Walnut Street
Des Moines, IA 50309

American Mutual....................................        Class B Common         5,000,000(1)             100%
Holding Company
699 Walnut Street
Des Moines, IA 50309

--------------

(1) Indirect beneficial owner due to ownership of 100% of the capital stock of AmerUs Group Co. AmerUs Group has indicated its intention (depending on, among other things, market conditions and other factors) to expend up to an aggregate of $35 million to partially offset its dilution from the Stock Issuance, through purchases of shares of AmVestors Common Stock in public or private transactions prior to the closing of the Merger and/or through purchases of shares of AmerUs Common Stock in public or private transactions following the shareholders' meetings.

  OWNERSHIP BY DIRECTORS AND OFFICERS

    The following table sets forth the beneficial ownership of AmerUs' Class A Common Stock as of September 3, 1997 of each of the directors, the executive officers named in the Summary Compensation Table and all directors and executive officers as a group (which includes executive officers not named in the Summary Compensation Table). No director or executive officer beneficially owned 1% or more of AmerUs' Class A Common Stock as of such date. The percentage of AmerUs Class A Common Stock owned by all directors and executive officers as a group as of such date was 0.4%. No shares of Class B Common Stock were owned by any director or executive officer of AmerUs as of such date.

                                                                                                NUMBER
NAME                                                                                          OF SHARES
--------------------------------------------------------------------------------------------  ----------
Roger K. Brooks(1)(3).......................................................................      17,000
D T Doan(1)(2)..............................................................................       5,000
Thomas C. Godlasky(1).......................................................................       5,000
Sam C. Kalainov(1)(3).......................................................................       5,000
Michael E. Sproule(1).......................................................................       5,000
John R. Albers(1)...........................................................................      20,000
Malcolm Candlish(1).........................................................................       2,000
Maureen M. Culhane..........................................................................         500
Thomas F. Gaffney(1)........................................................................       1,000
Ilene B. Jacobs.............................................................................      --
John W. Norris, Jr.(1)......................................................................      --
Jack C. Pester(1)...........................................................................         200
John A. Wing................................................................................       2,000
Directors and executive officers as a group (16 persons)....................................      77,700

--------------

(1) Mr. Brooks, Mr. Doan, Mr. Kalainov, Mr. Albers, Mr. Candlish, Mr. Gaffney, Mr. Norris and Mr. Pester are directors of AmerUs Group, which owns 11,706,511 shares of AmerUs Class A Common Stock and 5,000,000 shares of AmerUs Class B Common Stock, and of AMHC, which beneficially owns such shares through its 100% ownership of the capital stock of AmerUs Group. In addition, Mr. Brooks is the President and Chief Executive Officer of AmerUs Group and AMHC, Mr. Doan was Vice Chairman of AmerUs Group and AMHC, Mr. Godlasky is Executive Vice President and Chief Investment Officer of AmerUs Group and AMHC, Mr. Kalainov is Chairman of AmerUs Group and AMHC and Mr. Sproule is Executive Vice President and Chief Financial Officer of AmerUs Group and AMHC. All of the foregoing persons have disclaimed beneficial ownership of all shares of AmerUs Common Stock which are beneficially owned by AmerUs Group or AMHC.

(2) Mr. Doan retired from AmerUs effective April 30, 1997.

(3) Two thousand of the shares reported for Mr. Brooks are owned by his spouse. All shares reported for Mr. Kalainov are owned by his spouse. Messrs. Brooks and Kalainov have disclaimed beneficial ownership of all shares owned by their spouses.

AMVESTORS COMMON STOCK

    The following table sets forth information with respect to the beneficial ownership of AmVestors Common Stock by each person known by AmVestors to be the beneficial owner of more than five percent (5%) of AmVestors Common Stock and, as of November 10, 1997, by each present director of AmVestors, by certain executive officers of AmVestors and by all directors and officers of AmVestors as a group. Unless otherwise indicated in the notes to this table, the stockholders listed in the table have sole voting and investment power with respect to shares beneficially owned by them.

                   AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP

                                                                              SHARES OF AMVESTORS COMMON
NAME OF BENEFICIAL OWNER                                                                STOCK*              PERCENT
----------------------------------------------------------------------------  --------------------------  -----------
Heartland Advisors, Inc.....................................................              882,206(1)            5.1%
  790 North Milwaukee Street
  Milwaukee, WI 53202

Dimensional Fund Advisors, Inc..............................................              726,255(2)            4.2%
  1299 Ocean Avenue, 11th Floor
  Santa Monica, CA 90401

Janis L. Andersen, Director.................................................               51.444(3)          **

Robert G. Billings, Director................................................               50,527(4)          **

Jack H. Brier, Director.....................................................               18,778(5)          **

Frank T. Crohn, Chairman of the Board of Financial Benefit and Director of
AmVestors...................................................................              534,696(6)            3.1%

Thomas M. Fogt, Executive Vice President of AmVestors.......................               27,368(7)          **

Lynn F. Hammes, Executive Vice President, Secretary & Treasurer of
AmVestors...................................................................               78,715(8)          **

Mark V. Heitz, President, General Counsel and Director of AmVestors.........              253,097(9)            1.5%

Ralph W. Laster, Jr., Chairman, Chief Executive Officer and Director of
AmVestors...................................................................              320,630(10)           1.8%

R. Rex Lee, M.D., Director..................................................                5,584(11)         **

Robert R. Lee, II, Director.................................................               23,282(12)         **

John F.X. Mannion, Director.................................................               11,092(13)         **

Robert T. McElroy, M.D., Director...........................................               68,465(14)         **

James V. O'Donnell, Director................................................               13,000(15)         **

Timothy S. Reimer, Chief Investment Officer of AmVestors....................              172,904(16)           1.0%

Donna J. Rubertone, President and Chief Operating Officer of Financial
Benefit.....................................................................              147,043(17)         **

James R. Stanley, Executive Vice President of AmVestors.....................               93,501(18)         **

All officers and directors as a group (16 persons)..........................            1,870,136              10.3%

--------------

   * Directors and Officers have sole voting and investment powers of the shares shown unless held under options or otherwise indicated below.

  ** Beneficial ownership of stockholder constitutes less than one percent (1%) of AmVestors Common Stock.

 (1) Pursuant to a Schedule 13G/A dated February 17, 1997, Heartland Advisors, Inc., a registered investment adviser, is deemed to have beneficial ownership of 882,226 shares of AmVestors

     Common Stock, of which it has sole voting power over 844,906 shares and sole dispositive power over 882,206 shares.

 (2) Pursuant to a Schedule 13G dated February 12, 1997, Dimensional Fund Advisors Inc. ("DIMENSIONAL"), a registered investment advisor, is deemed to have beneficial ownership of 726,255 shares of AmVestors Common Stock, all of which shares are held in portfolios of DFA Investment Dimensions Group Inc., a registered open-end investment company, or in series of the DFA Investment Trust Company, a Delaware business trust, or the DFA Group Trust and DFA Participation Group Trust, investment vehicles for qualified employee benefit plans, all of which Dimensional Inc. serves as investment manager. Dimensional disclaims beneficial ownership of all such shares. Dimensional has sole voting power over 469,948 shares of AmVestors Common Stock and sole dispositive power over 726,255 shares of AmVestors Common Stock.

 (3) Includes 33,000 shares which may be acquired upon the exercise of options which are currently exercisable.

 (4) Includes 45,500 shares which may be acquired upon the exercise of options which are currently exercisable.

 (5) Includes 1,600 shares owned by Brier Development Company, Inc. Mr. Brier is the president and sole shareholder of Brier Development Company, Inc. Also includes 12,000 shares which may be acquired upon the exercise of options which are currently exercisable.

 (6) Includes 18,724 shares owned by Mr. Crohn's spouse and warrants owned by Mr. Crohn's spouse to acquire an additional 4,566 shares. Mr. Crohn disclaims any beneficial interest in these shares and warrants. Includes 35,703 shares and 8,733 warrants allocated and held in trust under AmVestors' ESOP. Includes 155,328 shares which may be acquired upon the exercise of options and warrants which are currently exercisable, in addition to the warrants held by Mr. Crohn's spouse. Mr. Crohn also holds an option for an additional 18,600 shares (not included in the table) which will become exercisable upon the Closing of the Merger.

 (7) Includes 716 shares owned by the Thomas M. Fogt Revocable Trust and 716 shares owned by the Janice A. Fogt Revocable Trust. Mr. Fogt serves as the co-trustee of both trusts. Also includes 2,170 shares allocated and held in trust under AmVestors' ESOP and 12,722 shares which may be acquired upon exercise of options which are currently exercisable. Mr. Fogt also holds options for an additional 36,064 shares (not included in the table) which will become exercisable upon the Closing of the Merger.

 (8) Includes 6,783 shares allocated and held in trust under AmVestors' ESOP. Also includes 64,432 shares which may be acquired upon the exercise of options which are currently exercisable. Mr. Hammes also holds options for an additional 40,568 shares (not included in the table) which will become exercisable upon the Closing of the Merger.

 (9) Includes 10,499 shares allocated and held in trust under AmVestors' ESOP. Also includes 176,702 shares which may be acquired upon the exercise of options which are currently exercisable. Mr. Heitz also holds options for an additional 23,298 shares (not included in the table) which will become exercisable upon the Closing of the Merger.

 (10) Includes 12,169 shares allocated and held in trust under AmVestors' ESOP. Also includes 226,702 shares which may be acquired upon exercise of options which are currently exercisable. Mr. Laster also holds options for an additional 23,298 shares (not included in the table) which will become exercisable upon the Closing of the Merger.

 (11) Includes 584 shares allocated and held in trust under AmVestors' ESOP. On October 22, 1997, Dr. Lee sold certain shares beneficially owned by him to AmerUs Group. See "The Merger--Certain Transactions; Interests of Certain Persons in the Merger."

 (12) Includes 18,000 shares which may be acquired upon the exercise of options which are currently exercisable.

 (13) Includes 6,998 shares which may be acquired upon the exercise of options and warrants which are currently exercisable. Mr. Mannion is Chairman of the Board and Chief Executive Officer of Unity

      Mutual Life Insurance Company. As of March 18, 1997, Unity Mutual owned 9,634 shares and warrants to acquire an additional 12,658 shares. Mr. Mannion disclaims any beneficial interest in the shares owned by Unity Mutual.

 (14) Includes 1,340 shares owned by Dr. McElroy's spouse. Also includes 19,500 shares which may be acquired upon exercise of options which are currently exercisable.

 (15) Includes 12,000 shares which may be acquired upon the exercise of options which are currently exercisable.

 (16) Includes 7,545 shares allocated and held in trust under AmVestors' ESOP. Also includes 131,702 shares which may be acquired upon the exercise of options which are currently exercisable. Mr. Reimer also holds options for an additional 23,298 shares (not included in the table) which will become exercisable upon the Closing of the Merger.

 (17) Includes 28,344 shares allocated and held in trust under AmVestors' ESOP. Includes 13,114 shares which may be acquired upon the exercise of warrants which are currently exercisable and 79,400 shares which may be acquired upon exercise of options which are currently exercisable. Ms. Rubertone holds an option for an additional 25,600 shares (not included in the table) which will become exercisable upon the Closing of the Merger.

 (18) Includes 11,799 shares allocated and held in trust under AmVestors' ESOP. Also includes 81,702 shares which may be acquired upon exercise of options which are currently exercisable. Mr. Stanley holds options for an additional 23,298 shares (not included in the table) which will become exercisable upon the Closing of the Merger.

                  AMERUS OWNERSHIP STRUCTURE AFTER THE MERGER

    The following chart illustrates the general organization of AmerUs immediately following completion of the Merger, assuming the Merger Consideration is 0.6724 shares of AmerUs Class A Common Stock and all warrants and options to purchase AmVestors Common Stock are rolled over into warrants and options to purchase shares of AmerUs Class A Common Stock. The percentages shown do not include shares of AmerUs Class A Common Stock which may be issued upon exercise of warrants and options following the Merger. In addition, the percentage of AmerUs Common Stock owned by AmerUs Group would be increased if, as expected, AmerUs Group acquires additional shares of AmVestors Common Stock prior to completion of the Merger.

    AmerUs has two classes of common stock. In the Merger, AmVestor stockholders would receive AmerUs Class A common stock, the same class held by other public shareholders. AMHC beneficially owns all outstanding shares of AmerUs Class B common stock. Under the AmerUs Charter, shares of AmerUs Class B common stock carry with them the right to cast a number of votes generally intended to ensure that AMHC has the right to cast at least 50.1% of the votes entitled to be cast with respect to capital stock of AmerUs. See "DESCRIPTION OF AMERUS CAPITAL STOCK." See "ADDITIONAL INFORMATION REGARDING AMERUS--Business--Certain Transactions and Relationships" for information concerning the relationship between AMHC, AmerUs Group and AmerUs.

                                    [GRAPH]

                    ADDITIONAL INFORMATION REGARDING AMERUS

BUSINESS

    GENERAL. AmerUs is a holding company engaged through its subsidiaries in the business of marketing, underwriting and distributing a broad range of individual life insurance and annuity products to individuals and businesses in 49 states and the District of Columbia. AmerUs' primary product offerings consist of whole life, universal life and term life insurance policies and fixed annuities. In addition, through a joint venture arrangement (the "AMERITAS JOINT Venture"), AmerUs Life's distribution systems market fixed annuities issued by AVLIC and sell AVLIC's variable life insurance and variable annuity products. Based on published comparisons and rankings of life insurance and annuity products, AmerUs believes that its products have a long history of being competitive within the industry.

    AmerUs was formed in 1996 in connection with the creation of AMHC, the first mutual insurance holding company in the United States. AMHC owns 100% of AmerUs Group, AmerUs' controlling shareholder. AmerUs' subsidiary, AmerUs Life, was originally incorporated in 1896 as a mutual insurance company under the name Central Life Assurance Society of the United States. Its name was changed to American Mutual Life Insurance Company in 1994 following the merger of Old AML into Central Life. On June 30, 1996, American Mutual Life Insurance Company was converted into a stock life insurance company pursuant to the AmerUs Reorganization Plan (as defined below) and its name was changed to AmerUs Life Insurance Company. As of June 30, 1997, AmerUs Life had approximately 424,000 life insurance policies and annuity contracts outstanding and individual life insurance in force, net of reinsurance, of approximately $25.9 billion. As of June 30, 1997, AmerUs had total assets of $4.5 billion and total shareholders' equity of $535 million. On February 3, 1997, AmerUs received $56.7 million in gross proceeds from a subscription offering and initial public offering of shares of its AmerUs Class A Common Stock.

    On October 23, 1997 AmerUs acquired Delta. Delta specializes in the sale of individual single and flexible premium deferred annuities, primarily in the southeastern, western, southwestern and midwestern regions of the United States. Sales are made primarily through a network of over 3,400 independent agents. Delta's strategy is to target the conservative saver by offering conservative asset management and an innovative product design. Approximately 55% of Delta's 1996 direct collected premiums were derived from retirement-oriented tax-qualified annuities. Delta Life is licensed in the District of Columbia and in all states except New York. For a discussion of the business, products and distribution systems of Delta, see "--Recent Developments--Acquisition of Delta Life Corporation."

    AmerUs' target markets are individuals in the middle and upper income brackets and small businesses. Its geographic focus is national in scope (except for New York, in which AmerUs is not licensed to do business), and it primarily serves suburban and rural areas. AmerUs Life distributes its products primarily through a combination of career general agency and personal producing general agency ("PPGA") distribution systems, as well as a network of independent brokers. The career general agency system consists of a network of 36 career general agencies, with approximately 540 career agents. The PPGA system is comprised of approximately 450 PPGAs, with approximately 1,050 agents. Variable life insurance products and the fixed and variable annuities offered by the Ameritas Joint Venture are marketed through AmerUs Life's distribution systems and the distribution systems of Ameritas and AVLIC, which consist of approximately 200 agents and 450 independent broker-dealers (with approximately 8,300 registered representatives), respectively.

    The pricing of AmerUs' products is generally determined by reference to actuarial calculations and statistical assumptions principally relating to mortality, persistency, investment yield assumptions, estimates of expenses and management's judgment as to market and competitive conditions. The premiums and deposits received, together with assumed investment earnings, are designed to cover policy benefits, expenses and policyowner dividends plus return a profit to AmerUs. These profits arise from the margin between mortality charges and insurance benefits paid, the margin between actual investment results and the investment income credited to policies (either directly or through dividends to policyowners) and the margin between expense charges and actual expenses. The level of profits also depends on persistency because business acquisition costs, particularly agent commissions, are recovered over the life of the policy. Dividends and interest credited on policies (including policies included in the Closed Block) may vary from time to time reflecting changes in investment, mortality, persistency, expenses and other factors. Interest rate fluctuations have an effect on investment income and may have an impact on policyowner behavior. Increased lapses in policies may be experienced if AmerUs does not maintain interest rates and dividend scales that are competitive with other products in the marketplace.

    BUSINESS STRATEGY. AmerUs' business strategy to achieve earnings growth and increase share-holder value is focused on managing certain operating fundamentals where AmerUs' results have historically compared favorably to the industry. AmerUs intends to utilize these operating strengths to differentiate its products by maintaining its position and reputation as a low-cost producer that provides high-value products to its life insurance and annuity customers, while also providing superior service to both agents and customers. AmerUs believes it is well positioned to compete effectively based upon a number of strengths including its strong operating performance, customer-driven product offerings, productive and diversified distribution systems, sophisticated asset/liability management capabilities and a customer service orientation. In addition, AmerUs may continue to seek new business opportunities through mergers, acquisitions and strategic alliances.

    THE AMERUS REORGANIZATION.

    Description of the AmerUs Reorganization. On October 27, 1995, the Board of Directors of American Mutual Life adopted the plan of reorganization (the "AMERUS REORGANIZATION PLAN"), pursuant to which AMHC was formed as a mutual insurance holding company and American Mutual Life was converted into a stock life insurance company and its name was changed to AmerUs Life Insurance Company.

    As part of the AmerUs Reorganization, all of the shares of capital stock of AmerUs Life were issued to AMHC. Subsequently, AMHC contributed all of its shares of capital stock of AmerUs Life to AmerUs Group, which contributed such shares to AmerUs, AmerUs Group's then wholly-owned subsidiary. Under this structure, AmerUs is an intermediate holding company, with AmerUs Group as its direct controlling shareholder and AmerUs Life as its wholly-owned subsidiary. Under Iowa law, AMHC is required to retain direct or indirect ownership and control of shares which carry the right to cast a majority of the votes entitled to be cast by holders of the outstanding capital stock of AmerUs Life.

    American Mutual Life was the first company to obtain approval under the Iowa mutual holding company statute to form a mutual insurance holding company. AmerUs understands that the states of California, Florida, Kansas, Louisiana, Minnesota, Missouri, Nebraska, North Dakota, Ohio, Oregon, Pennsylvania, Rhode Island, Texas and Vermont, and the District of Columbia, have adopted laws authorizing the formation of mutual insurance holding companies.

    Background and Reasons for the AmerUs Reorganization. Recognizing the capital-raising difficulties faced by mutual insurers and the present competitive state of the insurance industry, the Iowa legislature in 1995 amended Iowa's insurance law to permit mutual insurance companies incorporated in Iowa to reorganize into a mutual insurance holding company structure.

    As a mutual life insurance company, American Mutual Life had no ability to issue shares of capital stock and consequently had no access to market sources of equity capital and limited ability to increase its surplus and fund future growth while maintaining the financial strength necessary to assure policyowners that their obligations will be met. The AmerUs Reorganization positioned AmerUs to obtain access to equity capital by effecting equity offerings as necessary and appropriate to satisfy its capital requirements.

    The AmerUs Reorganization was also intended to facilitate potential mergers, acquisitions and strategic alliances by creating a more flexible corporate structure. Among other things, the AmerUs Reorganization positioned AmerUs to issue stock to consummate acquisitions.

    The Iowa legislation permits AMHC to demutualize, a process which would cause AMHC to convert from mutual to stock form and become publicly owned by shareholders. Pursuant to AmerUs' Charter, upon a demutualization all of AmerUs' shares of outstanding AmerUs Class B Common Stock will automatically convert into shares of AmerUs Class A Common Stock. See "DESCRIPTION OF AMERUS CAPITAL STOCK." AMHC has advised AmerUs that AMHC has no present plans to demutualize.

    Establishment and Operation of the Closed Block. In connection with the AmerUs Reorganization, the Closed Block was established. Insurance policies which had a dividend scale in effect as of June 30, 1996 were included in the Closed Block. The Closed Block was designed to provide reasonable assurance to policyowners included therein that, after the AmerUs Reorganization, assets will be available to maintain the dividend scales and interest credits in effect prior to the AmerUs Reorganization if the experience underlying such scales and credits continues. The establishment of the Closed Block did not alter, diminish, reduce or in any other way adversely affect these policyowners' contractual rights.

    The Closed Block was established on June 30, 1996. Pursuant to the AmerUs Reorganization Plan, assets were allocated to the Closed Block at June 30, 1996 in an amount which AmerUs expects to produce cash flows which, together with anticipated revenues from the Closed Block Business, are expected to be sufficient to support the Closed Block Business, including provision for payment of claims, taxes and certain other expenses and for the continuation of dividend scales and interest credits in effect prior to the Amerus Reorganization if the experience underlying such scales and credits continues or for appropriate adjustments in such scales and credits if the experience changes. The assets, including the revenue therefrom, allocated to the Closed Block will accrue solely to the benefit of policyowners included in the Closed Block Business until such time as the Closed Block is no longer in effect. To the extent that over time cash flows from the assets allocated to the Closed Block and other experience relating to the Closed Block are, in the aggregate, more or less favorable than assumed in establishing the Closed Block, total dividends and interest credits paid to Closed Block policyowners in the future may be greater than or less than the total dividends and interest credits that would have been paid to these policyowners if the dividend scales and interest credits in effect prior to the AmerUs Reorganization had been continued. Dividends and interest credits on policies included in the Closed Block, as in the past, will be declared at the discretion of AmerUs Life's Board of Directors and may vary from time to time (reflecting changes in investment, mortality, persistency and other experience factors). AmerUs Life will not be required to support the payment of dividends and interest credits on Closed Block policies from its general funds above certain guaranteed levels, although it could choose to provide such support if it were deemed to be in the best interests of AmerUs Life's shareholders.

    AmerUs Life will continue to pay guaranteed benefits under all policies, including the policies included in the Closed Block, in accordance with their terms. If the assets allocated to the Closed Block, the investment cash flows from those assets and the revenues from the policies included in the Closed Block including investment income thereon prove to be insufficient to pay the benefits guaranteed under the policies included in the Closed Block, AmerUs Life will be required to make such payments from its general funds. AmerUs Life bears the costs of operating and managing the Closed Block and, accordingly, such costs were not funded as part of the assets allocated to the Closed Block. Any increase in such costs in the future would be borne by AmerUs Life. Since the Closed Block has been funded to provide for payment of guaranteed benefits as well as future dividends, it should not be necessary to use other general funds to pay guaranteed benefits unless the Closed Block Business experiences substantial adverse deviations in investment, mortality, persistency or other experience factors. While AmerUs Life will use its best efforts to support the policies included in the Closed Block with the assets allocated to the Closed Block, these assets will be subject to the same liabilities (with the same priority in liquidation) as assets outside the Closed Block.

    The Closed Block will continue in effect until either (i) the last policy in the Closed Block is no longer in force or (ii) the Closed Block is dissolved. The AmerUs Reorganization Plan provides that the Closed Block may not be dissolved without the approval of the Iowa Commissioner, which approval could only be obtained if dissolution were demonstrated not to be adverse to the interests of the policyowners whose policies make up the Closed Block. If the Closed Block is dissolved, the assets associated with the Closed Block will become part of AmerUs Life's general funds. If the Closed Block is not dissolved, the expected life of the Closed Block is in excess of 75 years.

    Closed Block Assets and Liabilities. At June 30, 1997, the Closed Block had assets of $1,307.4 million and liabilities of $1,563.8 million. The excess of Closed Block Liabilities over Closed Block Assets represents the expected future after-tax contributions (before certain other expense charges, which were not funded in the Closed Block) from the Closed Block which may be recognized in income over the period the policies in the Closed Block remain in force.

    If the actual contribution from the Closed Block in any given period equals or exceeds the expected contribution for such period as determined at the establishment of the Closed Block, only the expected contribution would be recognized in income from continuing operations for that period. Any excess of the actual contribution over the expected contribution is recognized in income from continuing operations to the extent that the aggregate expected contribution for all prior periods exceeded the aggregate actual contribution. Any remaining excess of actual contribution over expected contributions would be accrued in the Closed Block as a liability for future policyowners' dividends. This accrual for future dividends effectively limits the actual Closed Block contribution recognized in income from continuing operations to the Closed Block contribution expected to emerge from operation of the Closed Block as determined as of the date of establishment of the Closed Block.

    If the actual contribution from the Closed Block in any given period is less than the expected contribution for that period, because changes in dividends scales are inadequate to offset the negative performance in relation to the expected performance, the contribution inuring to shareholders of AmerUs Life will be reduced. If a liability for policyowners' dividends had been previously established in the Closed Block because the actual contribution to the relevant date had exceeded the expected contribution to such date, such liability would be reduced (but not below zero) in any periods in which the actual contribution for that period is less than the expected contribution for such period.

    AMERITAS JOINT VENTURE. Ameritas Life Insurance Corp. ("AMERITAS") is a Nebraska mutual life insurance company which has been in existence for more than 100 years. Ameritas is licensed to conduct business in the District of Columbia and in all states except New York, and had approximately 200 agents as of June 30, 1997. On a statutory basis, Ameritas had $1.8 billion in assets, $8.1 billion of insurance in force and $285.2 million in policyowners' surplus as of June 30, 1997. Ameritas currently is rated "AA" (Excellent) by Standard & Poor's and "A+" (Superior) by A.M. Best.

    AmerUs participates in the Ameritas Joint Venture through AmerUs Life's 34% ownership interest in AMAL Corporation, a Nebraska corporation ("AMAL"). AMAL's operations are conducted through AVLIC and Ameritas Investment Corp., a registered broker-dealer ("AIC"), its two wholly-owned subsidiaries, which have been in business since 1983. AVLIC is licensed to conduct business in 46 states and the District of Columbia and currently markets its products and those of AIC through approximately 450 independent broker-dealers (with approximately 8,300 registered representatives) and the Ameritas distribution system. AIC is a registered broker/dealer which is licensed to do business in 49 states. As of June 30, 1997, AMAL had total consolidated assets of $1,324.7 million and total consolidated stockholders' equity of $68.0 million on a GAAP basis. AVLIC had $3.4 billion of insurance in force and $44.8 million in surplus as of June 30, 1997, on a statutory basis.

    AmerUs Life contributed $20.4 million in cash and substantially all of its new fixed annuity production, as well as other consideration, for its interest in AMAL. Under the terms of the Joint Venture Agreement, AmerUs Life has an option to purchase an additional 5% to 15% of AMAL (the "OPTION") if certain premium growth targets are met. The AMAL Option is exercisable in three portions, each of which would permit AmerUs Life to acquire the number of newly-authorized shares that would increase its equity ownership by 5%. Each portion of the AMAL Option is exercisable at specified exercise prices set forth in the Joint Venture Agreement.

    Management of the Ameritas Joint Venture is shared between AmerUs Life and Ameritas. Each has equal membership on the board of directors of AMAL, AVLIC and AIC.

    The Joint Venture Agreement provides that certain conditions may trigger buy-sell provisions of the Joint Venture Agreement in the event of certain disputes between the parties. For example, if at any time during the continuation of the Ameritas Joint Venture a dispute arises between the parties, the Joint Venture Agreement sets forth a mechanism for the resolution of the dispute by informal means, including mediation. In certain specified circumstances, in the event a major dispute remains unresolved, certain buy-sell provisions of the Joint Venture Agreement can be triggered. Further, each party may make and/ or enter into acquisitions, divestitures, mergers, consolidations, or other transactions affecting its corporate structure. However, if any such transaction involves or constitutes a "change of control" with respect to Ameritas or AmerUs Life, then the other party shall have the right to trigger the buy-sell provisions of the Joint Venture Agreement. A "change of control" is deemed to have occurred if a majority of the board of directors of an entity or an ultimate parent shall consist of individuals who were not directors of such entity prior to such transaction or who were not nominated for board membership by such directors.

    AmerUs and Ameritas each have guaranteed the obligations of AVLIC. The guarantee of each party is joint and several, and will remain in effect until certain financial conditions are met.

    PRODUCTS. AmerUs offers a diverse line of individual life insurance products which are tailored to its markets and distributed primarily through its career general agency and PPGA distribution systems. In addition, AmerUs recently acquired Delta, through which it now offers additional annuity products through an extensive network of independent agents. AmerUs also is a party to the Ameritas Joint Venture, which offers fixed and variable annuity and variable life insurance products. As a result of superior operating fundamentals, including mortality, persistency, operating expenses and investment yield, AmerUs has had a long history of providing high-value, low-cost products to its customers, while operating profitably. Moreover, AmerUs continuously reviews and updates its product portfolio in order to continue offering a broad range of products at competitive performance levels.

    Individual Life Insurance and Fixed Annuity Products of AmerUs
Life. Traditional life insurance has accounted for approximately 70% of AmerUs Life's total individual life insurance premiums for the last three years and universal life insurance has accounted for approximately 30% of its total individual life insurance premiums for the same time period. In addition, AmerUs Life has historically offered a broad line of fixed annuity products.

    The following table sets forth information regarding AmerUs Life's sales activity by product:

                           SALES ACTIVITY BY PRODUCT

                                                            FOR THE
                                                        SIX MONTHS ENDED
                                                            JUNE 30,          FOR THE YEAR ENDED DECEMBER 31,
                                                      --------------------  -----------------------------------
                                                        1997       1996       1996        1995         1994
                                                      ---------  ---------  ---------  -----------  -----------
                                                                           (IN THOUSANDS)
Individual life insurance:
  Participating whole life..........................  $   8,603  $   8,948  $  18,253  $    20,857  $    21,319
  Universal life....................................      3,666      3,494      7,533        8,047        5,698
  Term life.........................................      1,756      1,369      2,565        2,717        3,154
                                                      ---------  ---------  ---------  -----------  -----------
    Total life insurance (A)........................  $  14,025  $  13,811  $  28,351  $    31,621  $    30,171
                                                      ---------  ---------  ---------  -----------  -----------
                                                      ---------  ---------  ---------  -----------  -----------
Individual annuities (B)(C).........................  $  21,305  $  49,537  $  72,797  $   191,474  $   180,459
                                                      ---------  ---------  ---------  -----------  -----------
                                                      ---------  ---------  ---------  -----------  -----------

--------------

(A) Direct first year annualized premiums.

(B) Direct first year and single collected premiums.

(C) Effective May 1996, substantially all new sales of individual deferred annuities are made through the Ameritas Joint Venture. Including production from AmerUs Life's distribution systems through the Ameritas Joint Venture, annuity sales through June 30, 1997 increased 25.9% from the first six months of 1996. See "--Ameritas Joint Venture."

    Traditional Life Insurance Products. AmerUs Life's traditional life insurance products have a long history of being highly competitive within the industry. AmerUs Life is the only participant in the industry to have had its participating whole life insurance products ranked among the top ten in annual surveys prepared by A.M. Best for each of the years 1976 through 1995. AmerUs Life ranked 14th and 10th for the 10- and 20-year measures, respectively, for 1996, and ranked 12th and 9th for the 10- and 20-year measures, respectively, for 1997. (Source: Best's Review, Rankings of 10- and 20-year Interest Adjusted Surrender Cost Index, 1976-1997). Management believes that such surveys provide a gauge for measuring product performance based upon operating fundamentals, including mortality, persistency, operating expenses and investment yield, and that the consistent high rankings of AmerUs Life's traditional life insurance products in such surveys reflect AmerUs Life's status within the industry as a provider of high-value products to its customers.

    AmerUs Life's traditional life insurance products include participating whole life and term life insurance products. Participating whole life insurance is designed to provide benefits for the life of the insured. This product generally provides for level premiums and a level death benefit and requires payments in excess of the mortality cost in earlier years to offset increasing mortality costs in later years. AmerUs Life also offers a second to die whole life insurance product which insures two lives and provides benefits upon the death of the second insured. AmerUs Life targets its second to die products primarily to potential customers seeking to achieve estate planning goals.

    AmerUs Life also offers a portfolio of term life insurance policies that provide life insurance protection for a specific time period (which generally can be renewed at an increased premium). Such policies are mortality-based and offer no cash accumulation feature.

    Since 1989, AmerUs Life has offered a flexible life insurance product, which is a combination of permanent participating whole life insurance, increasing paid-up additions and decreasing term insurance coverage. In 1994, AmerUs Life began offering an enhanced version of this product. These products give policyowners additional flexibility in designing an appropriate combination of permanent and term life insurance coverages to meet their specific needs at varying premium levels.

    For the six months ended June 30, 1997, sales of participating whole life and term life insurance products represented 61% and 13%, respectively, of first year annualized premiums for all individual life insurance products.

    Universal Life Insurance Products. AmerUs Life offers universal life insurance products, pursuant to which an insurance account is maintained for each insurance policy. Premiums, net of specified expenses, are credited to the account, as is interest, generally at a rate determined from time to time by AmerUs Life. Specific charges are made against the account for the cost of insurance protection and for AmerUs Life's expenses. The universal life form allows for flexibility as to the amount and timing of premium payments and for the level of death benefits provided.

    AmerUs Life has maintained consistently competitive universal life products. Based on annual surveys by A.M. Best measuring account and cash values of universal life products, AmerUs Life's products have consistently ranked in the top half of all companies included in the survey with respect to account values and has ranked in the top quarter of all companies included in the survey with respect to cash values. (Source: Best's Review, Rankings of 5-year Account and Cash Values, 1991-1997; Rankings of 10-year Account and Cash Values, 1993-1997, with 1993 the initial year of the survey of 10-year values).

    AmerUs Life's universal life insurance products provide benefits for the life of the insured. Within limits established by AmerUs Life and state regulations, policyowners may vary the premiums and the amount of the policy's death benefit as long as there are sufficient policy funds available to cover all policy charges for the coming period. Interest is credited to the policy at a rate determined from time to time by AmerUs Life. The weighted average crediting rate for AmerUs Life's universal life insurance liabilities was 6.27% for the year ended December 31, 1996 and 6.24% for the six months ended June 30,

1997. For the six months ended June 30, 1997, sales of universal life insurance products represented 26% of first year annualized premiums for all individual life insurance products.

    Fixed Annuity Products. Historically, AmerUs Life has offered a broad portfolio of fixed annuity products. Annuities provide for the payment of periodic benefits for a specified time period. Benefits may commence immediately or may be deferred to a future date. Fixed annuities generally are backed by a general investment account and credited with a rate of return that is periodically reset.

    AmerUs Life's fixed annuity products are also highly competitive within the industry. AmerUs Life's single premium deferred annuity products were ranked among the industry leaders in annual surveys by A.M. Best for 1991 through 1996 measuring account and cash values of single premium deferred annuity products of participants in the industry. (Source: Best's Review, Rankings of 5- and 10-year Account Values and 5- and 10-year Cash Values, 1991-1996).

    From September 1993 until the commencement of the Ameritas Joint Venture in 1996, the majority of AmerUs Life's fixed annuity sales consisted of its Advantage Series of deferred annuities. The Advantage Series consists of three products comprised of two book value annuities, which are fixed annuities, and one market value adjusted annuity, which is a fixed annuity with a market adjustment feature. Both book value annuities have a first year interest rate guarantee. One of the book value annuities also provides a bonus interest rate for the first year. The market value adjusted annuity has a first year interest rate guarantee and also provides a bonus interest rate for the first year. In 1996, the Advantage Series accounted for over $59 million in premiums, which represented approximately 82% of AmerUs Life's total fixed annuity production for the year.

    Delta Products. Delta Life specializes in the sale of individual life and flexible premium deferred annuities. Delta Life also markets two single premium equity index annuity products that are based either on the S&P
500-Registered Trademark- or an international index created by Delta Life from stock market indexes from France, Germany, Japan, Switzerland and the United Kingdom. See "--Recent Developments--Acquisition Of Delta Life Corporation--Products."

    Ameritas Joint Venture Products. On April 1, 1996, AmerUs commenced the Ameritas Joint Venture with Ameritas, through which AmerUs Life's distribution systems offer AVLIC's fixed annuity products and AVLIC's variable life insurance and annuity products. The fixed annuities currently offered by the Ameritas Joint Venture are substantially similar to AmerUs' Advantage Series products. AmerUs' investment in the Ameritas Joint Venture affords AmerUs access to a line of existing variable life insurance and variable annuity products while providing a lower-cost entry into an established business, thereby eliminating significant start-up costs and allowing for immediate potential earnings. See "-- Ameritas Joint Venture."

    The Ameritas Joint Venture offers, through AVLIC, flexible premium and single premium variable universal life insurance products and variable annuities. Variable products provide for allocation of funds to a general account or to one or more separate accounts under which the owner bears the investment risk. Through AVLIC's fund managers, which include Fidelity Management and Research Company, Fred Alger Management, Inc. and Massachusetts Financial Services Company, owners of variable annuities and life insurance policies are able to choose from a range of investment funds offered by each manager. In the future, AVLIC may also sell low load life insurance products, which have a lower commission rate, and may acquire other companies or business lines in appropriate circumstances.

    Under the terms of the Joint Venture Agreement governing the Ameritas Joint Venture, AmerUs and Ameritas will write a substantial portion of their new single and flexible premium deferred fixed annuities and variable annuities and variable life insurance through the Ameritas Joint Venture. AmerUs has retained the right to continue to issue replacement business to its fixed annuity customers in existence prior to the effective date of the Joint Venture Agreement.

    The variable life insurance products and the fixed and variable annuities offered by the Ameritas Joint Venture are distributed through AmerUs' career general agency and PPGA distribution systems, as well as through the distribution systems of Ameritas and AVLIC. See "--Ameritas Joint Venture" and "--Certain Transactions and Relationships."

    In response to customer demand, AmerUs Life developed an equity index annuity which it began offering through the Ameritas Joint Venture in the fourth quarter of 1996. AmerUs Life retained the right to issue this type of contract to its customers in existence prior to the effective date of the Joint Venture Agreement and through certain other distribution systems. An equity index annuity provides a guaranteed cash value independent of the equity markets. In addition, the credited rate is linked to an external equity index, such as the S&P 500-Registered Trademark- stock index excluding dividends.

    Sponsored Products. AmerUs also derives fee income from the sale of various sponsored products through its career general agency and PPGA distribution systems under co-marketing arrangements with leading insurance providers for such products. Such sponsored products include individual long-term disability and group life, health and dental insurance products.

    The following table sets forth AmerUs Life's collected premiums for the periods indicated:

                         COLLECTED PREMIUMS BY PRODUCT

                                                  FOR THE SIX MONTHS                 FOR THE YEAR ENDED
                                                    ENDED JUNE 30,                      DECEMBER 31,
                                              --------------------------  ----------------------------------------
                                                  1997          1996          1996          1995          1994
                                              ------------  ------------  ------------  ------------  ------------
                                                                         (IN THOUSANDS)
Direct individual life premiums collected:
  Traditional life:
  First year & single.......................  $     35,841  $     34,427  $     70,621  $     70,786  $     71,830
  Renewal...................................        83,703        81,721       162,168       153,299       143,048
                                              ------------  ------------  ------------  ------------  ------------
    Total...................................       119,544       116,148       232,789       224,085       214,878
Universal Life:
  First year & single.......................         6,992         7,549        14,667        15,451        10,224
  Renewal...................................        37,585        38,446        75,632        77,151        80,338
                                              ------------  ------------  ------------  ------------  ------------
    Total...................................        44,577        45,995        90,299        92,602        90,562
Total direct life...........................       164,121       162,143       323,088       316,687       305,440
Reinsurance assumed.........................           814           757         1,425         1,337         1,114
Reinsurance ceded...........................        (4,926)       (6,580)      (12,974)      (13,795)      (13,477)
                                              ------------  ------------  ------------  ------------  ------------
Total individual life, net of reinsurance...       160,009       156,320       311,539       304,229       293,077
Direct annuity premiums collected:
  Individual (A)............................        25,611        54,568        81,942       197,959       189,097
  Group.....................................       --                 50            50          (665)        2,580
                                              ------------  ------------  ------------  ------------  ------------
Total annuities.............................        25,611        54,618        81,992       197,294       191,677
Reinsurance ceded...........................          (281)         (345)         (544)         (853)       (1,123)
                                              ------------  ------------  ------------  ------------  ------------
Total annuities, net of reinsurance.........        25,330        54,273        81,448       196,441       190,554
Total group life, net of reinsurance (B)....           (10)        1,544         2,182         6,634        10,436
Total accident & health, net of reinsurance
  (C).......................................           129           102           211           264           387
                                              ------------  ------------  ------------  ------------  ------------
Total collected premiums, net of
  reinsurance...............................  $    185,458  $    212,239  $    395,380  $    507,568  $    494,454
                                              ------------  ------------  ------------  ------------  ------------
                                              ------------  ------------  ------------  ------------  ------------

--------------
(A) Effective May 1996, substantially all new sales of individual deferred annuities are made through the Ameritas Joint Venture. See "--Ameritas Joint Venture."

(B) AmerUs sold substantially all of its group life business as of July 1, 1996 and is no longer actively marketing this line of business.

(C) AmerUs sold substantially all of its accident and health business in 1991 and is no longer actively marketing this line of business.

    The following table sets forth information regarding AmerUs Life's life insurance and annuities in force for each date presented:

                     LIFE INSURANCE AND ANNUITIES IN FORCE

                                                     AS OF JUNE 30,                        AS OF DECEMBER 31,
                                             ------------------------------  ----------------------------------------------
                                                  1997            1996            1996            1995            1994
                                             --------------  --------------  --------------  --------------  --------------
                                                                         (DOLLARS IN THOUSANDS)
Individual life insurance:
  Traditional
    Number of policies.....................         252,101         257,664         255,441         261,224         259,229
    GAAP life reserves.....................  $    1,256,654  $    1,165,165  $    1,207,656  $    1,120,799  $    1,033,909
    Face amounts...........................  $   17,113,000  $   16,636,000  $   16,882,000  $   16,600,000  $   15,871,000

  Universal life
    Number of policies.....................         118,720         120,231         120,277         121,619         124,225
    GAAP life reserves.....................  $      836,351  $      802,964  $      820,250  $      784,363  $      740,638
    Face amounts...........................  $   12,125,000  $   12,306,000  $   12,206,000  $   12,211,000  $   12,631,000
  Total individual life
    Number of policies.....................         370,821         377,895         375,718         382,843         383,454
    GAAP life reserves.....................  $    2,093,005  $    1,968,129  $    2,027,906  $    1,905,162  $    1,774,547
    Face amounts...........................  $   29,238,000  $   28,942,000  $   29,088,000  $   28,811,000  $   28,502,000
Annuities (A):
    Number of policies.....................          52,654          56,650          56,467          56,054          52,616
    GAAP reserves..........................  $    1,119,222  $    1,256,230  $    1,192,915  $    1,327,176  $    1,337,395
Group life insurance (B):
    Number of lives........................          30,235          33,119          29,801          32,724          29,592
    Face amounts...........................  $      870,000  $      872,000  $      815,000  $      829,000  $      741,000

----------------

(A) Effective May 1996, substantially all new sales of individual deferred annuities are made through the Ameritas Joint Venture, which sales are not reflected in the above table. See "--Ameritas Joint Venture."

(B) AmerUs Life sold substantially all of its group life business as of July 1, 1996 and is no longer actively marketing this line of business.

    AmerUs Life's traditional life insurance products include participating whole life and term life insurance products. The reduction in the number of traditional life insurance policies reflected in the above table is attributable to policy surrenders, policy terminations or expirations, and consolidations of one or more outstanding policies into new policies. While AmerUs Life has experienced a decrease in the number of traditional life policies, the size of the policies outstanding has increased and the amount of premiums collected has also increased. For universal life products, AmerUs Life has experienced a reduction in both the number of policies and face amounts in force. Such reductions in universal life policies in force are attributable to similar termination activities as with the traditional life products. For universal life products, AmerUs Life has not experienced growth in the average policy size in force in recent years as significant as has been experienced for traditional life due to the more recent introduction in the 1980's of universal life policies. Therefore, the reduction in number of policies has resulted in a reduction in the amount of insurance in force. The reduction in the amount of annuity business in force is primarily attributable to the transfer of new annuity production to the Ameritas Joint Venture in May 1996. AmerUs' investment in the Ameritas Joint Venture is carried on the equity method of accounting.

    AmerUs Life has experienced higher persistency for its life insurance products (i.e., lower lapse rates) than industry averages. Persistency is measured in terms of renewal premiums. While AmerUs Life has generally experienced a decrease in the number of policies outstanding over the last several years, the size of policies outstanding has increased and the amount of premiums collected has increased.

Such increased premium levels are in large part due to AmerUs Life's favorable persistency. The ability to achieve higher persistency also results in lower unit costs. The following table illustrates lapse rates on individual life insurance products for AmerUs Life and for stock and mutual life insurance companies for the years ended December 31, 1992 through 1996:

                     INDIVIDUAL LIFE INSURANCE LAPSE RATIOS

                                                                                FOR THE YEAR ENDED DECEMBER 31,
                                                                ---------------------------------------------------------------
                                                                   1996         1995         1994         1993         1992
                                                                   -----        -----        -----        -----        -----
Mutual life companies (A).....................................         7.5%         7.4%         7.4%         9.8%         8.6%
Stock life companies (A)......................................         8.3          9.3          8.8          9.8          9.9
  Total life insurance industry (A)...........................         8.0          8.6          8.3          9.8          9.4
AmerUs Life...................................................         7.2          7.2          7.1          6.9          6.9

--------------

(A) Source: A.M. Best individual life lapse ratios (median values) as measured by face amount of life insurance.

    DISTRIBUTION. AmerUs Life markets its insurance products on a national basis primarily through a career general agency system, a PPGA system, independent insurance brokers and certain of AmerUs' affiliates. AmerUs Life employs nine regional vice presidents who are responsible for supervising the career general agencies and/or PPGA agents within their assigned geographic regions.

    The table below illustrates sales activity of AmerUs Life's principal distribution sources for the six months ended June 30, 1997 and the year ended December 31, 1996. Amounts shown for traditional and universal life insurance reflect direct first year annualized premiums. Amounts shown for annuities reflect direct first year and single collected premiums.

                     SALES ACTIVITY BY DISTRIBUTION SOURCE

                                                                        FOR THE SIX MONTHS
                                                                               ENDED          FOR THE YEAR ENDED
                                                                             JUNE 30,            DECEMBER 31,
                                                                               1997                  1996
                                                                        -------------------  ---------------------
                                                                                      (IN THOUSANDS)
Career General Agency System:
  Traditional life insurance..........................................      $     6,908          $      13,481
  Universal life insurance............................................            2,830                  5,897
  Individual annuity (A)..............................................           17,526                 52,865
                                                                               --------             ----------
    Subtotal..........................................................           27,264                 72,243
PPGA System:
  Traditional life insurance..........................................            3,448                  7,295
  Universal life insurance............................................              657                  1,545
  Individual annuity (A)..............................................            2,919                 16,015
                                                                               --------             ----------
    Subtotal..........................................................            7,024                 24,855
Sales through Affiliates:
  Traditional life insurance..........................................                3                     42
  Universal life insurance............................................              179                     91
  Individual annuity (A)..............................................              860                  3,917
                                                                               --------             ----------
    Subtotal..........................................................            1,042                  4,050
Total Sales:
  Traditional life insurance..........................................           10,359                 20,818
  Universal life insurance............................................            3,666                  7,533
  Individual annuity (A)..............................................           21,305                 72,797
                                                                               --------             ----------
    Total (A).........................................................      $    35,330          $     101,148
                                                                               --------             ----------
                                                                               --------             ----------

--------------

(A) Effective May 1996, substantially all new sales of individual deferred annuities are made through the Ameritas Joint Venture. See "--Ameritas Joint Venture."

    Career General Agency System and Brokers. Under the career general agency system, AmerUs Life enters into a contractual arrangement with the career general agent for the sale of insurance products by the career agents and brokers assigned to the career general agent's agency. The career general agents are primarily compensated by receiving a percentage of the first year commissions paid to career agents and brokers in the career general agent's agency and by renewal commissions on premiums subsequently collected on that business.

    The career general agents are independent contractors and are generally responsible for the expenses of operating their agencies, including office and overhead expenses and the recruiting, selection, contracting, training and development of career agents and brokers in their agency. Currently, AmerUs Life has 36 career general agencies in 24 states, through which approximately 540 career agents sell AmerUs Life's products. While career agents in the career general agency system are non-exclusive, AmerUs Life believes most agents use AmerUs Life's products for a majority of their new business of the type of products offered by AmerUs Life. No single career general agency accounts for more than 10% of the total first year commissions paid by AmerUs Life.

    Career agents are also independent contractors and are primarily compensated by commissions on first year and renewal premiums collected on business written by them. In addition, career agents can earn bonus commissions, graded by production and persistency on their business.

    AmerUs Life believes the quality of the agents in its career general agency system is competitive with that of other life insurance companies. AmerUs Life's retention of its career general agency sales force has historically been above the average retention rates of other companies in the industry. AmerUs

Life attributes its success in attracting and retaining qualified agents to the high quality of its products, its marketing support and administrative services and its competitive compensation structure. AmerUs Life also provides career general agents with various screening tools which enable the general agents to screen career agent applicants to eliminate those who may not be qualified.

    AmerUs Life also sells its products through a network of approximately 1,750 insurance brokers in all jurisdictions in which AmerUs Life is licensed to sell insurance. Brokers are independent contractors who sell a variety of insurance products issued by various companies. Brokers operate through the career general agency system but are compensated under a commission structure which is separate from those used for career agents and in the PPGA system.

    Personal Producing General Agency System. Under the PPGA system, AmerUs Life contracts primarily with individuals who are experienced individual agents or head a small group of experienced individual agents. These individuals are independent contractors and are responsible for all of their own expenses. These individuals often sell products for other insurance companies, and may offer selected products of AmerUs Life rather than AmerUs Life's full line of insurance products.

    PPGAs are compensated by commissions on first year and renewal premiums collected on business written by themselves and the agents in their units. In addition to a base commission, PPGAs may earn bonus commissions on their business, graded by production and persistency.

    Distributions Through Affiliates. AmerUs Life also sells its products through certain of its affiliated companies. AmerUs Life has arrangements with AmerUs Investments, Inc. ("AmerUs Investments"), a wholly-owned subsidiary of AmerUs Bank, to market products of AmerUs Life. AmerUs Life has entered into an agreement with AmerUs Investments pursuant to which AmerUs Life and AVLIC pay AmerUs Investments fees in the form of commissions in exchange for generating sales of such products. Persons selling AmerUs Life's products under this arrangement are employees of AmerUs Investments and are paid a regular salary in addition to being eligible for commissions under a commission structure (which is distinct from the structure used under AmerUs Life's career general agency and PPGA systems). See "--Agreements Involving Real Estate--Sale of Insurance Policies."

    AVLIC has a separate arrangement with AmerUs Investments pursuant to which AmerUs Investments sells variable and fixed annuities and variable life insurance products.

    Marketing Support Services. AmerUs Life also supports its distribution systems with a trained staff of marketing and other professionals who provide the career general agency and PPGA systems with a wide range of services in support of the sale of AmerUs Life's products. In addition to providing information about the products offered by AmerUs Life, these professionals are able to offer detailed advice on business insurance, financial and estate planning and other advanced underwriting services.

    AmerUs Life also provides its agents in both the career general agency and PPGA systems with insurance industry information support services and computer technology. For example, an advanced illustration and sales presentation computer software package is provided to agents to assist them in their selling efforts. In addition, AmerUs Life's agents use computer technology to individualize marketing and product use information at the point of sale to better service policyowners and potential policyowners. AmerUs Life supports these systems with in-house computer professionals to assist agents with software and systems questions relating to its computer-assisted marketing tools.

    AmerUs Life conducts an intensive annual educational conference as part of its continuing efforts to educate and train agents and to market AmerUs Life's products. The conference is generally well-attended by AmerUs Life's agents and other interested persons who are not affiliated with AmerUs Life.

    Distribution System of Delta. Delta Life's annuity products are sold through independent agents who are supervised by regional directors with specified geographic supervisory responsibilities. The regional directors are primarily responsible for recruiting agents and servicing those agents in an effort to promote Delta Life's products. The regional directors' marketing support activities include informational mailings, seminars, and case consultations all of which are designed to educate agents about annuities in general and Delta Life in particular. Regional directors are paid an override commission on the business produced by agents within their territory. There are currently nine regional directors covering the southeastern, western, southwestern and midwestern regions of the United States.

    The regional directors are responsible for the over 3,400 licensed, independent agents, who may also sell insurance products of other companies. Of these agents, approximately 900 have written new business for Delta Life for the first six months of 1997. No single agent was responsible for more than 1.2% of Delta Life's 1996 annuity premiums. No significant amount of business is produced by stock brokerage firms, banks or large national insurance brokerage agencies.

    INSURANCE UNDERWRITING. AmerUs Life follows detailed, uniform underwriting practices and procedures in its insurance business which are designed to assess risks before issuing coverage to qualified applicants. AmerUs Life has professional underwriters who evaluate policy applications on the basis of information provided by applicants and others. As demonstrated by the following table, AmerUs Life's underwriting standards produced mortality results which are generally more favorable than the assumptions used in its product pricing, which are based upon industry guidelines:

                                                                              FOR THE YEAR ENDED DECEMBER 31,
                                                                   -----------------------------------------------------
                                                                     1996       1995       1994       1993       1992
                                                                   ---------  ---------  ---------  ---------  ---------
Ratio of actual incurred mortality to
  pricing mortality (A)(B).......................................       80.3%      91.9%      92.0%      91.3%      90.8%

--------------

(A) Results illustrated for 1992-1993 are for Central Life only. The 1992-1993 results for Old AML are unavailable. Management believes that the 1992-1993 mortality experience for Old AML would not materially change the statistics reported for 1992-1993.

(B) Pricing mortality is established at a level below the 1975-1980 Basic Table, an experience mortality table widely used in the industry as a basis of mortality.

    Management also believes that its actual mortality results compare favorably to those of others in the industry. AmerUs Life believes that its favorable mortality results are attributable to, among other things, the geographic location of its customer base in rural and suburban areas (as opposed to urban areas), the higher-income profile of its customer base and its consistent application of appropriate underwriting criteria to the processing of new customer applications. Actual incurred mortality for 1996 was very favorable compared to pricing, but is not necessarily indicative of future mortality results.

    RESERVES. In accordance with applicable insurance regulations, AmerUs records as liabilities in its statutory financial statements actuarially determined reserves that are calculated to meet future obligations of AmerUs' in force life insurance and annuity contracts. The reserves are based on actuarially recognized methods using prescribed morbidity and mortality tables and interest rates. Reserves include unearned premiums, premium deposits, claims that have been reported but are not yet paid, claims that have been incurred but have not been reported, and claims in the process of settlement. AmerUs' reserves comply with state insurance department statutory requirements.

    The liability for future policy benefits reflected in the AmerUs Consolidated Financial Statements for traditional life insurance is computed using a net level method, utilizing the guaranteed interest and mortality rates used in calculating cash surrender values as described in the contracts. Benefit reserves for traditional limited-payment life insurance policies include the deferred portion of the premiums received during the premium-paying period. Deferred premiums are recognized as income over the life of the policies. Policy benefit claims are charged to expense in the period that the claims are incurred. All insurance-related benefits, losses and expenses are reported net of reinsurance.

    Future policy benefit reserves for universal life insurance and investment products are computed under a retrospective deposit method and represent policy account balances before applicable surrender charges. Policy benefits and claims that are charged to expense include benefit claims incurred in the period in excess of related policy account balances.

    REINSURANCE. In accordance with industry practices, AmerUs reinsures portions of its life insurance and disability income exposure, generally with unaffiliated insurance companies under traditional indemnity reinsurance agreements. Reinsurance arrangements entered into with unaffiliated insurance companies are in accordance with standard reinsurance practices within the industry. As of December 31, 1996, AmerUs Life had reinsurance arrangements in place for life insurance having a face amount of approximately $4.2 billion with 21 unaffiliated reinsurers. All of the companies with which AmerUs Life had life reinsurance arrangements as of such date were rated "A-" or better by A.M. Best. AmerUs Life's largest life reinsurance relationship as of December 31, 1996 was with RGA Reinsurance Company with life reinsurance in the face amount of approximately $1.4 billion. As of December 31, 1996, AmerUs Life's top five reinsurers (by face amount reinsured) constituted approximately 80% of the total face amount reinsured by AmerUs Life as of such date. Of the top five reinsurers, four were rated "A+" and the other was rated "A++" by A.M. Best as of December 31, 1996.

    AmerUs enters into indemnity reinsurance arrangements to assist in diversifying its risks and to limit the maximum loss on risks that exceed AmerUs' policy retention limits. AmerUs Life's present maximum retention limit for life insurance policies is $1,000,000 per life insured. Indemnity reinsurance does not fully discharge AmerUs' obligation to pay claims on the reinsured business. AmerUs as the ceding insurer remains responsible for policy claims to the extent the reinsurer fails to pay such claims. AmerUs annually monitors the creditworthiness of its primary reinsurers, and has experienced no material reinsurance recoverability problems in recent years.

  INVESTMENT PORTFOLIO

    General. AmerUs maintains a diversified portfolio of investments which is supervised by an experienced in-house staff of investment professionals. AmerUs employs sophisticated asset management techniques in order to achieve competitive yields, while maintaining risk at acceptable levels. The asset portfolio is segmented by liability type, with tailored investment strategies for specific product lines. Investment policies and significant individual investments are subject to approval by the AmerUs Board. Management regularly monitors individual assets and asset groups, in addition to monitoring the overall asset mix. In addition, the Investment Committee reviews investment guidelines and monitors internal controls.

    Investment Strategy. AmerUs' investment philosophy is to employ an integrated asset/liability management approach with separate investment portfolios for specific product lines, such as traditional life, universal life and annuities, to generate attractive risk-adjusted returns on capital. Essential to this philosophy is coordinating investments in the investment portfolio with product strategies, focusing on risk-adjusted returns and identifying and evaluating associated business risks.

    AmerUs' asset/liability management approach utilizes separate investment portfolios for specific product lines, such as traditional life, universal life and annuities. Investment policies and strategies have been established based on the specific characteristics of each product line. The portfolio investment policies and strategies establish asset duration, quality and other guidelines. AmerUs utilizes analytical systems to establish an optimal asset mix for each line of business. AmerUs seeks to manage the asset/ liability mismatch and the associated interest rate risk through active management of the investment portfolio. Financial, actuarial, investment, product development and product marketing professionals work together throughout the product development, introduction and management phases to jointly develop and implement product features, initial and renewal crediting strategies, and investment strategies based on extensive modeling of a variety of factors under a number of interest rate scenarios.

    In force reserves and the assets allocated to each segment are modeled to analyze projected cash flows under a variety of economic scenarios. The result of this modeling is used to modify asset allocation, investment portfolio duration and convexity and renewal crediting strategies. AmerUs invests in collateralized mortgage obligations ("CMOS") as part of its basic portfolio strategy, but uses other types of derivatives only as a hedge against the effects of interest rate fluctuations or to synthetically alter the investment characteristics of specific assets. Currently, AmerUs utilizes derivatives to support three specific targeted strategies. The first strategy involves the conversion of floating rate assets to synthetic fixed rate assets to achieve a greater risk-adjusted return. Secondly, AmerUs uses derivatives to help protect AmerUs against disintermediation risk in the event of a general rise in interest rates. Finally, AmerUs uses derivative products to assist in the management of duration mismatch of AmerUs' assets and liabilities.

    AmerUs seeks to manage the relationship between risk and expected return to maintain a prudent balance between the two. Like others in the industry, AmerUs is exposed to various potential sources of investment risk including: credit risk relating to the uncertainty attached to the timing and amount of principal and interest payments, interest rate risk relating to the economic effects of changing interest rates, real estate risk relating to changes in property value due to local economic and demographic conditions, and liquidity risk relating to holding assets for which there is no active secondary market. AmerUs manages credit risk principally by careful analysis of the creditworthiness of each issuer, diversification of its holdings and prudent asset allocation. It manages interest rate risk through sophisticated asset/liability management techniques, including the selective use of derivative instruments. It manages real estate risk principally by geographic and demographic diversification, careful periodic monitoring of local economic and other conditions and by limiting loan to value rates to acceptable levels. AmerUs manages liquidity risk principally by asset allocation and by maintaining various credit facilities and a portfolio of public, investment grade securities in an amount not less than 50% of the total invested assets.

    The objective of AmerUs' mortgage backed securities ("MBS") investments is to provide incremental return, while maintaining reasonable liquidity and cash flow stability. Each MBS is evaluated to determine its interest rate sensitivity and average life variability. In general, AmerUs seeks investments which provide improved cash flow stability through either implicit or explicit prepayment protection. Investments with implicit prepayment protection can take the form of pass-throughs or CMOs backed by seasoned pools of loans which have already had ample opportunity to refinance but have failed to do so. Explicit prepayment protection can take the form of prepayment lockouts, yield maintenance provisions or prepayment penalties, which are common features of multifamily MBS, commercial MBS and FHA-insured project loans. At June 30, 1997, AmerUs' MBS investment portfolio composition was approximately 16% fixed rate pass-throughs backed by seasoned loan pools, 19% floating rate pass-throughs and 65% CMOs with some form of explicit prepayment protection. AmerUs has established specific investment guidelines for the management of MBS. As a general policy, AmerUs does not invest in interest-only and principal-only or other similar leveraged derivative mortgage instruments.

    AmerUs has improved the quality of its investment portfolio in recent years in a number of respects. AmerUs has reduced real estate-related assets (defined as real estate loans and real estate equity investments) as a percentage of total invested assets from previous levels. Real estate related assets, which totaled 19.2% of invested assets as of December 31, 1993, were reduced to 14.5% of invested assets as of December 31, 1994, to 10.2% of total invested assets as of December 31, 1995, to 5.8% of total invested assets as of December 31, 1996 and June 30, 1997. AmerUs' problem loan ratio (defined as aggregate delinquent, in process of foreclosure and restructured mortgage loans) also decreased from 21.3% as of December 31, 1994 to 9.4% as of December 31, 1995, to 3.5% as of December 31, 1996 and to 3.4% as of June 30, 1997.

    AmerUs in recent years has also reduced its exposure to higher risk fixed maturity securities and common stock. AmerUs' percentage of higher risk fixed maturity assets (defined as assets categorized in NAIC designations 3-6) was approximately 5.3% of total invested assets as of June 30, 1997, as compared to
5.3 % as of December 31, 1996, 5.3% as of December 31, 1995 and 6.9% as of December 31, 1994. In addition, AmerUs decreased its common stock holdings to 0.8% of total invested assets as of June 30, 1997, down from 0.9% as of December 31, 1996, 2.1% as of December 31, 1995 and 3.7% as of December 31, 1994.

    Investment Monitoring and Valuation. As part of AmerUs' investment management process, it regularly monitors its invested assets. Fixed maturity securities are reviewed upon receipt of the obligor's financial statements, generally on a quarterly basis, for financial performance and historical compliance with financial covenants. Generally, AmerUs reviews its commercial mortgage loan and equity real estate portfolios on a monthly basis and identifies all commercial mortgage loans and equity real estate which cause management to conclude that such loans or investments require increased management attention due to payment delinquencies. Detailed property analyses and property valuations are performed annually for each commercial mortgage loan. AmerUs generally requires borrowers to submit their financial statements for annual review.

    AmerUs has policies and procedures which management believes value invested assets fairly and consistently. As a result of the implementation of SFAS 115 as of December 31, 1993, certain fixed maturity securities are classified as available-for-sale, and therefore are carried at fair value in AmerUs' Consolidated Financial Statements. Public and private fixed maturity securities are carried principally at fair value, which is based on quoted market prices or dealer quotes. If a quoted market price is unavailable, fair value is estimated using values obtained from independent pricing services. In the case of private placements, if quotes are unavailable the price is estimated by discounting expected future cash flows using a current market rate applicable to the yield, credit quality and maturity of the investments.

    Equity securities are carried principally at fair value, based on quoted market prices. To value performing fixed interest rate mortgage loans, the estimated net cash flows to maturity are discounted to derive an estimated market value. The discount rate used is based on the individual loan's remaining weighted average life and a basis point spread over the United States Treasury yield curve at the date of valuation. Performing variable rate commercial loans and residential loans are valued at par. Restructured, foreclosed or delinquent loans, as well as loans to affiliates, are valued primarily at the lower of the estimated net cash flows to maturity discounted at a market rate of interest, or the current outstanding principal balance. Equity real estate is carried at depreciated cost, or amortized cost for capital leases, less valuation allowances. Equity real estate acquired in satisfaction of debt is valued at the lower of cost or estimated fair value at the date of acquisition and is periodically revalued. Valuation allowances for other than temporary impairments in value are netted against the asset categories to which they apply, and additions to valuation allowances are included in total investment results.

    Invested Assets. AmerUs maintains a diversified portfolio of investments, including public and private fixed maturity securities, commercial mortgage loans and equity real estate. AmerUs' objective is to maintain a high-quality, diversified fixed maturity securities portfolio that produces a yield and total return that supports the various product line liabilities and AmerUs' earnings goals.

    In connection with the AmerUs Reorganization Plan, the Closed Block was formalized to give certain policy holders additional assurances as to the dividend policies of AmerUs as a result of establishing the Closed Block on June 30, 1996, AmerUs allocated certain assets from its investment portfolio to the Closed Block. See "--The AmerUs Reorganization." The following table summarizes consolidated invested assets by asset category as of June 30, 1997 and as of December 31, 1996 and 1995, and sets forth the allocation of such assets between the Closed Block and the general account. The remaining information in this Joint Proxy Statement/Prospectus relating to AmerUs' investment portfolio presents information about the investment portfolio on a combined basis (including invested assets in both the Closed Block and the general account).

                          CONSOLIDATED INVESTED ASSETS

                                                                                             DECEMBER 31,
                                                                    --------------------------------------------------------------
                                    JUNE 30, 1997                                         1996
                   -----------------------------------------------  -------------------------------------------------
                   CARRYING    CARRYING                              CARRYING     CARRYING                                1995
                    VALUE--     VALUE--     COMBINED                  VALUE--      VALUE--     COMBINED                -----------
                    CLOSED      GENERAL     CARRYING                  CLOSED       GENERAL     CARRYING                 CARRYING
                     BLOCK      ACCOUNT       VALUE     % OF TOTAL     BLOCK       ACCOUNT       VALUE     % OF TOTAL     VALUE
                   ---------  -----------  -----------  ----------  -----------  -----------  -----------  ----------  -----------
                                                                (DOLLARS IN MILLIONS)
Fixed maturity
 securities:
  Public.........  $   789.8   $ 2,239.6    $ 3,029.4        75.5%   $   730.4    $ 2,263.4    $ 2,993.8        75.4%   $ 2,717.7
  Private........      160.8       166.0        326.8         8.2        170.9        151.4        322.3         8.1        424.4
                   ---------  -----------  -----------  ----------  -----------  -----------  -----------      -----   -----------
    Subtotal.....      950.6     2,405.6      3,356.2        83.7        901.3      2,414.8      3,316.1        83.5      3,142.1
Equity
 securities......     --            63.0         63.0         1.6       --             64.0         64.0         1.6        109.7
Investment in
 unconsolidated
 subsidiary......     --            23.1         23.1         0.5       --             20.8         20.8         0.5       --
Mortgage loans...     --           230.4        230.4         5.7       --            225.8        225.8         5.7        353.6
Policy loans.....      169.0        66.1        235.1         5.9        166.8         65.2        232.0         5.8        220.0
Real estate:
  Investments....     --             4.4          4.4         0.1       --              4.6          4.6         0.1         20.2
  Foreclosures...     --          --           --           --          --           --           --           --            31.9
                   ---------  -----------  -----------  ----------  -----------  -----------  -----------      -----   -----------
    Subtotal.....     --             4.4          4.4         0.1       --              4.6          4.6         0.1         52.1
Other invested
 assets..........     --            79.0         79.0         2.0       --             93.2         93.2         2.4         48.1
Short-term
 investments.....       14.0         5.6         19.6         0.5          3.1         13.3         16.4         0.4         39.4
                   ---------  -----------  -----------  ----------  -----------  -----------  -----------      -----   -----------
Total invested
 assets..........  $1,133.65   $ 2,877.2    $ 4,010.8       100.0%   $ 1,071.2    $ 2,901.7    $ 3,972.9       100.0%   $ 3,965.0
                   ---------  -----------  -----------  ----------  -----------  -----------  -----------      -----   -----------
                   ---------  -----------  -----------  ----------  -----------  -----------  -----------      -----   -----------


                   % OF TOTAL
                   ----------

Fixed maturity
 securities:
  Public.........       68.5%
  Private........       10.7
                       -----
    Subtotal.....       79.2
Equity
 securities......        2.8
Investment in
 unconsolidated
 subsidiary......      --
Mortgage loans...        8.9
Policy loans.....        5.6
Real estate:
  Investments....        0.5
  Foreclosures...        0.8
                       -----
    Subtotal.....        1.3
Other invested
 assets..........        1.2
Short-term
 investments.....        1.0
                       -----
Total invested
 assets..........      100.0%
                       -----
                       -----

    Fixed Maturity Securities. The fixed maturity securities portfolio consists primarily of investment grade corporate fixed maturity securities, high-quality MBS and United States government and agency obligations. As of June 30, 1997, fixed maturity securities were $3,356.2 million, or 83.7% of the carrying value of invested assets with public and private fixed maturity securities constituting $3,029.4 million, or 75.5%, and $326.8 million, or 8.2%, of total invested assets, respectively.

    The following table summarizes the composition of the fixed maturity securities by category as of June 30, 1997, December 31, 1996 and December 31, 1995:

                    COMPOSITION OF FIXED MATURITY SECURITIES

                                              JUNE 30, 1997           DECEMBER 31, 1996         DECEMBER 31, 1995
                                         ------------------------  ------------------------  ------------------------
                                          CARRYING                  CARRYING                  CARRYING
                                           VALUE      % OF TOTAL     VALUE      % OF TOTAL     VALUE      % OF TOTAL
                                         ----------  ------------  ----------  ------------  ----------  ------------
                                                                    (DOLLARS IN MILLIONS)
U.S. government/agencies...............  $     21.6         0.6%   $     46.2         1.4%   $     67.2         2.1%
State and political subdivisions.......      --           --           --           --              1.7         0.1
Foreign governments....................        26.5         0.8          26.7         0.8          22.4         0.7
Corporate..............................     1,982.5        59.1       1,938.4        58.4       2,131.8        67.8
Redeemable preferred stocks............        71.2         2.1          73.2         2.2        --           --
MBS:
    U.S. government/agencies...........       660.2        19.7         681.9        20.6         686.8        21.9
    Non-government/agencies............       594.2        17.7         549.7        16.6         232.2         7.4
                                         ----------       -----    ----------       -----    ----------       -----
    Subtotal-MBS.......................     1,254.4        37.4       1,231.6        37.2         919.0        29.3
                                         ----------       -----    ----------       -----    ----------       -----
Total..................................  $  3,356.2       100.0%   $  3,316.1       100.0%   $  3,142.1       100.0%
                                         ----------       -----    ----------       -----    ----------       -----
                                         ----------       -----    ----------       -----    ----------       -----

    The following table summarizes fixed maturity securities by remaining maturity as of June 30, 1997:

                REMAINING MATURITY OF FIXED MATURITY SECURITIES

                                                                         JUNE 30, 1997
                                                                    ------------------------
                                                                     CARRYING
                                                                      VALUE      % OF TOTAL
                                                                    ----------  ------------
                                                                     (DOLLARS IN MILLIONS)
Due:
  In one year or less (1997)......................................  $     20.1         0.6%
  One to five years (1998-2002)...................................       485.3        14.5%
  Five to 10 years (2003-2007)....................................       846.5        25.2%
  10 to 20 years (2008-2017)......................................       322.9         9.6%
  Over 20 years (2018 and after)..................................       427.0        12.7%
                                                                    ----------       -----
    Subtotal......................................................     2,101.8        62.6
  MBS.............................................................     1,254.4        37.4
                                                                    ----------       -----
      Total.......................................................  $  3,356.2       100.0%
                                                                    ----------       -----
                                                                    ----------       -----

    AmerUs' portfolio of investment grade fixed maturity securities is diversified by number and type of issuer. As of June 30, 1997, investment grade fixed maturity securities included the securities of over 685 issuers, with 1,045 different issues of securities. No issuer represents more than 0.6% of investment grade fixed maturity securities.

    Below-investment grade fixed maturity securities as of June 30, 1997 included the securities of 47 issuers representing 5.3% of total invested assets, with the largest being a $10.5 million investment.

    As of June 30, 1997, 78.3% of total invested assets were investment grade fixed maturity securities. The following table sets forth the credit quality, by NAIC designation and Standard & Poor's rating equivalents, of fixed maturity securities as of June 30, 1997:

                 FIXED MATURITY SECURITIES BY NAIC DESIGNATION

                                                                            JUNE 30, 1997
                                              --------------------------------------------------------------------------
                                                      PUBLIC                   PRIVATE                    TOTAL
                                              -----------------------  ------------------------  -----------------------
    NAIC            STANDARD & POOR'S          CARRYING                 CARRYING                  CARRYING
DESIGNATION       EQUIVALENT DESIGNATION        VALUE     % OF TOTAL      VALUE     % OF TOTAL     VALUE     % OF TOTAL
------------  ------------------------------  ----------  -----------  -----------  -----------  ----------  -----------
                                                                        (DOLLARS IN MILLIONS)
     1        A- or Higher..................  $  2,043.9       67.5%    $    89.2        27.3%   $  2,133.1       63.6%
     2        BBB- to BBB+..................       804.8       26.6         204.1        62.5       1,008.9       30.0
                                              ----------      -----    -----------      -----    ----------      -----
              Total investment grade........     2,848.7       94.1         293.3        89.8       3,142.0       93.6
                                              ----------      -----    -----------      -----    ----------      -----
     3        BB to BB+.....................       131.5        4.3          28.6         8.8         160.1        4.8
     4        B.............................        49.2        1.6           4.3         1.3          53.5        1.6
     5        CCC or lower..................         0.0        0.0           0.0         0.0           0.0        0.0
     6        In or near default............         0.0        0.0            .6          .1            .6        0.0
                                              ----------      -----    -----------      -----    ----------      -----
              Total below investment
               grade........................       180.7        5.9          33.5        10.2         214.2        6.4
                                              ----------      -----    -----------      -----    ----------      -----
              Total.........................  $  3,029.4      100.0%    $   326.8       100.0%   $  3,356.2      100.0%
                                              ----------      -----    -----------      -----    ----------      -----
                                              ----------      -----    -----------      -----    ----------      -----

    MBS comprise a core position within AmerUs' fixed maturity securities investments. MBS investments include residential, commercial MBS, home equity loans (including home equity loans purchased from one of AmerUs' affiliates, see "--Agreements Involving Real Estate--Purchase of Loans and Securitization"), manufactured housing, FHA Title I and CMBS. Residential mortgage pass-throughs and CMOs total $879.2 million or 21.9% of total invested assets. As of June 30, 1997, MBS were

$1,254.4 million or 31.3%, of total invested assets of which $660.2 million, or 52.6% of MBS were guaranteed by the United States government or an agency of the United States government. Other MBS were $594.2 million, or 47.4%, of MBS as of June 30, 1997. Management believes that the quality of assets in the MBS portfolio is generally high, with 81.6% of such assets representing agency backed or "AAA" rated securities.

    AmerUs uses interest rate swaps and caps to reduce its exposure to changes in interest rates and to manage duration mismatches. Although AmerUs is subject to the risk that counterparties will fail to perform, credit standings of counterparties are monitored regularly. AmerUs' policy is to contract only with counterparties that are rated "AA" or higher; accordingly, it is expected that counterparties will be able to satisfy their obligations under such contracts. AmerUs is also subject to the risk associated with changes in the value of contracts. However, such adverse changes in value generally are offset by changes in the value of the items being hedged. The notional principal amounts of the swaps and caps, which represent the extent of AmerUs' involvement in such contracts but not the risk of loss, at June 30, 1997 amounted to $980.2 million. The swaps had a carrying value and a fair value which amounted to a net receivable position of $4.8 million at June 30, 1997. The carrying value and fair value of interest rate caps, options and swaptions amounted to $8.0 million and $5.3 million, respectively, and are reflected as "other investments" on AmerUs' consolidated financial statements as of June 30, 1997. The net amount payable or receivable from interest rate swaps and caps is accrued as an adjustment to interest income.

    Mortgage Loans. As of June 30, 1997, mortgage loans in the investment portfolio were $230.4 million, or 5.7% of the aggregate carrying value of invested assets. Of the June 30, 1997 amount, commercial mortgage loans were 86.9%, and residential mortgage loans were 13.1%.

    In the last several years, AmerUs has significantly reduced its mortgage loan investments as a percentage of its invested assets through sales of certain mortgage loan assets, decreased originations of new loans and write-downs of delinquent loans. As of December 31, 1993, mortgage loans totaled $652.2 million, or 17.9% of invested assets. By December 31, 1996, such investments totaled $225.8 million, or 5.7% of invested assets and by June 30, 1997 such investments totaled $230.4 million, or 5.7% of invested assets. Commercial mortgage loans consist primarily of fixed-rate mortgage loans on complete properties. As of June 30, 1997, AmerUs held 128 individual commercial mortgage loans having an average interest rate, maturity and balance of 9.3%, 77 months and $1.7 million, respectively.

    Substantially all of the new commercial mortgage loans were originated by AmerUs through mortgage loan correspondents with whom AmerUs had an ongoing relationship at the time such mortgage loans were originated. AmerUs is not originating new commercial mortgage loans although it is renewing existing loans in its portfolio in selected cases. AmerUs annually estimates the current loan-to-value ratios of its commercial mortgage loans based on an analysis of the operating statements of each mortgaged property.

    As of June 30, 1997, only $1.9 million, or 0.8%, of AmerUs' loan portfolio (as measured by principal balance) was classified as delinquent or in foreclosure. As of the same date, only $6.2 million, or 2.6%, of AmerUs' loan portfolio (as measured by principal balance) was classified as restructured. For the first six months of 1997, AmerUs had no foreclosures.

    In November 1994, in a transaction approved by the Iowa Commissioner, AmerUs securitized a pool of 89 fixed rate commercial/multifamily mortgage loans with a then outstanding aggregate principal balance of approximately $158 million. AmerUs sold these mortgage loans to a trust. Several classes of Commercial/Multifamily Mortgage Pass-Through Certificates, Series 1994-1 representing undivided beneficial ownership interests in the trust were then issued and sold in a private placement. AmerUs retained a residual interest in the trust which had a carrying value as of June 30, 1997 of $3.5 million. The primary purpose of this securitization was to convert the mortgage loans into cash, which could then be reinvested, and fixed maturity securities so as to enhance AmerUs' liquidity, overall investment quality and long-term economic value.

    AmerUs from time to time purchases home equity loans and residential mortgage loans originated by certain of its affiliates. See "--Agreements Involving Real Estate--Purchases of Loans and Securitization."

    Equity Real Estate. In recent years AmerUs has significantly reduced its equity real estate portfolio. As of June 30, 1997, investment real estate consisted of two properties located in two states. The carrying value of investment real estate as of June 30, 1997 was $4.4 million. As of June 30, 1997, AmerUs' rental properties were 100% occupied by third parties or by AmerUs.

    Other. AmerUs held $235.1 million of policy loans on individual insurance products as of June 30, 1997. Of these policy loans, 69.5% were on traditional life policies and 30.5% were on universal life policies and annuities. Policy loans are permitted to the extent of a policy's contractual limits and are fully collateralized by policy cash values. Loan rates range from 4% to 9%.

    As of June 30, 1997, AmerUs held equity securities of $63.0 million ($31.1 million in preferred stock). The largest holding of equity securities had a carrying value of $28.1 million as of June 30, 1997.

    AmerUs held $98.6 million of other invested assets (including short-term investments) on June 30, 1997. Other invested assets included various joint venture investments and financial instruments.

    RATINGS. The following are the ratings as of the date of the Joint Proxy Statement/Prospectus for the various insurance companies of AmerUs and
AmVestors:

COMPANY                                           RATING SERVICE           RATING TYPE              RATING
--------------------------------------------  ----------------------  ---------------------  --------------------
AmerUs Life.................................  Duff & Phelps           claims-paying          AA- (very high)
AmerUs Life.................................  Standard & Poor's       claims-paying          A (good)
AmerUs Life.................................  A. M. Best              financial condition    A (excellent)
AmerUs Life.................................  Moody's                 financial strength     A2 (good)

Financial Benefit Life*.....................  A. M. Best              financial condition    B+ (very good)
Financial Benefit Life*.....................  Standard & Poor's       claims-paying          BBBq (adequate)

American Investors Life*....................  Duff & Phelps           claims-paying          A (high)
American Investors Life*....................  A. M. Best              financial condition    A- (excellent)

Delta Life..................................  Duff & Phelps           claims-paying          A+ (high)
Delta Life..................................  A. M. Best              financial condition    A (excellent)

--------------

* Subsidiary of AmVestors

    Following announcement of the Merger, certain of the rating agencies issued statements regarding their ratings. Duff & Phelps reaffirmed its AA-(very high) claims-paying ability rating of AmerUs Life. Duff & Phelps said it views the Merger as having long term positive implications. Standard & Poor's has placed its claims-paying rating of AmerUs Life on Credit Watch with negative implications. Standard & Poor's stated that its action results from several operational uncertainties. A.M. Best reaffirmed the A (excellent) rating of AmerUs Life stating that expanded economies of scale for new business systems and product support systems should enable it to improve earnings. Following announcement of the acquisition of Delta, Moody's indicated that AmerUs Life, rated A2 (good) for financial strength, was under review for possible downgrade. Moody's has not issued any further statement with respect to AmerUs Life's financial strength rating since announcement of the Merger.

    Also following the announcement of the Merger, Duff & Phelps placed the A
(high) claims-paying ability rating of American Investors Life on "rating watch up," reflecting potential benefits of the Merger. A. M. Best affirmed its ratings for American Investors Life and Financial Benefit Life. Moody's placed the Ba3 (questionable) subordinated debt rating of AmVestors on review for possible upgrade.

    Also following the announcement of the Merger, A. M. Best reaffirmed the A- (excellent) rating for American Investors Life and the B+ (very good) rating for Financial Benefit Life.

    COMPETITION. AmerUs operates in a highly competitive industry. Numerous life insurance companies and other entities, including banks and other financial institutions, compete with AmerUs, many of which have greater financial and other resources as compared to AmerUs. AmerUs believes that the principal competitive factors in the sale of insurance products are product features, price, commission structure, perceived stability of the insurer, claims-paying ratings, value-added service and name recognition. Many other companies are capable of competing for sales in AmerUs' target markets (including companies that do not presently compete in such markets). AmerUs' ability to compete for sales is dependent upon its ability to address the competitive factors described above.

    In addition to competing for sales, AmerUs competes for qualified agents and brokers to distribute its products. Strong competition exists among insurance companies for agents and brokers with demonstrated ability. Management believes that the bases of competition for the services of such agents and brokers are commission structure, support services, prior relationships and the strength of an insurer's products. Although AmerUs believes that it has good relationships with its agents and brokers, its ability to compete will depend on its continued ability to attract and retain qualified persons.

    FEDERAL INCOME TAX CONSIDERATIONS. Certain of the life insurance products and annuities marketed and issued by AmerUs and the Ameritas Joint Venture enjoy income tax advantages as compared to other savings investments, such as certificates of deposit and taxable bonds. One important tax advantage is the deferral of income taxation on any increases in the contract values during the accumulation phase of the life insurance and annuities in contrast to the current taxation of all earnings on many other savings and investment products. In the event that the federal income tax laws are changed so that accumulated earnings on these life insurance policies and annuities do not enjoy the tax deferral described above, or so that additional savings and investment products achieve similar tax deferral status, or so that tax rates are significantly lower so that the policyowner's or annuitant's ability to defer income tax on policy or annuity earnings is no longer a significant factor for the policyowner, consumer demand for the affected products could decline materially. From time to time, Congress has considered proposals to revise or eliminate this tax deferral. There is no such proposal currently pending in Congress, nor has the current administration announced any consideration of any such proposal. If legislation were enacted to eliminate the tax advantages of life insurance policies and annuities, such a change could have an adverse effect on the ability of AmerUs to sell those products.

    EMPLOYEES. As of June 30, 1997, AmerUs had 407 full-time employees. None of AmerUs' employees are covered by a collective bargaining agreement and AmerUs believes that its relations with employees are satisfactory.

    Certain employees of AmerUs also provide services to other affiliated entities, including affiliates not directly owned by AmerUs. See "--Certain Transactions and Relationships."

    SUBSIDIARIES. AmerUs was formed in August, 1996 in connection with the AmerUs Reorganization. See "The AmerUs Reorganization ." AmerUs' principal subsidiaries are AmerUs Life and Delta. In addition, AmerUs Life currently owns a 34% interest in AMAL Corporation, through whose wholly-owned subsidiaries the Ameritas Joint Venture operates. See "--Ameritas Joint Venture." Delta's principal subsidiary is Delta Life.

    LEGAL PROCEEDINGS. AmerUs Life is a defendant in a class action lawsuit, COZAD V. AMERICAN MUTUAL LIFE INSURANCE COMPANY, which was brought on August 31, 1995 in the District Court for Travis County, Texas. The complaint, which seeks unspecified damages, was filed by former policyowners on behalf of themselves and all similarly situated persons who purchased certain individual life insurance policies which were underwritten and sold by AmerUs Life within Texas and which were allegedly based upon uniform sales presentations and policy illustrations from and after 1980. AmerUs Life has denied the allegations contained in such complaint.

    Following a court-initiated mediation process, AmerUs and the plaintiffs have entered into a nationwide class settlement of certain market conduct issues for a substantial block of its policies. On

September 16, 1997, the court entered an order approving the certification of the class and the fairness of the settlement.

    Due to the potential that a settlement may be reached in this case, AmerUs incurred a significant charge to income in 1996. Based upon its current estimates of the range of loss at between five and eight million dollars, AmerUs has established a reserve of five million dollars. The eventual costs of the settlement cannot be precisely determined at this time, and may be more or less than the amount of the range.

    A class action lawsuit, BHAT V. AMERUS LIFE INSURANCE COMPANY, was also filed in December 1996 in the United States District Court for the Northern District of California. The complaint alleges that AmerUs Life breached the terms of certain life and annuity policies, and breached certain other duties owed to policyowners, when it allegedly passed an increase in its corporate income taxes (known as the deferred acquisition cost, or DAC, tax) through to owners of those policies. The complaint also includes RICO allegations. The plaintiff, an insured under a universal life policy issued by Central Life, seeks unspecified actual and punitive damages and injunctive relief on behalf of himself and all policyowners of AmerUs Life with universal life, term and "blended" life insurance policies and annuities. AmerUs Life denies the allegations contained in the complaint, including the existence of a legitimate class. The litigation is in the discovery stage and is being vigorously defended by AmerUs Life. A hearing on certification of the class has not yet been scheduled. At this time, AmerUs cannot determine the ultimate outcome of this litigation or the amount of potential liability, if any.

    Despite AmerUs' vigorous defense of these class action lawsuits and its denial of any wrongdoing, there can be no assurance that the outcome of such lawsuits will not have a material adverse effect on the life insurance industry generally or on AmerUs. See "RISK FACTORS--Risks of Class Action Litigation."

    In the ordinary course of business, AmerUs and its subsidiaries are also engaged in certain other litigation, none of which management believes is material.

    PROPERTIES. AmerUs' principal business operations are conducted from two locations. AmerUs' executive offices are located at 699 Walnut Street, Des Moines, Iowa. AmerUs Life's executive offices are located at 699 Walnut Street, Des Moines, Iowa. AmerUs and AmerUs Life both lease offices from an affiliate, AmerUs Properties, Inc. See "--Certain Transactions and Relationships."

    Delta leases its executive offices, which are located at 530 Oak Street, Memphis, Tennessee.

    SUPERVISION AND REGULATION. AmerUs is indirectly owned by AMHC, a mutual insurance holding company. A mutual insurance holding company is subject to regulation at a level substantially equal to that of an Iowa domestic insurance company, and is governed by statutory and regulatory requirements which are identical to, or which parallel, the regulatory requirements imposed upon Iowa domestic insurance companies. The Iowa Commissioner has jurisdiction over an intermediate holding company, such as AmerUs, as if it were a mutual insurance holding company.

    AMHC and AmerUs are each subject to the Iowa Insurer Supervision, Rehabilitation and Liquidation Act, Iowa Code Chapter 507C. In addition, AMHC and AmerUs are subject to the provisions of the Iowa Insurance Holding Company Systems Act in the same manner and substantially to the same extent as domestic insurance companies. In addition, the assets of AMHC and AmerUs are available to satisfy claims of policyowners of AmerUs Life, in the same manner as a domestic insurance company in the event the Iowa Commissioner initiates a proceeding under Chapter 507C.

    AMHC and AmerUs may not merge with or be acquired by another entity without approval of the Iowa Commissioner. In addition, in the case of a merger or consolidation, separate approval by the Iowa Attorney General is required. The statutory provisions applicable to the demutualization of a domestic mutual life insurance company are applicable to the demutualization of a mutual insurance holding company. In addition, no person may acquire or make an offer to acquire voting stock in AmerUs if such acquisition would result in such person's obtaining control over AmerUs. Generally, any person who, directly or indirectly, owns, controls, holds with the power to vote, or holds proxies representing 10% or more of AmerUs' voting securities (consisting of both AmerUs Class A Common Stock and AmerUs Class B Common Stock) is deemed to have control.

    Under rules adopted by the Iowa Commissioner, AMHC is required to provide to the Iowa Division of Insurance an annual report containing historical and prospective information, including financial statements, an investment plan covering all assets, any intention it has of borrowing money and information regarding any "closed block" formed as part of the AmerUs Reorganization.

    In addition to rules establishing the terms and conditions pursuant to which the Iowa Commissioner will approve the sale of stock of an intermediate insurance holding company or a subsidiary stock insurance company resulting from the AmerUs Reorganization pursuant to Iowa law, the Iowa Commissioner has adopted rules that also limit the activities and affiliations that are permissible for mutual insurance holding companies. Under such rules, among other things, (i) at least 50 percent of the GAAP net worth of the mutual insurance holding company must be invested in insurance company subsidiaries;
(ii) a mutual insurance holding company may not pay any policy credit, dividend or other distribution to any policyowner member unless such payment has been approved by the Iowa Commissioner; and (iii) at any time a mutual holding company acquires or plans to acquire more than 50 percent of a stock insurance company, a mutual insurance holding company must submit to the Iowa Commissioner a plan describing any membership interests of policyowners.

    The Iowa Commissioner also has issued rules which require prior approval by the Iowa Commissioner of the issuance of stock by AmerUs. Under such rules, AmerUs is required to give notice to the Iowa Commissioner prior to any public or private common stock offering.

    Shares of the capital stock of AmerUs Life which carry the right to cast a majority of the votes entitled to be cast by all of the outstanding shares of AmerUs Life are required by Iowa law to at all times be owned, directly or indirectly, by AMHC and may not be conveyed, transferred, assigned, pledged, subjected to a security interest or lien, encumbered, or otherwise hypothecated or alienated by AMHC or any intermediate holding company. Any conveyance, transfer, assignment, pledge, security interest, lien, encumbrance or hypothecation or alienation by AMHC, or any intermediate holding company, in or on such shares shall be deemed void in inverse chronological order of the date of such transaction to the extent necessary to give the mutual insurance holding company unencumbered direct or indirect ownership of shares representing a majority of the votes entitled to be cast by all of the outstanding shares of AmerUs Life.

    Regulation of Life Insurance Subsidiaries. AmerUs relies primarily on dividends and interest income from AmerUs Life and Delta to make any dividend payments to its shareholders. The ability of AmerUs Life to pay dividends to AmerUs is limited by law to earned profits (statutory unassigned surplus) as of the date the dividend is paid, as determined in accordance with accounting practices prescribed or permitted by the insurance regulatory authorities of the State of Iowa. In addition, under the Iowa Insurance Holding Company Systems Act, AmerUs Life may not pay an "extraordinary" dividend without prior notice to and approval by the Iowa Commissioner. An "extraordinary" dividend is defined under the Iowa Holding Company Systems Act as any dividend or distribution of cash or other property whose fair market value, together with that of other dividends or distributions made within the preceding 12 months exceeds the greater of (i) 10% of policyowners' surplus (total statutory capital stock and statutory surplus) as of December 31 of the preceding year, or (ii) the statutory net gain from operations of the insurer for the 12 month period ending the December 31 of the preceding year. Iowa law gives the Iowa Commissioner broad discretion to disapprove requests for dividends in excess of these limits. Based on this limitation and 1996 statutory results, and absent the AmerUs Reorganization, AmerUs Life would have been able to pay approximately $34 million in dividends to AmerUs in 1997 without obtaining the Iowa Commissioner's approval. However, as a result of the AmerUs Reorganization AmerUs Life is not able to pay any additional dividends until December 1997 without the prior approval of the Iowa Commissioner. Thus far in 1997, AmerUs Life has requested and received approval for the payment of $10 million in dividends. See "RISK FACTORS--Holding Company Structure; Limitations on Dividends." The payment of dividends by Delta is regulated under Tennessee law, which has statutory limitations similar to Iowa's. Based on these limitations and 1996 statutory results, Delta could pay $8.7 million in dividends in 1997.

    AmerUs' life insurance subsidiaries are subject to regulation and supervision by the states in which they transact business. State insurance laws generally establish supervisory agencies with broad administrative and supervisory powers related to granting and revoking licenses, transacting business, establishing guaranty fund associations, licensing agents, approving policy forms, regulating premium rates for some lines of business, establishing reserve requirements, prescribing the form and content of required financial statements and reports, determining the reasonableness and adequacy of statutory capital and surplus, and regulating the type and amount of investments permitted.

    Every state in which AmerUs' life insurance subsidiaries are licensed administers a guaranty fund, which provides for assessments of licensed insurers for the protection of policyowners of insolvent insurance companies. There has been an increase in the number of insurance companies that are under supervision which has resulted in an increase in the amount of assessments to cover losses to policyowners of such companies. Assessments can be partially recovered through a reduction in future premium taxes in some states. In these situations, the assessments are generally capitalized and amortized against future reductions in premium taxes. Management cannot reasonably predict the amount of such future assessments, if any.

    Ethical sales practices and compliance with applicable laws and regulations relevant to the life insurance industry have been a continuing focus of AmerUs' support efforts. AmerUs has a continuing education program focusing on ethical practices which is being provided to all agents. A program is currently being implemented to further formalize AmerUs' current practices and standards in the compliance and market conduct areas.

    Recently, the insurance regulatory framework has been placed under increased scrutiny by various states, the federal government and the NAIC. Various states have considered or enacted legislation which changes, and in many cases increases, the state's authority to regulate insurance companies. Although legislation has been under consideration for several years in Congress which, if enacted, would result in the federal government assuming some role in the regulation of insurance companies, management does not expect the current Congress to enact federal insurance regulation. The NAIC, in conjunction with state regulators, has been reviewing existing insurance laws and regulations. The NAIC recently approved and recommended to the states for adoption and implementation several regulatory initiatives designed to reduce the risk of insurance company insolvencies. Through the NAIC accreditation program, these recommendations for state legislation have taken on an increased significance. Two such initiatives which have been adopted by the NAIC are risk-based capital standards ("RBC") and a model investment law.

    The RBC standards for life insurance companies were adopted by the NAIC in 1992 and require insurance companies to calculate and report for statutory basis financial statements information under a risk-based capital formula. The formula is embodied in the NAIC Model Act, which has been adopted by many states, including Iowa. RBC requirements are intended to allow insurance regulators to identify at an early stage inadequately capitalized insurance companies based upon the types and mixtures of risks inherent in such companies' operations. The formula includes components for asset risk, liability risk, interest rate exposure and other factors. As of June 30, 1997, AmerUs Life's and Delta Life's RBC levels were 800% and 529%, respectively, of the authorized control level RBC thresholds.

    The RBC requirements are intended to be used by insurance regulators as an early warning tool to identify deteriorating or weakly capitalized companies for the purpose of initiating regulatory actions. They are not designed as a ranking mechanism for adequately capitalized companies. In addition, the formula defines a new minimum capital standard which supplements the low, fixed minimum capital and surplus requirements previously implemented on a state-by-state basis.

    The NAIC RBC requirements categorize insurance companies according to the extent to which they meet or exceed certain RBC thresholds. The law requires increasing degrees of regulatory oversight and intervention based on the level of an insurance company's authorized control level RBC as its RBC declines. These degrees of regulatory action are triggered by the RBC level of an insurance company as follows: (i) a "Company Action Level Event" (requiring the insurance company to inform and obtain approval from the Director of a comprehensive financial plan for increasing its RBC), which would occur if, among other things, an insurance company's RBC falls below 200% of its authorized control level RBC, or if an insurance company's RBC falls below 250% of its authorized control level RBC and has a negative trend; (ii) a "Regulatory Action Level Event" (resulting in, in addition to the requirement of a financial plan, regulatory actions including examination of an insurance company's assets, liabilities and operations followed by an order specifying such corrective actions as the Director determines to be appropriate), which would occur if, among other things, an insurance company's RBC falls below 150% of its authorized control level RBC; (iii) an "Authorized Control Level Event" (resulting in, in addition to the regulatory actions above, such actions as are necessary to cause an insurance company to be placed under regulatory control in a rehabilitation or liquidation proceeding if deemed to be in the best interests of policyowners, creditors and the public), which would occur if, among other things, an insurance company's RBC falls below 100% of its authorized control level RBC; and (iv) a "Mandatory Control Level Event" (resulting in, on a mandatory basis, such actions as are necessary to cause an insurance company to be placed under regulatory control in a rehabilitation or liquidation proceeding), which would occur if, among other things, an insurance company's RBC falls below 70% of its authorized control level RBC.

    Approximately once every three to five years, as part of their routine regulatory oversight process, state insurance departments conduct detailed examinations of the books, records and accounts of insurance companies domiciled in their states. Such examinations are generally conducted in cooperation with the departments of two or three other states, under guidelines promulgated by the NAIC. AmerUs Life was last examined by the Iowa Commissioner as of December 31, 1993. No material issues were raised by the Iowa Commissioner in such examination. However, AmerUs has been notified that the Iowa Commissioner will commence an examination of AmerUs Life for the years 1994, 1995 and 1996, which examination is scheduled to begin in late 1997. The last examination of Delta by the Tennessee Insurance Commissioner occurred in 1993. No material issues were raised by the Tennessee Commissioner in such examination.

    The NAIC has recently adopted model legislation to govern insurance company investments. In addition, draft alternative model legislation is also under discussion at the NAIC level. However, implementation of any investment model law into state law is not anticipated in the foreseeable future. Management believes that if the recently adopted model law or the current alternative discussion draft were adopted without modification it would not have a material impact on AmerUs.

    Certain of AmerUs' insurance and annuity products are innovative and relatively new. The regulatory framework at the state and federal level applicable to such products is evolving and has not fully developed. The developing regulatory framework could affect the design of such products and AmerUs' ability to sell certain products. For example, on August 20, 1997, the SEC issued a concept release in which the SEC has requested information and comments about the structure of equity index insurance products, the manner in which they are marketed and the federal securities law issues raised by equity index insurance products. Although the release does not set forth any proposed rules or new SEC policy with respect to such matters, it is possible that, following receipt of comments, the SEC may propose new regulations or policies with respect to equity index insurance products which may affect the marketing of such products or impose requirements that some or all of such products be registered with the SEC.

    CERTAIN TRANSACTIONS AND RELATIONSHIPS. THE FOLLOWING SUMMARIES OF THE INTERCOMPANY AGREEMENT AND OTHER AGREEMENTS IDENTIFIED DO NOT PURPORT TO BE COMPLETE AND ARE QUALIFIED IN THEIR ENTIRETY BY REFERENCE TO SUCH AGREEMENTS. AS USED HEREIN, "AMERUS AFFILIATED GROUP" MEANS AMHC AND ITS DIRECT AND INDIRECT SUBSIDIARIES NOW OR HEREAFTER EXISTING, OTHER THAN AMERUS AND ITS SUBSIDIARIES, AND "AMERUS

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CONTROL GROUP" MEANS, COLLECTIVELY, AMHC AND AMERUS GROUP. CAPITALIZED TERMS
USED BUT NOT DEFINED HEREIN HAVE THE MEANINGS GIVEN TO THEM IN SUCH AGREEMENTS.

    AmerUs Life is a wholly-owned direct subsidiary of AmerUs. AmerUs is a direct subsidiary of AmerUs Group, which in turn is a wholly-owned direct subsidiary of AMHC. As a result of such ownership, AMHC, AmerUs Group, the other subsidiaries of AmerUs Group and AmerUs and its subsidiaries, including AmerUs Life, have a variety of relationships, certain of which are summarized below. Management believes that the terms of the agreements described herein are on a basis no less favorable than could be obtained from unaffiliated third parties.

    OWNERSHIP OF VOTING INTERESTS OF AMERUS. As a result of the AmerUs Reorganization of AmerUs and its affiliates into a mutual insurance holding company structure, AMHC is required by Iowa law to own, directly or indirectly through one or more intermediate holding companies, shares of capital stock of AmerUs Life which carry the right to cast a majority of the votes entitled to be cast by all of the outstanding shares of the capital stock at a shareholders' meeting of AmerUs Life. See "--Supervision and Regulation." In compliance with this requirement, all of the issued and outstanding shares of AmerUs Class B Common Stock are owned by AmerUs Group, a wholly-owned subsidiary of AMHC. AmerUs Group also owns a substantial number of shares of AmerUs Class A Common Stock. See "SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT--AmerUs Common Stock." Additionally, AmerUs' Charter provides that no shares of its Class B Common Stock may be owned by any person other than AMHC, a subsidiary of AMHC or another mutual insurance holding company or intermediate holding company as expressly authorized by Iowa law or by the Iowa Commissioner. Any proposed amendments to such provisions of the AmerUs Charter are subject to approval by the Iowa Commissioner and the Iowa Attorney General. See "DESCRIPTION OF AMERUS CAPITAL STOCK."

    AMHC'S POLICY WITH RESPECT TO CORPORATE OPPORTUNITIES. AmerUs has been advised that AMHC has adopted a general policy with respect to certain corporate opportunities presented to AMHC. The implementation of such policy in any situation is expressly subject to any applicable regulatory, tax, contractual or legal restrictions as well as issues as to feasibility. Pursuant to such policy, so long as AMHC directly or indirectly owns at least 50.1% of the voting power of the outstanding common stock of AmerUs (the "VOTING CONTROL PERIOD"), AMHC intends to first offer to AmerUs any corporate opportunity relating to the acquisition of any stock life insurance company or any company (other than a mutual insurance holding company) primarily engaged in owning a stock life insurance company. During the Voting Control Period, AMHC also intends to first offer to AmerUs any corporate opportunity primarily relating to a joint venture, partnership, or similar affiliation in the life insurance or annuity industry. During the Voting Control Period, in the event that AMHC merges with a mutual insurance holding company owning a stock life insurance company or a mutual insurance company is reorganized pursuant to Chapter 521A of the Iowa Code into a stock life insurance company subsidiary of AMHC, AMHC intends, if the other party to the transaction agrees, to offer AmerUs the corporate opportunity to combine such acquired company with AmerUs or a subsidiary thereof in exchange for appropriate consideration.

    Any combination would be on terms which are approved by a majority of the independent directors of AMHC and AmerUs and set forth in a written agreement between the parties. However, neither AMHC nor AmerUs is obligated to take any action which is not consistent with their respective fiduciary duties or applicable contractual, regulatory, tax or legal requirements. Moreover, the results of negotiations with parties interested in a potential transaction or other factors, such as feasibility or a desire to maintain the separate identities and assets of two insurers, may result in AMHC not presenting a potential transaction to AmerUs or a company acquired by AMHC not being combined with AmerUs or a subsidiary thereof.

    Under AMHC's policy, a corporate opportunity is considered to be a business opportunity in the life insurance and annuity business known to AMHC which AmerUs is legally and financially able to undertake, is of practical advantage to AmerUs and is one in which AmerUs has an interest or a reasonable expectancy. If AmerUs does not choose to pursue a corporate opportunity within a reasonable period after such opportunity is first presented to it, AMHC would not intend to afford AmerUs any further opportunity with respect to such potential transaction.

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    AMERUS INTERCOMPANY AGREEMENT.  AMHC, AmerUs Group and AmerUs have entered into an Amended and Restated Intercompany Agreement dated as of December 1, 1996 (the "AMERUS INTERCOMPANY AGREEMENT"), certain provisions of which are summarized below.

    LICENSE TO USE THE AMERUS NAME AND CERTAIN TRADEMARKS. Pursuant to the AmerUs Intercompany Agreement, AmerUs Group and certain members of the AmerUs Affiliated Group have granted to AmerUs and certain of its subsidiaries, a non-exclusive, revocable license to use the AmerUs name and certain trademarks (collectively, the "TRADEMARKS") solely in connection with AmerUs' life insurance business and activities related to such life insurance business. The AmerUs Intercompany Agreement provides, among other things, that subject to AmerUs Group's ability to revoke the license in the circumstances described below and subject to regulatory approval, within a specified time from the date on which the AmerUs Control Group ceases to control more than 50% of the combined voting power of the outstanding Common Stock (the "LICENSE TRIGGER DATE"), if AmerUs' name or any of its subsidiaries' names at such time includes the "AmerUs" name, AmerUs and such subsidiaries will be required to change their names and will be required to discontinue the use of certain related marks. Following the License Trigger Date, AmerUs and its subsidiaries will continue to have the right to use the AmerUs name in connection with the identification of insurance products for an initial five-year period with an option to renew for an additional five years, for which AmerUs will pay a nominal annual fee to AmerUs Group until such time as AmerUs and its subsidiaries completely discontinue use of the "AmerUs" name. In addition, the AmerUs Intercompany Agreement provides that AmerUs and its subsidiaries will not, without the prior written consent of AmerUs Group, take any action with respect to (i) any litigation or proceeding involving the Trademarks, (ii) any change in AmerUs' names, logos and other identifications that might reasonably be expected to affect the Trademarks or (iii) any advertising campaigns or strate-gies that use the Trademarks or that refer to any member of the AmerUs Affiliated Group. AmerUs Group has the right to revoke the license under certain circumstances relating to advertising, promotion or use of the Trademarks in a manner contrary to AmerUs Group guidelines. In addition, AmerUs Group can revoke any of AmerUs' subsidiaries' use of the license if there is a change of control of any such subsidiary of AmerUs that is licensed to use the Trademarks. A revocation by AmerUs Group of the license to use the Trademarks could have a material adverse effect on AmerUs' ability to conduct its business.

    INDEMNIFICATION. The AmerUs Intercompany Agreement provides that AmerUs will indemnify each member of the AmerUs Affiliated Group and each of their respective officers, directors, employees and agents (collectively, the "INDEMNITEES") against losses based on, arising out of or resulting from (i) the use of the Trademarks by AmerUs or its subsidiaries, (ii) the ownership or the operation of the assets or properties, and the operation or conduct of the business of AmerUs or its subsidiaries, (iii) any other activities of AmerUs or its subsidiaries, (iv) any other acts or omissions by AmerUs or its subsidiaries arising out of performance of the AmerUs Intercompany Agreement and certain other agreements, (v) any guaranty, keep well, net worth or financial condition maintenance agreement of or by any member of the AmerUs Affiliated Group provided to any parties with respect to any actual or contingent obligation of AmerUs or its subsidiaries, (vi) any breach by AmerUs of the AmerUs Intercompany Agreement, and (vii) certain other matters. In addition, AmerUs has agreed to indemnify the Indemnitees against certain civil liabilities, including liabilities under the Securities Act, relating to misstatements in or omissions from the Registration Statement of which this Joint Proxy Statement/Prospectus forms a part and any other registration statement that AmerUs files under the Securities Act (other than misstatements or omissions made in reliance on information relating to and furnished by any member of the AmerUs Affiliated Group for use in the preparation thereof, against which AMHC has agreed to indemnify AmerUs). AMHC has also agreed to indemnify AmerUs and its subsidiaries and each of their respective officers, directors, employees and agents against losses based on, arising out of or resulting from (i) any breach by the AmerUs Affiliated Group of the AmerUs Intercompany Agreement, (ii) the ownership or the operation of the assets or properties, and the operation or conduct of the business of any member of the AmerUs Affiliated Group, (iii) certain third party claims relating to the Trademarks and (iv) certain other specifically identified matters.

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    AMHC CONSENT TO CERTAIN EVENTS. The AmerUs Intercompany Agreement provides that until the date on which the members of the AmerUs Control Group cease to control at least 50.1% of the combined voting power of the outstanding AmerUs Common Stock of AmerUs (the "TRIGGER DATE"), the prior written consent of AMHC will be required for: (i) any consolidation or merger of AmerUs or any of its subsidiaries with any person (other than certain transactions involving wholly owned subsidiaries); (ii) any sale, lease, exchange or other disposition or any acquisition by AmerUs or any of its subsidiaries (other than transactions to which AmerUs and its wholly owned subsidiaries are the only parties), or any series of related dispositions or acquisitions, involving consideration in excess of $20 million; (iii) any change in the authorized capital stock of AmerUs or the creation of any class or series of capital stock of AmerUs, (iv) any issuance by AmerUs or any subsidiary of AmerUs of any equity securities or equity derivative securities, except (a) up to three million shares of Common Stock pursuant to employee and director stock option, profit sharing and other benefit plans of AmerUs and its subsidiaries, (b) the issuance of Preferred Stock which is not convertible or exchangeable into Common Stock and which only has voting rights required by law, (c) the issuance of shares of capital stock of a wholly owned subsidiary of AmerUs and (d) pursuant to the Transactions (defined as AmerUs' February 1997 initial public offering and any corporate AmerUs Reorganization or transaction undertaken in connection with the initial public offering to which AmerUs or any of its subsidiaries is a party); (v) the dissolution of AmerUs; (vi) transactions or a series of related transactions with affiliates of AmerUs (other than members of the AmerUs Affiliated Group) involving consideration in excess of $10 million, other than (a) the Transactions, (b) transactions on terms substantially the same as or more favorable to AmerUs than those that would be available from an unaffiliated third party and (c) transactions between or among any of AmerUs and its wholly owned subsidiaries; and (vii) any corporate action by AmerUs which would cause AmerUs or AmerUs Life to violate the requirements of Section 521A.14 of the Iowa Insurance Code (relating to mutual insurance holding companies).

    AmerUs has sought and received the consent of AMHC to the Merger and the Stock Issuance.

    REGISTRATION RIGHTS. AmerUs has granted to the AmerUs Control Group certain demand and "piggyback" registration rights with respect to shares of AmerUs Common Stock owned by it. The AmerUs Control Group has the right to request up to two demand registrations in each calendar year. The AmerUs Control Group also has the right, which it may exercise at any time and from time to time, to include the shares of Common Stock held by it in certain other registrations of common equity securities of AmerUs initiated by AmerUs on its own behalf or on behalf of any shareholder of AmerUs. Such registration rights are transferable by the AmerUs Control Group provided that such transferee is (i) a member of the AmerUs Control Group or (ii) in the case of AmerUs Class A Common Stock only, an institutional accredited investor (as defined under Rule 501(a) promulgated under the Securities Act) permitted to acquire such registrable shares under applicable law. AmerUs has agreed to pay all costs and expenses in connection with each such registration, except underwriting discounts, commissions and legal fees of the AmerUs Control Group applicable to the shares of Common Stock sold by the AmerUs Control Group. The AmerUs Intercompany Agreement contains customary terms and provisions with respect to, among other things, registration procedures and certain rights to indemnification granted by parties thereunder in connection with the registration of AmerUs Common Stock on behalf of the AmerUs Control Group.

    EQUITY PURCHASE RIGHTS. AmerUs has agreed that, to the extent permitted by Nasdaq so long as AmerUs is listed on Nasdaq, and so long as the AmerUs Control Group controls at least 50.1% of the combined voting power of the outstanding Common Stock of AmerUs, the AmerUs Control Group may purchase its pro rata share (based on its then current percentage equity interest in AmerUs) of any voting equity security issued by AmerUs (excluding any such securities offered in connection with any merger, acquisition, exchange offer, employee and director stock option or other benefit plans, dividend reinvestment plans and other offerings other than for cash).

    CERTAIN BUSINESS RELATIONSHIPS. AmerUs has agreed that all distribution arrangements in effect as of September 15, 1996 pursuant to which members of the AmerUs Affiliated Group distribute insurance products of AmerUs or its subsidiaries shall continue until the Trigger Date.

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    MANAGEMENT SERVICES.  Until the Trigger Date, AmerUs has agreed to provide to the AmerUs Affiliated Group certain management and administrative services, including: (i) general management services, (ii) assistance in matters relating to operations, strategy and business planning and (iii) as requested, furnish reports to the board of directors of AMHC or AmerUs Group with respect to aspects of the business and affairs of the AmerUs Affiliated Group. In connection with such services AmerUs will be subject to the exclusive authority of the board of directors of AMHC or the AmerUs Affiliated Group member for which such services are performed. AmerUs Group will pay AmerUs $2.0 million in consideration for such services in 1997.

    TAX ALLOCATION AGREEMENT. AmerUs and AMHC have entered into an agreement relating to the allocation of federal and state income tax liabilities (the "TAX ALLOCATION AGREEMENT"). Under the Tax Allocation Agreement, AmerUs will be responsible for all income tax liabilities that are attributable to the net income of AmerUs and its subsidiaries under applicable federal and state tax laws. AmerUs will have no responsibility for income tax liabilities attributable to AMHC and its wholly-owned subsidiaries under such laws, including any liabilities that may have arisen while such subsidiaries were wholly-owned subsidiaries of AmerUs Life. If and to the extent that losses of AMHC and its wholly-owned subsidiaries are applied to reduce the federal or state income taxes attributable to the net income of AmerUs, AmerUs will be required to make a payment to AMHC equal to such tax reduction. Conversely, if and to the extent that losses of AmerUs are applied to reduce the federal or state income tax liability attributable to the net income of AMHC and its wholly-owned subsidiaries for any year, AMHC will be required to make a payment to AmerUs equal to such tax reduction. It is not anticipated that the federal or state income tax liability of AmerUs or its subsidiaries will be determined on a consolidated or combined basis with that of AMHC or any of its wholly-owned subsidiaries for any period after the Merger.

    AGREEMENTS INVOLVING REAL ESTATE. AmerUs Life has entered into asset and property management contracts with API. Pursuant to such agreements, API provides asset and property management services to AmerUs Life with respect to certain real estate owned by AmerUs Life. The total expenses incurred by AmerUs Life pursuant to such agreements equaled approximately $1,108,000 and $33,000 for the year ended December 31, 1996 and the six months ended June 30, 1997, respectively.

    Total rental income earned by AmerUs under all agreements with members of the AmerUs Affiliated Group was approximately $474,000 for the year ended December 31, 1996 and none for the six months ended June 30, 1997.

    AmerUs entered into lease agreements with API in December 1996 because the facilities occupied by AmerUs as its executive and home offices were transferred to API as part of the AmerUs Reorganization. The lease agreements require monthly payments of $143,000 on a net basis for a period of 5 years. In addition, AmerUs leases additional space on a monthly basis. Total rent paid under these agreements was $143,000 and $943,000 for the year ended December 31, 1996 and the six months ended June 30, 1997, respectively.

    AmerUs Life paid rentals to AmerUs Bank of $24,000 for the year ended December 31, 1996, under the terms of a lease agreement which expired in 1996.

    AmerUs Life has entered into various limited partnership and joint venture agreements in which API or an affiliate serves as general partner. AmerUs Life contributed portions of its joint venture interests to API and sold several of these partnership interests to newly formed partnerships in which API has an interest. Total proceeds from these sales were $1,638,000 and $10,979,000 in the year ended December 31, 1996 and in the six months ended June 30, 1997, respectively. After such sales, AmerUs Life purchased a 9.75% limited partnership interest in one of the newly formed partnerships for $2,160,000. In addition, AmerUs Life agreed to make loans to the newly formed partnerships in the aggregate amount of up to $20,000,000 of which none was outstanding as of June 30, 1997.

    AmerUs Life has also entered into agreements with various partnerships in which API has an interest pursuant to which AmerUs Life is obligated to make future capital contributions to such partnerships in an amount of up to $4,643,000.

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    As of June 30, 1997, AmerUs Life had a total investment of $9,052,000 in various partnerships and joint ventures in which API had an interest.

    LOAN SERVICING AGREEMENTS. AmerUs Life has entered into various loan servicing agreements with various members of the AmerUs Affiliated Group. The total expenses incurred by AmerUs Life for such services was approximately $1,420,000 and $186,000 for the year ended December 31, 1996 and the six months ended June 30, 1997, respectively.

    AmerUs Life has also entered into various loan servicing agreements with AmerUs Bank. Pursuant to such agreements, AmerUs Life services certain nonresidential mortgage loans on behalf of AmerUs Bank. The total revenues earned by AmerUs Life for such services were approximately $28,000 and $13,000 for the year ended December 31, 1996 and the six months ended June 30, 1997, respectively.

    OTHER SERVICE AGREEMENTS. AmerUs and AmerUs Life have entered into various miscellaneous services agreements with members of the AmerUs Affiliated Group. Pursuant to such agreements, AmerUs and AmerUs Life provide certain communications, tax, law department, accounting department, internal audit, administrative and data processing services to such other parties to the agreements, as requested. The aggregate revenues earned for services performed by AmerUs and AmerUs Life in accordance with such agreements were approximately $7,119,000 and $2,961,000 for the year ended December 31, 1996 and the six months ended June 30, 1997, respectively.

    PURCHASE OF LOANS AND SECURITIZATION. AmerUs Life entered into a purchase agreement with AmerUs Bank, dated as of June 28, 1996, pursuant to which AmerUs Life acquired an HEL Asset-Backed Class A Note (the "NOTE") and Class R Certificate Series 1996-1 (the "CERTIFICATE"). The Note had a face amount of $43,715,845 and pays interest at the rate of 8.35% per annum. The Certificate has a face amount of $3,039,069 and pays interest at the rate of 16.81% per annum. The Note and Certificate are backed by the assets of the AB Home Equity Loan Trust (the "AB TRUST"), which consist of approximately $47 million of second mortgage loans. Pursuant to a Pooling and Servicing Agreement, dated as of June 28, 1996 (the "Pooling and Servicing Agreement"), between AmerUs Bank and Boatmen's Trust Company ("BOATMEN'S"), and a Transfer Agreement, dated as of June 28, 1996, between AmerUs Bank and Boatmen's, as trustee of the AB Trust, the AB Trust acquired such loans from AmerUs Bank, and paid a purchase price of $46,754,914. Under the Pooling and Servicing Agreement AmerUs Bank acts as the servicer of the loans and receives a servicing fee equivalent to the amount of all interest collected on the loans in excess of 8.9%.

    AmerUs Life entered into a master agreement of purchase and sale with AmerUs Bank, dated as of March 5, 1997, whereby the terms under which AmerUs Life would purchase home equity mortgage loans from AmerUs Bank was established. AmerUs Life records the purchase of such loans at their purchase price which represents fair market value, which may be different from AmerUs Bank's carrying value. AmerUs would accordingly recognize gain or loss on such transactions. To date, AmerUs Life has acquired loans with aggregate principal balances at the time of sale of $98,476,213. Most of the acquired loans were sold by AmerUs Life on October 24, 1997, to Bank of New York, as Trustee of the AmerUs Home Equity Loan Trust 1997-1 (the "TRUST") in a $125 million offering of home equity loans. Of the $125 million, $30,947,779 was set aside under the Pooling and Servicing Agreement to be used by AmerUs Life to acquire additional home equity mortgage loans for inclusion in the Trust. AmerUs Life services the loans in the Trust and AmerUs Bank acts as a subservicer of the loans and receives a pass-through of the servicing fee of 50 basis points of the outstanding principal balances of the loans.

    AmerUs Life entered into a purchase agreement with AmerUs Mortgage dated March 1, 1997, whereby AmerUs Life has committed to purchase up to $200 million principal amount of first mortgage loans originated by AmerUs Mortgage. The commitment expires on December 31, 1997, and is terminable by either party upon sixty days' notice. As of October 31, 1997, AmerUs Life has purchased 58 mortgage loans pursuant to such commitment for a total purchase price of $8,453,000.

    SALE OF INSURANCE POLICIES. AmerUs Life has entered into an agreement, dated January 1, 1995, with AmerUs Investments, Inc. ("AMERUS INVESTMENTS"), a wholly-owned subsidiary of AmerUs Bank, to

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market products of AmerUs Life. Pursuant to this agreement, AmerUs Life pays
AmerUs Investments fees in the form of commissions in exchange for generating sales of such products. Total commissions paid to AmerUs Investments were $521,000 and $683,000 for the year ended December 31, 1996 and six months ended June 30, 1997, respectively.

    AmerUs has also entered into certain Affiliated Agent Contracts with employees of AmerUs Investments (the "AFFILIATED AGENTS") to solicit, sell and service AmerUs Life insurance products and has also entered into a Servicing Agreement, dated March 1, 1992, with AmerUs Investments pursuant to which AmerUs Investments agreed to service the business sold by any Affiliated Agent and otherwise supervise its employees who are Affiliated Agents.

    CAPITAL CONTRIBUTION. During 1996, AmerUs Life made a capital contribution to or for the benefit of certain of its subsidiaries in connection with the AmerUs Reorganization. The capital contribution consisted of cash and other property having an approximate net carrying value of $79 million. After making such capital contribution, AmerUs Life caused certain of its non-life insurance subsidiaries to be distributed to AmerUs Group, effectively separating AMHC's non-life insurance businesses from the life insurance businesses owned by AmerUs.

    From time to time AmerUs Life has made capital contributions to Lartnec Investment Co. ("LARTNEC"). Lartnec had previously been a subsidiary of AmerUs Life, and AmerUs Financial Services, Inc. ("AFS") had previously been a subsidiary of Lartnec. During 1996, AFS was merged into Lartnec and Lartnec was then merged upstream into AmerUs Life, after which the distribution of the non-life insurance subsidiaries to AmerUs Group was effected. During 1996, AmerUs Life made capital contributions to Lartnec in the approximate total amount of $4,463,000 prior to Lartnec's liquidation.

    LOANS AND CREDIT SUPPORT TO THE AMERUS AFFILIATED GROUP. AmerUs Life has provided financing to members of the AmerUs Affiliated Group or their affiliates for various purposes. The outstanding balance of all such financings was $62 million and $58 million as of December 31, 1996 and June 30, 1997, respectively. AmerUs Life recorded interest income of $5.0 million and $2.6 million for the year ended December 31, 1996 and the six months ended June 30, 1997, respectively. All such loans were made on terms which were intended to approximate arms' length transactions.

    AmerUs Life pledged investment securities as collateral for indebtedness of the AmerUs Affiliated Group. Approximately $62.0 million was outstanding under the facility at December 31, 1996. The value of the collateral pledged was approximately $88.0 million as of December 31, 1996. No collateral was pledged as of June 30, 1997 for indebtedness of the AmerUs Affiliated Group.

    In addition, AmerUs Life guaranteed various borrowings of members of the AmerUs Affiliated Group with outstanding balances of approximately $7.1 million and $7.0 million at December 31, 1996 and June 30, 1997, respectively.

    AmerUs Life has outstanding loan commitments to various partnerships in which API has an interest. At June 30, 1997, the outstanding loan commitments were approximately $15,000,000.

    RESTRICTIONS UNDER AMERUS GROUP FINANCING__In January 1997, AmerUs Group entered into a revolving credit facility with a syndicate of lenders secured by a pledge of certain of the outstanding capital stock held by AmerUs Group in its direct and indirect subsidiaries, including AmerUs and AmerUs Life. As of October 31, 1997, AmerUs Group had not made any borrowings under the credit facility and there were no outstanding loan amounts under that facility. The credit facility provides for typical events of default and covenants with respect to the conduct of the business of AmerUs Group and its subsidiaries and requires the maintenance of various financial levels and ratios. Among other covenants, AmerUs Group is required to ensure that (a) AmerUs maintains certain specified financial ratios with respect to minimum consolidated net worth, adjusted capital and surplus, cash flow to fixed charges, and leverage, (b) AmerUs Life, Delta Life and any other material life insurance subsidiary maintain a specified ratio of risk-based capital, and (c) AmerUs Life maintains a rating by A.M. Best of "A-" or better (provided that no event of default will occur under the credit facility until the earlier to occur of AmerUs Life's rating falling below "B++" or 12 months after AmerUs Life's rating falling below "A-").

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    SECURITY ARRANGEMENTS FOR BANK CREDIT FACILITY.  In connection with the Bank
Credit Facility (as defined below), AmerUs has pledged to the lenders approximately 49.9% of the common stock of AmerUs Life owned by AmerUs and a $50 million 9% surplus note payable to AmerUs by AmerUs Life.

    TRANSACTIONS WITH AFFILIATES OF DIRECTORS. John A. Wing, a director of AmerUs, is Chairman and Chief Executive Officer of ABN AMRO Chicago Corporation. ABN AMRO Chicago Corporation has from time to time performed investment banking services for AmerUs, including assisting AmerUs with its subscription offering and serving as co-manager of AmerUs' initial public offering of its AmerUs Class A Common Stock. The total amount of fees paid by AmerUs to ABN AMRO Chicago Corporation with respect to such services was $50,000 and $1,043,298 during 1996 and 1997, respectively. Additionally, ABN AMRO is a co-manager of the Bank Credit Facility.

    RECENT DEVELOPMENTS--ACQUISITION OF DELTA LIFE CORPORATION

    General. On October 23, 1997, AmerUs acquired all of the outstanding capital stock of Delta for $162.9 million in cash. The principal asset of Delta is its wholly-owned subsidiary, Delta Life and Annuity Company ("DELTA LIFE"), a Tennessee domiciled life insurance company formed in 1955. Delta Life specializes in the sale of individual single and flexible premium deferred annuities, primarily in the southeastern, western, southwestern and midwestern regions of the United States. Such sales are made primarily through a network of over 3,400 independent agents. Approximately 55% of Delta Life's 1996 direct collected premiums were derived from retirement-oriented tax-qualified annuities. Delta Life is licensed in the District of Columbia and in all states except New York.

    Delta Life's strategy is to structure its fixed annuity products to appeal to the conservative retirement saver who is seeking principal preservation and consistency of earnings. Most of Delta Life's products are innovative in that they incorporate a fixed contractual management fee. In addition to offering a lifetime guaranteed minimum interest crediting rate and an annual guaranteed interest crediting rate, these annuities also require the crediting of the interest rate earned on the assets supporting the respective policies after deducting the contractual management fee. Over 70% of policyowners' assets are invested in securities issued, secured or guaranteed by the U.S. Government, government agencies or instrumentalities.

    AmerUs believes that the acquisition of Delta is an important step in implementing AmerUs' growth strategy. With this acquisition, AmerUs increases its presence in the rapidly growing asset accumulation business, gains access to Delta's extensive marketing capabilities, significantly expands distribution capacity and gives AmerUs additional scale with the opportunity for improved operational efficiencies and substantial expense reductions.

    Delta Life's operations complement a number of the operating fundamentals of AmerUs. By integrating the operations of Delta Life with those of AmerUs Life, management expects to substantially reduce the unit costs of both AmerUs Life's and Delta Life's general insurance expenses and investment expenses by spreading fixed costs over a larger revenue base. Delta Life's distribution system of independent agents continues AmerUs' efforts to increase capacity and diversify distribution channels. To the extent that Delta Life has built sales in the south and southeast, this provides geographic diversification in areas where AmerUs Life has not concentrated its sales activities in the past. At the same time, the product strategy of Delta Life expands AmerUs' offering of competitive products that meet the demands of customers.

    Summary Consolidated Financial and Operating Data. Below is summary consolidated financial and operating data for Delta as of or for the six months ended June 30, 1997 and 1996 and as of or for each of the three years ended December 31, 1996.

                                                      AS OF OR FOR THE SIX
                                                                                AS OF OR FOR THE YEAR ENDED
                                                     MONTHS ENDED JUNE 30,              DECEMBER 31,
                                                     ----------------------  ----------------------------------
                                                      1997(A)       1996      1996(A)       1995        1994
                                                     ----------  ----------  ----------  ----------  ----------
                                                                       (DOLLARS IN MILLIONS)
CONSOLIDATED INCOME STATEMENT DATA:
Revenues:
  Insurance premiums and other revenues............  $      3.6  $      6.4  $     11.6  $     10.8  $      8.3
  Net investment income............................        16.7        15.9        32.2        27.5        22.4
  Realized gains (losses) on investments...........         0.1          --         0.1         0.1         0.1
                                                     ----------  ----------  ----------  ----------  ----------
Total revenues.....................................        20.4        22.3        43.9        38.4        30.8
Benefits and expenses:
  Total policyowner benefits.......................         2.3         4.3         6.9         6.8         5.5
  Total expenses...................................        12.7        11.4        24.8        23.3        15.6
                                                     ----------  ----------  ----------  ----------  ----------
Total benefits and expenses........................        15.0        15.7        31.7        30.1        21.1
                                                     ----------  ----------  ----------  ----------  ----------
Income before income tax expense...................         5.4         6.6        12.2         8.3         9.7
Income tax expense.................................         2.0         2.4         4.6         3.1         3.5
                                                     ----------  ----------  ----------  ----------  ----------
Net income.........................................  $      3.4  $      4.2  $      7.6  $      5.2  $      6.2
                                                     ----------  ----------  ----------  ----------  ----------
                                                     ----------  ----------  ----------  ----------  ----------

CONSOLIDATED BALANCE SHEET DATA:
Total invested assets..............................  $  1,772.3  $  1,751.2  $  1,736.0  $  1,682.2  $  1,424.3
Total assets.......................................     1,980.9     1,895.4     1,926.2     1,815.9     1,544.6
Debt...............................................        24.1        18.7        22.7        20.4        29.0
Total liabilities..................................     1,873.5     1,793.3     1,821.2     1,722.6     1,479.2
Total stockholders' equity (B).....................       107.4       102.1       105.0        93.3        65.4

OTHER OPERATING DATA:
Number of employees................................         130         155         145         148         117

STATUTORY DATA:
Statutory premiums and deposits:
  Annuities........................................  $     97.6  $    109.4  $    232.1  $    320.4  $    295.4

--------------

(A) On October 31, 1996, Delta disposed of one of its wholly-owned operating subsidiaries, Shelby Life Insurance Company. Shelby Life's condensed income statement data for the six months ended June 30, 1996 and the year ended December 31, 1996 is as follows:

                                                               FOR THE SIX MONTHS         FOR THE YEAR
                                                               ENDED JUNE 30, 1996   ENDED DECEMBER 31, 1996
                                                              ---------------------  -----------------------
                                                                              (IN MILLIONS)
INCOME STATEMENT DATA:
Revenues:
  Insurance premiums and other revenues.....................        $     2.0               $     3.4
  Net investment income.....................................              1.5                     2.4
                                                                          ---                     ---
    Total revenues..........................................        $     3.5               $     5.8
Benefits and expenses:
  Total policyowner benefits................................              1.1                     1.7
  Total expenses............................................              1.1                     1.7
                                                                          ---                     ---
    Total benefits and expenses.............................              2.2                     3.4
                                                                          ---                     ---
Income before income tax expense............................              1.3                     2.4
Income tax expense..........................................              0.5                     0.9
                                                                          ---                     ---
Net income..................................................        $     0.8               $     1.5
                                                                          ---                     ---
                                                                          ---                     ---

--------------

(B) In 1995 Delta issued additional common stock for $20 million.

    Products. Delta Life's product offerings differ from those of most of its competitors in two ways. First, Delta Life offers an interest rate crediting strategy on almost all of its single and flexible premium deferred annuities that credits the policy with a return based upon the interest rate it earns on assets supporting the respective policies less a contractually stated management fee. In addition, these policies offer a lifetime guaranteed minimum interest crediting rate and an annual guaranteed interest crediting rate. Second, Delta Life's investment policy mandates that no less than 70% of policyowners' assets be invested in securities issued, secured or guaranteed by the U.S. Government, government agencies or instrumentalities. The balance of these funds is invested primarily in investment grade corporate bonds and commercial mortgages.

    In 1996, Delta Life introduced and commenced marketing two single premium equity index annuity products that are based either on Standard & Poor's 500 Composite Stock Price Index ("S&P 500-Registered Trademark-") or an international index created by Delta Life from stock market indexes from France, Germany, Japan, Switzerland and the United Kingdom. These products receive the benefit of 100% of any increase in the selected index less a contractually stated management fee. This benefit is determined as follows: On each policy anniversary, a new S&P 500-Registered Trademark- value is locked in. If this value is higher than any other prior anniversary value, an annual effective interest rate is calculated for the seven year term using the S&P
500-Registered Trademark- values at the commencement of the policy and on the last anniversary. The contractual annual management fee is subtracted and the resulting net rate is used to calculate the value of the policy at the end of the seven year term. If a higher S&P 500-Registered Trademark- value occurs on a later policy anniversary, then this calculation is repeated using the higher S&P 500-Registered Trademark- value. The policyowner is guaranteed to receive at least 110% of the original premium at the end of the seven year term of the policy, assuming no withdrawals.

    The following table sets forth information regarding Delta Life's sales activity by product:

                DIRECT FIRST YEAR AND SINGLE COLLECTED PREMIUMS

                                                     FOR THE SIX MONTHS
                                                       ENDED JUNE 30,         FOR THE YEAR ENDED DECEMBER 31,
                                                   ----------------------  -------------------------------------
                                                     1997        1996         1996         1995         1994
                                                   ---------  -----------  -----------  -----------  -----------
                                                                          (IN THOUSANDS)
Deferred fixed annuity...........................  $  56,528  $    61,827  $   147,917  $   270,337  $   263,023
Equity index annuity.............................     33,989       42,901       98,612      --           --
Immediate annuity................................      3,115        4,490        8,037        6,675        4,697
                                                   ---------  -----------  -----------  -----------  -----------
                                                   $  93,632  $   109,218  $   254,566  $   277,012  $   267,720
                                                   ---------  -----------  -----------  -----------  -----------
                                                   ---------  -----------  -----------  -----------  -----------

    The following table sets forth information regarding Delta Life's annuities in force for each date presented:

                               ANNUITIES IN FORCE

                                               AS OF JUNE 30,                     AS OF DECEMBER 31,
                                        ----------------------------  -------------------------------------------
                                            1997           1996           1996           1995           1994
                                        -------------  -------------  -------------  -------------  -------------
                                                                 (DOLLARS IN THOUSANDS)
Deferred fixed annuities
  Number of policies..................         46,396         48,950         47,061         47,075         42,484
  GAAP reserves.......................  $   1,634,343  $   1,574,389  $   1,611,219  $   1,536,911  $   1,287,143
Equity index annuities
  Number of policies..................          4,390          1,598          3,226       --             --
  GAAP reserves.......................  $     133,477  $      23,843  $      99,612  $    --        $    --
Immediate annuities
  Number of policies..................          1,329          1,210          1,267          1,120            960
  GAAP reserves.......................  $      45,794  $      41,425  $      43,469  $      35,323  $      26,993

MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF OPERATIONS AND FINANCIAL
  CONDITION OF AMERUS

    THE FOLLOWING ANALYSIS OF THE CONSOLIDATED RESULTS OF OPERATIONS AND FINANCIAL CONDITION OF AMERUS SHOULD BE READ IN CONJUNCTION WITH THE AMERUS SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA AND THE CONSOLIDATED FINANCIAL STATEMENTS OF AMERUS AND RELATED NOTES INCLUDED ELSEWHERE IN THIS JOINT PROXY STATEMENT/PROSPECTUS.

      OVERVIEW. AmerUs is a holding company engaged through its subsidiaries in the business of marketing, underwriting and distributing a broad range of individual life insurance and annuity products to individuals and businesses in 49 states and the District of Columbia. AmerUs' primary product offerings consist of whole life, universal life and term life insurance policies and fixed annuities. Since April 1, 1996 AmerUs has been a party to the Ameritas Joint Venture with Ameritas Life Insurance Corp., through which it markets fixed annuities and sells variable annuities and variable life insurance products. See "--Business--Products" and "--Business--Ameritas Joint Venture."

    In accordance with GAAP, universal life insurance premiums and annuity deposits received are reflected as increases in liabilities for policyowner account balances and not as revenues. Revenues reported for universal life and annuity products consist of policy charges for the cost of insurance, administration charges and surrender charges assessed against policyowner account balances. Surrender benefits paid relating to universal life insurance policies and annuity products are reflected as decreases in liabilities for policyowner account balances and not as expenses. Amounts for interest credited to universal life and annuity policyowner account balances and benefit claims in excess of policyowner account balances are reported as expenses in the financial statements. AmerUs receives investment income earned from the funds deposited into account balances by universal life and annuity policyowners, the majority of which is passed through to such policyowners in the form of interest credited.

    Premium revenues reported for traditional life insurance products are recognized as revenues when due. Future policy benefits and policy acquisition costs are recognized as expenses over the life of the policy by means of a provision for future policy benefits and amortization of deferred policy acquisition costs.

    The costs related to acquiring new business, including certain costs of issuing policies and certain other variable selling expenses (principally commissions), defined as deferred policy acquisition costs, are capitalized and amortized as an expense in proportion to expected profits or margins from such policies. This amortization is adjusted when current or estimated future gross profits or margins on the underlying policies vary from previous estimates. For example, the amortization of deferred policy acquisition costs is accelerated when policy terminations are higher than originally estimated or when investments supporting the policies are sold at a gain prior to their anticipated maturity. Death and other policyowner benefits reflect exposure to mortality risk and fluctuate from period to period based on the level of claims incurred within insurance retention limits. The profitability of AmerUs is primarily affected by expense levels, interest spread results (i.e., the excess of investment earnings over the interest credited to policyowners) and fluctuations in mortality, persistency and other policyowner benefits. AmerUs has the ability to mitigate adverse experience through adjustments to credited interest rates, policyowner dividends or cost of insurance charges.

      ADJUSTED OPERATING INCOME. The following table reflects net income adjusted to eliminate certain items (net of applicable income taxes) which management believes are not necessarily indicative of overall operating trends, including net realized gains or losses on investments. Different items are likely to occur in each period presented and others may have different opinions as to which items may warrant adjustment. The adjusted operating income shown below does not constitute net income computed in accordance with GAAP.

                                                      SIX MONTHS ENDED
                                                          JUNE 30,                       YEAR ENDED DECEMBER 31,
                                                    --------------------  -----------------------------------------------------
                                                      1997       1996       1996       1995       1994       1993       1992
                                                    ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                                     (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Net income........................................  $  29,022  $  56,461  $  74,173  $  69,348  $   6,667  $  31,209  $  38,753
Net realized (gains) losses on
 investments (A)..................................     (5,188)   (41,534)   (42,552)   (32,244)    11,223    (10,187)    (6,646)
Equity add-on tax (B).............................     --          4,480      4,480     --          9,585     --         --
Reorganization costs (C)..........................     --            438      1,522      1,426     --         --         --
Adoption of SFAS 106 (D)..........................     --         --         --         --         --          3,214     --
                                                    ---------  ---------  ---------  ---------  ---------  ---------  ---------
Adjusted operating income.........................  $  23,834  $  19,845  $  37,623  $  38,530  $  27,475  $  24,236  $  32,107
                                                    ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                    ---------  ---------  ---------  ---------  ---------  ---------  ---------
Adjusted operating income per share...............  $    1.03  $     .86  $    1.62  $    1.66     --         --         --

------------------

(A) Represents realized gains or losses on investments less that portion of the amortization of deferred policy acquisition costs adjusted for income taxes on such amounts. Realized gains may vary widely between periods. Such amounts are determined by management's timing of individual transactions and do not necessarily correspond to the underlying operating trends.

(B) Represents the mutual life insurance company equity add-on tax, which is applicable only to mutual life insurance companies and which AmerUs believes will not be applicable to AmerUs after June 30, 1996 due to AmerUs Life's conversion into a stock company.

(C) Represents costs directly related to the AmerUs Reorganization consisting primarily of printing, postage, legal and consulting costs. All of the 1995 costs were incurred in the second half of 1995. These costs were not of a continuing nature and were not expected to have any effect on future operations.

(D) As of January 1, 1993, AmerUs adopted SFAS 106, pursuant to which the cost of certain post-retirement benefits must be recognized on an accrual basis as employees perform services to earn such benefits. AmerUs' transition obligation as of January 1, 1993 amounted to approximately $3.2 million, net of income tax benefits, and was recorded as a cumulative effect adjustment to net income.

       THE CLOSED BLOCK. In connection with the AmerUs Reorganization, the Closed Block was established. Insurance policies which had a dividend scale in effect as of June 30, 1996 were included in the Closed Block. The Closed Block was designed to provide reasonable assurance to owners of insurance policies included therein that, after the AmerUs Reorganization, assets would be available to maintain the dividend scales and interest credits in effect prior to the AmerUs Reorganization if the experience underlying such scales and credits continues. See "RISK FACTORS--Risks Relating to the Closed Block" and "--Business--The AmerUs Reorganization."

    The contribution to the operating income of AmerUs from the Closed Block is reported as a single line item in the income statement. Accordingly, premiums, product charges, investment income, realized gains (losses) on investments, policyowner benefits and dividends attributable to the Closed Block, less certain minor expenses including amortization of deferred policy acquisition costs, are shown as a net number under the caption the "Contribution from the Closed Block." This results in material reductions in the respective line items in the income statement while having no effect on net income. The expenses associated with the administration of the policies included in the Closed Block and the renewal commissions on these policies are not charged against the Contribution from the Closed Block, but rather are grouped with underwriting, acquisition and insurance expenses. Also, all assets allocated to the Closed Block are grouped together and shown as a separate item entitled "Closed Block Assets." Likewise, all liabilities attributable to the Closed Block are combined and disclosed as the "Closed Block Liabilities."

  AMERUS RESULTS OF OPERATIONS

  Six Months Ended June 30, 1997 Compared to Six Months Ended June 30, 1996

    COMBINED RESULTS OF OPERATIONS. Since the operating results from the Closed Block for the six months ended June 30, 1997 are reported on one line of the income statement, "Contribution from the Closed Block," the individual income statement components for the first six months of 1997 are not fully comparable with those for the first six months of 1996, prior to the establishment of the Closed Block. Management believes that the presentation of the results of operations for the six months ended June 30, 1997 on a combined basis as if the Closed Block had not been formed facilitates comparability with the results of operations for the six months ended June 30, 1996. Accordingly, the combined presentation set forth below includes certain revenues and expenses associated with the policies included in the Closed Block. Such presentation does not, however, affect AmerUs' reported net income.

                                                                                       SIX MONTHS ENDED
                                                                                         JUNE 30, 1997
                                                                             -------------------------------------
                                                                                            CLOSED
                                                                             AS REPORTED     BLOCK      COMBINED
                                                                             -----------  -----------  -----------
                                                                                        (IN THOUSANDS)
Revenues:
  Insurance premiums.......................................................  $    20,928  $   104,994  $   125,922
  Product charges..........................................................       20,287       10,007       30,294
  Net investment income....................................................       99,226       54,278      153,504
  Realized gains (losses) on investments...................................        9,523         (989)       8,534
  Other revenues...........................................................          630      --               630
  Contribution from the Closed Block.......................................       13,410      (13,410)     --
                                                                             -----------  -----------  -----------
  Total revenues...........................................................      164,004      154,880      318,884
Benefits and expenses:
  Policyowner benefits.....................................................       83,875      108,382      192,257
  Underwriting, acquisition and insurance expenses.........................       29,029        2,821       31,850
  Amortization of deferred policy acquisition costs........................       10,973       14,111       25,084
  Dividends to policyowners................................................          173       29,566       29,739
                                                                             -----------  -----------  -----------
  Total benefits and expenses..............................................      124,050      154,880      278,930
Income before income tax expense and equity in earnings of unconsolidated
 subsidiary................................................................       39,954      --            39,954
Income tax expense.........................................................       11,586      --            11,586
                                                                             -----------  -----------  -----------
Income before equity in earnings of unconsolidated subsidiary..............       28,368      --            28,368
Equity in earnings of unconsolidated subsidiary............................          654      --               654
                                                                             -----------  -----------  -----------
Net income.................................................................  $    29,022  $   --       $    29,022
                                                                             -----------  -----------  -----------
                                                                             -----------  -----------  -----------

    A summary of AmerUs' combined revenues, including revenues associated with the Closed Block, follows:

                                                                                 SIX MONTHS ENDED JUNE
                                                                                          30,
                                                                                ------------------------
                                                                                   1997         1996
                                                                                -----------  -----------
                                                                                     (IN THOUSANDS)
Insurance premiums
  Traditional life insurance premiums.........................................  $   117,459  $   113,347
  Immediate annuity and supplementary contract premiums.......................        8,395        8,097
  Other premiums..............................................................           68        1,619
                                                                                -----------  -----------
    Total insurance premiums..................................................      125,922      123,063
Universal life product charges................................................       29,886       28,841
Annuity product charges.......................................................          408          431
                                                                                -----------  -----------
    Total product charges.....................................................       30,294       29,272
Net investment income.........................................................      153,504      143,589
Realized gains (losses) on investments........................................        8,534       64,409
Other revenues................................................................          630        1,329
                                                                                -----------  -----------
    Total revenues............................................................  $   318,884  $   361,662
                                                                                -----------  -----------
                                                                                -----------  -----------

    Individual life and annuity premiums and product charges increased $5.4 million, or 3.6%, for the six months ended June 30, 1997 from the same period in 1996. Traditional life insurance premiums increased $4.1 million for the six months as a result of continued growth in renewal premiums. Immediate annuity deposits and supplementary contract premiums were $0.3 million higher for the six months ended June 30, 1997 compared to the same period in 1996. The increase was primarily the result of higher supplementary contract premiums. Other premiums were lower in 1997 for the six month period primarily due to the sale of AmerUs' remaining group life operation in the third quarter of 1996.

    Universal life product charges increased $1.0 million for the six months ended June 30, 1997 compared to the same period in 1996. The increased product charges in 1997 were primarily due to increased cost of insurance charges as a result of the normal aging of the block of business.

    Net investment income increased $9.9 million for the six months ended June 30, 1997 from the same period in 1996. Average invested assets for the first half of 1997 increased $152.3 million (excluding market value adjustments) over the same period in 1996, and the effective yield on average invested assets (excluding market value adjustments) increased from 7.69% for the first six months of 1996 to 7.88% for the same period in 1997. Included in the six months 1997 net investment income was $2.6 million from other invested assets and $2.4 million from the sale of certain investment partnership interests.

    Realized gains on investments decreased $55.9 million for the six months ended June 30, 1997 from the same period in 1996. Included in the six month amounts for 1996 were approximately $52.4 million of gains from the sale of common stock as a result of the liquidation of AmerUs' equity portfolio, with approximately $51.5 million of the gains occurring during the first quarter of 1996.

    A summary of AmerUs' combined policyowner benefits, including policyowner benefits associated with the Closed Block, follows:

                                                                       SIX MONTHS ENDED JUNE
                                                                                30,
                                                                      ------------------------
                                                                         1997         1996
                                                                      -----------  -----------
                                                                           (IN THOUSANDS)
Traditional life insurance
  Death benefits....................................................  $    20,973  $    19,664
  Change in liability for future policy benefits and other policy
    benefits........................................................       83,967       79,764
                                                                      -----------  -----------
    Total traditional life insurance benefits.......................      104,940       99,428
Universal life insurance
  Death benefits in excess of cash value............................       14,886       11,705
  Interest credited to policyowner account balances.................       22,612       21,031
  Other policy benefits.............................................        1,622        1,758
                                                                      -----------  -----------
    Total universal life insurance benefits.........................       39,120       34,494
Annuities
  Interest credited to deferred annuity account balances............       30,525       35,712
  Other annuity benefits............................................       17,236       16,234
                                                                      -----------  -----------
    Total annuity benefits..........................................       47,761       51,946
Miscellaneous benefits..............................................          436        2,195
                                                                      -----------  -----------
    Total policyowner benefits......................................  $   192,257  $   188,063
                                                                      -----------  -----------
                                                                      -----------  -----------

    Total policyowner benefits increased $4.2 million for the six months ended June 30, 1997 from the same period in 1996. Traditional life insurance benefits increased $5.5 million for the six month period primarily due to the growth and aging of the business inforce and increased death benefits as a result of slightly higher mortality. Universal life insurance benefits increased $4.6 million for the six months ended June 30, 1997 from the same period in 1996 primarily as a result of increased death benefits due to higher mortality.

    Interest credited to universal life policyowner account balances increased $1.6 million for the six months ended June 30, 1997 from the same period in 1996. While the weighted average crediting rate for AmerUs' universal life liabilities decreased 12 basis points from 6.36% for the first six months of 1996 to 6.24% for the first six months of 1997, AmerUs' average liabilities increased $34.6 million over the same period, resulting in the increased credited amounts during the first six months of 1997.

    Annuity benefits decreased $4.2 million for the six months ended June 30, 1997 from the same period in 1996 primarily due to reduced interest credited to policyowner account balances. The decrease in interest credited amounts in 1997 compared to 1996 amounted to $5.2 million for the six months ended June 30. The weighted average crediting rate for AmerUs' individual deferred annuity liabilities decreased 13 basis points to 5.38% for the first six months of 1997 compared to 5.51% for the first six months of 1996. AmerUs' average deferred annuity liabilities decreased $125.7 million from the first six months of 1996 to the first six months of 1997, also contributing to the decrease in interest credited amounts in 1997. The increase in other annuity benefits in 1997 was primarily the result of higher supplemental contract premiums.

    Miscellaneous benefits were lower in 1997 for the six month period primarily due to the sale of AmerUs' remaining group life operation in the third quarter of 1996.

    A summary of AmerUs' combined expenses, including expenses associated with the Closed Block, follows:

                                                                                SIX MONTHS ENDED
                                                                                    JUNE 30,
                                                                              --------------------
                                                                                1997       1996
                                                                              ---------  ---------
                                                                                 (IN THOUSANDS)
Commission expense, net of deferrals........................................  $   4,081  $   4,503
Other underwriting, acquisition and insurance expenses, net of deferrals....     27,769     24,612
Amortization of deferred policy acquisition costs...........................     25,084     29,157
                                                                              ---------  ---------
    Total expenses..........................................................  $  56,934  $  58,272
                                                                              ---------  ---------
                                                                              ---------  ---------

    Commission expense, net of deferrals was $4.1 million for the six months ended June 30, 1997, decreasing $0.4 million from the same period a year ago primarily due to lower sales of products for which commissions are not capitalized. Other underwriting, acquisition and insurance expenses, net of deferrals, increased $3.2 million for the six months ended June 30, 1997, from the same period in 1996. The increase in expenses in 1997 for the six month period is primarily due to interest expense on capital securities issued by AmerUs and interest expense on the revolving line of credit. This added expense was largely offset by investment of the borrowed funds which contributed to the growth in invested assets and the higher investment earnings.

    The amortization of deferred policy acquisition costs decreased $4.1 million for the six months ended June 30, 1997, from the same period in 1996. Deferred policy acquisition costs are generally amortized in proportion to gross margins, including realized capital gains. Higher death benefits and lower realized capital gains in the first six months of 1997, compared to the first six months of 1996, contributed to lower gross margins in 1997 on products for which deferred costs are amortized, resulting in the lower amortization during the first six months of 1997.

    Dividends to policyowners increased $3.4 million for the six months ended June 30, 1997 from the same period in 1996. The increase in the dividends for the six month period was the result of the growth and aging of the inforce policies and the establishment of a deferred dividend liability for the Closed Block, as actual gross profits on such policies through June 30, 1997, exceeded expected profits. Traditional life reserves grew 7.9% from June 30, 1996, to $1.26 billion at June 30, 1997. The weighted average interest rate used in the dividend formula for these policies was 7.18% during the first six months of 1997 compared to 7.17% during the same period of 1996.

    Income before income tax expense and equity in earnings of unconsolidated subsidiary decreased $49.1 million for the six months ended June 30, 1997 to $39.9 million compared to $89.0 million for the same period for 1996, due primarily to lower realized gains on investments in 1997.

    Income tax expense decreased $21.2 million for the six months ended June 30, 1997 from the same period in 1996 primarily as a result of the lower pre-tax income due to the lower realized gains on investments, and as a result of the $4.5 million provision for the equity add-on tax in the first half of 1996.

    Net income decreased $27.5 million for the six months ended June 30, 1997 from the same period in 1996. The reduced net income for the six month period resulted primarily from lower realized gains on investments.

  1996 Compared to 1995

    COMBINED RESULTS OF OPERATIONS. Since the operating results from the Closed Block for the six months ended December 1996 are reported on one line of the income statement, "Contribution from the Closed Block," individual income statement components for 1996 are not fully comparable with those for 1995 and 1994, prior to the establishment of the Closed Block. Management believes that the presentation of the results of operations for 1996 on a combined basis as if the Closed Block had not been formed facilitates comparability with the results of operations for 1995 and 1994. Accordingly, the combined presentation set forth below includes certain revenues and expenses associated with policies included in the Closed Block. Such presentation does not, however, affect AmerUs' reported net income.

                                                                              YEAR ENDED DECEMBER 31, 1996
                                                                        ----------------------------------------
                                                                        AS REPORTED   CLOSED BLOCK    COMBINED
                                                                        ------------  -------------  -----------
                                                                                     (IN THOUSANDS)
Revenues
  Insurance premiums..................................................   $  138,476    $   108,315   $   246,791
  Product charges.....................................................       49,347          9,324        58,671
  Net investment income...............................................      228,625         56,329       284,954
  Realized gains (losses) on investments..............................       65,983            481        66,464
  Other revenues......................................................        2,711        --              2,711
  Contribution from the Closed Block..................................       19,909        (19,909)      --
                                                                        ------------  -------------  -----------
    Total revenues....................................................      505,051        154,540       659,591

Benefits and expenses
  Policyowner benefits................................................      261,869        103,951       365,820
  Underwriting, acquisition and insurance expenses....................       59,710          2,969        62,679
  Amortization of deferred policy acquisition costs...................       40,160         18,412        58,572
  Dividends to policyowners...........................................       26,324         29,208        55,532
                                                                        ------------  -------------  -----------
    Total benefits and expenses.......................................      388,063        154,540       542,603

Income before income tax expense and equity in earnings of
 unconsolidated subsidiary............................................      116,988        --            116,988
Income tax expense....................................................       43,859        --             43,859
                                                                        ------------  -------------  -----------

Income before equity in earnings of unconsolidated subsidiary.........       73,129        --             73,129
Equity in earnings of unconsolidated subsidiary.......................   $    1,044    $   --        $     1,044
                                                                        ------------  -------------  -----------
    Net Income........................................................   $   74,173    $   --        $    74,173
                                                                        ------------  -------------  -----------
                                                                        ------------  -------------  -----------

    A summary of AmerUs' combined revenues, including revenues associated with the Closed Block, follows:

                                                                                          YEAR ENDED DECEMBER 31,
                                                                                          ------------------------
                                                                                             1996         1995
                                                                                          -----------  -----------
                                                                                               (IN THOUSANDS)
Insurance premiums
  Traditional life insurance premiums...................................................  $   228,986  $   219,732
  Immediate annuity and supplementary contract premiums.................................       16,082       17,659
  Other premiums........................................................................        1,723        6,696
                                                                                          -----------  -----------
    Total insurance premiums............................................................      246,791      244,087
Universal life product charges..........................................................       57,834       56,763
Annuity product charges.................................................................          837          607
                                                                                          -----------  -----------
    Total product charges...............................................................       58,671       57,370
Net investment income...................................................................      284,954      285,244
Realized gains (losses) on investments..................................................       66,464       51,387
Other revenues..........................................................................        2,711        5,390
                                                                                          -----------  -----------
    Total revenues......................................................................  $   659,591  $   643,478
                                                                                          -----------  -----------
                                                                                          -----------  -----------

    Individual life and annuity premiums and product charges increased $9.0 million to $303.8 million, or 3.1%, from $294.8 million in 1995. Insurance premiums increased $2.7 million to $246.8 million in 1996 compared to $244.1 million in 1995. Traditional life insurance premiums increased $9.3 million in

1996. While there have been modest decreases in new traditional life insurance production over the past two years, continued growth in renewal premiums has produced the increase in traditional life insurance premiums in 1996. Immediate annuity deposits and supplementary contract premiums were $1.6 million lower in 1996 compared to 1995 due to reduced immediate annuity sales. Other premiums decreased significantly in 1996 primarily due to AmerUs' exit from several group life and long-term disability reinsurance pools in the second half of 1995 and the sale of AmerUs' remaining group life operation in the third quarter of 1996.

    Universal life product charges increased slightly in 1996 primarily due to increased cost of insurance charges as a result of the normal aging of that block of business.

    Net investment income decreased by $0.3 million to $284.9 million in 1996 compared to $285.2 million in 1995. The decrease in net investment income in 1996 was attributable to an increase in average invested assets more than offset by declines in the effective yields on average invested assets. Average invested assets (excluding market value adjustments) increased by $171.8 million to $3,790.1 million in 1996, compared to $3,618.3 million in 1995. The increase in average invested assets in 1996 was largely attributable to the investment of the $175.0 million proceeds from bank borrowings late during the year. The effective yield on average invested assets (excluding market value adjustments) decreased to 7.52% in 1996 from 7.88% in 1995. The decrease in effective yield in 1996 was primarily due to lower bond yields and the timing of the investment of the proceeds from the bank borrowing.

    Realized gains on investments were $66.4 million in 1996 compared to gains of $51.4 million in 1995. The increase in gains of $15.0 million in 1996 resulted primarily from increased sales of common stock in the investment portfolio. The sale of common stock in 1996 was a direct result of AmerUs' decision to reduce the level of equity securities as a percentage of its investment portfolio on a long-term basis. Proceeds from these sales were invested primarily in fixed maturity securities.

    Other revenues decreased $2.7 million in 1996 to $2.7 million compared to $5.4 million in 1995. Other revenues in 1995 included a gain of $3.1 million which resulted from the curtailment of AmerUs' defined benefit pension plans effective December 31, 1995. Effective January 1, 1996, such defined benefit pension plans were replaced with a defined contribution savings retirement plan.

    A summary of AmerUs' combined policyowner benefits, including policyowner benefits associated with the Closed Block, follows:

                                                                                          YEAR ENDED DECEMBER 31,
                                                                                          ------------------------
                                                                                             1996         1995
                                                                                          -----------  -----------
                                                                                               (IN THOUSANDS)
Traditional life insurance
  Death benefits........................................................................  $    32,251  $    32,196
  Change in liability for future policy benefits and other policy benefits..............      160,036      152,742
                                                                                          -----------  -----------
    Total traditional life insurance benefits...........................................      192,287      184,938

Universal life insurance
  Death benefits in excess of cash value................................................       23,871       20,802
  Interest credited to policyowner account balances.....................................       43,203       41,532
  Other policy benefits.................................................................        3,026        5,218
                                                                                          -----------  -----------
    Total universal life insurance benefits.............................................       70,100       67,552

Annuities
  Interest credited to deferred annuity account balances................................       66,254       78,120
  Other annuity benefits................................................................       34,334       35,582
                                                                                          -----------  -----------
    Total annuity benefits..............................................................      100,588      113,702

Miscellaneous benefits..................................................................        2,845        8,428
                                                                                          -----------  -----------
    Total policyowner benefits..........................................................  $   365,820  $   374,620
                                                                                          -----------  -----------
                                                                                          -----------  -----------

    Total policyowner benefits were $365.8 million in 1996 compared to $374.6 million in 1995. Traditional life insurance benefits increased by $7.3 million in 1996 primarily due to the growth in the amount of such business inforce. Universal life insurance benefits increased by $2.5 million in 1996. The increased benefits in 1996 were due to increased death benefits due to higher mortality and increased interest credited to policyowner account balances. While the weighted average crediting rate for AmerUs' universal life liabilities decreased 19 basis points to 6.27% in 1996 from 6.46% in 1995, AmerUs' average liabilities increased $39.8 million from 1995 to 1996, resulting in the increased credited amounts in 1996.

    Annuity benefits decreased $13.1 million in 1996 to $100.6 million compared to $113.7 million in 1995. Such benefits decreased in 1996 primarily due to reduced interest credited to policyowner account balances. The weighted average crediting rate for AmerUs' individual deferred annuity liabilities decreased 80 basis points to 5.36% in 1996 compared to 6.16% in 1995 and AmerUs' average deferred annuity liabilities decreased $71.0 million from 1995 to 1996, also contributing to the lower interest credited amounts in 1996.

    Miscellaneous benefits decreased significantly in 1996 primarily due to AmerUs' exit from several group life and long-term disability reinsurance pools in the second half of 1995 and the sale of AmerUs' remaining group life operation in the third quarter of 1996.

    A summary of AmerUs' combined expenses, including expenses associated with the Closed Block, follows:

                                                                                          YEAR ENDED DECEMBER 31,
                                                                                          ------------------------
                                                                                             1996         1995
                                                                                          -----------  -----------
                                                                                               (IN THOUSANDS)
Commission expense, net of deferrals....................................................  $     7,892  $    10,448
Other underwriting, acquisition and insurance expenses, net of deferrals................       54,787       48,207
Amortization of deferred policy acquisition costs.......................................       58,572       50,239
                                                                                          -----------  -----------
    Total expenses......................................................................  $   121,251  $   108,894
                                                                                          -----------  -----------
                                                                                          -----------  -----------

    Commission expense, net of deferrals, decreased $2.5 million to $7.9 million in 1996 compared to $10.4 million in 1995. The reduction in 1996 was primarily due to a decrease in gross commission expense as a result of lower life insurance sales in 1996 and the transfer of new annuity sales to the Ameritas Joint Venture in May 1996. Other underwriting, acquisition and insurance expenses, net of deferrals, increased by $6.6 million, or 13.7%, to $54.8 million in 1996. The increase in expenses during 1996 was due to increased costs related to the AmerUs Reorganization of $0.1 million, the formation of the Ameritas Joint Venture of $0.4 million, and expenses related to changing the name of the life company to AmerUs Life of $0.7 million; higher premium taxes of $1.1 million due to a one-time adjustment to the amortization of the guaranty association asset and an increased accrual for estimated future assessments; and increased settlements and associated legal fees of $4.7 million. 1996 settlements and legal fees included the establishment of a $5.0 million reserve in connection with certain pending class action litigation.

    The amortization of deferred policy acquisition costs increased by $8.3 million in 1996. Since deferred policy acquisition costs are primarily amortized in proportion to gross margins, the increases in amortization in 1996 are primarily due to higher gross margins including increased realized capital gains.

    Dividends to policyowners increased by $6.1 million, or 12.3%, to $55.5 million in 1996 compared to $49.4 million in 1995. The increase in dividends was primarily the result of the growth and aging of inforce business. Traditional life reserves grew 7.7% from the end of 1995 to the end of 1996, or to $1.21 billion. The weighted average dividend rate credited to these policies was 7.17% in 1996 compared to 7.14% in 1995.

    Income before income tax expense and equity in earnings of unconsolidated subsidiary increased by $6.5 million to $117.0 million in 1996 compared to $110.5 million in 1995. The increase in 1996 resulted primarily from the increase in realized gains on investments.

    Income tax expense increased $2.6 million in 1996 to $43.8 million compared to $41.2 million in 1995. The increased 1996 income taxes were the result of the higher pre-tax income due primarily to the increased realized gains on investments and a $4.5 million provision for the equity add-on tax in the first half of 1996, partially offset by $2.7 million of low-income housing tax credits. The equity add-on tax is applicable only to mutual life insurance companies and AmerUs believes such tax will not be applicable to AmerUs after June 30, 1996 due to AmerUs Life's conversion into a stock company.

    Net income increased by $4.9 million in 1996 to $74.2 million compared to $69.3 million in 1995. The increased net income in 1996 resulted largely from the higher pre-tax income due primarily to the increased realized gains on investments.

      1995 Compared to 1994

    A summary of AmerUs' revenues follows:

                                                                                          YEAR ENDED DECEMBER 31,
                                                                                          ------------------------
                                                                                             1995         1994
                                                                                          -----------  -----------
                                                                                               (IN THOUSANDS)
Insurance premiums
  Traditional life insurance premiums...................................................  $   219,732  $   209,447
  Immediate annuity and supplementary contract premiums.................................       17,659       16,680
  Other premiums........................................................................        6,696       11,785
                                                                                          -----------  -----------
    Total insurance premiums............................................................      244,087      237,912
Universal life product charges..........................................................       56,763       55,815
Annuity product charges.................................................................          607          547
                                                                                          -----------  -----------
    Total product charges...............................................................       57,370       56,362
Net investment income...................................................................      285,244      275,691
Realized gains (losses) on investments..................................................       51,387      (19,930)
Other revenues..........................................................................        5,390        2,391
                                                                                          -----------  -----------
    Total revenues......................................................................  $   643,478  $   552,426
                                                                                          -----------  -----------
                                                                                          -----------  -----------

    Individual life and annuity premiums and product charges increased $12.3 million to $294.8 million, or 4.4%, from $282.5 million in 1994. Insurance premiums increased $6.2 million to $244.1 million in 1995 compared to $237.9 million in 1994. Traditional life insurance premiums increased $10.3 million primarily as a result of continued growth in renewal premiums. Immediate annuity deposits and supplementary contract premiums were $1.0 million greater in 1995 than 1994 due to increased immediate annuity sales. Other premiums were $5.1 million lower in 1995 than in 1994 primarily due to AmerUs' exit from several group life and long-term disability reinsurance pools in 1995, as part of management's continuing review of insurance products' profitability.

    Universal life product charges were $0.9 million higher in 1995 compared to 1994 primarily due to increased cost of insurance charges as a result of the normal aging of that block of business.

    Net investment income increased by $9.5 million, or 3.5%, to $285.2 million in 1995 as compared to $275.7 million in 1994. The increase was attributable to an increase in average invested assets partially offset by a decline in the effective yield on average invested assets. Average invested assets (excluding market value adjustments) increased by $156.1 million in 1995 to $3,618.3 million compared to $3,462.2 million in 1994. The effective yield on average invested assets (excluding market value adjustments) decreased from 7.96% in 1994 to 7.88% in 1995 reflecting a reduction in interest income on both bonds and commercial mortgages as a result of lower market interest rates on new investments.

    Realized gains on investments were $51.4 million in 1995 compared to realized losses of $19.9 million in 1994. The increase of $71.3 million in 1995 resulted primarily from the combination of increased gains of $32.5 million over 1994 amounts from the sale of common stock and a gain of $9.4 million in 1995 compared to a loss of $25.5 million in 1994 from sales of fixed maturity securities. Of the losses incurred in 1994, $21.1 million were incurred in connection with sales of fixed maturity securities which resulted from a planned investment strategy that maximized the after-tax proceeds from the sale of selected fixed maturity securities. The sales of common stock in 1995 were a direct result of AmerUs' decision to reduce the level of equity securities as a percentage of its investment portfolio on a long-term basis. Proceeds from these sales were invested primarily in fixed maturity securities.

    Other revenues increased in 1995 by $3.0 million from 1994 levels, primarily due to a gain of $3.1 million which resulted from the curtailment of AmerUs' defined benefit pension plans, effective December 31, 1995. See Note 7 to the Consolidated Financial Statements of AmerUs.

    A summary of AmerUs' policyowner benefits follows:

                                                                                          YEAR ENDED DECEMBER 31,
                                                                                          ------------------------
                                                                                             1995         1994
                                                                                          -----------  -----------
                                                                                               (IN THOUSANDS)
Traditional life insurance
  Death benefits........................................................................  $    32,196  $    30,044
  Change in liability for future policy benefits and other policy benefits..............      152,742      149,283
                                                                                          -----------  -----------
    Total traditional life insurance benefits...........................................      184,938      179,327

Universal life insurance................................................................
  Death benefits in excess of cash value................................................       20,802       20,418
  Interest credited to policyowner account balances.....................................       41,532       38,647
  Other policy benefits.................................................................        5,218        5,432
                                                                                          -----------  -----------
    Total universal life insurance benefits.............................................       67,552       64,497

Annuities
  Interest credited to deferred annuity account balances................................       78,120       77,980
  Other annuity benefits................................................................       35,582       34,918
                                                                                          -----------  -----------
    Total annuity benefits..............................................................      113,702      112,898
Miscellaneous benefits..................................................................        8,428       13,174
                                                                                          -----------  -----------
    Total policyowner benefits..........................................................  $   374,620  $   369,896
                                                                                          -----------  -----------
                                                                                          -----------  -----------

    Total policyowner benefits increased $4.7 million from 1994 to $374.6 million in 1995. Traditional life benefits increased $5.6 million due to increased mortality costs and increased liabilities for future policy benefits, in each case primarily associated with the growth in the amount of such business inforce. Universal life benefits increased $3.1 million primarily due to increased interest credited to policyowner account balances. The weighted average crediting rate for AmerUs' universal life liabilities increased two basis points from 6.44% in 1994 to 6.46% in 1995, and AmerUs' average liabilities increased $41.9 million, or 5.8%, from 1994 to 1995, resulting in the increased credited amounts in 1995.

    Annuity benefits increased $0.8 million in 1995 to $113.7 million compared to $112.9 million in 1994. Such benefits increased due to increased interest credited to policyowner account balances and increased other annuity benefits. While the weighted average crediting rate for AmerUs' individual deferred annuity liabilities decreased 25 basis points to 6.16% in 1995 compared to 6.41% in 1994, AmerUs' average liabilities increased $32.1 million, or 2.5%, from 1994 to 1995, resulting in the increased interest credited amounts in 1995. The increased other annuity benefits were the result of continued growth in the immediate annuity and supplementary contract business inforce.

    The decrease in miscellaneous benefits of $4.8 million to $8.4 million in 1995 compared to $13.2 million in 1994 was primarily the result of AmerUs' exit from several group life and long-term disability reinsurance pools in 1995.

    A summary of AmerUs' expenses follows:

                                                                                          YEAR ENDED DECEMBER 31,
                                                                                          ------------------------
                                                                                             1995         1994
                                                                                          -----------  -----------
                                                                                               (IN THOUSANDS)
Commission expense, net of deferrals....................................................  $    10,448  $     9,451
Other underwriting, acquisition and insurance expenses, net of deferrals................       48,207       59,153
Amortization of deferred policy acquisition costs.......................................       50,239       42,756
                                                                                          -----------  -----------
    Total expenses......................................................................  $   108,894  $   111,360
                                                                                          -----------  -----------
                                                                                          -----------  -----------

    Commission expense, net of deferrals, increased $1.0 million, or 10.5%, in 1995 to $10.4 million, primarily as a result of the integration of the product lines of Central Life and Old AML and an increase in gross commissions of $3.0 million as a result of increased annuity sales in 1995. Other underwriting, acquisition and insurance expenses, net of deferrals, decreased in 1995 by $10.9 million, or 18.5%, to $48.2 million. 1995 was the first year of the consolidated operations of Central Life and Old AML. As a result of the combination, approximately $7.8 million of cost reductions were realized in 1995 from 1994 combined levels, excluding the merger-related expenses described below. These reductions in 1995 were partially offset by increased legal and settlement costs of $1.1 million, higher incentive compensation of $1.0 million and $2.2 million of expenses related to the investigation and review of alternative capital structures, including implementing the AmerUs Reorganization. Included in 1994 expenses were approximately $10.0 million of expenses related to the merger of Central Life and Old AML compared to $2.2 million of merger-related costs in 1995.

    The amortization of deferred policy acquisition costs increased by $7.4 million to $50.2 million in 1995 compared to $42.8 million in 1994. The increase in amortization in 1995 was primarily due to higher realized gains and gross margins in 1995 than in 1994.

    Dividends to policyowners increased by $4.4 million, or 9.8%, to $49.4 million in 1995 compared to $45.0 million in 1994. The growth in dividends was primarily the result of the growth and aging of the inforce policies. Traditional life reserves grew 8.4% from 1994 to $1.12 billion in 1995. The weighted average dividend rate credited to these policies was 7.14% for 1995 and 1994.

    Income before income tax expense and equity in earnings of unconsolidated subsidiary increased by $84.4 million, or 323%, to $110.5 million in 1995 compared to $26.1 million in 1994. The increase resulted primarily from the $9.5 million increase in net investment income, net realized gains on investments of $51.4 million in 1995 as compared to net realized losses on investments of $19.9 million in 1994, and reduced expenses, partially offset by higher dividends to policyowners.

    Income tax expense increased by $21.8 million to $41.2 million in 1995 as compared to $19.4 million in 1994. The increased 1995 income taxes were the result of the higher pre-tax income discussed above. The effective income tax rate for 1995 was 37.3% and for 1994 was 74.5%. In 1994, American Mutual Life was subject to the equity add-on tax which resulted in an additional $9.6 million of current income tax expense. The effective income tax rate for 1994, adjusted to remove the equity add-on tax, would have been 37.8%. The 1995 equity add-on tax was zero.

    Net income increased by $62.6 million in 1995 to $69.3 million from $6.7 million in 1994. This increase resulted from the increases in pre-tax income discussed above.

  LIQUIDITY AND CAPITAL RESOURCES

    AmerUs. AmerUs' cash flows from operations consist of dividends from subsidiaries, if declared and paid, interest income on loans and advances to its subsidiaries (including a surplus note issued to AmerUs by AmerUs Life), investment income on assets held by AmerUs and fees which AmerUs charges AmerUs Group, AmerUs Life, Delta and certain other of its affiliates for management services, offset by the expenses incurred for debt service, salaries and other expenses.

    AmerUs intends to rely primarily on dividends and interest income from AmerUs Life and Delta in order to make dividend payments to its shareholders. The payment of dividends by AmerUs Life to AmerUs is regulated under Iowa law. Under Iowa law, AmerUs Life may pay dividends only from the earned surplus arising from its business and must receive the prior approval of the Iowa Commissioner to pay a dividend if such dividend would exceed certain statutory limitations. The current statutory limitation is the greater of (i) 10% of AmerUs Life's capital and surplus as of the preceding year end or (ii) the net gain from operations for the previous calendar year. Iowa law gives the Iowa Commissioner broad discretion to disapprove requests for dividends in excess of these limits. Based on this limitation and 1996 statutory results, and absent the AmerUs Reorganization, AmerUs Life would have been able to pay approximately $34 million in dividends without obtaining the Iowa Commissioner's approval. However, as a result of the AmerUs Reorganization, AmerUs Life is not able to pay dividends to AmerUs until December 1997 without the prior approval of the Iowa Commissioner. Thus far in 1997, AmerUs Life has requested and received approval to pay $10 million of dividends. See "--Business--Supervision and Regulation." It is AmerUs Life's intention to seek regulatory approval to pay additional dividends to AmerUs during 1997. The payment of dividends by Delta to AmerUs is regulated under Tennessee law, which has statutory limitations similar to Iowa's. Based on these limitations and 1996 statutory results, Delta could pay $8.7 million in dividends in 1997. Management believes that AmerUs will have adequate access to capital through the public equity and debt markets and the Bank Credit Facility to meet presently anticipated capital requirements.

    On October 23, 1997, AmerUs entered into a $250 million revolving credit facility with a syndicate of lenders (the "BANK CREDIT FACILITY") to be used to replace its existing revolving credit facility, to finance the acquisition of Delta, to finance permitted mergers and acquisitions and to finance other general corporate purposes. The Bank Credit Facility is secured by a pledge of approximately 49.9% of the outstanding common stock of AmerUs Life, 100% of the outstanding common stock of Delta and a $50 million 9% surplus note payable to AmerUs by AmerUs Life. As of October 31, 1997, there was an outstanding loan balance of $235.1 million under the facility. The Bank Credit Facility provides for typical events of default and covenants with respect to the conduct of the business of AmerUs and its subsidiaries and requires the maintenance of various financial levels and ratios. Among other covenants, AmerUs (a) cannot have a leverage ratio greater than 0.35:1.0 or an interest coverage ratio less than 2.5:1.0, (b) is prohibited from paying cash dividends on its common stock in excess of an amount equal to 3% of its consolidated net worth as of the last day of the preceding fiscal year, and (c) must cause certain of its subsidiaries including AmerUs and Delta Life to maintain certain ratings from A.M. Best and certain levels of adjusted capital and surplus and risk-based capital.

    AmerUs may also be affected by the restrictions under the existing credit agreement of AmerUs Group described above (see "--Business--Certain Transactions and Relationships--Restrictions under AmerUs Group Financing").

    Following consummation of the Merger, AmerUs management currently expects AmerUs to issue approximately $200 million in debt securities. It is currently anticipated that the proceeds would be used to pay down indebtedness under the Bank Credit Facility and the amount available under the facility would be reduced to $150 million.

    AmerUs may from time to time review other potential acquisition opportunities. AmerUs anticipates that funding for any such acquisition may be provided from available cash resources or from debt or equity financing. In the future AmerUs anticipates that its liquidity and capital needs will be met through interest and dividends from its life insurance subsidiaries, accessing the public equity and debt markets depending upon market conditions, or alternatively from bank financing.

    Life Insurance Subsidiaries. The cash inflows of AmerUs' life insurance subsidiaries consist primarily of premium income, deposits to policyowner account balances, income from investments, sales, maturities and calls of investments and repayments of investment principal. Cash outflows are primarily related to withdrawals of policyowner account balances, investment purchases, payment of policy acquisition costs, payment of policyowner benefits, income taxes and current operating expenses. Life insurance companies generally produce a positive cash flow from operations, as measured by the amount by which cash inflows are adequate to meet benefit obligations to policyowners and normal operating expenses as they are incurred. The remaining cash flow is generally used to increase the asset base to provide funds to meet the need for future policy benefit payments and for writing new business.

    Management anticipates that funds to meet its short-term and long-term capital expenditures, cash dividends to shareholders and operating cash needs will come from existing capital and internally generated funds. Management believes that the current level of cash and available-for-sale and short-term securities, combined with expected net cash inflows from operations, maturities of fixed maturity investments, principal payments on mortgage-backed securities and its insurance products, will be adequate to meet the anticipated short-term cash obligations of AmerUs' life insurance subsidiaries.

    AmerUs generated cash flows from operating activities of $106.3 million, $147.6 million, $189.1 million and $172.4 million for the six months ended June 30, 1997 and for the years ended December 31, 1996, 1995 and 1994, respectively. Excess operating cash flows were primarily used to increase AmerUs' fixed maturity investment portfolio consistent with the long-term investment objective of AmerUs to reduce the level of equity investments and mortgages as a percentage of its investment portfolio.

    Delta generated cash flows (deficits) from operating activities of $5.6 million, $7.9 million, $(5.8) million and $1.3 million for the six months ended June 30, 1997 and for the years ended December 31, 1996, 1995 and 1994, respectively. Excess operating cash flows were primarily used to increase Delta's fixed maturity investment portfolio.

    Matching the investment portfolio maturities to the cash flow demands of the type of insurance being provided is an important consideration for each type of life insurance product and annuity. AmerUs continuously monitors benefits and surrenders to provide projections of future cash requirements. As part of this monitoring process, AmerUs performs cash flow testing of its assets and liabilities under various scenarios to evaluate the adequacy of reserves. In developing its investment strategy, AmerUs establishes a level of cash and securities which, combined with expected net cash inflows from operations, maturities of fixed maturity investments and principal payments on mortgage-backed securities, are believed adequate to meet anticipated short-term and long-term benefit and expense payment obligations. There can be no assurance that future experience regarding benefits and surrenders will be similar to historic experience since withdrawal and surrender levels are influenced by such factors as the interest rate environment and the claims-paying and financial strength ratings of AmerUs' life insurance subsidiaries. See "RISK FACTORS--Future Policy Benefits Exposure" and "--Interest Rate Fluctuations; Risk of Impact on Forced Liquidation of Investment Portfolio."

    AmerUs takes into account asset-liability management considerations. Contract terms for AmerUs' interest-sensitive products include surrender and withdrawal provisions which mitigate the risk of losses due to early withdrawals. These provisions generally do one or more of the following: limit the amount of penalty-free withdrawals, limit the circumstances under which withdrawals are permitted, or assess a surrender charge or market value adjustment relating to the underlying assets. The following table summarizes statutory liabilities for interest-sensitive life products and annuities by their contractual withdrawal provisions at June 30, 1997 (dollars in millions):

Not subject to discretionary withdrawal.....................             $     209
Subject to discretionary withdrawal with adjustments:
  Specified surrender charges (A)...........................                   901
  Market value adjustments..................................                   386
                                                                         ---------
    Subtotal................................................                 1,287
                                                                         ---------
Subject to discretionary withdrawal without adjustments.....                   586
                                                                         ---------
    Total...................................................             $   2,082
                                                                         ---------
                                                                         ---------

--------------

(A) Includes $318 million of statutory liabilities with a contractual surrender charge of less than five percent of the account balance.

    Through its membership in the Federal Home Loan Bank of Des Moines, AmerUs Life is eligible to borrow on a line of credit available to provide it additional liquidity. The line of credit, the amount of which is re-set annually, is based on the amount of capital stock of the Federal Home Loan Bank of Des Moines owned by AmerUs Life, which supported a borrowing capacity of $33.4 million as of June 30, 1997. Interest is payable at a current rate at the time of any advance. As of June 30, 1997, AmerUs Life had a $25 million open secured line of credit against which $19.9 million had been borrowed.

    AmerUs' life insurance subsidiaries may also obtain liquidity through sales of investments or borrowings collateralized by their investment portfolios. AmerUs' investment portfolio as of June 30, 1997 had a carrying value of $4.0 billion, including Closed Block investments. As of June 30, 1997, fixed maturity securities were $3.4 billion, or 83.7% of invested assets, with public and private fixed maturity securities constituting $3.0 billion, or 75.5%, and $326.8 million, or 8.2%, of total fixed maturity securities, respectively. See "--Business--Investment Portfolio." Delta's investment portfolio as of June 30, 1997 had a carrying value of $1.8 billion.

    At June 30, 1997, the statutory surplus of AmerUs Life and Delta Life was approximately $295 million and $88.5 million, respectively. AmerUs believes that these levels of statutory capital are more than adequate as each life insurance subsidiary's risk-based capital is significantly in excess of required levels. See "--Business--Supervision and Regulation--Regulation of Life Insurance Subsidiaries."

    In the future, in addition to their cash flows from operations and borrowing capacity, the life insurance subsidiaries would anticipate obtaining their required capital from AmerUs as AmerUs will have access to the public debt and equity markets.

    EFFECTS OF INFLATION AND INTEREST RATE CHANGES. AmerUs does not believe that inflation has had a material effect on its consolidated results of operations.

    Interest rate changes may have temporary effects on the sale and profitability of the annuities and life insurance products offered by AmerUs. For example, if interest rates rise, competing investments (such as annuities or life insurance products offered by AmerUs' competitors, certificates of deposit, mutual funds, and similar instruments) may become more attractive to potential purchasers of AmerUs' products until AmerUs increases the interest rate credited to owners of its annuities and life insurance products. In contrast, as interest rates fall, AmerUs attempts to adjust its credited rates to compensate for the corresponding decline in reinvestment rates. AmerUs monitors interest rates and sells annuities and life insurance policies that permit flexible responses to interest rate changes as part of AmerUs' management of interest spreads. However, the profitability of AmerUs' products is not based solely upon interest rate spreads but also on persistency, mortality and expenses.

    AmerUs manages its investment portfolio in part to reduce its exposure to interest rate fluctuations. In general, the market value of AmerUs' fixed maturity portfolio increases or decreases in an inverse relationship with fluctuations in interest rates, and AmerUs' net investment income increases or decreases in a direct relationship with interest rate changes.

    Although all of its assets support all of its liabilities, AmerUs has developed an asset/liability management approach with separate investment portfolios for major product lines such as traditional life, universal life and annuities. Investment policies and strategies have been established based on the specific characteristics of each product line. The portfolio investment policies and strategies establish asset duration, quality and other guidelines. AmerUs utilizes analytical systems to establish an optimal asset mix for each line of business. AmerUs seeks to manage the asset/liability mismatch and the associated interest rate risk through active management of the investment portfolio. Financial, actuarial, investment, product development and product marketing professionals work together throughout the product development, introduction and management phases to jointly develop and implement product features, initial and renewal crediting strategies, and investment strategies based on extensive modeling of a variety of factors under a number of interest rate scenarios.

    Inforce reserves and the assets allocated to each segment are modeled on a regular basis to analyze projected cash flows under a variety of economic scenarios. The result of this modeling is used to modify asset allocation, investment portfolio duration and convexity and renewal crediting strategies. AmerUs does invest in collateralized mortgage obligations as part of its basic portfolio strategy, but uses other types of derivatives only as a hedge against the effects of interest rate fluctuations or to synthetically alter the investment characteristics of specific assets. For a further discussion and disclosure of the nature and extent of AmerUs' use of derivatives, see Note 13 to the Consolidated Financial Statements of AmerUs.

    FEDERAL INCOME TAX MATTERS. Until February 3, 1997, AmerUs and its subsidiaries filed as part of a consolidated United States federal income tax return with AMHC and its subsidiaries. For the short tax year beginning February 4, 1997, AmerUs and its subsidiaries will not file as part of a consolidated United States federal income tax return with AMHC. Further, AmerUs and its subsidiaries (including AmerUs Life and Delta) would not be eligible to file a consolidated life/non-life United States federal income tax return until January 1, 2003, subject to the other requirements of federal income tax law relating to consolidation.

  EMERGING ACCOUNTING MATTERS.

    SFAS Nos. 125 and 127. In June 1996, the FASB issued Statement No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities." SFAS No. 125 provides consistent accounting standards for securitizations and other transfers of assets, determines when financial assets or liabilities should be considered sold or settled and removed from the balance sheet, and determines when related revenues and expenses should be recognized. FASB Statement No. 125 is effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after December 31, 1996. In December 1996, the FASB issued Statement No. 127, "Deferral of the Effective Date of Certain Provisions of FASB Statement No. 125, an Amendment of FASB Statement No. 125." SFAS No. 127 defers the provisions of SFAS No. 125 for one year related to repurchase agreements, dollar-rolls, securities lending, and similar transactions. SFAS No. 125 and 127 are applicable to AmerUs. However, management believes they will have no material effect on AmerUs' consolidated financial statements.

    SFAS No. 128. In February 1997, the FASB issued Statement No. 128, "Earnings Per Share." SFAS No. 128 specifies the computation, presentation, and disclosure requirements for earnings per share for entities with publicly held common stock. Basic earnings per share is computed by dividing income available to common stockholders by the weighted-average number of common shares outstanding for the period. Diluted earnings per share reflects the dilution that would occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity. SFAS No. 128 is effective for interim and annual periods ending after December 15, 1997. All prior period earnings per share data presented will be restated for the provisions of SFAS No. 128.

    SFAS No. 129. In February 1997, the FASB issued Statement No. 129, "Disclosure of Information about Capital Structure." SFAS No. 129 requires disclosures about capital structures, including pertinent rights and privileges of various securities outstanding; the number of shares issued upon conversion, exercise, or satisfaction of required conditions during the most recent fiscal period; the aggregate liquidation preference in involuntary liquidation for preferred stock or other senior stock; the aggregate per-share amounts at which preferred stock may be called or is subject to redemption; and the amount of redemption requirements for all issues of capital stock that are redeemable at fixed or determinable prices on fixed or determinable dates in each of the five years following the latest balance sheet presented. SFAS No. 129 is effective for financial statements for periods ending after December 15, 1997. The provisions of SFAS No. 129 are of a reporting nature and are not expected to have an impact on the financial position or results of operations of AmerUs.

    SFAS No. 130. In June 1997, the FASB issued Statement No. 130, "Reporting Comprehensive Income." SFAS No. 130 establishes standards for reporting and display of comprehensive income and its components: revenues, expenses, gains, and losses. All items that are required to be recognized under accounting standards as components of comprehensive income, consisting of changes in equity of a business enterprise during a period from transactions and other events and circumstances from nonowner sources, are to be reported in a financial statement that is displayed with the same prominence as other financial statements. SFAS No. 130 is effective for financial statements beginning after December 15, 1997. The provisions of SFAS No. 130 are of a reporting nature and are not expected to have an impact on the financial position or results of operations of AmerUs.

    SFAS No. 131. In June 1997, the FASB issued Statement No. 131, "Disclosures about Segments of an Enterprise and Related Information." SFAS No. 131 establishes standards for the way that public businesses report information about operating segments in financial statements. Operating segments are components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker in deciding how to allocate resources and assess performance. Generally, financial information is required to be reported on the basis that it is used internally for evaluating segment performance and deciding how to allocate resources to segments. SFAS No. 131 is effective for financial statements for periods beginning after December 15, 1997. The provisions of SFAS No. 131 are of a reporting nature and are not expected to have an impact on the financial position or results of operations of AmerUs.

    Statutory Accounting Codification. The NAIC currently is in the process of codifying statutory accounting practices, the result of which is expected to constitute the only source of "prescribed" statutory accounting practices. Accordingly, that project, which is not expected to be effective before the end of 1999, will likely change certain statutory accounting practices. The codification may result in changes to the permitted or prescribed accounting practices that AmerUs' insurance subsidiaries use to prepare their statutory-basis financial statements.

    YEAR 2000 COMPLIANCE. As the year 2000 approaches, an important business issue has emerged regarding how existing application software programs and operating systems can accommodate the date value "2000." Many existing application software products were designed to only accommodate a two digit date position which represents the year (E.G., the number "95" is stored on the system and represents the year 1995). As a result, the year 1999 (i.e., "99") is the maximum date value many systems will be able to accurately process. AmerUs has formed a year 2000 working group to address potential problems posed by this development to assure that AmerUs is prepared for the year 2000. Management does not anticipate that AmerUs will incur significant operating expenses or be required to invest heavily in computer system improvements to address the year 2000 issues. However, if modifications and conversions to deal with year 2000 issues are not completed on a timely basis or are not fully effective, such issues may have a material adverse effect on the operations of AmerUs. All costs associated with year 2000 modifications and conversions will be expensed as incurred.

EXECUTIVE COMPENSATION

    EXECUTIVE OFFICER COMPENSATION. None of the officers listed below received any compensation during 1995 or 1996 from AmerUs. All compensation received, earned or accrued by such officers has been from AmerUs Life.

    The following Summary Compensation Table sets forth certain information concerning compensation for services rendered in all capacities awarded or paid by AmerUs (including compensation paid by AmerUs Life) to its Chief Executive Officer and the four other most highly compensated executive officers of AmerUs as of its most recently completed fiscal year (collectively, the "NAMED EXECUTIVE OFFICERS") during the fiscal years ended December 31, 1996 and 1995:

                           SUMMARY COMPENSATION TABLE

                                                                                        LONG-TERM
                                                              ANNUAL COMPENSATION     COMPENSATION
                                                                                     ---------------
                                                             ----------------------       LTIP            ALL OTHER
                                                              SALARY     BONUS(A)      PAYOUTS(B)      COMPENSATION(C)
       NAME AND PRINCIPAL POSITION            FISCAL YEAR        $           $              $                 $
------------------------------------------  ---------------  ---------  -----------  ---------------  ------------------
Roger K. Brooks                                     1996       455,000     415,000        290,400           90,446
  Chairman, President and Chief Executive           1995       440,000     300,000        352,000               --
  Officer of AmerUs and Chairman of AmerUs
    Life

D T Doan (D)                                        1996       287,500     125,000        113,400           39,859
  Former Vice Chairman of AmerUs and                1995       275,000     132,500        137,600               --
  Former President of AmerUs Life

Thomas C. Godlasky                                  1996       262,500     110,000        103,070           26,202
  Executive Vice President and Chief                1995       239,600          --        125,000          204,000(E)
  Investment Officer of AmerUs and AmerUs
    Life

Michael E. Sproule                                  1996       262,500     200,000        103,070           24,921
  Executive Vice President and Chief                1995       250,000     200,000        125,000               --
  Financial Officer of AmerUs and AmerUs
    Life

Sam C. Kalainov                                     1996       455,000     215,000        290,400           33,604
  Former Chairman (F)                               1995       440,000     300,000        352,000               --

------------------

(A) In general, bonuses paid pursuant to the Management Incentive Plan. Bonuses indicated were earned in 1995 and 1996 and were payable in 1996 and 1997, respectively. In addition to bonuses paid under the Management Incentive Plan, Mr. Brooks and Mr. Sproule received one-time discretionary bonuses for 1996 of $200,000 and $100,000, respectively.

(B) Long term incentive compensation pursuant to the Performance Share Plan (the "LTIP"). LTIP payouts indicated were earned in 1995 and 1996 and were payable in 1996 and 1997, respectively.

(C) Amounts shown as "Other Compensation" for 1996 are comprised of the items set forth in the table below. Except for Mr. Godlasky, de minimis benefits and perquisites were paid in 1995.

                                                                                   SUPPLEMENTAL EXECUTIVE
                                                 QUALIFIED PLAN                       RETIREMENT PLAN
                                   -------------------------------------------  ----------------------------
                                      401(K)                        INTERIM                       INTERIM
                                     MATCHING         BASIC         BENEFIT         BASIC         BENEFIT
                                   CONTRIBUTION   CONTRIBUTION    SUPPLEMENT    CONTRIBUTION    SUPPLEMENT
                                   -------------  -------------  -------------  -------------  -------------
Roger K. Brooks                      $   7,500      $   6,000      $  13,065      $  20,104      $  43,777
D T Doan                                 7,500          6,000          5,145         11,421          9,793
Thomas G. Godlasky                       7,500          6,000                        12,702
Michael E. Sproule                       7,500          6,000                        11,421
Sam C. Kalainov                          7,500          6,000                        20,104

(D) Mr. Doan retired from AmerUs effective April 30, 1997.

(E) The amount shown reflects payment of a $204,000 sign-on bonus of which a pro-rata portion is repayable in the event of termination during the initial 36 months of employment.

(F) Mr. Kalainov served as Chairman of AmerUs Life until September 1996 and remained an employee of AmerUs through December 31, 1996. In August 1996, Mr. Kalainov became Chairman of AMHC and AmerUs Group.

  COMPENSATION PURSUANT TO STOCK PLANS OF AMERUS

    STOCK INCENTIVE PLAN. On September 15, 1996, AmerUs' Board adopted the AmerUs Life Holdings, Inc. Stock Incentive Plan (the "STOCK PLAN"). The AmerUs Stock Plan was approved by AmerUs' sole shareholder and became effective on December 4, 1996. The purpose of the Stock Plan is to enable AmerUs to attract and retain employees who will contribute to AmerUs' long-term success by enabling such employees to participate in the long-term success and growth of AmerUs through an equity interest in AmerUs.

    The AmerUs Stock Plan provides for the grant of options (including incentive stock options and non-qualified stock options), stock appreciation rights and restricted stock awards.

    The summary of the AmerUs Stock Plan which appears below is qualified in its entirety by reference to the full text of such Plan.

    TYPES OF AWARDS. The AmerUs Stock Plan provides for the grant of any or all of the following types of awards: (1) stock options, including incentive stock options and non-qualified stock options; (2) stock appreciation rights; and (3) restricted stock. Awards may be granted in combination as determined by the Human Resources Committees of the AmerUs Board (the "COMMITTEE").

    TERM. The AmerUs Stock Plan will terminate ten years after its effective date (the "TERMINATION DATE"). No awards shall be granted pursuant to the AmerUs Stock Plan after the Termination Date, but awards granted prior thereto may extend beyond such time. The AmerUs Board may terminate the AmerUs Stock Plan prior to the Termination Date; however, termination of the AmerUs Stock Plan will not affect awards made prior to termination.

    ELIGIBILITY. Officers and other key and high potential employees of AmerUs, its affiliates and its subsidiaries (but excluding members of the Committee and any person who serves only as a director) who are responsible for or contribute to the management, growth and/or profitability of the business of AmerUs are eligible to be granted stock options, stock appreciation rights, or restricted stock awards. The options and participants under the AmerUs Stock Plan are selected from time to time by the Committee, in its sole discretion, from among those eligible, and the Committee determines, in its sole discretion, the number of shares covered by each award or grant.

    SHARES SUBJECT TO THE STOCK PLAN. The total number of shares of AmerUs Class A Common Stock reserved and available for distribution under the AmerUs Stock Plan is 1.4 million. Such shares may consist, in whole or in part, of authorized and unissued shares or treasury shares. If any shares of AmerUs Class A Common Stock that have been optioned cease to be subject to option, or if any shares subject to Restricted Stock Award granted thereunder are forfeited or such awards otherwise terminate, such shares shall again be available for distribution in connection with future awards under the AmerUs Stock Plan. The maximum total number of shares subject to awards which may be granted under the AmerUs Stock Plan in any one year is 700,000, and the maximum number of shares subject to awards which may be granted under the Stock Plan to any individual in any one year is 230,000 (in both cases, subject to appropriate adjustments to reflect changes in the capitalization of AmerUs).

    STOCK OPTIONS. The Committee is authorized to determine the terms and conditions of all option grants, subject to the limitations that the option price per share may not be less than the fair market value of a share of AmerUs' common stock on the date of grant and the term of an option may not be longer than ten (10) years. Payment of the option price may be made in any manner specified by the Committee (which may include cash or common stock of AmerUs, or by "cashless exercise").

    STOCK APPRECIATION RIGHTS ("SARS"). The Committee is authorized to grant SARs in tandem with options under the AmerUs Stock Plan. A SAR can be exercised only to the extent the option with respect to which it is granted is not exercised, and is subject to the same terms and conditions as the option to which it relates. Upon exercise of a SAR, the holder will be entitled to receive, for each share with respect to which the SAR is exercised, an amount (the "APPRECIATION") equal to the difference between the option price of the related option and the fair market value of a share of common stock of AmerUs on the date of exercise of the SAR. The appreciation will be payable in cash or AmerUs Class A Common Stock, at the discretion of the Committee.

    RESTRICTED STOCK. The Committee is authorized to award restricted stock under the AmerUs Stock Plan subject to the terms and conditions as the Committee may determine. The Committee has the authority to determine the number of shares of restricted stock to be awarded, the price, if any, to be paid by the recipient of the restricted stock, and the date or dates on which the restricted stock will vest. The vesting of restricted stock may be conditioned upon the completion of a specific period of service with AmerUs, upon the attainment of specified performance goals, or upon such other criteria as the Committee may determine. The AmerUs Stock Plan gives the Committee discretion to make loans to the recipients for the purchase price of restricted stock and to accelerate the vesting of restricted stock on a case by case basis at any time.

    FEDERAL INCOME TAX ASPECTS UNDER THE AMERUS STOCK PLAN. The following is a brief summary of the federal income tax consequences of awards made under the AmerUs Stock Plan. This summary does not describe state, local or foreign tax consequences. The information contained in this section is based on present law and regulations, which are subject to be changed prospectively or retroactively.

    The optionee will recognize no taxable income upon the grant or exercise of an Incentive Stock Option (as defined under the AmerUs Stock Plan), and AmerUs will not be entitled to any deduction. Upon a disposition of the shares after the later of two years from the date of grant and one year from the date of exercise, the participant will recognize long-term capital gain or loss equal to the difference, if any, between the amount realized and the exercise price. The excess, if any, of the fair market value of the shares of AmerUs Class A Common Stock on the date of exercise of the Incentive Stock Option over the exercise price may be subject to alternative minimum tax. In such circumstances, no deduction will be allowed to AmerUs for federal income tax purposes.

    If AmerUs Class A Common Stock acquired upon the exercise of an Incentive Stock Option is disposed of prior to the expiration of the holding periods described above, (i) the optionee will recognize ordinary compensation income in the taxable year of disposition in an amount equal to the excess, if any, of the lesser of the fair market value of the shares on the date of exercise and the amount realized on the disposition of the shares, over the exercise price paid for such shares; and (ii) AmerUs will be entitled to a corresponding deduction.

    With respect to Non-Qualified Options (as defined under the AmerUs Stock
Plan) (i) upon grant of the option, the optionee will recognize no income; and
(ii) upon exercise of the option, the optionee will recognize ordinary compensation income in an amount equal to the excess, if any, of the fair market value of the shares on the date of exercise over the exercise price, and AmerUs will be entitled to a corresponding deduction. On the disposition of the shares, the optionee will recognize gain or loss equal to the amount realized and the sum of the exercise price and the ordinary compensation income realized. Such gain or loss will be treated as either short-term or long-term capital gain or loss, depending upon the length of time that the optionee has held the shares.

    An optionee recognizes no taxable income upon the grant of a SAR, and AmerUs is not entitled to a deduction. An optionee will recognize ordinary income, and AmerUs will be entitled to a deduction, at the time of exercise equal to the cash or fair market value of common stock payable upon such exercise.

    The grant of Restricted Stock (as defined under the AmerUs Stock Plan) under the AmerUs Stock Plan will not result in income for the grantee or in a deduction for AmerUs, assuming the shares transferred are subject to a "substantial risk of forfeiture" as intended by AmerUs. If there are no such restrictions, the grantee would recognize ordinary income upon receipt of shares. Dividends paid to the grantee while the stock remains subject to restriction will be treated as compensation for federal income tax purposes. At the time the restrictions lapse, the grantee will recognize ordinary income, and AmerUs will be entitled to a deduction measured by the fair market value of the shares at the time of lapse.

However, an optionee may elect to recognize income measured by the fair market value of the shares at the time of grant and AmerUs will be entitled to a corresponding deduction.

    Awards paid to certain executive officers may be subject to the limitations under Section 162(m) of the Code that prohibit the deduction of certain compensation paid in excess of $1,000,000 in any taxable year. The application of such section to awards made under plans adopted and approved prior to the time at which a company's stock becomes publicly traded is not clear. AmerUs believes that compensation payable pursuant to options granted under the AmerUs Stock Plan should not be limited as to deductibility by reason of Section 162(m) and that compensation payable in respect of other awards may fail to be deductible for federal income tax purposes unless such awards qualify for certain exemptive relief that may be available for grants made prior to the first meeting of shareholders of AmerUs at which directors are elected in 1999.

    On July 28, 1997, the Committee made grants of Non-Qualified Options under the AmerUs Stock Plan to purchase AmerUs Class A Common Stock to the Named Executive Officers as follows: Mr. Brooks (165,000 shares), Mr. Godlasky (60,000 shares), Mr. Sproule (60,000 shares) and Mr. Kalainov (165,000 shares). Mr. Doan retired prior to July 28, 1997 and therefore did not receive options. On the same date as the grants to the Named Executive Officers, Non-Qualified Options for the purchase of 214,000 shares were made to 31 other employees of AmerUs. All of the options granted have a per share exercise price equal to $27.875 and expire on July 28, 2007.

      NON-EMPLOYEE DIRECTOR STOCK PLAN. On September 15, 1996, AmerUs' Board adopted the AmerUs Life Non-Employee Director Stock Plan (the "DIRECTOR PLAN"). The Director Plan was approved by AmerUs' sole shareholder and became effective on December 4, 1996. The purpose of the Director Plan is to provide stock-based compensation to eligible Directors of AmerUs in order to encourage a high level of Director performance and to provide Directors with a proprietary interest in AmerUs' success.

    The Director Plan provides for grants of restricted shares of AmerUs Class A Common Stock ("RESTRICTED SHARES") and for the grant of options to purchase shares of AmerUs Class A Common Stock. To date, no Restricted Shares or options have been granted.

    The Director Plan is administered by the Committee. The total number of shares of AmerUs Class A Common Stock reserved and available for distribution under the Director Plan is 150,000. Such shares may consist, in whole or in part, of authorized and unissued shares or treasury shares.

    Each Non-Employee Director of AmerUs is eligible to participate in the Director Plan. A "Non-Employee Director" for this purpose means Directors who are not officers for purposes of Section 16 of the Exchange Act or otherwise employed, or a consultant to, AmerUs or any of its affiliates, and who is an outside director under Section 1.162-27(e)(3) of the regulations promulgated under the Code.

    STOCK OPTIONS. Beginning January 1, 1998, options for 2,500 shares of AmerUs Class A Common Stock will be granted to each Non-Employee Director automatically on the first day of each calendar year in which the AmerUs Class A Common Stock is publicly traded on Nasdaq. Options granted under the Director Plan shall be evidenced by a written agreement in such form as the Committee shall from time to time approve. The option price per share of AmerUs Class A Common Stock purchasable under an option shall be 100% of the fair market value of the AmerUs Class A Common Stock on the date of the grant of the option. Each option shall be exercisable for a term of ten (10) years from the date such option is granted. Options will not become exercisable until the expiration of twelve (12) months from the date of the grant of the option.

    RESTRICTED STOCK AWARDS. Each Non-Employee Director may elect, pursuant to a written irrevocable election, to receive Restricted Stock in lieu of part or all of such Non-Employee Director's director fees. The number of shares of Restricted Stock granted to a Non-Employee Director pursuant to such election shall be equal to the dollar amount of director fees which the Non-Employee Director has elected not to receive, divided by seventy-five percent (75%) of the fair market value of the AmerUs Class A Common Stock as of the date of payment.

    Generally, a Non-Employee Director will not be permitted to sell, transfer, pledge or assign shares of Restricted Stock awarded under the Director Plan for a period of one (1) year following the effective date of the Restricted Stock Agreement pursuant to which such shares of Restricted Stock are awarded.

    FEDERAL INCOME TAX ASPECTS UNDER THE DIRECTOR PLAN. Federal income tax consequences of options and Restricted Stock granted under the Director Plan are the same as those described with respect to Non-Qualified Options and Restricted Stock under the AmerUs Stock Plan.

  COMPENSATION PURSUANT TO PLANS OF AMERUS

    MANAGEMENT INCENTIVE PLAN. AmerUs sponsors a Management Incentive Plan ("MIP") for officers and key management employees of AmerUs and its subsidiaries. On an annual basis, AmerUs establishes various and distinct goals for its executives and key managers. Goals generally relate to objectives such as increased revenue, expense levels and earnings. Attainment of individual and AmerUs goals can generate payment of cash bonuses ranging from 15% to 70% of an executive's base salary. Payment of these annual incentives is approved by the AmerUs Board and made in a separate lump-sum on or before the end of February of the ensuing year.

    LONG-TERM INCENTIVE COMPENSATION PLAN. AmerUs established a long-term incentive compensation Performance Share Plan effective January 1, 1995 (the "LTIP"). Under the LTIP, the Committee of the AmerUs Board has the authority to grant Performance Shares to eligible employees on such dates as the Committee shall determine. Performance Shares which were granted to Named Executive Officers during 1996 are shown in the following table:

                       LONG-TERM INCENTIVE PLANS--AWARDS
                              FOR FISCAL YEAR 1996

                                                               PERFORMANCE OR     ESTIMATED FUTURE PAYOUTS UNDER
                                                                OTHER PERIOD        NON-STOCK PRICE-BASED PLANS
                                                NUMBER OF           UNTIL       -----------------------------------
                                            SHARES, UNITS OR    MATURATION OR    THRESHOLD    TARGET      MAXIMUM
                                             OTHER RIGHTS(#)       PAYOUT           ($)         ($)         ($)
                                            -----------------  ---------------  -----------  ---------  -----------
Roger K. Brooks...........................          3,520          1/96-12/98      176,000     352,000     704,000
D T Doan..................................          1,375          1/96-12/98       46,000      92,000     183,000
Thomas C. Godlasky........................          1,250          1/96-12/98       62,500     125,000     250,000
Michael E. Sproule........................          1,250          1/96-12/98       62,500     125,000     250,000
Sam C. Kalainov...........................          3,520          1/96-12/98      176,000     352,000     704,000

    SAVINGS AND PROFIT SHARING PLANS. Each of the Named Executive Officers participates in the All AmerUs Savings & Retirement Plan, formerly called the All AmerUs Savings & Retirement Plan for Employees of American Mutual Life (the "SAVINGS & RETIREMENT PLAN"), a profit sharing plan containing a qualified cash or deferred arrangement, the All AmerUs Supplemental Executive Retirement Plan (the "SUPPLEMENTAL PLAN") and the All AmerUs Excess Benefit Plan (the "EXCESS PLAN"). Each of the Named Executive Officers also has a frozen benefit under either the American Mutual Life Insurance Company Employees' Pension Plan (the "AML EMPLOYEES' FROZEN PENSION PLAN") or the American Mutual Life Insurance (formerly Central Life Assurance) Company Pension Plan (the "AML (FORMERLY CENTRAL LIFE) FROZEN PENSION PLAN")(the AML Employees' Frozen Pension Plan and the AML (formerly Central Life) Frozen Pension Plan are hereinafter sometimes collectively referred to as the "FROZEN PENSION PLANS"). Certain of the Named Executive Officers additionally have a frozen benefit under the American Mutual Life Insurance Company Supplemental Executive Retirement Plan (the "AML FROZEN SERP").

    Prior to December 31, 1995, AmerUs maintained three separate defined contribution plans for eligible employees (collectively the "AMERUS FORMER SAVINGS PLANS"). Contributions under the AmerUs Former Savings Plans ceased as of December 31, 1995 and, effective January 1, 1996, the AmerUs

Former Savings Plans were merged into the Savings & Retirement Plan. AmerUs amended the Savings & Retirement Plan, effective February 3, 1997, to allow other affiliates to adopt the plan. AmerUs, and such entities which adopt the Savings & Retirement Plan are hereinafter referred to as "Employers".

    The Savings & Retirement Plan is intended to be qualified under Section 401(a) of the Code and is administered by the AmerUs Benefit and Pension Committee (the "BENEFITS COMMITTEE"), whose members are appointed by the AmerUs Board. The Benefits Committee is responsible for interpreting the provisions of the Savings & Retirement Plan, making certain amendments thereto and adopting rules and regulations reasonably necessary or advisable to implement and administer the AmerUs Stock Plan.

    The Savings & Retirement Plan allows for elective employee pretax contributions, a core and matching contributions made by the Employers, discretionary profit-sharing contributions and an individually-determined interim benefit supplement, if applicable. Employee pretax contributions are governed by Code Section 401(k). Participants may elect to make pretax contributions to the Savings & Retirement Plan that are at least 1% and not more than 15% of the participant's compensation. The Benefits Committee may reduce, suspend or refund the contribution of a "highly compensated participant" (as defined in the Savings & Retirement Plan) in order to ensure compliance with the nondiscrimination tests set forth in the Savings & Retirement Plan.

    The Employers contribute 4% of each eligible participating employee's compensation as of the end of a plan year in accordance with the provisions of the Savings & Retirement Plan ("CORE CONTRIBUTIONS"). In addition, the Employers make matching contributions of 125% of each employee's pretax contributions not in excess of 4% of an employee's compensation ("MATCHING CONTRIBUTIONS").

    FROZEN PENSION PLANS. Prior to January 1, 1996, American Mutual Life maintained the Frozen Pension Plans, which were qualified under Section 401(a) of the Code. Participants in the Frozen Pensions Plans ceased accruing benefits under such plans as of December 31, 1995 and the Frozen Pension Plans were merged into the surviving American Mutual Life Insurance Company Pension Plan (the "SURVIVING AML PENSION PLAN"). Retirement benefits under the predecessor AML Employees' Frozen Pension Plan were based primarily on an employee's years of service, and compensation during the highest five consecutive plan years of employment out of the last ten years of service, as of December 31, 1995; retirement benefits under the predecessor AML (formerly Central Life) Frozen Pension Plan were based primarily on an employee's years of service and career compensation as of December 31, 1995. All employees' frozen accrued benefits as of December 31, 1995 are fully vested.

    Prior to January 1, 1996, American Mutual Life also maintained the AML Frozen SERP and the Central Life Frozen SERP, which were similar in operation to the Supplemental Plan currently in effect. Participants in these plans ceased accruing benefits under these plans as of December 31, 1995.

    The following table sets forth the frozen accrued monthly benefits payable as a straight life annuity to each of the Named Executive Officers under the Surviving AML Pension Plan, including the AML Frozen SERP and the Central Life Frozen SERP, assuming retirement at age 65 (current normal retirement age):

                                 PENSION TABLE
                       FROZEN ACCRUED BENEFITS UNDER THE
              SURVIVING AML PENSION PLAN INCLUDING THE FROZEN SERP

NAME                                                                                 MONTHLY BENEFITS(1)
-----------------------------------------------------------------------------------  -------------------
Roger K. Brooks....................................................................      $        --
D T Doan...........................................................................               --
Thomas C. Godlasky.................................................................               --
Michael E. Sproule.................................................................               --
Sam C. Kalainov....................................................................           37,788(2)

--------------

(1) Messrs. Brooks, Doan, Godlasky and Sproule have received an actuarially determined lump sum distribution of their accrued benefits under such plans.

(2) Included in this amount is $15,411 in monthly benefits due under the terms of an Employment Agreement, dated February 1, 1995, between American Mutual Life and Sam C. Kalainov. See "--Employment Agreement."

  SUPPLEMENTAL PLAN

    AmerUs adopted, effective January 1, 1996, the Supplemental Executive Retirement Plan (the "SUPPLEMENTAL PLAN"). Certain employees whose benefits under the Savings & Retirement Plan are limited by the provisions of Section 401(a)(17) of the Code and for whom compensation is deferred (including the Named Executive Officers), are eligible to participate in such plan. The Supplemental Plan is not intended to meet the qualification requirements of
Section 401 of the Code, and no cash or funds shall be set aside or otherwise segregated for the payment of benefits under such plan until such time as benefits are actually paid.

  EXCESS PLAN

    AmerUs also adopted, effective January 1, 1996, the Excess Plan. Employees whose benefits under the Savings & Retirement Plan are limited by Section 415 of the Code are eligible to participate in such plan. The Excess Plan is not intended to meet the qualification requirements of Section 401 of the Code, and no cash or funds shall be set aside or otherwise segregated for the payment of benefits under such plan until such time as benefits are actually paid.

  EMPLOYMENT AGREEMENT

    AmerUs Life entered into an employment agreement (the "EMPLOYMENT AGREEMENT") with Mr. Kalainov, dated February 1, 1995, under which he served as the Chairman of the AmerUs Life Board and Chairman of AmerUs Life's Charitable Foundation. The term of the Employment Agreement was to continue until May 15, 2000, but could expire earlier if Mr. Brooks ceased to perform the duties of Chief Executive Officer of AmerUs Life. If Mr. Kalainov's service as Chairman were terminated prior to May 15, 2000, AmerUs Life was required to execute a consulting contract with him pursuant to which, among other things, AmerUs Life was obligated to pay the difference between the benefits Mr. Kalainov received under AmerUs Life's pension plans and the sum of his base salary plus incentive compensation for the preceding 12 months. The Employment Agreement provided that Mr. Kalainov would serve as Chairman of the Foundation until May 15, 2000.

    Pursuant to the Employment Agreement, Mr. Kalainov received the annual salary and incentive compensation described in the Summary Compensation Table. Mr. Kalainov participated in AmerUs Life's employee benefit plans and was also entitled to certain perquisites and other incidental expenses.

    LIMITATION ON LIABILITY AND INDEMNIFICATION MATTERS. The AmerUs Charter provides that AmerUs shall indemnify its directors to the fullest extent possible under the IBCA. The AmerUs By-Laws extend the same indemnity to its officers. The AmerUs Charter provides that no director shall be liable to AmerUs or its shareholders for monetary damages for breach of the individual's fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to AmerUs or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for any transaction in which the director derived an improper personal benefit, or (iv) under the IBCA provisions relating to improper distributions. AmerUs has also entered into indemnification agreements with its directors and executive officers with respect to liabilities arising out of certain matters, including matters arising under the Securities Act.

GLOSSARY

    The following Glossary includes definitions of certain insurance and other defined terms used in "-- Business" and "--Management's Discussion and Analysis of Results of Operations and Financial Condition of AmerUs".

ACQUISITION COSTS............................  Costs including commissions, policy issue and underwriting costs, and other costs incurred
                                               to acquire or renew traditional life
                                               insurance, universal life insurance and
                                               annuity products.

AFFILIATE....................................  With respect to any person, any other Person which directly or indirectly controls, is
                                               controlled by or is under common control with
                                               such Person.

A. M. BEST...................................  A. M. Best Company, Inc. A. M. Best financial condition ratings are opinions of an
                                               insurance company's financial strength,
                                               operating performance and ability to meet its
                                               obligations to policyowners. Such ratings are
                                               based upon a comprehensive review of a
                                               company's financial performance, which is
                                               supplemented by certain data, including
                                               responses to A. M. Best's questionnaires,
                                               quarterly NAIC filings, state insurance
                                               department examination reports, loss reserve
                                               reports, annual reports and reports filed
                                               with state insurance departments. A. M. Best
                                               undertakes a quantitative evaluation based on
                                               profitability, leverage and liquidity and a
                                               qualitative evaluation based upon the
                                               composition of a company's book of business
                                               or spread of risk, the amount,
                                               appropriateness and soundness of reinsurance,
                                               the quality, diversification and estimated
                                               market value of its assets, the adequacy of
                                               its loss reserves and policyowners' surplus
                                               and the experience and competence of its

                                               management. A.M. Best Company, Inc. uses the
                                               following rating scale:

                                                A++ and A+         Superior
                                                A and A-           Excellent
                                                B++ and B+         Very Good
                                                B and B-           Adequate
                                                C++ and C+         Fair
                                                C and C-           Marginal
                                                D                  Very Vulnerable
                                                E                  Under State Supervision
                                                F                  In Liquidation

ANNUALIZED PREMIUM...........................  The expected premium payment for a 12-month period for each policy, excluding single
                                               premium policies. Actual premium payments may
                                               be higher or lower than annualized premiums.

ANNUITY......................................  A contract that pays a periodic income benefit for the life of a person (the
                                               annuitant), the lives of two or more persons
                                               or a specific period of time.

ASSET VALUATION RESERVE OR AVR...............  The asset valuation reserve adopted by the
                                               NAIC in December 1991 to replace the MSVR.
                                               AVR appears as a liability on a life
                                               insurer's statutory financial statements
                                               beginning with the insurer's statutory
                                               financial statements for 1992. AVR
                                               establishes statutory reserves for debt
                                               securities, preferred stocks, common stock,
                                               mortgage loans, equity real estate and joint
                                               ventures and other invested assets. AVR
                                               generally captures all realized and
                                               unrealized gains and losses on such assets,
                                               other than those resulting from changes in
                                               interest rates. AVR has no effect on
                                               financial statements prepared in conformity
                                               with GAAP.

CAREER GENERAL AGENTS........................  Individuals who are in charge of an insurance agency. They are independent contractors, who
                                               are responsible for recruiting, training and
                                               developing new agents in addition to
                                               supervising experienced agents in their
                                               agency; however, they may personally sell new
                                               business. Career General Agents are paid
                                               based on the business produced by their
                                               agency and are also paid allowances to cover
                                               their agency expenses and additional amounts
                                               to compensate them for recruiting, training
                                               and developing new agents.

CAREER GENERAL AGENCY SYSTEM.................  The network of career general agencies through which AmerUs distributes its
                                               insurance and annuity products.

CEDING.......................................  The reinsuring of all or a portion of an insurer's risk with another insurer.

CLOSED BLOCK.................................  The closed block of participating business to be established, as of June 30, 1996, by
                                               AmerUs Life for the exclusive benefit of the
                                               policies included therein.

CLOSED BLOCK BUSINESS........................  The policies within the classes specified in the Plan (which policy classes constitute all
                                               of the classes of individual traditional life
                                               insurance policies and

                                               all universal life insurance policies for
                                               which AmerUs Life had a dividend scale in
                                               effect prior to the AmerUs Reorganization),
                                               but only to the extent such policies are
                                               inforce on June 30, 1996.

CONVEXITY....................................  A measure of the shape of the price/yield curve. Convexity explains the difference
                                               between the prices estimated by standard
                                               duration and the actual market prices of a
                                               security resulting from a change in
                                               market-required yield.

COST OF INSURANCE............................  The mortality charges assessed against universal life insurance policies.

CREDITING RATES..............................  Interest rates applied to life insurance policies and annuity contracts, whether
                                               contractually guaranteed or currently
                                               declared for a specified period.

DEFERRED FIXED ANNUITY.......................  A fixed annuity that has a deferred or accumulation period from the time of premium
                                               payment(s) to the payout of a periodic income
                                               benefit.

DIFFERENTIAL EARNINGS AMOUNT.................  The amount of additional income which is imputed to a mutual life insurance company
                                               under Section 809 of the Internal Revenue
                                               Code based on a comparison of the current
                                               one-year average of mutual life insurance
                                               company earnings rates with an adjusted
                                               average of stock life insurance company
                                               earnings rates for the previous three years.
                                               The tax resulting from this additional income
                                               is referred to as the "equity add-on tax."

DIVIDEND SCALE...............................  The actuarial formula used by life insurance companies to determine amounts payable as
                                               dividends on participating policies based on
                                               experience factors relating to, among other
                                               things, investment results, mortality, lapse
                                               rates, expenses and policy loan interest and
                                               utilization rates.

DUFF & PHELPS................................  Duff & Phelps Credit Rating Co. Duff &
                                               Phelp's claims-paying ability ratings are
                                               opinions of an operating insurance company's
                                               future ability to pay its policy and contract
                                               obligations in a timely fashion. Duff &
                                               Phelps claims-paying ability ratings are
                                               based on certain qualitative and quantitative
                                               factors including, among other factors, the
                                               economic fundamentals of the company's
                                               principal lines of business, the company's
                                               competitive position and asset and liability

                                               management practices. Duff & Phelps Credit
                                               Rating Co. uses the following rating scale:

                                                AAA                Highest claims-paying
                                                                   ability
                                                AA+, AA and AA-    Very high claims-paying
                                                                   ability
                                                A+, A and A-       High claims-paying
                                                                   ability
                                                BBB+, BBB          Adequate claims-paying
                                                and BBB-           ability
                                                BB+, BB and BB-    Uncertain claims-paying
                                                                   ability
                                                B+, B and B-       Possessing risk that
                                                                   policyowners and
                                                                   contractholders will
                                                                   not be paid when due
                                                CCC+, CCC and      Substantial risk that
                                                CCC-               policyowners and
                                                                   contractholders will
                                                                   not be paid when due
                                                DD                 Company is under order
                                                                   of liquidation

EQUITY ADD-ON TAX (OR DIFFERENTIAL EARNINGS
 TAX)........................................  The tax resulting from the differential earnings amount, which is the amount of
                                               additional income imputed to a mutual life
                                               insurance company under Section 809 of the
                                               Internal Revenue Code based on a comparison
                                               of the current one-year average of mutual
                                               life insurance company earnings rates with an
                                               adjusted average of stock life insurance
                                               company earnings rates from the previous
                                               three years.

FIRST YEAR ANNUALIZED PREMIUMS...............  The expected premium payment for the first policy year for each policy, excluding single
                                               premium policies. Actual premium payments may
                                               be higher or lower than first year annualized
                                               premiums. This is a common insurance industry
                                               measurement of sales achievement.

FIXED ANNUITY................................  Contract that guarantees that a specific sum of money will be paid in the future, usually
                                               as monthly income, to an annuitant. The
                                               dollar amount paid to the annuitant will not
                                               fluctuate regardless of adverse changes in
                                               the insurance company's mortality experience,
                                               investment return and expenses.

GAAP.........................................  United States generally accepted accounting principles for life insurance companies.

GENERAL ACCOUNT..............................  All investment accounts maintained by an insurer, other than the separate accounts.

IMR..........................................  The interest maintenance reserve adopted by the NAIC in December 1991. IMR appears as a
                                               liability on a life insurer's statutory
                                               financial statements beginning with the
                                               insurer's statutory financial statements for
                                               1992 and applies to all types of fixed income
                                               investments (bonds, preferred stock,

                                               mortgage-backed securities and mortgage
                                               loans). IMR captures the net gains or losses
                                               arising from changes in the overall level of
                                               interest rates which are realized upon the
                                               sale of such investments, and IMR amortizes
                                               these net realized gains into income over the
                                               remaining life of each investment sold. IMR
                                               has no effect on financial statements
                                               prepared in conformity with GAAP.

INFORCE......................................  A life insurance policy or annuity contract that has not expired.

INTEREST-SENSITIVE PRODUCTS..................  Insurance and annuity products for which interest in excess of guaranteed levels is
                                               credited to the policy.

MEMBER.......................................  A person having rights or interests arising under AMHC's articles of incorporation or
                                               otherwise by law in respect of each insurance
                                               policy or annuity contract of AmerUs Life,
                                               including, but not limited to, any right to
                                               vote.

MOODY'S......................................  Moody's Investors Service, Inc. Moody's
                                               financial strength ratings are opinions of an
                                               operating insurance company's ability to
                                               discharge senior policyowner claims and
                                               obligations pursuant to its insurance
                                               policies. Moody's financial strength ratings
                                               are based on information provided by the
                                               company and federal and state regulators.
                                               Moody's Investors Service, Inc. uses the
                                               following rating scale:

                                                Aaa                Exceptional
                                                Aa1, Aa2 and Aa3   Excellent
                                                A1, A2 and A3      Good
                                                Baa1, Baa2 and     Adequate
                                                Baa3
                                                Ba1, Ba2 and Ba3   Questionable
                                                B1, B2 and B3      Poor
                                                Caa                Very poor
                                                Ca                 Extremely poor
                                                C                  Lowest

MORBIDITY....................................  The relative incidence of disability or sickness due to disease or physical
                                               impairment.

MORTALITY....................................  The relative incidence of death of life insureds or annuitants.

MSVR.........................................  Mandatory securities valuation reserve required prior to 1992 statutory financial
                                               statements by state insurance regulatory
                                               authorities. MSVR was established as a
                                               liability on a life insurer's statutory
                                               financial statements and was intended to
                                               absorb realized and unrealized gains and
                                               losses sustained from time to time on a
                                               portion of an insurer's general account debt
                                               securities and preferred stock portfolios.
                                               MSVR had no effect on financial statements
                                               prepared in conformity with GAAP. The MSVR
                                               was replaced by the AVR and IMR effective
                                               with respect to an insurer's statutory
                                               financial statements for 1992.

NAIC.........................................  The National Association of Insurance
                                               Commissioners, an association of the chief
                                               insurance supervisory officials of each
                                               state, territory and insular possession of
                                               the United States.

NET LEVEL METHOD.............................  Reserve method used for traditional life insurance. Such method defines the reserve as
                                               the excess of the present value of future
                                               guaranteed benefits over the present value of
                                               future net premiums.

PARTICIPATING WHOLE LIFE POLICIES OR           Whole life policies or insurance under which
 PARTICIPATING WHOLE LIFE INSURANCE..........  the owner thereof is eligible to share in the earnings of the insurer through dividends.

PERSISTENCY..................................  The percentage of life insurance policies or annuity contracts remaining in force from
                                               period to period.

PERSONAL PRODUCING GENERAL AGENTS OR PPGAS...  Independent agents who sell products directly to the consumer and write business directly
                                               with insurance companies and who are
                                               compensated primarily for personal
                                               production.

PPGA SYSTEM..................................  The network of PPGAs through which AmerUs distributes its insurance and annuity
                                               products.

PLAN.........................................  The Plan of Reorganization of American Mutual
                                               Life, including all schedules and exhibits
                                               thereto, pursuant to which American Mutual
                                               Life reorganized into a mutual insurance
                                               holding company structure, as such Plan may
                                               be amended from time to time.

POLICY.......................................  Generally, a life insurance policy
                                               (including, without limitation, a pure
                                               endowment contract) or annuity contract
                                               issued by AmerUs.

PREMIUM......................................  Payments and considerations received on insurance policies and annuity contracts
                                               issued or reinsured by an insurance company.
                                               Under GAAP, premiums on universal life and
                                               deferred annuity contracts are not accounted
                                               for as revenues.

REINSURANCE..................................  The practice whereby one party, called the reinsurer or assuming company, in
                                               consideration of a premium paid to such
                                               party, agrees to indemnify another party,
                                               called the ceding company or primary insurer,
                                               for risks underwritten by the ceding company.
                                               Reinsurance provides a primary insurer with
                                               three major benefits: it reduces net
                                               liability on individual risks; it helps to
                                               protect against catastrophic losses; and it
                                               helps to maintain acceptable surplus and
                                               reserve ratios. Reinsurance provides a
                                               primary insurer with additional underwriting
                                               capacity in that the primary insurer can
                                               accept larger risks and can expand the volume
                                               of business it writes without increasing its
                                               capital base. The ceding company remains
                                               liable on its obligations under the policies
                                               reinsured if the reinsurer fails to pay
                                               claims on a reinsured policy.

RESERVES.....................................  Liabilities established by insurers to reflect the estimated discounted present
                                               value of costs of

                                               claims, payments or contract liabilities and
                                               the related expenses that the insurer will
                                               ultimately be required to pay in respect of
                                               insurance or annuities it has written.

RISK-BASED CAPITAL REQUIREMENTS OR RBC.......  Regulatory and rating agency targeted surplus based on the relationship of statutory
                                               surplus, with certain adjustments, to the sum
                                               of stated percentages of each element of a
                                               specified list of company risk exposures.

SFAS.........................................  Statement of Financial Accounting Standards.

SECOND TO DIE WHOLE LIFE INSURANCE...........  A whole life policy in which two persons are named as insureds. The death benefit is paid
                                               upon the death of the second to die of the
                                               two insureds.

SEPARATE ACCOUNTS............................  Investment accounts maintained by an insurer to which funds have been allocated for
                                               certain policies under provisions of relevant
                                               state law. The investments in each separate
                                               account are maintained separately from those
                                               in other separate accounts and the general
                                               account. The investment results of the
                                               separate account assets are passed through
                                               directly to the separate account
                                               policyowners, so that an insurer derives
                                               management and other fees from, but bears no
                                               investment risk on, these assets, except the
                                               risk on a small number of products that
                                               returns on separate assets will not meet the
                                               relatively low minimum rate guaranteed on
                                               these products.

STANDARD & POOR'S............................  Standard & Poor's Ratings Group. Standard &
                                               Poor's claims-paying ability ratings are
                                               opinions of an operating insurance company's
                                               financial ability to meet its obligations
                                               under its insurance policies. Standard &
                                               Poor's claims-paying ability ratings are
                                               based on current information provided by the
                                               subject insurance company and other reliable
                                               sources. Standard & Poor's Rating Group uses
                                               the following rating scale:

                                                AAA                Superior
                                                AA+, AA and AA-    Excellent financial
                                                                   security
                                                A+, A and A-       Good financial security
                                                BBB+, BBB          Adequate
                                                and BBB-
                                                BB+, Bb and BB-    Financial security may
                                                                   be adequate
                                                B+, B and B-       Vulnerable
                                                CCC                Extremely vulnerable
                                                R                  Regulatory actions
                                                BBBq, Bbq and Bq   Qualified solvency
                                                                   ratings

STATUTORY ACCOUNTING PRACTICES...............  Accounting practices prescribed or permitted by the Iowa Department of Insurance.

STATUTORY RESERVES...........................  Monetary amounts established by state insurance law that an insurer must have
                                               available to provide for future obligations
                                               with respect to all policies. Statutory
                                               reserves are liabilities on the balance

                                               sheet of financial statements prepared in
                                               conformity with Statutory Accounting
                                               Practices.

STATUTORY SURPLUS............................  The excess of statutory admitted assets over statutory liabilities as shown on an
                                               insurer's statutory financial statements.

SUPPLEMENTARY CONTRACT.......................  An agreement by an insurer to retain the lump sum payable under an insurance policy and to
                                               make payments in accordance with the
                                               settlement option chosen.

SURRENDERS AND WITHDRAWALS...................  Relinquishment of life insurance policies and annuity contracts for their entire net cash
                                               surrender values and withdrawals of a portion
                                               of such values.

TERM LIFE INSURANCE..........................  Insurance protection during a certain number of years but expiring without policy cash
                                               value if the insured survives the stated
                                               period.

TRADITIONAL LIFE INSURANCE...................  Consists of whole life insurance and term life insurance.

UNDERWRITING.................................  The insurer's process of examining, accepting or rejecting insurance risks, and classifying
                                               those accepted, in order to charge the
                                               appropriate premium for each accepted risk.

UNEARNED PREMIUM.............................  The portion of an insurance premium paid other than that which has paid for the
                                               insurance protection already provided on a
                                               policy.

UNIVERSAL LIFE INSURANCE.....................  A form of life insurance where an insurance account is maintained for each insurance
                                               policy. Premiums, net of specified expenses,
                                               are credited to the account, as is interest,
                                               generally at a rate determined from time to
                                               time by the insurer. Specific charges are
                                               made against the account for the cost of
                                               insurance protection and for the insurer's
                                               expenses. The universal life form allows
                                               considerable flexibility as to the amount and
                                               timing of premium payments and for the level
                                               of death benefits provided.

VARIABLE ANNUITY.............................  Annuity in which premium payments are used to purchase accumulation units. The value of a
                                               unit fluctuates in accordance with the
                                               investment experience of a separate account;
                                               variable annuity contracts typically include
                                               a general account guaranteed interest
                                               investment option. At the time of the payment
                                               of benefits to the annuitant, the annuitant
                                               can generally elect from a number of payment
                                               options which provide either fixed or
                                               variable benefit payments.

WHOLE LIFE INSURANCE OR WHOLE LIFE             Insurance that may be kept inforce for a
 POLICIES....................................  person's entire life by paying one or more premiums. It is paid for in one of three
                                               different ways: (i) ordinary life insurance
                                               (premiums are payable as long as the insured
                                               lives), (ii) limited payment life insurance
                                               (premiums are payable over a specified number
                                               of years), and (iii) single premium life
                                               insurance (a lump sum amount paid at the
                                               inception of the policy). The insurance
                                               policy pays a benefit (contractual amount
                                               adjusted for items such as policy loans and
                                               dividends, if any) at the death of the
                                               insured. Whole life insurance also builds up
                                               cash values.

                           REGISTRATION OF SECURITIES

    AmerUs has filed a registration statement on Form S-4 (the "REGISTRATION STATEMENT") (of which this Joint Proxy Statement/Prospectus is a part) with the SEC pursuant to the Securities Act, relating to shares of AmerUs Class A Common Stock that are proposed to be issued (x) pursuant to the Merger to the holders of AmVestors Common Stock, (y) pursuant to the exercise of the Public Warrants,
(z) pursuant to the exercise of outstanding AmVestors Options and certain other warrants to be assumed by AmerUs pursuant to the Merger.

                                    EXPERTS

FINANCIAL STATEMENTS

    The consolidated financial statements and related schedules of AmVestors incorporated in this Joint Proxy Statement/Prospectus by reference to the AmVestors Annual Report on Form 10-K for the year ended December 31, 1996 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance on the report of Deloitte & Touche LLP, given on the authority as experts in accounting and auditing.

    Representatives of Deloitte & Touche LLP are expected to be present at the AmVestors Special Meeting, where they will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

    The consolidated financial statements of AmerUs as of December 31, 1996 and 1995, and for each of the years in the three-year period ended December 31, 1996, have been included in this Joint Proxy Statement/Prospectus in reliance upon the reports of KPMG Peat Marwick LLP, independent auditors, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

    Representatives of KPMG Peat Marwick LLP are expected to be present at the AmerUs Special Meeting, where they will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

LEGAL MATTERS

    The validity of the AmerUs Class A Common Stock to be issued hereunder will be passed upon by Joseph K. Haggerty, Esq., general counsel to AmerUs. As of the date hereof, Mr. Haggerty owns 3,000 shares of AmerUs Class A Common Stock and has outstanding options to purchase 2,000 additional shares of AmerUs Class A Common Stock. Mr. Haggerty is a Senior Vice President of AmerUs.

    Skadden, Arps, Slate, Meagher, & Flom LLP, counsel to AmerUs, and Bryan Cave, LLP, counsel to AmVestors, will deliver opinions concerning certain federal income tax consequences of the Merger.

                             STOCKHOLDER PROPOSALS

    Any AmerUs shareholder who wishes to submit a proposal for presentation to the 1998 Annual Meeting of Shareholders must submit the proposal to AmerUs, 699 Walnut Street, Des Moines, Iowa 50309, Attention: Secretary, not later than December 2, 1997, for inclusion, if appropriate, in AmerUs' proxy statement and the form of proxy relating to the 1998 Annual Meeting.

    Any AmVestors stockholder who wishes to submit a proposal for presentation to the 1998 Annual Meeting of Stockholders must submit the proposal to AmVestors, 555 South Kansas Avenue, Topeka, Kansas 66603, Attention: General Counsel, not later than December 2, 1997, for inclusion, if appropriate, in the AmVestors proxy statement and the form of proxy relative to such 1998 Annual Meeting of Stockholders. If the Merger is consummated, such meeting will not be held.

                      WHERE YOU CAN FIND MORE INFORMATION

    AmerUs and AmVestors file annual, quarterly and special reports, proxy statements and other information with the SEC. Shareholders may read and copy any reports, statements or other information that the companies file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information about the public reference rooms. The companies' public filings are also available from commercial document retrieval services and at the Internet web site maintained by the SEC at http://www.sec.gov.

    AmerUs has filed a Registration Statement to register with the SEC the shares of AmerUs Class A common stock to be issued to shareholders in the Merger. This Joint Proxy Statement/Prospectus is a part of that Registration Statement and constitutes a prospectus of AmerUs, as well as a proxy statement of AmerUs for the AmerUs Special Meeting and a proxy statement of AmVestors for the AmVestors Special Meeting.

    As allowed by SEC rules, this Joint Proxy Statement/Prospectus does not contain all the information that shareholders can find in the AmerUs Registration Statement or the exhibits to the AmerUs Registration Statement.

    The SEC allows AmVestors to "incorporate by reference" information into this Joint Proxy Statement/Prospectus, which means that it can disclose important information to shareholders by referring them to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this Joint Proxy Statement/Prospectus, except for any information superseded by information contained directly in the Joint Proxy Statement/Prospectus. This Joint Proxy Statement/ Prospectus incorporates by references the documents set forth below that AmVestors has previously filed with the SEC. These documents contain important information about AmVestors and its financial condition.

AMVESTORS SEC FILINGS (FILE NO. 0-15330)                                           PERIOD
--------------------------------------------------------  --------------------------------------------------------

Annual Report on Form 10-K..............................  Year ended December 31, 1996

Quarterly Report on Form 10-Q...........................  Quarter ended March 31, 1997

Quarterly Report on Form 10-Q/A.........................  Quarter ended June 30, 1997

Current Reports on Form 8-K.............................  Filed August 15, 1997 and October 3, 1997

    Additional documents that AmVestors may file with the SEC between the date of this Joint Proxy Statement/Prospectus and the date of the AmVestors Special Meeting are also incorporated by reference. These include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

    AmerUs has supplied all information contained in this Joint Proxy Statement/Prospectus relating to AmerUs, and AmVestors has supplied all information contained or incorporated by reference relating to AmVestors.

    Stockholders may have received some of the documents incorporated by reference. Copies of any of these documents may be obtained from AmVestors or the SEC or the SEC's Internet web site described above. Documents incorporated by reference are available from AmVestors without charge, excluding all exhibits unless AmVestors has specifically incorporated by reference an exhibit in this Joint

Proxy Statement/Prospectus, by requesting them in writing or by telephone from AmVestors at the following address:

                             AmVestors Financial Corporation
                             555 South Kansas Avenue
                             Topeka, Kansas 66603
                             Attention: Mr. Mark V. Heitz
                             Telephone: (785)232-6945

    Please request documents by December 11, 1997 to ensure receipt before such meeting.

    SHAREHOLDERS SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS JOINT PROXY STATEMENT/PROSPECTUS TO VOTE THEIR SHARES AT THE SPECIAL MEETINGS. NO ONE HAS BEEN AUTHORIZED TO PROVIDE ANY INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS JOINT PROXY STATEMENT/PROSPECTUS. THIS JOINT PROXY STATEMENT/PROSPECTUS IS DATED NOVEMBER 12, 1997. SHAREHOLDERS SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THE JOINT PROXY STATEMENT/ PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND NEITHER THE MAILING OF THIS JOINT PROXY STATEMENT/PROSPECTUS TO SHAREHOLDERS NOR THE ISSUANCE OF AMERUS CLASS A COMMON STOCK IN THE MERGER WILL CREATE ANY IMPLICATION TO THE CONTRARY.

                                          By Order of the Board of Directors,
                                          AMERUS LIFE HOLDINGS, INC.

                                          James A. Smallenberger

                                          Secretary

                                          By Order of the Board of Directors,
                                          AMVESTORS FINANCIAL CORPORATION

                                          Lynn F. Hammes

                                          Secretary

                           AMERUS LIFE HOLDINGS, INC.
                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                                                     PAGE
                                                                                             ---------------------

Independent Auditors' Report...............................................................                    F-2

Consolidated Balance Sheets as of June 30, 1997 (unaudited) and December 31, 1996 and
 1995......................................................................................                    F-3

Consolidated Statements of Income for the six months ended June 30, 1997 (unaudited) and
 June 30, 1996 (unaudited) and the years ended December 31, 1996, 1995 and 1994............                    F-4

Consolidated Statements of Stockholders' Equity for the six months ended June 30, 1997
 (unaudited) and the years ended December 31, 1996, 1995 and 1994..........................                    F-5

Consolidated Statements of Cash Flows for the six months ended June 30, 1997 (unaudited)
 and June 30, 1996 (unaudited) and the years ended December 31, 1996, 1995 and 1994........        F-6 through F-7

Notes to Consolidated Financial Statements.................................................       F-8 through F-37

    Separate financial statements of subsidiaries not consolidated and 50% or less owned persons accounted for by the equity method have been omitted because they do not individually constitute a significant subsidiary.

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
AmerUs Life Holdings, Inc.:

    We have audited the accompanying consolidated balance sheets of AmerUs Life Holdings, Inc. and subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1996. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of AmerUs Life Holdings, Inc. and subsidiaries as of December 31, 1996 and 1995, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1996, in conformity with generally accepted accounting principles.

    As discussed in note 1 to the consolidated financial statements, the Company implemented the provisions of the Statement of Financial Accounting Standards
(SFAS) No. 120, "Accounting and Reporting by Mutual Life Insurance Enterprises and by Insurance Enterprises for Certain Long-Duration Participating Contracts." Also, as discussed in note 1, the Company restated its consolidated financial statements to reflect the spin-off of a wholly owned subsidiary in 1996, which resulted in a change in the subsidiaries comprising the consolidated financial statements.

                                          KPMG Peat Marwick LLP

Des Moines, Iowa
February 10, 1997

                           AMERUS LIFE HOLDINGS, INC.
                          CONSOLIDATED BALANCE SHEETS
                             (DOLLARS IN THOUSANDS)

                                                                                                DECEMBER 31,
                                                                                           ----------------------
                                                                                              1996        1995
                                                                               JUNE 30,    ----------  ----------
                                                                                 1997
                                                                             ------------
                                                                             (UNAUDITED)
ASSETS
Investments (notes 2 and 5):
  Securities available-for-sale at fair value:
    Fixed maturity securities..............................................   $2,405,580   $2,414,807  $3,142,096
    Equity securities......................................................       63,008       64,033     109,675
    Short-term investments.................................................        5,632       13,288      39,353
  Investment in unconsolidated subsidiary..................................       23,131       20,809      --
  Mortgage loans on real estate (notes 3 and 5)............................      230,368      225,743     353,597
  Real estate..............................................................        4,417        4,561      52,199
  Policy loans.............................................................       66,064       65,183     220,044
  Other investments........................................................       78,960       93,228      48,064
                                                                             ------------  ----------  ----------
      Total investments....................................................    2,877,160    2,901,652   3,965,028
Cash.......................................................................        7,752        1,814       4,620
Accrued investment income..................................................       33,442       30,792      49,226
Premiums and fees receivable...............................................        3,195        1,489       6,908
Reinsurance receivables....................................................        1,964        1,329       1,392
Deferred policy acquisition costs (note 4).................................      138,455      120,481     267,711
Deferred income taxes......................................................        6,043       --          --
Property and equipment (less accumulated depreciation 1997--$13,095; 1996--
 $11,775; 1995--$19,229)...................................................        3,874        4,393      13,502
Other assets...............................................................       71,230       52,111      63,559
Closed block assets........................................................    1,307,386    1,270,168      --
                                                                             ------------  ----------  ----------
      Total assets.........................................................   $4,450,501   $4,384,229  $4,371,946
                                                                             ------------  ----------  ----------
                                                                             ------------  ----------  ----------

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
  Policy reserves and policyowner funds:
    Future life and annuity policy benefits................................   $1,999,838   $2,053,740  $3,435,505
    Policyowner funds......................................................       66,004       55,369      56,474
                                                                             ------------  ----------  ----------
                                                                               2,065,842    2,109,109   3,491,979
  Accrued expenses.........................................................       17,056       14,227      11,100
  Dividends payable to policyowners........................................          970       --         129,558
  Policy and contract claims...............................................        5,412        7,039      16,617
  Income taxes payable.....................................................       29,365       25,182      18,760
  Deferred income taxes (note 6)...........................................       --            1,337      48,623
  Other liabilities........................................................       65,532       64,173      78,939
  Debt (note 5)............................................................       81,548      188,381      36,461
  Closed block liabilities.................................................    1,563,790    1,517,271      --
                                                                             ------------  ----------  ----------
      Total liabilities....................................................    3,829,515    3,926,719   3,832,037
                                                                             ------------  ----------  ----------
Company obligated manditorily redeemable preferred capital securities of subsidiary trust holding solely junior subordinated debentures of the
 Company...................................................................       86,000       --          --
Stockholders' equity (note 11):
  Preferred stock, no par value, 20,000,000 shares authorized, none
    issued.................................................................       --           --          --
  Common stock, Class A, no par value, 75,000,000 shares authorized;
    18,155,989 shares issued and outstanding in 1997; 14,500,000 shares
    issued and outstanding in 1996.........................................       18,156       14,500      --
  Common stock, Class B, no par value, 50,000,000 shares authorized;
    5,000,000 shares issued and outstanding in 1997 and 1996...............        5,000        5,000      --
  Unrealized appreciation of available-for-sale securities (note 2)........       31,043       35,300     108,714
  Additional paid in capital...............................................       51,371       --          --
  Retained earnings........................................................      429,416      402,710     431,195
                                                                             ------------  ----------  ----------
      Total stockholders' equity...........................................      534,986      457,510     539,909
                                                                             ------------  ----------  ----------
Commitments and contingencies (note 10)
      Total liabilities and stockholders' equity...........................   $4,450,501   $4,384,229  $4,371,946
                                                                             ------------  ----------  ----------
                                                                             ------------  ----------  ----------

          See accompanying notes to consolidated financial statements.

                           AMERUS LIFE HOLDINGS, INC.
                       CONSOLIDATED STATEMENTS OF INCOME
                             (DOLLARS IN THOUSANDS)

                                                                                       YEARS ENDED
                                              SIX MONTHS ENDED                        DECEMBER 31,
                                                  JUNE 30,             -------------------------------------------
                                       ------------------------------       1996            1995          1994
                                                            1996       --------------  --------------  -----------
                                                       --------------
                                            1997        (UNAUDITED)
                                       --------------
                                        (UNAUDITED)
Revenues:
  Insurance premiums.................  $       20,928  $      123,063  $      138,476  $      244,087  $   237,912
  Universal life and annuity product
    charges..........................          20,287          29,272          49,347          57,370       56,362
  Net investment income (note 2).....          99,226         143,589         228,625         285,244      275,691
  Realized gains (losses) on
    investments (note 2).............           9,523          64,409          65,983          51,387      (19,930)
  Other..............................             630           1,329           2,711           5,390        2,391
  Contribution from the Closed Block
    (note 1).........................          13,410        --                19,909        --            --
                                       --------------  --------------  --------------  --------------  -----------
                                              164,004         361,662         505,051         643,478      552,426
                                       --------------  --------------  --------------  --------------  -----------
Benefits and expenses:
Policyowner benefits.................          83,875         188,063         261,869         374,620      369,896
Underwriting, acquisition, and
  insurance expenses.................          29,029          29,115          59,710          58,655       68,604
Amortization of deferred policy
  acquisition costs (note 4).........          10,973          29,157          40,160          50,239       42,756
Dividends to policyowners............             173          26,324          26,324          49,414       45,039
                                       --------------  --------------  --------------  --------------  -----------
                                              124,050         272,659         388,063         532,928      526,295
                                       --------------  --------------  --------------  --------------  -----------
Income before income tax expense and
  equity in unconsolidated
  subsidiary.........................          39,954          89,003         116,988         110,550       26,131
Income tax expense (note 6)..........          11,586          32,841          43,859          41,202       19,464
                                       --------------  --------------  --------------  --------------  -----------
Income before equity in earnings of
  unconsolidated subsidiary..........          28,368          56,162          73,129          69,348        6,667
Equity in earnings of unconsolidated
  subsidiary.........................             654             299           1,044        --            --
                                       --------------  --------------  --------------  --------------  -----------
Net income...........................  $       29,022  $       56,461  $       74,173  $       69,348  $     6,667
                                       --------------  --------------  --------------  --------------  -----------
                                       --------------  --------------  --------------  --------------  -----------
Net income per common share..........  $         1.25  $         2.44  $         3.20  $         2.99      --
                                       --------------  --------------  --------------  --------------  -----------
                                       --------------  --------------  --------------  --------------  -----------
Weighted average common shares
  outstanding........................      23,155,989      23,155,989      23,155,989      23,155,989      --
                                       --------------  --------------  --------------  --------------  -----------
                                       --------------  --------------  --------------  --------------  -----------

          See accompanying notes to consolidated financial statements.

                           AMERUS LIFE HOLDINGS, INC.
                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                 SIX MONTHS ENDED JUNE 30, 1997 (UNAUDITED) AND
                  YEARS ENDED DECEMBER 31, 1996, 1995, AND 194
                                 (IN THOUSANDS)

                                                                  UNREALIZED
                                                                 APPRECIATION
                                                               (DEPRECIATION) OF                             TOTAL
                                            COMMON STOCK       AVAILABLE-FOR-SALE             ADDITIONAL     STOCK-
                                       ----------------------  SECURITIES (NOTE    RETAINED     PAID-IN     HOLDERS'
                                        CLASS A     CLASS B           2)           EARNINGS     CAPITAL      EQUITY
                                       ---------  -----------  -----------------  ----------  -----------  ----------
Balance at December 31, 1993.........  $  --       $  --          $   104,581     $  401,298      --       $  505,879
  Net income.........................     --          --              --               6,667      --            6,667
  Net unrealized depreciation........     --          --              (89,261)        --          --          (89,261)
  Dividend to American Mutual Holding
    Company (notes 8 and 11).........     --          --              --              (4,962)     --           (4,962)
                                       ---------  -----------  -----------------  ----------  -----------  ----------
Balance at December 31, 1994.........     --          --               15,320        403,003      --          418,323
  Net income.........................     --          --              --              69,348      --           69,348
  Net unrealized appreciation........     --          --               93,394         --          --           93,394
  Dividend to American Mutual Holding
    Company (notes 8 and 11).........     --          --              --             (41,156)     --          (41,156)
                                       ---------  -----------  -----------------  ----------  -----------  ----------
Balance at December 31, 1995.........     --          --              108,714        431,195      --          539,909
  Net income.........................     --          --              --              74,173      --           74,173
  Net unrealized depreciation........     --          --              (73,414)        --          --          (73,414)
  Dividend to American Mutual Holding
    Company (notes 8 and 11).........     --          --              --              (4,158)     --           (4,158)
  Capital Contributions to Affiliates
    (note 8).........................     --          --              --             (79,000)     --          (79,000)
  Issuance of common stock...........     14,500       5,000          --             (19,500)     --           --
                                       ---------  -----------  -----------------  ----------  -----------  ----------
Balance at December 31, 1996.........     14,500       5,000           35,300        402,710      --          457,510
  Net income (unaudited).............     --          --              --              29,022      --           29,022
  Net unrealized depreciation
    (unaudited)......................     --          --               (4,257)        --          --           (4,257)
  Issuance of common stock
    (unaudited)......................      3,656      --              --              --          51,371       55,027
  Dividends to stockholders
    (unaudited)......................     --          --              --              (2,316)     --           (2,316)
                                       ---------  -----------  -----------------  ----------  -----------  ----------
Balance at June 30, 1997
  (unaudited)........................  $  18,156   $   5,000      $    31,043     $  429,416   $  51,371   $  534,986
                                       ---------  -----------  -----------------  ----------  -----------  ----------
                                       ---------  -----------  -----------------  ----------  -----------  ----------

          See accompanying notes to consolidated financial statements.

                           AMERUS LIFE HOLDINGS, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                 (IN THOUSANDS)

                                                                                     YEARS ENDED DECEMBER 31,
                                                                                 --------------------------------
                                                                                    1996       1995       1994
                                                     SIX MONTHS ENDED JUNE 30,   ----------  ---------  ---------
                                                     --------------------------
                                                         1997
                                                     ------------      1996
                                                     (UNAUDITED)   ------------
                                                                   (UNAUDITED)
Cash flows from operating activities:
  Net income.......................................   $   29,022    $   56,461   $   74,173  $  69,348  $   6,667
  Adjustments to reconcile net income to net cash
    provided by operating activities:
    Policyowner assessments on universal life and
      annuity products.............................      (20,287)      (29,272)     (49,347)   (57,370)   (56,362)
    Interest credited to policyowner account
      balances.....................................       53,137        60,090      109,457    123,360    120,075
    Realized investment (gains) losses.............       (9,523)      (64,409)     (65,983)   (51,387)    19,930
    Change in:
      Accrued investment income....................       (2,650)        3,616        8,033      1,485     (1,250)
      Reinsurance ceded receivables................         (635)          225       (6,708)      (223)       666
      Deferred policy acquisition costs............      (12,195)        3,795      (12,235)    (7,491)   (11,682)
      Liabilities for future policy benefits.......      (16,381)       30,636       16,504     94,856     94,862
      Policy and contract claims and other
        policyowner funds..........................       (1,627)       (3,789)      (9,578)     6,814     (2,828)
      Income taxes:
        Current....................................        4,183        14,865        6,422      3,298      6,727
        Deferred...................................       (5,718)       (5,009)      (7,181)    (3,105)     2,602
    Other, net.....................................       20,347       (15,014)      15,127      9,538     (7,057)
    Change in Closed Block assets and liabilities,
      net..........................................       68,656        --           68,870     --         --
                                                     ------------  ------------  ----------  ---------  ---------
    Net cash provided by operating activities......      106,329        52,195      147,554    189,123    172,350
                                                     ------------  ------------  ----------  ---------  ---------
Cash flows from investing activities:
  Purchase of fixed maturities available for
    sale...........................................     (620,969)     (765,036)  (1,423,268)  (887,971)  (886,236)
  Maturities, calls, and principal reductions of
    fixed maturities available for sale............      538,801       686,987    1,362,115    595,879    591,965
  Purchase of equity securities....................      (23,042)      (66,921)    (280,215)  (117,345)   (69,813)
  Proceeds from sale of equity securities..........       26,706        84,982      363,358    178,115     48,117
  Proceeds from repayment and sale of mortgage
    loans..........................................       26,174        62,248      119,061    112,484    234,722
  Purchase of mortgage loans.......................      (30,653)       --          (46,532)   (37,328)   (78,830)
  Purchase of real estate and other invested
    assets.........................................       (7,661)       --          (59,119)   (28,490)   (31,515)
  Proceeds from sale of real estate and other
    invested assets................................       22,331         7,240       26,023     31,484     18,806
  Change in policy loans, net......................         (882)       (5,675)      (6,630)   (10,532)   (12,364)
  Tax on capital gains.............................           (3)            1      (22,255)   (16,524)     5,136
  Other assets, net................................       39,271        16,145      (73,735)    44,855     45,150
  Change in Closed Block investments, net..........      (41,758)       --          (69,550)    --         --
  Initial establishment of the Closed Block........       --            --          (22,925)    --         --
                                                     ------------  ------------  ----------  ---------  ---------
    Net cash (used in) provided by investing
      activities...................................      (71,685)       19,971     (133,672)  (135,373)  (134,862)
                                                     ------------  ------------  ----------  ---------  ---------

                           AMERUS LIFE HOLDINGS, INC.

                                 (IN THOUSANDS)

                                                                                     YEARS ENDED DECEMBER 31,
                                                                                 --------------------------------
                                                                                    1996       1995       1994
                                                                                 ----------  ---------  ---------
                                                     SIX MONTHS ENDED JUNE 30,
                                                     --------------------------
                                                         1997
                                                     ------------      1996
                                                                   ------------
                                                     (UNAUDITED)
                                                                   (UNAUDITED)
Cash flows from financing activities:
  Deposits to policyowner account balances.........       63,191        91,918      156,420    272,431    260,172
  Withdrawals from policyowner account balances....     (123,775)     (167,569)    (293,521)  (302,291)  (208,313)
  Change in debt, net..............................     (106,833)       (7,162)     160,642     (1,496)   (71,708)
  Change in checks drawn in excess of bank
    balances.......................................       --            10,590       --         --         --
  Dividends to American Mutual Holding Company.....       --            (4,563)      (4,158)   (41,156)    (4,962)
  Initial public offering..........................       55,027        --           --         --         --
  Dividends to shareholders........................       (2,316)       --           --         --         --
  Issuance of company-obligated manditorily
    redeemable capital securities..................       86,000        --           --         --         --
  Capital Contribution to Affiliates...............       --            --          (36,071)    --         --
                                                     ------------  ------------  ----------  ---------  ---------
  Net cash used in financing activities............      (28,706)      (76,786)     (16,688)   (72,512)   (24,811)
                                                     ------------  ------------  ----------  ---------  ---------
  Net increase (decrease) in cash..................        5,938        (4,620)      (2,806)   (18,762)    12,677
Cash at beginning of period........................        1,814         4,620        4,620     23,382     10,705
                                                     ------------  ------------  ----------  ---------  ---------
Cash at end of period..............................   $    7,752    $   --       $    1,814  $   4,620  $  23,382
                                                     ------------  ------------  ----------  ---------  ---------
                                                     ------------  ------------  ----------  ---------  ---------
Supplemental disclosure of cash activities:
  Interest paid....................................   $    2,919    $      929   $    2,224  $   2,356  $   5,394
                                                     ------------  ------------  ----------  ---------  ---------
                                                     ------------  ------------  ----------  ---------  ---------
  Income taxes paid................................   $   22,235    $   35,000   $   45,417  $  51,900  $  14,630
                                                     ------------  ------------  ----------  ---------  ---------
                                                     ------------  ------------  ----------  ---------  ---------
Supplemental disclosure of non-cash investing and
 financing activities:
  Issuance of Class A and Class B Common Stock
    related to the Reorganization as a
    reclassification of retained earnings..........   $   --        $   --       $   19,500  $  --      $  --
Capital Contribution to Affiliates:
    Net transfer of invested assets:
      Fixed maturities.............................       --            --       $    3,550     --         --
      Real estate..................................       --            --           38,432     --         --
      Mortgage Loans...............................       --            --            9,309     --         --
      Equity Securities............................       --            --              802     --         --
      Debt assumed from affiliates.................       --            --           (9,164)    --         --
                                                     ------------  ------------  ----------  ---------  ---------
  Total non-cash items contributed.................       --            --           42,929     --         --
  Cash contributed.................................       --            --           36,071     --         --
                                                     ------------  ------------  ----------  ---------  ---------
                                                      $   --        $   --       $   79,000  $  --      $  --
                                                     ------------  ------------  ----------  ---------  ---------
                                                     ------------  ------------  ----------  ---------  ---------

          See accompanying notes to consolidated financial statements.

                           AMERUS LIFE HOLDINGS, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  NATURE OF OPERATIONS

    AmerUs Life Holdings, Inc.'s (the Company) operations consist primarily of marketing, underwriting, and distributing life insurance, annuities, and related products to individuals throughout the United States. The Company's products are sold through a career general agency system and a personal producing general agency system. The life insurance and annuity operations are the Company's only business segment.

  ORGANIZATION AND PRINCIPLES OF CONSOLIDATION

    The Company was formed on August 1, 1996 in conjunction with a plan of reorganization (the Reorganization) of the former American Mutual Life Insurance Company (American Mutual Life). Pursuant to the Reorganization which became effective on June 30, 1996 (the Effective Date), American Mutual Life was converted to a mutual insurance holding company structure whereby American Mutual Holding Company (AMHC), a mutual insurance holding company, was formed. Additionally, American Mutual Life was converted to a stock life insurance company and renamed AmerUs Life Insurance Company (AmerUs Life). All of the initial shares of capital stock of AmerUs Life were issued to AMHC.

    On August 1, 1996, AMHC contributed all of its shares of capital stock of AmerUs Life to AmerUs Group Co. (AmerUs Group). On the same date, the Company was formed, and all of its shares of capital stock were issued to AmerUs Group.

    Prior to the distribution (Distribution) by AmerUs Life of its Non-Life Insurance Subsidiaries (as defined below), AmerUs Life made a capital contribution of cash and other property (Capital Contribution) to or for the benefit of AmerUs Properties, Inc., AmerUs Bank and Iowa Realty Co., Inc., and each of their respective subsidiaries (Non-Life Insurance Subsidiaries). The net assets contributed in the Capital Contribution had an aggregate carrying value of approximately $79 million as of the date of contribution. Following the Capital Contribution, a series of transactions was undertaken by the Company and its affiliates. AmerUs Life effected the Distribution, pursuant to which it distributed the Non-Life Insurance Subsidiaries to AmerUs Group. Immediately after the Distribution, AmerUs Group contributed all of its shares of common stock in AmerUs Life to the Company. Under this structure, the Company is an intermediate holding company, with AmerUs Group as its direct parent company and AmerUs Life as its wholly-owned subsidiary. Under Iowa law, AMHC is required to retain direct or indirect ownership and control of shares representing a majority of the vote of the outstanding capital stock of the Company. Immediately following the Distribution, the Company entered into a bank credit facility pursuant to which it borrowed $100 million in term debt and $75 million under a revolving line of credit (Bank Credit Facility). The Company used the proceeds from such borrowings to make a $125 million capital contribution to AmerUs Life and to purchase a $50 million surplus note from AmerUs Life.

    The effect of the Distribution was to decrease (increase) net income by $6,292,000, $10,539,000, ($101,000) in the years ended December 31, 1996, 1995, and 1994, respectively, such amounts representing the net income (loss) of Lartnec Investment Co., a former subsidiary of AmerUs Life, and its subsidiaries (collectively, Lartnec).

    As a result of the Reorganization, AMHC indirectly owned, through AmerUs Group, 14,500,000 shares of Class A Common Stock and 5,000,000 shares of Class B Common Stock of the Company. The Class B Common Stock must be held, directly or indirectly, by AMHC. The Class B Common Stock is generally convertible on a share-for-share basis for Class A Common Stock. Each share of Class A and Class B Common Stock entitles its holder to one vote per share; however, the voting rights are adjusted if the number of Class A shares exceed the number of Class B shares such that the holders of Class B shares will always have a majority of the votes. AMHC must directly or indirectly control a majority of the voting shares of AmerUs Life. In addition, as long as the members of AMHC own directly or indirectly at

                           AMERUS LIFE HOLDINGS, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) least 50.1 percent of the voting power of the outstanding voting stock, AMHC is entitled to equity purchase rights which provide for the Company to notify AMHC in writing of a proposed sale of voting stock or any options, warrants, or rights to acquire voting stock. AMHC has the right to purchase the same proportionate number of shares being offered for sale as AMHC owns of the total shares at the time of the registration.

    In February 1997, AmerUs Group sold 2,793,489 shares of Class A common stock to the public and the Company issued 3,655,989 shares of Class A common stock in its initial public offering for gross proceeds of $56.7 million. As a result, AmerUs Group's ownership of the Company was reduced to 72.15%.

    The accompanying consolidated financial statements include only the accounts and operations, after intercompany eliminations, of AmerUs Life Holdings, Inc. and its wholly owned subsidiaries, principally, AmerUs Life Insurance Company and American Vanguard Life Insurance Company (American Vanguard Life). The consolidated financial statements do not include the results of operations or financial position of the Non-Life Insurance Subsidiaries.

    The preparation of consolidated financial statements in conformity with generally accepted accounting principles (GAAP) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

CLOSED BLOCK

    The Reorganization contained an arrangement, known as a closed block (the Closed Block), to provide for dividends on policies that were inforce on the Effective Date and were within the classes of individual policies for which the Company had a dividend scale in effect at the time of the Reorganization. The Closed Block was designed to give reasonable assurance to owners of affected policies that assets will be available to support such policies, including maintaining dividend scales in effect at the time of the Reorganization, if the experience underlying such scales continues. The assets, including revenue therefrom, allocated to the Closed Block will accrue solely to the benefit of the owners of policies included in the block until the block is no longer in effect. The Company will not be required to support the payment of dividends except those contractually guaranteed on Closed Block policies from its general funds.

    The financial information of the Closed Block, while prepared on a GAAP basis, reflects its contractual provisions and not its actual results of operations and financial position. Many expenses related to the Closed Block operations are charged to operations outside of the Closed Block; accordingly, the contribution from the Closed Block does not represent the actual profitability of the Closed Block operations. Operating costs and expenses outside of the Closed Block are, therefore, disproportionate to the business outside of the Closed Block.

                           AMERUS LIFE HOLDINGS, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    Summarized financial information of the Closed Block as of December 31, 1996 and from July 1, 1996 to December 31, 1996, is as follows (IN THOUSANDS):

                                                                                                     CLOSED BLOCK
                                                                                                     -------------
ASSETS:
Fixed maturity securities, at fair value (amortized cost of $883,351)..............................  $     901,261
Short-term investments, at fair value..............................................................          3,126
Policy loans.......................................................................................        166,827
Cash...............................................................................................              3
Accrued Investment Income..........................................................................         10,798
Premiums and fees receivable.......................................................................          4,998
Deferred policy acquisition costs..................................................................        175,235
Other assets.......................................................................................          7,920
                                                                                                     -------------
                                                                                                     $   1,270,168
                                                                                                     -------------
                                                                                                     -------------
LIABILITIES:
Future life and annuity policy benefits............................................................  $   1,363,073
Policyowner funds..................................................................................          7,602
Accrued expenses...................................................................................          2,969
Dividends payable to policyowners..................................................................        132,661
Policy and contract claims.........................................................................          4,765
Other liabilities..................................................................................          6,201
                                                                                                     -------------
                                                                                                     $   1,517,271
                                                                                                     -------------
                                                                                                     -------------
REVENUES AND EXPENSES:
Insurance premiums.................................................................................  $     108,315
Universal life and annuity product charges.........................................................          9,324
Net investment income..............................................................................         56,329
Realized gains on investments......................................................................            481
Policyowner benefits...............................................................................       (103,951)
Underwriting, acquisition, and insurance expenses..................................................         (2,969)
Amortization of deferred policy acquisition costs..................................................        (18,412)
Dividends to policyowners..........................................................................        (29,208)
                                                                                                     -------------
    Contribution from the Closed Block before income taxes.........................................  $      19,909
                                                                                                     -------------
                                                                                                     -------------

  BASIS OF PRESENTATION

    The accompanying consolidated financial statements of the Company and its wholly owned subsidiaries have been prepared in conformity with GAAP which, as to the insurance company subsidiaries, differ from statutory accounting practices prescribed or permitted by regulatory authorities.

    The insurance company subsidiaries adopted SFAS 120, "Accounting and Reporting by Mutual Life Insurance Enterprises and by Insurance Enterprises for Certain Long-Duration Participating Contracts", in 1995. SFAS 120 permits stock life insurance companies to apply the provisions of the American Institute of Certified Public Accountant's Statement of Position 95-1, "Accounting for Certain Insurance Activities of Mutual Life Insurance Enterprises," to participating life insurance contracts that meet the conditions in SFAS 120. The accompanying consolidated financial statements have been restated for the effects of implementing SFAS 120.

                           AMERUS LIFE HOLDINGS, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
  INTERIM FINANCIAL INFORMATION

    The consolidated financial statements as of June 30, 1997, and for the six-month periods ended June 30, 1997 and 1996, and related disclosures in these notes have not been audited. The interim consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and notes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals unless noted otherwise herein) considered necessary for a fair presentation have been included. Operating results for the six-month period ended June 30, 1997, are not necessarily indicative of the results that may be expected for the year ending December 31, 1997. (See Note 16).

  INVESTMENTS

    Investments in fixed maturity and equity securities that are to be held for indefinite periods of time are reported as securities available for sale. Securities available for sale are reported in the accompanying consolidated financial statements at fair value. Any valuation changes resulting from changes in the fair value of these securities are reflected as a component of stockholders' equity. These unrealized gains or losses in stockholders' equity are reported net of taxes and adjustments to deferred policy acquisition costs.

    Premiums and discounts on fixed maturity securities are amortized or accreted over the life of the related security as an adjustment to yield using the effective interest method. Realized gains and losses are included in earnings and are determined using the specific identification method. The carrying value of investments is reduced to its estimated realizable value if a decline in fair value is considered other than temporary with such reduction charged to earnings.

    Mortgage loans on real estate and other long-term investments are stated at cost less amortized discounts and allowances for possible losses. Policy loans are stated at their aggregate unpaid balances. Real estate acquired by foreclosure is stated at the lower of cost or fair value less estimated costs to sell.

    Investments in real estate and mortgage loans on real estate are considered impaired when the Company determines that collection of all amounts due under the contractual terms is doubtful or carrying values exceed the fair value of underlying collateral. The Company adjusts real estate and mortgage loans on real estate to their estimated net realizable value at the point at which it determines an impairment is other than temporary. Interest income on impaired mortgage loans is recognized when cash is received. In addition, the Company has established a valuation allowance for mortgage loans on real estate and other invested assets. Valuation allowances for other than temporary impairments in value are netted against the asset categories to which they apply, and additions to valuation allowances are included in total investment results.

    Investment in unconsolidated subsidiary is carried on an equity basis consisting of the cost of the original investment and the Company's allocable share of net earnings, unrealized gains and losses on available-for-sales securities, and return of capital.

  INTEREST RATE SWAPS, CAPS AND SWAPTIONS

    The Company uses interest rate swaps, caps, and swaptions as part of its overall interest rate risk management strategy for certain life insurance and annuity products. The book values of the interest rate swaps, caps, and swaptions are amortized over the remaining lives of the hedged investments as adjustments to investment income. Certain agreements hedge assets which are carried at fair value; accordingly, such underlying hedged investments are also carried at fair value. Any unamortized gains or losses are recognized when the underlying investments are sold.

                           AMERUS LIFE HOLDINGS, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    Interest rate swap contracts are used to convert the interest rate characteristics (fixed or variable) of certain investments to match those of the related insurance liabilities that the investments are supporting. The net interest effect of such swap transactions is reported as an adjustment of interest income as incurred.

    Interest rate caps are used to limit the effects of changing interest rates on yields of variable rate or short-term assets or liabilities. The initial cost of any such agreement is amortized to investment income over the life of the agreement. Periodic payments that are receivable as a result of the agreements are accrued as an adjustment of investment income.

    Swaption agreements are used in conjunction with interest rate caps to protect against rising rates. Swaption agreements involve the right to enter into a swap transaction at a pre-specified price. The initial cost of a swaption agreement is amortized to investment income over the life of the agreement.

  POLICY ACQUISITION COSTS

    Certain commissions, policy issue and underwriting costs, and other variable costs incurred to acquire or renew traditional life insurance, universal life insurance, and annuity products have been deferred. The amortization method of deferred policy acquisition costs for traditional life insurance products is different, dependent upon whether the contract is participating or non-participating. Participating contracts are those which are expected to pay dividends to policyowners in proportion to their relative contribution to the Company's surplus. Deferred policy acquisition costs for participating traditional life insurance are being amortized over the life of the policies generally in proportion to the present value of estimated gross margins. Non-participating traditional life insurance deferred policy acquisition costs are being amortized over the premium-paying period of the related policies in proportion to the ratio of annual premium revenues to total anticipated premium revenues using assumptions consistent with those used in computing policy benefit reserves. For universal life insurance and annuity products, deferred policy acquisition costs are being amortized generally in proportion to the present value of estimated gross margins from surrender charges and investment, mortality, and expense margins. The amortization for participating traditional life, universal life, and annuity products is adjusted retrospectively when current or estimated future gross profits or margins on the underlying policies vary from previous estimates. Deferred policy acquisition costs are adjusted for the impact on estimated gross profits of net unrealized gains and losses on securities.

  RECOGNITION OF REVENUES

    Premiums for traditional life insurance products (including those products with fixed and guaranteed premiums and benefits and which consist principally of whole life insurance policies and certain annuities with life contingencies) are recognized as revenues when due. For limited payment life insurance policies, premiums are recorded as income when due with any excess profit deferred and recognized over the expected lives of the contracts. Amounts received as payments for universal life insurance policies and for annuity products (including deferred annuities and annuities without life contingencies) are not recorded as premium revenue. Revenues for such contracts consist of policy charges for the cost of insurance, policy administration charges, and surrender charges assessed against policyowner account balances during the period. All insurance-related revenue is reported net of reinsurance ceded.

  FUTURE POLICY BENEFITS

    The liability for future policy benefits for traditional life insurance is computed using the net level method, utilizing the guaranteed interest and mortality rates used in calculating cash surrender values as described in the contracts. Reserve interest assumptions range from 2.00 percent to 7.25 percent. The weighted average assumed interest rate for all traditional life policy reserves was 4.23 percent in 1996,

                           AMERUS LIFE HOLDINGS, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
4.20 percent in 1995 and 4.10 percent in 1994. Policy benefit claims are charged to expense in the period that the claims are incurred. All insurance-related benefits, losses, and expenses are reported net of reinsurance ceded.

    Future policy benefit reserves for universal life insurance and annuity products are computed under a retrospective deposit method and represent policy account balances before applicable surrender charges. Policy benefits and claims that are charged to expense include benefit claims incurred in the period in excess of related policy account balances. The weighted average interest crediting rate for universal life products was 6.27 percent in 1996, 6.46 percent in 1995 and 6.44 percent in 1994. The weighted average interest crediting rate for annuity products was 5.36 percent in 1996, 6.16 percent in 1995 and 6.41 percent in 1994.

  PARTICIPATING POLICIES

    Participating policies entitle the policyowners to receive dividends based on actual interest, mortality, morbidity, and expense experience for the related policies. These dividends are distributed to the policyowners through an annual dividend using current dividend scales which are approved by the board of directors. Nearly 100 percent of traditional life policies are currently paying dividends and traditional life policies represent 67 percent of the Company's individual life policies inforce.

  PROPERTY AND EQUIPMENT

    Property and equipment is recorded at cost and is depreciated principally under the straight-line method.

  GUARANTY FUND ASSESSMENTS

    The Company is subject to insurance guaranty laws in the states in which it writes business. These laws provide for assessments against insurance companies for the benefit of policyowners and claimants in the event of insolvency of other life insurance companies. As of December 31, 1996, the Company has accrued for the gross amount of guaranty fund assessments for known insolvencies net of estimated recoveries of premium tax offsets.

  BENEFIT PLAN COSTS

    The Company recognizes pension costs for its defined benefit plans in accordance with SFAS 87, "Employers' Accounting for Pensions." Pension costs are funded according to regulations provided under the Internal Revenue Code.

  POSTRETIREMENT BENEFITS OTHER THAN PENSIONS

    Under SFAS 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions," the cost of postretirement benefits must be recognized on an accrual basis as employees perform services to earn the benefits. The Company adopted SFAS 106 as of January 1, 1993. Prior to 1993, the cost of retiree health care and life insurance benefits was recognized as an expense when paid.

  INCOME TAXES

    The Company and its subsidiaries, with the exception of American Vanguard Life, file a consolidated federal income tax return with the Non-Life Insurance Subsidiaries. The separate return method is used to compute the Company's provision for federal income taxes. Deferred income tax assets and liabilities are determined based on differences among the financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws.

  EMERGING ACCOUNTING MATTER

    In June 1996, the FASB issued Statement No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities." SFAS No. 125 provides consistent accounting

                           AMERUS LIFE HOLDINGS, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) standards for securitizations and other transfers of financial assets, determines when financial assets (liabilities) should be considered sold (settled) and removed from the balance sheet, and determines when related revenues and expenses should be recognized. FASB Statement No. 125 is effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after December 31, 1996. This statement will be applicable to the Company, however, management believes that it will have no material effect on the Company's consolidated financial statements.

  BUSINESS RISKS

    The Company operates in a business environment which is subject to various risks and uncertainties. Such risks and uncertainties include interest rate risk, legal and regulatory changes, and default risk.

    Interest rate risk is the potential for interest rates to change, which can cause fluctuations in the value of investments. To the extent that fluctuations in interest rates cause the duration of assets and liabilities to differ, the Company may have to sell assets prior to their maturity and realize losses. Interest rate exposure for the investment portfolio is managed through asset/liability management techniques which attempt to match the duration of the assets with the estimated duration of the liabilities. The Company also utilizes derivative investment contracts to manage interest rate risk.

    The potential also exists for changes in the legal or regulatory environment in which the Company operates, which can create additional costs and expenses not anticipated by the Company in pricing its products. In other words, regulatory initiatives or new legal theories may create costs for the Company beyond those recorded in the financial statements. The Company mitigates this risk by operating in a geographically diverse area, which reduces its exposure to any single jurisdiction, closely monitoring the regulatory environment to anticipate changes, and by using underwriting practices which identify and minimize the potential adverse impact of this risk.

    Default risk is the risk that issuers of securities owned by the Company may default or that other parties, including reinsurers, may not be able to pay amounts due the Company. The Company minimizes this risk by adhering to a conservative investment strategy, holding a well diversified portfolio of assets to minimize concentrations, maintaining sound reinsurance and credit and collection policies, and providing allowances or reserves for any amounts deemed uncollectible.

  EARNINGS PER COMMON SHARE

    Earnings per share have been computed on a pro forma basis by giving retroactive effect to the issuance of 18.16 million shares of Class A common stock and 5 million shares of Class B common stock as if all such shares had been issued at the beginning of the respective periods and by giving retroactive effect to the Capital Contribution.

                           AMERUS LIFE HOLDINGS, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

(2) INVESTMENTS

    The Company's investments are classified as available-for-sale securities and are summarized as follows:

                                                         GROSS        GROSS
                                         AMORTIZED    UNREALIZED   UNREALIZED
                                           COST          GAINS       LOSSES      FAIR VALUE
                                       -------------  -----------  -----------  -------------
                                                           (IN THOUSANDS)
Available-for-sale securities at
 December 31, 1996:
  Fixed maturity securities:
    Corporate bonds..................  $   1,391,421  $    60,164  $     4,915  $   1,446,670
    U.S. government bonds............         41,270          222          109         41,383
    Foreign government bonds.........         20,114        1,638           78         21,674
    Mortgage-backed bonds............        819,264       22,751        2,054        839,961
    Redeemable preferred stock.......         63,806        1,418          105         65,119
                                       -------------  -----------  -----------  -------------
                                       $   2,335,875  $    86,193  $     7,261  $   2,414,807
                                       -------------  -----------  -----------  -------------
                                       -------------  -----------  -----------  -------------
  Equity securities..................  $      60,247  $     3,832  $        46  $      64,033
                                       -------------  -----------  -----------  -------------
                                       -------------  -----------  -----------  -------------
  Short-term investments.............  $      13,288  $        --  $        --  $      13,288
                                       -------------  -----------  -----------  -------------
                                       -------------  -----------  -----------  -------------

                                                         GROSS        GROSS
                                         AMORTIZED    UNREALIZED   UNREALIZED
                                           COST          GAINS       LOSSES      FAIR VALUE
                                       -------------  -----------  -----------  -------------
                                                           (IN THOUSANDS)
Available-for-sale securities at
 December 31, 1995:
  Fixed maturity securities:
    Corporate bonds..................  $   1,977,567  $   160,486  $     6,208  $   2,131,845
    U.S. government bonds............         65,513        1,652           --         67,165
    Foreign government bonds.........         20,149        2,267           --         22,416
    Mortgage-backed bonds............        886,470       33,837        1,323        918,984
    State and municipal bonds........          1,550          136           --          1,686
                                       -------------  -----------  -----------  -------------
                                       $   2,951,249  $   198,378  $     7,531  $   3,142,096
                                       -------------  -----------  -----------  -------------
                                       -------------  -----------  -----------  -------------
  Equity securities..................  $      52,869  $    57,380  $       574  $     109,675
                                       -------------  -----------  -----------  -------------
                                       -------------  -----------  -----------  -------------
  Short-term investments.............  $      39,276  $        77  $        --  $      39,353
                                       -------------  -----------  -----------  -------------
                                       -------------  -----------  -----------  -------------

                           AMERUS LIFE HOLDINGS, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

(2) INVESTMENTS (CONTINUED)
    The amortized cost and estimated fair value of investments in fixed maturity securities at December 31, 1996, are summarized by stated maturity as follows:

                                                                       AVAILABLE-FOR-SALE
                                                                  ----------------------------
                                                                    AMORTIZED
                                                                      COST        FAIR VALUE
                                                                  -------------  -------------
                                                                         (IN THOUSANDS)
Maturity:
  Due in 1997...................................................  $          --  $          --
  Due in 1998 - 2002............................................        322,422        335,656
  Due in 2003 - 2007............................................        680,096        709,488
  Due after 2007................................................        514,093        529,702
Mortgage-backed securities......................................        819,264        839,961
                                                                  -------------  -------------
                                                                  $   2,335,875  $   2,414,807
                                                                  -------------  -------------
                                                                  -------------  -------------

    The foregoing data is based on the stated maturities of the securities. Actual maturities will differ for some securities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

    The ratings of the Company's fixed maturity securities at December 31, 1996, using Standard & Poor's rating service, are summarized as follows (in thousands):

Treasuries and AAA.............................................  $  857,274
AA.............................................................      61,530
A..............................................................     573,959
BBB............................................................     696,776
BB.............................................................     186,243
Less than BB...................................................      39,025
                                                                 ----------
                                                                 $2,414,807
                                                                 ----------
                                                                 ----------

    The Company's investment in non-income producing fixed maturity securities and real estate was $.9 million as of December 31, 1996.

    Major categories of investment income are summarized as follows:

                                                               YEARS ENDED DECEMBER 31,
                                                         -------------------------------------
                                                            1996         1995         1994
                                                         -----------  -----------  -----------
                                                                    (IN THOUSANDS)
Fixed maturity securities..............................  $   195,073  $   231,208  $   206,346
Equity securities......................................        2,993        6,311        7,821
Mortgage loans on real estate..........................       26,254       33,738       55,181
Real estate............................................        6,891        9,729        9,907
Policy loans...........................................        9,426       14,043       12,745
Other..................................................          600        5,211        2,329
                                                         -----------  -----------  -----------
    Gross investment income............................      241,237      300,240      294,329
Investment expenses....................................       12,612       14,996       18,638
                                                         -----------  -----------  -----------
    Net investment income..............................  $   228,625  $   285,244  $   275,691
                                                         -----------  -----------  -----------
                                                         -----------  -----------  -----------

    Investment expenses include depreciation on real estate of $2.0 million, $2.9 million and $2.0 million in the years ended December 31, 1996, 1995, and 1994, respectively.

                           AMERUS LIFE HOLDINGS, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

(2) INVESTMENTS (CONTINUED)
    Realized gains and losses on investments and provisions for losses are summarized as follows:

                                                               YEARS ENDED DECEMBER 31,
                                                           ---------------------------------
                                                              1996       1995        1994
                                                           ----------  ---------  ----------
                                                                    (IN THOUSANDS)
Securities available-for-sale:
  Fixed maturity securities:
    Gross realized gains.................................  $   21,088  $  18,652  $   10,879
    Gross realized losses................................     (13,331)    (9,240)    (36,423)
  Equity securities:
    Gross realized gains.................................      55,646     45,419      14,746
    Gross realized losses................................        (451)    (3,634)     (5,181)
Other investments........................................        (998)       812      (2,744)
Net provision for (losses)recoveries-mortgage loans on
 real estate.............................................       4,029       (622)     (1,207)
                                                           ----------  ---------  ----------
                                                           $   65,983  $  51,387  $  (19,930)
                                                           ----------  ---------  ----------
                                                           ----------  ---------  ----------

    The unrealized appreciation (depreciation) on invested assets available for sale is reported as a separate component of stockholder's equity, reduced by adjustments to deferred acquisition costs and a provision for deferred income taxes.

    A summary of the components of the net unrealized appreciation (depreciation) on invested assets carried at fair value is as follows:

                                                                     DECEMBER 31,
                                                          -----------------------------------
                                                             1996        1995         1994
                                                          ----------  -----------  ----------
                                                                    (IN THOUSANDS)
Unrealized appreciation (depreciation):
  Fixed maturity securities.............................  $   78,932  $   190,847  $  (97,217)
  Equity securities.....................................       3,786       56,806      65,778
  Short-term investments................................          --           77          --
  Other investments.....................................       3,263        6,335      (2,277)
  Closed Block investments..............................      18,002           --          --
Deferred policy acquisition costs.......................     (51,476)     (88,039)     56,102
Deferred income taxes...................................     (17,207)     (57,312)     (7,066)
                                                          ----------  -----------  ----------
                                                          $   35,300  $   108,714  $   15,320
                                                          ----------  -----------  ----------
                                                          ----------  -----------  ----------

    The change in unrealized appreciation (depreciation) on fixed maturity securities was ($112) million, $288 million and ($251) million for the years ended December 31, 1996, 1995 and 1994, respectively; the corresponding amounts for equity securities were ($53) million, ($9) million and ($21) million.

    At December 31, 1996, investments in fixed maturity securities with a carrying amount of $2.1 million were on deposit with state insurance departments to satisfy regulatory requirements.

    No investment in any person or its affiliates exceeded 10 percent of stockholders' equity at December 31, 1996.

(3) MORTGAGE LOANS ON REAL ESTATE

    Mortgage loans on real estate consist almost entirely of commercial mortgage loan investments, substantially all of which are made on a full recourse basis and consist primarily of fixed-rate first

                           AMERUS LIFE HOLDINGS, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

(3) MORTGAGE LOANS ON REAL ESTATE (CONTINUED) mortgages on completed properties. The following table sets forth additions, reductions from payments, and other charges and foreclosures related to the mortgage loan portfolio (in thousands):

                                                                            DECEMBER 31,
                                                                      ------------------------
                                                                         1996         1995
                                                                      -----------  -----------
Commercial loans:
  Beginning balance.................................................  $   379,414  $   504,034
    Additions.......................................................       21,760       39,933
    Payments and miscellaneous charges..............................     (113,764)    (146,496)
    Sales...........................................................      (47,234)          --
    Foreclosed properties...........................................       (6,174)     (18,057)
                                                                      -----------  -----------
  Ending balance....................................................      234,002      379,414
Residential and other mortgage loans................................        3,363        4,250
Valuation allowance.................................................      (11,622)     (30,067)
                                                                      -----------  -----------
    Total mortgage loans............................................  $   225,743  $   353,597
                                                                      -----------  -----------
                                                                      -----------  -----------

    The Company manages its credit risk associated with these loans by diversifying its mortgage portfolio by property type and geographic location and by seeking favorable loan to value ratios on secured properties. The portfolio credit risk for mortgage loans was concentrated in the following geographic regions (dollar amounts in thousands):

                                                                    DECEMBER 31,
                                                 --------------------------------------------------
                                                           1996                      1995
                                                 ------------------------  ------------------------
                                                   NUMBER       AMOUNT       NUMBER       AMOUNT
                                                 -----------  -----------  -----------  -----------
Commercial:
  California...................................          20   $    39,824          31   $    69,946
  Colorado.....................................           8        11,937          11        15,449
  Florida......................................           4        15,375           6        21,964
  Iowa.........................................          48        66,808          56        95,837
  Kansas.......................................          11        20,934          14        29,249
  Texas........................................           6        21,521           9        28,053
  Washington...................................           4        10,658           8        15,172
  Other........................................          42        46,945          77       103,744
Residential....................................          69         3,363          95         4,250
Valuation allowance............................          --       (11,622)         --       (30,067)
                                                        ---   -----------         ---   -----------
                                                        212   $   225,743         307   $   353,597
                                                        ---   -----------         ---   -----------
                                                        ---   -----------         ---   -----------

    At December 31, 1996, the Company's investment in mortgage loans included $25.1 million in loans that are considered to be impaired, for which the related allowance for credit losses is $2.2 million. The average recorded investment in impaired loans during the year ended December 31, 1996, was $51.2 million. For the year ended December 31, 1996, the Company recorded $2.2 million in interest income on those impaired loans.

    No mortgage loan on any one individual property exceeded $14 million at December 31, 1996.

                           AMERUS LIFE HOLDINGS, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

(3) MORTGAGE LOANS ON REAL ESTATE (CONTINUED)
    Provisions for losses are summarized as follows:

                                                               YEARS ENDED DECEMBER 31,
                                                          ----------------------------------
                                                             1996        1995        1994
                                                          ----------  ----------  ----------
Balance at beginning of year............................  $   30,067  $   65,549  $   80,220
Provisions for losses--mortgage loans...................      (4,029)        622       1,207
Provision on mortgages sold/transferred to real
 estate.................................................     (14,416)    (36,104)    (15,878)
                                                          ----------  ----------  ----------
  Net decrease for year.................................     (18,445)    (35,482)    (14,671)
                                                          ----------  ----------  ----------
Balance at end of year..................................  $   11,622  $   30,067  $   65,549
                                                          ----------  ----------  ----------
                                                          ----------  ----------  ----------

(4) DEFERRED POLICY ACQUISITION COSTS

    A summary of the policy acquisition costs deferred and amortized are as follows (in thousands):

                                                              YEARS ENDED DECEMBER 31,
                                                      ----------------------------------------
                                                          1996          1995          1994
                                                      ------------  ------------  ------------
Balance at beginning of year........................  $    355,750  $    348,259  $    336,577
Deferred Policy acquisition costs associated with
 Closed Block policies at formation of Closed
 Block..............................................      (193,647)           --            --
Policy acquisition costs deferred...................        50,014        57,730        54,438
Policy acquisition costs amortized..................       (40,160)      (50,239)      (42,756)
                                                      ------------  ------------  ------------
                                                           171,957       355,750       348,259
Unrealized (gain) loss on available-for-sale
 securities.........................................       (51,476)      (88,039)       56,102
                                                      ------------  ------------  ------------
Balance at end of year..............................  $    120,481  $    267,711  $    404,361
                                                      ------------  ------------  ------------
                                                      ------------  ------------  ------------

    The components of the deferred policy acquisition costs are as follows (in thousands):

                                                                     DECEMBER 31,
                                                         -------------------------------------
                                                            1996         1995         1994
                                                         -----------  -----------  -----------
Universal life insurance and annuity products..........  $   156,578  $   203,949  $   197,256
Participating traditional life insurance...............       13,419      131,602      131,500
Non-participating traditional life insurance...........        1,960       20,199       19,503
                                                         -----------  -----------  -----------
                                                         $   171,957  $   355,750  $   348,259
Unrealized (gain) loss on available-for-sale
 securities............................................      (51,476)     (88,039)      56,102
                                                         -----------  -----------  -----------
                                                         $   120,481  $   267,711  $   404,361
                                                         -----------  -----------  -----------
                                                         -----------  -----------  -----------

    Commissions represent approximately 85 percent of policy acquisition costs deferred.

                           AMERUS LIFE HOLDINGS, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

(5) DEBT

    Debt consists of the following (in thousands):

                                                                            DECEMBER 31,
                                                                       ----------------------
                                                                          1996        1995
                                                                       -----------  ---------
The Iowa Housing Finance Authority variable rate demand Multi-Family
 Housing Bond Series 1985-A..........................................  $         -  $   8,813
Federal Home Loan Bank community investment long-term advances with a weighted average interest rate of 6.26% at December 31, 1996
 maturing at various dates through July 2010 (A).....................       13,381     11,765
Class A certificate holders of 1988-1 REMIC..........................           --     15,883
Bank Credit Facility (B):
  Term loan bearing interest at 6.50%................................      100,000         --
  Revolving credit loan bearing interest at 6.475%...................       75,000         --
                                                                       -----------  ---------
                                                                       $   188,381  $  36,461
                                                                       -----------  ---------
                                                                       -----------  ---------

--------------

(A) The Company has multiple credit arrangements with the Federal Home Loan Bank
    (FHLB). In addition to the long-term advances disclosed above, the Company has a $25 million open secured line of credit and periodically, the Company borrows amounts under repurchase agreements, of which no amount was outstanding under either type of facility at December 31, 1996. The carrying value of the securities pledged to the FHLB under all agreements was $27.2 million at December 31, 1996.

(B) The Bank Credit Facility consists of both a term loan and a revolving credit loan. The term loan agreement provides for a mandatory prepayment of $50 million from the proceeds of a common or preferred offering and regular semi-annual payments of $5 million commencing in June 1997. The revolving credit loan provides for a maximum borrowing of $75 million with the balance maturing in December 2001. The interest rate for both loans is variable, however, the Company may elect to fix the rate for periods from 30 days to six months. The Bank Credit Facility contains various financial and operating covenants which among other things limit future indebtedness and restrict the amount of future dividend payments. In addition, the Company has pledged 49.9% of the stock of AmerUs Life and a $50 million note payable to the Company by AmerUs Life.

    Maturities of long-term debt are as follows for each of the five years ending December 31:

                                                                                (IN THOUSANDS)
Year ending December 31:
1997..........................................................................   $     60,230
1998..........................................................................         10,245
1999..........................................................................         10,262
2000..........................................................................         10,279
2001..........................................................................         85,297
Thereafter....................................................................         12,068
                                                                                --------------
                                                                                 $    188,381
                                                                                --------------
                                                                                --------------

    Interest paid totaled $2.2 million, $2.4 million, and $5.4 million in the years ended December 31, 1996, 1995, and 1994, respectively.

                           AMERUS LIFE HOLDINGS, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

(6) FEDERAL INCOME TAXES

    Comprehensive federal income tax expense is summarized as follows:

                                                                YEARS ENDED DECEMBER 31,
                                                            --------------------------------
                                                               1996       1995       1994
                                                            ----------  ---------  ---------
                                                                     (IN THOUSANDS)
Income tax expense on:
  Operations..............................................  $   43,859  $  41,202  $  19,464
  Unrealized holding gains (losses) on
    available-for-sale securities.........................     (40,105)    50,246     48,063
                                                            ----------  ---------  ---------
                                                            $    3,754  $  91,448  $  67,527
                                                            ----------  ---------  ---------
                                                            ----------  ---------  ---------

    The effective income tax rate on pre-tax income is higher than the prevailing corporate federal income tax rate and is summarized as follows:

                                                                               YEARS ENDED DECEMBER 31,
                                                                         -------------------------------------
                                                                            1996         1995         1994
                                                                         -----------  -----------  -----------
Corporate federal income tax rate......................................      35.00%       35.00%       35.00%
Differential earnings amount...........................................       3.78        --           36.68
Tax-exempt investment income...........................................       (.20)        (.24)       (1.66)
Reorganization expenses................................................        .30          .48         2.29
Other items, net.......................................................      (1.72)        2.03         2.18
                                                                             -----        -----        -----
    Effective tax rate.................................................      37.16%       37.27%       74.49%
                                                                             -----        -----        -----
                                                                             -----        -----        -----

    The differential earnings amount is an equity add-on tax which mutual life insurance companies are required to pay. The amount is determined annually and is calculated by comparing the earnings rate of mutual life insurance companies and certain stock life insurance companies. In certain years, such as 1993 and 1995, the calculations have resulted in negative adjustments with no additional tax amount to be paid.

    The Company's federal income tax expense (benefit) is summarized as follows:

                                                                YEARS ENDED DECEMBER 31,
                                                             -------------------------------
                                                               1996       1995       1994
                                                             ---------  ---------  ---------
                                                                     (IN THOUSANDS)
Current....................................................  $  51,849  $  44,307  $  16,862
Deferred...................................................     (7,990)    (3,105)     2,602
                                                             ---------  ---------  ---------
    Total federal income tax expense.......................  $  43,859  $  41,202  $  19,464
                                                             ---------  ---------  ---------
                                                             ---------  ---------  ---------

                           AMERUS LIFE HOLDINGS, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

(6) FEDERAL INCOME TAXES (CONTINUED)
    The significant components of net deferred income tax liabilities are summarized as follows:

                                                                                               DECEMBER 31,
                                                                                        --------------------------
                                                                                            1996          1995
                                                                                        ------------  ------------
                                                                                              (IN THOUSANDS)
Deferred income tax assets:
  Policy reserves and policyholder funds..............................................  $     99,137  $    106,813
  Policy acquisition costs capitalized for tax........................................        29,771        26,588
  Deferred policy acquisition costs related to unrealized appreciation................        18,017        30,813
  Deferred compensation...............................................................        12,928        10,134
  Other...............................................................................        18,651        23,344
                                                                                        ------------  ------------
    Total gross deferred income tax asset.............................................       178,504       197,692
                                                                                        ------------  ------------
Deferred income tax liabilities:
  Deferred policy acquisition costs...................................................      (120,585)     (124,513)
  Net unrealized appreciation on available-for-sale securities........................       (36,394)      (88,922)
  Reinsurance receivable..............................................................       (14,686)      (23,403)
  Other...............................................................................        (8,176)       (9,477)
                                                                                        ------------  ------------
    Total gross deferred tax liability................................................      (179,841)     (246,315)
                                                                                        ------------  ------------
    Net deferred income tax liability.................................................  $     (1,337) $    (48,623)
                                                                                        ------------  ------------
                                                                                        ------------  ------------

    The Company is required to establish a "valuation allowance" for any portion of the deferred tax asset that management believes will not be realized. In the opinion of management, it is more likely than not that it will realize the benefit of the deferred tax assets, and, therefore, no such valuation allowance has been established.

    During 1996, the Company transferred $0.8 million in deferred tax liabilities related to assets contributed in the Capital Contribution.

    Federal Income tax returns for the Company for years through 1989 are closed to further assessment of taxes. The Internal Revenue Service is examining federal income tax returns of the Company for 1990 through 1992. Management believes adequate provisions have been made for any additional taxes which may become due with respect to open years.

    Income taxes paid by the Company totaled $45.4 million, $51.9 million and $14.6 million in the years ended December 31, 1996, 1995 and 1994, respectively.

(7) DEFINED BENEFIT PENSION PLANS

    The Company has defined benefit pension plans which cover substantially all of the Company's employees, as well as employees of certain affiliated companies. The plans provide for benefits based upon years of service and the employee's compensation. Information for the Company's portion of the plans' funded status is not available. The Company has frozen the defined benefit pension plans effective December 31, 1995, and has recognized its portion of a curtailment gain amounting to $6.2 million, or $3.1 million after federal excise taxes, as other revenues in 1995. Effective January 1, 1996, the defined benefit pension plans have been replaced by a defined contribution savings and retirement plan which also replaces the Company's defined contribution pension plans. The following information

                           AMERUS LIFE HOLDINGS, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

(7) DEFINED BENEFIT PENSION PLANS (CONTINUED) presents the plans' funded status and pension cost as of December 31, 1996, and December 31, 1995 (1995 is prior to revaluation for curtailment of the plans):

                                                                            DECEMBER 31,
                                                                       ----------------------
                                                                          1996        1995
                                                                       ----------  ----------
                                                                           (IN THOUSANDS)
Actuarial present value of accumulated benefit obligation, including vested benefits of $44,505, and $45,505 in 1996 and 1995,
 respectively........................................................  $  (44,505) $  (45,505)
                                                                       ----------  ----------
                                                                       ----------  ----------
Projected benefit obligation for service rendered to date-- includes effect of increase in compensation levels...........................  $  (44,505) $  (45,505)
Plans' assets at fair value, primarily consisting of mutual funds and
 certificates of deposit.............................................      53,638      52,592
                                                                       ----------  ----------
Plans' assets in excess of projected benefit obligations.............       9,133       7,087
Unrecognized (gain) loss from actual experience difference from
 assumed and effects of changes in assumptions.......................      (1,001)     (2,745)
Unrecognized prior service cost......................................        (205)         --
Net unrecognized transition asset....................................        (891)         --
                                                                       ----------  ----------
Prepaid pension cost.................................................  $    7,036  $    4,342
                                                                       ----------  ----------
                                                                       ----------  ----------
Weighted average discount rate.......................................        7.25%       7.25%
                                                                       ----------  ----------
                                                                       ----------  ----------
Rate of increase in future compensation levels.......................     n/a            5.50%
                                                                       ----------  ----------
                                                                       ----------  ----------
Expected long-term rate of return on assets..........................        8.00%       8.00%
                                                                       ----------  ----------
                                                                       ----------  ----------

                                                                 YEARS ENDED DECEMBER 31,
                                                              -------------------------------
                                                                1996       1995       1994
                                                              ---------  ---------  ---------
                                                                      (IN THOUSANDS)
Service cost--benefits earned during year...................  $  --      $   1,768  $   2,325
Interest cost on projected benefit obligation...............      3,101      3,609      3,282
Actual return on plan assets................................     (4,281)    (3,729)    (3,632)
Net amortization and deferral...............................        (90)      (114)       (37)
Special termination benefits due to early retirement........     --         --          1,597
                                                              ---------  ---------  ---------
    Defined benefit pension cost (benefit)                    $  (1,270) $   1,534  $   3,535
                                                              ---------  ---------  ---------
                                                              ---------  ---------  ---------
Company's portion of net pension cost (benefit).............  $    (954) $     696  $   2,578
                                                              ---------  ---------  ---------
                                                              ---------  ---------  ---------

    During 1993, the Company offered an early retirement plan to qualifying employees based on age and years of service. The Company's portion of the loss recognized for the years ending December 31, 1994, from the curtailment and special termination benefits for the plan was approximately $1.6 million.

  DEFINED CONTRIBUTION PENSION PLANS

    The Company has three defined contribution 401(k) plans which cover substantially all employees. The Company's total contribution under the plans amounted to $0.4 million and $0.6 million in the years ended December 31, 1995, and 1994, respectively. Effective January 1, 1996, the defined contribution 401(k) plans together with the defined benefit pension plans were replaced by a single defined contribution savings and retirement plan to which total contributions from the Company amounted to $2.4 million in 1996.

                           AMERUS LIFE HOLDINGS, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

(7) DEFINED BENEFIT PENSION PLANS (CONTINUED)
  NONQUALIFIED PENSION PLAN

    The Company also has a nonqualified pension plan covering substantially all of its career and general agents. Accumulated benefits of the plan are unfunded and have been included in other liabilities at December 31, 1996, and December 31, 1995, amounting to $13.9 million, and $13.6 million, respectively.

  POSTRETIREMENT PLANS

    The Company has postretirement benefit plans to provide certain eligible participants and dependents with certain medical, dental, and life insurance benefits. The Company's plan for medical and life insurance benefits is combined with that of the subsidiaries of AMHC. Information for the Company's individual funded status for 1996 and 1995 is not available. The following information is presented on a combined plan basis accompanied by the Company's portion of the net periodic postretirement benefit expense and sets forth the combined postretirement benefit plans' funded status:

                                                                                                   DECEMBER 31,
                                                                                               --------------------
                                                                                                 1996       1995
                                                                                               ---------  ---------
                                                                                                  (IN THOUSANDS)
Accumulated postretirement benefit obligation:
  Fully eligible active plan participants....................................................  $     811  $     491
  Other active plan participants.............................................................      1,727      1,716
  Retirees...................................................................................      6,056      6,121
                                                                                               ---------  ---------
Accumulated postretirement benefit obligation................................................      8,594      8,328
Unrecognized prior service cost..............................................................       (989)       (27)
Unrecognized (loss) gain.....................................................................      1,245       (167)
                                                                                               ---------  ---------
Accrued postretirement benefit cost..........................................................  $   8,850  $   8,134
                                                                                               ---------  ---------
                                                                                               ---------  ---------

    Net periodic postretirement benefit expense included the following components:

                                                                  YEARS ENDED DECEMBER 31,
                                                               -------------------------------
                                                                 1996       1995       1994
                                                               ---------  ---------  ---------
                                                                       (IN THOUSANDS)
Service cost.................................................  $     409  $     248  $     268
Interest cost................................................        572        586        521
Net amortization and deferral................................         57          5         19
Curtailment and special termination benefits.................     --         --         --
                                                               ---------  ---------  ---------
    Net periodic postretirement benefit expense..............  $   1,038  $     839  $     808
                                                               ---------  ---------  ---------
                                                               ---------  ---------  ---------
Company's portion of net periodic postretirement benefit
 expense.....................................................  $     612  $     639  $     426
                                                               ---------  ---------  ---------
                                                               ---------  ---------  ---------

    The weighted-average annual assumed rate of increase in the per capita cost of covered benefits (i.e., health care cost trend rate) for the medical and dental plan is approximately 8.50 percent, 9.00 percent, and 9.50 percent for 1996, 1995, and 1994, respectively, and is assumed to decrease gradually to 5.00 percent over seven years and remain at that level thereafter. The health care cost trend rate assumption has a significant effect on the amounts reported. For example, increasing the assumed health care cost trend rates by one percentage point in each year would increase the accumulated postretirement benefit obligation for the medical plan as of December 31, 1995 by 7.70 percent and the aggregate of the service and interest cost components of net periodic postretirement benefit expense for 1995 and 1994, by $.06 million and $.02 million, respectively, on a combined basis. As of January 1, 1996 the plan was changed to provide a fixed monthly benefit for medical benefits; accordingly, information

                           AMERUS LIFE HOLDINGS, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

(7) DEFINED BENEFIT PENSION PLANS (CONTINUED) for the health care cost trend rate is not applicable for the year ended December 31, 1996. The weighted-average discount rate used in determining the accumulated postretirement benefit obligation was 7.25 percent, 7.25 percent and
8.00 percent, as of December 31, 1996, 1995 and 1994, respectively.

(8) RELATED PARTY TRANSACTIONS

    As discussed in note 1, the Company made a Capital Contribution of $79 million to the Non-Life Insurance Subsidiaries and effected the Distribution of the Company's Non-Life Insurance Subsidiaries to AmerUs Group in 1996.

    The following summarizes transactions of the Company with affiliates:

                                                                YEARS ENDED DECEMBER 31,
                                                             -------------------------------
                                                               1996       1995       1994
                                                             ---------  ---------  ---------
                                                                     (IN THOUSANDS)
Dividend to AMHC...........................................  $   4,158  $  41,156  $   4,962
Management, administrative, data processing, rent and other
 services fee income from affiliates.......................      7,640     10,423     10,362
Commissions paid to affiliates for the sale of insurance
 products..................................................        521      1,259      2,200
Interest income from financings of affiliates..............      6,794      6,000      4,890
Investments in bonds and accrued interest in Lartnec and
 subsidiaries as of December 31............................      7,648     12,868     17,242
Contribution of joint venture interests and sale of
 partnership interests to partnerships in which an
 affiliate has an interest.................................      1,638     10,957     --
Purchase of limited partnership interest in which an
 affiliate has an interest.................................      2,160     --         --
Investments in partnerships and joint ventures in which an
 affiliate has an interest.................................     18,557      9,625      4,870
Purchase of investments backed by the assets of a trust
 which acquired loans from an affiliate....................     46,755     --         --
Investments in mortgage loans from affiliated companies and
 joint ventures............................................     62,372     63,977     84,344
Payable to an affiliate for purchase of commercial mortgage
 loans at December 31......................................     --          6,520     --
Transfer of partnership interests in certain joint ventures
 to an affiliate...........................................     --          1,697     --
Real estate management and mortgage servicing fees charged
 by an affiliate...........................................      2,528      2,555      1,301

(9) REINSURANCE

    At December 31, 1996, the Company's maximum retention limit for acceptance of risk on life insurance was $1 million. The retention limit for certain policies issued prior to July 1, 1985, was $125,000 and for certain policies issued after June 30, 1985, and before December 1, 1994, was $250,000. There are reinsurance agreements with various companies whereby insurance in excess of these retention limits are reinsured. Insurance in-force ceded to nonaffiliated companies under risk sharing arrangements at December 31, 1996, 1995 and 1994, totaled approximately $4,170 million, $3,814 million and $3,265 million, respectively.

                           AMERUS LIFE HOLDINGS, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

(9) REINSURANCE (CONTINUED)
    Total life premiums ceded amounted to $14.8 million, $14.2 million and $13.7 million for the years ended December 31, 1996, 1995, and 1994, respectively. Total life premiums assumed amounted to $1.5 million, $4.9 million and $7.9 million, respectively.

    To the extent that reinsuring companies are unable to meet obligations under these agreements, the Company remains liable. To limit the possibility of such losses, the Company evaluates the financial condition of its reinsurers and monitors concentration of credit risk.

(10) COMMITMENTS AND CONTINGENCIES

    The Non-Life Insurance Subsidiaries had various credit lines and arrangements totaling $85 million at December 31, 1996. Approximately $62 million was outstanding under these agreements at December 31, 1996, which were collateralized by Company investments of approximately $88 million. Subsequent to December 31, 1996, the Company's collateral was released.

    The Company has agreed to make loans to newly formed partnerships, of which $26,600,000 was outstanding as of December 31, 1996.

    The Company guarantees the payment of 60 percent of a pool of mortgage loans and the related interest, previously sold to an unrelated party. The outstanding balance of such mortgage loans subject to this repayment guarantee at December 31, 1996, was approximately $10 million.

    The Company is party to financial instruments in the normal course of business to meet the financing needs of its customers having risk exposure not reflected in the balance sheet. These financial instruments include commitments to extend credit and standby letters of credit. Commitments to extend credit are agreements to lend to customers. Commitments generally have fixed expiration dates and may require payment of a fee. Since many commitments expire without being drawn upon, the total amount of commitments does not necessarily represent future cash requirements. At December 31, 1996, outstanding commitments to extend credit totaled approximately $15.5 million.

    The Company and its joint venture partner are contingently liable in the event the joint venture, Ameritas Variable Life Insurance Company (AVLIC), cannot meet its policyholder obligations. At December 31, 1996, AVLIC had statutory assets of $1,108 million, liabilities of $1,049 million, and surplus of $59 million.

    AmerUs Life is a defendant in a class action lawsuit which was brought on August 31, 1995 in the District Court for Travis County, Texas. The complaint, which seeks unspecified damages, was filed by former policyowners on behalf of themselves and all similarly situated persons who purchased certain individual life insurance policies which were underwritten and sold by AmerUs Life within Texas from and after 1980. The complaint alleges that sales presentations and policy illustrations misrepresented that premiums would "vanish" after a stated number of years, without adequate disclosure of the effect of changes in the policy dividends. AmerUs Life has denied the allegations contained in such complaint and denies any wrongdoing in connection with such allegations. The parties have engaged in discovery, but a hearing on certification of the class has not yet been held.

    The parties are engaged in a court-initiated mediation process in the Texas litigation and, in light of the uncertainties, hazards and expenses of litigation, have discussed a number of different settlement approaches, including a nationwide class settlement of certain market conduct issues for a substantial block of the Company's traditional whole life policies. Progress in negotiating such a class settlement appears to have been made, but certain issues remain unresolved and no definitive agreement has been reached. Even if such an agreement were reached, the court would have to approve its terms. Should a

                           AMERUS LIFE HOLDINGS, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

(10) COMMITMENTS AND CONTINGENCIES (CONTINUED) settlement satisfactory to the Company not be reached or not be approved, the Company would continue to vigorously defend against the claims asserted, including the existence of a legitimate class.

    Due to the potential that a settlement may be reached in this case, the Company has incurred a significant charge to income for 1996. Based upon its current estimates of the range of loss at between five and eight million dollars, the Company has established a reserve of five million dollars. The eventual costs of any settlement cannot be precisely determined at this time, and may be more or less than the amount of the range.

    A class action lawsuit was filed in June 1996 in the United States District Court for the Northern District of California. The complaint alleges that AmerUs Life breached the terms of certain life and annuity policies, and breached certain other duties owed to policyowners, when it allegedly passed an increase in its corporate income taxes (known as the deferred acquisition cost, or DAC, tax) through to owners of those policies. The Plaintiff, an insured under a universal life policy issued by Central Life, seeks unspecified actual and punitive damages and injunctive relief on behalf of himself and all policyowners of AmerUs Life with universal life, term and "blended" life insurance policies and annuities. The plaintiff has recently filed a second complaint in the same court, based upon the same facts but adding RICO allegations to those made in the original lawsuit. AmerUs Life denies the allegations contained in both complaints, including the existence of a legitimate class. The litigation is in the early discovery stage and is being vigorously defended by AmerUs Life and the potential range of loss cannot be currently estimated. A hearing on certification of the class has not yet been scheduled.

    Despite the Company's vigorous defense of these class action lawsuits and its denial of any wrongdoing, there can be no assurance that the outcome of such lawsuits will not have a material adverse effect on the life insurance industry generally or on the Company. In the ordinary course of business, the Company and its subsidiaries are also engaged in certain other litigation, none of which management believes is material.

(11) STOCKHOLDERS' EQUITY

    Generally, the stockholders' equity of the Company's insurance subsidiaries available for distribution to the Company are limited to the amounts that the insurance subsidiaries' net assets, as determined in accordance with statutory accounting practices, exceed minimum statutory capital requirements; however, payments of such amounts as dividends may be subject to approval by regulatory authorities. In 1997, the Company's insurance subsidiaries could distribute approximately $34 million in the form of dividends to the Company without prior approval of such regulatory authorities. However, as a result of the distribution and capital contribution, the Company will not be able to pay additional dividends in the 12-month period following the Distribution of the Non-Life Insurance Subsidiaries without the prior approval of the Iowa Commissioner.

    The Company made additional contributions to the Non-Life Insurance Subsidiaries amounting to $4.2 million, $41.2 million, and $5.0 million, in the years ended December 31, 1996, 1995, and 1994, respectively, which have been considered dividends to AMHC as a result of the Distribution.

(12) STATUTORY ACCOUNTING PRACTICES

    The Company's insurance subsidiaries' statutory net income was $62.4 million, $59.9 million, and $20.3 million in the years ended December 31, 1996, 1995, and 1994, respectively.

    The Company's insurance subsidiaries' statutory surplus and capital was $283.0 million, and $276.3 million at December 31, 1996 and 1995, respectively.

                           AMERUS LIFE HOLDINGS, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

(12) STATUTORY ACCOUNTING PRACTICES (CONTINUED)
    The Company's insurance subsidiaries are domiciled in Iowa and prepare their statutory-basis financial statements in accordance with accounting practices prescribed or permitted by the Iowa Department of Commerce (Iowa Department). Prescribed statutory accounting practices include state laws, regulations, and general administrative rules, as well as a variety of publications of the National Association of Insurance Commissioners (NAIC). Permitted statutory accounting practices encompass all accounting practices that are not prescribed; such practices may differ from state to state, may differ from company to company within a state, and may change in the future. The NAIC currently is in the process of codifying statutory accounting practices, the result of which is expected to constitute the only source of prescribed statutory accounting practices. Accordingly, that project, which is expected to be completed in 1997, will likely change, to some extent, prescribed statutory accounting practices and may result in changes to the accounting practices that insurance enterprises use to prepare their statutory financial statements.

    The Company does not utilize any permitted practices in the preparation of its statutory-basis financial statements which would have a material impact on statutory surplus.

    The Iowa Department imposes minimum risk-based capital requirements on insurance enterprises that were developed by the NAIC. The formulas for determining the amount of risk-based capital (RBC) specify various weighting factors that are applied to financial balances or various levels of activity based on the perceived degree of risk. Regulatory compliance is determined by a ratio (the Ratio) of the enterprise's regulatory total adjusted capital, as defined by the NAIC, to its authorized control level, RBC, as defined by the NAIC. Enterprises below specific trigger points or ratios are classified within certain levels, each of which requires specified corrective action.

    AmerUs Life has a Ratio that is at least 700 percent of the authorized control level RBC requirements; accordingly, AmerUs Life exceeds the RBC requirements.

(13) FINANCIAL INSTRUMENTS

    The Company utilizes a variety of off-balance-sheet financial instruments as part of its efforts to hedge and manage fluctuations in the market value of its portfolio of available-for-sale securities, attributable to changes in general interest rate levels, and to manage duration mismatch of assets and liabilities. Those instruments include interest rate exchange agreements (swaps, caps and swaptions) and involve elements of credit and market risks in excess of the amounts recognized in the accompanying financial statements at a given point in time. The contract or notional amounts of those instruments reflect the extent of involvement in the various types of financial instruments.

    The Company's exposure to credit risk is the risk of loss from a counterparty failing to perform according to the terms of the contract. That exposure includes settlement risk (i.e., the risk that the counterparty defaults after the Company has delivered funds or securities under terms of the contract) that would result in an accounting loss and replacement cost risk (i.e., the cost to replace the contract at current market rates should the counterparty default prior to settlement date). To limit exposure associated with counterparty nonperformance on interest rate exchange agreements, the Company enters into master netting agreements with its counterparties.

    The credit risk on all financial instruments, whether on or off the balance sheet, is controlled through an on-going credit review, approval, and monitoring process. The Company determines, on an individual counterparty basis, the need for collateral or other security to support financial instruments with credit risk and establishes individual and aggregate counterparty exposure limits.

                           AMERUS LIFE HOLDINGS, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

(13) FINANCIAL INSTRUMENTS (CONTINUED)
    The Company's outstanding derivative positions shown in notional or contract amounts, along with their carrying value and estimated fair values, are summarized as follows:

                                                                   DECEMBER 31, 1996
                                                           ---------------------------------
                                                            NOTIONAL    CARRYING     FAIR
                                                             AMOUNT       VALUE      VALUE
                                                           -----------  ---------  ---------
                                                                    (IN THOUSANDS)
Interest rate caps.......................................  $   500,000  $   4,056  $   3,269
Swaptions................................................      255,000      5,102      4,793
Received fixed...........................................      150,000      6,516      6,516
Pay fixed................................................       75,000       (621)      (621)
                                                           -----------  ---------  ---------
                                                           $   980,000  $  15,053  $  13,957
                                                           -----------  ---------  ---------
                                                           -----------  ---------  ---------

                                                                   DECEMBER 31, 1995
                                                           ---------------------------------
                                                            NOTIONAL    CARRYING     FAIR
                                                             AMOUNT       VALUE      VALUE
                                                           -----------  ---------  ---------
                                                                    (IN THOUSANDS)
Interest rate caps.......................................  $   450,000  $   4,112  $   4,110
Received fixed...........................................      150,000     11,887     11,887
Pay fixed................................................      150,000     (3,392)    (3,392)
                                                           -----------  ---------  ---------
                                                           $   750,000  $  12,607  $  12,605
                                                           -----------  ---------  ---------
                                                           -----------  ---------  ---------

  INTEREST RATE EXCHANGE AGREEMENTS

    The Company enters into interest rate exchange agreements to reduce and manage interest rate risk associated with individual assets and liabilities and its overall aggregate portfolio. The interest rate swap agreements, which expire between 1999 and 2001, generally involve the exchange of fixed and floating rate interest payments, without an exchange of the underlying principal. The interest rate cap agreements, which expire between 1997 and 2001, involve the payment of a maximum fixed interest rate when an indexed rate exceeds that fixed rate. Swaption agreements, which expire between 1999 and 2002, involve the right to enter into a swap transaction at a pre-specified price. These agreements are used in conjunction with interest rate caps to protect against rising rates. The amounts to be received or paid pursuant to those agreements are accrued and recognized in the accompanying consolidated statements of income through an adjustment to investment income over the life of the agreements. The net effect on income from amortization and interest paid or received was an increase of $0.9 million and $1.5 million for the years ended December 31, 1996 and 1995, respectively. There were no material effects in 1994. Gains or losses realized on closed or terminated agreements accounted for as hedges are deferred and amortized to investment income on a constant yield basis over the shorter of the life of the agreements or the expected remaining life of the underlying assets or liabilities.

                           AMERUS LIFE HOLDINGS, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

(13) FINANCIAL INSTRUMENTS (CONTINUED)

    The following table shows unrealized gains and losses on derivative positions.

                                                            DECEMBER 31, 1996
                                            --------------------------------------------------
                                                                                       NET
                                               TOTAL                               UNREALIZED
                                             NOTIONAL    UNREALIZED   UNREALIZED      GAINS
                                               VALUE        GAINS       LOSSES      (LOSSES)
                                            -----------  -----------  -----------  -----------
                                                              (IN THOUSANDS)
Received fixed............................  $   150,000   $   4,744    $  --        $   4,744
Pay fixed.................................       75,000      --               62          (62)
Interest rate caps........................      500,000      --            1,566       (1,566)
Swaptions.................................      255,000      --           --           --
                                            -----------  -----------  -----------  -----------
                                            $   980,000   $   4,744    $   1,628    $   3,116
                                            -----------  -----------  -----------  -----------
                                            -----------  -----------  -----------  -----------

                                                            DECEMBER 31, 1995
                                            --------------------------------------------------
                                                                                       NET
                                               TOTAL                               UNREALIZED
                                             NOTIONAL    UNREALIZED   UNREALIZED      GAINS
                                               VALUE        GAINS       LOSSES      (LOSSES)
                                            -----------  -----------  -----------  -----------
                                                              (IN THOUSANDS)
Received fixed............................  $   150,000   $  11,887    $  --        $  11,887
Pay fixed.................................      150,000      --            3,392       (3,392)
Interest rate caps........................      450,000         183        2,518       (2,335)
                                            -----------  -----------  -----------  -----------
                                            $   750,000   $  12,070    $   5,910    $   6,160
                                            -----------  -----------  -----------  -----------
                                            -----------  -----------  -----------  -----------

    The Company is exposed to credit loss in the event of nonperformance by counterparties on interest rate cap and interest rate swap agreements. The Company does not anticipate nonperformance by any of these counterparties. The credit risk associated with such agreements is minimized by purchasing such agreements from financial institutions with long-standing, superior performance records. The amount of such exposure is essentially their replacement cost, which is approximated by the unrealized gains in such contracts.

    The Company has no current exposure to the counterparty when a contract contains an unrealized loss.

                           AMERUS LIFE HOLDINGS, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

(13) FINANCIAL INSTRUMENTS (CONTINUED)
MATURITY SCHEDULE BY YEAR FOR DERIVATIVE PRODUCTS

                                                    1997       1998       1999       2000       2001       2002
                                                  ---------  ---------  ---------  ---------  ---------  ---------
Received fixed swaps:
  Notional amount (in thousands)................                        $ 150,000
Weighted average:
  Receive rate..................................      7.86%      7.86%      7.86%
  Pay rate (A)..................................      5.58%      5.58%      5.58%
Pay fixed swaps:
  Notional amount (in thousands)................                                              $  75,000
Weighted average:
  Receive rate (A)..............................      5.50%      5.50%      5.50%      5.50%      5.50%
  Pay rate......................................      6.63%      6.63%      6.63%      6.63%      6.63%
Total weighted average rates on swaps:
  Receive rate..................................      7.07%      7.07%      7.07%      5.50%      5.50%
  Pay rate......................................      5.93%      5.93%      5.93%      6.63%      6.63%
Interest rate caps
  Notional amount (in thousands)................  $  25,000             $ 125,000  $ 300,000  $  50,000
Swaptions
  Notional amount (in thousands)................                        $  50,000             $ 105,000  $ 100,000
Total notional value of swaps, caps and
 swaptions (in thousands).......................  $  25,000             $ 325,000  $ 300,000  $ 230,000  $ 100,000

------------------

(A) The actual variable rates in the agreements are based on three-month LIBOR, and the table assumes that such rates will remain constant at December 31, 1996 levels. To the extent that actual rates change, the variable interest rate information will change accordingly.

(14) FAIR VALUE OF FINANCIAL INSTRUMENTS

    SFAS 107, "Disclosures about Fair Values of Financial Instruments," requires disclosures of fair value information about financial instruments, whether recognized or not recognized in a company's balance sheet, for which it is practicable to estimate that value. In cases where quoted market prices are not available, fair values are based on estimates using discounted cash flow or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rates and estimates of the amount and timing of future cash flows. SFAS 107 excludes certain insurance liabilities and other non-financial instruments from its disclosure requirements. The fair value amounts presented herein do not include an amount for the value associated with customer or agent relationships, the expected interest margin (interest earnings over interest credited) to be earned in the future on investment-type products, or other intangible items. Accordingly, the aggregate fair value amounts presented herein do not necessarily represent the underlying value of the Company; likewise, care should be exercised in deriving conclusions about the Company's business or financial condition based on the fair value information presented herein.

    The Company closely monitors the level of its insurance liabilities, the level of interest rates credited to its interest sensitive products, and the assumed interest margin provided for within the pricing structure of its other products. Those amounts are taken into consideration in the Company's overall management of interest rate risk that attempts to minimize exposure to changing interest rates through the matching of investment maturities with amounts expected to be due under insurance contracts. As such, the Company believes that it has reduced the volatility inherent in its fair value adjusted policyowners' equity, although such volatility will not be reduced completely. The Company has used discount rates in the determination of fair values for its liabilities that are consistent with market yields for related assets. The use of the asset market yield is consistent with management's opinion that the risks inherent in the Company's asset and liability portfolios are similar, and the fact that fair values for both assets and

                           AMERUS LIFE HOLDINGS, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

(14) FAIR VALUE OF FINANCIAL INSTRUMENTS (CONTINUED) liabilities generally will react in much the same manner during periods of interest rate changes. However, that assumption might not result in fair values that are consistent with values obtained through an actuarial appraisal of the Company's business or values that might arise in a negotiated transaction.

    The following presentation reflects fair values for those instruments specifically covered by SFAS 107, along with fair value amounts for those traditional insurance liabilities for which disclosure is permitted but not required; the fair values for all other assets and liabilities have been reported at their carrying amounts.

  VALUATION METHODS AND ASSUMPTIONS

    The following methods and assumptions were used to estimate the fair value of each class of financial instruments:

    Cash, short-term investments, policy loans, accrued investment income: the carrying amounts for these instruments approximate their fair values.

    Fixed maturities and equity securities: fair values for bonds are based on quoted market prices or dealer quotes. If a quoted market price is not available, fair value is estimated using values obtained from independent pricing services or, in the case of private placements, are estimated by discounting expected future cash flows using a current market rate applicable to the yield, credit quality, and maturity of the investments. The fair values for preferred and common stocks are based on quoted market prices.

    Mortgage loans on real estate: for all performing fixed interest rate loans, the estimated net cash flows to maturity were discounted to derive an estimated market value. The discount rate used was based on the individual loan's remaining weighted average life and a basis point spread based on the market conditions for the type of loan and credit quality. These spreads were over the December 31, 1996, United States treasury yield curve. Performing variable rate commercial loans and residential loans were valued at the current outstanding balance. Loans which have been restructured, are in foreclosure, are significantly delinquent, or are to affiliates were valued primarily at the lower of the estimated net cash flows to maturity discounted at a market rate of interest or the current outstanding principal balance.

    Hedging instruments: fair values for derivative securities are based on pricing models or formulas using current assumptions and are classified as other assets or other liabilities.

    Policy reserves: fair values of the Company's liabilities under contracts not involving significant mortality or morbidity risks (principally, annuities) are stated at the cost the Company would incur to extinguish the liability; I.E., the cash surrender value.

    Debt: fair values for debt are estimated using discounted cash flow analysis based on the Company's current incremental borrowing rate for similar types of borrowing arrangements.

    The carrying amounts of other financial assets, dividends payable to policyowners, and policy reserves including significant mortality or morbidity risks approximate their fair values.

                           AMERUS LIFE HOLDINGS, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

(14) FAIR VALUE OF FINANCIAL INSTRUMENTS (CONTINUED)

    The estimated fair values of the Company's significant financial instruments are as follows:

                                                                              DECEMBER 31,
                                                       ----------------------------------------------------------
                                                                   1996                          1995
                                                       ----------------------------  ----------------------------
                                                         CARRYING       ESTIMATED      CARRYING       ESTIMATED
                                                          AMOUNT       FAIR VALUE       AMOUNT       FAIR VALUE
                                                       -------------  -------------  -------------  -------------
                                                                             (IN THOUSANDS)
Financial assets:
  Securities available-for-sale:
    Fixed maturity...................................  $   2,414,807  $   2,414,807  $   3,142,096  $   3,142,096
                                                       -------------  -------------  -------------  -------------
                                                       -------------  -------------  -------------  -------------
    Equity securities................................  $      64,033  $      64,033  $     109,675  $     109,675
                                                       -------------  -------------  -------------  -------------
                                                       -------------  -------------  -------------  -------------
    Short-term investments...........................  $      13,288  $      13,288  $      39,353  $      39,353
                                                       -------------  -------------  -------------  -------------
                                                       -------------  -------------  -------------  -------------
  Mortgage loans on real estate......................  $     225,743  $     231,337  $     353,597  $     369,706
                                                       -------------  -------------  -------------  -------------
                                                       -------------  -------------  -------------  -------------
  Interest rate swaps:
    Net receivable position..........................  $       6,516  $       6,516  $      11,887  $      11,887
                                                       -------------  -------------  -------------  -------------
                                                       -------------  -------------  -------------  -------------
    Net payable position.............................  $        (621) $        (621) $      (3,392) $      (3,392)
                                                       -------------  -------------  -------------  -------------
                                                       -------------  -------------  -------------  -------------
  Interest rate caps.................................  $       6,200  $       3,269  $       6,445  $       4,110
                                                       -------------  -------------  -------------  -------------
                                                       -------------  -------------  -------------  -------------
  Swaptions..........................................  $       5,102  $       4,793  $    --        $    --
                                                       -------------  -------------  -------------  -------------
                                                       -------------  -------------  -------------  -------------
Financial liabilities:
  Policy reserves for annuities......................  $   1,460,118  $   1,428,141  $   1,524,801  $   1,493,847
                                                       -------------  -------------  -------------  -------------
                                                       -------------  -------------  -------------  -------------
  Debt...............................................  $     188,381  $     188,381  $      36,461  $      36,461
                                                       -------------  -------------  -------------  -------------
                                                       -------------  -------------  -------------  -------------

(15) SUBSEQUENT EVENTS

    As mentioned previously, the Company successfully completed its initial public offering of its Class A common stock in February 1997 with the sale of 3,655,989 shares for gross proceeds of $56.7 million. In addition, the Company sold $86 million of 8.85% Capital Securities due February 1, 2027.

                           AMERUS LIFE HOLDINGS, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

(16) NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

(A) CLOSED BLOCK

    Summarized financial information of the Closed Block balance sheet as of June 30, 1997, and statements of income for the six months ended June 30, 1997 is as follows (in thousands):

                                                                                JUNE 30, 1997
                                                                                --------------
Assets:
Fixed maturity securities, at fair value (amortized cost of $933,019).........   $    950,617
Short-term investments, at fair value.........................................         14,040
Policy loans..................................................................        169,029
Cash..........................................................................         (3,115)
Accrued Investment Income.....................................................         10,995
Premiums and fees receivable..................................................          3,023
Deferred policy acquisition costs.............................................        161,125
Other assets..................................................................          1,672
                                                                                --------------
                                                                                 $  1,307,386
                                                                                --------------
                                                                                --------------
Liabilities:
Future life and annuity policy benefits.......................................   $  1,407,021
Policyowner funds.............................................................          7,357
Accrued expense...............................................................          2,868
Dividends payable to policyowners.............................................        133,263
Policy and contract claims....................................................          7,429
Other liabilities.............................................................          5,852
                                                                                --------------
                                                                                 $  1,563,790
                                                                                --------------
                                                                                --------------

                                                                                  SIX MONTHS
                                                                                ENDED JUNE 30,
                                                                                     1997
                                                                                --------------
Revenues and Expenses:
Insurance premiums............................................................   $    104,994
Universal life and annuity product charges....................................         10,007
Net investment income.........................................................         54,278
Realized losses on investments................................................           (989)
Policyowner benefits..........................................................       (108,382)
Underwriting, acquisition, and insurance expenses.............................         (2,821)
Amortization of deferred policy acquisition costs.............................        (14,111)
Dividends to policyowners.....................................................        (29,566)
                                                                                --------------
Contribution from the Closed Block before income taxes........................   $     13,410
                                                                                --------------
                                                                                --------------

                           AMERUS LIFE HOLDINGS, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

(16) NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (CONTINUED)
(B) DEBT AND CAPITAL SECURITIES

    Debt consists of the following (in thousands):

                                                                                JUNE 30, 1997
                                                                                --------------
Line of credit with Federal Home Loan Bank-bearing interest at 6.90% at June
 30, 1997.....................................................................    $   19,927
Federal Home Loan Bank community investment long-term advances with a weighted
 average interest rate of 6.35% at June 30,1997...............................        16,621
Bank Credit Facility:
 Term loan bearing interest at 6.63%
 at June 30, 1997.............................................................        45,000
 Revolving credit loan........................................................        --
                                                                                --------------
                                                                                  $   81,548
                                                                                --------------
                                                                                --------------

    For an additional discussion of the terms of the above indebtedness, see note 5.

    On February 3, 1997, the Company issued $86,000,000 of 8.85% Capital Securities, Series A, through a wholly-owned subsidiary trust. The sole asset of the trust is the junior subordinated debentures of the Company in the principal amount of $88.66 million with interest at 8.85% maturing February 1, 2027. The Company has fully and unconditionally guaranteed the obligation of the trust under the Capital Securities and is obligated to mandatorily redeem the securities on February 1, 2027. The Company may prepay the securities at anytime after February 1, 2007.

(C) FEDERAL INCOME TAXES

    The effective income tax rate for the period ending June 30, 1997 was lower than the prevailing corporate rate primarily as a result of earned low income housing and historic rehabilitation credits.

(D) COMMITMENTS AND CONTINGENCIES

    AmerUs Life is a defendant in a class action lawsuit, Cozad v. American Mutual Life Insurance Company, which was brought on August 31, 1995 in the District Court for Travis County, Texas. The complaint, which seeks unspecified damages, was filed by former policyowners on behalf of themselves and all similarly situated persons who purchased individual life insurance policies which were underwritten and sold by AmerUs Life within Texas and which were allegedly based upon uniform sales presentations and policy illustrations from and after 1980. AmerUs Life has denied the allegations contained in such complaint.

    Following a court-initiated mediation process, the Company and the plaintiffs have entered into a nationwide class settlement of certain market conduct issues for a substantial block of its policies. On September 16, 1997, the court entered an order approving the certification of the class and the fairness of the settlement, subject only to an appeal, if any. A final hearing has been scheduled following notice to class members. There can be no assurance the agreement will be approved by the court and become effective. Should a settlement not be approved, this litigation would continue and the Company would continue to vigorously defend against claims asserted, including the existence of a legitimate class. Due to the potential that a settlement may be reached in this case, the Company incurred a significant charge to income in 1996. Based upon its current estimates of the range of loss at between five and eight million dollars, the Company has established a reserve of five million dollars. The eventual costs of any

                           AMERUS LIFE HOLDINGS, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

(16) NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (CONTINUED) settlement cannot be precisely determined at this time, and may be more or less than the amount of the range.

    A class action lawsuit was filed in June 1996 in the United States District Court for the Northern District of California. The complaint alleges that AmerUs Life breached the terms of certain life and annuity policies, and breached certain other duties owed to policyowners, when it allegedly passed an increase in its corporate income taxes (known as the deferred acquisition cost, or DAC, tax) through to owners of those policies. The Plaintiff, an insured under a universal life policy issued by Central Life, seeks unspecified actual and punitive damages and injunctive relief on behalf of himself and all policyowners of AmerUs Life with universal life, term and "blended" life insurance policies and annuities. The plaintiff has recently filed a second complaint in the same court, based upon the same facts but adding RICO allegations to those made in the original lawsuit. AmerUs Life denies the allegations contained in both complaints, including the existence of a legitimate class. The litigation is in the early discovery stage and is being vigorously defended by AmerUs Life and the potential range of loss cannot be currently estimated. A hearing on certification of the class has not yet been scheduled.

    AmerUs and its joint venture partner are contingently liable in the event the joint venture, Ameritas Variable Life Insurance Company (AVLIC), cannot meet its policyholder obligations. At December 31, 1996, AVLIC had statutory assets of $1,108 million, liabilities of $1,049 million, and surplus of $59 million.

(E) SELECTED QUARTERLY FINANCIAL DATA

                                                                     QUARTER ENDED
                                                -------------------------------------------------------
                                                 MARCH 31      JUNE 30     SEPTEMBER 30    DECEMBER 31
                                                -----------  -----------  --------------  -------------
                                                                (DOLLARS IN THOUSANDS)
1996 Operating Summary
  Insurance revenues..........................  $    77,130  $    75,205   $     20,504    $    14,984
                                                -----------  -----------  --------------  -------------
                                                -----------  -----------  --------------  -------------
  Net investment income.......................  $    73,220  $    70,369   $     44,910    $    40,126
                                                -----------  -----------  --------------  -------------
                                                -----------  -----------  --------------  -------------
  Realized gains (losses) on investments......  $    58,740  $     5,669   $     (1,854)   $     3,428
                                                -----------  -----------  --------------  -------------
                                                -----------  -----------  --------------  -------------
  Total revenues..............................  $   209,233  $   152,429   $     67,170    $    76,219
                                                -----------  -----------  --------------  -------------
                                                -----------  -----------  --------------  -------------
  Total benefits and expenses.................  $   139,616  $   133,043   $     55,370    $    60,034
                                                -----------  -----------  --------------  -------------
                                                -----------  -----------  --------------  -------------
  Net income..................................  $    44,790  $    11,671   $      6,483    $    11,229
                                                -----------  -----------  --------------  -------------
                                                -----------  -----------  --------------  -------------
  Earnings per common share...................  $      1.94  $      0.50   $       0.28    $      0.48
                                                -----------  -----------  --------------  -------------
                                                -----------  -----------  --------------  -------------

                                                                     QUARTER ENDED
                                                -------------------------------------------------------
                                                 MARCH 31      JUNE 30     SEPTEMBER 30    DECEMBER 31
                                                -----------  -----------  --------------  -------------
                                                                (DOLLARS IN THOUSANDS)
1995 Operating Summary
  Insurance revenues..........................  $    75,056  $    74,472   $     76,898    $    75,031
                                                -----------  -----------  --------------  -------------
                                                -----------  -----------  --------------  -------------
  Net investment income.......................  $    71,531  $    69,736   $     69,224    $    74,753
                                                -----------  -----------  --------------  -------------
                                                -----------  -----------  --------------  -------------
  Realized gains (losses) on investments......  $     5,151  $    18,999   $     17,414    $     9,823
                                                -----------  -----------  --------------  -------------
                                                -----------  -----------  --------------  -------------
  Total revenues..............................  $   151,339  $   163,857   $    165,569    $   162,713
                                                -----------  -----------  --------------  -------------
                                                -----------  -----------  --------------  -------------
  Total benefits and expenses.................  $   134,896  $   125,615   $    136,378    $   136,039
                                                -----------  -----------  --------------  -------------
                                                -----------  -----------  --------------  -------------
  Net income..................................  $     8,697  $    25,100   $     20,213    $    15,338
                                                -----------  -----------  --------------  -------------
                                                -----------  -----------  --------------  -------------
  Earnings per common share...................  $      0.38  $      1.08   $       0.87    $      0.66
                                                -----------  -----------  --------------  -------------
                                                -----------  -----------  --------------  -------------

                           AMERUS LIFE HOLDINGS, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

(16) NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (CONTINUED)
(F) SUBSEQUENT EVENTS

DELTA LIFE

    The Company completed the acquisition of Delta Life Corporation following receipt of an order on October 23, 1997 from the Tennessee Department of Commerce and Insurance approving the change of control for $162.9 million in cash. Delta Life Corporation provides deferred annuity and equity index annuity products through an insurance subsidiary and had assets of approximately $2.0 billion, at the date of the closing.

    On October 23, 1997, the Company entered into a new bank credit facility and repaid the term loan under the prior bank credit facility. The new loan agreement provides for a $250 million revolving credit facility on substantially the same terms as the former agreement. The Company immediately borrowed $235 million to finance the acquisition of Delta Life Corporation, retire the former term loan and retire certain indebtedness of Delta.

AMVESTORS

    On September 19, 1997, the Company entered into an agreement and plan of merger which provides for the issuance of Class A Common Stock in exchange for the outstanding common stock of AmVestors Financial Corporation (AmVestors) after which, AmVestors will survive as a subsidiary of the Company. AmVestors had approximately $206 million of revenues from the sale of life insurance and annuity products and net investment income during the year ended December 31, 1996 and had approximately $3.3 billion in assets at that date. The transaction is subject to approval by the shareholders of the Company and AmVestors and also regulatory approval, but is expected to close in 1997.

(G) RELATED PARTY TRANSACTIONS

    AmerUs Life entered into a master agreement of purchase and sale with AmerUs Bank, dated as of March 5, 1997, whereby AmerUs Life agreed to purchase whole loans from AmerUs Bank from time to time. AmerUs Life also entered into a loan servicing agreement with AmerUs Bank, dated as of March 5, 1997, whereby AmerUs Bank acts as servicer of the loans and receives a servicing fee ranging from 50 to 58 basis points of the outstanding principal balances of the loans. AmerUs Life has made three purchases under this agreement during 1997. On March 7, 1997, $25.3 million in outstanding principal at a $1.4 million premium; on September 10, 1997, $39.1 million in outstanding principal at a $2.7 million premium; and on September 28, 1997, $34.0 million in outstanding principal at a $2.4 million premium. Subsequent to September 30, 1997, these loans were sold by AmerUs Life at a small gain.

    AmerUs Life entered into a purchase agreement with AmerUs Mortgage dated March 1, 1997, whereby AmerUs Life has committed to purchase up to $200 million principal amount of first mortgage loans originated by AmerUs Mortgage. The commitment expires on December 31, 1997, and is terminable by either party upon sixty days' notice. To date, AmerUs Life has purchased 13 mortgage loans pursuant to such commitment for a total purchase price of $1.8 million.

                                 ANNEXES TO THE
                           PROXY STATEMENT/PROSPECTUS

ANNEX I    AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER

ANNEX II   OPINION OF DONALDSON, LUFKIN & JENRETTE SECURITIES CORPORATION

ANNEX III  OPINION OF GOLDMAN, SACHS & CO.

                                                                         ANNEX I
                                                                  CONFORMED COPY

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                              AMENDED AND RESTATED
                          AGREEMENT AND PLAN OF MERGER

                                     AMONG

                           AMERUS LIFE HOLDINGS, INC.

                                   AFC CORP.

                                      AND

                        AMVESTORS FINANCIAL CORPORATION

        DATED AS OF SEPTEMBER 19, 1997 AND AMENDED AS OF OCTOBER 8, 1997

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                              AMENDED AND RESTATED
                          AGREEMENT AND PLAN OF MERGER

    THIS AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER (this "AGREEMENT") is dated as of September 19, 1997 and amended as of October 8, 1997, and is by and among AmVestors Financial Corporation, a Kansas corporation (the "COMPANY"), AmerUs Life Holdings, Inc., an Iowa corporation ("PARENT"), and AFC Corp., a Kansas corporation and a subsidiary of Parent ("SUB"). A Glossary of Terms is attached as Annex A and incorporated herein by reference.

                                    RECITALS

    WHEREAS, the respective Boards of Directors of Parent, Sub and the Company have approved the merger of Sub into the Company, upon the terms and subject to the conditions set forth in this Agreement, whereby each issued and outstanding share of common stock, no par value, of the Company (the "COMPANY COMMON STOCK"), not owned directly or indirectly by Parent or held in treasury by the Company, will be converted into the right to receive the Merger Consideration (as defined below), on the terms set forth herein;

    WHEREAS, Parent, Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger; and

    WHEREAS, for federal income tax purposes, it is intended that the Merger of the Company and Sub shall qualify as a reorganization within the meaning of
Section 368(a) of the Internal Revenue Code of 1986, as amended (the "CODE"), and that this Agreement shall be, and is hereby, adopted as a plan of reorganization for the purposes of Section 368 of the Code.

                                   AGREEMENT

    NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties and covenants set forth herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

                                   ARTICLE I
                                   THE MERGER

    SECTION 1.01  THE MERGER.

    (a) Subject to the terms and conditions of this Agreement, at the Effective Time (as defined in Section 1.01(b)), Sub shall be merged with and into the Company (the "MERGER") in accordance with the Kansas Statutes Annotated ("KSA"), Chapter 17 (the "KGCC"), whereupon the separate existence of the Sub shall cease, and the Company shall be the surviving corporation (the "SURVIVING CORPORATION").

    (b) The consummation of the Merger (the "CLOSING") shall take place (i) at the offices of Bryan Cave LLP, One Metropolitan Square, 211 North Broadway, Suite 3600, St. Louis, Missouri, at 10:00 A.M., on such date (the "CLOSING DATE") which is three business days after the date on which the last of the conditions set forth in Article 8 hereof shall have been satisfied or waived in accordance with this Agreement, or (ii) such other place, time and date as the parties hereto shall agree. Prior to the Closing, Sub and the Company shall execute and deliver to the Secretary of State of the State of Kansas (the "KANSAS SECRETARY OF STATE") a Certificate of Merger in proper form for filing under the KGCC on the day of the Closing, and the Merger shall become effective upon the filing of the Certificate of Merger with the Kansas Secretary of State or at such later time as may be specified in the Certificate of Merger, such time being herein called the "EFFECTIVE TIME".

    (c) The Merger shall have the effects set forth in the KGCC. Without limiting the generality of the foregoing, at the Effective Time (i) the Surviving Corporation shall possess all assets and property of every description, and every interest therein, wherever located, and the rights, privileges, immunities, power, franchises, and authority, of a public as well as of a private nature, of each of the Company and the Sub and all obligations belonging to or due each of them shall be vested in the Surviving Corporation without further act or deed;
(ii) title to any real estate or any interest therein vested in either of the Company or the Sub shall not revert or in any way be impaired by reason of the Merger; (iii) all rights of creditors and all liens on any property of the Company and the Sub shall be preserved unimpaired; and (iv) the Surviving Corporation shall be liable for all the obligations of the Company and the Sub, and any claim existing, or action or proceeding pending, by or against either of them, may be prosecuted to judgment with the right of appeal, as if the Merger had not taken place.

    SECTION 1.02  STOCK OPTIONS.

    (a) As soon as practicable following the date of this Agreement, but in any event not less than fifteen trading days prior to the Closing, the Board of Directors of the Company (or, if appropriate, any committee administering the Company's 1989 Non-Qualified Stock Option Plan (the "NQSO PLAN") or 1996 Incentive Stock Option Plan (the "ISO PLAN," and together with the NQSO Plan, the "COMPANY OPTION PLANS") shall adopt such resolutions or take such other actions as may be required to adjust the terms of all outstanding Company Options (as defined in Section 3.03) issued pursuant to the Company Option Plans and related agreements, to provide that at the Effective Time, each Company Option outstanding (whether or not vested and exercisable) immediately prior to the Effective Time shall at the Effective Time cease to represent a right to acquire shares of Company Common Stock and shall be converted automatically into an option (a "CONTINUING OPTION") to acquire Parent Common Stock in an amount and at an exercise price determined as provided in the immediately following sentence (and on substantially the same terms and conditions as were applicable under such Company Option Plan and the agreements evidencing grants thereunder), subject to Section 1.02(b). At the Effective Time, if the holder of a Company Option which is then outstanding and unexercised has not timely elected (with respect to Company Options granted under the NQSO Plan) or has not timely requested (with respect to Company Options granted under the ISO Plan; or if so requested, if such request has been denied by the Company) to receive cash for such Company Option as described in subsection (b) of this Section 1.02, then such Company Option shall, in accordance with the provisions of the NQSO Plan or the ISO Plan, whichever is applicable, become a Continuing Option to acquire (x) the number of shares of Parent Common Stock equal to the product of (i) the number of shares of Company Common Stock subject to such Company Option immediately prior to the Effective Time multiplied by (ii) the Merger Consideration (a partial share shall be rounded down to the next lower whole share), with (y) an exercise price equal to the quotient of (i) the original exercise price per share (the "ORIGINAL EXERCISE PRICE") of Company Common Stock subject to such Company Option in effect immediately prior to the Effective Time divided by (ii) the Merger Consideration and rounding the exercise price thus determined to the nearest whole cent (a half cent shall be rounded to the next higher whole cent). In the case of Company Options intended to be incentive stock options (as defined in Section 422 of the Code), the exercise price, number of shares of Parent Common Stock subject to such Continuing Option and terms and conditions or exercise of such Continuing Option shall be determined in order to comply with the requirements of Section 424(a) of the Code.

    (b) As soon as practicable following the date of this Agreement, but in any event not less than fifteen trading days prior to the Closing, the Company shall deliver to the holders of Company Options (whether or not vested and exercisable) a Cash Option Notice Form (as defined below) offering to (i) holders of Company Options issued pursuant to the NQSO Plan the right to elect, and (ii) holders of Company Options issued pursuant to the ISO Plan the right to request, to receive in consideration for the cancellation of all (but not less than all) of such holder's Company Options, an amount in cash equal to the product of (x) the excess of (i) the Option Cash Price (as defined below), over
(ii) the Original Exercise Price of such Company Option, multiplied by (y) the number of shares subject to such Company Option. The "OPTION CASH PRICE" is the product of (A) the last reported sales price per share of Parent Common Stock as quoted by Nasdaq (as defined below) on the Closing Date multiplied by (B) the Merger Consideration. Alternatively, with the consent of Parent prior to the Closing, holders of

Company Options may request to receive in consideration for the cancellation of such holder's Company Options, a number of shares of Parent Common Stock (rounded down to the nearest whole share) equal to the amount of cash which otherwise would be payable upon termination of such Company Options pursuant to the first sentence of this Section 1.02(b), divided by the last sales price of Parent Common Stock as reported on Nasdaq as of the Effective Time.

    (c) As soon as practicable after the Effective Time, Parent shall deliver to the holders of Continuing Options appropriate notices setting forth such holders' rights pursuant to the respective Company Option Plans.

    (d) To make the election for cash consideration described in Section 1.02(b) above, any eligible Company Option holder must deposit with the Exchange Agent at least ten trading days prior to the Closing a properly completed notice ("CASH OPTION NOTICE FORM"), in form and substance reasonably satisfactory to Parent (including an appropriate release), and the Option Agreements (as defined below) relating to any such Company Options for which such election is made. Such election shall be irrevocable unless the Agreement is terminated before the Effective Time. Following the Effective Time, the Company shall deliver to each such holder the cash amount so elected, calculated in accordance with Section 1.02(b) above. No interest shall be paid on such amount. If this Agreement is terminated before the Effective Time, the Option Agreement(s) shall be returned to each such holder.

    SECTION 1.03 STOCK APPRECIATION RIGHTS. Following the Effective Time, the holders of outstanding Company SARs (as defined in Section 3.03(e) hereof), shall be entitled to receive in consideration for the cancellation of such Company SAR an amount in cash equal to the product of (x) the excess of (i) the Option Cash Price over (ii) the strike price of such Company SAR, multiplied by
(y) the number of shares of Company Common Stock referenced by the Company SARs; provided, that Parent shall have received from each such holder a written acknowledgement that such payment is in full satisfaction of the Company's and Parent's obligations in respect of the Company SARs.

    SECTION 1.04  ARTICLES OF INCORPORATION AND BY-LAWS.

    (a) The Articles of Incorporation of the Company, as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

    (b) The By-Laws of Sub as in effect immediately prior to the Effective Time shall be the By-Laws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

    SECTION 1.05 DIRECTORS. The individuals who are the directors of Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation until thereafter they cease to be directors in accordance with the KGCC and the Articles of Incorporation and By-Laws of the Surviving Corporation.

    SECTION 1.06 OFFICERS. The individuals who are the officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation until thereafter they cease to be officers in accordance with the KGCC and the Articles of Incorporation and By-Laws of the Surviving Corporation.

                                   ARTICLE II
                   EFFECT OF THE MERGER ON THE CAPITAL STOCK
                        OF THE CONSTITUENT CORPORATIONS;
                            EXCHANGE OF CERTIFICATES

    SECTION 2.01 CAPITAL STOCK OF SUB. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Company Common Stock or any shares of capital stock of Sub, each share of common stock, without par value, of Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and nonassessable share of common stock, without par value, of the Surviving Corporation.

    SECTION 2.02 CANCELLATION OF TREASURY STOCK AND PARENT OWNED STOCK. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Company Common Stock or any shares of capital stock of Sub, each share of Company Common Stock issued and held immediately prior to the Effective Time in the Company's treasury and each share of Company Common Stock that is owned by Parent, Sub or any other subsidiary of Parent shall automatically be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor. At the Effective Time, shares of Company Common Stock held by subsidiaries of the Company shall be converted into the right to receive the Merger Consideration in accordance with
Section 2.03.

    SECTION 2.03  CONVERSION OF COMPANY COMMON STOCK.

    (a) As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Company Common Stock or any shares of capital stock of Sub, except as otherwise provided in this Section 2.03 and subject to Section 2.04(f), each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares to be canceled in accordance with Section 2.02) shall be converted into the right to receive (x) if the Average Parent Share Price (as defined below) is greater than or equal to $27.00 but less than or equal to $29.75, the number of shares of Parent Common Stock (as defined in Section 4.10 hereof) determined by dividing $20.00 by the Average Parent Share Price and rounding the result to the nearest one ten-thousandth of a share; (y) if the Average Parent Share Price is less than $27.00, 0.7407 shares of Parent Common Stock (subject to the next succeeding paragraph); and (z) if the Average Parent Share Price is greater than $29.75, 0.6724 shares of Parent Common Stock (as applicable, the "MERGER CONSIDERATION"); provided, however, that, in any event, if between the date of this Agreement and the Effective Time the outstanding shares of Parent Common Stock shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, the Merger Consideration shall be correspondingly adjusted to the extent appropriate to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares. The "AVERAGE PARENT SHARE PRICE" means the average of the last reported sales prices per share of Parent Common Stock as quoted by The Nasdaq National Market ("NASDAQ") for the 20 consecutive trading days ending on the trading day (the "PRICE MEASURING DATE") which is ten trading days prior to the Closing Date.

    (b) In the event that the Average Parent Share Price on the Price Measuring Date is less than $27.00, the Company shall have the option to deliver a written notice to Parent on the trading day following the Price Measuring Date providing for the termination of this Agreement pursuant to this Section 2.03(b) and
Article IX, subject to the next sentence (the "TERMINATION NOTICE"). If the Company properly delivers a Termination Notice, this Agreement shall terminate in accordance with Article IX hereof at the close of business on the fifth trading day following the Price Measuring Date unless prior to such time Parent shall have delivered to the Company a written notice whereby the Parent agrees to adjust the consideration into which each share of Company Common Stock from the Merger Consideration as determined above to the number of shares of Parent Common Stock (the "ADJUSTED MERGER CONSIDERATION") determined by dividing $20.00 by the Average Parent Share Price as of the Price Measuring Date and rounding the result to the nearest one ten-thousandth of a share.

    (c) As of the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration.

    SECTION 2.04  EXCHANGE OF CERTIFICATES.

    (a) EXCHANGE AGENT. From and after the Effective Time, (i) Parent shall make available to a bank or trust company designated by Parent and reasonably satisfactory to the Company (the "EXCHANGE AGENT"), for the benefit of the holders of shares of Company Common Stock, for exchange in accordance with this
Article II through the Exchange Agent, (i) certificates evidencing such number of shares of Parent Common Stock issuable to holders of Company Common Stock in the Merger pursuant to

Section 2.03 and (ii) upon request of the Exchange Agent cash in the amount required to be exchanged for shares of Company Common Stock in the Merger pursuant to Section 2.04(f) (such certificates for shares of Parent Common Stock, together with any dividends or distributions with respect thereto and cash, being hereinafter referred to as the "EXCHANGE FUND"). The Exchange Agent shall, pursuant to irrevocable instructions, deliver the Parent Common Stock contemplated to be issued pursuant to Section 2.03 out of the Exchange Fund. Except as contemplated by Section 2.04(f) hereof, the Exchange Fund shall not be used for any other purpose. The Exchange Agent shall invest any cash included in the Exchange Fund, as directed by Parent, on a daily basis. Any interest and other income resulting from such investments shall be paid to Parent.

    (b) EXCHANGE PROCEDURES. As promptly as practicable after the Effective Time, Parent shall cause the Exchange Agent to mail to each holder of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Company Common Stock (the "CERTIFICATES") (i) a letter of transmittal (which shall be in customary form and shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent) and
(ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates evidencing shares of Parent Common Stock.

    (c) EXCHANGE OF CERTIFICATES. Upon surrender to the Exchange Agent of a Certificate for cancellation, together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, and such other documents as may be reasonably required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor (i) a Certificate representing that number of whole shares of Parent Common Stock, if any, which such holder has the right to receive pursuant to this Article II and (ii) a check in the amount equal to the cash, if any, which such holder has the right to receive pursuant to the provisions of this Article II (including any cash in lieu of any fractional shares of Parent Common Stock to which such holder is entitled pursuant to Section 2.04(f) and any dividends or other distributions to which such holder is entitled pursuant to Section 2.04(d)), and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of shares of Company Common Stock which is not registered in the transfer records of the Company, the applicable Merger Consideration, cash in lieu of any fractional shares of Parent Common Stock to which such holder is entitled pursuant to Section 2.04(f) and any dividends or other distributions to which such holder is entitled pursuant to Section 2.04(d) may be issued to a transferee if the Certificate representing such shares of Company Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 2.04, each Certificate shall be deemed at all times after the Effective Time to represent only the right to receive upon such surrender the applicable Merger Consideration with respect to the shares of Company Common Stock formerly represented thereby, cash in lieu of any fractional shares of Parent Common Stock to which such holder is entitled pursuant to Section 2.04(f) and any dividends or other distributions to which such holder is entitled pursuant to Section 2.04(d).

    (d) DISTRIBUTIONS WITH RESPECT TO UNEXCHANGED SHARES OF PARENT COMMON STOCK. No dividends or other distributions declared or made after the Effective Time with respect to Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Parent Common Stock represented thereby, and no cash payment in lieu of any fractional shares shall be paid to any such holder pursuant to Section 2.04(f), until the holder of such Certificate shall surrender such Certificate. Subject to the effect of escheat, tax or other applicable laws, following surrender of any such Certificate, there shall be paid to the holder of the certificates representing whole shares of Parent Common Stock issued in exchange therefor, without interest, (i) promptly, the amount of any cash payable with respect to a fractional share of Parent Common Stock to which such holder is entitled pursuant to Section 2.04(f) and the amount of dividends or other distributions with a record date after the Effective Time and theretofore paid with respect to such whole shares of Parent Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions, with a record date after the Effective Time but prior to surrender and a payment date occurring after surrender, payable with respect to such whole shares of Parent Common Stock.

    (e) NO FURTHER RIGHTS IN COMPANY COMMON STOCK. All shares of Parent Common Stock issued or cash paid upon conversion of the shares of Company Common Stock in accordance with the terms hereof (including any cash paid pursuant to Section 2.04(d) or (f)) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Common Stock.

    (f) NO FRACTIONAL SHARES. No certificates or scrip representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Certificates, and such fractional share interests will not entitle the owner thereof to vote or to any other rights of a shareholder of Parent. Each holder of a fractional share interest shall be paid an amount in cash equal to the product obtained by multiplying (i) such fractional share interest to which such holder (after taking into account all fractional share interests then held by such holder) would otherwise be entitled by (ii) the product of the (x) Merger Consideration or (y) Adjusted Merger Consideration, as appropriate, and the Average Parent Share Price. As promptly as practicable after the determination of the amount of cash, if any, to be paid to holders of fractional share interests, the Exchange Agent shall so notify Parent, and Parent shall deposit such amount with the Exchange Agent and shall cause the Exchange Agent to forward payments to such holders of fractional share interests subject to and in accordance with the terms of Sections 2.04(b), (c) and (d).

    (g) TERMINATION OF EXCHANGE FUND. Any portion of the Exchange Fund (including any shares of Parent Common Stock) which remains undistributed to the holders of Company Common Stock for one year after the Effective Time shall be delivered to Parent, upon demand, and any holders of Company Common Stock who have not theretofore complied with this Article II shall thereafter look only to Parent for the applicable Merger Consideration, any cash in lieu of fractional shares of Parent Common Stock to which they are entitled pursuant to Section 2.04(f) and any dividends or other distributions with respect to the Parent Common Stock to which they are entitled pursuant to Section 2.04(d). Any portion of the Exchange Fund remaining unclaimed by holders of shares of Company Common Stock as of a date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any government entity shall, to the extent permitted by applicable law, become the property of Parent free and clear of any claims or interest of any person previously entitled thereto.

    (h) NO LIABILITY. None of the Exchange Agent, Parent nor the Surviving Corporation shall be liable to any holder of shares of Company Common Stock for any such shares of Parent Common Stock (or dividends or distributions with respect thereto), or cash delivered to a public official pursuant to any abandoned property, escheat or similar law.

    (i) WITHHOLDING RIGHTS. Each of the Surviving Corporation and Parent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by the Surviving Corporation or Parent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock in respect of which such deduction and withholding was made by the Surviving Corporation or Parent, as the case may be.

    (j) LOST CERTIFICATES. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond, in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the applicable Merger Consideration, any cash in lieu of fractional shares of Parent Common Stock to which the holders thereof are entitled pursuant to Section 2.04(f) and any dividends or other distributions to which the holders thereof are entitled pursuant to this Agreement.

    (k) FURTHER ASSURANCES. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title and interest in, to or under any of the rights, properties or assets of either the Sub or the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, the officers of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of each of the Sub and the Company or otherwise, all such deeds, bills of sale, assignments and assurances and to take and do, in such names and on such behalves or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out the purposes of this Agreement.

    SECTION 2.05 STOCK TRANSFER BOOKS. At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of shares of Company Common Stock thereafter on the records of the Company. From and after the Effective Time, the holders of certificates representing shares of Company Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of Company Common Stock, except as otherwise provided herein or by law. On or after the Effective Time, any Certificates presented to the Exchange Agent or Parent for any reason shall be converted into shares of Parent Common Stock, any cash in lieu of fractional shares of Parent Common Stock to which the holders thereof are entitled pursuant to Section 2.04(f) and any dividends or other distributions to which the holders thereof are entitled pursuant to
Section 2.04(d).

    SECTION 2.06 REGISTERED STOCK. The shares of Parent Common Stock receivable as Merger Consideration and upon exercise of the Continuing Options and in exchange for Company Warrants, shall be registered pursuant to an effective registration statement filed under the Securities Act of 1933, as amended (the "SECURITIES ACT").

                                  ARTICLE III
                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

    The Company represents and warrants to Parent that, as of the date hereof and as of the Closing Date:

    SECTION 3.01 ORGANIZATION, STANDING AND CORPORATE POWER. Each Acquired Company (as defined below) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has the requisite power and authority to carry on its business as now being conducted. "ACQUIRED COMPANIES" shall mean the Company, American Investors Life Insurance Company ("AMERICAN") and Financial Benefit Life Insurance Company ("FBL") (together, American and FBL are referred to herein as the "COMPANY INSURANCE SUBSIDIARIES") and any other direct or indirect subsidiary of the Company. Each Acquired Company is duly qualified to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, other than in such jurisdictions where the failure to be so qualified (individually or in the aggregate) would not reasonably be expected to have a Material Adverse Effect on the Company. The Company has made available to Parent complete and correct copies of its Articles of Incorporation and By-Laws and, to the extent requested by Parent, the certificates of incorporation and by-laws or comparable organization documents of the Acquired Companies, in each case as amended to the date of this Agreement. No Acquired Company is in violation of any provision of its Articles of Incorporation or By-Laws, except to the extent that such violations would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

    SECTION 3.02  ACQUIRED COMPANIES.

    (a) Section 3.02 of the disclosure schedule delivered on or prior to the date hereof to Parent by the Company (the "COMPANY DISCLOSURE SCHEDULE") lists each Acquired Company and the ownership or interest therein of the Company. All the outstanding shares of capital stock of each Acquired Company have been validly issued and are fully paid and nonassessable and are owned by the Company or by another subsidiary of the Company, free and clear of all Liens. Except for (i) the capital stock of the Acquired Companies, (ii) the ownership interests set forth in Section 3.02 of the Company Disclosure Schedule and (iii) investments made by the Acquired Companies in the ordinary course of business, the Acquired Companies do not own, directly or indirectly, any capital stock or other ownership interest in any Person, with a fair market value as of the date of this Agreement greater than $500,000.

    (b) Except for the subsidiaries disclosed in Section 3.02 of the Company Disclosure Schedule, each Acquired Company has no subsidiaries and does not control (whether directly or indirectly, whether through the ownership of securities or by Contract or proxy or otherwise, and whether alone or in combination with others) any corporation, partnership, business organization, or other similar Person. For purposes of this Section, "CONTROL" shall mean the right to elect a majority of the Board of Directors or other governing body of any such entity or Person or otherwise manage, direct or govern the business operations of such entity or Person.

    SECTION 3.03  CAPITAL STRUCTURE.

    (a) The authorized capital stock of the Company consists of 25,000,000 shares of Company Common Stock and 2,000,000 shares of preferred stock, $1.00 par value per share ("COMPANY PREFERRED STOCK"). As of September 18, 1997, there were outstanding 13,299,119 shares of Company Common Stock, no shares of Company Preferred Stock, Company Options to purchase 1,859,884 shares of Company Common Stock, Company Warrants to purchase 896,747 shares of Company Common Stock, Company Convertible Debentures convertible into 3,795,620 shares of Company Common Stock and Company SARs relating to 820,500 shares of Company Common Stock.

    (b) All of the outstanding options to acquire shares of the Company's Common Stock (collectively, "COMPANY OPTIONS") were issued pursuant to either the NQSO Plan or the ISO Plan. The number of shares covered by and the exercise prices of the Company Options as of September 18, 1997 are set forth in the Section 3.03 of the Company Disclosure Schedule. The Company has made available to Parent true and complete copies of all agreements (the "OPTION AGREEMENTS") entered into by the Company under the Company Option Plans.

    (c) All outstanding warrants to acquire shares of Company Common Stock (the "COMPANY WARRANTS") consist of (i) warrants for 716,361 shares of Company Common Stock issued in connection with the acquisition of Financial Benefit Group, Inc. ("FBG") ("ACQUISITION WARRANTS"), (ii) warrants for 10,384 shares of Company Common Stock assumed by the Company from FBG in connection with the acquisition of FBG ("FBG WARRANTS"), and (iii) warrants for 170,002 shares of Company Common Stock issued in connection with previous financing by the Company ("BANK WARRANTS"). The Company Warrants and the exercise prices therefor, as of September 18, 1997 are set forth in Section 3.03 of the Company Disclosure Schedule.

    (d) All of the Company's outstanding convertible debt securities are the Company's 3% Convertible Debentures Due 2003 ("COMPANY CONVERTIBLE DEBENTURES") issued pursuant to the Indenture (the "INDENTURE") dated July 12, 1996, between the Company and Boatmen's Trust Company, as trustee. The outstanding principal amount of the Company Convertible Debentures and the conversion price thereof, as of September 18, 1997 are set forth in Section 3.03 of the Company Disclosure Schedule.

    (e) All of the outstanding stock appreciation rights with respect to the Company Common Stock (the "COMPANY SARS") were issued pursuant to resolutions of the Board of Directors on March 27, 1997. The number of shares covered by and the weighted average strike price of the Company SARs as of September 18, 1997 are set forth in Section 3.03 of the Company Disclosure Schedule.

    (f) All outstanding shares of capital stock of the Acquired Companies have been duly authorized and validly issued and are fully paid and nonassessable and all outstanding shares of capital stock of the Company are free of preemptive rights. Except as set forth in this Section 3.03, and as of the date hereof, there are outstanding (i) no other shares of capital stock or other voting securities of the Company, (ii) no securities of the Acquired Companies convertible into or exchangeable for shares of capital stock or voting securities of the Acquired Companies, and (iii) no other options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to acquire from the Acquired Companies, and no obligation of the Acquired Companies to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Acquired Companies. All shares of Company Capital Stock that are subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instrument pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. Except as set forth in Section 3.03 of the Company Disclosure Schedule, as of the date of this Agreement, there are not any outstanding contractual obligations of any Acquired Company to repurchase, redeem or otherwise acquire any shares of capital stock, or to make any investment in excess of $500,000 (in the form of a loan, capital contribution or otherwise) in, any Acquired Company or any other person (excluding non-equity investments made in the ordinary course).

    SECTION 3.04 AUTHORITY. The Company has all requisite corporate power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated by this Agreement, subject to the conditions set forth in this Agreement. The Board of Directors of the Company has unanimously approved this Agreement and the transactions contemplated hereby and has resolved to recommend to the stockholders of the Company that they approve this Agreement and the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of the Company, subject to Company Stockholder Approval. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by each of Parent and Sub, constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except to the extent that (a) enforcement may be limited by or subject to any bankruptcy, insolvency, reorganization, moratorium, or similar Laws now or hereafter in effect relating to or limiting creditors' rights generally and (b) the remedy of specific performance and injunctive and other forms of equitable relief are subject to certain equitable defenses and to the discretion of the court or other similar Person before which any proceeding therefor may be brought.

    SECTION 3.05  NO CONFLICTS OR VIOLATIONS.  Except as disclosed in Section
3.05 of the Company Disclosure Schedule, the execution and delivery of this Agreement by Company does not, and the performance by Company of its obligations under this Agreement will not:

        (a) violate any term or provision of any applicable Law or any writ, judgment, decree, injunction, or similar order applicable to any Acquired Company and Known to the Company;

        (b) conflict with or result in a violation or breach of the provisions of the articles of incorporation or by-laws of any Acquired Company;

        (c) cause any Permits (as defined below) of the Company to lapse or become invalid or subject to any material limitations after the Closing as a result of the Merger;

        (d) result in the creation or imposition of any Lien upon any Acquired Company or any of their respective Assets and Properties;

        (e) conflict with or result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default under, or give to any Person any right of termination, cancellation, acceleration, or modification in or with respect to, any Contract to which any Acquired Company is a party or by which any of their respective Assets or Properties may be bound; or

        (f) require any Acquired Company to obtain any consent, approval, or action of, or make any filing with or give any notice to, any Person (including pursuant to any Laws);

    except (i) as contemplated or disclosed in Sections 3.04, 3.05 and 3.06 hereof or the sections of the Company Disclosure Schedule relating thereto, and
(ii) those violations, conflicts, Liens, breaches, defaults and rights which do not individually or in the aggregate with any other such matters, have, or would reasonably be expected to have, a Material Adverse Effect on the Company.

    SECTION 3.06 NO CONSENTS. No consent, approval, order or authorization of, or registration, declaration or filing with, any United States Federal, state or local government or any court, administrative agency or commission or other governmental authority or agency, domestic or foreign, including Canada and its provinces (a "GOVERNMENTAL ENTITY"), is required by or with respect to any Acquired Company in connection with the execution, delivery and performance of this Agreement by the Company under any Laws or the consummation by the Company of the transactions contemplated by this Agreement, except for (i) the filing of a premerger notification and report form by the Company and Parent under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR ACT"), (ii) the filing with the Securities and Exchange Commission (the "SEC") of (A) a proxy statement relating to the meetings of the Company's stockholders and, if required, the Parent's stockholders to be held in connection with the Merger and the transactions contemplated by this Agreement (as amended or supplemented from time to time, the "PROXY STATEMENT"), (B) the Form S-4 (hereinafter defined), and (C) such reports under Section 12 or 13(a) of the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT"), as may be required in connection with this Agreement and the transactions contemplated by this Agreement, (iii) such filings with the New York Stock Exchange, Inc. ("NYSE") as may be required in connection with this Agreement and the transactions contemplated by this Agreement, (iv) the filing of the Certificate of Merger with the Kansas Secretary of State and appropriate documents with the relevant authorities of other states in which Acquired Companies are qualified to do business, (v) such as may be required by any applicable state securities or "BLUE SKY" laws, (vi) such filings, consents or approvals with or from the Kansas, Michigan, Connecticut and Florida Insurance Commissions and such other state insurance commissions and similar agencies as may be required in connection with this Agreement and the transactions contemplated hereby, (vii) those that may be required solely by reason of Parent's or Sub's (as opposed to any other third party's) participation in the Merger and the other transactions contemplated by this Agreement and (viii) such other consents, approvals, orders, authorizations, registrations, declarations and filings, (x) as may be required under the laws of any foreign country in which any Acquired Company conducts any business or owns any property or assets, (y) as are set forth in
Section 3.06 of the Company Disclosure Schedule or (z) that, if not obtained or made, would not, individually or in the aggregate, have, or would reasonably be expected to have, a Material Adverse Effect on the Company.

    SECTION 3.07 BOOKS AND RECORDS. The corporate minute books of each Acquired Company are complete and accurate in all material respects and have been made available to the Parent.

    SECTION 3.08  FINANCIAL STATEMENTS AND FILINGS.

    (a) The Company has made available to Parent true and complete copies of the following financial statements (the "COMPANY FINANCIAL STATEMENTS"):

        (i) audited (A) annual GAAP Statements for the Company and (B) Annual Statements for the Company Insurance Subsidiaries, for each of the years ended December 31, 1994, 1995, and 1996, including all the notes thereto; and

        (ii) unaudited (A) quarterly GAAP Statements for the Company and (B) Quarterly Statements for the Company Insurance Subsidiaries, for each of the first three quarters of each of 1995 and 1996, and the first two quarters of 1997, including all the notes thereto.

    (b) Each such Company Financial Statement (and the notes thereto), and each GAAP Statement and Quarterly Statement made available by the Company pursuant to
Section 5.04, including without limitation each balance sheet and each of the statements of operations, capital and surplus account, and cash flow contained therein was prepared in accordance with SAP ("SAP STATEMENTS") or GAAP ("GAAP STATEMENTS"), respectively, except as may be otherwise indicated in notes filed as a part thereof, as the case may be, presents fairly in all material respects, the financial condition and results of operations and cash flows of the Company and its consolidated subsidiaries or the Company Insurance Subsidiaries, as the case may be, as of the respective dates thereof or for the respective periods presented therein, subject, in the case of quarterly statements, to normal year end adjustments. Each SAP Statement was timely filed and complied in all material respects with all applicable Laws when filed with the applicable insurance regulatory authority, and any deficiencies known to the Company with respect to any such SAP Statement have been cured or corrected to the satisfaction of such insurance regulatory authority.

    (c) Except as indicated on Section 3.08 of the Company Disclosure Schedule, the Company has not received written notice from the Kansas Commissioner of Insurance ("KCI") or the Florida Commissioner of Insurance ("FCI") asserting any deficiency with respect to such SAP Statements.

    (d) Since December 31, 1996, the Company Insurance Subsidiaries have filed all reports and other filings, together with any amendments required to be made with respect thereto, that it has been required to file with state insurance regulatory authorities (the "COMPANY INSURANCE SUBSIDIARIES FILINGS"), and all of the Company Insurance Subsidiaries Filings prior to the date hereof complied, and all such filings made hereafter prior to the Effective Time will comply, in all material respects with applicable insurance laws, rules and regulations, and, except as disclosed in Section 3.08 of the Company Disclosure Schedule, there are no material open or unresolved issues which were raised by any insurance or securities regulatory authority and brought to the attention of the Company by such regulatory authority with respect to any of such filings.

    (e) The Company has no reason to believe that any material amount recoverable pursuant to any material reinsurance, coinsurance, excess insurance, ceding of insurance, assumption of insurance or indemnification with respect to insurance or similar material arrangements applicable to the Company Insurance Subsidiaries or their properties or assets (collectively, "REINSURANCE AGREEMENTS") is not fully collectible in due course. The Company Insurance Subsidiaries are entitled to take full credit in their SAP Statements pursuant to applicable insurance laws, rules and regulations for such reinsurance, coinsurance or excess insurance ceded pursuant to any such Reinsurance Agreement. Section 3.08 of the Company Disclosure Schedule sets forth all reinsurance contracts or arrangements entered into by the Company or any of the Company Insurance Subsidiaries in which the Company or such subsidiary has ceded risk to any person.

    SECTION 3.09  RESERVES.

    (a) All reserves and other liabilities with respect to insurance and annuities and for claims and benefits incurred but not reported ("RESERVE LIABILITIES") as established or reflected in the SAP Statements of the Company Insurance Subsidiaries were determined in accordance with generally accepted actuarial standards consistently applied, are fairly stated in accordance with sound actuarial principles, are based on actuarial assumptions that are in accordance with those called for by the provisions of the related insurance and annuity Contracts and in the related reinsurance, coinsurance and other similar Contracts of the Company Insurance Subsidiaries, and meet in all material respects the requirements of the insurance Laws of its state of domicile. Adequate provision for all such Reserve Liabilities have been made (under generally accepted actuarial principles consistently applied) to cover the total amount of all reasonably anticipated matured and unmatured benefits, dividends, claims and other liabilities of the Company Insurance Subsidiaries under all insurance and annuity Contracts under which the Company Insurance Subsidiaries have any liability (including without limitation any liability arising under or as a result of any reinsurance, coinsurance or other similar Contract) on the respective dates of such SAP Statement based on then current information regarding interest earnings, mortality and morbidity experience, persistency and expenses. The Company Insurance Subsidiaries own assets that qualify as legal reserve assets under applicable insurance Laws in an amount at least equal to all such Reserve Liabilities; and

    (b) Adequate provision has been made for all estimated losses, settlements, costs and expenses from pending suits, actions and proceedings included in the December 31, 1996 Annual Statement and the latest Quarterly Statements, and the reserves and accrued Liabilities relating thereto were determined in accordance with SAP and Statement of Financial Accounting Standards No. 5 issued by the Financial Accounting Standards Board.

    SECTION 3.10 ABSENCE OF CHANGES. Except (i) as set forth in Section 3.10 of the Company Disclosure Schedule, or (ii) as disclosed in the Company SEC Documents (hereinafter defined) filed and publicly available prior to the date of this Agreement (the "FILED COMPANY SEC DOCUMENTS"), from December 31, 1996 to the date of this Agreement (or such other date or period as may be specifically referred to below), the Company has conducted its business only in the ordinary course and there has not been, occurred, or arisen:

        (a) any change in, or any event (including without limitation any damage, destruction, or loss whether or not covered by insurance), condition, or state of facts of any character that individually or in the aggregate has or would reasonably be expected to have a Material Adverse Effect on the Company;

        (b) any declaration, setting aside, or payment of any dividend or other distribution in respect of the capital stock of any Acquired Company or any direct or indirect redemption, purchase or other acquisition by any Acquired Company of any such stock or of any interest in or right to acquire any such stock;

        (c) any employment, deferred compensation, or other salary, wage or compensation Contract entered into between any Acquired Company and any Company Employee, except for normal and customary Contracts with agents and consultants and Employees who would earn total annual compensation (other than from Company Options and Company SARs included in Section 3.03) of less than $50,000 in the ordinary course of business and consistent with past practice; or, since June 30, 1997 any increase in the salary, wages, or other compensation of any kind, whether current or deferred, of any Company Employee, other than routine increases that were made in the ordinary course of business and consistent with past practice and that did not result in an increase of more than 10% of the respective salary, wages or compensation of any such Person, except for increases which relate to increases in production by agents consistent with the terms of their existing Contracts; or any creation of any Plan (as defined in Section 3.14) or any contribution to (other than a contribution made in the ordinary course of business and consistent with past practice) or amendment or modification of any Plan; or any election by or on behalf of any Acquired Company made pursuant to the provisions of any Plan to accelerate any payments, obligations or vesting schedules under any Plans;

        (d) any payment, discharge, or satisfaction by an Acquired Company of any Lien or Liability other than Liens or Liabilities that (i) were paid, discharged, or satisfied in the ordinary course of business and consistent with past practice, or (ii) were paid, discharged, or satisfied as required under this Agreement;

        (e) except for value received in the ordinary course of business and consistent with past practice, any cancellation of any Liability owed to any Acquired Company by any other Person;

        (f) any amendment, termination, waiver, disposal or lapse of, or other failure to preserve, or regulatory agreement with respect to any Permit of any Acquired Company the result of which individually or in the aggregate has or would reasonably be expected to have a Material Adverse Effect on the Company;

        (g) any agreement for the sale, merger or transfer of any Acquired Company or substantially all of the assets or business thereof (except for this Agreement and documents relating thereto);

        (h) any damage, destruction, loss (whether or not covered by insurance) affecting any of the Assets or Properties of any Acquired Company which damage, destruction, or loss individually or in the aggregate exceeds $1 million; or

        (i) any issuance, sale or disposition by any Acquired Company of any debenture, note, stock or other security issued by such Acquired Company (except pursuant to the Company Option Plans), or any modification or amendment of any right of the holder of any outstanding debenture, note, stock or other security issued by such Acquired Company (except pursuant to Section 1.02);

        (j) any Liability involving the borrowing of money by any Acquired Company, except in the ordinary course of business and consistent with past practice;

        (k) any termination, amendment or entering into by any Company Insurance Subsidiary as ceding or assuming insurer of any reinsurance, coinsurance or other similar Contract or any trust agreement or security agreement related thereto;

        (l) any material restriction or limitation in any Permit of any Acquired Company, including any Company Insurance Subsidiary; or

        (m) any Contract to take any of the actions described in this Section
    3.10 other than actions expressly permitted under this Section 3.10.

    SECTION 3.11 TAXES. Except as disclosed in Section 3.11 of the Company Disclosure Schedule (with paragraph references corresponding to those set forth below):

        (a) All Tax Returns required to be filed with respect to each Acquired Company or the affiliated, combined or unitary group of which any such company is or was a member have been duly and timely filed and all such Tax Returns are true, correct and complete in all material respects. Each Acquired Company (i) has duly and timely paid all Taxes that are shown as due on such Tax Returns, or claimed or asserted by any taxing authority to be due, from such company for the periods covered by such Tax Returns (unless such Taxes are being contested in good faith and adequate reserves therefor have been established in the Acquired Companies books and records) and have made all required estimated payments of Taxes sufficient to avoid any penalties for underpayment, or (ii) has duly provided for all such Taxes in the applicable financial statements, and in the SAP and GAAP Statements, in the case of Company Insurance Subsidiaries. There are no filed Liens with respect to Taxes (except for Liens on Taxes not yet due and owing) upon any of the Assets and Properties of any Acquired Company.

        (b) With respect to any period or portion thereof through the Closing for which Tax Returns have not yet been filed, or for which Taxes are not yet due or owing, each Acquired Company has established due and sufficient reserves for the payment of such Taxes in accordance with SAP and GAAP in the case of Company Insurance Subsidiaries or otherwise in accordance with GAAP, and such current reserves through the Closing are duly and fully provided for in all material respects in the SAP and GAAP Statements of such company for the period then ended.

        (c) Section 3.11(c) of the Company Disclosure Schedule discloses all years for which (i) United States federal income Tax Returns of each Acquired Company and of each affiliated group (within the meaning of the Code) of which any Acquired Company is or has been a member which have been audited or examined by the IRS, or the statute of limitations has expired; and (ii) state, local and foreign income Tax Returns of each Acquired Company and of each affiliated or consolidated group of which they are or have been members which have been audited or examined by the appropriate state, local or foreign authority, or all statutes of limitation for the applicable state, local and foreign taxable periods has expired. All material deficiencies that have been asserted, proposed or assessed as a result of the above referenced examinations specified in the first two sentences of this Section 3.11(c) have been paid in full or finally settled or adequately reserved against to the extent there is a reasonable possibility that the position of any of the taxing authorities specified in the first two sentences of this Section 3.11(c) will be sustained, and to the Knowledge of Company, no issue has been raised by any taxing authority in any such examination which, by application of the same or similar principles, reasonably could be expected to result in a material proposed deficiency for any other period not so examined, except to the extent adequate reserves have been established in the Acquired Companies books and records. To the Knowledge of Company, no state of facts exists or has existed that would constitute grounds for the assessment of any material Tax liability with respect to any Acquired Company for the periods that have not been audited by the taxing authorities specified in the first two sentences of this Section 3.11(c). There are no outstanding agreements, waivers or arrangements extending the statutory period of limitation applicable to any Tax Return or claim for, or the period for the collection or assessment of, Taxes due from any Acquired Company for any taxable period. The Company has previously delivered or made available to the Parent copies, which are true, correct and complete in all material respects, of each of (i) the most recent audit reports relating to the United States federal, state, local and foreign income taxes due from each Acquired Company and (ii) the United States federal, state, local and foreign income Tax Returns, for each of the last three taxable years, filed by each Acquired Company, and the Company has made available to Parent for inspection copies, which are true, correct and complete in all material respects, of such Tax Returns, (insofar as such Tax Returns relate to any Acquired Company) filed by any affiliated or consolidated group of which any Acquired Company was then a member.

        (d) No audit or other proceeding by any U.S. or foreign court, governmental or regulatory authority has been asserted or is pending with respect to any Taxes due from any Acquired Company or any Tax Return filed or required to be filed by or relating to any Acquired Company. No material assessment, deficiency or adjustment of Tax has been asserted or, based on existing facts and circumstances, is threatened against any Acquired Company or any Assets and Properties of any Acquired Company.

        (e) No election under any of Section 108, 168, 338, 441, 472, 1017, 1033 or 4977 of the Code (or any predecessor provisions) has been made or filed by or with respect to any Acquired Company or any of their Assets and Properties. No consent to the application of Section 341(f)(2) of the Code (or any predecessor provision) has been made or filed by or with respect to any Acquired Company or any of their Assets and Properties. None of the Assets and Properties of any Acquired Company is an asset or property that the Parent or any of its Affiliates is or will be required to treat as being
    (i) owned by any other Person pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately before the enactment of the Tax Reform Act of 1986 or (ii) tax-exempt use property within the meaning of Section 168(h)(1) of the Code. No election has been made under Section 815(d)(1) of the Internal Revenue Code of 1954, as amended and in effect immediately before the enactment of the Deficit Reduction Act of 1984. No closing agreement pursuant to Section 7121 of the Code (or any predecessor provision) or any similar provision of any state, local or foreign Law has been entered into by or with respect to any Acquired Company or any of their Assets and Properties.

        (f) No Acquired Company has agreed to or is required to make any material adjustment pursuant to Section 481(a) or 807(f)(1) of the Code (or any predecessor provision) by reason of any change in any accounting method or change in basis for determining the reserves of such company or otherwise, and no Acquired Company has any application pending with any taxing authority requesting permission for any changes in any accounting method or in the basis for determining reserves of any of them. Except as may apply to the industry generally, the IRS has not proposed any such adjustment or change in accounting method or in the basis of determining reserves of any of them.

        (g) No Acquired Company has been or is in material violation (or with notice or lapse of time or both, would be in violation) of any applicable Law relating to the payment or withholding of Taxes (including, without limitation, withholding of Taxes pursuant to Sections 1441 and 1442 of the Code or similar provisions under any foreign laws). Each Acquired Company has duly and timely withheld in all material respects from employee salaries, wages and other compensation and paid over to the appropriate taxing authorities all amounts required to be so withheld and paid over for all periods under all applicable Laws.

        (h) Except as disclosed in Section 3.11(h) of the Company Disclosure Schedule, no Acquired Company is a party to, is bound by, or has any obligation under, any tax allocation agreement, tax sharing agreement, or tax indemnification agreement.

        (i) No Acquired Company has made any direct, indirect or deemed distributions that have been or to the Knowledge of Company, could be taxed under Section 815 of the Code.

        (j) For any open tax years, all ceding commission expenses paid or accrued by Company Insurance Subsidiaries in connection with any reinsurance arrangement or Contract or transaction have been capitalized and amortized over the life or lives of such reinsurance arrangement or Contract in accordance with the decision of the United States Supreme Court in COLONIAL AMERICAN LIFE INSURANCE COMPANY V. COMMISSIONER OF INTERNAL REVENUE, 109 S.Ct. 240 (1989) or, in the case of any such expense incurred on or after September 30, 1990, in accordance with Sections 848 and 197 of the Code.

        (k) No material Liabilities have been proposed in connection with any audit or other proceeding by any U.S. or foreign court, governmental or regulatory authority, or similar person with respect to any Taxes due from any Acquired Company or Tax Return filed by or relating to any Acquired Company, other than those that are disclosed in Section 3.11(k) of the Company Disclosure Schedule which are being contested in good faith and adequate reserves therefor have been established in the Acquired Companies books and records.

        (l) Each reserve item with respect to each Acquired Company set forth in its respective 1996 Federal income tax return was determined in all material respects in accordance with Section 807 of the Code or other applicable Code Sections, and has been consistently applied with respect to the filing of the Federal income tax returns for all years through December 31, 1995 for which the statute of limitations has not expired, and will be consistently applied for any Tax Return filed on or prior to the Closing Date.

        (m) As of December 31, 1996, no Acquired Company had and during the period from December 31, 1996 through the Closing Date will have, any Tax Liability in respect of Taxes to any stockholder of the Company or any of such stockholder's Affiliates that resulted or will result from a transaction with an Affiliate prior to the Closing Date that would require payment after December 31, 1996.

        (n) The Company Insurance Subsidiaries satisfy the definition of life insurance company under Section 816 of the Code.

        (o) All material elections with respect to Federal income Taxes affecting the Acquired Companies are set forth in Section 3.11(o) of the Company Disclosure Schedule.

        (p) Except as set forth in Section 3.11(p) of the Company Disclosure Schedule, there is no valid power of attorney given by or binding upon any of the Acquired Companies with respect to Taxes for any period for which the statute of limitations (including any waivers or extensions) has not yet expired.

        (q) There are no intercompany transactions within the meaning of Treasury Regulations section 1.1502-13 for which gain has been deferred, and there are no excess loss accounts as described in Treasury Regulations section 1.1502-19 that exist with respect to any of the Acquired Companies.

        (r) None of the Acquired Companies is a party to or otherwise subject to any arrangement entered into in anticipation of the Closing and not required by this Agreement, (i) having the effect of or giving rise to the recognition of a deduction or loss before the Closing Date, and a corresponding recognition of taxable income or gain after the Closing Date, or (ii) that would reasonably be expected to have the effect of or give rise to the recognition of taxable income or gain by any Acquired Company after the Closing Date without the receipt of or entitlement to a corresponding amount of cash.

        (s) Section 3.11(s) of the Company Disclosure Schedule sets forth the amount of any existing policyholders surplus account and shareholders surplus account with respect to the Acquired Companies within the meaning of
    Section 815 of the Code.

        (t) Except for federal income Tax Returns, the Acquired Companies do not file or join in filing any consolidated, unitary, combined or similar Tax Returns with any corporation.

        (u) None of the Acquired Companies has requested any extension of time within which to file any Tax Return, which Tax Return has not since been filed.

        (v) The Company has filed, as a common parent corporation of an "AFFILIATE GROUP" (within the meaning of Section 1504(a) of the Code) a consolidated return for federal income tax purposes on behalf of itself and each other Acquired Company which is an "INCLUDIBLE CORPORATION" (within the meaning of Section 1504(b) of the Code). The Company and each of the Acquired Companies have not been members of any other affiliated group of corporations within the meaning of Section 1504 of the Code.

        (w) The Company is not and has not been a United States real property holding company (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(ii) of the Code.

        (x) All transactions which could give rise to a substantial understatement of federal income tax (within the meaning of Section 6662(d) of the Code) were adequately disclosed (or, with respect to Tax Returns filed before the Closing will be adequately disclosed) on the Tax Returns required in accordance with Section 6662(d)(2)(B) of the Code.

    SECTION 3.12 LITIGATION. Except as disclosed in the Company's Annual Report on Form 10-K for the Fiscal Year ended December 31, 1996 (the "COMPANY 10-K") or in Section 3.12 of the Company Disclosure Schedule:

        (a) There are no actions, suits, investigations or pending, or, to the Knowledge of Company, threatened, against any Acquired Company or its Assets and Properties, at law or in equity, in, before, or by any Person that individually or in the aggregate have or would reasonably be expected to have a Material Adverse Effect on the Company; and no event, fact or circumstance has arisen or occurred (other than claims for benefits under insurance policies and annuities in force) Known to the Company that would likely result in the commencement of any action, suit, proceeding or investigation, against any Acquired Company or any of its Assets and Properties, at law or in equity, in, before, or by any Person that individually involves a claim or claims for any injunction or similar relief or for damages exceeding $250,000 or an unspecified amount of damages, or that individually or in the aggregate have or would reasonably be expected to have a Material Adverse Effect on such Acquired Company.

        (b) There are no writs, judgments, decrees or similar orders of any Governmental Entity with competent jurisdiction outstanding against any Acquired Company that individually exceed $100,000 or that individually or in the aggregate have or would reasonably be expected to have a Material Adverse Effect on the Company.

        (c) There is no suit, action or proceeding before any Governmental Entity with competent jurisdiction pending, or, to the Knowledge of the Company, threatened, against any Acquired Company that expressly seeks to prevent or delay in any material respect the consummation of the Merger or the transactions contemplated by this Agreement.

    SECTION 3.13  COMPLIANCE WITH LAWS; REGULATORY FILINGS.

        (a) To the Knowledge of the Company, the business of the Acquired Companies is being conducted in compliance in all material respects with all applicable Laws, including, without limitation, all insurance laws, ordinances, rules, regulations, decrees and orders of any Governmental Entity, and all material notices, reports, documents and other information required to be filed thereunder within the last three years were properly filed in all material respects and were in compliance in all material respects with such laws.

        (b) Each Acquired Company has all material permits and insurance and other licenses, franchises, approvals, authorizations, exemptions, classifications, certificates, registrations, and similar documents (each of which, a "PERMIT") in each jurisdiction (as listed in Section 3.13(b) of the Company Disclosure Schedule) in which the Acquired Companies require Permits by virtue of the business conducted or the properties owned is required and which are necessary to conduct of its business as it is currently conducted. The business of the Acquired Companies has been and is being conducted in compliance, in all material respects, with all such Permits. To the Knowledge of the Company, all such Permits are in full force and effect, and there is no proceeding or investi-gation pending or threatened which would reasonably be expected to lead to the revocation, amendment, failure to renew, limitation, modification, suspension or restriction of any such Permit. No Acquired Company is operating under any formal or informal agreement or understanding with the regulatory authority of any state which restricts its authority to do business or requires any Acquired Company to take, or refrain from taking, any action otherwise permitted by law. No Acquired Company is a "COMMERCIALLY DOMICILED INSURER" for purposes of
    Section 1215.13 of the California Insurance Code.

        (c) The Acquired Companies have made available for inspection by Parent complete copies of all material registrations, filings and submissions made since January 1, 1995 by the Acquired Companies with any Governmental Entity and any material reports of examinations issued since January 1, 1995 by any such Governmental Entity that relate to the Acquired Companies. To the Knowledge of the Company, the Acquired Companies have filed all reports, statements, documents, registrations, filings or submissions required to be filed by any of them with any Governmental Entity, except where the failure to file, in the aggregate, would not have a Material Adverse Effect on the Company; and, to the Knowledge of the Company, all such reports, statements, documents, registrations, filings or submissions were in all material respects true, complete and accurate when filed.

        (d) To the knowledge of the Company, all outstanding insurance and annuity Contracts issued, reinsured or underwritten by the Company Insurance Subsidiaries are, to the extent required under applicable Laws in all material respects, on forms approved by the insurance regulatory authority of the jurisdiction where issued or have been filed with and not objected to by such authority within the period provided for objection, and have been filed or registered as required with all other applicable governmental authorities.

        (e) Neither the Company nor the Company Insurance Subsidiaries has received any information which would reasonably cause it to believe that the financial condition of any other party to any material reinsurance, coinsurance, or other similar Contracts with the Company is so impaired as to result in a default thereunder.

        (f) Except as set forth on Section 3.13 of the Company Disclosure Schedule, no Real Estate has been used for the storage, treatment, generation, transportation, manufacture, processing, handling, production, distribution, deposit, burial, use, or disposal of any Hazardous Substance except in compliance with Environmental Laws, no Acquired Company has any material liability arising out of or resulting from a Release of any Hazardous Substance on or from any Real Estate and each Acquired Company has complied in all material respects with all applicable Environmental Laws relating to Real Estate and the business, activities and processing respectively conducted thereon.

        (g) (i) Section 3.13(g) of the Company Disclosure Schedule contains a true and complete list of (A) each master or prototype (as well as any individually designed) pension, profit sharing, defined benefit, Code
    Section 401(k), and other retirement or employee benefit plan or Contract (including, but not limited to, simplified employee pension plans, Code
    Section 403(a), (b) and (c) annuities, Keogh plans, and individual retirement accounts and annuities) offered or sold by any Acquired Company to, or maintained or sponsored for the benefit of any employees of, any other Person, and (B) each determination letter relating to the creation or amendment of any such plan or

    Contract. Each such plan or Contract in all material respects conforms with, and has been offered, sold, maintained and sponsored in accordance with, all applicable Laws. No Acquired Company is a fiduciary with respect to any plan or Contract referenced in this Section 3.13.

            (ii) No Acquired Company provides administrative or other contractual services for any plan or Contract referenced in Section 3.13(g)(i), including, but not limited to, any third party administrative services for any Plan or Parent Plan (as defined in Section 3.14) which is an "EMPLOYEE WELFARE BENEFIT PLAN" within the meaning of Section 3(1) of ERISA.

            (iii) To the extent that any Acquired Company maintains any collective or commingled funds or accounts which restrict the Persons who may invest therein to tax-exempt entities or qualified plans, each such fund or account (of which a true and complete list and description is disclosed in Sec-tion 3.13 of the Company Disclosure Schedule) has been established, maintained and operated in accordance with all applicable Laws in all material respects, has maintained its tax-exempt status and has no non-qualified plans or trusts or other taxable entities investing within it.

            (iv) In addition to the representations and warranties contained in this Section 3.13 hereof, there are no claims pending, or (to the Knowledge of the Company) threatened against any Acquired Company or any of their respective Assets or Properties, under any fiduciary liability insurance policy issued by or to any of them that individually or in the aggregate has or would reasonably be expected to have a Material Adverse Effect on any Acquired Company.

        (h) No insurance contracts or insurance policies (including without limitation annuity contracts, variable annuity contracts, and modified guaranteed contracts) issued by the Company Insurance Subsidiaries fail to comply with the applicable provisions of Sections 72, 817, 817A, 7702 and 7702A of the Code.

        (i) The tax treatment under the Code of all insurance annuity of investment policies, plans or contracts; all financial products, employee benefit plans, individual retirement accounts or annuities; or any similar of related policy, contract, plan or product, whether individual, group or otherwise, issued or sold by the Company Insurance Subsidiaries is and at all times has been in all material respects the same or more favorable to the purchaser, policyholder or intended beneficiaries thereof as the tax treatment under the Code for which such contracts qualified or purported to qualify at the time of its issuance or purchase, except for changes resulting from changes to the Code effective after the date of such issuance or purchase. For purposes of this Section 3.13(i), the provisions of the Code relating to the tax treatment of such contracts shall include, but not be limited to, Sections 72, 79, 89, 101, 104, 105, 106, 125, 130, 401, 402,
    403, 404, 408, 412, 415, 419, 419A, 457, 501, 505, 817, 818, 7702 and 7702A
    of the Code.

    SECTION 3.14  BENEFIT PLANS; ERISA.

        (a) Each "EMPLOYEE BENEFIT PLAN" (as defined in Section 3(3) of ERISA), bonus, deferred compensation, stock option, stock purchase or other equity compensation plan, program or arrangement, each employment, termination or severance agreement or plan, incentive compensation or other agreement, whether written or oral, in each case, which is sponsored, maintained or contributed to or required to be contributed to by the Company or any other Acquired Company at any time during the seven-calendar year period immediately preceding the Closing Date for the benefit of employees or directors of the Company or any other Acquired Company or former employees or directors of the Company or any other Acquired Company (collectively, the "PLANS") is listed at Section 3.14(a) of the Company Disclosure Schedule. Except as may be required by applicable Law or regulatory action, neither the Company, nor any Acquired Company, nor any of their respective Affiliates, has any Contract, plan or commitment, whether legally binding or not, to create any additional Plan or to modify or change any existing Plan.

        (b) With respect to each Plan, the Company has made available to, or delivered or caused to be delivered to, Parent and its counsel true and complete copies of the following documents, as applicable, for each respective Plan: (i) all Plan documents, with all amendments thereto or, if the Plan is not a written Plan, a description thereof; (ii) the current summary plan description with any applicable summaries of material modifications thereto as well as any other material employee communications; (iii) all current trust agreements and/or other documents establishing Plan funding arrangements; (iv) the most recent IRS determination letter and, if a request for such a letter has been filed and is currently pending with the IRS, a copy of such filing; (v) the three most recently prepared IRS Forms 5500; (vi) the most recently prepared financial statements; and (vii) all material related to contracts, service provider agreements and investment management and investment advisory agreements.

        (c) Except as disclosed at Section 3.14(c) of the Company Disclosure Schedule and except for the Financial Benefit Group, Inc. Employee Stock Ownership Plan (the "FBGESOP"), each Plan is in material compliance with applicable Law, including but not limited to ERISA and the Code, and has been administered and operated in all material respects in accordance with such applicable Law and the terms of the Plan. Except for the FBGESOP, each Plan which is intended to be "QUALIFIED" within the meaning of Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service and no event has occurred and no condition exists which could reasonably be expected to result in the revocation of any such determination. Other than with respect to those matters (the "FBGESOP MATTERS") that have been specifically disclosed to the IRS in writing in connection with the Company's application, dated as of July 1996, under the Employee Plan Closing Agreement Program ("CAP"), the FBGESOP is qualified under Section 401 of the Code. The Company anticipates finalizing a closing agreement pursuant to the requirements of Rev. Proc. 94-16 to the effect that (x) the total non-deductible sanction payable as a result of the tax qualification defects in the FBGESOP will not exceed $10,000, and (y) provided that the Company corrects the defects in the FBGESOP, the IRS will treat the FBGESOP as tax-qualified and in compliance with the requirements of Section 401(a) of the Code. Except as disclosed at Section 3.14(c) of the Company Disclosure Schedule, other than with respect to the FBGESOP Matters, all trusts maintained under the Plans are exempt from taxation under Section 501(a) of the Code.

        (d) Except as disclosed at Section 3.14(d) of the Company Disclosure Schedule, no Plan is or has been covered by Section 302 or Title IV of ERISA or is or has been subject to the minimum funding requirements of Section 412 of the Code. No liability has been, or could reasonably be expected to be, incurred under Title IV of ERISA (other than for benefits payable in the ordinary course of PBGC insurance premiums) or Section 412(f) or (n) of the Code by any entity required to be aggregated with the Company or any other Acquired Company pursuant to Section 4001(b) of ERISA and/or Section 414(b) or (c) of the Code (and the regulations promulgated thereunder) with respect to any "EMPLOYEE PENSION BENEFIT PLAN" (as defined in Section 3(2) of ERISA) which is not a Plan.

        (e) Full payment has been made of all amounts which the Company or any other Acquired Company were required under the terms of the Plans to have paid as contributions to such Plans on or prior to the date hereof (excluding any amounts not yet due).

        (f) Except as disclosed at Section 3.14(f) of the Company Disclosure Schedule, neither the Company nor any other Acquired Company nor any other "DISQUALIFIED PERSON" or "PARTY IN INTEREST" (as defined in Section 4975(e)(2) of the Code and Section 3(14) of ERISA, respectively) has engaged in any transaction in connection with any Plan that could reasonably be expected to result in the imposition of a material penalty pursuant to
    Section 409 of ERISA or a Tax pursuant to Section 4975(a) of the Code. Except as disclosed at Section 3.14(f) of the Company Disclosure Schedule, no Plan or related trust owns any securities in violation of Section 407 of ERISA.

        (g) No Plan provides medical, surgical, hospitalization, death or similar benefits (whether or not insured) for employees or former employees of the Acquired Companies or any Subsidiary for periods extending beyond their retirement or other termination of service, other than (i) coverage mandated by applicable Law, (ii) death benefits under any "PENSION PLAN," or
    (iii) benefits the full cost of which is borne by the current or former employee (or his beneficiary).

        (h) To the Knowledge of the Company, each Plan subject to the requirements of Section 601 of ERISA has been operated in material compliance therewith.

        (i) Except as disclosed at Section 3.14 of the Company Disclosure Schedule, neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will (x) entitle any current or former director, employee or officer of the Company or any other Acquired Company to severance pay, unemployment compensation or any other payment, except as expressly provided in this Agreement, or (y) accelerate the time of payment or vesting, or increase the amount of compensation due any such director, employee or officer.

        (j) Except as disclosed at Section 3.14(j) of the Company Disclosure Schedule, no liability, claim, investigation, audit, action or litigation has been incurred, made, commenced or, to the Knowledge of the Company, is threatened or anticipated, by or against the Company or any other Acquired Company with respect to any Plan (other than for benefits payable in the ordinary course).

    SECTION 3.15 PROPERTIES. Except as disclosed in Section 3.15 of the Company Disclosure Schedule (with the paragraph references specified below):

        (a) Each of the Acquired Companies:

             (i) has good and valid title to all of its properties, assets and other rights that do not constitute real property, free and clear of all Liens;

            (ii) owns, has valid leasehold interests in or valid contractual rights to use, all of the assets, tangible and intangible, used by, or necessary for the conduct of, its business, except where the failure to have such valid ownership, interests or rights do not, individually or in the aggregate, have a Material Adverse Effect on the Company;

            (iii) owns and has good and marketable title in fee simple to the real property owned by such party, free and clear of all Liens; and

            (iv) has good and valid rights of ingress and egress to and from all the real property owned or leased by such party.

        (b) Each Acquired Company has the nonexclusive right to use, free and clear of any royalty or other payment obligations, claims of infringement or alleged infringement Known to the Company, or other Liens:

             (i) all marks, names, trademarks, service marks, patents, patent rights, assumed names, logos, trade secrets, copyrights, trade names, and service marks that are used in the conduct of its business, operations, or affairs (of which a true and complete list and description has been made available to Parent); and

            (ii) all material computer software, programs, and similar systems owned by or licensed to such Acquired Company or used in the conduct of its business, operations, or affairs (of which a true and complete list and description). To the Company's Knowledge, no Acquired Company is in conflict with or in violation or infringement of, nor has any Acquired Company received any notice of any conflict with or violation or infringement of or any claimed conflict with any asserted rights of any other Person with respect to any intellectual property or any material computer software, programs, or similar systems.

    SECTION 3.16  INVESTMENTS.

        (a) The Statutory Financial Statements of the Company set forth a list, which list is accurate and complete in all material respects, of all securities, mortgages and other investments (collectively, the "COMPANY INVESTMENTS") owned by the Company Insurance Subsidiaries as of December 31, 1996, together with the cost basis, book or amortized value, as the case may be, as of

    December 31, 1996. Section 3.16(a) of the Company Disclosure Schedule sets forth a list, which list is accurate and complete in all material respects, of all Company Investments by Company Insurance Subsidiaries at June 30, 1997. All transactions in Company Investments by each of the Company Insurance Subsidiaries from June 30, 1997 to the date hereof have complied in all material respects with the investment policies of such Company Insurance Subsidiary and all applicable insurance laws and regulations.

        (b) Except as set forth in the Statutory Financial Statements of the Company, the Company Insurance Subsidiaries have good and marketable title to the Company Investments listed in the Statutory Financial Statements of the Company or acquired in the ordinary course of business since June 30, 1997, other than with respect to those Company Investments which have been disposed of in the ordinary course of business or as contemplated by this Agreement or redeemed in accordance with their terms since such date and other than Permitted Liens or with respect to statutory deposits which are subject to certain restrictions on transfer.

    SECTION 3.17 CONTRACTS. Section 3.17 of the Company Disclosure Schedule (with paragraph references corresponding to those set forth below) contains a true and complete list of each of the following Contracts or other documents or arrangements (true and complete copies, or, if none, written descriptions, of which have been made available to Parent, together with all amendments thereto) to which any of the Acquired Companies is a party or by which any of the Assets and Properties of any of the Acquired Companies is bound:

        (a) All employment, agency, consultation, contracts for services or other Contracts of any type (except insurance and annuity Contracts or Plans including, without limitation, loans or advances) with any present Company Employee, if there exists any present or future liability with respect to such Contract, whether now existing or contingent) other than (i) Contracts terminable without penalty or other Liability upon 30 days or less notice,
    (ii) Contracts with consultants and similar representatives who do not receive compensation of $100,000 or more per year, (iii) employment or agency Contracts not containing terms which are unduly burdensome to any of the Acquired Companies with agents who do not receive compensation of $100,000 or more per year, and (iv) agency Contracts not on the standard form, copies of which have been made available to Parent;

        (b) All Contracts with any Person containing any provision or covenant limiting the ability of any Acquired Company to engage in any line of business or to compete with or to obtain products or services from any Person or is a party thereto, limiting the ability of any Person to compete with any Acquired Company;

        (c) All material partnership, joint venture, profit-sharing, or similar Contracts with any Person except for any such arrangement disclosed in the December 31, 1996 Annual Statement (and the notes thereto) and Plans;

        (d) All Contracts relating to the borrowing of money by any Acquired Company or to the direct or indirect guarantee by any Acquired Company of any obligation for borrowed money in excess of $500,000 in the aggregate or any other Liability in respect of indebtedness of any other Person, including without limitation any Contract relating to (i) the maintenance of compensating balances that are not terminable by the Acquired Company without penalty or other Liability upon not more than 60 calendar days' notice, (ii) any line of credit or similar facility, (iii) the payment for property, products, or services of any other Person even if such property, products, or services not conveyed, have not yet been delivered, or rendered, or (iv) the obligation to take-or-pay, keep-well, make-whole, or maintain surplus or earnings levels or perform other financial ratios or requirements; and Section 3.17(d) of the Company Disclosure Schedule contains a true and complete list of any requirements for consents or approvals of creditors needed for the Company to consummate the transactions contemplated hereby;

        (e) All leases or subleases of real property used in the business, operations, or affairs of the Company, and all other material leases, subleases, or rental or use Contracts for which the Company is liable;

        (f) All Contracts relating to the future disposition or acquisition of any material Assets or Properties of any Person or of any interest in any business enterprise (other than the disposition or acquisition of material Assets or Properties (including Company Investments) in the ordinary course of business and consistent with past practice);

        (g) All Contracts or arrangements (including without limitation those relating to allocation of expenses, personnel, services, or facilities) with any Company Affiliate involving annual payments of more than $100,000;

        (h) All material reinsurance, coinsurance, or other similar Contracts, and all trust agreements or other security agreements related thereto, indicating, with respect to each group of such Contracts (by reinsurer or coinsurer) or security agreement, the information required to be disclosed in Schedule S of an Annual Statement;

        (i) All outstanding proxies, powers of attorney, or similar delegations of authority, except for powers of attorney for the service of process pursuant to applicable insurance or corporate Laws;

        (j) All Contracts for the provision of administrative services by or to any Acquired Company;

        (k) All material Contracts for any product, service, equipment, facility, or similar item (other than insurance and annuity Contracts and other than reinsurance, coinsurance, and other similar Contracts) that by their respective terms do not expire or terminate or are not terminable by an Acquired Company, without penalty or other Liability, within three months after March 31, 1998; and

        (l) All other Contracts (other than insurance and annuity Contracts and Contracts terminable without penalty or other Liability upon 90 days or less notice) not otherwise disclosed in the Company Disclosure Schedule that involve the payment or potential payment, pursuant to the terms of such Contracts, by or to any of the Acquired Companies of more than $250,000 individually or $500,000 in the aggregate or that are otherwise material to the Company.

    Each Contract disclosed or required to be disclosed in the Company Disclosure Schedule pursuant to this Section 3.17, is in full force and effect and constitutes a valid, and binding obligation of any of the Acquired Companies and of each other Person that is a party thereto in accordance with its terms subject to equitable rights and the rights of creditors; and (to the Knowledge of the Company) none of the Acquired Companies nor any other party to such Contract has materially violated, breached or defaulted under any such Contract (or with or without notice or lapse of time or both, would be in material violation or breach of or default under any such Contract). Except as disclosed in Section 3.17 of the Company Disclosure Schedule and excluding Contracts that involve the payment or potential payment, pursuant to the terms of such Contracts, by or to any of the Acquired Companies of less than $100,000 or that are otherwise not material to the Company, none of the Acquired Companies is a party to or bound by any Contract that was not entered into in the ordinary course of business and consistent with past practice. None of the Acquired Companies is a party to or bound by any collective bargaining or similar labor Contract.

    SECTION 3.18 THREATS OF CANCELLATION. Except as disclosed in Section 3.18 of the Company Disclosure Schedule, since December 31, 1996, and to the Knowledge of the Company to June 30, 1997, no group of policyholder Affiliates or Persons writing, selling, or producing, either directly or through reinsurance assumed, insurance business that individually or in the aggregate for each such group or Person, respectively, accounted for 3% or more of the premium or annuity income of the Company Insurance Subsidiaries for the year ended December 31, 1996, has terminated or threatened to terminate its relationship with the Company Insurance Subsidiaries.

    SECTION 3.19 OPERATIONS INSURANCE. Section 3.19 of the Company Disclosure Schedule contains a true and complete list and description of all liability, property, workers compensation, directors and officers liability, and other similar insurance Contracts that insure the business, operations, or affairs of and Acquired Company or affect or relate to the ownership, use, or operations of any of their respective Assets and Properties and (a) that have been issued to such Acquired Company (including without limitation the names and addresses of the insurers, the expiration dates thereof, and the annual premiums and payment terms thereof) or (b) that are held by any Affiliate of the Company (including any stockholder of the Company) for the benefit of any Acquired Company following the Closing. All such insurance is in full force and effect and (to the Knowledge of the Company) is with financially sound and reputable insurers and, in light of the business, operations, and affairs of the Acquired Companies, is in amounts and provides coverage that are reasonable and customary for Persons in similar businesses.

    SECTION 3.20 RELATED PARTY TRANSACTIONS. Except for the transactions described in Section 3.20 of the Company Disclosure Schedule, all transactions involving the Acquired Companies that are required to be disclosed in the Company 10-K in accordance with Item 404 of Regulation S-K have been so disclosed, and to the knowledge of the Company, since December 31, 1996, none of the Acquired Companies has entered into any transactions that would be required to be disclosed in future public filings under the Exchange Act pursuant to such Item which have not already been disclosed in the Company SEC Reports filed prior to the date hereof.

    SECTION 3.21 BROKERS; SCHEDULE OF FEES AND EXPENSES. Goldman, Sachs & Co. ("GOLDMAN SACHS"), a copy of whose engagement agreement has been provided to Parent, and Bush-O'Donnell & Co., Inc. ("BUSH-O'DONNELL"), a copy of whose engagement agreement has been provided to Parent, are each entitled to fees from the Company in accordance with the provisions of said engagement agreements by virtue of the transactions contemplated hereby. Except for Goldman Sachs and Bush-O'Donnell, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of the Company who might be entitled to any fee or commission upon consummation of the transactions contemplated by this Agreement.

    SECTION 3.22 DISCLOSURE. To the Company's Knowledge, neither the representations and warranties set forth in this Article III nor any certificate required to be furnished by the Company to Parent or Sub in connection with this Agreement or the transactions contemplated hereby contains any untrue statement of a material fact concerning any of the Acquired Companies or omits to state a material fact concerning any of the Acquired Companies necessary to make the statements herein or therein not misleading in light of the circumstances in which they were made.

    SECTION 3.23 VOTING REQUIREMENTS. The approval and adoption of this Agreement by the holders of a majority of the outstanding shares of Company Common Stock (the "COMPANY STOCKHOLDER APPROVAL") is the only vote of the holders of any class or series of Company capital stock necessary to approve this Agreement and the transactions contemplated by this Agreement.

    SECTION 3.24  SEC DOCUMENTS; UNDISCLOSED LIABILITIES.

        (a) The Company has filed all required reports, forms and other documents with the SEC since January 1, 1995 (the "COMPANY SEC DOCUMENTS"). As of its date, each Company SEC Document complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Documents. To the Company's Knowledge, none of the Company SEC Documents contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent that such statements have been modified or superseded by a later filed Company SEC Document.

        (b) The consolidated financial statements of the Company included in the Company SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods indicated (except as may be indicated in the notes filed as a part thereof) and fairly present, in all material respects, the consolidated financial position of the Company as of the dates thereof and the consolidated results of its operations and cash flows for the respective periods indicated therein (subject, in the case of unaudited statements, to normal year-end audit adjustments). Except as set forth in the Filed Company SEC Documents, neither the Company nor any other Acquired Company has any Liabilities required by GAAP to be set forth on a consolidated balance sheet of the Company and the consolidated other Acquired Companies or in the notes filed as a part thereof (other than policyholder benefits payable in the ordinary course of business and consistent with past practice) against, relating to, or affecting any Acquired Company as of June 30, 1997 exceeding $1 million in the aggregate. None of the Acquired Companies (other than the Company) is independently subject to the informational reporting requirements of Section 13 of the Exchange Act.

    SECTION 3.25 INFORMATION SUPPLIED. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in (i) the registration statement on Form S-4 (or such other form as deemed appropriate) to be filed with the SEC by Parent in connection with the issuance of Parent Common Stock in the Merger (the "FORM S-4") will, at the time the Form S-4 is filed with the SEC, at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, or (ii) the Proxy Statement will, at the date the Proxy Statement is first mailed to the Company's stockholders and Parent's stockholders or at the time of the Company Special Meeting and the Parent Special Meeting (as defined in Section 7.01(c)), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder, except that no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent or Sub for inclusion or incorporation by reference in the Proxy Statement.

    SECTION 3.26 OPINION OF FINANCIAL ADVISOR. The Board of Directors of the Company has received the written opinion of Goldman Sachs, dated the date of this Agreement, that, as of such date, the Merger Consideration is fair from a financial point of view to the Company's stockholders, a signed copy of which has been delivered to Parent.

    SECTION 3.27 STATE TAKEOVER STATUTE. The Merger is not a "CONTROL SHARE ACQUISITION" subject to the provisions of the Kansas Control Share Acquisition Act (KSA 17-1286 ET SEQ.), as such term is defined by such Act.

    SECTION 3.28 INDENTURE. The Company is in compliance with all covenants set forth in the Indenture pursuant to which the Company Convertible Debentures were issued, and no Fundamental Change (as defined in the Indenture) has occurred or will occur as a result of the consummation of the Merger. The Company Board of Directors has adopted resolutions authorizing the redemption of the Company Convertible Debentures pursuant to Section 1102 of the Indenture. For the 20 consecutive Trading Days (as defined in the Indenture) ended September 19, 1997, the average closing price of the Company Common Stock has exceeded 135% of the Conversion Price (as defined in the Indenture). The Company Convertible Debentures may be redeemed pursuant to Section 1102 of the Indenture provided that notices of redemption (the "REDEMPTION NOTICES") with respect thereto are given prior to September 26, 1997.

    SECTION 3.29. CERTAIN COMPANY INFORMATION. No IMO doing business with any of the Company Insurance Subsidiaries produced more than 5%, and no individual agent of the Company Insurance Subsidiaries produced more than 1%, of the premiums written by the Company Insurance Subsidiaries, neither (i) during the period beginning January 1, 1997 through the date hereof (except as disclosed in Section 3.29(b) of the Company Disclosure Schedule) nor (ii) from the date hereof to the Closing Date (except as disclosed by the Company to Parent in writing prior to Closing).

                                   ARTICLE IV
               REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB.

    Parent and Sub each jointly and severally represent and warrant to the Company that, as of the date hereof and the Closing Date:

    SECTION 4.01 ORGANIZATION, STANDING AND CORPORATE POWER. Parent and Sub are each corporations duly organized, validly existing and in good standing under the laws of the states of Iowa and Kansas, respectively, and have the requisite power and authority to carry on its business as now being conducted. Parent and Sub are duly qualified to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, other than in such jurisdictions where the failure to be so qualified (individually or in the aggregate) would not reasonably be expected to have a Material Adverse Effect on Parent. Parent and Sub have each made available to the Company complete and correct copies of their respective Articles of Incorporation and By-Laws and, to the extent requested by the Company, the certificates of incorporation and by-laws or comparable organization documents of each of the "SIGNIFICANT SUBSIDIARIES" within the meaning of Rule 1-02 of Regulation S-X of the SEC of Parent (the "PARENT SUBSIDIARIES"), in each case as amended to the date of this Agreement. Neither Parent nor Sub is in violation of any provision of its Articles of Incorporation or By-Laws, except to the extent that such violations would not, individually or in the aggregate, have a Material Adverse Effect on Parent.

    SECTION 4.02 SUBSIDIARIES OF PARENT. Section 4.02 of the Parent Disclosure Schedule lists each Parent Subsidiary and the ownership or interest therein of Parent as of the date hereof. Except as set forth in Section 4.02 of the Parent Disclosure Schedule, all the outstanding shares of capital stock of each Parent Subsidiary have been validly issued and are fully paid and nonassessable and are owned by the Parent or by another Parent Subsidiary, free and clear of all Liens.

    SECTION 4.03 AUTHORITY OF PARENT AND SUB. Each of Parent and Sub has all requisite corporate power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated by this Agreement, subject to the conditions set forth in this Agreement. The Board of Directors of the Parent and the Sub, respectively, has unanimously approved this Agreement and the transactions contemplated hereby and the Board of Directors of Parent has resolved to recommend to the stockholders of Parent that they approve the issuance of the Parent Common Stock in connection with the Merger. The execution and delivery of this Agreement by the Parent and Sub and the consummation by the Parent and Sub of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of the Parent and Sub, respectively, subject to Parent Stockholder Approval. This Agreement has been duly executed and delivered by the Parent and Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a valid and binding obligation of the Parent and Sub, enforceable against the Parent and Sub in accordance with its terms, except to the extent that (a) enforcement may be limited by or subject to any bankruptcy, insolvency, reorganization, moratorium, or similar Laws now or hereafter in effect relating to or limiting creditors' rights generally and (b) the remedy of specific performance and injunctive and other forms of equitable relief are subject to certain equitable defenses and to the discretion of the court or other similar Person before which any proceeding therefor may be brought.

    SECTION 4.04  NO CONFLICTS OR VIOLATIONS.  Except as set forth in Section
4.04 of the Parent Disclosure Schedule, the execution and delivery of this Agreement by Parent and by Sub do not, and the performance by Parent and by Sub of their respective obligations under this Agreement will not:

        (a) violate any term or provision of any applicable Law or any writ, judgment, decree, injunction, or similar order naming Parent or Sub and Known to Parent or Sub;

        (b) conflict with or result in a violation or breach of any of the provisions of the articles or certificate of incorporation or by-laws of Parent or Sub;

        (c) result in the creation or imposition of any Lien upon Parent or Sub or any of their respective Assets and Properties;

        (d) conflict with or result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default under, or give to any Person any right of termination, cancellation, acceleration, or modification in or with respect to, any Contract to which Parent or Sub is a party or by which any of their respective Assets or Properties may be bound (other than pursuant to the Revolving Credit and Term Loan Agreement, dated as of December 11, 1996, among Parent, certain signatory Banks thereto and The Chase Manhattan Bank (the "PARENT CREDIT AGREEMENT"); or

        (e) require Parent or Sub to obtain any other consent, approval, or action of, or make any filing with or give any notice to, any Person (including pursuant to any Laws);

except (i) as contemplated or disclosed in Sections 4.03, 4.04 and 4.05 hereof or the sections of the Parent Disclosure Schedule relating thereto, and (ii) those violations, conflicts, Liens, breaches, defaults and rights which do not individually or in the aggregate with any other such matters, have a Material Adverse Effect on the Parent or Sub.

    SECTION 4.05 NO CONSENTS. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Parent, Sub or any other Parent Subsidiary in connection with the execution and delivery of this Agreement by Parent or Sub, as the case may be, or the consummation by Parent or Sub, as the case may be, of the transactions contemplated by this Agreement, except for (i) the filing of a premerger notification and report form by Parent, the Company and Sub under the HSR Act, (ii) the filing with the SEC of the Proxy Statement and the Form S-4,
(iii) the filing of the Certificate of Merger with the Kansas Secretary of State and appropriate documents with the relevant authorities of other states in which Parent is qualified to do business, (iv) such as may be required by any applicable state securities or "BLUE SKY" laws, (v) such filings, consents or approvals with or from the Iowa Insurance Commission and such other state insurance commissions and similar agencies as may be required in connection with this Agreement and the transactions contemplated by this Agreement, (vi) such filings with the Nasdaq as may be required in connection with this Agreement and the transactions contemplated by this Agreement, (vi) those that may be required solely by reason of the Company's (as opposed to any other third party's) participation in the Merger and the other transactions contemplated by this Agreement, and (vii) such other consents, approvals, orders, authorizations, registrations, declarations and filings, (x) as may be required under the laws of any foreign country in which Parent or any Parent Subsidiary conducts any business or owns any property or assets, (y) as are set forth in Section 4.05 of the Parent Disclosure Schedule or (z) that, if not obtained or made, would not, individually or in the aggregate, have a Material Adverse Effect on Parent.

    SECTION 4.06 BOOKS AND RECORDS. The corporate minute books of Parent, Sub and each Parent Subsidiary are complete and accurate in all material respects and have been made available to the Company.

    SECTION 4.07  SEC DOCUMENTS; UNDISCLOSED LIABILITIES.

    (a) Parent has filed all required reports, forms and other documents with the SEC since January 1, 1997 (the "PARENT SEC DOCUMENTS"). As of its date, each Parent SEC Document complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Parent SEC Documents. To Parent's Knowledge, none of the Parent SEC Documents contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent that such statements have been modified or superseded by a later filed Parent SEC Document.

    (b) The consolidated financial statements of the Parent included in the Parent SEC Documents complies as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with United States generally accepted accounting principles (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods indicated (except as may be indicated in the notes thereto) and fairly present, in all material respects, the consolidated financial position of the Parent as of the dates thereof and the consolidated results of its operations and cash flows for the respective periods indicated therein (subject, in the case of unaudited statements, to normal year-end audit adjustments). Except as set forth in the Filed Parent SEC Documents (as defined in Section 4.09) or in Section 4.07 of the Parent Disclosure Schedule, neither the Parent nor any Parent Subsidiary has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by generally accepted accounting principles to be set forth on a consolidated balance sheet of the Parent and the consolidated Parent Subsidiaries or in the notes filed as a part thereof and which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Parent.

    (c) None of the Parent Subsidiaries is independently subject to the informational reporting requirements of the Exchange Act.

    SECTION 4.08 INFORMATION SUPPLIED. None of the information supplied or to be supplied by Parent or Sub for inclusion or incorporation by reference in (i) the Form S-4 will, at the time the Form S-4 is filed with the SEC, at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, or (ii) the Proxy Statement will, at the date the Proxy Statement is first mailed to the Company's stockholders and Parent's stockholders or at the time of the Company Special Meeting and the Parent Special Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Form S-4 will comply as to form in all material respects with the requirements of the Securities Act and Exchange Act and the rules and regulations promulgated thereunder, except that no representation or warranty is made by Parent or Sub with respect to statements made or incorporated by reference therein based on information supplied by the Company for inclusion or incorporation by reference in the Form S-4.

    SECTION 4.09 ABSENCE OF CERTAIN CHANGES. Except as disclosed in the Parent SEC Documents filed and publicly available prior to the date of this Agreement (the "FILED PARENT SEC DOCUMENTS"), or as set forth in Section 4.09 of the Parent Disclosure Schedule, from December 31, 1996 to the date of this Agreement, Parent has conducted its business only in the ordinary course and there has not been, occurred or arisen:

        (a) any change in, or any event (including without limitation any damage, destruction, or loss whether or not covered by insurance), condition, or state of facts of any character that individually or in the aggregate has or would reasonably be expected to have a Material Adverse Effect on the Parent;

        (b) any declaration, setting aside, or payment of any dividend (other than Parent's regular quarterly dividend) or other distribution in respect of the capital stock of Parent or Sub or any direct or indirect redemption, purchase or other acquisition by Parent of any such stock or of any interest in or right to acquire any such stock;

        (c) any amendment, termination, waiver, disposal or lapse of, or other failure to preserve, or regulatory agreement with respect to any Permit of the Parent or any Parent Subsidiary the result of which individually or in the aggregate has or would reasonably be expected to have a Material Adverse Effect on the Parent; or

        (d) any binding agreement for the sale, merger or transfer of Parent or any Parent Subsidiary or substantially all of the assets or business thereof.

    SECTION 4.10  CAPITALIZATION.

        (a) The authorized capital stock of Parent consists of 145,000,000 shares, of which 75,000,000 shares are shares of Series A Common Stock, no par value, of Parent ("PARENT COMMON STOCK"), 45,000,000 shares are shares of Series B Common Stock, no par value, of Parent common stock ("SERIES B COMMON STOCK") and 20,000,000 shares of preferred stock, ("PARENT PREFERRED STOCK"). As of September 1, 1997, there were outstanding 18,155,989 shares of Parent Common Stock, 5,000,000 shares of Series B Common Stock, no shares of Parent Preferred Stock and Parent Options to purchase 664,000 shares of Parent Common Stock.

        (b) All outstanding shares of capital stock of Parent and each Parent Subsidiary have been duly authorized and validly issued and are fully paid and nonassessable and all outstanding shares of capital stock of Parent are free of preemptive rights. Except as set forth in this Section 4.10, as of the date of this Agreement, there are outstanding (i) no other shares of capital stock or other voting securities of Parent, (ii) no securities of Parent convertible into or exchangeable for shares of capital stock or voting securities of Parent and (iii) no other options or other rights to acquire from Parent, and no obligation of Parent to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of Parent. All shares of Parent Common Stock that are subject to issuance pursuant to the Merger, upon issuance pursuant to this Agreement, will be duly authorized, validly issued, fully paid and nonassessable.

        (c) As of the date of this Agreement, the authorized capital stock of Sub consists of 100 shares of common stock, par value $0.01 per share, all of which have been validly issued, are fully paid and nonassessable and are owned by Parent free and clear of any Lien.

    SECTION 4.11  FINANCIAL STATEMENTS.

        (a) Parent has made available to the Company true and complete copies of the following financial statements (the "PARENT FINANCIAL STATEMENTS"):

             (i) audited (A) annual GAAP Statements for Parent and (B) Annual Statements for AmerUs Life Insurance Company, (the "PARENT INSURANCE SUBSIDIARY"), for each of the years ended December 31, 1994, 1995, and 1996, including all the notes thereto (or such shorter period as such entity has existed); and

            (ii) unaudited (A) quarterly GAAP Statements for Parent and (B) Quarterly Statements for the Parent Insurance Subsidiaries, for each of the first three quarters of each of 1995 and 1996, and the first two quarters of 1997, including all the notes thereto (or such shorter period as such entity has existed).

        (b) Each such Parent Financial Statement (and the notes thereto), and each GAAP Statement and Quarterly Statement made available by Parent pursuant to Section 4.11(a), including without limitation each balance sheet and each of the statements of operations, capital and surplus account, and cash flow contained therein was prepared in accordance with SAP ("SAP STATEMENTS") or GAAP ("GAAP STATEMENTS"), respectively, except as may be otherwise indicated in notes filed as a part thereof, as the case may be, presents fairly in all material respects, the financial condition and results of operations and cash flows of the Parent and its consolidated subsidiaries or the Parent Insurance Subsidiaries, as the case may be, as of the respective dates thereof or for the respective periods presented therein, subject, in the case of quarterly statements, to normal year end adjustments. Each SAP Statement complied in all material respects with all applicable Laws when filed with the applicable insurance regulatory authority, and any deficiencies known to Parent with respect to any such SAP Statement have been cured or corrected to the satisfaction of such insurance regulatory authority.

        (c) Except as indicated on Section 4.11 of the Parent Disclosure Schedule, Parent has not received written notice from the Iowa Commissioner of Insurance ("ICI") asserting any deficiency with respect to such SAP Statements.

        (d) Since June 30, 1997, the Parent Insurance Subsidiaries have filed all reports and other filings, together with any amendments required to be made with respect thereto, that it has been required to file with state insurance regulatory authorities (the "PARENT INSURANCE SUBSIDIARIES FILINGS"), and all of the Parent Insurance Subsidiaries Filings prior to the date hereof complied, and all such filings made hereafter prior to the Effective Time will comply, in all material respects with applicable insurance laws, rules and regulations, and, except as disclosed in Section
    4.11 of the Parent Disclosure Schedule, there are no material open or unresolved issues which were raised by any insurance or securities regulatory authority and brought to the attention of the Parent by such regulatory authority with respect to any of such filings.

        (e) Except where such would not reasonably be expected to have a Material Adverse Effect on Parent, (i) Parent has no reason to believe that any material amount recoverable pursuant to Reinsurance Agreements is not fully collectible in due course, and (ii) Parent Insurance Subsidiaries are entitled to take full credit in their SAP Statements pursuant to applicable insurance laws, rules and regulations for such reinsurance, coinsurance or excess insurance ceded pursuant to any such Reinsurance Agreement.

    SECTION 4.12  RESERVES.

        (a) All Reserve Liabilities as established or reflected in the SAP Statements of the Parent Insurance Subsidiaries were determined in accordance with generally accepted actuarial standards consistently applied, are fairly stated in accordance with sound actuarial principles, are based on actuarial assumptions that are in accordance with those called for by the provisions of the related insurance and annuity Contracts and in the related reinsurance, coinsurance and other similar Contracts of the Parent Insurance Subsidiaries, and meet in all material respects the requirements of the insurance Laws of its state of domicile. Adequate provision for all such Reserve Liabilities have been made (under generally accepted actuarial principles consistently applied) to cover the total amount of all reasonably anticipated matured and unmatured benefits, dividends, claims and other liabilities of the Company Insurance Subsidiaries under all insurance and annuity Contracts under which the Company Insurance Subsidiaries have any liability (including without limitation any liability arising under or as a result of any reinsurance, coinsurance or other similar Contract) on the respective dates of such SAP Statement based on then current information regarding interest earnings, mortality and morbidity experience, persistency and expenses. The Company Insurance Subsidiaries own assets that qualify as legal reserve assets under applicable insurance Laws in an amount at least equal to all such Reserve Liabilities; and

        (b) Adequate provision has been made for all estimated losses, settlements, costs and expenses from pending suits, actions and proceedings included in the December 31, 1996 Annual Statement and the latest Quarterly Statements, and the reserves and accrued Liabilities relating thereto were determined in accordance with SAP and Statement of Financial Accounting Standards No. 5 issued by the Financial Accounting Standards Board.

    SECTION 4.13 TAXES. Except as disclosed in Section 4.13 of the Parent Disclosure Schedule:

        (a) All Tax Returns required to be filed with respect to Parent and each Parent Subsidiary have been duly and timely filed, other than any Tax Returns the failure of which to timely file would not reasonably be expected to have a Material Adverse Effect on Parent. Except where failure to do so would not reasonably be expected to have a Material Adverse Effect on Parent
    (x) all such Tax Returns are true, correct and complete in all material respects and (y) each of Parent and each Parent Subsidiary (i) has duly and timely paid all Taxes that are shown as due, or claimed or asserted by any taxing authority to be due, from such company for the periods covered by such Tax Returns and have made all required estimated payments of Taxes sufficient to avoid any penalties for underpayment, or (ii) has duly provided for all such Taxes in the applicable financial statements, and in the SAP or GAAP Statements, in the case of Parent Insurance Subsidiaries.

        (b) Except where failure to do so would not reasonably be expected to have a Material Adverse Effect on Parent, with respect to any period or any portion thereof through the Closing for which Tax Returns have not yet been filed, or for which Taxes are not yet due or owing, Parent and each Parent Subsidiary has made due and sufficient current accruals for such Taxes in accordance with SAP in the case of Parent Insurance Subsidiaries or otherwise in accordance with GAAP, and such current accruals through the Closing are duly and fully provided for in the SAP or GAAP Statements of such company for the period then ended.

    SECTION 4.14 LITIGATION. Except as disclosed in the Parent Filed SEC Documents or in Section 4.14 of the Parent Disclosure Schedule:

        (a) There are no actions, suits, investigations or pending, or, to the Knowledge of Parent, threatened, against Parent or any Parent Subsidiary or its Assets and Properties, at law or in equity, in, before, or by any Person that individually or in the aggregate have or would reasonably be expected to have a Material Adverse Effect on the Parent.

        (b) There are no writs, judgments, decrees or similar orders of any Governmental Entity with competent jurisdiction outstanding against Parent or any Parent Subsidiary that individually exceed $100,000 or that individually or in the aggregate have or would reasonably be expected to have a Material Adverse Effect on the Parent.

    As of the date of this Agreement, except as disclosed in the Parent Filed SEC Documents, there is no suit, action or proceeding of any Governmental Entity with competent jurisdiction and pending, or, to the Knowledge of the Parent, threatened, against Parent or any Parent Subsidiary that expressly seeks to prevent or delay in any material respect the consummation of the Merger or the transactions contemplated by this Agreement.

    SECTION 4.15  COMPLIANCE WITH LAWS; REGULATORY FILINGS.

        (a) The business of Parent and the Parent Subsidiaries is being conducted in compliance in all respects with all applicable Laws, including, without limitation, all insurance laws, ordinances, rules, regulations, decrees and orders of any Governmental Entity, and all notices, reports, documents and other information required to be filed thereunder within the last three years were properly filed in all respects and were in compliance in all respects with such laws, except where the failure to do so would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect on Parent.

        (b) Except where the failure to do so would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect on Parent, (i) Parent and the Parent Subsidiaries have all Permits the use and exercise of which are necessary for the conduct of its business as now conducted, (ii) the business of Parent and the Parent Subsidiaries has been and is being conducted in compliance, in all material respects, with all such Permits, (iii) all such Permits are in full force and effect, and (iv) there is no proceeding or investigation pending or threatened which would reasonably be expected to lead to the revocation, amendment, failure to renew, limitation, suspension or restriction of any such Permit.

        (c) Parent and the Parent Subsidiaries have filed all reports, statements, documents, registrations, filings or submissions required to be filed by any of them with any Governmental Entity, and, to the Knowledge of Parent, all such reports, statements, documents, registrations, filings or submissions were in all material respects true, complete and accurate when filed except where the failure to file, in the aggregate, would not have a Material Adverse Effect on Parent.

        (d) Except as set forth on Section 4.15 of the Parent Disclosure Schedule, and except where such would not individually or in the aggregate, be reasonably expected to have a Material Adverse Effect and no Real Estate has been used for the storage, treatment, generation, transportation, manufacture, processing, handling, production, distribution, deposit, burial, use, or disposal of any Hazardous Substance except in compliance with Environmental Laws, neither Parent nor any Parent Subsidiary has any liability arising out of or resulting from a Release of any Hazardous Substance on or from any Real Estate and Parent and each Parent Subsidiary has complied in all material respects with all applicable Environmental Laws relating to Real Estate and the business, activities and processing respectively conducted thereon.

    SECTION 4.16 PROPERTIES. Except as disclosed in Section 4.16 of the Parent Disclosure Schedule and except where such would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect on Parent and each of the Parent Subsidiaries:

        (a) has good and valid title to all of its properties, assets and other rights that do not constitute real property, free and clear of all Liens, except for Permitted Liens;

        (b) owns, has valid leasehold interests in or valid contractual rights to use, all of the assets, tangible and intangible, used by, or necessary for the conduct of, its business, except where the failure to have such valid ownership, interests or rights do not, individually or in the aggregate, have a Material Adverse Effect on Parent; and

        (c) owns and has good and marketable title in fee simple to the real property owned by such party, free and clear of all liens except Permitted Liens.

    SECTION 4.17  INVESTMENTS.

        (a) The Statutory Financial Statement of Parent Insurance Subsidiary sets forth a list, which list is accurate and complete in all material respects, of all securities, mortgages and other investments (collectively, the "PARENT INVESTMENTS") owned by the Parent Insurance Subsidiaries as of December 31, 1996, together with the cost basis book or amortized value, as the case may be, as of December 31, 1996. All transactions in Parent Investments by each of the Parent Insurance Subsidiaries from December 31, 1996 to the date hereof have complied in all material respects with the investment policies of such Parent Insurance Subsidiary and all applicable insurance laws and regulations except where the failure to so comply does not, individually or in the aggregate, have a Material Adverse Effect on Parent.

        (b) Except as set forth in the Statutory Financial Statements of the Parent Insurance Subsidiaries and except where the failure to so comply does not, individually or in the aggregate, have a Material Adverse Effect on Parent, the Parent Insurance Subsidiaries have good and marketable title to the Parent Investments listed in the Statutory Financial Statements of the Parent Insurance Subsidiary or acquired in the ordinary course of business since December 31, 1996, other than with respect to those Parent Investments which have been disposed of in the ordinary course of business or as contemplated by this Agreement or redeemed in accordance with their terms since such date and other than Permitted Liens or with respect to statutory deposits which are subject to certain restrictions on transfer.

    SECTION 4.18 CONTRACTS. As of the date hereof, each Contract listed as a "MATERIAL CONTRACT" (pursuant to Item 601(10) of Regulation S-K) in the Parent SEC Documents is in full force and effect and constitutes a valid, and binding obligation of the Parent or Parent Subsidiary and of each other Person that is a party thereto in accordance with its terms subject to equitable rights and the rights of creditors; and (to the Knowledge of Parent), neither Parent nor any Parent Subsidiary nor any other party to such Contract has materially violated, breached or defaulted under any such Contract (or with or without notice or lapse of time or both, would be in material violation or breach of or default under any such Contract).

    SECTION 4.19 VOTING REQUIREMENTS; VOTING. The approval and adoption by Parent's stockholders of the issuance of shares of Parent Common Stock in connection with the consummation of the Merger ("PARENT STOCKHOLDER APPROVAL") as required by Nasdaq is the only vote of the holders of any class or series of Parent Capital Stock necessary to approve this Agreement and the transactions contemplated by this Agreement. The Board of Directors of AmerUs Group Co., the holder of approximately 70% of the outstanding voting securities of Parent (the "GROUP SHARES"), has resolved to vote its shares of Parent Common Stock to approve the issuance of shares of Parent Common Stock in connection with consummation of the Merger.

    SECTION 4.20 BROKERS; SCHEDULE OF FEES AND EXPENSES. Donaldson, Lufkin & Jenrette and Fox-Pitt, Kelton Inc. are the only brokers, investment bankers, financial advisors or other persons entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Sub, and such fee or commission is payable by Parent.

    SECTION 4.21 BENEFIT PLANS; ERISA. Each Parent Plan (as defined below) is in material compliance with applicable Law, including but not limited to ERISA and the Code, and has been administered and operated in all material respects in accordance with such applicable Law and the terms of the Plan, except where the failure to so administer and operate such Plan would not reasonably be expected to have a Material Adverse Effect on the Parent. For purposes of this Agreement, the term "PARENT PLAN" shall mean each "EMPLOYEE BENEFIT PLAN" (as defined in Section 3(3) of ERISA), bonus, deferred compensation, stock option, stock purchase or other equity compensation plan, program or arrangement, each employment, termination or severance agreement or plan, incentive compensation or other agreement, whether written or oral, in each case, which is sponsored, maintained or contributed to or required to be contributed to by the Parent or any Parent Subsidiaries at any time during the seven-year calendar year period immediately preceding the Closing Date for the benefit of employees or directors of the Parent or any Parent Subsidiaries or former employees or directors of the Parent or any Parent Subsidiaries. No liability has been, or could reasonably be expected to be, incurred under Title IV of ERISA (other than for benefits payable in the ordinary course or PBGC insurance premiums) or Section 412(f) or
(n) of the Code by an entity required to be aggregated with the Parent or any of its Affiliates pursuant to Section 4001(b) of ERISA and/or Section 414(b) or (c) of the Code (and the regulations promulgated thereunder) with respect to any Parent Plan or "EMPLOYEE BENEFIT PLAN" (as defined in Section 3(2)) which is not a Parent Plan.

    SECTION 4.22 RELATED PARTY TRANSACTIONS. All transactions involving Parent that are required to have been disclosed in the Parent SEC Documents in accordance with Item 404 of Regulation S-K have been so disclosed, and to the Knowledge of Parent, since December 31, 1996, neither it nor any Parent Subsidiary has entered into any transactions that would be required to be disclosed in future public filings under the Exchange Act pursuant to such Item except for such transactions that are on economic terms no less favorable to Parent or any Parent Subsidiary, as the case may be, than Parent or such Parent Subsidiary would be able to obtain in a comparable arms'-length transaction with a Person that is not affiliated with Parent, or as have been disclosed in
Section 4.22 of the Parent Disclosure Schedule.

    SECTION 4.23 DISCLOSURE. To Parent's Knowledge, neither the representations and warranties set forth in this Article IV nor any certificate required to be furnished by the Parent, Parent Subsidiaries or Sub to the Company in connection with this Agreement or the transactions contemplated hereby contains any untrue statement of a material fact concerning Parent, Parent Subsidiaries or Sub or omits to state a material fact concerning any of them necessary to make the statements herein or therein not misleading in light of the circumstances in which they were made.

    SECTION 4.24 INTERIM OPERATIONS OF SUB. Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement and has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated by this Agreement.

                                   ARTICLE V
                            COVENANTS OF THE COMPANY

    The Company covenants and agrees with Parent that, at all times before the Closing, the Company will comply with all covenants and provisions of this
Article V, except to the extent Parent may otherwise consent in writing, or to the extent otherwise required or permitted by this Agreement.

    SECTION 5.01 CONTRACT AND REGULATORY APPROVALS. The Company will (a) take all commercially reasonable steps necessary or desirable, and proceed diligently and in good faith and use all commercially reasonable efforts to obtain, as promptly as practicable, all approvals required by any applicable Contract to permit the consummation of the transactions contemplated hereby, (b) take all commercially reasonable steps necessary or desirable, and proceed diligently and in good faith and use all commercially reasonable efforts to obtain, as promptly as practicable, all approvals, authorizations, and clearances of governmental and regulatory authorities required to permit the consummation of the transactions contemplated hereby (including without limitation any required approvals of the insurance regulatory authorities in Kansas, Florida, Michigan and Connecticut), (c) provide such other information and communications to such governmental and regulatory authorities as Parent or such authorities may reasonably request, and (d) cooperate with Parent and Sub in obtaining, as promptly as practicable, all approvals, authorizations, and clearances of governmental or regulatory authorities and others required of Parent or Sub to consummate the transactions contemplated hereby.

    SECTION 5.02 HSR FILINGS. The Company will (a) take promptly all actions necessary to make the filings required of it and the Acquired Companies under the HSR Act, (b) comply at the earliest practicable date with any request for additional information received from the Federal Trade Commission or Antitrust Division of the Department of Justice pursuant to the HSR Act, (c) cooperate with Parent and Sub in connection with their filings under the HSR Act, and (d) request early termination of the applicable waiting period.

    SECTION 5.03 CONDUCT OF BUSINESS. The Company will, and will cause the Acquired Companies to, conduct its and their respective businesses only in the ordinary course and consistent with past practice, except as otherwise provided in this Agreement or except as may be consented to by Parent in writing. Without limiting the generality of the foregoing:

        (a) The Company will use all commercially reasonable efforts permitted by this Agreement to and cause each of the Acquired Companies to (i) preserve intact its present business organization, field force, reputation, and policyholder, annuitant or customer relations, (ii) keep available the services of its present key officers, directors, employees, agents, consultants, and other similar representatives, (iii) maintain all Permits to do business in each jurisdiction in which it has such Permits, (iv) maintain in full force and effect all Contracts, documents, and arrangements set forth in Section 3.17 of the Company Disclosure Schedule, except to the extent they are terminated in the ordinary course of business, (v) maintain all of its Assets and Properties in current working order and condition, ordinary wear and tear excepted, (vi) continue all current marketing and selling activities relating to its business, operations, or affairs in accordance with its current marketing plan and applicable Law, and (vii) with respect to the Company Insurance Subsidiaries, maintain the rating classification, or its equivalent, assigned as of the date hereof to it by A.M. Best Company, Inc.

        (b) The Company will maintain, and will cause each of the Acquired Companies to maintain, their respective Books and Records in the usual manner and consistent with past practice and will not permit a material change in any applicable underwriting, investment, actuarial, financial reporting, or accounting practice or policy of each Acquired Company or in any assumption underlying such a practice or policy, or in any method of calculating any bad debt, contingency, or other reserve for financial reporting purposes or for other accounting purposes (including without limitation, any practice, policy, assumption, or method relating to or affecting the determination of insurance or annuities in force, premium or investment income, Reserve Liabilities, or operating ratios with respect to expenses, losses, or lapses).

        (c) The Company will (i) prepare properly and file duly and validly all reports and all Tax Returns required to be filed with any governmental or regulatory authorities with respect to its business, operations, or affairs and (ii) pay in full and when due all Taxes indicated by such Tax Returns or otherwise levied or assessed upon it or any of its Assets and Properties, and withhold or collect and pay to the proper taxing authorities or hold in separate bank accounts for such payment all Taxes that it is required to so withhold or collect and pay, unless reasonable reserves therefor have been established and reflected in its Books and Records. The Company will not make any tax election with respect to such Tax Returns without the consent of Parent, which consent shall not be unreasonably withheld. The Company shall not and shall not permit any Acquired Company to settle any material audit, make or change any material Tax election or file any amended Tax Return (except as provided in Section 3.11 of the Company Disclosure Schedule). At least 10 days prior to filing any income Tax Return or other material Tax Return relating to the Company or any Acquired Company, the Company shall deliver a copy of such Tax Return to Parent for Parent's review and comment. The Company will refrain from making, filing, or entering into (whether before or after the closing) any election, consent, or agreement described in Section 3.11(e) or Section 3.11(f) hereof with respect to any Acquired Company or any of their respective Assets and Properties.

        (d) The Company will cause (i) all Reserve Liabilities with respect to insurance and annuity Contracts established or reflected in the Books and Records of the Company Insurance Subsidiaries to be (A) established in accordance with the methods for establishing Liabilities and reserving methods followed by the Company Insurance Subsidiaries in the preparation of the December 31, 1996 Annual Statement and (B) adequate (under generally accepted actuarial principles consistently applied) to cover the total amount of all reasonably anticipated matured and unmatured benefits, dividends, losses, claims, expenses, and other Liabilities of the Company Insurance Subsidiaries under all insurance and annuity Contracts pursuant to which the Company Insurance Subsidiaries has or will have any liability (including without limitation any liability arising under or as a result of any reinsurance, coinsurance, or other similar Contract) and (ii) the Company Insurance Subsidiaries to continue to own assets that qualify as legal reserve assets under all applicable insurance Laws in an amount at least equal to its required Reserve Liabilities.

        (e) The Company will use all commercially reasonable efforts to maintain in full force and effect until the Closing substantially the same levels of coverage as the insurance afforded under the Contracts described in Section
    3.17 of the Company Disclosure Schedule. Any and all benefits under such Contracts paid or payable to any Acquired Company prior to the Closing with respect to the business, operations, affairs, or Assets and Properties of such Acquired Company shall be paid to such Acquired Company.

        (f) The Company will continue to and will cause the other Acquired Companies to comply, in all material respects, with all Laws applicable to its business, operations, or affairs.

        (g) The Company will not and will cause the other Acquired Companies not to incur any Liabilities outside of the ordinary course of their respective businesses and consistent with past practices.

    SECTION 5.04  FINANCIAL STATEMENTS AND REPORTS.

        (a) As promptly as practicable but not later than (i) sixty days following the end of each calendar quarter, the Company will deliver to the Parent true and complete copies of the quarterly GAAP consolidated balance sheet of the Acquired Companies and the related consolidated statements of income of the Acquired Companies for the quarter then ended, together with any consolidating supplementary schedules related thereto and (ii) forty-five days following the end of each calendar quarter, the Company will deliver to the Parent a copy of the Quarterly Statement of the Company Insurance Subsidiaries for such quarter, prepared in accordance with SAP.

        (b) As promptly as practicable, the Company will deliver to the Parent true and complete copies of the Company's monthly financial, marketing and investment reports distributed to the Company's Board of Directors and at the request of Parent such other material financial statements, reports, or analyses as may be prepared or received by it or any of the Acquired Companies and as relate to any of the business, operations, or affairs of the Acquired Companies, including without limitation normal internal reports which the Company prepares (such as those reflecting monthly premiums, claims, and cash flow) and special reports (such as those of financial or actuarial consultants), as well as any reports prepared for the stockholders of the Company.

        (c) As promptly as practicable, the Company will deliver to the Parent the calculation of the accrued liability with respect to each Plan which is a non-qualified deferred compensation plan.

    SECTION 5.05 INVESTMENTS. Each of the Acquired Companies will invest its future cash flow, any cash from matured and maturing investments, any cash proceeds from the sale of its Assets and Properties, and any cash funds currently held by it exclusively in cash equivalent assets or in short-term investments (consisting of United States government issued or guaranteed securities, commercial paper rated A-1 or P-1, or certificates of deposit issued by one or more of the banks or financial institutions listed in Section 5.05 of the Company Disclosure Schedule), except (i) as otherwise required by Law, (ii) as required to provide cash (in the ordinary course of business and consistent with past practice) to meet its reasonably anticipated current obligations,
(iii) in accordance with past practices in the ordinary course of business, and in the case of the Company and the Company Insurance Subsidiaries, with the investment policies set forth in Section 5.05 of the Company Disclosure Schedule, or (iv) as consented to by the Parent. The Company Insurance Subsidiaries will not take any actions, other than as otherwise permitted by this Agreement or in the ordinary course of business and consistent with past practice (including, without limitation, normal amortization and depreciation of any depreciable asset) designed to cause the assets of the Company Insurance Subsidiaries that are classified as nonadmitted under SAP or by the applicable insurance regulatory authorities, to be greater or less than their respective dollar amounts as of December 31, 1996.

    SECTION 5.06 EMPLOYEE MATTERS. Except as may be required by Law or by this Agreement or as disclosed in Section 5.06 of the Company Disclosure Schedule, or except for such Contract representations, promises, changes, alterations, or amendments that do not and will not result in any Liability to any of the Acquired Companies, the Acquired Companies will refrain from directly or indirectly, without the consent of Parent:

        (a) Making any representation or promise, oral or written, to any Company Employee which is inconsistent with the terms of any Plan;

        (b) Making any change to, or amending in any way, the Contracts, salaries, wages, or other compensation of any Company Employee whose annual compensation exceeds $100,000 other than routine changes or amendments that
    (i) are made in the ordinary course of business and consistent with past practice, (ii) do not and will not result in increases of more than 5% in the salary, wages, or other compensation of any such Person, and (iii) do not and will not exceed, in the aggregate, 5% of the total salaries, wages, and other compensation of all Company Employees;

        (c) Adopting, entering into, amending, altering or terminating, partially or completely, any Plan; or making any election made pursuant to the provisions of any Plan to accelerate any payments, obligations or vesting schedules under any Plans;

        (d) Adopting, entering into, amending, altering, or terminating, partially or completely, any employment, agency consultation, or representation Contract that is, or had it been in existence on the date of this Agreement would have been, required to be disclosed in Section 3.17(a) of the Company Disclosure Schedule;

        (e) Approving any general or company wide pay increases for Company Employees; or

        (f) Entering into any Contract with any Company Employee that is not terminable by any of the Acquired Companies, without penalty or other Liability, upon not more than 60 calendar days' notice.

    Notwithstanding anything contained herein to the contrary, the Company's Chief Executive Officer may award and pay severance compensation (not to exceed $30,000 with respect to any individual or $300,000 in the aggregate) to Company Employees pursuant to the Severance Plan authorized by the Company's Board of Directors in the resolutions of its March 27, 1997 meeting, a true and correct copy of which resolutions has been provided to Parent.

    SECTION 5.07 NO CHARTER AMENDMENTS. Each of the Acquired Companies will refrain from amending its certificate of incorporation or by-laws and from taking any action with respect to any such amendment.

    SECTION 5.08 NO ISSUANCE OF SECURITIES. Each of the Acquired Companies will refrain from authorizing or issuing any shares of their capital stock or other equity securities (except as required pursuant to the terms of the existing Company Options, Company Warrants, and Company Convertible Debentures) or entering into any Contract or granting any option, warrant, or right calling for the authorization or issuance of any such shares or other equity securities, or creating or issuing any securities directly or indirectly convertible into or exchangeable for any such shares or other equity securities, or issuing any options, warrants, or rights to purchase any such convertible securities.

    SECTION 5.09 NO DIVIDENDS. Except as set forth in Section 5.09 of the Company Disclosure Schedule, the Company will refrain from declaring, setting aside, or paying any dividend (other than the regular quarterly dividend of $0.03 per share of Company Common Stock) or other distribution in respect of its capital stock and from directly or indirectly redeeming, purchasing, or otherwise acquiring any of its capital stock or any interest in or right to acquire any such stock.

    SECTION 5.10 NO DISPOSAL OF PROPERTY. Except as set forth in Section 5.10 of the Company Disclosure Schedule or as otherwise expressly provided in this Agreement, each of the Acquired Companies will refrain from (a) disposing of any of its Assets and Properties and from permitting any of its Assets and Properties to be subjected to any Liens, except to the extent any such disposition or any such Lien is made or incurred in the ordinary course of the business and consistent with past practice, (b) selling any material part of its insurance products, operations, or business to any third party (other than sales of insurance products in the ordinary course of business consistent with past practice), (c) entering into any Contracts obligating it to administer the insurance operations of any other Person, and (d) entering into any Contracts permitting any other Person to administer its insurance operations.

    SECTION 5.11 NO BREACH OR DEFAULT. Each of the Acquired Companies will refrain from violating, breaching, or defaulting, and from taking or failing to take any action that (with or without notice or lapse of time or both) would constitute a material violation, breach, or default, in any way under any term or provision of any Contract to which it is a party or by which any of its Assets and Properties is or may be bound.

    SECTION 5.12 NO INDEBTEDNESS. Except in the ordinary course of business and consistent with past practice and except for existing contractual obligations, each of the Acquired Companies will refrain from creating, incurring, assuming, guaranteeing, or otherwise becoming liable for, and from canceling, paying, agreeing to cancel or pay, or otherwise providing for a complete or partial discharge in advance of a scheduled payment date with respect to, any Liability, and from waiving any right to receive any direct or indirect payment or other benefit under any Liability owing to such company.

    SECTION 5.13 NO ACQUISITIONS. The Company will refrain from (a) merging, consolidating, or otherwise combining or agreeing to merge, consolidate, or otherwise combine with any other Person, (b) acquiring or agreeing to acquire blocks of business of all or substantially all the Assets and Properties or capital stock or other equity securities of any other Person, or (c) otherwise acquiring or agreeing to acquire control of any other Person.

    SECTION 5.14 NOTICE AND CURE. The Company will notify Parent promptly in writing of, and contemporaneously will provide Parent with true and complete copies of any and all information or documents relating to, and will use all commercially reasonable efforts to cure before the Closing, any event, transaction, or circumstance occurring after the date of this Agreement and before the Effective Time that causes or will cause any covenant or agreement under this Agreement to be breached, or that renders or will render untrue any representation or warranty of the Company contained in this Agreement as if the same were made on or as of the date of such event, transaction, or circumstance. The Company also will use all commercially reasonable efforts to cure, before the Closing, any violation or breach of any representation, warranty, covenant, or agreement made by it in this Agreement, whether occurring or arising before or after the date of this Agreement.

    SECTION 5.15 SUPPLEMENTS TO SCHEDULES. The Company shall at any time or from time to time after the date hereof and prior to the Closing Date, supplement or amend the Company Disclosure Schedule with respect to any matter arising after the date hereof which, if existing or occurring at the date hereof, would have been required to be set forth or described therein. No supplement or amendment to the Company Disclosure Schedule shall be deemed to cure any breach of a representation or warranty of the Company made herein, or have any effect for the purpose of determining the satisfaction of the conditions to Closing set forth in Article VIII.

    SECTION 5.16  NO SOLICITATION, ETC.

        (a) Except as set forth below, the Company shall not, nor shall the Company authorize or permit any of the Acquired Companies, or any of its or their officers, directors, employees, representatives or agents, to, directly or indirectly, encourage, solicit, participate in, initiate or continue discussions or negotiations with, or provide any information to, any Person (other than Parent or Sub) with respect to, or take any action to facilitate any inquiries or the making of, or enter into any agreement (including any preliminary agreement) relating to, or approve any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal (as defined below). The Company shall, and shall cause each Acquired Company to, immediately cease and cause to be terminated any existing activities, discussions, or negotiations by the Company, any Acquired Company or any officer, director or employee of, investment banker, attorney, accountant or other advisor or representative of, the Company or any Acquired Company, with parties conducted heretofore with respect to any of the foregoing. Notwithstanding the first sentence of this Section, at any time prior to the approval of this Agreement and the Merger by the Company's stockholders at the Company Special Meeting (as defined below), the Company may furnish information and access, in each case only in response to requests which were not solicited on or after the date hereof, to any Person pursuant to a customary confidentiality agreement, and may participate in discussions and negotiate with such Person concerning an Acquisition Proposal, if the Board of Directors of the Company determines in its good faith judgment, following consultation with outside counsel, that (i) such Person shall have submitted a Competitive Proposal (as defined below) which was not solicited on or after the date hereof, and (ii) that it is required to do so in order to comply with its fiduciary duties to stockholders under applicable Law. The Company's Board of Directors shall notify Parent orally (within one Business Day), and in writing (as promptly as practicable) of all inquiries and proposals that it may receive relating to any Acquisition Proposal and the material terms and conditions thereof, that it and any Acquired Company or any of its or their officers, directors, employees, representatives or agents may receive relating to any Acquisition Proposal and thereafter keep Parent promptly advised of any material developments with respect thereto.

        (b) Except as set forth in this Section 5.16(b), the Company's Board of Directors shall not withdraw or modify, or propose to withdraw or modify, its recommendation of this Agreement and the transactions contemplated hereby or approve or recommend, or propose to approve or recommend, any Acquisition Proposal. Notwithstanding the foregoing, if the Company's Board of Directors determines in its good faith judgment, following consultation with outside counsel and an independent financial advisor, that (i) such Person shall have submitted a Superior Proposal (as defined below) which was not solicited on or after the date hereof, and (ii), that it is required to do so in order to comply with its fiduciary duties to stockholders under applicable law, the Company's Board of Directors may (x) withdraw or modify, or propose to withdraw or modify, its recommendation of the transactions contemplated hereby on account of such Superior Proposal or (y) approve or recommend such Superior Proposal or terminate this Agreement (and concurrently with or after such termination, cause the Company to enter into any agreement with respect to such Superior Proposal) but in each case of the foregoing (x) and (y) only after providing at least five Business Days' prior written notice to Parent (A) advising Parent that the Company's Board of Directors has received or become aware of a Superior Proposal, (B) specifying the material terms and conditions of such Superior Proposal, and (C) identifying the person making the Superior Proposal, and (D) stating that it intends to withdraw its recommendation or approve or recommend such Superior Proposal.

        (c) Nothing contained in this Section 5.16 shall prohibit the Company's Board of Directors from disclosing to the Company's stockholders a position permitted by this Section 5.16 in accordance with Rules 14d-9 and 14e-2 promulgated under the Exchange Act with respect to any tender offer for shares of capital stock of the Company.

        (d) "ACQUISITION PROPOSAL" means any proposal, offer or expression of interest from any Person involving a merger, consolidation or other business combination with the Company or any other Acquired Company or any proposal, offer or expression of interest to acquire or cause to be acquired in any manner, directly or indirectly, including, without limitation, through any reinsurance or coinsurance transaction, all or a significant portion of the business, assets, or capital stock of the Company or any other Acquired Company, other than the transactions contemplated by this Agreement.

        (e) "SUPERIOR PROPOSAL" means any bona fide Acquisition Proposal from any Person and which is otherwise on terms that the Company's Board of Directors determines in its good faith reasonable judgment, following consultation with outside counsel and an independent financial advisor, to be more favorable to the Company's stockholders than the Merger and for which financing, to the extent required, is then committed or which, in the good faith judgement of the Board of Directors, based upon the advice of its financial advisors, is reasonably capable of being obtained by such third party on commercially reasonable terms.

        (f) "COMPETITIVE PROPOSAL" means any bona fide Acquisition Proposal from any Person that the Company's Board of Directors determines in its good faith reasonable judgment, could reasonably be expected to lead to a transaction which is financially superior to the Merger.

    SECTION 5.17 NOTICE TO WARRANT HOLDERS. The Company will cause to be mailed to the registered holders of Company Warrants, at least 20 days before the Effective Time, a notice stating (i) the date on which the Merger is expected to become effective, and (ii) the date as of which it is expected that holders of Company Common Stock of record will be entitled to exchange their shares of Common Stock for Merger Consideration.

    SECTION 5.18  EXERCISE OF CALL OF COMPANY CONVERTIBLE DEBENTURES.

        (a) The Company will cause Redemption Notices to be mailed to all registered holders of Company Convertible Debentures prior to September 26, 1997, in accordance with applicable provisions of the Indenture, and shall use its commercially reasonable efforts to cause the redemption of all outstanding Company Convertible Debentures in accordance with Section 1102 of the Indenture (the "REDEMPTION").

        (b) In the event that the Company requires cash to pay for any Company Convertible Debentures duly surrendered on the Redemption Date (as defined in the Indenture), the Company may request in writing not less than ten business days in advance of the Redemption Date that Parent purchase, and Parent shall purchase, at Parent's election, either such surrendered Company Convertible Debentures or a new issue of convertible debentures of the Company simultaneously with consummation of the Redemption, in each case, in the amount actually redeemed and at a price equal to par value and on terms which are substantially identical to the Company Convertible Debentures (including interest rate, maturity, conversion price and redemption provisions). Notwithstanding the above, Parent may not convert any Company Convertible Debenture into shares of Company Common Stock, if and to the extent such conversion would require applicable regulatory approvals, if any, which Parent has not obtained.

                                   ARTICLE VI
                          COVENANTS OF PARENT AND SUB

    SECTION 6.01 CONTRACT AND REGULATORY APPROVALS. Parent and Sub will (a) take all commercially reasonable steps necessary or desirable, and proceed diligently and in good faith and use all commercially reasonable efforts to obtain, as promptly as practicable, all approvals required by any applicable Contract to permit the consummation of the transactions contemplated hereby, (b) take all commercially reasonable steps necessary or desirable, and proceed diligently and in good faith and use all commercially reasonable efforts to obtain, as promptly as practicable, all approvals, authorizations, and clearances of governmental and regulatory authorities required to permit the consummation of the transactions contemplated hereby, (c) provide such other information and communications to such governmental and regulatory authorities as Parent or such authorities may reasonably request (including without limitation any required approvals of the insurance regulatory authorities in Iowa and any other applicable state insurance commission or similar agency), and
(d) cooperate with the Acquired Companies in obtaining, as promptly as practicable, all approvals, authorizations, and clearances of governmental or regulatory authorities and others required of the Acquired Companies to consummate the transactions contemplated hereby.

    SECTION 6.02 HSR FILINGS. Parent and Sub will (a) take promptly all actions necessary to make the filings required of it and Sub under the HSR Act and make payment of the required filing fee, (b) comply at the earliest practicable date with any request for additional information received from the Federal Trade Commission or Antitrust Division of the Department of Justice pursuant to the HSR Act, (c) cooperate with the Acquired Companies in connection with their filings under the HSR Act, and (d) request early termination of the applicable waiting period.

    SECTION 6.03 NOTICE AND CURE. The Parent and Sub will notify the Company promptly in writing of, and contemporaneously will provide the Company with true and complete copies of any and all information or documents relating to, and will use all commercially reasonable efforts to cure before the Closing, any event, transaction, or circumstance occurring after the date of this Agreement that causes or will cause any covenant or agreement of the Parent under this Agreement and before the Effective Time to be breached, or that renders or will render untrue any representation or warranty of the Parent contained in this Agreement as if the same were made on or as of the date of such event, transaction, or circumstance. The Parent also will use all commercially reasonable efforts to cure, before the Closing, any violation or breach of any representation, warranty, covenant, or agreement made by it in this Agreement, whether occurring or arising before or after the date of this Agreement.

    SECTION 6.04  CERTAIN FURTHER TAX REPRESENTATIONS AND COVENANTS.

        (a) All current Employees of the Company or any Acquired Company as of the Closing shall be employed, immediately after the Closing, by the Surviving Corporation. On and after the Closing, the Parent and the Surviving Corporation shall honor all provisions of all Plans in effect as of the Closing; PROVIDED, HOWEVER, that nothing in this Section 6.04 shall be construed as preventing the Parent or the Surviving Corporation from amending, modifying or terminating any of the Plans, or other contracts, arrangements, commitments or understandings, in accordance with their terms and applicable Law.

        (b) The Parent, following the Closing Date, shall permit such Employees who are retained as Employees of the Surviving Corporation or who become Employees of the Parent or any Parent Subsidiary thereafter, and who were participating in the Plans immediately prior to the Closing Date, to participate in corresponding Parent Plans (including but not limited to the Parent's "SECTION 125" Plan) or continue participating in the Plans on terms that are substantially similar to those provided to similarly situated Employees of the Parent (or Parent Subsidiary, as applicable). With respect to those Parent Plans in which Employees of the Company will be participating on or after the Closing

    Date, the Parent shall credit prior service of Employees with the Company or any Acquired Company, as applicable, for purposes of determining the vesting, eligibility, waiting periods or qualification or participation of such Employees under the Parent Plans and any successor benefit programs to the extent that such service was recognized under the Plans; such prior service credited under a Parent Plan shall include service with other entities to the extent that such service is credited by the Company or any Acquired Company for purposes of any Plan similar to such Parent Plan. All Employees of the Company or any Acquired Company shall receive credits for payments made under any Plan which is a welfare plan under Section 3(1) of ERISA during the plan year in which the Closing occurs for purposes of satisfying the applicable deductibles and maximum out-of-pocket limits of any similar welfare plans of the Surviving Corporation, the Parent or any Parent Subsidiary during the plan year in which the Closing occurs.

        (c) The Parent shall reasonably cooperate with the Surviving Corporation to maintain the qualified status of each Plan intended to be qualified under
    Section 401(a) of the Code.

        (d) As of the Closing, the AmVestors Financial Corporation Employees' Stock Ownership Plan shall be frozen with respect to participation.

                                  ARTICLE VII
                             ADDITIONAL AGREEMENTS

    SECTION 7.01 PREPARATION OF FORM S-4 AND THE PROXY STATEMENT; COMPANY SPECIAL MEETING AND PARENT SPECIAL MEETING.

        (a) As soon as practicable following the date of this Agreement, the Company and Parent shall prepare and file with the SEC the Proxy Statement and Parent shall prepare and file with the SEC the Form S-4, in which the Proxy Statement shall be included as part of the prospectus. Each of the Company and Parent shall use reasonable efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing. Each of the Company and Parent shall use reasonable efforts to cause the Proxy Statement to be mailed to the Company's stockholders and, if required, Parent's stockholders, respectively, as promptly as practicable after the Form S-4 is declared effective under the Securities Act. Parent shall also take any action required to be taken under any applicable state securities or "BLUE SKY" laws in connection with the issuance of Parent Common Stock pursuant to the Merger, and the Company shall furnish all information concerning the Company and the holders of the Company Common Stock and rights to acquire the Company Common Stock pursuant to the Company Employee Stock Plans as may be reasonably requested in connection with any such action.

        (b) The Company shall, in accordance with all applicable Laws, and the Articles of Incorporation and By-Laws of the Company, duly call, give notice of, convene and hold a special meeting of its stockholders (the "COMPANY SPECIAL MEETING") as promptly as practicable after the date hereof for the purpose of considering and taking action upon this Agreement and such other matters as may be appropriate at the Company Special Meeting. Notwithstanding anything in this Agreement to the contrary, the Company shall not take any action which interferes with the convening of the Company Special Meeting or the taking of the stockholders' vote at the meeting. The Board of Directors of the Company will include its recommendation that the stockholders of the Company approve and adopt this Agreement and the transactions contemplated hereby in any proxy or other solicitation materials or communications prepared in connection with the Company Special Meeting.

        (c) Parent shall, as soon as practicable following the date of this Agreement, duly call, give notice of, convene and hold a meeting of its stockholders (the "PARENT SPECIAL MEETING") for the purpose of obtaining the Parent Stockholder Approval. Parent shall, through its Board of Directors, recommend to its stockholders that they give the Parent Stockholder Approval unless otherwise determined by the Board of Directors of Parent in good faith, after consultation with outside counsel, as necessary in order to comply with its fiduciary duties to Parent and its stockholders under applicable law. The Company shall vote or cause to be voted any shares of Parent Capital Stock owned of record by the Company or any Acquired Company in favor of the Parent Stockholder Approval.

    SECTION 7.02 LETTER OF THE COMPANY'S ACCOUNTANTS. The Company shall use reasonable efforts to cause to be delivered to the Company and Parent a letter of Deloitte & Touche, LLP, the Company's independent public accountants, dated a date within two business days before the date on which the Form S-4 shall become effective and addressed to Parent, in form and substance reasonably satisfactory to Parent and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Form S-4.

    SECTION 7.03 LETTER OF PARENT'S ACCOUNTANTS. Parent shall use reasonable efforts to cause to be delivered to the Company a letter of KPMG Peat Marwick LLP, Parent's independent public accountants, dated a date within two business days before the date on which the Form S-4 shall become effective and addressed to the Company, in form and substance reasonably satisfactory to the Company and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Form S-4.

    SECTION 7.04  ACCESS TO INFORMATION; CONFIDENTIALITY.

        (a) Each of the Company and Parent shall, and shall cause each of its respective subsidiaries to, afford to the other party and to the officers, directors, employees, accountants, counsel, financial advisors and other representatives of such other party, reasonable access during normal business hours during the period prior to the Effective Time to all their respective properties, books, contracts, commitments, personnel and records and, during such period, each of the Company and Parent shall, and shall cause each of its respective subsidiaries to, furnish promptly to the other party (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of United States Federal or state securities laws and (ii) all other information concerning its business, properties and personnel as such other party may reasonably request. Such information shall be held in confidence to the extent required by, and in accordance with, the provisions of the letters dated September 8, 1997, between the Company and Parent (the "CONFIDENTIALITY AGREEMENTS").

        (b) In the event that this Agreement is terminated in accordance with its terms, each party shall promptly redeliver to the other all non-public written material provided pursuant to this Section 7.04 and shall not retain any copies, extracts or other reproductions in whole or in part of such written material. In such event, all documents, memoranda, notes and other writings prepared by Parent or the Company based on the information in such material shall be destroyed (and Parent and the Company shall use their respective reasonable best efforts to cause their advisors and representatives to similarly destroy their documents, memoranda and notes), and such destruction (and reasonable best efforts) shall be certified in writing by an authorized officer supervising such destruction.

    SECTION 7.05  REASONABLE EFFORTS; NOTIFICATION.

        (a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties shall use reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including (i) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Entities and the making of all necessary registrations and filings (including filings with Governmental Entities, if any) and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity, (ii) the obtaining of all necessary consents, approvals or waivers from third parties, (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated by this Agreement including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed, and (iv) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement; provided, however, that Parent shall not be obligated to take any action pursuant to the foregoing if the taking of such action or the obtaining of any waiver, consent, approval or exemption is reasonably likely to result in the imposition of a condition or restriction of the type referred to in Section 8.01(g)(i) and (ii). In connection with and without limiting the foregoing, Parent, the Company and their respective Boards of Directors shall (i) take all action necessary so that no state takeover statute or similar statute or regulation is or becomes applicable to the Merger, this Agreement or any other transaction contemplated by this Agreement and (ii) if any state takeover statute or similar statute or regulation becomes applicable to the Merger, this Agreement or any other transaction contemplated by this Agreement, take all action necessary so that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the Merger and the other transactions contemplated by this Agreement.

        (b) The Company shall give prompt notice to Parent, and Parent or Sub shall give prompt notice to the Company, of (i) any representation or warranty made by it or contained in this Agreement that is qualified as to materiality becoming untrue or inaccurate in any respect or any such representation or warranty that is not so qualified becoming untrue or inaccurate in any material respect or (ii) the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; PROVIDED, HOWEVER, that no such notification shall be deemed to cure any breach of the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

    SECTION 7.06  INDEMNIFICATION.

        (a) Parent shall, to the fullest extent permitted by law, cause the Surviving Corporation to honor, and will itself honor, all the Company's obligations to indemnify each current or former director and officer of the Company or the Company subsidiaries (each, an "INDEMNIFIED PARTY" and collectively, the "INDEMNIFIED PARTIES") for acts or omissions by such Indemnified Parties occurring prior to the Effective Time to the extent that such obligations of the Company exist on the date of this Agreement, whether pursuant to the Company's Certificate of Incorporation, By-Laws or individual indemnity agreements. Any amendment, repeal or other modification to the Certificate of Incorporation or By-Laws of the Company shall not affect the obligations of Parent hereunder and shall not adversely affect the rights thereunder of Indemnified Parties, unless such modification is required by law.

        (b) For a period of six years after the Effective Time (it being understood that the Company has prepaid all premiums for such policies through February 17, 2000), Parent shall cause to be maintained in effect the current policies of directors' and officers' liability insurance maintained by the Company (provided that Parent may substitute therefor policies containing terms with respect to coverage and amounts identical or more extensive to the coverage and amounts currently provided by the Company's policy) with respect to claims arising from or related to facts or events which occurred at or prior to the Effective Time; PROVIDED, HOWEVER, that Parent shall not be obligated to make annual premium payments for such insurance to the extent such premiums exceed 150% of the annual premiums paid as of the date hereof by the Company for such insurance (such 150% amount, the "MAXIMUM PREMIUM"). If such insurance coverage cannot be obtained at all, or can only be obtained at an annual premium in excess of the Maximum Premium, Parent shall maintain the most advantageous policies of directors' and officers' insurance obtainable for an annual premium equal to the Maximum Premium. The Company represents to Parent that the Maximum Premium is $300,000.

    SECTION 7.07 FEES AND EXPENSES. Except as provided in Section 9.02, all fees and expenses, including any transfer taxes or fees payable to any broker, investment banker or financial advisor, incurred in connection with the Merger, this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated, except that expenses incurred in connection with SEC filing fees, the printing and mailing of the Proxy Statement and the Form S-4 shall be shared equally by Parent and the Company.

    SECTION 7.08 PUBLIC ANNOUNCEMENTS. Parent and Sub, on the one hand, and the Company, on the other hand, shall consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release or other public statements with respect to the transactions contemplated by this Agreement, including the Merger, and shall not issue any such press release or make any such public statement without such consultation and the prior approval of the other party, except as may be required by applicable law, court process or by obligations pursuant to any listing agreement with any national securities exchange.

    SECTION 7.09 TAX TREATMENT. Each of Parent and the Company shall use its reasonable best efforts to (i) not take any action and (ii) not fail to take any action either before or after the Effective Time which action or failure to act would prevent, or would be likely to prevent, the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code, and shall each use their reasonable efforts to obtain the opinion of their respective counsel referred to in Sections 8.02(d) and 8.03(d) of this Agreement.

    SECTION 7.10 AFFILIATES. Prior to the Closing Date, the Company shall use its reasonable efforts to deliver to Parent a letter identifying all persons who are, at the time this Agreement is submitted for approval to the stockholders of the Company, "AFFILIATES" of the Company (including all directors of the Company) for purposes of Rule 145 under the Securities Act. The Company shall use reasonable efforts to cause each such person to deliver to Parent on or prior to the Closing Date a written agreement substantially in the form attached hereto as Annex B.

    Section 7.11 COMPANY SHAREHOLDER TAX REPRESENTATION. Immediately prior to the Closing Date, the Company shall deliver to Parent a schedule identifying all persons who are five-percent shareholders of the Company. The Company shall use reasonable best efforts to obtain from such persons representations which counsel may reasonably require in connection with their opinions under Sections 8.02(d) and 8.03(d) of this Agreement.

    SECTION 7.12 CERTIFICATES OF OFFICERS. Immediately prior to the Closing Date, the Company, Sub and Parent shall deliver to Parent and the Company, as appropriate, certificates of officers and directors of Parent, Sub and the Company, as appropriate, which counsel may reasonably require in connection with their opinions under Sections 8.02(d) and 8.03(d) of this Agreement.

    SECTION 7.13 STOCK EXCHANGE LISTING. Parent shall as promptly as practicable prepare and submit to the Nasdaq a listing application covering the shares of Parent Common Stock to be issued in connection with the Merger and this Agreement, and shall use all reasonable efforts to obtain, prior to the Effective Time, approval for the listing of such shares, subject to official notice of issuance.

    SECTION 7.14 OTHER ACTIONS AND AGREEMENTS. Except as expressly permitted by this Agreement, the Company and Parent shall not, and shall not permit any of their respective subsidiaries to, take any action that would, or that would reasonably be expected to, result in (i) any of the representations and warranties of such party set forth in this Agreement that are qualified as to materiality becoming untrue, (ii) any of such representations and warranties that are not so qualified becoming untrue in any material respect or (iii) any of the conditions to the Merger set forth in Article VIII not being satisfied. Notwithstanding any other provision herein, any consequence of the Company's good faith, commercially reasonable compliance with Section 5.18 of this Agreement will not be considered for purposes of determining whether a Material Adverse Effect on the Company has occurred, whether a representation or warranty has been breached or whether a condition to Parent's obligations hereunder has been satisfied, provided Section 3.28 is accurate and the Company is in compliance with Section 5.18.

                                  ARTICLE VIII
                              CONDITIONS PRECEDENT

    SECTION 8.01  CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE
MERGER. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

        (a) COMPANY STOCKHOLDER APPROVAL AND PARENT STOCKHOLDER APPROVAL. The Company shall have obtained the Company Stockholder Approval and Parent shall have obtained the Parent Stockholder Approval.

        (b) STOCK EXCHANGE LISTING. The shares of Parent Company Stock issuable to the Company's stockholders in the Merger and employees pursuant to this Agreement shall have been approved for listing on the Nasdaq, subject to official notice of issuance.

        (c) ANTITRUST. The waiting periods (and any extensions thereof) applicable to the transactions contemplated by this Agreement under the HSR Act shall have been terminated or shall have expired.

        (d) NO INJUNCTIONS OR RESTRAINTS. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect; provided, however, that subject to the proviso in Section 7.05(a) each of the parties shall have used reasonable efforts to prevent the entry of any such injunction or other order and to appeal as promptly as possible any such injunction or other order that may be entered.

        (e) FORM S-4. The Form S-4 shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order instituted by the SEC or state regulatory authorities, and Parent shall have received all state securities or "BLUE SKY" authorizations necessary to issue the Parent Common Stock pursuant to this Agreement.

        (f) MATERIAL CONSENTS AND APPROVALS. The Company, Parent, each Acquired Company and each Parent Subsidiary shall have obtained or made, as appropriate, such material consents, approvals, orders, authorizations, registrations, declarations, Permits or filings in connection with this Agreement and the transactions contemplated by this Agreement or for the conduct of their businesses as currently conducted or as expected to be conducted (including without limitation any requisite action of the insurance regulatory authorities in Iowa, Kansas, Florida, Michigan and Connecticut and any other state insurance commissions and similar agencies and Nasdaq), shall have been obtained and shall be in full force and effect, in each case without the abrogation or diminishment of the Permits currently held by the Company or the imposition of significant restrictions upon the transactions contemplated hereby or the conduct of the business of the Surviving Corporation.

        (g) NO LITIGATION. There shall not be instituted, pending, or threatened, any action, suit, investigation, or other proceeding in, before, or by any Governmental Entity or other Person (i) challenging the acquisition by Parent or Sub of any shares of Company Common Stock, seeking to restrain or prohibit the consummation of the Merger or any of the other transactions contemplated by this Agreement or seeking to obtain from the Company, Parent or Sub any damages that are material in relation to the Company and the other Acquired Companies taken as a whole, (ii) seeking to prohibit or limit the ownership or operation by the Company, any Acquired Company, Parent or any Parent Subsidiary of any material portion of the business or assets of the Company, any Acquired Company, Parent or any Parent Subsidiary or to compel the Company, any Acquired Company, Parent or any Parent Subsidiary to dispose of or hold separate any material portion of the business or assets of the Company, any Acquired Company, Parent or any Parent Subsidiary, as a result of the Merger or any of the other transactions contemplated by this Agreement, or (iii) which otherwise is reasonably likely to have a Material Adverse Effect on the Company or a Material Adverse Effect on Parent.

    SECTION 8.02 CONDITIONS TO OBLIGATIONS OF PARENT AND SUB. The obligations of Parent and Sub to effect the Merger are further subject to the satisfaction or waiver by Parent on or prior to the Closing Date of the following conditions:

        (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of the Company set forth in this Agreement that are qualified as to materiality shall be true and correct, and the representations and warranties of the Company set forth in this Agreement that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, except to the extent any such representation or warranty expressly relates to an earlier date (in which case as of such date), and Parent shall have received a certificate signed on behalf of the Company by the Chief Executive Officer and the Chief Financial Officer of the Company to such effect.

        (b) PERFORMANCE OF OBLIGATIONS OF THE COMPANY. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of the Company by the Chief Executive Officer and the Chief Financial Officer of the Company to such effect.

        (c) OFFICERS' AND DIRECTORS' CERTIFICATES. The Company shall have delivered to Parent a certificate, dated the Closing Date and executed by the Secretary of the Company, certifying (a) that the Company has duly and validly taken all corporate action necessary to authorize its execution and delivery of this Agreement and its performance of its obligations under this Agreement, (b) that the resolutions (true and complete copies of which shall be attached to the certificate) of the Board of Directors and stockholders of the Company with respect to this Agreement and the transactions contemplated hereby have been duly and validly adopted and are in full force and effect and (c) as to the aggregate amount of legal and investment banking fees incurred by the Company in connection with the transactions contemplated by this Agreement. In addition, the Company shall have delivered to Parent executed copies of the certificates, dated the Closing Date, of officers and directors of the Company, Parent and Sub that may reasonably be required by counsel in connection with the tax opinions referred to in Section 8.02(d) and 8.03(d) of this Agreement.

        (d) TAX OPINION. Parent shall have received an opinion dated the Closing Date from Skadden, Arps, Slate, Meagher & Flom LLP, counsel to Parent and Sub, in form and substance reasonably satisfactory to Parent, substantially to the effect that, on the basis of facts, representations and assumptions set forth in such opinion which are consistent with the state of facts existing on the Closing Date, the Merger will be treated for United States Federal income tax purposes as a reorganization within the meaning of
    Section 368(a) of the Code. In rendering such opinion, Skadden, Arps, Slate, Meagher & Flom LLP may require and rely upon (and may incorporate by reference) representations and covenants, including those contained in certificates of officers of Parent, the Company, Sub and others. The specific provisions of each such representation and covenant shall be in form and substance reasonably satisfactory to Skadden, Arps, Slate, Meagher & Flom LLP and each such representation and covenant shall be dated on or before the date of such opinion and shall not have been withdrawn or modified in any material respect.

        (e) ABSENCE OF MATERIAL ADVERSE EFFECT ON THE COMPANY. There shall not have occurred since the date of this Agreement any event, change, effect or development which, individually or in the aggregate, has had or is reasonably likely to have, a Material Adverse Effect on the Company.

        (f) GOOD STANDING CERTIFICATES. The Company shall have delivered to Parent at the Closing (i) certified certificates of good standing dated not more than 21 calendar days prior to the Closing Date from each of the jurisdictions listed in Section 3.13(b) of the Company Disclosure Schedule with respect to each of the Permits issued to an Acquired Company by such jurisdiction and (ii) bringdown certificates of good standing dated as of the Closing Date for insurance permits from the state insurance commission of Kansas, with respect to American, and of Florida, with respect to FBL.

    SECTION 8.03 CONDITIONS TO OBLIGATION OF THE COMPANY. The obligation of the Company to effect the Merger is further subject to the satisfaction or waiver by the Company on or prior to the Closing Date of the following conditions:

        (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of Parent and Sub set forth in this Agreement that are qualified as to materiality shall be true and correct, and the representations and warranties of Parent and Sub set forth in this Agreement that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, except to the extent any such representation or warranty expressly relates to an earlier date (in which case as of such date), and the Company shall have received a certificate signed on behalf of Parent by the Chief Executive Officer and the Chief Financial Officer of Parent to such effect.

        (b) PERFORMANCE OF OBLIGATIONS OF PARENT AND SUB. Parent and Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Parent by the Chief Executive Officer and the Chief Financial Officer of Parent to such effect.

        (c) OFFICERS' AND DIRECTORS' CERTIFICATES. Parent shall have delivered to the Company a certificate, dated the Closing Date and executed by the Secretary of Parent, certifying (a) that Parent has duly and validly taken all corporate action necessary to authorize its execution and delivery of this Agreement and its performance of its obligations under this Agreement, and (b) that the resolutions (true and complete copies of which shall be attached to the certificate) of the Board of Directors and stockholders of Parent with respect to this Agreement and the transactions contemplated hereby have been duly and validly adopted and are in full force and effect. In addition, Parent shall have delivered to Parent executed copies of the certificates, dated the Closing Date, of officers and directors of Parent, Parent and Sub that may reasonably be required by counsel in connection with the tax opinions referred to in Section 8.02(d) and 8.03(d) of this Agreement.

        (d) TAX OPINION. The Company shall have received an opinion dated the Closing Date from Bryan Cave LLP, counsel to the Company, in form and substance reasonably satisfactory to the Company, substantially to the effect that, on the basis of facts, representations and assumptions set forth in such opinion which are consistent with the state of facts existing on the Closing Date, the Merger will be treated for United States Federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, Bryan Cave LLP may require and rely upon (and may incorporate by reference) representations and covenants, including those contained in certificates of officers of Parent, the Company, Sub and others necessary to give such opinion and to provide assurance to stockholders of the Company that they will not recognize gain in the Merger, except to the extent cash is received in exchange for fractional shares. The specific provisions of each such representation and covenant shall be in form and substance reasonably satisfactory to Bryan Cave LLP and each such representation and covenant shall be dated on or before the date of such opinion and shall not have been withdrawn or modified in any material respect.

        (e) ABSENCE OF MATERIAL ADVERSE EFFECT ON PARENT OR DELTA. There shall not have occurred since the date of this Agreement any event, change, effect or development which, individually or in the aggregate, has had or is reasonably likely to have, a Material Adverse Effect on Parent. Notwithstanding any other provision of this Agreement, it is understood and agreed that for all purposes of this Agreement, except for the following sentence, no term, representation, warranty, covenant, agreement or other provision hereunder shall be deemed to apply to or include Delta Life Corporation, or its subsidiaries (collectively, "DELTA") or the effect of the acquisition of Delta on Parent. In the event Parent acquires Delta, there shall not have occurred any event, change, effect or development which, individually or in the aggregate, has had or is reasonably likely to have, a Material Adverse Effect on Parent.

                                   ARTICLE IX
                                  TERMINATION

    SECTION 9.01 TERMINATION. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Effective Time, upon notice by the terminating party to the other party:

        (a) at any time before the Closing, by mutual written agreement of the parties; or

        (b) at any time by the Company if any of the covenants set forth in
    Article VI or representations and warranties set forth in Article IV shall have been breached, or shall not have been performed or complied with, in any material respect, at or before the Closing Date and such breach, non-performance, or noncompliance has not been cured or eliminated within 30 calendar days after written notice thereof has been given to Parent, or if a condition under Sections 8.01 or 8.03 to the Company's obligations hereunder cannot be satisfied prior to the Outside Date;

        (c) at any time by Parent if any of the covenants set forth in Article V or representations and warranties set forth in Article III shall have been breached, or shall not have been performed or complied with, in any material respect, before the Closing Date and such breach, non-performance, or non-compliance has not been cured or eliminated within 30 calendar days after written notice thereof has been given to Company, or if a condition under Sections 8.01 or 8.02 to Parent's obligations hereunder cannot be satisfied prior to the Outside Date;

        (d) by Parent or Company, if this Agreement and the Merger shall have failed to receive the requisite approval of the stockholders of (i) the Company at the Company Special Meeting, or (ii) Parent at the Parent Special Meeting;

        (e) at any time after June 30, 1998 (the "OUTSIDE DATE") by the Company or Parent, if the transactions contemplated by this Agreement have not been consummated on or before such date, provided, that this Agreement shall be extended not more than ninety days thereafter if the Merger shall not have occurred as a result of the failure to receive the governmental approvals set forth in Section 3.06 of the Disclosure Schedule hereto, and such failure to obtain approval is not caused by a breach of this Agreement (or any representation, warranty, covenant, or agreement included herein) by the party electing to terminate pursuant to this clause (e);

        (f)  by the Company in accordance with Section 5.16(b);

        (g) by Parent if the Board of Directors of the Company shall have withdrawn or modified its recommendation of this Agreement or the transactions contemplated hereby or approves or recommends any Acquisition Proposal; or

        (h) by the Company in accordance with Section 2.03(b), unless Parent agrees to pay the Adjusted Merger Consideration.

    SECTION 9.02  EFFECT OF TERMINATION.

        (a) If this Agreement is validly terminated pursuant to Section 9.01 hereof, this Agreement will forthwith become null and void, and there will be no Liability on the part of Company or Parent or Sub (or any of their respective Affiliates, officers, directors, employees, agents, consultants, or other representatives), except that (i) the provisions of this Section 9.02, Section 5.18, Section 7.07, the second sentence of Section 7.14, and
    Section 10.02 will continue to apply following any such termination, (ii) the provisions relating to confidentiality in Section 7.04 hereof will continue to apply following any such termination and (iii) any such termination shall be without prejudice to any claim which either party may have against the other for breach of this Agreement (or any representation, warranty, covenant, or agreement included herein). Without limitation on remedies all reasonable out-of-pocket expenses incurred in connection with this Agreement and the transactions contemplated hereby by a nonbreaching party who terminates this Agreement pursuant to Section 9.01 hereof will be reimbursed promptly by the breaching party.

        (b) In the event this Agreement is terminated by the Company pursuant to
    Section 9.01(f), or by Parent pursuant to Section 9.01(g), the Company shall pay to Parent by wire transfer of immediately available funds (A) within two Business Days following such termination the amount of $10.8 million, plus
    (B) within two Business Days following receipt of a written demand therefor, an amount equal to all reasonable out-of-pocket expenses incurred by Parent in connection with this Agreement and the transactions contemplated hereby, it being understood that such amounts are intended to constitute liquidated damages and not as a penalty.

        (c) In the event this Agreement is terminated (x) by either the Company or Parent pursuant to Section 9.01(d)(i), or (y) by either the Company or Parent pursuant to Section 9.01(e) (provided solely in the case of this subsection (y) that the Company's stockholders shall not have voted upon the approval of this Agreement at the Company Special Meeting prior to the Outside Date and such failure to vote was not primarily due to Parent's actions or inactions), (i) the Company shall pay to Parent by wire transfer of immediately available funds within two Business Days following receipt of a written demand therefor, an amount equal to all reasonable out-of-pocket expenses incurred by Parent in connection with this Agreement and the transactions contemplated hereby and in addition (ii) if the Company, at any time within 24 months following the date of such termination, approves, enters into an agreement with respect to, or there is filed or publicly announced, (A) a merger, consolidation or other business combination involving the Company or any other Acquired Company or (B) any direct or indirect (including through any reinsurance or coinsurance transaction) acquisition by any Person of all or a significant portion of the business or assets of the Company or any other Acquired Company or of the capital stock of any Acquired Company, or (C) any transaction which would result in the direct or indirect acquisition by any Person of the power to direct the voting or disposition of shares of capital stock of the Company representing 50% or more of the total voting power of all outstanding shares of capital stock of the Company, or otherwise resulting in a change in control of the Company, the Company shall pay to Parent by wire transfer of immediately available funds the amount of $10.8 million, it being understood that such amounts are intended to constitute liquidated damages and not as a penalty.

        (d) In the event this Agreement is terminated by Parent or the Company pursuant to Section 9.01(d)(i) and, prior to the Company Special Meeting,
    (x) the Board of Directors of the Company withdrew or modified its recommendation of this Agreement or the transactions contemplated hereby or approved or recommended any Acquisition Proposal, and (y) Parent had not terminated this Agreement pursuant to Section 9.01(g), the Company shall pay to Parent by wire transfer of immediately available funds (A) within two Business Days following such termination the amount of $10.8 million, plus
    (B) within two Business Days following receipt of a written demand therefor, an amount equal to all reasonable out-of-pocket expenses incurred by Parent in connection with this Agreement and the transactions contemplated hereby, it being understood that such amounts are intended to constitute liquidated damages and not as a penalty.

    SECTION 9.03 AMENDMENT. This Agreement may be amended by the parties at any time before or after the Company Stockholder Approval or the Parent Stockholder Approval; provided, however, that after the Company Stockholder Approval or the Parent Stockholder Approval, there shall be made no amendment that by law requires further approval by such stockholders without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

    SECTION 9.04 EXTENSION; WAIVER. At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, or (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement, waive compliance with any of the covenants or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

    SECTION 9.05 PROCEDURE FOR TERMINATION, AMENDMENT, EXTENSION OR WAIVER. A termination of this Agreement pursuant to Section 9.01, an amendment of this Agreement pursuant to Section 9.03 or an extension or waiver pursuant to Section
9.04 shall, in order to be effective, require, in the case of Parent, Sub or the Company, action by its Board of Directors or, in the case of an extension or waiver pursuant to Section 9.04, the duly authorized designee of its Board of Directors.

                                   ARTICLE X
                               GENERAL PROVISIONS

    SECTION 10.01 NONSURVIVAL OF REPRESENTATIONS AND WARRANTIES. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 10.01 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

    SECTION 10.02 NOTICES. All notices, requests, claims, demands and other communications under this Agreement shall be in writing (including by facsimile) and shall be deemed given upon receipt by the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

           (a) if to Parent or Sub, to:

           AmerUs Life Holdings, Inc.

           418 Sixth Avenue

           Des Moines, Iowa 50309-2407

           Phone: (515) 283-3260

           Fax: (515) 283-3402

           Attention: General Counsel

           WITH A COPY TO:

           Skadden, Arps, Slate, Meagher

           & Flom LLP

           919 Third Avenue

           New York, New York 10022

           Phone: (212) 735-3380

           Fax: (212) 735-2000

           Attention: Jeffrey W. Tindell, Esq.

           (b) if to the Company, to:

           AmVestors Financial Corporation

           555 South Kansas Avenue

           Topeka, Kansas 66603

           Phone: (913) 232-6945

           Fax: (913) 232-5827

           Attention: President

           WITH A COPY TO:

           Bryan Cave LLP

           One Metropolitan Square

           211 North Broadway, Suite 3600

           St. Louis, Missouri 63102

           Phone: (314) 259-2000

           Fax: (314) 259-2020

           Attention: J. Mark Klamer, Esq.

    SECTION 10.03 INTERPRETATION. When a reference is made in this Agreement to a Section, Article, Annex or Exhibit, such reference shall be to a Section or Article of, or an Annex or Exhibit to, this Agreement unless otherwise indicated. In this Agreement, unless a contrary intention appears, (i) the words "HEREIN", "HEREOF" and "HEREUNDER" and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "INCLUDE", "INCLUDES" or "INCLUDING" are used in this Agreement, they shall be deemed to be followed by the words "WITHOUT LIMITATION".

    SECTION 10.04 SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

    SECTION 10.05 COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

    SECTION 10.06 ENTIRE AGREEMENT; NO THIRD-PARTY BENEFICIARIES. This Agreement (including the documents referred to herein) (a) constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement and (b) except for the provisions of Sections 1.02 and 7.06 are not intended to confer upon any person other than the parties any rights or remedies. It is expressly agreed that the stockholders of neither Parent nor the Company are intended beneficiaries of any provision hereof.

    SECTION 10.07 GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof, provided that the laws of the state of Kansas shall govern the effects of the Merger contemplated hereby.

    SECTION 10.08 ASSIGNMENT. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties, except that Sub may assign, in its sole discretion, any of or all its rights, interests and obligations under this Agreement to Parent or to any direct or indirect wholly owned Parent Subsidiary, but no such assignment shall relieve Sub of any of its obligations under this Agreement. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns. Parent shall cause Sub to perform its obligations hereunder.

    SECTION 10.09 ENFORCEMENT; CONSENT TO JURISDICTION. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States located in the State of New York or in New York state court, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any Federal court located in the State of New York or any New York state court in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not initiate any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than a Federal court sitting in the State of New York or a New York state court.

    IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of Company, Parent and Sub, effective as of the date first written above.

                                          AMERUS LIFE HOLDINGS, INC.

                                          By: /s/ Roger K. Brooks
                                          --------------------------------------

                                              Name: Roger K. Brooks

                                              TITLE: PRESIDENT

                                          Signature Attested By:

                                          /s/ James A. Smallenberger
                                          --------------------------------------

                                          Name: James A. Smallenberger

                                          TITLE: SECRETARY

                                          AFC CORP.

                                          By: /s/ Roger K. Brooks
                                          --------------------------------------

                                              Name: Roger K. Brooks

                                              Title: President

                                          Signature Attested By:

                                          /s/ James A. Smallenberger
                                          --------------------------------------

                                          Name: James A. Smallenberger

                                          Title: Secretary

                                          AMVESTORS FINANCIAL CORPORATION

                                          By: /s/ Ralph W. Laster, Jr.
                                          --------------------------------------

                                              Name: Ralph W. Laster, Jr.

                                              Title: Chairman and CEO

                                          Signature Attested By:

                                          /s/ Lynn F. Hammes
                                          --------------------------------------

                                          Name: Lynn F. Hammes

                                          Title: Secretary

                                                                         ANNEX A

                               GLOSSARY OF TERMS

    The capitalized terms used in this Agreement and not defined herein shall have the meanings set forth below. Other terms are also defined in the text of the Agreement. Unless the context otherwise requires, such capitalized terms shall include the singular and plural and the conjunctive and disjunctive forms of the terms defined.

    "Affiliate" shall mean any Person that, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with the Person specified.

    "Agreement" shall mean this Agreement and Plan of Merger, together with the annexes and exhibits attached hereto, the Disclosure Schedules, and the other agreements and documents to be executed and delivered pursuant hereto.

    "Annual Statement" shall mean any annual statement of the Company Insurance Subsidiaries or the Parent Insurance Subsidiaries, as the case may be, filed with or submitted to the insurance regulatory authority in the state in which the Company Insurance Subsidiaries or the Parent Insurance Subsidiaries, as the case may be, is domiciled on forms prescribed or permitted by such authority.

    "Acquired Companies" shall mean the Company, American Investors Life Insurance Company, Financial Benefit Life Insurance Company and any other direct or indirect subsidiary of the Company.

    "Assets and Properties" shall mean all assets or properties of every kind, nature, character, and description (whether real, personal, or mixed, whether tangible or intangible, whether absolute, accrued, contingent, fixed, or otherwise, and wherever situated) as now operated, owned, or leased by a specified Person, including without limitation cash, cash equivalents, securities, accounts and notes receivable, real estate, equipment, furniture, fixtures, insurance or annuities in force, goodwill, and going concern value.

    "Books and Records" shall mean all accounting, financial reporting, Tax, business, marketing, corporate, and other files, documents, instruments, papers, books, and records of a specified Person, including without limitation financial statements, budgets, projections, ledgers, journals, deeds, titles, policies, manuals, minute books, stock certificates and books, stock transfer ledgers, Contracts, franchises, permits, agency lists, policyholder lists, supplier lists, complaint lists, underwriting manuals, correspondence files, marketing and sales materials, reports, computer files, retrieval programs, operating data or plans, and environmental studies or plans.

    "Business Day" shall mean a day other than Saturday, Sunday, or any day on which the principal commercial banks located in New York are authorized or obligated to close under the Laws of New York.

    "CERCLA" shall mean the Comprehensive Environmental Response, Compensation and Liability Act.

    "Closing" shall have the meaning ascribed to it in Section 1.01(b).

    "Closing Date" shall have the meaning ascribed to it in Section 1.01(b).

    "Code" shall mean the Internal Revenue Code of 1986, as amended (including without limitation any successor code), and the rules and regulations promulgated thereunder.

    "Company" shall have the meaning ascribed to it in the preamble to this Agreement.

    "Company Affiliate" shall mean (a) each Affiliate of Company, (b) each holder of 5% or more of any class of capital stock of Company, (c) each executive officer or director of an Acquired Company and (d) each of their respective Affiliates.

    "Company Common Stock" shall have the meaning ascribed to it in the Preamble.

                                     I-A-1

    "Company Convertible Debentures" shall have the meaning ascribed to it in
Section 3.03(d).

    "Company Disclosure Schedule" shall mean the schedule dated as of the date of this Agreement and furnished by Company to Parent, and containing all lists, descriptions, exceptions, and other information and materials as are required to be included therein pursuant to this Agreement.

    "Company Warrants" shall have the meaning ascribed to it in Section 3.03(c).

    "Contract" shall mean any agreement, lease, sublease, license, sublicense, promissory note, evidence of indebtedness, insurance policy, annuity contract, reinsurance agreement or other contract or commitment (whether written or oral).

    "Employee" shall mean any present or former officer, director, employee, agent, regional director, consultant or other similar representative of the Person referenced (including any predecessor thereof).

    "Environmental Laws" shall mean any Federal, state or local law, statute, ordinance or regulation pertaining to health, industrial hygiene, or the environmental condition on or under any property including, without limitation, CERCLA and the Toxic Substance Control Act, and the rules and regulations thereunder.

    "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended (including without limitation any successor act), and the rules and regulations promulgated thereunder.

    "GAAP" shall mean generally accepted accounting principles, consistently applied throughout the specified period and in the immediately prior comparable period.

    "GAAP Statements" shall have the meaning ascribed to it in Section 3.08(b).

    "Hazardous Substance" shall mean (I) any and all hazardous, toxic or dangerous waste, substance, pollutant, contaminant, radiation or material defined as such in (or deemed as such for purposes of) CERCLA, at the Closing Date, or any other Environmental Law and (II) any petroleum or petroleum-based products.

    "IRS" shall mean the United States Internal Revenue Service or any successor agency.

    "Knowledge of Company" or any capitalized derivative thereof means the actual knowledge of or knowledge which would have been obtained in a reasonable investigation by an officer of any Acquired Company with responsibility (sole or shared) for the particular subject matter.

    "Knowledge of Parent" or any capitalized derivative thereof means the actual knowledge of or knowledge which would have been obtained in a reasonable investigation by an officer of Parent with responsibility (sole or shared) for the particular subject matter.

    "Laws" shall mean all laws, statutes, ordinances, regulations, and other pronouncements having the effect of law of the United States of America or any state, commonwealth, city, county, municipality, court, tribunal, agency, government, department, commission, bureau, or instrumentality thereof.

    "Liabilities" shall mean all debts, obligations, and other liabilities of a Person (whether absolute, accrued, contingent, fixed, or otherwise, or whether due or to become due) which are recognized as liabilities in accordance with SAP or GAAP, as the case may be.

    "Lien" shall mean any mortgage, pledge, assessment, security interest, lease, sublease, lien, adverse claim, levy, charge, covenant or other encumbrance of any kind, or any conditional sale Contract, title retention Contract, or other Contract to give or to refrain from giving any of the foregoing other than Permitted Liens.

    "Material Adverse Effect" shall mean, with respect to any Person, a material adverse effect on (I) the organization, existence, Assets, Liabilities, business, sales force, new sales, prospects, operations, condition (financial or otherwise), or results of operations of such Person, together with any subsidiaries thereof, taken as a whole, or (II) the ability of such Person to perform its material obligations under this Agreement, provided that the term Material Adverse Effect shall not include any changes or effects on

                                     I-A-2
the organization, existence, Assets, Liabilities, business, sales force, new sales, prospects, operations, condition (financial or otherwise), or results of operations on Parent, together with any subsidiaries thereof, taken as a whole, caused by changes in general economic conditions or changes generally affecting Parent's industry.

    "Parent" shall have the meaning ascribed to it in the preamble of this Agreement.

    "Parent Common Stock" shall have the meaning ascribed to it in Section 4.10.

    "Parent Disclosure Schedule" shall mean the schedule dated as of the date of this Agreement and furnished by Parent to Company, and containing all lists, descriptions, exceptions, and other information and materials as are required to be included therein pursuant to this Agreement.

    "PBGC" shall mean the Pension Benefit Guaranty Corporation established under ERISA.

    "Permitted Liens" of a Person shall mean the following liens: (i) Liens for Taxes or assessments or other governmental charges or levies, either not yet due and payable or to the extent that nonpayment thereof is expressly permitted by the terms of this Agreement; (ii) pledges or deposits securing obligations under worker's compensation, unemployment insurance, social security or public liability laws or similar legislation; (iii) pledges or deposits securing bids, tenders, contracts (other than contracts for the payment of money) or leases to which such Person is a party as lessee made in the ordinary course of business;
(iv) deposits securing public or statutory obligations of such Person; (v) workers', mechanics', suppliers', carriers', warehousemen's or other similar liens arising in the ordinary course of business and securing indebtedness aggregating not in excess of $500,000 at any time outstanding, not yet due and payable; (vi) deposits securing or in lieu of surety, appeal or customs bonds in proceedings to which such Person is a party; (vii) pledges or deposits effected by such Person as a condition to obtaining or maintaining any License of such Person; (viii) any attachment or judgment lien, unless the judgment it secures shall not, within 60 days after the entry thereof, have been discharged or execution thereof stayed pending appeal, or shall not have been discharged within 60 days after the expiration of any such stay; (ix) zoning restrictions, easements, licenses, or other restrictions on the use of real property or other minor irregularities in title (including leasehold title) thereto, so long as the same do not materially impair the use, value, or marketability of such real property, leases or leasehold estates; and (x) Liens under the provisions of insurance policies and annuities in force and reinsurance and coinsurance contracts in force.

    "Person" shall mean any natural person, corporation, general partnership, limited partnership, limited liability company, proprietorship, trust, union, association, court, tribunal, agency, government, department, commission, self-regulatory organization, arbitrator, board, bureau, instrumentality, or other entity, enterprise, authority, or business organization.

    "Quarterly Statement" of a Person shall mean (I) any quarterly statement of such Person prepared in accordance with GAAP, and (II) any quarterly statement of such Person's Insurance Subsidiaries prepared in accordance with SAP and filed with or submitted to the insurance regulatory authority in the state in which it is domiciled on forms prescribed or permitted by such authority.

    "Real Estate" of a Person means all real property and interests therein, including without limitation leasehold interests, owned or held at any time since January 1, 1994 by such Person.

    "Release" shall mean any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, migrating, dumping or other disposal in any amount into or onto the air, ground or surface water, land, or other parts of the environment, however caused, not permitted by or in compliance with Environmental Laws.

    "SAP" shall mean the accounting practices required or permitted by the National Association of Insurance Commissioners and the insurance regulatory authority in the state in which the Company Insurance Subsidiaries or the Parent Insurance Subsidiaries, as the case may be, is domiciled, consistently applied throughout the specified period and in the immediately prior comparable period.

                                     I-A-3

    "SAP Statements" shall have the meaning ascribed to it in Section 3.08(b).

    "Sub" shall have the meaning ascribed to it in the preamble to this Agreement.

    "subsidiary" shall mean each of those Persons, regardless of jurisdiction of organization, of which another Person, directly or indirectly through one or more subsidiaries, (I) owns beneficially securities having more than 50% of the voting power in the election of directors (or persons fulfilling similar functions or duties) of the owned Person (without giving effect to any contingent voting rights), or (II) controls as the general partner or managing member.

    "Taxes" shall mean all taxes, charges, duties, fees, levies, or other similar assessments or Liabilities, including without limitation all net and gross income, gross receipts, ad valorem, premium, excise, real property, personal property, windfall profit, sales, use, transfer, license, withholding, employment, payroll, Phase III, profit, estimated, severance, stamp, occupation, value added, registration, environmental, workers compensation, social security and franchise taxes imposed by the United States of America, any possession thereof, or any state, county, local, or foreign government, or any subdivision, agency, or other similar Person of any of the foregoing; and such term shall include any interest, fines, penalties, correction fees, sanction amounts, assessments, or additions to tax relating to, resulting from, attributable to, or incurred in connection with any such tax or any contest or dispute thereof.

    "Tax Returns" of a Person shall mean any report, return, information return, or other document (including any related or supporting information and any amendments thereto) filed or required to be filed with any federal, state, local, or foreign governmental entity or other authority in connection with the determination, assessment or collection of any Tax (whether or not such Tax is imposed on such Person) or the administration of any laws, regulations or administrative requirements relating to any Tax, or any statement required to be furnished to any Person under any Tax Law.

                                     I-A-4

                                                                         ANNEX B

                          FORM OF AFFILIATE LETTER FOR
                           AFFILIATES OF THE COMPANY

                                                               [         ], 1997

AmerUs Life Holdings, Inc.
418 Sixth Avenue
Des Moines, Iowa 50309-2407
Ladies and Gentlemen:

    I have been advised that as of the date of this letter I may be deemed to be an "affiliate" of AmVestors Financial Corporation, a Kansas corporation (the "Company"), as the term "affiliate" is defined for purposes of paragraphs (c) and (d) of Rule 145 of the rules and regulations (the "Rules and Regulations") of the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"). Pursuant to the terms of the Agreement and Plan of Merger dated as of September 19, 1997 (the "Merger Agreement") among AmerUs Life Holdings, Inc., an Iowa corporation ("Parent"), AFC Corp., a Kansas corporation ("Merger Sub"), and the Company, the Merger Sub will be merged with and into the Company (the "Merger"). Capitalized terms used in this letter without definition shall have the meanings assigned to them in the Merger Agreement.

    As a result of the Merger, I may receive shares of common stock, no par value, of Parent (the "Parent Shares"). I would receive such Parent Shares in exchange for shares (or upon exercise of options for shares) owned by me of common stock, no par value, of the Company (the "Company Shares").

    1. I represent, warrant and covenant to Parent that in the event I receive any Parent Shares as a result of the Merger:

        A. I shall not make any sale, transfer or other disposition of the Parent Shares in violation of the Act or the Rules and Regulations.

        B. I have carefully read this letter and the Merger Agreement and discussed the requirements of such documents and other applicable limitations upon my ability to sell, transfer or otherwise dispose of the Parent Shares, to the extent I felt necessary, with my counsel or counsel for the Company.

        C. I have been advised that the issuance of the Parent Shares to me pursuant to the Merger has been registered with the Commission under the Act on a Registration Statement on Form S-4. However, I have also been advised that, because at the time the Merger is submitted for a vote of the shareholders of the Company, (a) I may be deemed to be an affiliate of the Company and (b) the distribution by me of the Parent Shares has not been registered under the Act, I may not sell, transfer or otherwise dispose of the Parent Shares issued to me in the Merger unless (i) such sale, transfer or other disposition is made in conformity with the volume and other limitations of Rule 145 promulgated by the Commission under the Act, (ii) such sale, transfer or other disposition has been registered under the Act or (iii) in the opinion of counsel reasonably acceptable to Parent, such sale, transfer or other disposition is otherwise exempt from registration under the Act.

                                     I-B-1

        D. I understand that Parent is under no obligation to register the sale, transfer or other disposition of the Parent Shares by me or on my behalf under the Act or, except as provided in paragraph 2(A) below, to take any other action necessary in order to make compliance with an exemption from such registration available.

        E. I understand that Parent reserves the right to place on the certificates for the Parent Shares issued to me, or any substitutions therefor, a legend stating in substance:

        "THE SHARES REPRESENTED BY THIS CERTIFICATE WERE ISSUED IN A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE SECURITIES ACT OF 1933 APPLIES. THE SHARES REPRESENTED BY THIS CERTIFICATE MAY ONLY BE TRANSFERRED IN ACCORDANCE WITH THE TERMS OF AN AGREEMENT DATED [____________], 1997 BETWEEN THE REGISTERED HOLDER HEREOF AND AMERUS LIFE HOLDINGS, INC., A COPY OF WHICH AGREE-MENT IS ON FILE AT THE PRINCIPAL OFFICES OF AMERUS LIFE HOLDINGS, INC."

        F. I understand that unless a sale or transfer is made in conformity with the provisions of Rule 145, or pursuant to a registration statement, Parent reserves the right to put the following legend on the certificates issued to my transferee:

        "THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AND WERE ACQUIRED FROM A PERSON WHO RECEIVED SUCH SHARES IN A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE SECURITIES ACT OF 1933 APPLIES. THE SHARES HAVE BEEN ACQUIRED BY THE HOLDER NOT WITH A VIEW TO, OR FOR RESALE IN CONNECTION WITH, ANY DISTRIBUTION THEREOF WITHIN THE MEANING OF THE SECURITIES ACT OF 1933 AND MAY NOT BE SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT IN ACCORDANCE WITH AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OF 1933."

        G. Execution of this letter should not be considered an admission on my part that I am an "affiliate" of the Company as described in the first paragraph of this letter, nor as a waiver of any rights I may have to object to any claim that I am such an affiliate on or after the date of this letter.

    2. By Parent's acceptance of this letter, Parent hereby agrees with me as follows:

        A. For so long as and to the extent necessary to permit me to sell the Parent Shares pursuant to Rule 145 and, to the extent applicable, Rule 144 under the Act, Parent shall (a) use its reasonable efforts to (i) file, on a timely basis, all reports and data required to be filed with the Commission by it pursuant to Section 13 of the Securities Exchange Act of 1934, as amended (the "1934 Act"), and (ii) furnish to me upon request a written statement as to whether Parent has complied with such reporting requirements during the 12 months (or such shorter period as Parent has been subject thereto) preceding any proposed sale of the Parent Shares by me under Rule 145, and (b) otherwise use its reasonable efforts to permit such sales pursuant to Rule 145 and Rule 144. Parent hereby represents to me that it has filed all reports required to be filed with the Commission under Section 13 of the 1934 Act during the preceding 12 months (or such shorter period as Parent has been subject thereto).

                                     I-B-2

        B. It is understood and agreed that certificates with the legends set forth in paragraphs E and F above will be substituted by delivery of certificates without such legend if (i) one year shall have elapsed from the date the undersigned acquired the Parent Shares received in the Merger and the provisions of Rule 145(d)(2) are then available to the undersigned, (ii) two years shall have elapsed from the date the undersigned acquired the Parent Shares received in the Merger and the provisions of Rule 145(d)(3) are then applicable to the undersigned, or (iii) Parent has received either an opinion of counsel, which opinion and counsel shall be reasonably satisfactory to Parent, or a "no action" letter obtained by the undersigned from the staff of the Commission, to the effect that the restrictions imposed by Rule 145 under the Act no longer apply to the undersigned.

                                          Very truly yours,

                                          --------------------------------------

                                          Name:

Agreed and accepted this     day
of          , 1997, by
AMERUS LIFE HOLDINGS, INC.
By:
----------------------------------------

Name:
Title:

                                     I-B-3

              Donaldson, Lufkin & Jenrette Securities Corporation
                                277 Park Avenue
                            New York, New York 10172

                                                                        ANNEX II

                               September 19, 1997

Board of Directors
AmerUs Life Holdings, Inc.
418 Sixth Avenue
Des Moines, Iowa 50309-2407

Dear Board Members:

    You have requested our opinion as to the fairness from a financial point of view to AmerUs Life Holdings, Inc. (the "Company") of the consideration to be paid by the Company pursuant to the terms of the Agreement of Merger, dated as of September 19, 1997 (the "Agreement") by and among AmVestors Financial Corporation ("AmVestors"), the Company and a wholly owned subsidiary of the Company ("Sub"), pursuant to which Sub will be merged (the "Merger") with and into AmVestors.

    Pursuant to the Agreement, each share of common stock, no par value ("AmVestors Common Stock"), of AmVestors will be converted, subject to certain exceptions, into the right to receive an amount of shares of Series A common stock, no par value ("Company Common Stock"), of the Company, determined as follows: (a) if the Average Company Share Price (as defined below) is greater than or equal to $27.00 but less than or equal to $29.75, the number of shares of Company Common Stock determined by dividing $20.00 by the Average Company Share Price; (b) if the Average Company Share Price is less than $27.00, 0.7407 shares of Company Common Stock; and (c) if the Average Company Share Price is greater than $29.75, 0.6724 shares of Company Common Stock (such number of shares determined pursuant to clauses (a) through (c) above, the "Exchange Ratio"). The "Average Company Share Price" means the average of the last reported sales prices per share of Company Common Stock as quoted by The Nasdaq National Market for the 20 consecutive trading days ending on the trading day which is ten trading days prior to the consummation of the Merger.

    In arriving at our opinion, we have reviewed the draft dated September 19, 1997 of the Agreement. We also have reviewed financial and other information that was publicly available or furnished to us by the Company and AmVestors, including information provided during discussions with their respective managements. Included in the information provided during discussions with the respective managements were certain financial projections of AmVestors for the period beginning January 1, 1997 and ending December 31, 2001 prepared by the management of AmVestors, as well as certain financial projections of the Company, pro forma for the acquisition of Delta Life Corporation, for the period beginning January 1, 1997 and ending December 31, 1999 prepared by the management of the Company. In addition, we have compared certain financial and securities data of AmVestors with various other companies whose securities are traded in public markets, reviewed the historical stock prices and trading volumes of the common stock of AmVestors, reviewed prices and premiums paid in certain other business combinations and conducted such other financial studies, analyses and investigations as we deemed appropriate for purposes of this opinion.

    In rendering our opinion, we have relied upon and assumed the accuracy and completeness of all of the financial and other information that was available to us from public sources, that was provided to us by the Company and AmVestors or their respective representatives, or that was otherwise reviewed by us. In particular, we have relied upon the estimates of the management of the Company of the operating synergies achievable as a result of the Merger. With respect to the financial projections supplied to us, we have assumed that they have been reasonably prepared on the basis reflecting the best currently available estimates and judgments of the management of the Company and AmVestors as to the future

Board of Directors
AmerUs Life Holdings, Inc.

Page 2                                                        September 19, 1997

operating and financial performance of the Company and AmVestors. We have not assumed any responsibility for making any independent evaluation of any assets or liabilities or for making any independent verification of any of the information reviewed by us.

    Our opinion is necessarily based on economic, market, financial and other conditions as they existed on, and on the information made available to us as of, the date of this letter. It should be understood that, although subsequent developments may affect this opinion, we do not have any obligation to update, revise or reaffirm this opinion. We are expressing no opinion herein as to the prices at which Company Common Stock will actually trade at any time. Our opinion does not address the relative merits of the Merger and the other business strategies being considered by the Company's Board of Directors, nor does it address the Board's decision to proceed with the Merger. Our opinion does not constitute a recommendation to any shareholder as to how such shareholder should vote on the proposed transaction.

    Donaldson, Lufkin, & Jenrette Securities Corporation ("DLJ"), as part of its investment banking services, is regularly engaged in the valuation of businesses and securities in connection with mergers, acquisitions, underwritings, sales and distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. DLJ has performed investment banking and other services for the Company in the past and has been compensated for such services. In January 1997, DLJ co-managed an initial public offering of Company Common Stock and received usual and customary underwriters compensation. In addition, in April 1996, DLJ advised Financial Benefit Group, Inc. in its sale to AmVestors and received usual and customary compensation for such services.

    Based upon the foregoing and such other factors as we deem relevant, we are of the opinion that the Exchange Ratio is fair to the Company from a financial point of view.

                                Very truly yours,

                                DONALDSON, LUFKIN, & JENRETTE
                                SECURITIES CORPORATION

                                By:            /s/ WILLIAM J. WHEELER
                                     -----------------------------------------
                                                 William J. Wheeler
                                               SENIOR VICE PRESIDENT

Goldman, Sachs & Co., 85 Broad Street, New York, New York 10004

Tel: 212-902-1000
                                                                       ANNEX III

                                  [LETTERHEAD]

PERSONAL AND CONFIDENTIAL

September 19, 1997

Board of Directors
AmVestors Financial Corporation
555 S. Kansas Avenue
Topeka, KS 66601

Ladies and Gentlemen:

You have requested our opinion as to the fairness from a financial point of view to the holders of the outstanding shares of Common Stock, no par value (the "Shares"), of AmVestors Financial Corporation (the "Company") of the Exchange Ratio (as defined below) pursuant to the Agreement and Plan of Merger, dated as of September 19, 1997, among AmerUs Life Holdings, Inc. ("AmerUs"), Joe Corp., a wholly-owned subsidiary of AmerUs, and the Company (the "Agreement"). Pursuant to the Agreement, the Company will merge with Joe Corp. (the "Merger") and each outstanding Share will be converted into the right to receive a number of shares of Series A Common Stock, no par value (the "AmerUs Common Stock"), of AmerUs, computed, subject to adjustment, such that each Share will be exchanged for at least 0.6724 shares of AmerUs Common Stock, as set forth in the Agreement (the "Exchange Ratio").

Goldman, Sachs & Co., as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. We are familiar with the Company having acted as its financial advisor in connection with, and having participated in certain of the negotiations leading to, the Agreement. We also have provided certain investment banking services to AmerUs from time to time, including having acted as its financial advisor on the formation of a mutual holding company in 1996, having acted as lead manager of the initial public offering of AmerUs Common Stock in January 1997 and as lead manager of an issuance of the Capital Securities of AmerUs Capital I, an affiliate of AmerUs, in January 1997, and we may provide investment banking services to AmerUs in the future.

In connection with this opinion, we have reviewed, among other things, the Agreement; an actuarial appraisal dated May 13, 1997 of the insurance operations of the Company prepared by Actuarial Resources Corporation (the "Appraisal"); Annual Reports to Stockholders and Annual Reports on Form 10-K of the Company for the five years ended December 31, 1996; the Registration Statement on Form S-1 of AmerUs, dated January 28, 1997; Statutory Annual Statements filed by American Investors Life Insurance Company, Financial Benefit Life

AmVestors Financial Corporation
September 19, 1997
Page Two

Insurance Company and AmerUs Life Insurance Company (including the predecessor companies Central Life Assurance Company and American Mutual Life Insurance Company), with the Insurance Departments of the States under which they are respectively organized for the five years ended December 31, 1996; certain interim statutory reports filed by American Investors Life Insurance Company, Financial Benefit Life Insurance Company and AmerUs Life Insurance Company with the Insurance Departments of the States under which they are respectively organized; certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company and AmerUs; certain other communications from the Company and AmerUs to their respective stockholders; certain information regarding the reserves of AmerUs; certain internal financial analyses and forecasts for the Company prepared by the management of the Company; and certain internal financial analyses and forecasts for AmerUs and the Company prepared by the management of AmerUs. We have held discussions with members of the senior management of the Company and AmerUs regarding the strategic rationale for, and the potential benefits of, the Merger and the past and current business operations, financial condition and future prospects of their respective companies. We also have discussed the pro forma impact of the Merger, as well as the pending acquisition by AmerUs of Delta Life and Annuity Company ("Delta Life") with the management of AmerUs (the "Pro Forma Information"), as well as certain other financial analyses provided to us by AmerUs regarding Delta Life. In addition, we have reviewed the reported price and trading activity for the Shares and the AmerUs Common Stock, compared certain financial and stock market information for the Company and AmerUs with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the life insurance and annuities industries specifically and in other industries generally and performed such other studies and analyses as we considered appropriate.

We have relied upon the accuracy and completeness of all of the financial and other information reviewed by us, including the information furnished by the Company and AmerUs relating to reserves and related items, and have assumed such accuracy and completeness for purposes of rendering this opinion. In that regard, we have assumed, with your consent, that the financial estimates of the Company and AmerUs, including, without limitation, the Pro Forma Information provided to us by AmerUs have been reasonably prepared and reflect the best currently available judgments of the Company and AmerUs and that such estimates will be realized in the amounts and the times contemplated thereby. We are not actuaries and our services did not include actuarial determinations or evaluations by us or an attempt to evaluate actuarial assumptions. In addition, we have not made an independent evaluation or appraisal of the assets and liabilities of the Company, AmerUs, Delta Life or any of their subsidiaries and, except for the Appraisal and certain information related to the reserves of the Company and AmerUs, we have not been furnished with any such evaluation or appraisal.

AmVestors Financial Corporation
September 19, 1997
Page Three

Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated by the Agreement and such opinion does not constitute a recommendation as to how any holder of Shares should vote with respect to such transaction.

Our opinion is necessarily based upon financial, economic, market and other conditions as they exist and can be evaluated on the date hereof. We are not expressing any opinion as to the value of the AmerUs Common Stock when issued to the holders of the Shares pursuant to the Agreement or to the prices at which such AmerUs Common Stock will trade subsequent to the Merger.

Based upon and subject to the foregoing and based upon such other matters as we consider relevant, it is our opinion that as of the date hereof the Exchange Ratio pursuant to the Agreement is fair from a financial point of view to the holders of Shares.

Very truly yours,

/s/ Goldman, Sachs & Co.
----------------------------
GOLDMAN, SACHS & CO.

                                       PART II
                        INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20:  INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Section 851 of the Iowa Business Corporation Act ("IBCA") provides that a corporation has the power to indemnify its directors against liabilities and expenses incurred by reason of such person serving in the capacity of director or officer, if such person has acted in good faith and in a manner reasonably believed by the individual to be in or not opposed to the best interests of the corporation, and in any criminal proceeding if such person had no reasonable cause to believe the individual's conduct was unlawful. The foregoing indemnity provisions notwithstanding, in the case of actions brought by or in the right of the corporation, no indemnification shall be made to such director with respect to any matter as to which such individual has been adjudged to be liable to the corporation unless, and only to the extent that, a court determines that indemnification is proper under the circumstances. Indemnification, where proper, is limited to reasonable expenses incurred in connection with such proceedings.

    Section 852 of the IBCA provides that, unless limited by its articles of incorporation, a corporation must indemnify a director who successfully defends himself in a proceeding to which the director was a party by nature of the director's role as director.

    Section 853 of the IBCA provides that a corporation may pay for or reimburse the reasonable expenses incurred by a director who is a party to proceeding prior to final disposition where (1) the director supplies the corporation with written affirmation that the director has acted in good faith pursuant to Section 851, (2) the director agrees, in writing, to repay the advance if it is determined that the director did not meet the required standard of conduct, and (3) the facts known at the time of reimbursement would not preclude indemnification.

    Section 854 of the IBCA specifies, where a corporation's articles of incorporation do not provide otherwise, the manner in which a director may apply for indemnification to the court conducting the proceeding.

    Section 855 of the IBCA specifies the process that a corporation must use in determining whether indemnification of a director is permissible because the director has met the standard of conduct required by Section 851.

    Section 856 of the IBCA provides that, unless a corporation's articles of incorporation provide otherwise, an officer of a corporation who is not a director is entitled to indemnification to the same extent as a director.

    Section 857 of the IBCA authorizes the purchase and maintenance of insurance to indemnify an individual who is or was a director, officer, employee, or agent of the corporation.

    Article VIII of the Amended and Restated Articles of Incorporation of the Registrant (the "Articles") provides in part that the Registrant shall indemnify its directors to the fullest extent possible under the IBCA, and the Registrant's Bylaws extend the same indemnity to its officers. The Articles also provide that no directors shall be liable to the Registrant or its shareholders for monetary damages for breach of the individual's fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Registrant or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for any transaction in which the director derived an improper personal benefit, or (iv) under the IBCA provisions relating to improper distributions.

    The Registrant maintains a directors' and officers' liability insurance policy to insure against losses arising from claims made against its directors and officers, subject to the limitations and conditions as set forth in the policies. In addition, the Registrant has entered into indemnification agreements with its directors and certain of its executive officers providing for the indemnification of such persons as permitted by the Articles and Iowa law.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

    (a)  EXHIBITS

    The exhibits included as part of this Registration Statement are those listed below in the Index of Exhibits attached to this Registration Statement. The Registrant agrees to furnish supplementally a copy of any omitted schedule to the Commission upon request.

    (b)  FINANCIAL STATEMENT SCHEDULES

    Report of Independent Auditors on Schedules
    Schedule I    -  Summary of Investments (Other than Investments in Related
                     Parties)
    Schedule III  -  Supplementary Insurance Information
    Schedule IV   -  Reinsurance
    Schedule V    -  Valuation and Qualifying Accounts

    All other schedules for which provision is made in the applicable accounting regulation of the Securities and Exchange Commission are not required under the related instructions or are inapplicable and therefore have been omitted.


ITEM 22.  UNDERTAKINGS

(a) The undersigned registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

         (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933.

         (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar amount of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

         (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

    (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein,and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDe offering thereof.

(c)(1) The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

    (2) The Registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(d) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(e) The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(f) The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                      SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Des Moines, State of Iowa, on November 12, 1997.


                        AMERUS LIFE HOLDINGS, INC.


                        By:  /s/ Roger K. Brooks
                           ------------------------------
                             Roger K. Brooks
                             Chairman, President and Chief Executive Officer

    Each officer and director of AmerUs Life Holdings, Inc. whose signature appears below hereby constitutes and appoints Joseph K. Haggerty and James A. Smallenberger, or either of them, with full power to act, his or her true and lawful attorneys-in-fact and agents with full power of substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments and supplements to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitutes, may lawfully do or cause to be done by virture hereof.

    Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

         NAME                                    TITLE                          DATE
  /s/  Roger K. Brooks         Chairman, President and Chief Execu-       November 12, 1997
---------------------------  tive Officer (principal executive officer)
     Roger K. Brooks                        and Director

  /s/   Michael E. Sproule
---------------------------        Executive Vice President and Chief     November 12, 1997
    Michael E. Sproule            Financial Officer (principal financial
                                                  officer)

  /s/    Michael G. Fraizer   Senior Vice President and Controller/       November 12, 1997
---------------------------  Treasurer (principal accounting officer)
     Michael G. Fraizer

  /s/ John R. Albers
---------------------------
     John R. Albers                              Director                 November 12, 1997

  /s/   Malcolm Candlish
---------------------------
     Malcolm Candlish                            Director                 November 12, 1997

  /s/  Maureen M. Culhane
---------------------------                      Director                 November 12, 1997
     Maureen M. Culhane


                                      II-4

  /s/ Thomas F. Gaffney
---------------------------                      Director                 November 12, 1997
     Thomas F. Gaffney

  /s/ Ilene B. Jacob
---------------------------                      Director                 November 12, 1997
     Ilene B. Jacobs

  /s/ Sam C. Kalainov
---------------------------
     Sam C. Kalainov                             Director                 November 12, 1997

  /s/ John W. Norris, Jr.
---------------------------
    John W. Norris, Jr.                          Director                 November 12, 1997

  /s/ Jack C. Pester
---------------------------
     Jack C. Pester                              Director                 November 12, 1997

  /s/ John A. Wing
---------------------------
     John A. Wing                                Director                 November 12, 1997


                              AMERUS LIFE HOLDINGS, INC.

                 INDEX TO EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

      (a)  INDEX TO EXHIBITS

Exhibit No.   Description
-----------   -----------

    2.1       Plan of Reorganization dated October 27, 1995, filed as Exhibit
              2.1 to the registration statement of the Registrant on Form S-1, Registration Number 333-12239, is hereby incorporated by reference.

    2.2* Amended and Restated Agreement and Plan of Merger, dated as of September 19, 1997 and as amended and restated as of October 8, 1997, by and among the Registrant, AFC Corp. and AmVestors Financial Corporation ("AmVestors") (included as Annex I to the Joint Proxy Statement/Prospectus contained in this Registration Statement).

    3.1 Amended and Restated Articles of Incorporation of the Registrant, filed as Exhibit 3.5 to the registration statement of the Registrant on Form S-1, Registration Number 333-12239, are hereby incorporated by reference.

    3.2 Bylaws of the Registrant, filed as Exhibit 3.2 to the registration statement of the Registrant on Form S-1, Registration Number 333-12239, are hereby incorporated by reference.

    4.1 Amended and Restated Trust Agreement dated as of February 3, 1997 among the Registrant, Wilmington Trust Company, as property trustee, and the administrative trustees named therein (AmerUs Capital I business trust), filed as Exhibit 3.6 to the registration statement of the Registrant and AmerUs Capital I on Form S-1, Registration Number 333-13713, is hereby incorporated by reference.

    4.2 Indenture dated as of February 3, 1997 between the Registrant and Wilmington Trust Company relating to the Registrant's 8.85% Junior Subordinated Debentures, Series A, filed as Exhibit 4.1 to the registration statement of the Registrant and AmerUs Capital I on Form S-1, Registration 333-13713, is hereby incorporated by reference.

    4.3 Guaranty Agreement dated as of February 3, 1997 between the Registrant, as guarantor and Wilmington Trust Company, as trustee, relating to the 8.85% Capital Securities, Series A, issued by AmerUs Capital I, filed as Exhibit 4.4 to the registration statement on Form S-1, Registration Number, 333-13713, is hereby incorporated by reference.

    5.1* Opinion of Joseph K. Haggerty, Esq., General Counsel of the Registrant, as to the legality of securities being registered.

    8.1* Opinion of Skadden, Arps, Slate, Meagher & Flom LLP, as to certain federal income tax matters.

    8.2* Opinion of Bryan Cave LLP, as to certain federal income tax matters.

    10.1 Amended and Restated Intercompany Agreement dated as of December 1, 1996, among American Mutual Holding Company, AmerUs Group Co. and the Registrant, filed as Exhibit

              10.81 to the Registrant's registration statement on Form S-1, Registration Number 333-12239, is hereby incorporated by reference.

    10.2 Joint Venture Agreement, dated as of March 8, 1996, between American Mutual Insurance Company and Ameritas Life Insurance Corp., and First Amendment thereto dated as of April 1, 1996 between American Mutual Life Insurance Company and Ameritas Life Insurance Corp., filed as Exhibit 10.2 to the registration statement of the Registrant on Form S-1, Registration Number 333-12239, is hereby incorporated by reference.

    10.3 Management and Administration Service Agreement, dated as of April 1, 1996, among American Mutual Life Insurance Company, Ameritas Variable Life Insurance Company and Ameritas Life Insurance Corp., filed as Exhibit 10.3 to the registration statement of the Registrant on Form S-1, Registration Number 333-12239, is hereby incorporated by reference.

    10.4 Agreement and Plan of Merger, dated as of August 24, 1994, among Central Life Assurance Company and American Mutual Life Insurance Company, filed as Exhibit 10.4 to the registration statement of the Registrant on Form S-1, Registration Number 333-12239, is hereby incorporated by reference.

    10.5 Line of Credit Application and Approval, dated February 28, 1996 and April 22, 1996, respectively, between American Mutual Life Insurance Company and Federal Home Loan Bank of Des Moines, filed as Exhibit 10.5 to the registration statement of the Registrant on Form S-1, Registration Number 333-12239, is hereby incorporated by reference.

    10.6 All AmerUs Supplemental Executive Retirement Plan, effective January 1, 1996, filed as Exhibit 10.6 to the registration statement of the Registrant on Form S-1, Registration Number 333-12239, is hereby incorporated by reference.

    10.7 American Mutual Life Insurance Supplemental Pension Plan (which was curtailed as of December 31, 1995), filed as Exhibit 10.7 to the registration statement of the Registrant on Form S-1, Registration Number 333-12239, is hereby incorporated by reference.

    10.8 Central Life Assurance Company Supplemental Pension Plan (which was curtailed as of December 31, 1995), filed as Exhibit 10.8 to the registration statement of the Registrant on Form S-1, Registration Number 333-12239, is hereby incorporated by reference.

    10.9 Management Incentive Plan, filed as Exhibit 10.9 to the registration statement of the Registrant on Form S-1, Registration Number 333-12239, is hereby incorporated by reference.

    10.10     AmerUs Life Insurance Company Performance Share Plan, filed as
              Exhibit 10.10 to the registration statement of the Registrant on Form S-1, Registration Number 333-12239, is hereby incorporated by reference.

    10.11 AmerUs Life Stock Incentive Plan, filed as Exhibit 10.11 to the registration statement of the Registrant on Form S-1, Registration Number 333-12239, is hereby incorporated by reference.

    10.12 Employment Agreement, dated February 1, 1995, between American Mutual Life Insurance Company and Sam C. Kalainov, filed as
              Exhibit 10.12 to the registration statement of the Registrant on Form S-1, Registration Number 333-12239, is hereby incorporated by reference.

    10.13     AmerUs Life Non-Employee Director Stock Plan, filed as Exhibit
              10.13 to the registration statement of the Registrant on Form S-1, Registration Number 333-12239, is hereby incorporated by reference.

    10.14 Modification of Real Estate Contract, dated as of July 1, 1996 between AmerUs Life Insurance Company and AmerUs Properties, Inc., filed as Exhibit 10.14 to the registration statement of the Registrant on Form S-1, Registration Number 333-12239, is hereby incorporated by reference.

    10.15 Asset Management and Disposition Agreement, dated January 3, 1995 between American Mutual Life Insurance Company and Central Properties, Inc. (now AmerUs Properties, Inc.), filed as Exhibit
              10.15 to the registration statement of the Registrant on Form S-1, Registration Number 333-12239, is hereby incorporated by reference.

    10.16 Management Contract, dated January 1, 1993, between Central Life Assurance Company and Central Properties, Inc. (now AmerUs Properties, Inc.), filed as Exhibit 10.16 to the registration statement of the Registrant on Form S-1, Registration Number 333-12239, is hereby incorporated by reference.

    10.17 Management Contract, dated November 1, 1994, between American Mutual Life Insurance Company and CPI Resource Group (now AmerUs Group Co.), filed as Exhibit 10.17 to the registration statement of the Registrant on Form S-1, Registration Number 333-12239, is hereby incorporated by reference.

    10.18 Management Contract, dated January 1, 1993, between Central Life Assurance Company and Central Properties, Inc. (now AmerUs Properties, Inc.), filed as Exhibit 10.18 to the registration statement of the Registrant on Form S-1, Registration Number 333-12239, is hereby incorporated by reference.

    10.19 Management Contract, dated January 1, 1995 between American Mutual Life Insurance Company and Central Properties, Inc. (now AmerUs Properties, Inc.), filed as Exhibit 10.19 to the registration statement of the Registrant on Form S-1, Registration Number 333-12239, is hereby incorporated by reference.

    10.20 Management Contract, dated July 1, 1994, between Central Life Assurance Company and CPI Resource Group (now AmerUs Group Co.), filed as Exhibit 10.20 to the registration statement of the Registrant on Form S-1, Registration Number 333-12239, is hereby incorporated by reference.

    10.21 Management Contract, dated February 1, 1994, between Central Life Assurance Company and Central Properties, Inc. (now AmerUs Properties, Inc.), filed as Exhibit 10.21 to the registration statement of the Registrant on Form S-1, Registration Number 333-12239, is hereby incorporated by reference.

    10.22 Management Contract, dated May 1, 1994, between Central Life Assurance Company and Central Properties, Inc. (now AmerUs Properties, Inc.), filed as Exhibit 10.22 to the registration statement of the Registrant on Form S-1, Registration Number 333-12239, is hereby incorporated by reference.

    10.23 Management Contract, dated February 1, 1994, between Central Life Assurance Company and Central Properties, Inc. (now AmerUs Properties, Inc.), filed as Exhibit 10.23 to the registra-tion statement of the Registrant on Form S-1, Registration Number 333-12239, is hereby incorporated by reference.

    10.24 Management Contract, dated January 4, 1994, between Central Life Assurance Company and CPI Resource Group (now AmerUs Group Co.), filed as Exhibit 10.24 to the registration statement of the Registrant on Form S-1, Registration Number 333-12239, is hereby incorporated by reference.

    10.25 Management Contract, dated November 1, 1994, between American Mutual life Insurance Company and CPI Resource Group (now AmerUs Group Co.), filed as Exhibit 10.25 to the registration statement of the Registrant on Form S-1, Registration Number 333-12239, is hereby incorporated by reference.

    10.26 Lease - Business Property, dated December 1, 1995, between American Mutual Life Insurance Company and AmerUs Leasing, filed as Exhibit 10.26 to the registration statement of the Registrant on Form S-1, Registration Number 333-12239, is hereby incorporated by reference.

    10.27 Lease - Business Property, dated January 1, 1996, between American Mutual Life Insurance Company and AmerUs Bank, filed as
              Exhibit 10.27 to the registration statement of the Registrant on Form S-1, Registration Number 333-12239, is hereby incorporated by reference.

    10.28 Lease - Business Property, dated January 1, 1996, between American Mutual Life Insurance Company and AmerUs Bank, filed as
              Exhibit 10.28 to the registration statement of the Registrant on Form S-1, Registration Number 333-12239, is hereby incorporated by reference.

    10.29 Lease - Business Property, dated January 1, 1996, between American Mutual Life Insurance Company and AmerUs Bank, filed as
              Exhibit 10.29 to the registration statement of the Registrant on Form S-1, Registration Number 333-12239, is hereby incorporated by reference.

    10.30 Lease - Business Property, dated January 1, 1996, between American Mutual Life Insurance Company and AmerUs Group, filed as
              Exhibit 10.30 to the registration statement of the Registrant on Form S-1, Registration Number 333-12239, is hereby incorporated by reference.

    10.31 Lease - Business Property, dated January 1, 1996, between American Mutual Life Insurance Company and AmerUs Group, filed as
              Exhibit 10.31 to the registration statement of the Registrant on Form S-1, Registration Number 333-12239, is hereby incorporated by reference.

    10.32 Assumption and Amendment of Lease Agreement, dated as of November 27, 1993 among Central Life Assurance Company, Midland Savings Bank FSB (now AmerUs Bank) and Midland Financial Mortgages, Inc. (now AmerUs Mortgage, Inc.), filed as Exhibit 10.32 to the registration statement of the Registrant on Form S-1, Registration Number 333-12239, is hereby incorporated by reference.

    10.33 Form of Indemnification Agreement executed with directors and certain officers, filed as Exhibit 10.33 to the registration statement of the Registrant on Form S-1, Registration Number 333-12239, is hereby incorporated by reference.

    10.34 Amended and Restated Agreement and Certificate of Limited Partnership of CPI Housing Partners I, L.P., dated as of September 1, 1995, among AmerUs Properties, Inc., American Mutual Life Insurance Company and American Mutual Affordable Housing Partners, L.P., filed as Exhibit 10.34 to the registration statement of the Registrant on Form S-1, Registration Number 333-12239, is hereby incorporated by reference.

    10.35 Amended and Restated Agreement of Limited Partnership of American Mutual Affordable Housing Partners, L.P., dated as of September 1, 1995, among GrA Partners Joint Venture, AmerUs Properties, Inc., American Mutual Life Insurance Company, NCC Polar Company and NCC Orion Company, filed as Exhibit 10.35 to the registration statement of the Registrant on Form S-1, Registration Number 333-12239, is hereby incorporated by reference.

    10.36 Amended and Restated Agreement and Certificate of Limited Partnership of 65th & Vista, L.P., dated as of September 1, 1995, among AmerUs Properties, Inc. American Mutual Life Insurance Company and American Mutual Affordable Housing Partners, L.P., filed as Exhibit 10.36 to the registration statement of the Registrant on Form S-1, Registration Number 333-12239, is hereby incorporated by reference.

    10.37 Amended and Restated Agreement and Certificate of Limited Partnership of 60th & Vista, L.P., dated as of September 1, 1995, among I.R.F.B. Joint Venture, American Mutual Life Insurance Company and American Mutual Affordable Housing Partners, L.P., filed as Exhibit 10.37 to the registration statement of the Registrant on Form S-1, Registration Number 333-12239, is hereby incorporated by reference.

    10.38 Certificate of Limited Partnership and Limited Partnership Agreement of CPI Housing Partners II, L.P., dated March 27, 1995, between Central Properties, Inc. (now AmerUs Properties, Inc.) and American Mutual Life Insurance Company, filed as Exhibit
              10.38 to the registration statement of the Registrant on Form S-1, Registration Number 333-12239, is hereby incorporated by reference.

    10.39 Amended and Restated Agreement and Certificate of Limited Partnership of API Housing Partners III, L.P., dated as of March 1, 1996, among AmerUs Properties, Inc., American Mutual Life Insurance Company, American Mutual Affordable Housing Partners II, L.P. and AmerUs Management, Inc., filed as Exhibit 10.39 to the registration statement of the Registrant on Form S-1, Registration Number 333-12239, is hereby incorporated by reference.

    10.40 Certificate of Limited Partnership and Limited Partnership Agreement of API Housing Partners IV, L.P., dated as of June 1995, between AmerUs Properties, Inc. and American Mutual Life Insurance company, filed as Exhibit 10.40 to the registration statement of the Registrant on Form S-1, Registration Number 333-12239, is hereby incorporated by reference.

    10.41 Amended and Restated Agreement and Certificate of Limited Partnership of API Housing Partners V, L.P., dated as of March 1, 1996, among AmerUs Properties, Inc., American Mutual Life Insurance Company, American Mutual Affordable Housing Partners II, L.P. and AmerUs Management, Inc., filed as Exhibit 10.41 to the registration statement of the Registrant on Form S-1, Registration Number 333-12239, is hereby incorporated by reference.

    10.42 Amended and Restated Agreement and Certificate of Limited Partnership of API-Chimney Ridge Partners, L.P., dated as of March 1, 1996, among AmerUs Properties, Inc., American Mutual Life Insurance Company, American Mutual Affordable Housing Partners II, L.P. and AmerUs Management, Inc., filed as Exhibit
              10.42 to the registration statement of the Registrant on Form S-1, Registration Number 333-12239, is hereby incorporated by reference.

    10.43 Certificate of Limited Partnership and Limited Partnership Agreement of API Housing Partners VI, L.P., dated as of October 10, 1995, between AmerUs Properties, Inc. and American Mutual Life Insurance Company, filed as Exhibit 10.43 to the registration statement of the Registrant on Form S-1, Registration Number 333-12239, is hereby incorporated by reference.

    10.44 Certificate of Limited Partnership and Limited Partnership Agreement of 86th & Meredith Associates, L.P., dated as of February 14, 1995, between Central Properties, Inc. (now AmerUs Properties, Inc.) and American Mutual Life Insurance Company, filed as Exhibit 10.44 to the registration statement of the Registrant on Form S-1, Registration Number 333-12239, is hereby incorporated by reference.

    10.45 Certificate of Limited Partnership and Limited Partnership Agreement of Altoona Meadows Investors, L.P., dated as of February 22, 1995, between KPI Investments, Inc. and Dennis Galeazzi, filed as Exhibit 10.45 to the registration statement of the Registrant on Form S-1, Registration Number 333-12239, is hereby incorporated by reference.

    10.46 First Amendment to the Certificate of Limited Partnership and Limited Partnership Agreement of Altoona Meadows Investors, L.P., dated as of September 28, 1995, between KPI Investments, Inc. and American Mutual Life Insurance Company, filed as Exhibit 10.46 to the registration statement of the Registrant on Form S-1, Registration Number 333-12239, is hereby incorporated by reference.

    10.47 Loan Servicing Agreement, dated August 1, 1990, between Central Life Assurance Company and Midland Financial Mortgages, Inc. (now AmerUs Mortgage), filed as Exhibit 10.30 to Central Resource Group, Inc.'s Registration Statement on Form S-1, Registration No. 33-48359, filed on June 4, 1992, filed as Exhibit 10.47 to the registration statement of the Registrant on Form S-1, Registration Number 333-12239, is hereby incorporated by reference.

    10.48 Construction Loan Servicing Agreement, dated November 20, 1995, between American Mutual Life Insurance Company and AmerUs Properties, Inc., filed as Exhibit 10.48 to the registration statement of the Registrant on Form S-1, Registration Number 333-12239, is hereby incorporated by reference.

    10.49 Servicing Agreement, dated March 1996, between American Mutual Life Insurance Company and AmerUs Properties, Inc., filed as
              Exhibit 10.49 to the registration statement of the Registrant on Form S-1, Registration Number 333-12239, is hereby incorporated by reference.

    10.50 Loan Servicing Agreement, dated September 1, 1994, between Central Life Assurance Company and Midland Savings Bank, FSB (now AmerUs Bank), filed as Exhibit 10.50 to the registration statement of the Registrant on Form S-1, Registration Number 333-12239, is hereby incorporated by reference.

    10.51 Miscellaneous Services Agreement, dated as of January 1, 1996, among American Mutual Life Insurance Company, AmerUs Group Co., AmerUs Bank, AmerUs Mortgage, Inc., Iowa Realty Company, Inc., Midland Homes, Inc., Iowa Title Company, AmerUs Insurance, Inc., and AmerUs Finance Inc., filed as Exhibit 10.51 to the registration statement of the Registrant on Form S-1, Registration Number 333-12239, is hereby incorporated by reference.

    10.52 Amendment to Service Agreement, dated as of May 1, 1996, between American Mutual Life Insurance Company and AmerUs Bank, filed as
              Exhibit 10.52 to the registration statement of the Registrant on Form S-1, Registration Number 333-12239, is hereby incorporated by reference.

    10.53 Data Processing Service Agreement, dated November 1, 1989, between Central Life Assurance Company and Midland Financial Savings and Loan Association (now AmerUs Bank; filed as Exhibit
              10.29 to Central Resource Group, Inc.'s registration statement on Form S-1, Registration No. 33-48359, filed on June 4, 1992), filed as Exhibit 10.53 to the registration statement of the Registrant on Form S-1, Registration Number 333-12239, is hereby incorporated by reference.

    10.54 First Amendment to Data Processing Service Agreement, dated as of September 30, 1990, between Central Life Assurance Company and Midland Savings Bank FSB (now AmerUs Bank), filed as Exhibit
              10.54 to the registration statement of the Registrant on Form S-1, Registration Number 333-12239, is hereby incorporated by reference.

    10.55 Second Amendment to Data Processing Service Agreement, dated as of May 1, 1991, between Central Life Assurance Company and Midland Savings Bank FSB (now AmerUs Bank), filed as Exhibit
              10.55 to the registration statement of the Registrant on Form S-1, Registration Number 333-12239, is hereby incorporated by reference.

    10.56 Third Amendment to Data Processing Service Agreement, dated as of October 1, 1991, between Central Life Assurance Company and Midland Savings Bank, FSB (now AmerUs Bank), filed as Exhibit
              10.56 to the registration statement of the Registrant on Form S-1, Registration Number 333-12239, is hereby incorporated by reference.

    10.57 Fourth Amendment to Data Processing Service Agreement, dated as of January 2, 1992, between Central Life Assurance Company and Midland Savings Bank, (now AmerUs Bank), filed as Exhibit 10.57 to the registration statement of the Registrant on Form S-1, Registration Number 333-12239, is hereby incorporated by reference.

    10.58 Fifth Amendment to Data Processing Service Agreement, dated as of July 1, 1993, between Central Life Assurance Company and Midland Savings Bank FSB (now AmerUs Bank), filed as Exhibit 10.58 to the registration statement of the Registrant on Form S-1, Registration Number 333-12239, is hereby incorporated by reference.

    10.59 Sixth Amendment to Data Processing Service Agreement, dated as of September 1, 1995, between American Mutual Life Company and AmerUs Bank, filed as Exhibit 10.59 to the registration statement of the Registrant on Form S-1, Registration Number 333-12239, is hereby incorporated by reference.

    10.60 Seventh Amendment to Data Processing Service Agreement, dated as of January 1, 1996, between American Mutual Life Insurance Company and AmerUs Bank, filed as Exhibit 10.60 to the registration statement of the Registrant on Form S-1, Registration Number 333-12239, is hereby incorporated by reference.

    10.61 Data Processing Support Services Agreement, dated as of July 1, 1993, between Central Life Assurance Company and Midland Savings Bank, FSB (now AmerUs Bank), filed as Exhibit 10.61 to the registration statement of the Registrant on Form S-1, Registration Number 333-12239, is hereby incorporated by reference.

    10.62 Miscellaneous Services Agreement, dated as of February 5, 1992, between Central Life Assurance Company and Midland Savings Bank FSB (now AmerUs Bank), filed as Exhibit

              10.62 to the registration statement of the Registrant on Form S-1, Registration Number 333-12239, is hereby incorporated by reference.

    10.63 Investment Management Agreement, dated as of August 15, 1992, between Central Life Assurance Company and Midland Savings Bank FSB (now AmerUs Bank), filed as Exhibit 10.63 to the registration statement of the Registrant on Form S-1, Registration Number 333-12239, is hereby incorporated by reference.

    10.64 Disbursement Services Agreement, dated as of April 15, 1995, between American Mutual Life Insurance Company and Midland Savings Bank FSB (now AmerUs Bank), filed as Exhibit 10.64 to the registration statement of the Registrant on Form S-1, Registration Number 333-12239, is hereby incorporated by reference.

    10.65 Purchase Agreement, dated as of June 28, 1996, between AmerUs Life Insurance Company and AmerUs Bank, filed as Exhibit 10.65 to the registration statement of the Registrant on Form S-1, Registration Number 333-12239, is hereby incorporated by reference.

    10.66 Brokerage Contract dated January 1, 1995, among American Mutual Life Insurance Company and Midland Investment Services, Inc. (now AmerUs Investments, Inc.), filed as Exhibit 10.66 to the registration statement of the Registrant on Form S-1, Registration Number 333-12239, is hereby incorporated by reference.

    10.67 Servicing Agreement, dated March 1, 1992, between Central Life Assurance Company and Midland Investment Services, Inc. (now AmerUs Investments, Inc.), filed as Exhibit 10.67 to the registration statement of the Registrant on Form S-1, Registration Number 333-12239, is hereby incorporated by reference.

    10.68     Tax Allocation Agreement dated as of November 4, 1996, filed as
              Exhibit 10.68 to the registration statement of the Registrant on Form S-1, Registration Number 333-12239, is hereby incorporated by reference.

    10.69 Amended and Restated Articles of Limited Partnership of T.L.B. Limited Partnership, undated, among F. Barry Tapp, Lartnec Investment Co., Michael H. Taylor, Michael Longley and Michael A. Hammond, along with a Memorandum of Understanding Regarding Assignments of Partnership Interests dated December 21, 1988 and three corresponding Assignments of Partnership Interest dated December 6, 1988 wherein Central Life Assurance Company is Assignee, and an Assignment of Partnership Interest of T.L.B. Limited Partnership dated December 29, 1995, between Lartnec Investment Co. and AmerUs Properties, Inc., filed as Exhibit
              10.69 to the registration statement of the Registrant on Form S-1, Registration Number 333-12239, is hereby incorporated by reference.

    10.70 Assignment of Partnership Interest of T.L.B. Limited Partnership, dated December 28, 1994, between Lartnec Investment Co. and Central Properties, Inc. (now AmerUs Properties, Inc.) and Assignment of Limited Partnership Interest of T.L.B. Limited Partnership, dated December 30, 1995, between American Mutual Life Insurance Company and AmerUs Properties, Inc., filed as
              Exhibit 10.70 to the registration statement of the Registrant on Form S-1, Registration Number 333-12239, is hereby incorporated by reference.

    10.71 Limited Partnership Agreement of South 19th Limited Partnership, dated December 30, 1985, among Lartnec Investment Co., F. Barry Tapp and Michael H. Taylor, along with a Memorandum of Understanding Regarding Assignments of Partnership Interests dated December 21,

              1988 and three corresponding Assignments of Partnership Interest dated December 6, 1988 wherein Central Life Assurance Company is Assignee, and an Assignment of Partnership Interest of South 19th Limited Partnership dated December 29, 1995, between Lartnec Investment Co. and AmerUs Properties, Inc., filed as Exhibit
              10.71 to the registration statement of the Registrant on Form S-1, Registration Number 333-12239, is hereby incorporated by reference.

    10.72 Assignment of Partnership Interest of South Limited Partnership, dated December 28, 1994, between Lartnec Investment Co. and Central Properties, Inc. (now AmerUs Properties, Inc.) and Assignment of Partnership Interest of South 19th Limited Partnership, dated December 30, 1995, between American Mutual Life Insurance Company and AmerUs Properties, Inc., filed as
              Exhibit 10.72 to the registration statement of the Registrant on Form S-1, Registration Number 333-12239, is hereby incorporated by reference.

    10.73 Limited Partnership Agreement of Theater Project Limited Partnership dated March 15, 1985, among Tapp Management, Inc., Tapp Management Co., Ltd., Michael Longley, Michael A. Hammond and Gary L. Wood along with an Amendment to Certificate of Limited Partnership, dated August 22, 1986, and an Assignment of Limited Partnership Interest, dated November 15, 1992, between F. Barry Tapp and Tapp Development Co., Ltd., and an Amended Certificate of Limited Partnership dated December 24, 1992, filed as Exhibit 10.73 to the registration statement of the Registrant on Form S-1, Registration Number 333-12239, is hereby incorporated by reference.

    10.74 Assignment of Limited Partnership Interest of Theater Project Limited Partnership, dated December 30, 1995, between American Mutual Life Insurance Company and AmerUs Properties, Inc., filed as Exhibit 10.74 to the registration statement of the Registrant on Form S-1, Registration Number 333-12239, is hereby incorporated by reference.

    10.75 Certificate of Limited Partnership and Limited Partnership Agreement of Lagos Vista Limited Partnership, dated August 10, 1994, between Central Properties, Inc. (now AmerUs Properties, Inc.) and Central Life Assurance Company, filed as Exhibit 10.75 to the registration statement of the Registrant on Form S-1, Registration Number 333-12239, is hereby incorporated by reference.

    10.76 Joint Venture Agreement, dated July 30, 1980, between F. Barry Tapp and Lartnec Investment Co., along with an Assignment by F. Barry Tapp of Interest in Tapp & LICO Properties, dated December 24, 1981, between F. Barry Tapp and Tapp Development Co., Ltd., an Assignment of Partnership Interest, dated December 6, 1988, between Tapp Development Co., Ltd. and Central Life Assurance Company and an Assignment of Joint Venture Interest of Tapp and LICO Properties, dated December 29, 1995, between Lartnec Investment Co. and AmerUs Properties, Inc., filed as Exhibit
              10.76 to the registration statement of the Registrant on Form S-1, Registration Number 333-12239, is hereby incorporated by reference.

    10.77 Assignment of Joint Venture Interest of Tapp and LICO Properties, dated December 28, 1994, between Lartnec Investment Co. and Central Properties, Inc. (now AmerUs Properties, Inc.) and Assignment of Joint Venture Interest of Tapp and LICO Properties, dated December 30, 1995, between American Mutual Life Insurance Company and AmerUs Properties, Inc., filed as Exhibit 10.77 to the registration statement of the Registrant on Form S-1, Registration Number 333-12239, is hereby incorporated by reference.

    10.78 Joint Venture Agreement, dated December 30, 1980, between MBT, Ltd. and Lartnec Investment Co., along with an Assignment by F. Barry Tapp of Interest in MBT, Ltd., dated December 24, 1981, between F. Barry Tapp and Tapp Development Co., Ltd., an Assignment by Michael H. Taylor of Interest in MBT, Ltd., dated December 23, 1981, between Michael H. Taylor and Tapp Development co., Ltd., an Assignment of Limited Partnership interest, dated December 6, 1988, between Tapp Development Co., Ltd. and Central Life Assurance Company, and an Assignment of Joint Venture Interest of Round Rock Outlet, Ltd., dated December 29, 1995, between Lartnec Investment Co. and AmerUs Properties, Inc., filed as Exhibit 10.78 to the registration statement of the Registrant on Form S-1, Registration Number 333-12239, is hereby incorporated by reference.

    10.79 Assignment of Joint Venture Interest of Round Rock Outlet, Ltd., dated December 28, 1994 between Lartnec Investment Co. and Central Properties, Inc. (now AmerUs Properties, Inc.) and Assignment of Joint Venture Interest of Round Rock Outlet, Ltd., dated December 30, 1995, between American Mutual Life Insurance Company and AmerUs Properties, Inc., filed as Exhibit 10.79 to the registration statement of the Registrant on Form S-1, Registration Number 333-12239, is hereby incorporated by reference.

    10.80 Revolving Credit and Term Loan Agreement, dated as of December 1996, among the Registrant, certain Signatory Banks thereto and The Chase Manhattan Bank, Note issued by the Registrant and Borrower Pledge Agreement, filed as Exhibit 10.80 to the registration statement of the Registrant on Form S-1, Registration Number 333-12239, is hereby incorporated by reference.

    10.81 Agreement and Plan of Merger, dated as of August 13, 1997 and as amended as of September 5, 1997, among the Registrant, a wholly owned subsidiary of the Registrant and Delta Life Corporation, filed as Exhibit 2.2 to the Registrant's current report on Form 8-K on October 8, 1997, is hereby incorporated by reference.

    10.82* Purchase Agreement between AmerUs Life and AmerUs Bank dated March 5, 1997 relating to the sale of certain loans.

    10.83* Letter Agreement dated as of March 1, 1997 between AmerUs Life and AmerUs Mortgage relating to the purchase of residential mortgage loans, together with an amendment thereto dated March 11, 1997

    10.84* Credit Agreement, dated as of October 23, 1997, among the Registrant, Various Lender Institutions, the Co-Arrangers and The Chase Manhattan Bank, as Administrative Agent

    10.85* Coinsurance Agreement, effective February 1, 1996, between Delta Life and Annuity Company and London Life Reinsurance Company

    11*       Computation of Pro Forma Earnings Per Share

    21.1*     List of Subsidiaries of the Registrant

    23.1*     Consent of KPMG Peat Marwick LLP

    23.2*     Consent of Deloitte & Touche, LLP

    23.3*     Consent of Person About to Become a Director

    23.4*     Consent of  Joseph K. Haggerty, Esq. (included in Exhibit 5.1)

    23.5*     Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in
              Exhibit 8.1)

    23.6*     Consent of Bryan Cave LLP (included in Exhibit 8.2)

    23.7*     Consent of Donaldson, Lufkin & Jenrette Securities Corporation

    23.8*     Consent of Goldman Sachs & Co.

    24.1* Power of Attorney (included in the signature page to this Registration Statement)

    27.1*     Financial Data Schedule

    99.1*     Form of Proxy Card for Registrant Special Meeting of Shareholders

    99.2*     Form of Proxy Card for AmVestors Special Meeting of Stockholders

    99.3*     Employment Agreement, dated as of September 19, 1997, among Mark
              V. Heitz, AmVestors Financial Corporation, American Investors Life Insurance Company, Inc., AmVestors Investment Group, Inc. and American Investors Sales Group, Inc.

    99.4*     Agreement of Sale, dated as of October 22, 1997, by and between
              R. Rex Lee and AmerUs Group Co.

__________________________________
*  Filed with this Registration Statement


    (b)  INDEX TO FINANCIAL STATEMENT SCHEDULES

    Report of Independent Auditors on Schedules

    Schedule I  -  Summary of Investments (Other than Investments in Related
                    Parties)

    Schedule III  -  Supplementary Insurance Information

    Schedule IV  -  Reinsurance

    Schedule V   -  Valuation and Qualifying Accounts

    The Financial Statement Schedules appear at pages S-1 to S-10 of the Joint Proxy Statement Prospectus which forms a part of this Registration Statement.
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